Exhibit 99(a)(3)(1)

Preliminary Scheme Document

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. THIS DOCUMENT CONTAINS A PROPOSAL WHICH, IF IMPLEMENTED, WILL RESULT IN THE CANCELLATION OF THE LISTING OF RENEW ENERGY GLOBAL PLC’S SHARES ON THE NASDAQ CAPITAL MARKET. PART III (EXPLANATORY STATEMENT) OF THIS DOCUMENT COMPRISES AN EXPLANATORY STATEMENT IN COMPLIANCE WITH SECTION 897 OF THE COMPANIES ACT 2006.

If you are in any doubt as to the action you should take, you should consult your stockbroker, bank manager, attorney, solicitor, accountant or other independent professional adviser who, if you are taking advice in the United Kingdom, is authorised pursuant to the Financial Services and Markets Act 2000 or, if you are in a territory outside the United Kingdom, is an appropriately authorised independent financial adviser.

If you sell, have sold, or otherwise transferred all of your ReNew Shares, please send this document (but not any accompanying personalised documents) at once to the purchaser or transferee, or to the bank, stockbroker or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee. If you have sold or otherwise transferred part of your holding of ReNew Shares, please consult the bank, stockbroker or other agent through whom the sale or transfer was effected.

The distribution of this document in jurisdictions other than the United Kingdom and United States may be restricted by the laws of those jurisdictions, and therefore persons into whose possession this document and any accompanying documents come should inform themselves about, and observe, any such restrictions. Any failure to comply with those restrictions may constitute a violation of the securities laws of any such jurisdiction.

The accompanying Forms of Proxy are personalised. If you have recently purchased or been transferred ReNew Shares, you should contact the ReNew Shareholder helpline at (800) 662-5200 for those within the U.S., and (203) 658-9400 for those outside the U.S. Lines are open Monday to Friday (except public holidays) between 8.30 a.m. and 5.30 p.m. (EST).

Recommended acquisition of

RENEW ENERGY GLOBAL PLC

by

DYUTI PRIVATE HOLDINGS INC.

to be effected by means of a

scheme of arrangement under Part 26 of

the Companies Act 2006

ReNew Shareholders should read carefully the whole of this document, the accompanying Forms of Proxy and the Combined Form of Election which will be mailed separately to you by Computershare. Your attention is drawn to the letter from the Special Committee of ReNew in Part I (Letter from the Special Committee of ReNew Energy Global plc) of this document, which contains the unanimous recommendation of the Special Committee that you vote in favour of the Scheme at the Court Meeting and in favour of the Scheme Resolution to be proposed at the General Meeting. An explanatory statement explaining the Scheme in greater detail is set out in Part III (Explanatory Statement) of this document.

Notices of the Court Meeting and the General Meeting, both of which are to be held at     on    , are set out at the beginning of this document. The Court Meeting will start at     (UK time) and the General Meeting will start at     (UK time) (or as soon thereafter as the Court Meeting has been concluded or adjourned).

The actions to be taken by ReNew Shareholders in respect of the Court Meeting and General Meeting are set out on pages 32 to 36. Whether or not you intend to be present at the Court Meeting and/or the General Meeting, please complete and sign both Forms of Proxy accompanying this document, one Form of Proxy labelled “Court Meeting Proxy Form” for the Court Meeting and one Form of Proxy labelled “General Meeting Proxy Form” for the General Meeting, in accordance with the instructions set out on pages 225 to 228 of this document (Notice of Court Meeting) and pages 229 to 240 of this document (Notice of General Meeting), and return them using the return envelope provided to Broadridge, as soon as possible, and in any event so as to be received by Broadridge at 51 Mercedes Way, Edgewood, NY 11717 not later than     (UK time) on     in the case of the Court Meeting and not later than     (UK time) on     in the case of the General Meeting or, in the case of any adjournment, not later than 48 hours (excluding any part of a day that is not a Scheme Business Day) before the time fixed for the holding of the adjourned meeting. Alternatively, the Form of Proxy for the Court Meeting (but not the General Meeting) may be handed to the Chairman of the Court Meeting, before the start of that meeting. Forms of Proxy returned by fax will not be accepted. You can also lodge your proxy vote online at www.ProxyVote.com or (from within the United States) by telephone on 1-800-454-8683, so as to be received not later than 48 hours (excluding any part of a day that is not a Scheme Business Day) before the relevant meeting. The return of a completed Form of Proxy, the electronic appointment of a proxy or the appointment of a proxy via telephone will not prevent you from attending the Court Meeting and/or the General Meeting, or any adjournment thereof, and voting in person if you so wish and if you are entitled to do so. Your vote in the Court Meeting and/or the General Meeting will revoke the applicable proxy appointment.

It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of the opinion of Scheme Shareholders. Therefore, whether or not you plan to attend the Meetings, please complete and sign both the enclosed Forms of Proxy (one labelled “Court Meeting Proxy Form” and one labelled “General Meeting Proxy Form”), or deliver your voting instructions by one of the other methods mentioned in the preceding paragraph, as soon as possible.

If you are eligible and wish to elect for the Rollover in respect of your Scheme Shares, you must also complete Part I (Rollover Election) of the Combined Form of Election, which will be mailed separately to you by Computershare, in accordance with the instructions set out on such form and either (i) return it by mail to Computershare at C/O Voluntary Corporate Actions; COY: RNGP, P.O. Box 43011, Providence, RI 02940-3011, or if by express mail, courier or other expedited service, to Computershare at C/O Voluntary Corporate Actions; COY: RNGP, 150 Royall Street, Suite V, Canton, MA 02021, or (ii) submit it electronically via the online portal at www.computershare.com/offer/   , in each case by no later than the Election Return Time, being 5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) ten Business Days prior to the date of the Court Hearing. Scheme Shareholders who do not wish to elect for the Rollover do not need to complete Part I (Rollover Election) of the Combined Form of Election.

Only Scheme Shareholders (other than Scheme Shareholders resident in India), which are holders of Scheme Shares in the register of members of the Company, are eligible to make an Election. Any person who becomes a Scheme Shareholder after the Election Return Time will not be eligible to elect for the Rollover and their Scheme Shares will be treated as Cash-Out Shares.

Beneficial owners of Scheme Shares held in uncertificated form within the systems of DTC are NOT eligible to make an Election and will receive the Consideration for all of their Scheme Shares. If you are a beneficial owner of Scheme Shares held in uncertificated form within the systems of DTC and you wish to make an Election, you must first procure the withdrawal of all such Scheme Shares from DTC and be entered as a registered holder (other than as a holder in uncertificated form) in the register of members of the Company. To effect such withdrawal, you must notify your broker, bank or other nominee who holds your Scheme Shares of your intention and follow their instructions including executing any requisite documentation and paying any requisite processing fees.

If you are a holder of Depositary Receipts and you wish to make an Election, you must first procure that the Scheme Shares represented by your Depositary Receipts are registered by reference to a separate designation in the register of members of the Company. To effect such re-registration, you must notify the Company and Computershare of your intention and follow their instructions including executing any requisite documentation and paying any requisite processing fees.

The Company is unable to assure beneficial owners of Scheme Shares or holders of Depositary Receipts how long it will take to complete (i) the withdrawal of Scheme Shares from DTC and re-registration of the beneficial owners as registered holders or (ii) the re-registration of Scheme Shares represented by Depositary Receipts by reference to a separate designation, as this will depend on factors outside the Company’s control, including the cooperation of third parties such as the relevant broker, bank or other nominee and DTC. Beneficial owners of Scheme Shares and holders of Depositary Receipts who wish to make an Election are therefore strongly recommended to act as soon as possible and, in any event, sufficiently in advance of the Election Return Time to allow any required withdrawal and/or re-registration to be completed in time. Please note that you will have a minimum of 80 calendar days from the publication of this document to complete the required withdrawal and/or re-registration and, following that, complete and return or submit your Combined Form of Election.

The Rollover involves significant risks and uncertainties and may not be suitable for all Scheme Shareholders. Please refer to the section entitled “Risks relating to the Rollover” in paragraph 6 of Part III (Explanatory Statement) for a description of the risks relating to the Rollover. Scheme Shareholders should consider whether the Rollover is a suitable alternative in light of their own personal circumstances and investment objectives and are, therefore, strongly recommended to seek their own independent financial, tax and legal advice before deciding whether to elect for the Rollover.

Scheme Shareholders who hold their Scheme Shares in certificated form (including DTC Withdrawal Scheme Shareholders) must complete Part II (Letter of Transmittal) of the Combined Form of Election which will be mailed separately to you by Computershare, in accordance with the instructions set out on such form and either (i) return it by mail to Computershare at C/O Corporate Actions; Attn: Mandatory Corporate Actions, P.O. Box 43014, Providence, RI 02940-3014, or if by express mail, courier or other expedited service, to Computershare at C/O Mandatory Corporate Actions; COY: RNGP, 150 Royall Street, Suite 101, Canton, MA 02021, or (ii) submit it electronically via the online portal at www.computershare.com/offer/   . In each case, all share certificates and Depositary Receipts representing such Scheme Shareholders’ Scheme Shares must be returned by mail, express mail, courier or other expedited service (as applicable) to the relevant address set out above, either together with the complete Part II (Letter of Transmittal), or independently if the complete Part II (Letter of Transmittal) is submitted electronically. Both items must be returned or submitted by no later than the Election Return Time, being 5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) ten Business Days prior to the date of the Court Hearing. The requirement above applies whether or not a Scheme Shareholder has completed Part I (Rollover Election) of the Combined Form of Election.

If any such share certificate(s) or Depositary Receipt(s) are found to be missing, the relevant holder must instead deliver an affidavit of lost securities and settle the relevant surety bond premium and any relevant processing fee as required by Computershare. All such returns (or, where applicable, the delivery of the affidavit and settlement of related payments) must be made by no later than the Election Return Time, in order to receive the Consideration to which the relevant holder is entitled under the Scheme.

Cash-Out Shareholders who hold their Cash-Out Shares in certificated form will not receive the Consideration to which they are entitled under the Scheme unless and until they have complied with the requirements set out above.

Each holder of record of one or more uncertificated Cash-Out Shares held within the systems of DTC shall automatically upon the Effective Time be entitled to receive, and the Purchaser shall procure the Paying Agent to pay and deliver to DTC or its nominee as soon as practicable and in any event by no later than 14 days after the Effective Date, in respect of each such uncertificated Cash-Out Share, a cash amount by wire transfer of immediately available funds in U.S. dollars equal to the Consideration (subject to any deductions or withholdings in respect of Tax required by applicable law).

Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares should read and make sure they understand the section entitled “Notice Regarding Certain Indian Taxation Considerations” and Part V (Certain Indian Tax Considerations) and Part XIII (Indian Tax Self-Declaration) of this document. If applicable, Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares must complete the Indian Tax Self-Declaration contained in Part XIII (Indian Tax Self-Declaration) of this document, in accordance with the instructions set out in Part XIII (Indian Tax Self-Declaration) of this document and either (i) return it by post (properly insured) or (ii) submit it via a designated online portal to the Purchaser or an agent designated by the Purchaser, in each case by no later than the Indian Tax Self-Declaration Return Time, being 5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) 15 Business Days prior to the date of the Court Hearing.

This document is dated     and is first being mailed to ReNew Shareholders on or about    .

Capitalised words and phrases used in this document shall have the meanings given to them in Part IX (Definitions).

IMPORTANT NOTICE

This document has been prepared for the purposes of complying with English law and U.S. securities law and the information disclosed herein may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of any other jurisdiction.

The distribution of this document in jurisdictions other than the United Kingdom and the United States may be restricted by law, and therefore, persons into whose possession this document comes should inform themselves about, and should observe, such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities laws of any such jurisdiction. This document does not constitute an offer or an invitation to purchase or subscribe for any securities, or a solicitation of an offer to buy any securities, pursuant to the document or otherwise, in any jurisdiction in which such offer or solicitation is unlawful.

The statements contained herein are made as at the date of this document, unless some other time is specified in relation to them, and service of this document shall not give rise to any implication that there has been no change in the facts set forth herein since such date. Nothing contained in this document shall be deemed to be a forecast and service of this document shall not give rise to any implication that there has been no change in the facts set out in this document since such date. Nothing contained in this document shall be deemed to be a forecast, projection or estimate of the future financial performance of ReNew or the Purchaser or any member of the Consortium except where otherwise expressly stated. Neither ReNew nor the Purchaser nor any member of the Consortium intends, or undertakes any obligation, to update information contained in this document, except as required by applicable law.

No person has been authorised to make any representations on behalf of ReNew, the ReNew Group, the Purchaser or any other member of the Consortium concerning the Acquisition or the Scheme which are inconsistent with the statements contained in this document and any such representations, if made, may not be relied upon as having been authorised.

Citigroup Global Markets India Private Limited (“Citi”), is acting as financial adviser exclusively for CPP Investments and no one else in connection with the Acquisition and other matters set out in this document and will not be responsible to anyone other than CPP Investments for providing the protections afforded to clients of Citi or its Affiliates, nor for providing advice in connection with the Acquisition, the content of this document or any matter referred to herein. Neither Citi nor any of Citi’s Affiliates or branches, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct, indirect, consequential, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Citi in connection with this document, any statement contained herein or otherwise. It is to be noted that the activities undertaken by Citi do not fall within the regulatory purview of the Securities and Exchange Board of India (“SEBI”). Accordingly, none of the investor protection mechanisms provided by SEBI will be available for any grievances or disputes arising out of or pertaining to services provided by Citi to CPP Investments.

Rothschild & Co, which is authorised and regulated by the Financial Industry Regulatory Authority and the SEC, is acting as financial adviser exclusively for the Special Committee and for no one else in connection with the subject matter of this document and will not be responsible to anyone other than the Special Committee for providing the protections afforded to its clients or for providing advice in connection with the subject matter of this document.

NOTICE REGARDING CERTAIN INDIAN TAXATION CONSIDERATIONS

Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares should note that the transaction contemplated herein may have tax consequences in India. Such Indian tax considerations could potentially have important implications for Cash-Out Shareholders, Beneficial Cash-Out Shareholders and holders of Depositary Receipts in respect of Cash-Out Shares who are not Indian tax resident.

A summary of certain important Indian tax considerations of the implementation of the Scheme for certain Cash-Out Shareholders and Beneficial Cash-Out Shareholders is set out in Part V (Certain Indian Tax Considerations) of this document.

Such Indian tax considerations could potentially have important implications for Cash-Out Shareholders and Beneficial Cash-Out Shareholders who are not Indian tax resident, which may include deductions or withholdings on account of Indian tax being made from the Consideration payable to Cash-Out Shareholders and Beneficial Cash-Out Shareholders, as well as for Cash-out Shareholders and beneficial Cash-Out Shareholders who are Indian tax resident.

Accordingly, all Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares are advised to carefully review and consider the summary set out in Part V (Certain Indian Tax Considerations) and, where there is any uncertainty, to discuss with an appropriate independent professional adviser immediately.

In particular, Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares who are not tax resident in India shall:

(1)

if applicable, complete the Indian Tax Self-Declaration contained in Part XIII (Indian Tax Self-Declaration) of this document, in accordance with the instructions set out in Part XIII (Indian Tax Self-Declaration) of this document and either (i) return it by post (properly insured) or (ii) submit it via a designated online portal to the Purchaser or an agent designated by the Purchaser, in each case by no later than the Indian Tax Self-Declaration Return Time, being 5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) 15 Business Days prior to the date of the Court Hearing; and

(2)

notify the Company in writing if any of their Scheme Shares are held through a custodian account in India. Absent such notification, such Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares are deemed to have confirmed that none of their Cash-Out Shares are held through a custodian account in India.

The summary of Indian tax considerations set out in Part V (Certain Indian Tax Considerations) does not constitute tax advice and does not purport to be a full analysis of all potential Indian tax consequences of the Acquisition. Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares who are in any doubt about their taxation position, or who are subject to taxation in a jurisdiction outside of India are strongly advised to contact an appropriate independent professional adviser immediately.

WARNING REGARDING FORWARD-LOOKING STATEMENTS

This document includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations, financial condition or prospects and therefore are, or may be deemed to be, “forward looking statements”. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “estimates”, “anticipates”, “expects”, “seeks”, “projects”, “intends”, “plans”, “may”, “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this document and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the business of the ReNew Group, the Purchaser or the Consortium, the Scheme and the Acquisition. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. All statements, other than historical facts, including statements regarding the anticipated benefits of the Acquisition and the expected time of effectiveness of the Acquisition, are forward-looking statements.

The forward-looking statements contained in this document are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: (1) the Acquisition is subject to the satisfaction or waiver of certain conditions, including the receipt of requisite approvals by ReNew Shareholders and Scheme Shareholders, the sanction of the Scheme by the Court and the receipt of requisite regulatory approvals and clearances, which conditions may not be satisfied or waived; (2) uncertainties as to the timing of the consummation of the Acquisition and the ability of each party to consummate the Acquisition; (3) the risk that the Acquisition disrupts ReNew’s current operations or affects its ability to retain or recruit key employees; (4) the possible diversion of management time on Acquisition-related issues; (5) the risk of shareholder or other litigation relating to the Acquisition; (6) unexpected costs, charges or expenses resulting from the Acquisition; and (7) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Acquisition. A further list and description of risks, uncertainties, and other matters can be found in ReNew’s annual report on Form 20-F for the fiscal year ended 31 March 2026, and in subsequent reports on Form 6-K, in each case including in the sections thereof captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 3.D. Risk factors”.

Should one or more of these risks or uncertainties materialise, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. Neither ReNew, the Purchaser, nor the Consortium will undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this document or elsewhere might not occur. Investors are cautioned that forward-looking statements are not guarantees of future performance.

The forward-looking statements made in this document are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by ReNew on its website or otherwise. Neither ReNew, the Purchaser nor the Consortium undertake any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made other than to the extent required by applicable law.

To the extent that any of the periodic reports incorporated by reference in this document contain references to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, ReNew notes that these safe harbour provisions do not apply to any forward-looking statements ReNew makes in connection with the going-private transaction described in this document.

INFORMATION FOR OVERSEAS SHAREHOLDERS

The release, publication or distribution of this document in jurisdictions other than the United Kingdom and the United States may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom or the United States (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or the United States or who are subject to the laws of another jurisdiction to vote their Scheme Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, or to elect for the Rollover, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. This document has been prepared for the purpose of complying with English law and U.S. securities law and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside the United Kingdom and the United States. It is the responsibility of all Overseas Shareholders to satisfy themselves as to their full compliance with the laws of the relevant jurisdiction, including obtaining any governmental, exchange control or other consents which may be required and their compliance with any other necessary formalities which are required to be observed and the payment of any transfer or other taxes due in such jurisdiction. If you are in any doubt regarding such matters, you should consult an independent professional adviser in the relevant jurisdiction without delay.

Overseas Shareholders should consult their own legal and tax advisers with respect to the legal and tax consequences of the Acquisition in their particular circumstances.

Copies of this document and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Acquisition.

If the Acquisition is implemented by way of an Offer, the Offer may not (unless otherwise permitted by applicable law and regulation) be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Acquisition will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

NOTICE TO UNITED STATES RENEW SHAREHOLDERS

The Acquisition relates to the shares of a UK company and is being made by means of a scheme of arrangement provided for under Part 26 of the Act. The Acquisition is to be implemented by way of a scheme of arrangement.

It may be difficult for U.S. ReNew Shareholders to enforce their rights and any claim arising out of the U.S. federal securities laws, because ReNew is located outside of the U.S., and some of its officers and directors are residents of countries outside of the U.S. ReNew Shareholders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the Exchange Act. Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable in the United Kingdom to schemes of arrangement, which differ from the disclosure requirements of the U.S. tender offer rules and proxy solicitation rules under the Exchange Act. If, in the future, the members of the Consortium (with the prior written consent of ReNew, in accordance with the Transaction Agreement) elect to implement the Acquisition by way of an Offer and determine to extend the Offer into the U.S., the Acquisition will be made in compliance with applicable U.S. laws and regulations, including any applicable exemptions under the Exchange Act.

Certain financial information relating to ReNew that is included in this document has been or will have been prepared in accordance with IFRS and may not therefore be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with GAAP.

U.S. ReNew Shareholders also should be aware that the transaction contemplated herein may have tax consequences in the U.S. A summary of certain United Kingdom and United States taxation consequences of the implementation of the Scheme for certain ReNew Shareholders is set out in paragraph 10 of Part VII (Additional Information) of this document. U.S. ReNew Shareholders are urged to consult with legal, tax and financial advisers in connection with making a decision regarding this transaction.

U.K. TAKEOVER CODE DOES NOT APPLY

Neither ReNew nor the Acquisition is subject to the requirements of the U.K. Takeover Code or the jurisdiction of the U.K. Panel on Takeovers and Mergers. Therefore, no dealing disclosures are required to be made under Rule 8 of the U.K. Takeover Code by ReNew Shareholders or any member of the Consortium.

PUBLICATION ON WEBSITE

A copy of this document, together with all information incorporated into this document by reference to another source, will be made available, subject to certain restrictions relating to persons resident in, or subject to the laws and/or regulations, of any Restricted Jurisdiction or resident in any jurisdiction where the extension or availability of the Acquisition would breach any applicable law, on ReNew’s website, at https://investor.renew.com on the date following publication of this document. For the avoidance of doubt, neither the contents of such website nor the contents of any website accessible from hyperlinks on such website (or any other websites referred to in this document) are incorporated into, or form part of, this document.

PRESENTATION OF CURRENCIES

Unless otherwise indicated, all references to “£”, “GBP”, “Pounds Sterling”, “pence” or “p” are to the lawful currency of the United Kingdom, all references to “$”, “USD”, “US$”, “United States dollars”, “cents” or “U.S. dollars” are to the lawful currency of the United States and all references to “INR” are to the lawful currency of India.

ROUNDING

Certain figures included in this document have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetical aggregation of the figures that precede them.

Date

This document is published on    .

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Event	Time/date(1)
Service Record Time	(Eastern Standard Time) on
Publication of this document
Scheme Voting Record Time	5.30 p.m. (Eastern Standard Time) on (2)
Deadline for holders to Depositary Receipts to give voting directions in relation to ReNew Shares underlying their Depositary Receipts	11.59 p.m. (Eastern Standard Time) on
Deadline for beneficial owners of ReNew Shares held in uncertificated form within the systems of DTC to give voting directions in relation to their ReNew Shares	(UK time) on
Latest time for lodging Forms of Proxy for use at the Court Meeting (Form of Proxy labelled “Court Meeting Proxy Form”)	(UK time) on (3)
Latest time for lodging Forms of Proxy for use at the General Meeting (Form of Proxy labelled “General Meeting Proxy Form”)	(UK time) on (4)
Court Meeting	(UK time) on
General Meeting	(UK time) on (5)

The expected date of the Court Hearing and each of the other expected dates and times set out below are indicative only and will depend, amongst other things, on the date on which the conditions to the Scheme and the Acquisition are satisfied or, if capable of waiver, waived, and noting that no less than 80 calendar days will elapse between the date of this document and the Court Hearing. They are accordingly presented as indicative only, are based on current expectations, are subject to change and are referable to the date on which those conditions are satisfied or waived (as the case may be). Further details of the conditions are set out in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition) of this document.

ReNew will give notice of each of the dates and times below to ReNew Shareholders, when known, by issuing an announcement through GlobeNewswire or another national news wire service and by making such announcement available on ReNew’s website at https://investor.renew.com. Further updates or changes to other times or dates indicated below shall be notified in the same manner.

Indian Tax Self-Declaration Return Time	5.30 p.m. (Eastern Standard Time) on D-15 Business Days
Election Return Time	5.30 p.m. (Eastern Standard Time) on D-10 Business Days(6)
Court Hearing	D
Last day of trading in ReNew Shares on Nasdaq	D+1 Business Day
Scheme Record Time	5.30 p.m. (Eastern Standard Time) on D+1 Business Day
Effective Date of the Scheme	D+2 Business Days(7)
Suspension of trading in ReNew Shares on Nasdaq	by 8.00 a.m. (Eastern Standard Time) on D+2 Business Days(7)
Cancellation of listing of ReNew Shares on Nasdaq	D+11 days
Payment of Consideration due under the Scheme (for Scheme Shares in certificated form)	as soon as practicable after the later of (i) the Effective Date and (ii) Computershare having received a completed Part II (Letter of Transmittal) of the Combined Form of Election and the share certificate(s) or Depositary Receipt(s) (or, where any of these are missing, the delivery of the affidavit and settlement of related payments)
Payment of Consideration due under the Scheme (for Scheme Shares in uncertificated form)	as soon as practicable after the Effective Date
Long Stop Date	31 March 2027(8)

The Court Meeting and the General Meeting will each be held at    , at     (UK time) and     (UK time), respectively, on    .

(1)

These times and dates are indicative only and will depend, amongst other things, on the dates upon which: (i) the Conditions are satisfied or (where applicable) waived; (ii) the Court sanctions the Scheme; and (iii) a copy of the Court Order is delivered to the Registrar of Companies. ReNew will give notice of any change(s) by issuing an announcement through GlobeNewswire or other national news wire service and by making such announcement available on ReNew’s website at https://investor.renew.com.

(2)

If either of the Meetings is adjourned, the Scheme Voting Record Time for the relevant adjourned meeting will be 5.30 p.m. (Eastern Standard Time) on the date falling five Scheme Business Days before the date set for the adjourned meeting.

(3)

It is requested that Forms of Proxy labelled “Court Meeting Proxy Form” for the Court Meeting be lodged not later than     (UK time) on     or, if the Court Meeting is adjourned, not later than 48 hours (excluding any part of a day that is not a Scheme Business Day) before the time appointed for the holding of the adjourned meeting. However, Forms of Proxy labelled “Court Meeting Proxy Form” not so lodged may be handed to the Chairman of the Court Meeting, before the start of the Court Meeting.

(4)

Forms of Proxy labelled “General Meeting Proxy Form” for the General Meeting must be lodged not later than     (UK time) on     in order to be valid or, if the General Meeting is adjourned, not later than 48 hours (excluding any part of a day that is not a Scheme Business Day) before the time appointed for the holding of the adjourned meeting. Forms of Proxy labelled “General Meeting Proxy Form” received after this time will not be valid.

(5)	The General Meeting to commence at (UK time) or, if later, immediately after the conclusion or adjournment of the Court Meeting.

(6)	There will be a minimum of 80 calendar days from the date of this document to the Election Return Time.

(7)

These dates depend, amongst other things, on the date upon which the Court sanctions the Scheme and the date upon which the Court Order sanctioning the Scheme is delivered to the Registrar of Companies.

(8)	This date may be extended to such date as ReNew and CPP Investments may agree and the Court (if required) may allow.

Unless otherwise stated, all references in this timetable to “Business Days” are to Scheme Business Days.

SUMMARY

This summary highlights selected information contained in this document, including with respect to the Transaction Agreement, the Scheme and the Acquisition. You are encouraged to, and you should, carefully read this entire document, its annexes and the documents referred to or incorporated by reference, as this summary may not contain all of the information that may be important to you in determining how to vote and whether to elect for the Rollover. You may obtain the information incorporated by reference into this document without charge by following the instructions under the section entitled “Availability of Information” in paragraph 11 of Part II (US Special Factors).

Summary of the Terms of the Acquisition

On 11 August 2026, the Consortium and ReNew entered into the Transaction Agreement. On 28 October 2026, the Consortium and ReNew entered into a side letter to amend the leaver provisions in the Transaction Agreement applicable to certain replacement awards under the New Incentive Plan. A copy of each of the transaction agreement dated 11 August 2026 and the side letter dated 28 October 2026 are attached as Annex A to this document. The Transaction Agreement provides, amongst other things, for the acquisition by the Purchaser of all of the Cash-Out Shares for cash by means of the Scheme. Upon consummation of the Acquisition, the Cash-Out Shares will be transferred to the Purchaser and the Rollover Shares will continue to be held by the Rollover Shareholders.

The Acquisition, which will be on the terms and subject to the conditions described in detail in this document, will be made on the following basis:

For each Cash-Out Share:    USD 7.02 in cash (the “Cash Offer”)

•

the terms of the Acquisition valued the entire issued and to be issued ordinary share capital of ReNew at approximately USD 2.8 billion on a fully diluted basis and implied an enterprise value of approximately USD 10.2 billion.

•	The terms of the Acquisition represent a premium of:

•	12.5% to the closing share price of USD 6.24 per ReNew Share on 28 May 2026 (being the last day of trading prior to the public announcement of the Initial Proposal made by the Consortium);

•	24.7% to the volume-weighted average price of USD 5.63 per ReNew Share for the one-month period ended 28 May 2026;

•	32.5% to the volume-weighted average price of USD 5.30 per ReNew Share for the three-month period ended 28 May 2026; and

•	30.5% to the volume-weighted average price of USD 5.38 per ReNew Share from 15 December 2025 (being the date on which the Former Transaction Announcement was published) to 28 May 2026.

The Rollover

As an alternative to the Cash Offer, eligible Scheme Shareholders may elect to retain all but not some of their Scheme Shares, which will continue to be held by such Scheme Shareholders following the Effective Time, subject to the terms and conditions of the Rollover (detailed in paragraph 5 of Part III (Explanatory Statement)).

Eligible Scheme Shareholders will only be able to elect for the Rollover in relation to their entire holding of Scheme Shares and not part only. However, due to the operation of the Cutback and the Maximum U.S. Rollover Percentage, as explained in paragraph 5 of Part III (Explanatory Statement) of this document, it is possible that some or all of the Scheme Shares elected by an eligible Scheme Shareholder for the Rollover will become Cash-Out Shares and such Scheme Shareholder will receive the Consideration in respect of such Cash-Out Shares instead.

Further information on the Rollover is contained in the section entitled “Summary of the terms of the Rollover” in paragraph 5 of Part III (Explanatory Statement) of this document.

The Special Committee does not give any advice to Scheme Shareholders as to whether they should elect for the Rollover.

However, the Special Committee notes that the Rollover involves significant risks and uncertainties and may not be suitable for all Scheme Shareholders. Please refer to the section entitled “Risks relating to the Rollover” in paragraph 6 of Part III (Explanatory Statement) for a description of the risks relating to the Rollover.

Scheme Shareholders should consider whether the Rollover is a suitable alternative in light of their own personal circumstances and investment objectives and are, therefore, strongly recommended to seek their own independent financial, tax and legal advice before deciding whether to elect for the Rollover.

It is currently intended that, following the Scheme becoming Effective, ReNew will be subject to a Reorganisation (as defined below) such that such remaining ReNew Shareholders and any further ReNew Shareholders at that time will become direct shareholders of ReNew India, ReNew’s direct private subsidiary incorporated in India. As a consequence, Rollover Shareholders will be required to comply with Indian regulatory and administrative requirements in order to hold and deal in shares of an Indian company, which will include, among other things, the requirements to obtain an Indian Permanent Account Number and to open a demat (electronic) account with a custodian to enable the Rollover Shareholders to hold the shares of ReNew India, which may require the Rollover Shareholders to submit apostilled and/or notarised (if applicable) personal documentation. Investment by a Rollover Shareholder having any direct or indirect ownership by a citizen or an entity of a country sharing a land border with India and not requiring prior government approval under the provisions of the Foreign Exchange Management (Non-debt Instruments) Rules, 2019 (“NDI Rules”), will be subject to reporting requirements specified by the Reserve Bank of India. Further details of the Reorganisation are set out in the sections entitled “Plans for ReNew after the Acquisition” in paragraph 7 of Part II (US Special Factors) and “Proposed Reorganisation” in paragraph 7 of Part III (Explanatory Statement) of this document, as well as the Reorganisation Structure Paper as set out in Annex F to this document and Reorganisation Wrapper Deed, as set out in Annex E to this document.

Recommendation of the Special Committee; Reasons for the Recommendation

For the reasons detailed in this document, the Special Committee believes that it is important that ReNew Shareholders have the opportunity to vote on the Scheme and the Scheme Resolution. The Special Committee considers that the terms of the Cash Offer, including the terms of the Transaction Agreement, are fair and reasonable, and unanimously recommends that Scheme Shareholders vote in favour of the Scheme at the Court Meeting and ReNew Shareholders vote in favour of the Scheme Resolution to be proposed at the General Meeting.

The Special Committee considered various reasons to reach its determination. For example:

•

despite the continued growth in ReNew’s operating platform and financial performance since its listing on Nasdaq in August 2021, the shares of ReNew have traded persistently below the USD 10 initial listing price, including reaching an all-time low closing price of USD 4.50 per share on 30 March 2026, constraining ReNew’s ability to use its public equity as a source of growth capital;

•

the impact of the Acquisition on ReNew’s business outlook and its ability to compete with domestically listed Indian competitors, in light of the historical constraints on ReNew’s ability to use its public equity as a source of growth capital and its significant reliance on debt issuance and asset recycling to fund growth, resulting in increased debt leverage and, in September 2025 the placement of ReNew on negative watch by Moody’s;

•

the increase from the initial offer price of USD 6.75 per share and the determination by the Special Committee, following extensive negotiations with the Consortium, that USD 7.02 was the highest price per ReNew Share that the Purchaser would agree to pay and that the Acquisition represented the most favourable terms to ReNew Shareholders which could be negotiated with the Consortium;

•

the premium over unaffected market price which the Acquisition offers, namely a premium of 12.5% to the unaffected share price of USD 6.24 per share as of 28 May 2026 (being the last day of trading prior to the public announcement of the Initial Proposal made by the Consortium), and premiums of 24.7%, 32.5% and 30.5% to the volume-weighted average price for the one-month period and three-month period ended 28 May 2026 and from 15 December 2025 (being the date on which the Former Transaction Announcement was published) to 28 May 2026, respectively;

•

the certainty of value and the liquidity provided by the Consideration and the execution certainty of the Consortium’s proposal, taking into account in particular the irrevocable undertakings received by the Consortium from JERA Nex and Platinum Cactus;

•

the Best and Final Proposal has received irrevocable commitments from JERA Nex and Platinum Cactus, which collectively own ReNew Shares representing, in aggregate, approximately 51 per cent. of the voting power of the Scheme Shares and 32 per cent. of the voting power of ReNew Shares as at 18 September 2026;

•

the extensive exploration of strategic alternatives by the Special Committee both before and after the announcement of the Initial Proposal, including maintaining its independent public company status, potential financing transactions, additional or secondary listing on Indian stock exchanges, including a listing in India of the manufacturing division, raising capital at holding company level of the Company’s commercial and industrial business, and a potential sale of the operations and maintenance services business;

•

the fact that the Consortium, who beneficially own approximately    per cent. of the outstanding ReNew Shares, on a fully diluted basis and control approximately    per cent. of the total voting power in ReNew, have stated that it did not, at the time, intend to sell any shares to any third party in any alternative takeover transaction and the implications of that position for the Company’s ability to pursue alternative transactions;

•

the fact that since the announcement of the initial proposal by the Former Consortium in December 2024, no person other than the Former Consortium or the Consortium has contacted ReNew or the Special Committee with a proposal for an alternative transaction with ReNew;

•

the opinion of the Special Committee’s financial adviser, Rothschild & Co, delivered to the Special Committee on 11 August 2026, to the effect that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in the written opinion, the Consideration payable to the holders of Cash-Out Shares in the Acquisition pursuant to the Transaction Agreement was fair, from a financial point of view, to such holders; and

•

the Special Committee’s determination that sufficient procedural safeguards were and are present to ensure that the Acquisition is procedurally fair to the Scheme Shareholders and to permit the Special Committee to represent effectively the interests of such Scheme Shareholders.

For a more complete description of the reasons considered by the Special Committee in deciding to recommend that ReNew Shareholders vote in favour of the Scheme and the Scheme Resolution, see the section entitled “Reasons for the Recommendation” in paragraph 4 of Part II (US Special Factors).

The Special Committee has not asked Rothschild & Co to address, and Rothschild & Co’s opinion does not address, the Rollover.

The Special Committee cannot form an opinion as to whether or not the terms of the Rollover are fair and reasonable and is not making any recommendation to Scheme Shareholders as to whether or not they should elect for the Rollover.

However, the Special Committee notes that the Rollover involves significant risks and uncertainties which have significant and variable impact on individual Scheme Shareholders including, for instance, the fact that the ReNew Shares will be illiquid following the Scheme becoming Effective and the level of uncertainty in their future value, and may therefore not be suitable for all Scheme Shareholders. Please refer to the section entitled “Risks relating to the Rollover” in paragraph 6 of Part III (Explanatory Statement) for a description of the risks relating to the Rollover.

Scheme Shareholders should consider whether the Rollover is a suitable alternative in light of their own personal circumstances and investment objectives and are, therefore, strongly recommended to seek their own independent financial, tax and legal advice before deciding whether to elect for the Rollover.

ReNew evaluated the potential existence of any potential conflict of interest with respect to: (i) Mr. Sinha (in light of Mr. Sinha being the founder, and a shareholder, of ReNew, Mr. Sinha’s position as Chief Executive Officer of ReNew and Chairman of the ReNew Board, and Mr. Sinha’s position as a member of the Consortium); (ii) William Bowen Shepheard Rogers and Pushkar Kulkarni (in light of Mr. Rogers and Mr. Kulkarni being CPP Investments’ nominee directors on the ReNew Board); (iii) Yuzhi Wang (in light of Mr. Wang being Platinum Cactus’ nominee director on the ReNew Board); (iv) Mr. Richard Scott (in light of Mr. Scott being the observer appointed by JERA Nex to the ReNew Board) and (v) Ms. Vaishali Nigam Sinha (in light of Ms. Sinha, a co-founder of the Company, being the observer appointed by Mr. Sinha to the ReNew Board), and has implemented appropriate governance measures to enhance and protect the independence of deliberations by the ReNew Board. Such measures included the formation of the Special Committee, which excluded Mr. Sinha, Mr. Rogers, Mr. Kulkarni, Mr. Wang, Mr. Scott and Ms. Sinha, for the purposes of (among other matters) considering, negotiating the terms of and approving the Acquisition.

The Consideration

The consideration payable by the Purchaser pursuant to the Acquisition will be USD 7.02 per Cash-Out Share in cash, without interest, and subject to any applicable withholding taxes.

Opinion of the Special Committee’s Financial Adviser

The Special Committee retained Rothschild & Co as its financial adviser in connection with the Acquisition. On 11 August 2026, at a meeting of the Special Committee held to evaluate the Acquisition and the other transactions contemplated by the Transaction Agreement, Rothschild & Co delivered to the Special Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion dated 11 August 2026, to the effect that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in the written opinion, the Consideration payable to the holders of Cash-Out Shares in the Acquisition pursuant to the Transaction Agreement was fair, from a financial point of view, to such holders.

The full text of Rothschild & Co’s written opinion, dated 11 August 2026, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this document and is incorporated herein by reference. The summary of Rothschild & Co’s opinion contained herein is qualified in its entirety by reference to the full text of such opinion.

Rothschild & Co’s opinion was provided for the benefit of the Special Committee in connection with and for the purpose of its evaluation of the Acquisition and the other transactions contemplated by the Transaction Agreement. Rothschild & Co’s opinion should not be construed as creating any fiduciary duty on Rothschild & Co’s part to any party. Rothschild & Co’s opinion was limited to the fairness, from a financial point of view, to the Cash-Out Shareholders of the Consideration payable to such holders in the Acquisition pursuant to the Transaction Agreement, and Rothschild & Co was not asked to, nor did it, offer any opinion as to the terms, other than the Consideration to the extent expressly set forth in its opinion, of the Acquisition, the Transaction Agreement or any other agreement entered into in connection with the transactions. Rothschild & Co expressed no opinion as to the price at which the Class A Ordinary Shares would trade at any future time. In addition, Rothschild & Co did not express any opinion as to the Company’s, the ReNew Board’s or the Special Committee’s underlying business decisions to engage in the Acquisition or the relative merits of the Acquisition as compared to any alternative transaction. Rothschild & Co’s opinion did not constitute a recommendation to the Special Committee as to whether to approve the Acquisition or a recommendation as to whether or not any ReNew Shareholder should vote or otherwise act with respect to the Acquisition or any other matter. In addition, Rothschild & Co was not asked by the Special Committee to address, nor did Rothschild & Co’s opinion address, (i) the fairness to, or any other consideration of, the holders of any class of securities (other than the Cash-Out Shareholders and then only to the extent expressly set forth in Rothschild & Co’s opinion), including the holders of Class B Ordinary Shares, Class C Ordinary Shares, Class D Ordinary Shares or creditors or other constituencies of the Company, (ii) the fairness to, or any other consideration of, the holders of the Rollover Shares or (iii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Consortium, the Company, or any class of such persons, whether relative to the Consideration pursuant to the Transaction Agreement or otherwise.

Irrevocable Undertakings

The Consortium has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting from JERA Nex and Platinum Cactus in respect of ReNew Shares representing, in aggregate, approximately 51 per cent. of the voting power of the Scheme Shares and 32 per cent. of the voting power of ReNew Shares as at 18 September 2026.

Further details of the irrevocable undertakings, including the circumstances in which they cease to be binding, are set out in paragraph 5 of Part VII (Additional Information) of this document. Copies of the irrevocable undertakings have been attached as Exhibits (d)(8) and (d)(9) to the Schedule 13E-3 to which this document is attached.

Conditions to the Scheme and the Acquisition

The implementation of the Scheme and the Acquisition is conditional upon the satisfaction (or waiver, if permissible) of the following:

•	the Effective Date not occurring prior to 23 August 2026 (which condition has been satisfied);

•

approval of the Scheme by a majority in number of the Scheme Shareholders representing not less than 75 per cent. in value of the Scheme Shares (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting that may be required by the Court or at any adjournment of any such meeting;

•

the passing of the Scheme Resolution by ReNew Shareholders representing not less than 75 per cent. of the total voting rights of ReNew Shareholders present, entitled to vote and voting, either in person or by proxy, at the General Meeting or at any adjournment of that meeting;

•

the sanction of the Scheme by the Court with or without modification (but subject to any non-de minimis modifications being acceptable to ReNew and CPP Investments, acting reasonably and in good faith) and, following such sanction, the delivery of a copy of the Court Order to the Registrar of Companies;

•	anti-trust approval and clearance having been obtained in India and foreign direct investment approvals and clearances having been obtained in Belgium and France; and

•

no injunction, restraining order or other order or any other legal or regulatory restraint or prohibition having been issued or made by any Governmental Authority of competent jurisdiction or any other person which prevents the consummation of the Acquisition.

In addition, the Consortium and ReNew have agreed that their obligations to give effect to the Acquisition will be conditional upon the satisfaction (or waiver, if permissible) of the following Conditions:

•	The Consortium’s obligation to consummate the Acquisition is conditional upon:

•

except as Disclosed (which for this purpose shall not be deemed to be qualified by any facts, matters or circumstances Disclosed in the company supplemental disclosure letter), the accuracy of the warranties made by ReNew in the Transaction Agreement both as at the date of the Transaction Agreement and the date immediately preceding the Court Hearing as though made at that time (except for any such warranties made as at a particular date or period, which warranties must be true and correct only as at that date or period), subject in most cases to either a materiality standard or a Company Material Adverse Effect;

•	ReNew not being in material breach of its obligations under the Transaction Agreement that are required to be performed by it at or prior to the date immediately preceding the Court Hearing;

•

since the date of the Transaction Agreement, no Effect having occurred that has had, or would be reasonably expected to have, individually or in the aggregate with all other Effects, a Company Material Adverse Effect that is continuing as of the date immediately preceding the Court Hearing;

•

the Consortium having received a certificate from an executive officer or director of ReNew as of the date immediately preceding the Court Hearing confirming the satisfaction of the Conditions set forth in the first three bullet points above; and

•

ReNew having obtained the written approval of Natixis, Singapore Branch in respect of the Transaction pursuant to the facility letter between the Company and Natixis, Singapore Branch and the general terms and conditions thereunder dated 8 May 2024, with such approval, being unconditional and/or on terms reasonably satisfactory to CPP Investments, or having obtained written confirmation from Natixis, Singapore Branch that their approval is not required in respect of the Transaction (which condition has been satisfied).

•	ReNew’s obligation to consummate the Acquisition is conditional upon:

•

the accuracy of the warranties made by CPP Investments in the Transaction Agreement both as at the date of the Transaction Agreement and the date immediately preceding the Court Hearing as though made at that time (except for any such warranties made as at a particular date or period, which warranties must be true and correct only as at that date or period), subject to the failure of such warranties to be true and correct not preventing the ability of CPP Investments to consummate the Acquisition;

•	CPP Investments not being in material breach of its obligations under this Agreement that are required to be performed by it at or prior to the date immediately preceding the Court Hearing; and

•

ReNew having received a certificate from an executive officer or director of CPP Investments as of the date immediately preceding the Court Hearing confirming the satisfaction of the Conditions set forth in the two bullet points above.

ReNew Equity Awards

Under the ReNew Share Plans, outstanding Awards (other than those held by Mr. Sumant Sinha) will be treated as follows, conditional on receipt of the Court Order:

•

ID Awards, awards held by former employees (including persons who become former employees following the date of the Transaction Agreement) whose Awards have not lapsed upon their departure in accordance with the terms of the ReNew Share Plans and which remain outstanding immediately prior to the Court Order and Non-Resident Awards will immediately vest (to the extent not already vested) and become exercisable upon the Court Order. Any such Award that remains unexercised as of the Scheme Record Time will lapse and terminate on the Effective Date, and the holder will instead receive a cash amount equal to the product of (i) the number of Class A Ordinary Shares underlying such Award multiplied by (ii) the Consideration minus the per share exercise price, less any deductions or withholdings in respect of Tax required by applicable law;

•

ITM Awards that have equal to or less than a six-month vesting period remaining as of the Effective Date will immediately vest and, subject to the Exercise Cap and pro rata provisions described in the next bullet, become exercisable upon the Court Order (“Accelerated ITM Awards”);

•

Accelerated ITM Awards and any ITM Awards vested prior to the Court Order (together, the “Exercisable ITM Awards”) may be exercised prior to the Scheme Record Time, provided that, as a condition of exercise the holder agrees the combined amount of Exercisable ITM Awards and Non-Resident Awards exercised may not exceed the Exercise Cap. If the number of such Awards elected to be exercised prior to the Scheme Record Time exceeds the Exercise Cap, the number of Exercisable ITM Awards exercised by current employees shall be reduced on a pro rata basis, calculated by reference to each holder’s total holding of Exercisable ITM Awards as a proportion of the aggregate amount of Exercisable ITM Awards held by all such holders (excluding any Exercisable ITM Awards held by former employees, which shall, to the extent reasonably practicable, include any Awards held by a person who becomes a former employee following the date of the Transaction Agreement);

•

any Exercisable ITM Awards that remain unexercised or unsettled as of the Scheme Record Time and any ITM Awards with more than six but less than 12 months of vesting remaining as of the Effective Date, will lapse and terminate on the Effective Date, and the holder will instead be granted, within five Business Days following the Effective Date, replacement awards vesting on the 12-month anniversary of the Effective Date, using the Conversion Ratio under the New Incentive Plan, and, subject to the leaver terms set out below, remaining exercisable until 22 August 2031 (or, if the IPO (as defined in the Shareholders’ Agreement) has not taken place by such date, the later of the 12-month anniversary of the IPO and 31 December 2035);

•

in each case where a holder is granted a replacement award under the New Incentive Plan (other than a replacement award granted in respect of an Underwater Option), and such holder’s employment ends for any reason other than cause within 12 months of the Effective Date, in respect of the portion of the replacement award that would have vested on or before the cessation date under the original award’s vesting schedule, the holder may elect to either: (i) retain that portion of the replacement award, with it remaining exercisable until 31 December 2035; or (ii) receive a cash payment (payable through payroll and subject to any deductions or withholdings in respect of Tax required by applicable law) equal to the number of Class A Ordinary Shares underlying that portion of the replacement award multiplied by the Consideration minus the aggregate per share exercise price attributable to the shares, with the remaining portion of the replacement award immediately being forfeited and terminating;

•

where a holder is granted a replacement award under the New Incentive Plan in respect of an Exercisable ITM Award or any other ITM Award that has been replaced under the New Incentive Plan pursuant to the arrangements described in this paragraph, and such holder ceases to be employed by the Company or any of its Subsidiaries more than 12 months after the Effective Date (other than cessation for cause, meaning fraud or gross misconduct), the holder shall retain the right to exercise any vested replacement awards until 31 December 2035;

•

Underwater Options will be replaced, within five Business Days following the Effective Date, with replacement awards under the New Incentive Plan using the Conversion Ratio. Such replacement awards will vest on a schedule of 75% on the 12-month, 12.5% on the 18-month and 12.5% on the 24-month anniversaries of the Effective Date, in each case subject to the relevant holder’s continued employment with the Company or any of its Subsidiaries on the applicable vesting date, and any such vested replacement award will remain exercisable until 31 December 2035 (unless such holder’s employment is terminated for cause, meaning fraud or gross misconduct);

•

all other Awards will be replaced, within five Business Days following the Effective Date, with replacement awards under the New Incentive Plan on substantially the same vesting terms as the original Award, using the Conversion Ratio, which, to the extent it becomes vested, will remain exercisable until 22 August 2031 (or, if the IPO (as defined in the Shareholders’ Agreement) has not taken place by such date, the later of the 12-month anniversary of the IPO and 31 December 2035), subject to the leaver terms set out above and to any applicable law;

•

the exercise price per share of each replacement award shall be set using the USD/INR exchange rate on the Effective Date, except that options granted on 23 August 2021 in exchange for prior group stock options will retain their original INR exercise price; and

•

the Consortium and ReNew have agreed that Awards exercised or settled between receipt of the Court Order and the Scheme Record Time will be cash-settled (subject to deduction of the exercise price, where applicable) and paid, and cash amounts payable in respect of Awards that lapse and terminate on or before the Effective Date will be paid, through payroll (subject to statutory withholdings). The cost of any such cash amounts will be funded by CPP Investments or the Purchaser paying such amounts directly to the Company in exchange for the issuance by the Company of additional Class A Ordinary Shares at a price per share equal to the Consideration. See the section entitled “Settlement” in paragraph 20 of Part III (Explanatory Statement).

Mr. Sumant Sinha has agreed that he will not exercise any Awards or his annual liquidity right pursuant to section 6 of the Registration Rights, Coordination and Put Option Agreement dated 23 August 2021, prior to the Effective Date. With effect from the Effective Date, Mr. Sinha’s outstanding Awards under the ReNew Share Plans will lapse and be replaced under the New Incentive Plan as follows:

•	ITM Awards will be replaced with equivalent awards subject to equivalent terms, save that any vested replacement awards remain exercisable until 2035;

•

Underwater Options will be replaced with equivalent options subject to equivalent terms, save that 50% will vest on the Effective Date and the remaining 50% will vest in four equal half-yearly instalments of 12.5% each, and vested replacement awards over Underwater Options remain exercisable until 2037; and

•

existing RSUs or PSUs with a nominal exercise price of USD 0.0001 will be replaced with a number of replacement RSUs or PSUs to be determined in accordance with a calculation method prescribed in the New CEO Service Agreement, subject to equivalent terms, and will remain exercisable until 2035.

Shareholders Entitled to Vote; Votes Required

Scheme Shareholders as at the Scheme Voting Record Time are entitled to vote at, the Court Meeting and ReNew Shareholders as at the Scheme Voting Record Time are entitled to vote at the General Meeting. As at the Latest Practicable Date, there were     Class A Ordinary Shares issued and outstanding, held directly by     shareholders. Each Scheme Share is entitled to one vote at the Court Meeting and each ReNew Share is entitled to one vote at the General Meeting.

Beneficial owners of ReNew Shares whose interests in such ReNew Shares are held in the name of a broker, bank or other nominee within the systems of DTC should follow the voting instructions provided by Broadridge or their broker, bank or nominee to ensure that their ReNew Shares are represented at the Court Meeting and the General Meeting.

Holders of Depositary Receipts will receive instructions from Broadridge on how to give directions about the voting of the underlying ReNew Shares. If you hold Depositary Receipts, you must follow these instructions in order for the ReNew Shares represented by your Depositary Receipts to be voted.

In connection with the General Meeting, a quorum will be present if at least two ReNew Shareholders entitled to vote as at the Scheme Voting Record Time are present, in person or represented by proxy. Abstentions and brokers that are present at the General Meeting but do not have authority to vote will still be considered in determining the presence of a quorum at the General Meeting. See section entitled “Effect of abstentions and broker non-votes” for more details.

In connection with the Court Meeting, a quorum will be present if at least two Scheme Shareholders entitled to vote as at the Scheme Voting Record Time are present, in person or represented by proxy.

At the Court Meeting, the Scheme will be approved by Scheme Shareholders if both (i) a majority in number of Scheme Shareholders who vote (either in person or by proxy) in favour of the Scheme, and (ii) Scheme Shares representing at least 75 per cent. in value of the total number of Scheme Shares voted at the Court Meeting are voted in favour of the Scheme. At the General Meeting, the Scheme Resolution must be approved by ReNew Shareholders representing at least 75 per cent. of the votes cast, either in person or by proxy.

There must also be a sufficiently large (in the Court’s judgment) number of Scheme Shares included in the vote to fairly represent the opinion of Scheme Shareholders. Abstentions and broker non-votes will not be considered votes cast and will therefore not have any effect on the outcome of the vote at the Court Meeting.

The Court Meeting

The Court Meeting will be held at    , on     at     (UK time).

The purpose of the Court Meeting is to allow Scheme Shareholders to vote on the Scheme. At the Court Meeting, you will be asked to approve the Scheme, with or subject to any modification, addition or condition which (a) ReNew and CPP Investments mutually agree and which (if required) the Court approves, or (b) is otherwise imposed by the Court and agreed to by ReNew and CPP Investments. For the Scheme to be approved at the Court Meeting, the Scheme must be approved by a majority in number of the Scheme Shareholders voting at the Court Meeting, representing at least 75 per cent. in value of the Scheme Shares voted, either in person or by proxy.

The General Meeting

The General Meeting will be held at    , on     at     (UK time) or as soon thereafter as the Court Meeting has been concluded or adjourned.

At the General Meeting you will be asked to approve (i) the Scheme Resolution to give the ReNew Directors the authority to take all necessary actions to carry the Scheme into effect, and to amend the Articles, with effect from the passing of the resolution, to ensure that any ReNew Shares issued after the Scheme Record Time (other than to any member of the Consortium and/or any of their nominees) will be subject to the Scheme or otherwise transferred to the Purchaser (or its nominees), and (ii) the Reorganisation Resolution to amend the Articles, with effect from the Effective Date, to ensure that (X) the rights of the Class C Ordinary Shares are varied such that the Class C Ordinary Shares will have the same, or substantially equivalent, rights to the Class A Ordinary Shares; and (Y) any right to appoint, elect, remove or replace (or to vote for the appointment, election, removal or replacement of) the directors of the Company vests in one or more named entities appointed by each of CPP Investments and each other shareholder in the Company having director appointment rights in accordance with the terms of the Shareholders’ Agreement. The Scheme Resolution and the Reorganisation Resolution must be approved by ReNew Shareholders representing at least 75 per cent. of the votes cast at the General Meeting, either in person or by proxy.

You will also be asked to approve (i) the Additional Capital Resolution to authorise the issuance of Class A Ordinary Shares up to an aggregate nominal amount of USD     in connection with (A) the funding by the Purchaser to the Company of the costs in relation to the cash settlement of Awards exercised or settled between receipt of the Court Order and the Scheme Record Time as set out in further detail in paragraph 14 (ReNew Equity Awards) of Part III (Explanatory Statement) of this document and (B) the Additional Capital Raise, (ii) the Pre-emption Resolution to disapply pre-emption rights in relation to the issuance of Class A Ordinary Shares pursuant to the Additional Capital Resolution, and (iii) the Re-registration Resolution to re-register the Company as a private limited company under the relevant provisions of the Act, to take effect following the Effective Date and the completion of the delisting of the ReNew Shares from Nasdaq. The Additional Capital Resolution must be approved by ReNew Shareholders representing a majority of the votes cast at the General Meeting, either in person or by proxy. The Pre-emption Resolution and the Re-registration Resolution must each be approved by ReNew Shareholders representing at least 75 per cent. of the votes cast at the General Meeting, either in person or by proxy.

Court Hearing

Under the Act, the Scheme also requires the sanction of the Court. The Court Hearing is currently expected to take place in the first quarter of 2027. The Scheme will become Effective as soon as a copy of the Court Order has been delivered to the Registrar of Companies.

If the Scheme becomes Effective, it will be binding on all Scheme Shareholders, including Scheme Shareholders who did not vote to approve the Scheme or who voted against the Scheme at the Court Meeting and/or who did not vote to approve the Scheme Resolution or who voted against the Scheme Resolution at the General Meeting.

Effect of Completion

Upon the Scheme becoming Effective, all Cash-Out Shares will be transferred to the Purchaser and/or its nominees. With effect from the Effective Time, each certificate representing Cash-Out Shares and each Depositary Receipt representing Cash-Out Shares will cease to be a valid document of title. Rollover Shares will not be transferred to the Purchaser and the Rollover Shareholders will continue to hold their Rollover Shares following the Effective Time.

Scheme Shareholders will be notified by way of announcement of the results of the Court Hearing and the expected last date of dealings in the ReNew Shares on Nasdaq and an announcement of the Effective Date. The expected timetable of principal events is set out on page 7 of this document.

Upon the Scheme becoming Effective, ReNew will apply to Nasdaq for the delisting of the ReNew Shares from Nasdaq and deregister the ReNew Shares under the Exchange Act. Upon completion of the deregistration, ReNew’s reporting obligations under the Exchange Act will be terminated. See the section entitled “Effects of the Acquisition” in paragraph 5 of Part II (US Special Factors).

Settlement

Subject to the Scheme becoming Effective, settlement of the Consideration to which any Cash-Out Shareholder is entitled will be effected in the following manner:

•

Cash-Out Shares in uncertificated form: Each holder of record of one or more uncertificated Cash-Out Shares held within the systems of DTC shall automatically upon the Effective Time be entitled to receive, and the Purchaser shall procure the Paying Agent to pay and deliver to DTC or its nominee as soon as practicable and in any event by no later than 14 days after the Effective Date, in respect of each such uncertificated Cash-Out Share, a cash amount by wire transfer of immediately available funds in U.S. dollars equal to the Consideration. As from the Scheme Record Time, each holding of Cash-Out Shares credited to any account with DTC will be disabled and all Cash-Out Shares will be removed from DTC in due course.

Cash-Out Shares in certificated form (including Scheme Shares represented by Depositary Receipts): Scheme Shareholders who hold their Scheme Shares in certificated form (including DTC Withdrawal Scheme Shareholders) must complete Part II (Letter of Transmittal) of the Combined Form of Election, which will be separately mailed to you by Computershare, in accordance with the instructions set out on such form and either (i) return it by mail to Computershare at C/O Corporate Actions; Attn: Mandatory Corporate Actions, P.O. Box 43014, Providence, RI 02940-3014, or if by express mail, courier or other expedited service, to Computershare at C/O Mandatory Corporate Actions; COY: RNGP, 150 Royall Street, Suite 101, Canton, MA 02021, or (ii) submit it electronically via the online portal at www.computershare.com/offer/   . In each case, all share certificates and Depositary Receipts representing such Scheme Shareholders’ Scheme Shares must be returned by mail, express mail, courier or other expedited service (as applicable) to the relevant address set out above, either together with the complete Part II (Letter of Transmittal), or independently if the complete Part II (Letter of Transmittal) is submitted electronically. Both items must be returned or submitted by no later than the Election Return Time, being 5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) ten Business Days prior to the date of the Court Hearing.

If any such share certificate(s) or Depositary Receipt(s) are found to be missing, the relevant holder must instead deliver an affidavit of lost securities and settle the relevant surety bond premium and any relevant processing fee as required by Computershare. All such returns (or, where applicable, the delivery of the affidavit and settlement of related payments) must be made by no later than the Election Return Time, in order to receive the Consideration to which the relevant holder is entitled under the Scheme.

Cash-Out Shareholders who hold their Cash-Out Shares in certificated form will not receive the Consideration to which they are entitled under the Scheme unless and until they have complied with the requirements set out above.

As soon as practicable and in any event by no later than 14 days after the later of: (i) the Effective Date; and (ii) Computershare having received a completed Part II (Letter of Transmittal) of the Combined Form of Election and the share certificate(s) or Depositary Receipt(s) (or, where any of these are missing, the delivery of the affidavit and settlement of related payments), the Purchaser shall procure that payment of a cash amount equal to the Consideration in respect of each certificated Cash-Out Share is made by the Paying Agent to the relevant Cash-Out Shareholder.

Payments shall be made by way of cheque, provided that a Cash-Out Shareholder who has (i) completed and submitted Part II (Letter of Transmittal) of the Combined Form of Election electronically through the online portal and (ii) elected to receive the Consideration by way of wire transfer shall instead receive payment by wire transfer of immediately available funds. Payments made by way of wire transfer pursuant to this provision shall be made net of the applicable wire transfer fee, being USD 100 for wire transfers within the United States and USD 200 for wire transfers outside the United States.

Cash-Out Shareholders who are unable to encash the cheque sent to them should notify the Paying Agent at     and provide any information required by the Paying Agent. In such cases, payments will be made by the Paying Agent to the relevant Cash-Out Shareholders by way of wire transfer of immediately available funds, net of the applicable wire transfer fee.

All cheques shall be made payable to the relevant Cash-Out Shareholder(s) concerned. In the case of Cash-Out Shareholders who have not encashed cheques sent to them within 12 months after the date of such cheques, the Consideration due to such Cash-Out Shareholders under the Scheme shall be remitted to the Purchaser to be held on behalf of such Cash-Out Shareholders for a period of 12 years from the Effective Date. None of ReNew, the Purchaser, the Consortium, any of their nominee(s) or any of their respective agents shall be responsible for any loss or delay in the transmission of cheques sent in this way, and such cheques shall be sent entirely at the risk of the person entitled thereto.

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Cash settlement of Awards through payroll: Awards exercised or settled between receipt of the Court Order and the Scheme Record Time will be cash-settled (subject to deduction of the exercise price, where applicable) and paid, and cash amounts payable in respect of Awards that lapse and terminate on or before the Effective Date will be paid, to the relevant participants through payroll (subject to statutory withholdings). The cost of any such cash amounts will be funded by CPP Investments or the Purchaser paying such amounts directly to the Company in exchange for the issuance by the Company of additional Class A Ordinary Shares at a price per share equal to the Consideration.

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None of the Company, the Purchaser, any other member of the Consortium, the Paying Agent nor any of their respective agents shall have any responsibility or liability for any act or omission of Computershare or Cede & Co. (in their capacity as registrar, nominee or otherwise in connection with the arrangements for the Depositary Receipts and for Cash-Out Shares held within the systems of DTC) in receiving, holding or forwarding any Consideration, or any document relating to Cash-Out Shares represented by Depositary Receipts or held within the systems of DTC, to the relevant holder of Depositary Receipts or Beneficial Cash-Out Shareholder (as applicable), or for any delay in, or failure of, any such receipt, holding or forwarding, save that this shall not affect the Company’s obligations, if any, to Computershare under the arrangements governing the Depositary Receipts and the Cash-Out Shares with beneficial owners.

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Payments of the Consideration will be subject to any deductions or withholdings in respect of Tax required by applicable law. Further details in respect of certain deductions or withholdings in respect of Indian taxes that may be required by applicable law are set out in Part V (Certain Indian Tax Considerations) of this document.

No Appraisal Rights

If the Scheme becomes Effective, it will be binding on all Scheme Shareholders, including Scheme Shareholders who did not vote to approve the Scheme or who voted against the Scheme at the Court Meeting and/or who did not vote to approve the Scheme Resolution or who voted against the Scheme Resolution at the General Meeting. If Scheme Shareholders approve the Scheme and the Court sanctions the Scheme, no ReNew Shareholder will have “dissenters” or “appraisal” rights or otherwise have any right to seek a court appraisal of the value of ReNew Shares. If the Scheme becomes Effective, all Cash-Out Shareholders will receive the Consideration (subject to any deductions or withholdings in respect of Tax required by applicable law and net of any applicable wire transfer fees) and Rollover Shareholders will continue to hold their Rollover Shares.

Information on ReNew and Information on the Consortium

ReNew

ReNew is a leading decarbonisation solutions company. ReNew’s clean energy portfolio of       GWs on a gross basis as of      , is one of the largest globally. ReNew is a major independent power producer in India. In addition, ReNew provides end-to-end solutions in a just and inclusive manner in the areas of clean energy, value-added energy offerings through digitalisation, storage and carbon markets that are increasingly integral to addressing climate change. In addition, ReNew has 6.4 GW of solar module and 2.5 GW of solar cell manufacturing capacities and is expanding its solar cells manufacturing capacity by another 4 GW, which is expected to be operational by December 2026.

The ReNew Shares are traded on Nasdaq under the symbol “RNW”. ReNew’s principal executive offices are located at C/O Vistra (UK) Ltd Suite 3, 7th Floor, 50 Broadway, London, England, SW1H 0DB. Its principal operational office in India is C/O ReNew, Commercial Block-1, Zone 6, Golf Course Road, DLF City Phase V, Gurugram 122009, Haryana, India and its telephone number is (+91) 124 489 6670.

Additional information about ReNew is contained in its public filings, which are incorporated by reference herein. See the sections entitled “Availability of Information” in paragraph 11 of Part II (US Special Factors), and “Information on ReNew” in paragraph 10 of Part III (Explanatory Statement).

The Consortium

The Consortium comprises: (i) CPP Investments; (ii) the Purchaser and (iii) Mr. Sumant Sinha (the founder, Chairman and CEO of ReNew).

(a)	CPP Investments

CPP Investments is a crown corporation incorporated in Canada with its principal offices located at 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3. CPP Investments is a professional investment management organisation that manages the Canada Pension Plan Fund (the “CPP Fund”) in the best interests of the more than 22 million contributors and beneficiaries. In order to build diversified portfolios of assets, it makes investments around the world in public equities, private equities, real estate, infrastructure and fixed income. Headquartered in Toronto, with offices in Hong Kong, London, Mumbai, New York City, São Paulo and Sydney, CPP Investments is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. As at 30 June 2026, the CPP Fund totalled CA$863.6 billion.

(b)	The Purchaser

The Purchaser is a Canadian corporation incorporated under the Canada Business Corporations Act on 30 August 2023. The Purchaser was incorporated as a shelf entity and then renamed on 22 May 2026 to its current name for the purposes of the Acquisition. It is currently a wholly-owned subsidiary of CPP Investments. Other than holding de minimis interests in two companies, the Purchaser has not traded since its date of incorporation, nor has it entered into any obligations other than in connection with the Acquisition.

(c)	Sumant Sinha

Mr. Sumant Sinha is the founder, Chairman and Chief Executive Officer of ReNew.

The name, country or place of citizenship, present position, material occupations, positions, offices or employments for the past five years, and address of each of the directors, executive officers and control persons of ReNew, the Purchaser, CPP Investments and Sumant Sinha are set forth in Annex C to this document.

Voting Intentions and Interests of ReNew Directors and Executive Officers and the effect of the Scheme on their Interests

It is currently expected that all ReNew Directors and ReNew’s executive officers who are Scheme Shareholders and/or ReNew Shareholders (as applicable) and are entitled to vote, will vote their ReNew Shares in favour of the Scheme at the Court Meeting and in favour of the Scheme Resolution at the General Meeting. As a member of the Consortium, Sumant Sinha will not be a Scheme Shareholder and will not be entitled to vote at the Court Meeting but will be a ReNew Shareholder and therefore will be entitled to vote at the General Meeting. Any ReNew Directors who are members of the Special Committee and who hold ReNew Shares will be both Scheme Shareholders and ReNew Shareholders and will therefore be entitled to vote at the Meetings.

In considering the recommendation of the Special Committee with respect to the Scheme and the Scheme Resolution, you should be aware that ReNew Directors and executive officers have interests in the Acquisition that may be different from, or in addition to, the interests of ReNew Shareholders generally. These interests include: (i) the treatment of their outstanding Awards under the ReNew Share Plans (including, in the case of Mr. Sumant Sinha, bespoke replacement award arrangements under the New Incentive Plan), (ii) the post-closing management compensation arrangements agreed between the Consortium and ReNew and applicable to senior members of ReNew’s management (other than Mr. Sumant Sinha); (iii) eligibility for certain severance payments and benefits; and (iv) continued indemnification and directors’ and officers’ liability insurance. For further information, see the sections entitled “ReNew Equity Awards” in paragraph 14 of Part III (Explanatory Statement) and “Post-Closing Management Compensation Arrangements” in paragraph 15 of Part III (Explanatory Statement) and “Interests of ReNew Non-Employee Directors and Executive Officers” in paragraph 6 of Part VII (Additional Information). The Special Committee was aware of the different or additional interests described herein and considered these interests along with other matters in approving the Transaction Agreement.

Receipt of Competing Proposals

Under the terms of the Transaction Agreement, between the date of the Transaction Agreement and the earlier of: (a) the Effective Time and (b) the termination of the Transaction Agreement in accordance with its terms, ReNew shall: (i) promptly (and in any event within 48 hours) notify the Consortium if any Competing Proposal has been received by ReNew or any of its subsidiaries (or to the knowledge of ReNew, any of its or their representatives), including the identity of the third party that makes such Competing Proposal, and the material terms and conditions of any such Competing Proposal; (ii) keep the Consortium reasonably informed of any material developments, discussions or negotiations regarding such Competing Proposal (including any change of terms); and (iii) respond as promptly as reasonably practicable to any reasonable requests for information made by CPP Investments in connection with such Competing Proposal.

If the Special Committee determines, in good faith, after consultation with its financial adviser and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and the failure to take such action would be inconsistent with their fiduciary or other directors’ duties under the applicable law, then ReNew and its representatives may:

•

furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to ReNew to the person who has made such Competing Proposal, provided that ReNew shall, substantially concurrently, provide to CPP Investments any non-public information concerning ReNew that is provided to any such person which was not previously provided to CPP Investments or its representatives; and

•	engage in or otherwise participate in discussions or negotiations with the person making such Competing Proposal.

Changes in Special Committee Recommendation

The Special Committee has unanimously recommended that Scheme Shareholders vote in favour of the Scheme and the ReNew Shareholders vote in favour of the Scheme Resolution. The Transaction Agreement permits the Special Committee to change its recommendation only in certain limited circumstances, as described below.

At any time prior to the sanction of the Scheme by the Court, if ReNew:

•	receives a bona fide Competing Proposal;

•	has complied with the obligations specified below; and

•

after consultation with its financial advisers and outside legal counsel, the Special Committee determines in good faith that such Competing Proposal constitutes a Superior Proposal and that a failure to take action in response to such Superior Proposal would likely be inconsistent with its fiduciary or other directors’ duties under applicable laws, the Special Committee may: (i) change its recommendation and/or (ii) may terminate the Transaction Agreement in order to implement such Superior Proposal, provided that ReNew reimburses CPP Investments for certain of its expenses as set out in further detail in the section entitled “Expense Reimbursement” below.

The Special Committee may change its recommendation and/or terminate the Transaction Agreement for a Superior Proposal if: (a) ReNew gives the Consortium at least ten Business Days’ prior written notice of its intention to consider changing its recommendation or terminating the Transaction Agreement; (b) ReNew and its representatives negotiate in good faith with the Consortium during such ten Business Day notice period, to the extent that the Consortium seek to negotiate, to enable the Consortium to propose revisions to the terms of the Transaction Agreement and the Scheme that would cause a Competing Proposal to no longer constitute a Superior Proposal; (c) during such ten Business Day notice period, the Special Committee considers in good faith any revisions to the terms of the Transaction Agreement and the Scheme in a binding written proposal by the Consortium; and (d) the Special Committee shall have determined, in good faith, that such Competing Proposal would nevertheless constitute a Superior Proposal and the failure by the Special Committee to change its recommendation or terminate the Transaction Agreement, as applicable, would likely be inconsistent with the fiduciary or other directors’ duties of the Special Committee under applicable law.

In the event of any material amendment to any Superior Proposal, ReNew must satisfy the notice requirements described above with a new written notice to the Consortium (but any such subsequent notice period will only be five Business Days).

The Special Committee may also change its recommendation if an Intervening Event has occurred at any time prior to the sanction of the Scheme by the Court, provided that: (a) ReNew gives the Consortium ten Business Days’ prior written notice describing the Intervening Event and of its intention to consider changing its recommendation; (b) ReNew and its representatives negotiate in good faith with the Consortium and their respective representatives during such ten Business Day notice period, to the extent that the Consortium seeks to negotiate, to enable the Consortium to propose revisions to the terms of the Transaction Agreement and the Scheme that would cause the Special Committee to no longer make a change to its recommendation; (c) ReNew and its representatives provide to the Consortium and their respective representatives all applicable information with respect to such Intervening Event reasonably requested by the Consortium to allow it to propose revisions to the terms of the Transaction Agreement; (d) the Special Committee shall consider in good faith any revisions to the terms of the Transaction Agreement in a binding written proposal by the Consortium; and (e) after consultation with its financial adviser and outside legal counsel, the Special Committee shall have determined, in good faith, that failure to take such action in response to such Intervening Event would likely continue to be inconsistent with its fiduciary or other directors’ duties under applicable law notwithstanding the revisions proposed by the Consortium. However, if the Special Committee changes its recommendation for an Intervening Event, under certain circumstances, the Company will be required to reimburse CPP Investments for certain of its expenses as set out in further detail in the section entitled “Expense Reimbursement” below.

Termination

The Transaction Agreement may be terminated at any time prior to the Effective Time in the following circumstances:

•	by mutual written agreement of ReNew and CPP Investments;

•

by either ReNew or CPP Investments if, and provided that the person entitled to the termination right was not in breach of any representation, warranty, covenant or obligation set out in the Transaction Agreement that caused the relevant event or circumstance giving rise to the termination right:

•	the Effective Date has not occurred by the Long Stop Date;

•

an injunction, restraining order or other order or any other legal or regulatory restraint or prohibition has been issued or made by any Governmental Authority of competent jurisdiction which permanently prevents the consummation of the Acquisition and such permanent prohibition shall have become final and non-appealable;

•

the Court Meeting or the General Meeting (including, in each case, any postponements or adjournments thereof) have been held and any of the shareholder approvals at the Court Meeting or the General Meeting have not been obtained; or

•	the Court declines or refuses to sanction the Scheme;

•	by ReNew:

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if any member of the Consortium breaches any of its representations and warranties set out in the Transaction Agreement or fails to perform any covenant or obligation in the Transaction Agreement on the part of such Consortium member that would cause any Condition set out in paragraphs 5 and 6 of Part A of Part IV (Conditions to and further terms of the scheme and the acquisition) not to be satisfied and such breach or failure to perform: (i) is incapable of being cured by the Long Stop Date; or (ii) has not been cured by the relevant Consortium member or the Consortium (as applicable) within the earlier of 60 Business Days following written notice to the Consortium from ReNew of such breach or failure to perform and the Long Stop Date (provided that the right to terminate pursuant to this provision is not available to ReNew if ReNew is then in breach of any representation, warranty, covenant or obligation set out in the Transaction Agreement and such breach by ReNew would cause any Condition set out in paragraphs 4 and 6 of Part A of Part IV (Conditions to and further terms of the scheme and the acquisition) not to be satisfied;

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if, at any time commencing from the day that is five Business Days prior to the date of the Court Meeting up to and including the date upon which the Court sanctions the Scheme, an Intervening Event has occurred and ReNew makes a Company Adverse Recommendation Change, following which a further Court Meeting is convened by ReNew to enable Scheme Shareholders a further opportunity to vote on the Scheme in light of the Intervening Event, and the Scheme has not been approved by the Scheme Shareholders at such further Court Meeting, provided that ReNew has complied with its obligations, covenants and agreements with respect to such Intervening Event under the Transaction Agreement; or

•

in order to enter into a definitive agreement or publicly announce full and binding terms relating to a Superior Proposal subject to ReNew having complied with its obligations, covenants and agreements with respect to such Superior Proposal under the Transaction Agreement; or

•	by CPP Investments if:

•

prior to the Court sanctioning the Scheme, (i) a Company Adverse Recommendation Change has occurred; or (ii) the Special Committee has failed to publicly reaffirm its recommendation that Scheme Shareholders and ReNew Shareholders (as applicable) should vote in favour of the Acquisition within five Business Days after CPP Investments’ written request following the public announcement of a Competing Proposal;

•

a breach of any representation or warranty (notwithstanding any disclosure in the company supplemental disclosure letter) or failure to perform any covenant or obligation on the part of ReNew set out in the Transaction Agreement has occurred that would cause either Condition set out in paragraphs 4 and 6 of Part A of Part IV (Conditions to and further terms of the scheme and the acquisition) not to be satisfied, and such breach or failure to perform: (i) is incapable of being cured by the Long Stop Date; or (ii) has not been cured by ReNew within the earlier of 60 Business Days following written notice to ReNew from the Consortium of such breach or failure to perform and the Long Stop Date (provided that the right to terminate pursuant to this provision is not available to CPP Investments if CPP Investments is then in breach of any representation, warranty, covenant or obligation set out in the Transaction Agreement and such breach would cause any Condition set out in paragraphs 5 and 6 of Part A of Part IV (Conditions to and further terms of the scheme and the acquisition) not to be satisfied; or

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this document is not distributed to the ReNew Shareholders in accordance with the Transaction Agreement, provided: (i) such breach or failure to perform has not been cured by ReNew within 15 Business Days following written notice to ReNew from CPP Investments of such breach or failure to perform; and (ii) the right to terminate the Transaction Agreement pursuant to this provision shall not be available to CPP Investments if CPP Investments’ breach of any provision of the Transaction Agreement has been the primary cause of such failure to distribute this document.

If the Transaction Agreement is terminated, under certain circumstances, the Company will be required to reimburse CPP Investments for certain of its expenses as set out in further detail in the section entitled “Expense Reimbursement” below.

Expense Reimbursement

Under the Transaction Agreement, ReNew has agreed to reimburse CPP Investments for its reasonable and documented out-of-pocket expenses incurred in connection with the preparation, negotiation and implementation of the Transaction Agreement and the Acquisition, including all reasonable and documented costs and expenses incurred in connection with any claim, action, suit, investigation or proceeding arising out of, or relating to the Acquisition and any other transactions that reasonably relate to and directly facilitate the implementation of the Acquisition, during the period from 1 January 2025 to the effective date of any termination of the Transaction Agreement (other than any expenses of any investment bank or other similar financial adviser), not to exceed USD 10,000,000 (inclusive of any VAT element of such costs and expenses and any VAT on any such reimbursement which is not recoverable by the Company), if the Transaction Agreement is terminated:

•	by ReNew in order to accept a Superior Proposal and concurrently enter into binding documentation in respect of, or otherwise publicly announce the Superior Proposal;

•

by CPP Investments or ReNew as a result of (i) the Scheme not having become Effective by the Long Stop Date or (ii) the requisite ReNew Shareholder approvals not having been obtained at the Court Meeting or the General Meeting, in each case provided that a Company Adverse Recommendation Change has been made in accordance with the Transaction Agreement; or

•

by CPP Investments if, prior to the Court sanctioning the Scheme, (i) a Company Adverse Recommendation Change has been made and/or (ii) the Special Committee has failed to publicly reaffirm its recommendation within five Business Days after CPP Investments’ written request following the public announcement of a Competing Proposal, and in the case of any termination set out in the second and third bullets above, (A) a Competing Proposal has been made to the Company or ReNew Shareholders or otherwise made publicly known, and not withdrawn and (B) at any time within nine months following such termination, ReNew or any of its subsidiaries enters into a binding and definitive written agreement for a Competing Proposal, or a transaction contemplated by a Competing Proposal has otherwise been consummated (with the 20% threshold in the definition of Competing Proposal being deemed to be a reference to 50.1% for the purpose of (B) above).

Material United Kingdom Tax Consequences of the Acquisition

The comments set out below are based on current United Kingdom tax law as applied in England & Wales and HM Revenue & Customs published practice (which may not be binding on HM Revenue & Customs) in each case as at the Latest Practicable Date, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide to certain limited aspects of the UK tax treatment of the Scheme becoming effective and apply only to ReNew shareholders resident for tax purposes in the United Kingdom and, in the case of individuals, only to those shareholders to whom “split year” treatment does not apply, in all cases who hold shares in ReNew as an investment and who are the absolute beneficial owners thereof. (In particular, shareholders holding their shares via a depositary receipt system or a clearance service should note that they may not always be the absolute beneficial owners thereof.) The discussion does not address all possible tax consequences relating to an investment in the shares. Certain categories of shareholders, including those carrying on certain financial activities, those subject to specific tax regimes or benefitting from certain reliefs and exemptions, those connected with the Company or the ReNew Group and those for whom the shares are employment related securities may be subject to special rules and this summary does not apply to such shareholders.

Shareholders or prospective shareholders who are in any doubt about their tax position, or who are resident or otherwise subject to taxation in a jurisdiction outside the UK, should consult their own professional advisers immediately. In particular, shareholders should be aware that the tax legislation of any jurisdiction where a shareholder is resident or otherwise subject to taxation (as well as the United States discussed below) may have an impact on the tax consequences of an investment in the Scheme Shares including in respect of any income received from those securities.

Tax Consequences of Acceptance of Offer

A Cash-Out Shareholder’s liability to UK tax on capital gains will depend on their individual circumstances.

On the basis that each Cash-Out Shareholder will receive cash on the Acquisition, each Cash-Out Shareholder will be treated as disposing of their Cash-Out Shares which may, depending on that shareholder’s individual circumstances (including the availability of exemptions, reliefs or allowable losses), give rise to a liability to UK tax on capital gains.

UK Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No UK stamp duty or SDRT will be payable by Cash-Out Shareholders as a result of the Scheme becoming effective.

Material United States Tax Consequences of the Acquisition

The Acquisition will generally be a taxable transaction for U.S. federal income tax purposes, and each U.S. Holder (as defined in paragraph 10 of Part VII (Additional Information)) who receives the Consideration for its Cash-Out Shares will recognise gain or loss with respect to its Cash-Out Shares, measured by the difference between the amount of Consideration paid to such U.S. Holder and such U.S. Holder’s adjusted tax basis in its Cash-Out Shares.

ReNew Shareholders should carefully read the section entitled “United States Taxation” in paragraph 10 of Part VII (Additional Information). Tax matters are complicated and the tax consequences of the Scheme to ReNew Shareholders will depend upon the facts of their respective situations. Accordingly, each ReNew Shareholder is urged to consult with his, her or its own tax adviser to determine the particular U.S. federal, state, local and non-U.S. tax consequences to it of the Scheme.

Certain Indian Tax Considerations in relation to the Acquisition and the Reorganisation

Tax Implications for Non-Resident Investors

Under the indirect transfer provisions of the IT Act, capital gains arising to a Non-Resident Investor that is a Non-Small Shareholder (each as defined in Part V (Certain Indian Tax Considerations)) in connection with the transfer of Scheme Shares pursuant to the Acquisition may be subject to taxation in India, subject to applicable exemptions under the IT Act and any beneficial provisions available under an applicable DTAA.

The indirect transfer provisions of the IT Act contain certain exclusions from capital gains income arising to Non-Resident Investors who are not Non-Small Shareholders. Where the indirect transfer provisions apply and no applicable exclusion or exemption is available, gains arising to a Non-Resident Investor from the transfer of Scheme Shares (held as capital assets) may be subject to tax in India.

Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares who are Non-Small Shareholders must complete the Indian Tax Self-Declaration in accordance with the instructions set out on such form by no later than the Indian Tax Self-Declaration Return Time, being 5.30 p.m. (EST) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) 15 Business Days prior to the date of the Court Hearing. Please refer to Part XIII (Indian Tax Self-Declaration) for a copy of the Indian Tax Self-Declaration.

The Purchaser, as a payer purchasing Cash-Out Shares from certain Non-Resident Investors who may be Non-Small Shareholders, is required by Indian law to withhold Taxes if any such Beneficial Cash-Out Shareholder is liable to Indian Taxes on the Effective Date. Under the terms of the Scheme, the Purchaser, the Paying Agent and each of their respective agents or nominees are entitled to deduct or withhold from any Consideration payable to or for the account of a Cash-Out Shareholder or Beneficial Cash-Out Shareholder any tax or amount in respect of tax as required by applicable law, and any such deduction or withholding may be made in the maximum amount required by applicable domestic law.

In addition, it should be noted that Scheme Shareholders and beneficial owners of Scheme Shares who are not tax resident in India shall notify the Company in writing if they hold any of their Scheme Shares through a custodian account in India. Absent such notification, such Scheme Shareholders and beneficial owners of Scheme Shares are deemed to have confirmed that they do not hold their Scheme Shares through a custodian account in India.

Tax Implications for Indian Resident Investors

Beneficial Cash-Out Shareholders who are Indian Resident Investors are generally subject to tax in India on their global income, including any gains arising from the transfer of Scheme Shares subject to the provisions of the IT Act.

With respect to any Beneficial Cash-Out Shareholder who is an Indian Resident Investor as per the IT Act, the Purchaser is not required to withhold any Taxes under the IT Act from the Consideration paid or payable to such Indian Resident Investor.

Tax Implications of the Reorganisation

In addition to the implementation to the Scheme, the subsequent Reorganisation contemplated to be implemented may have Indian taxation implications for the Company, Rollover Investors, and ReNew India.

Please see Part V (Certain Indian Tax Considerations) of this document for further details of the Indian taxation consequences of the implementation of the Scheme and of the Reorganisation.

The preceding summary of certain Indian tax considerations is intended for general information only and does not constitute tax advice. Holders should consult their tax advisers immediately as to the specific tax considerations applicable to them regarding the disposition of Scheme Shares in accordance with the Scheme in their particular circumstances.

TO VOTE ON THE PROPOSALS

The Court Meeting and the General Meeting will be held at     on     at     (UK time) and     (UK time), respectively (or, in the case of the General Meeting, as soon thereafter as the Court Meeting has been concluded or adjourned). Scheme Shareholders as at the Service Record Time have been given notice of the Court Meeting and ReNew Shareholders as at the Service Record Time have been given notice of the General Meeting. In respect of the General Meeting, you are entitled to one vote for each ReNew Share that you hold as at the Scheme Voting Record Time. In respect of the Court Meeting, you are entitled to one vote for each Scheme Share that you hold as at the Scheme Voting Record Time. As at the Latest Practicable Date, there were     Class A Ordinary Shares issued and outstanding.

Whether or not you plan to attend the Meetings:

•	if you are a Scheme Shareholder, please complete and return the Form of Proxy labelled “Court Meeting Proxy Form” (for the Court Meeting); and

•	if you are a ReNew Shareholder, please complete and return the Form of Proxy labelled “General Meeting Proxy Form” (for the General Meeting),

so that they are received no later than     (UK time) on     (in the case of the Form of Proxy labelled “Court Meeting Proxy Form” for the Court Meeting) or     (UK time) on     (in the case of the Form of Proxy labelled “General Meeting Proxy Form” for the General Meeting). A return envelope is provided for this purpose in the UK only. Your vote will be cast as specified on the applicable Form of Proxy.

Alternatively, Forms of Proxy labelled “Court Meeting Proxy Form” (but NOT Forms of Proxy labelled “General Meeting Proxy Form”) may be handed to the Chairman of the Court Meeting before the start of the Court Meeting. In the case of the General Meeting, unless the Form of Proxy labelled “General Meeting Proxy Form” is returned by the time and date mentioned in the instructions printed thereon, it will be invalid.

The valid completion and return of the Forms of Proxy will not prevent eligible ReNew Shareholders from attending, asking questions and voting (and/or, in the case of the Court Meeting, raising any objections) at the Court Meeting or the General Meeting, or any adjournment thereof, in person, if you are entitled to and wish to do so. Your vote in person at the Court Meeting or the General Meeting will override and invalidate any Form of Proxy that has been validly returned.

ReNew Shareholders who prefer to register the appointment of their proxy electronically via the internet can do so through www.ProxyVote.com. Further details in relation to electronic appointment of proxies are set out on page 39 of this document.

Holders of Depositary Receipts will receive instructions from Broadridge on how to give directions about the voting of the underlying ReNew Shares. If you hold Depositary Receipts, you must follow these instructions in order for your ReNew Shares to be voted. The instructions will also explain how you may revoke any previous directions. In order to be valid, the voting directions must be received no later than 11.59 p.m. (EST time) on    . Following receipt of the directions, such directions will be passed on by the registered holder of the ReNew Shares underlying the Depositary Receipts to ReNew’s agent, which will be deemed to constitute an instruction to vote the applicable ReNew Shares in accordance with the directions of the holders of the Depositary Receipts. Since holders of Depositary Receipts are not Scheme Shareholders or ReNew Shareholders registered in the register of members, holders of Depositary Receipts may not vote at the General Meeting and the Court Meeting, in each case unless you request and obtain a legal appointment as proxy from Computershare. If Broadridge does not receive valid voting directions from a holder of Depositary Receipts by the applicable deadline referred to above, the ReNew Shares underlying that holder’s Depositary Receipts will not be voted at the relevant Meeting, and no proxy will be given to vote them on a discretionary basis.

There are certain ReNew Shares that are held within the systems of DTC. Beneficial owners of ReNew Shares whose interests in such ReNew Shares are held in the name of a broker, bank or other nominee within the systems of DTC will receive voting instructions from Broadridge or their broker, bank or nominee for the Court Meeting and/or General Meeting. If you are such a beneficial owner, you must follow these instructions in order for your Scheme Shares to be voted. The instructions will also explain how you may revoke any previous directions. In order to be valid, the voting directions must be received no later than     (UK time) on     (in the case of the Court Meeting) or     (UK time) on     (in the case of the General Meeting). Any voting direction submitted to ReNew or its agent by such beneficial owner (or on their behalf) in accordance with these instructions will be deemed to constitute an instruction to vote the applicable Scheme Shares and/or ReNew Shares in accordance with the directions of such beneficial owner. Since beneficial owners are not Scheme Shareholders or ReNew Shareholders registered in the register of members, if you are a beneficial owner of Scheme Shares you may not vote at the Court Meeting, and if you are a beneficial owner of ReNew Shares you may not vote at the General Meeting, in each case unless you request and obtain a legal appointment as proxy from your broker, bank or other nominee.

IT IS IMPORTANT THAT, FOR THE COURT MEETING, AS MANY VOTES AS POSSIBLE ARE CAST SO THAT THE COURT MAY BE SATISFIED THAT THERE IS A FAIR REPRESENTATION OF SCHEME SHAREHOLDER OPINION. YOU ARE THEREFORE STRONGLY URGED TO SIGN THE FORMS OF PROXY AND RETURN THEM BY POST USING THE RETURN ENVELOPE PROVIDED, DURING NORMAL BUSINESS HOURS ONLY, TO BROADRIDGE AT 51 MERCEDES WAY, EDGEWOOD, NY11717 (OR TRANSMIT A PROXY APPOINTMENT AND VOTING INSTRUCTION ONLINE VIA BROADRIDGE’S ONLINE FACILITY OR THROUGH THE ELECTRONIC PROXY APPOINTMENT SERVICE), AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY BROADRIDGE PRIOR TO THE DEADLINES SET OUT ABOVE, OR IN THE CASE OF AN ADJOURNED MEETING, NOT LESS THAN 48 HOURS (EXCLUDING ANY PART OF A DAY THAT IS NOT A SCHEME BUSINESS DAY) PRIOR TO THE TIME AND DATE SET FOR THE ADJOURNED MEETING (AS APPLICABLE).

IF YOU ARE A RENEW SHAREHOLDER, YOUR ATTENTION IS DRAWN TO THE REGIME FOR THE APPOINTMENT OF PROXIES SET OUT IN THE NOTES TO THE FORMS OF PROXY AND THE NOTES SET OUT IN THE NOTICE OF THE GENERAL MEETING AND (IN THE CASE OF A RENEW SHAREHOLDER WHO IS ALSO A SCHEME SHAREHOLDER) THE NOTICE OF THE COURT MEETING, INCLUDING IN RESPECT OF THE APPOINTMENT OF MULTIPLE PROXIES.

This page should be read in conjunction with the section entitled “ACTIONS TO BE TAKEN / GENERAL INFORMATION” on pages 32 to 36 of this document and the section entitled “FORMS OF PROXY FOR VOTING AT THE COURT MEETING AND GENERAL MEETING” on pages 37 to 40 of this document, the rest of this document and the accompanying Forms of Proxy.

Helplines

If you have any queries relating to this document or the completion and return of the Forms of Proxy, please call the ReNew Shareholder helpline at (800) 662-5200 for those within the U.S., and (203) 658-9400 for those outside the U.S. Lines are open Monday to Friday (except public holidays) between 8.30 a.m. and 5.30 p.m. (EST).

If Computershare, or your broker, bank or other nominee holds your ReNew Shares, you may also call them for additional information.

Proposals

At the Court Meeting you will be asked to approve the Scheme, with or subject to any modification, addition or condition which ReNew and CPP Investments may agree and which the Court may approve or impose, pursuant to which the Scheme Shares will be acquired by the Purchaser.

At the General Meeting you will be asked to approve (i) the Scheme Resolution to give the ReNew Directors the authority to take all necessary actions to carry the Scheme into effect, and to amend the Articles, with effect from the passing of the resolution, to ensure that any ReNew Shares issued after the Scheme Record Time (other than to any member of the Consortium and/or any of their nominees) will be subject to the Scheme or otherwise transferred to the Purchaser (or its nominees), and (ii) the Reorganisation Resolution to amend the Articles, with effect from the Effective Date, to ensure that (X) the rights of the Class C Ordinary Shares are varied such that the Class C Ordinary Shares will have the same, or substantially equivalent, rights to the Class A Ordinary Shares; and (Y) any right to appoint, elect, remove or replace (or to vote for the appointment, election, removal or replacement of) the directors of the Company vests in one or more named entities appointed by each of CPP Investments and each other shareholder in the Company having director appointment rights in accordance with the terms of the Shareholders’ Agreement.

You will also be asked to approve (i) the Additional Capital Resolution to authorise the issuance of Class A Ordinary Shares up to an aggregate nominal amount of USD     in connection with (A) the funding by the Purchaser to the Company of the costs in relation to the cash settlement of Awards exercised or settled between receipt of the Court Order and the Scheme Record Time as set out in further detail in paragraph 14 (ReNew Equity Awards) of Part III (Explanatory Statement) of this document and (B) the Additional Capital Raise, (ii) the Pre-emption Resolution to disapply pre-emption rights in relation to the issuance of Class A Ordinary Shares pursuant to the Additional Capital Resolution, and (iii) the Re-registration Resolution to re-register the Company as a private limited company under the relevant provisions of the Act, to take effect following the Effective Date and the completion of the delisting of the ReNew Shares from Nasdaq.

Recommendation and Voting by the Special Committee

For the reasons set out in this document, the Special Committee, which has consulted with its legal and financial advisers regarding the terms of the Cash Offer, considers the terms of the Cash Offer to be fair and reasonable.

The Special Committee believes that the terms of the Cash Offer, including the terms of the Transaction Agreement, are fair and reasonable, and unanimously recommends that you vote in favour of the Scheme at the Court Meeting and the Scheme Resolution to be proposed at the General Meeting.

For the reasons set out in this document, the Special Committee believes that it is important that ReNew Shareholders have the opportunity to vote on the Scheme and the Scheme Resolution.

ACTIONS TO BE TAKEN / GENERAL INFORMATION

A summary of the principal actions to be taken in connection with the Scheme is set out in the section entitled “Summary of Actions to be taken” on pages 48 to 51 of this document. The summary is provided for convenience only and does not replace, and should be read in conjunction with, the detailed instructions set out in this section.

The Scheme requires approval at a meeting of the Scheme Shareholders convened with the permission of the Court (known as the Court Meeting) and at the General Meeting. The Court Meeting and the General Meeting will be held at     on     at     (UK time) and     (UK time), respectively (or, in the case of the General Meeting, as soon thereafter as the Court Meeting has been concluded or adjourned).

Please check you have received the following with this document:

•	a Form of Proxy labelled “Court Meeting Proxy Form” for use in respect of the Court Meeting on ;

•	a Form of Proxy labelled “General Meeting Proxy Form” for use in respect of the General Meeting on ; and

•	a return envelope.

If you have not received these documents, please call the ReNew Shareholder helpline at (800) 662-5200 for those within the U.S., and (203) 658-9400 for those outside the U.S. Lines are open Monday to Friday (except public holidays) between 8.30 a.m. and 5.30 p.m. (EST).

Scheme Shareholders who hold their Scheme Shares in certificated form (including DTC Withdrawal Scheme Shareholders) will receive a Combined Form of Election from Computershare separately.

Scheme Shareholders are asked to complete and return the Forms of Proxy (or appoint a proxy electronically or online as referred to in this document) in accordance with the instructions printed thereon as soon as possible, but in any event prior to the applicable deadlines set out in those Forms of Proxy.

Holders of Depositary Receipts will receive instructions from Broadridge on how to give directions about the voting of the underlying ReNew Shares. If you hold Depositary Receipts, you must follow these instructions in order for your ReNew Shares to be voted. The instructions will also explain how you may revoke any previous directions. In order to be valid, the voting directions must be received no later than 11.59 p.m. (EST time) on    . Following receipt of the directions, such directions will be passed on by the registered holder of the ReNew Shares underlying the Depositary Receipts to ReNew’s agent, which will be deemed to constitute an instruction to vote the applicable ReNew Shares in accordance with the directions of the holders of the Depositary Receipts. Since holders of Depositary Receipts are not Scheme Shareholders or ReNew Shareholders registered in the register of members, holders of Depositary Receipts may not vote at the General Meeting and the Court Meeting, in each case unless you request and obtain a legal appointment as proxy from Computershare. If Broadridge does not receive valid voting directions from a holder of Depositary Receipts by the applicable deadline referred to above, the ReNew Shares underlying that holder’s Depositary Receipts will not be voted at the relevant Meeting, and no proxy will be given to vote them on a discretionary basis.

There are certain ReNew Shares that are held within the systems of DTC. Beneficial owners of ReNew Shares whose interests in such ReNew Shares are held in the name of a broker, bank or other nominee within the systems of DTC will receive voting instructions from Broadridge or their broker, bank or nominee for the Court Meeting and/or General Meeting. If you are such a beneficial owner, you must follow these instructions in order for your Scheme Shares to be voted. The instructions will also explain how you may revoke any previous directions. In order to be valid, the voting directions must be received no later than     (UK time) on     (in the case of the Court Meeting) or     (UK time) on     (in the case of the General Meeting). Any voting direction submitted to ReNew or its agent by such beneficial owner (or on their behalf) in accordance with these instructions will be deemed to constitute an instruction to vote the applicable Scheme Shares and/or ReNew Shares in accordance with the directions of such beneficial owner. Since beneficial owners are not Scheme Shareholders or ReNew Shareholders registered in the register of members, if you are a beneficial owner of Scheme Shares you may not vote at the Court Meeting, and if you are a beneficial owner of ReNew Shares you may not vote at the General Meeting, in each case unless you request and obtain a legal appointment as proxy from your broker, bank or other nominee.

Shareholder Proposals

Under English law, except as provided below, there is no general right for a shareholder of a UK public limited company to put items on the agenda of a general meeting (save for the annual general meeting) that has been convened by directors. English law provides that shareholders holding not less than five per cent. of ReNew’s paid-up share capital carrying voting rights may requisition the ReNew Board to convene a general meeting and may require resolutions to be put before a general meeting they have convened.

If the Scheme does not become Effective, ReNew Shareholders will be entitled to attend and participate in ReNew’s next (and subsequent) annual general meeting. Under the Act, ReNew is required to hold its 2027 annual general meeting by no later than 30 September 2027. If any such annual general meeting is held, shareholder proposals will be eligible for consideration for inclusion in the form of proxy for such annual general meeting in accordance with the Articles.

In addition to the Act, shareholders representing at least five per cent. of the total voting rights of all shareholders who have a right to vote at the 2027 annual general meeting of ReNew can require ReNew to give ReNew Shareholders notice of a resolution which may be and is intended to be moved at the 2027 annual general meeting of ReNew unless (a) the resolution would, if passed, be ineffective (whether by reason of inconsistency with any enactment or ReNew’s Articles or otherwise); (b) it is defamatory of any person; or (c) it is frivolous or vexatious. Such a request, made by the requisite number of ReNew Shareholders, must be received by ReNew not later than six weeks before the annual general meeting.

EXERCISE YOUR RIGHT TO VOTE

IF YOU ARE A SCHEME SHAREHOLDER, A RENEW SHAREHOLDER OR A BENEFICIAL OWNER, RENEW STRONGLY ENCOURAGES YOU TO EXERCISE YOUR RIGHT TO VOTE OR GIVE INSTRUCTIONS TO THE RELEVANT REGISTERED OWNER TO VOTE IN PERSON OR BY PROXY AT THE COURT MEETING AND AT THE GENERAL MEETING.

IF YOU ARE A REGISTERED OWNER HOLDING RENEW SHARES ON BEHALF OF BENEFICIAL OWNERS, WE SHOULD BE GRATEFUL IF YOU WOULD INFORM THE RELEVANT BENEFICIAL OWNERS ABOUT THE IMPORTANCE OF EXERCISING THEIR VOTE.

IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU SHOULD CONSULT YOUR STOCKBROKER, BANK MANAGER, ATTORNEY, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT PROFESSIONAL ADVISER WHO, IF YOU ARE TAKING ADVICE IN THE UNITED KINGDOM, IS AUTHORISED PURSUANT TO THE FINANCIAL SERVICES AND MARKETS ACT 2000 OR, IF YOU ARE IN A TERRITORY OUTSIDE THE UNITED KINGDOM, IS AN APPROPRIATELY AUTHORISED INDEPENDENT FINANCIAL ADVISER.

Part I (Rollover Election) of the Combined Form of Election

As explained in more detail in the sections entitled “Summary – The Rollover” on pages 9 to 10 and “Summary of the terms of the Rollover” in paragraph 5 of Part III (Explanatory Statement) of this document, as an alternative to the Cash Offer, eligible Scheme Shareholders may elect for the Rollover, pursuant to which they would continue to hold their Rollover Shares. Eligible Scheme Shareholders will only be able to elect for the Rollover in relation to their entire holding of Scheme Shares and not part only. However, due to the operation of the Cutback and the Maximum U.S. Rollover Percentage, as explained in paragraph 5 of Part III (Explanatory Statement) of this document, it is possible that some or all of the Scheme Shares elected by an eligible Scheme Shareholder for the Rollover will become Cash-Out Shares and such Scheme Shareholder will receive the Consideration in respect of such Cash-Out Shares instead.

If you are eligible and wish to elect for the Rollover in respect of your Scheme Shares, you must complete Part I (Rollover Election) of the Combined Form of Election, which will be separately mailed to you by Computershare, in accordance with the instructions set out on such form and either (i) return it by mail to Computershare at C/O Voluntary Corporate Actions; COY: RNGP, P.O. Box 43011, Providence, RI 02940-3011, or if by express mail, courier or other expedited service, to Computershare at C/O Voluntary Corporate Actions; COY: RNGP, 150 Royall Street, Suite V, Canton, MA 02021, or (ii) submit it electronically via the online portal at www.computershare.com/offer/   , in each case by no later than the Election Return Time, being 5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) ten Business Days prior to the date of the Court Hearing. The instructions set out in Part I (Rollover Election) of the Combined Form of Election constitute part of the terms of the Scheme.

If you do not return or submit a Combined Form of Election with a completed Part I (Rollover Election) by the Election Return Time, you will receive Consideration in cash for all the Scheme Shares that you hold at the Scheme Record Time. If you wish to receive cash for all the Scheme Shares that you hold at the Scheme Record Time, you are not required to complete Part I (Rollover Election) of the Combined Form of Election.

Only Scheme Shareholders (other than Scheme Shareholders resident in India), who are holders of Scheme Shares in the register of members of the Company, are eligible to make an Election. Any person who becomes a Scheme Shareholder after the Election Return Time will not be eligible to elect for the Rollover and their Scheme Shares will be treated as Cash-Out Shares.

Beneficial owners of Scheme Shares held in uncertificated form within the systems of DTC are NOT eligible to make an Election and will receive the Consideration for all of their Scheme Shares. If you are a beneficial owner of Scheme Shares held in uncertificated form within the systems of DTC and you wish to make an Election, you must first procure the withdrawal of all such Scheme Shares from DTC and be entered as a registered holder (other than as a holder in uncertificated form) in the register of members of the Company. To effect such withdrawal, you must notify your broker, bank or other nominee who holds your Scheme Shares of your intention, and follow their instructions including executing any requisite documentation and paying any requisite processing fees.

If you are a holder of Depositary Receipts and you wish to make an Election, you must first procure that the Scheme Shares represented by your Depositary Receipts are registered by reference to a separate designation in the register of members of the Company. To effect such re-registration, you must notify the Company and Computershare of your intention, and follow their instructions including executing any requisite documentation and paying any requisite processing fees.

The Company is unable to assure beneficial owners of Scheme Shares or holders of Depositary Receipts how long it will take to complete (i) the withdrawal of Scheme Shares from DTC and re-registration of the beneficial owners as registered holders or (ii) the re-registration of Scheme Shares represented by Depositary Receipts by reference to a separate designation, as this will depend on factors outside the Company’s control, including the cooperation of third parties such as the relevant broker, bank or other nominee and DTC. Beneficial owners of Scheme Shares and holders of Depositary Receipts who wish to make an Election are therefore strongly recommended to act as soon as possible and, in any event, sufficiently in advance of the Election Return Time to allow any required withdrawal and/or re-registration to be completed in time. Detailed instructions are set out on pages 41 to 44 (Notes on making an Election) of this document. Please note that you will have a minimum of 80 calendar days from the publication of this document to complete the required withdrawal and/or re-registration and, following that, complete and return or submit your Combined Form of Election.

The Rollover involves significant risks and uncertainties and may not be suitable for all Scheme Shareholders. Please refer to the section entitled “Risks relating to the Rollover” in paragraph 6 of Part III (Explanatory Statement) for a description of the risks relating to the Rollover. Scheme Shareholders should consider whether the Rollover is a suitable alternative in light of their own personal circumstances and investment objectives and are, therefore, strongly recommended to seek their own independent financial, tax and legal advice before deciding whether to elect for the Rollover.

Part II (Letter of Transmittal) of the Combined Form of Election

Scheme Shareholders who hold their Scheme Shares in certificated form (including DTC Withdrawal Scheme Shareholders) must complete Part II (Letter of Transmittal) of the Combined Form of Election, which will be separately mailed to you by Computershare, in accordance with the instructions set out on such form and either (i) return it by mail to Computershare at C/O Corporate Actions; Attn: Mandatory Corporate Actions, P.O. Box 43014, Providence, RI 02940-3014, or if by express mail, courier or other expedited service, to Computershare at C/O Mandatory Corporate Actions; COY: RNGP, 150 Royall Street, Suite 101, Canton, MA 02021, or (ii) submit it electronically via the online portal at www.computershare.com/offer/   . In each case, all share certificates and Depositary Receipts representing such Scheme Shareholders’ Scheme Shares must be returned by mail, express mail, courier or other expedited service (as applicable) to the relevant address set out above, either together with the complete Part II (Letter of Transmittal), or independently if the complete Part II (Letter of Transmittal) is submitted electronically. Both items must be returned or submitted by no later than the Election Return Time, being 5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 calendar days following the publication of this document, and (b) ten Business Days prior to the date of the Court Hearing. The requirement above applies whether or not a Scheme Shareholder has completed Part I (Rollover Election) of the Combined Form of Election.

If any such share certificate(s) or Depositary Receipt(s) are found to be missing, the relevant holder must instead deliver an affidavit of lost securities and settle the relevant surety bond premium and any relevant processing fee as required by Computershare. All such returns (or, where applicable, the delivery of the affidavit and settlement of related payments) must be made by no later than the Election Return Time, in order to receive the Consideration to which the relevant holder is entitled under the Scheme. The Purchaser will procure the payment by the Paying Agent of the Consideration (subject to any deductions or withholdings in respect of Tax required by applicable law and net of any applicable wire transfer fees) in respect of the Cash-Out Shares in certificated form to the relevant Cash-Out Shareholders as soon as practicable and in any event within 14 days after the later of (i) the Effective Date and (ii) Computershare having received a completed Part II (Letter of Transmittal) of the Combined Form of Election and the share certificate(s) or Depositary Receipt(s) (or, where any of these are missing, the delivery of the affidavit and settlement of related payments).

CASH-OUT SHAREHOLDERS WHO HOLD THEIR CASH-OUT SHARES IN CERTIFICATED FORM WILL NOT RECEIVE THE CONSIDERATION TO WHICH THEY ARE ENTITLED UNDER THE SCHEME UNLESS AND UNTIL THEY HAVE COMPLIED WITH THE REQUIREMENTS SET OUT ABOVE.

Scheme Shareholders whose Scheme Shares are held in uncertificated form within the systems of DTC are not required to complete Part II (Letter of Transmittal) of the Combined Form of Election. The Purchaser will procure the payment by the Paying Agent of the Consideration (subject to any deductions or withholdings in respect of Tax required by applicable law and net of any applicable wire transfer fees) in respect of such Cash-Out Shares to DTC or its nominee as soon as practicable and in any event by no later than 14 days after the Effective Date.

Detailed instructions are set out on pages 45 to 46 (Notes on completing Part II (Letter of Transmittal) of the Combined Form of Election) of this document.

If you have any queries relating to this document or the completion and return of the Forms of Proxy or the Combined Form of Election, please call the ReNew Shareholder helpline at (800) 662-5200 for those within the U.S., and (203) 658-9400 for those outside the U.S. Lines are open Monday to Friday (except public holidays) between 8.30 a.m. and 5.30 p.m. (EST).

If Computershare, or your broker, bank or other nominee holds your ReNew Shares, you may also call them for additional information.

INDIAN TAX SELF-DECLARATION

Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares who are Non-Small Shareholders must complete the Indian Tax Self-Declaration contained in Part XIII (Indian Tax Self-Declaration) of this document in accordance with the instructions set out in Part XIII (Indian Tax Self-Declaration) and either (i) return it by post (properly insured) or (ii) submit it via a designated online portal to the Purchaser or an agent designated by the Purchaser, in each case by no later than the Indian Tax Self-Declaration Return Time, being 5.30 p.m. (EST) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) 15 Business Days prior to the date of the Court Hearing.

Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares who are NOT Non-Small Shareholders are not required to complete the Indian Tax Self-Declaration.

Please refer to Part XIII (Indian Tax Self-Declaration) for a copy of the Indian Tax Self-Declaration.

FORMS OF PROXY FOR VOTING AT THE COURT MEETING

AND GENERAL MEETING

It is important that, at the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of the opinion of Scheme Shareholders. Therefore, whether or not you plan to attend the Meetings, please complete and sign both the enclosed Forms of Proxy (one labelled “Court Meeting Proxy Form” and one labelled “General Meeting Proxy Form”), or deliver your voting instructions by one of the other methods mentioned below, as soon as possible. Your vote will be cast as specified on the applicable Form of Proxy.

Sending Forms of Proxy by post

Scheme Shareholders will find enclosed with this document a Form of Proxy labelled “Court Meeting Proxy Form” for use in connection with the Court Meeting, and ReNew Shareholders will find enclosed with this document a Form of Proxy labelled “General Meeting Proxy Form” for use in connection with the General Meeting. Please complete and sign the enclosed Forms of Proxy in accordance with the instructions printed thereon and return them by post using the return envelope provided to Broadridge at 51 Mercedes Way, Edgewood, NY11717, so as to be received as soon as possible and in any event not later than:

•	in the case of Forms of Proxy labelled “Court Meeting Proxy Form” for the Court Meeting (UK time) on ; and

•	in the case of Forms of Proxy labelled “General Meeting Proxy Form” for the General Meeting (UK time) on ,

or, in the case of either meeting being adjourned, not later than 48 hours (excluding any part of a day that is not a Scheme Business Day) before the time fixed for the holding of the adjourned meeting. A return envelope is provided for this purpose in the UK only, Forms of Proxy returned by fax will not be accepted. This will enable your votes to be counted at the Meetings in the event of your absence.

If the Form of Proxy labelled “Court Meeting Proxy Form” for use at the Court Meeting is not returned by such time, it may be handed to the Chairman of the Court Meeting before the start of that meeting. However, in the case of the General Meeting, the Form of Proxy labelled “General Meeting Proxy Form” must be received by the time mentioned above, or it will be invalid.

Proxy appointment

Scheme Shareholders entitled to attend and vote at the Court Meeting and ReNew Shareholders entitled to attend and vote at the General Meeting may appoint a proxy to attend and to speak and vote in his/her place.

ReNew Shareholders are entitled to appoint a proxy in respect of some or all of their ReNew Shares and may also appoint more than one proxy, provided that each proxy is appointed to exercise the rights attached to a different ReNew Share or ReNew Shares held by such ReNew Shareholder. A proxy need not be a member of ReNew.

Please note that the appointment of a proxy or proxies is separate for each of the Court Meeting and the General Meeting.

To be valid, Forms of Proxy must be executed by or on behalf of the ReNew Shareholder or, if you are a corporate entity, under the hand of a duly authorised officer or attorney.

If two or more valid, but differing, appointments of proxy are delivered or received in respect of the same ReNew Share, the one which is last validly delivered or received (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the other or others as regards that ReNew Share. If ReNew is unable to determine which instrument was last validly delivered or received, none of them shall be treated as valid in respect of that ReNew Share.

The completion and return of the Forms of Proxy, or the appointment of a proxy electronically or via telephone (in accordance with the procedures set out below), will not prevent Scheme Shareholders from attending and voting in person at the Court Meeting and ReNew Shareholders from attending and voting in person at the General Meeting, or any adjournment thereof, if you wish and are entitled to do so. Any Scheme Shareholder voting in person at the Court Meeting or the General Meeting will override and invalidate any Form of Proxy that has been validly returned by said Scheme Shareholder.

Beneficial owners who hold their ReNew Shares in the name of a broker, bank or other nominee within the systems of DTC should follow the voting instructions provided by Broadridge or their broker, bank or nominee to ensure that their Scheme Shares or ReNew Shares (as applicable) are represented at the Court Meeting and the General Meeting. Holders of Depositary Receipts should follow the voting instructions provided by Broadridge to ensure that the ReNew Shares or Scheme Shares represented by their Depositary Receipts (as applicable) are represented at the Court Meeting and the General Meeting.

Revocability of proxies

Any person submitting a Form of Proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a ReNew Shareholder of record, you may revoke your proxy at any time before the vote is taken at the Court Meeting or the General Meeting, as applicable, by:

•

submitting a new Form of Proxy with a later date, by using the telephone or electronic proxy submission procedures described herein, or by completing, signing, dating and returning a new Form of Proxy by mail to Broadridge at 51 Mercedes Way, Edgewood, NY11717;

•	attending the Court Meeting and/or the General Meeting and voting in person; or

•	delivering a written notice of revocation by mail to Broadridge at 51 Mercedes Way, Edgewood, NY11717.

Please note, however, that only your last validly delivered or received proxy will count (regardless of its date or of the date of its execution). Attending the Court Meeting or the General Meeting without taking one of the actions described above will not in itself revoke your proxy.

If you hold your ReNew Shares indirectly through a broker, bank or other nominee or hold Depositary Receipts, you will need to follow the instructions provided to you by Broadridge or your broker, bank or nominee in order to revoke or submit new voting instructions.

Effect of abstentions and broker non-votes

An abstention occurs when a shareholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes occur when a broker, bank, trust or other nominee returns a proxy but does not have authority to vote on a particular proposal.

In connection with the Court Meeting, abstentions and broker non-votes will not be considered votes cast and will therefore not have any effect on the outcome of the vote at the Court Meeting.

In connection with the General Meeting, shareholders who may validly count towards quorum will be considered in determining the presence of a quorum irrespective of their abstention or broker non-vote. However, abstentions and broker non-votes are not considered votes cast and therefore will not have any effect on the outcome of the vote for the purposes of determining whether the Resolutions have been approved.

Multiple proxy voting instructions

ReNew Shareholders who wish to appoint more than one proxy in respect of their shareholding should photocopy the Form of Proxy. You should also indicate by ticking the box provided if the proxy is one of multiple instructions being given, fill in the name of the proxy and the number of ReNew Shares in respect of which the proxy is appointed and return the multiple forms together (please ensure that all of the multiple Forms of Proxy in respect of one registered holding are sent in the same envelope if possible) by the time and date mentioned above.

Online and telephone appointment of proxies

As an alternative to completing and returning the printed Forms of Proxy, Forms of Proxy may be submitted electronically by logging on to the following website: www.ProxyVote.com and following the instructions there, or via telephone (from within the United States) on 1-800-454-8683. For an electronic or telephone proxy appointment to be valid, the appointment must be made by no later than:

•	(UK time) on in the case of the General Meeting; and

•	(UK time) on in the case of the Court Meeting,

or, in the case of either meeting being adjourned, no later than 48 hours (excluding any part of a day that is not a Scheme Business Day) before the time fixed for the holding of the adjourned meeting. In order to access the voting system, ReNew Shareholders will need their 16-digit control number found on their Form of Proxy.

In the case of the Court Meeting only, if you have not appointed a proxy electronically or via telephone by such time you may complete the Form of Proxy labelled “Court Meeting Proxy Form” and hand it to the Chairman of the Court Meeting, before the start of that meeting.

Further information about proxies and voting

Further information in relation to the appointment of proxies for and voting at the Meetings is set out in paragraph 27 of Part III (Explanatory Statement) of this document, in the notice of Court Meeting set out in this document under the section entitled “Notice of Court Meeting”, in the notes to the notice of the General Meeting set out in this document under the section entitled “Notice of General Meeting”, and in the instructions printed on the Forms of Proxy.

Holders of Depositary Receipts will receive instructions from Broadridge on how to give directions about the voting of the underlying ReNew Shares. If you hold Depositary Receipts, you must follow these instructions in order for your ReNew Shares to be voted. The instructions will also explain how you may revoke any previous directions. In order to be valid, the voting directions must be received no later than 11.59 p.m. (EST time) on    . Following receipt of the directions, such directions will be passed on by the registered holder of the ReNew Shares underlying the Depositary Receipts to ReNew’s agent, which will be deemed to constitute an instruction to vote the applicable ReNew Shares in accordance with the directions of the holders of the Depositary Receipts. Since holders of Depositary Receipts are not Scheme Shareholders or ReNew Shareholders registered in the register of members, holders of Depositary Receipts may not vote at the General Meeting and the Court Meeting, in each case unless you request and obtain a legal appointment as proxy from Computershare. If Broadridge does not receive valid voting directions from a holder of Depositary Receipts by the applicable deadline referred to above, the ReNew Shares underlying that holder’s Depositary Receipts will not be voted at the relevant Meeting, and no proxy will be given to vote them on a discretionary basis.

There are certain ReNew Shares that are held within the systems of DTC. Beneficial owners of ReNew Shares whose interests in such ReNew Shares are held in the name of a broker, bank or other nominee within the systems of DTC will receive voting instructions from Broadridge or their broker, bank or nominee for the Court Meeting and/or General Meeting. If you are such a beneficial owner, you must follow these instructions in order for your Scheme Shares to be voted. The instructions will also explain how you may revoke any previous directions. In order to be valid, the voting directions must be received no later than     (UK time) on     (in the case of the Court Meeting) or     (UK time) on     (in the case of the General Meeting). Any voting direction submitted to ReNew or its agent by such beneficial owner (or on their behalf) in accordance with these instructions will be deemed to constitute an instruction to vote the applicable Scheme Shares and/or ReNew Shares in accordance with the directions of such beneficial owner. Since beneficial owners are not Scheme Shareholders or ReNew Shareholders registered in the register of members, if you are a beneficial owner of Scheme Shares you may not vote at the Court Meeting, and if you are a beneficial owner of ReNew Shares you may not vote at the General Meeting, in each case unless you request and obtain a legal appointment as proxy from your broker, bank or other nominee.

If the Scheme becomes Effective, it will be binding on all Scheme Shareholders, including Scheme Shareholders who did not vote to approve the Scheme or who voted against the Scheme at the Court Meeting and/or who did not vote to approve the Scheme Resolution or who voted against the Scheme Resolution at the General Meeting.

No “appraisal” rights

No ReNew Shareholders will have “appraisal” or “dissenters” rights or otherwise have any right to seek an appraisal of the ReNew Shares. Participants should refer to paragraph 21 of Part III (Explanatory Statement) of this document for further information.

ReNew Share Plans

Participants in the ReNew Share Plans should refer to paragraph 14 of Part III (Explanatory Statement) of this document for information relating to the effect of the Acquisition on their rights under the ReNew Share Plans.

NOTES ON MAKING AN ELECTION

Making an Election

If you are eligible and wish to elect for the Rollover, you must complete Part I (Rollover Election) of the Combined Form of Election, which will be separately mailed to you by Computershare, in accordance with the instructions set out on such form and either (i) return it by mail to Computershare at C/O Voluntary Corporate Actions; COY: RNGP, P.O. Box 43011, Providence, RI 02940-3011, or if by express mail, courier or other expedited service, to Computershare at C/O Voluntary Corporate Actions; COY: RNGP, 150 Royall Street, Suite V, Canton, MA 02021, or (ii) submit it electronically via the online portal at www.computershare.com/offer/   , in each case by no later than the Election Return Time, being 5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) ten Business Days prior to the date of the Court Hearing. The instructions set out in Part I (Rollover Election) of the Combined Form of Election constitute part of the terms of the Scheme.

Scheme Shareholders who do not wish to elect for the Rollover do not need to complete Part I (Rollover Election) of the Combined Form of Election.

Beneficial owners of Scheme Shares held in uncertificated form within the systems of DTC are NOT eligible to make an Election and will receive the Consideration for all of their Scheme Shares. If you are a beneficial owner of Scheme Shares held in uncertificated form within the systems of DTC and you wish to make an Election, you must first procure the withdrawal of all such Scheme Shares from DTC and be entered as a registered holder (other than as a holder in uncertificated form) in the register of members of the Company. To effect such withdrawal, you must notify your broker, bank or other nominee who holds your Scheme Shares of your intention, and follow their instructions including executing any requisite documentation and paying any requisite processing fees.

If you are a holder of Depositary Receipts and you wish to make an Election, you must first procure that the Scheme Shares represented by your Depositary Receipts are registered by reference to a separate designation in the register of members of the Company. To effect such re-registration, you must notify the Company and Computershare of your intention, and follow their instructions including executing any requisite documentation and paying any requisite processing fees.

THE COMPANY IS UNABLE TO ASSURE BENEFICIAL OWNERS OF SCHEME SHARES OR HOLDERS OF DEPOSITARY RECEIPTS HOW LONG IT WILL TAKE TO COMPLETE (I) THE WITHDRAWAL OF SCHEME SHARES FROM DTC AND RE-REGISTRATION OF THE BENEFICIAL OWNERS AS REGISTERED HOLDERS OR (II) THE RE-REGISTRATION OF SCHEME SHARES REPRESENTED BY DEPOSITARY RECEIPTS BY REFERENCE TO A SEPARATE DESIGNATION, AS THIS WILL DEPEND ON FACTORS OUTSIDE THE COMPANY’S CONTROL, INCLUDING THE COOPERATION OF THIRD PARTIES SUCH AS THE RELEVANT BROKER, BANK OR OTHER NOMINEE AND DTC. BENEFICIAL OWNERS OF SCHEME SHARES AND HOLDERS OF DEPOSITARY RECEIPTS WHO WISH TO MAKE AN ELECTION ARE THEREFORE STRONGLY RECOMMENDED TO ACT AS SOON AS POSSIBLE AND, IN ANY EVENT, SUFFICIENTLY IN ADVANCE OF THE ELECTION RETURN TIME TO ALLOW ANY REQUIRED WITHDRAWAL AND/OR RE-REGISTRATION TO BE COMPLETED IN TIME.

PLEASE NOTE THAT YOU WILL HAVE A MINIMUM OF 80 CALENDAR DAYS FROM THE PUBLICATION OF THIS DOCUMENT TO COMPLETE THE REQUIRED WITHDRAWAL AND/OR RE-REGISTRATION AND, FOLLOWING THAT, COMPLETE AND RETURN OR SUBMIT YOUR COMBINED FORM OF ELECTION.

If you wish to receive the Consideration for all the Scheme Shares that you hold at the Scheme Record Time and do not wish to make an Election for the Rollover, do not complete Part I (Rollover Election) of the Combined Form of Election.

If you wish to make an Election for the Rollover, you must be an eligible Scheme Shareholder and the Election must be in respect of all of the Scheme Shares held by you as at the Scheme Record Time. You cannot elect for the Rollover in respect of some but not all of your Scheme Shares. However, due to the operation of the Cutback and the Maximum U.S. Rollover Percentage, as explained in paragraph 5 of Part III (Explanatory Statement) of this document, it is possible that some or all of the Scheme Shares elected by an eligible Scheme Shareholder for the Rollover will become Cash-Out Shares and such Scheme Shareholder will receive the Consideration in respect of such Cash-Out Shares instead.

Overseas Scheme Shareholders should inform themselves about and observe any applicable legal or regulatory requirements. If you are in any doubt about your position, you should consult your professional adviser in the relevant territory.

The Special Committee does not give any advice to Scheme Shareholders as to whether they should elect for the Rollover.

However, the Special Committee notes that the Rollover involves significant risks and uncertainties and may not be suitable for all Scheme Shareholders. Please refer to the section entitled “Risks relating to the Rollover” in paragraph 6 of Part III (Explanatory Statement) for a description of the risks relating to the Rollover.

Scheme Shareholders should consider whether the Rollover is a suitable alternative in light of their own personal circumstances and investment objectives and are, therefore, strongly recommended to seek their own independent financial, tax and legal advice before deciding whether to elect for the Rollover.

If you have not received or need more copies of the Combined Form of Election, or have any queries relating to the completion and return of the Combined Form of Election, please call the ReNew Shareholder helpline at (800) 662-5200 for those within the U.S., and (203) 658-9400 for those outside the U.S. Lines are open Monday to Friday (except public holidays) between 8.30 a.m. and 5.30 p.m. (EST).

The ReNew Shareholder helpline cannot provide advice on the merits of the Rollover nor give any financial, legal or tax advice.

Other provisions relating to the Rollover

For the Rollover, eligible Scheme Shareholders may elect, in respect of all (but not some only) of their Scheme Shares, to retain their Scheme Shares, which will continue to be held by such Scheme Shareholders following the Effective Time, in lieu of such Scheme Shareholders transferring their Scheme Shares to the Purchaser and receiving the Consideration.

Eligible Scheme Shareholders will only be able to elect for the Rollover in relation to their entire holding of Scheme Shares and not part only. However, due to the operation of the Cutback and the Maximum U.S. Rollover Percentage, as explained in paragraph 5 of Part III (Explanatory Statement) of this document, it is possible that some or all of the Scheme Shares elected by an eligible Scheme Shareholder for the Rollover will become Cash-Out Shares and such Scheme Shareholder will receive the Consideration in respect of such Cash-Out Shares instead. If a Scheme Shareholder has elected for the Rollover, then the validity of the Election shall not be affected by any alteration in the number of Scheme Shares held by the Scheme Shareholder at any time prior to the Scheme Record Time and, accordingly, the Election shall, subject to the provisions below, apply in respect of all of the Scheme Shares which the Scheme Shareholder holds immediately prior to the Scheme Record Time.

Elections made by Scheme Shareholders for the Rollover shall not affect the entitlements of Scheme Shareholders who do not make any such Election.

The Rollover is subject to the following provisions:

•

Scheme Shareholders who are resident in India are not eligible to participate in the Rollover and any Elections from such Scheme Shareholders to participate in the Rollover shall be null and void and the Scheme Shares held by such Scheme Shareholders shall be deemed Cash-Out Shares for the purposes of the Scheme.

•

If, following the receipt of valid elections for the Rollover from Scheme Shareholders, the total number of shareholders of the Company (as determined in accordance with the Indian Companies Act 2013) immediately following the Scheme becoming Effective would be expected to exceed 200, then any Scheme Shareholder who (i) has validly delivered an Election for the Rollover and (ii) holds fewer ReNew Shares than the Cutback Threshold, shall be deemed not to have validly elected for the Rollover and all of such Scheme Shareholder’s Scheme Shares shall be Cash-Out Shares for the purposes of the Scheme and such Scheme Shareholder shall be a Cash-Out Shareholder for the purposes of the Scheme.

•

If, following the Cutback, the aggregate number of Scheme Shares held or beneficially owned (as applicable) by U.S. Rollover Shareholders would be expected to represent more than the Maximum U.S. Rollover Percentage, the number of Scheme Shares held or beneficially owned (as applicable) by each U.S. Rollover Shareholder subject to the Rollover shall be reduced on a pro rata basis (calculated by reference to each U.S. Rollover Shareholder’s total holding or beneficial ownership (as applicable) of Scheme Shares as a proportion of the aggregate total of Scheme Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders) to the minimum extent necessary to ensure that the aggregate Rollover Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders do not exceed the Maximum U.S. Rollover Percentage. All Scheme Shares held or beneficially owned (as applicable) by a U.S. Rollover Shareholder to the extent subject to a reduction as a result of this provision shall cease to be Rollover Shares and shall instead be Cash-Out Shares for the purposes of the Scheme.

None of the Company, the Purchaser and the Consortium shall be liable to any Scheme Shareholder in respect of any adjustment, decision or determination made in connection with the Rollover in accordance with the foregoing provisions.

Please refer to the sections entitled “Summary – The Rollover” on pages 9 to 10 and the “Summary of the terms of the Rollover” in paragraph 5 of Part III (Explanatory Statement) for further details of the Rollover.

General

Eligible Scheme Shareholders that successfully elect for the Rollover will not transfer their Scheme Shares after the Scheme Record Time and will not be entitled to receive Consideration.

No Election for the Rollover will be valid unless a completed Part I (Rollover Election) of the Combined Form of Election is received by the Election Return Time. Any person who becomes a Scheme Shareholder after the Election Return Time will not be eligible to elect for the Rollover and their Scheme Shares will be treated as Cash-Out Shares.

If a completed Part I (Rollover Election) of the Combined Form of Election is received by Computershare after the Election Return Time, or if a Part I (Rollover Election) of the Combined Form of Election is received by Computershare before such time but is not, or is deemed not to be, valid or complete in all respects at such time, then such Election shall be void unless and to the extent that the Company and CPP Investments, in their absolute discretion, elect to treat as valid in whole or in part any such Election.

Upon execution and delivery or, if via the online portal, submission by a Scheme Shareholder of a valid Part I (Rollover Election) of the Combined Form of Election, such Scheme Shareholder shall be bound by the terms and provisions contained in Part I (Rollover Election) of the Combined Form of Election and by the terms and provisions contained in this section entitled “Notes on making an Election” of this document.

A Part I (Rollover Election) of the Combined Form of Election duly completed and delivered or, if via the online portal, submitted in accordance with the instructions set out in this document may be withdrawn by notice to Computershare in writing to be received before the Election Return Time.

If a Scheme Shareholder delivers or submits more than one Part I (Rollover Election) of the Combined Form of Election in respect of their Scheme Shares, in the case of an inconsistency between such Parts I (Rollover Election) of the Combined Forms of Election, the last Part I (Rollover Election) of the Combined Form of Election which is delivered by the Election Return Time shall prevail over any earlier Part I (Rollover Election) of the Combined Form of Election. The delivery time for a Part I (Rollover Election) of the Combined Form of Election shall be determined on the basis of which the relevant Combined Form of Election is last sent or, if Computershare is unable to determine which is last sent, is last received. Combined Forms of Election which are sent in the same envelope shall be treated for these purposes as having been sent and received at the same time, and, in the case of an inconsistency between such Parts I (Rollover Election) of the relevant Combined Forms of Election, none of them shall be treated as valid (unless the Company and CPP Investments otherwise determine in their absolute discretion).

Without prejudice to any other provision of this document or the Combined Form of Election, the Company and CPP Investments reserve the right in their absolute discretion to treat as valid in whole or in part any Election for the Rollover which is not entirely in order.

No acknowledgements of receipt of any Combined Form of Election or other documents will be given. All communications, notices, other documents and remittances to be delivered by or to or sent to or from holders of Scheme Shares (or their designated agent(s)) or as otherwise directed will be delivered by or to or sent to or from such holders of Scheme Shares (or their designated agent(s)) at their risk.

The Combined Form of Election and all elections thereunder or pursuant thereto and all contracts made pursuant thereto and actions taken or made or deemed to be taken or made under any of the terms of this section, and the relationship between a Scheme Shareholder, the Company and the Purchaser, shall be governed by and construed in accordance with English law. The courts of England and Wales shall have exclusive jurisdiction to settle any dispute which may arise in relation to all matters arising out of or in connection with the creation, validity, effect, interpretation or performance of the legal relationships established by the Election for the Rollover, or otherwise arising in connection with the Scheme and such Election. For such purposes, each Scheme Shareholder who submits a Combined Form of Election irrevocably submits to the exclusive jurisdiction of the courts of England and Wales.

Neither the Company, the Consortium, nor any of their respective advisers or any person acting on behalf of either of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of Elections under the Scheme on any of the bases set out in this section or otherwise in connection therewith.

If the Scheme does not become effective in accordance with its terms, any Election made shall cease to be valid.

NOTES ON COMPLETING PART II (LETTER OF TRANSMITTAL) OF THE COMBINED FORM OF ELECTION

Completion and Return of Part II (Letter of Transmittal) of the Combined Form of Election

Scheme Shareholders who hold their Scheme Shares in certificated form (including DTC Withdrawal Scheme Shareholders) must complete Part II (Letter of Transmittal) of the Combined Form of Election, which will be separately mailed to you by Computershare, in accordance with the instructions set out on such form and either (i) return it by mail to Computershare at C/O Corporate Actions; Attn: Mandatory Corporate Actions, P.O. Box 43014, Providence, RI 02940-3014, or if by express mail, courier or other expedited service, to Computershare at C/O Mandatory Corporate Actions; COY: RNGP, 150 Royall Street, Suite 101, Canton, MA 02021, or (ii) submit it electronically via the online portal at www.computershare.com/offer/   . In each case, all share certificates and Depositary Receipts representing such Scheme Shareholders’ Scheme Shares must be returned by mail, express mail, courier or other expedited service (as applicable) to the relevant address set out above, either together with the complete Part II (Letter of Transmittal), or independently if the complete Part II (Letter of Transmittal) is submitted electronically. Both items must be returned or submitted by no later than the Election Return Time, being 5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) ten Business Days prior to the date of the Court Hearing, in order to receive the Consideration.

The requirement above applies whether or not a Scheme Shareholder has completed Part I (Rollover Election) of the Combined Form of Election.

If any such share certificate(s) or Depositary Receipt(s) are found to be missing, the relevant holder must instead deliver an affidavit of lost securities and settle the relevant surety bond premium and any relevant processing fee as required by Computershare. All such returns (or, where applicable, the delivery of the affidavit and settlement of related payments) must be made by no later than the Election Return Time, in order to receive the Consideration to which the relevant holder is entitled under the Scheme. The Purchaser will procure the payment by the Paying Agent of the Consideration (subject to any deductions or withholdings in respect of Tax required by applicable law and net of any applicable wire transfer fees) in respect of the Cash-Out Shares in certificated form to the relevant Cash-Out Shareholders as soon as practicable and in any event within 14 days after the later of (i) the Effective Date and (ii) Computershare having received a completed Part II (Letter of Transmittal) of the Combined Form of Election and the share certificate(s) or Depositary Receipt(s) (or, where any of these are missing, the delivery of the affidavit and settlement of related payments), as further described in the section entitled “Settlement” in paragraph 20 of Part III (Explanatory Statement).

CASH-OUT SHAREHOLDERS WHO HOLD THEIR CASH-OUT SHARES IN CERTIFICATED FORM WILL NOT RECEIVE THE CONSIDERATION TO WHICH THEY ARE ENTITLED UNDER THE SCHEME UNLESS AND UNTIL THEY HAVE COMPLIED WITH THE REQUIREMENTS SET OUT ABOVE.

Scheme Shareholders whose Scheme Shares are held in uncertificated form within the systems of DTC are not required to complete Part II (Letter of Transmittal) of the Combined Form of Election. The Purchaser will procure the payment by the Paying Agent of the Consideration (subject to any deductions or withholdings in respect of Tax required by applicable law and net of any applicable wire transfer fees) in respect of such Cash-Out Shares to DTC or its nominee as soon as practicable and in any event by no later than 14 days after the Effective Date.

Payments shall be made by way of cheque, provided that a Cash-Out Shareholder who has (i) completed and submitted Part II (Letter of Transmittal) of the Combined Form of Election electronically through the online portal and (ii) elected to receive the Consideration by way of wire transfer shall instead receive payment by wire transfer of immediately available funds. Payments made by way of wire transfer pursuant to this provision shall be made net of the applicable wire transfer fee, being USD 100 for wire transfers within the United States and USD 200 for wire transfers outside the United States.

Cash-Out Shareholders who are unable to encash the cheque sent to them should notify the Paying Agent at     and provide any information required by the Paying Agent. In such cases, payments will be made by the Paying Agent to the relevant Cash-Out Shareholders by way of wire transfer of immediately available funds, net of the applicable wire transfer fee.

If by the date falling 12 months after the Effective Date, any Cash-Out Shareholder who holds Cash-Out Shares in certificated form has not returned or submitted the Combined Form of Election or the relevant share certificate(s) or Depositary Receipt(s) (or, if any such share certificate(s) or Depositary Receipt(s) are found to be missing, an affidavit of lost securities and settlement of the relevant surety bond premium and any relevant processing fee), or otherwise claimed the Consideration in respect of any Cash-Out Shares, the Consideration due to such Cash-Out Shareholders under the Scheme shall be remitted to the Purchaser to be held on behalf of such Cash-Out Shareholders for a period of 12 years from the Effective Date. None of ReNew, the Purchaser, the Consortium, any of their nominee(s) or any of their respective agents shall be responsible for any loss or delay in the transmission of cheques sent in this way, and such cheques shall be sent entirely at the risk of the person entitled thereto.

Other Provisions

No acknowledgements of receipt of any Combined Form of Election, share certificate or Depositary Receipt (or, if applicable, affidavit) will be given. All communications, notices, other documents and remittances to be delivered by or to or sent to or from holders of Cash-Out Shares (or their designated agent(s)) or as otherwise directed will be delivered by or to or sent to or from such holders of Cash-Out Shares (or their designated agent(s)) at their risk. You are encouraged to send your Combined Form of Election together with your share certificates and/or Depositary Receipts by a secure means (properly insured).

Helpline

If you have not received or need more copies of the Combined Form of Election or have any queries relating to the completion and return of the Combined Form of Election, please call the ReNew Shareholder helpline at (800) 662-5200 for those within the U.S., and (203) 658-9400 for those outside the U.S. Lines are open Monday to Friday (except public holidays) between 8.30 a.m. and 5.30 p.m. (EST).

NOTES ON COMPLETING INDIAN TAX SELF-DECLARATION

Completion and Return of Indian Tax Self-Declaration

Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares who are Non-Small Shareholders must complete the Indian Tax Self-Declaration contained in Part XIII (Indian Tax Self-Declaration) of this document in accordance with the instructions set out in Part XIII (Indian Tax Self-Declaration) and either (i) return it by post (properly insured) or (ii) submit it via a designated online portal to the Purchaser or an agent designated by the Purchaser, in each case by no later than the Indian Tax Self-Declaration Return Time, being 5.30 p.m. (EST) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) 15 Business Days prior to the date of the Court Hearing.

Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares who are NOT Non-Small Shareholders are not required to complete the Indian Tax Self-Declaration.

Please refer to Part XIII (Indian Tax Self-Declaration) for a copy of the Indian Tax Self-Declaration.

Further details as to the Indian tax implications of the Scheme are set out on Part V (Certain Indian Tax Considerations). Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares who are in any doubt about their taxation position are strongly advised to contact an appropriate independent professional adviser immediately.

SUMMARY OF ACTIONS TO BE TAKEN

The diagrams set out below provide, for convenience only, a summary of the principal actions to be taken in order to (i) vote on the proposals at the Court Meeting and the General Meeting, (ii) make an Election for the Rollover and (iii) receive the Consideration payable under the Scheme.

The diagrams do not replace, and should be read in conjunction with, the detailed instructions set out in the section entitled “ACTIONS TO BE TAKEN / GENERAL INFORMATION” on pages 32 to 36 of this document and in paragraph 25 (Actions to be taken) of Part III (Explanatory Statement) on pages 117 to 153 of this document.

This summary of actions to be taken applies to holders of, and beneficial owners of interests in, ReNew Shares only. It does not apply to holders of outstanding Options, PSUs or RSUs under the ReNew Share Plans. The treatment of Awards on the Scheme becoming Effective (including the settlement of any such Awards) is described in the section entitled “ReNew Equity Awards” in paragraph 14 of Part III (Explanatory Statement) of this document. Award holders will be contacted separately with details of the arrangements applicable to them. Award holders who also hold ReNew Shares in their personal capacity should follow the actions in this summary in respect of those ReNew Shares. This summary of actions addresses the actions to be taken in relation to an Indian Tax Self-Declaration, if applicable.

1. IF YOU ARE A REGISTERED HOLDER OF SCHEME SHARES

VOTING
Complete and return forms of proxy accompanying this document not later than 48 business hours before each of the Court Meeting and General Meeting. You may also attend and vote in person.
ELECTION FOR THE ROLLOVER
YES: I want to elect for Rollover
Complete Part I (Rollover Election) of the Combined Form of Election you will receive from Computershare separately by no later than the Election Return Time
NO: I want cash only
No need to complete Part I (Rollover Election) of the Combined Form of Election
You will receive cash for all of your Scheme Shares
SETTLEMENT OF CONSIDERATION
Whether or not you completed Part I (Rollover Election), (i) complete Part II (Letter of Transmittal) of the Combined Form of Election by no later than the Election Return Time and (ii) if you are a Non-Small Shareholder, complete the Indian Tax Self-Declaration by no later than the Indian Tax Self-Declaration Return Time
If you (i) did not elect for the Rollover or (ii) elected for the Rollover but your Election is not satisfied in full or at all as a result of the operation of clauses 3.12 to 3.14 of the Scheme, return your share certificates representing Cash-Out Shares to the Paying Agent as soon as reasonably practicable after the Scheme Record Time (or, if your share certificates are missing, deliver an affidavit of lost securities and settle the relevant surety bond premium and any relevant processing fee)
Consideration paid by cheque (subject to any deductions or withholdings in respect of Tax required by applicable law) if you returned your Part II (Letter of Transmittal) by post
Consideration paid by wire transfer (net of wire transfer fees and subject to any deductions or withholdings in respect of Tax required by applicable law) if you submitted your Part II (Letter of Transmittal) electronically, or if you are unable to encash the cheque sent to you

2. IF YOU ARE A HOLDER OF DEPOSITARY RECEIPTS

VOTING
Follow the voting instructions received from Broadridge to give voting directions by no later than    .
ELECTION FOR THE ROLLOVER
YES: I want to elect for Rollover
Notify the Company and Computershare AS SOON AS POSSIBLE of your intention to have Scheme Shares represented by your Depositary Receipts registered by reference to a separate designation in the register of members of the Company
Execute any requisite documentation and pay any requisite processing fees, as instructed by the Company and Computershare
Once re-registration is effected, instruct Computershare to complete Part I (Rollover Election) of the Combined Form of Election on your behalf by no later than the Election Return Time
NO: I want cash only
No need to complete Part I (Rollover Election) of the Combined Form of Election
Computershare will receive cash for all of the Scheme Shares represented by your Depositary Receipts on your behalf
SETTLEMENT OF CONSIDERATION
Whether or not you instructed Computershare to make an Election, (i) complete Part II (Letter of Transmittal) of the Combined Form of Election by no later than the Election Return Time and (ii) if you are a Non-Small Shareholder, complete the Indian Tax Self-Declaration by no later than the Indian Tax Self-Declaration Return Time
If you (i) did not elect for the Rollover or (ii) elected for the Rollover but your Election is not satisfied in full or at all as a result of the operation of clauses 3.12 to 3.14 of the Scheme, return your Depositary Receipts representing Cash-Out Shares to the Paying Agent as soon as reasonably practicable after the Scheme Record Time (or, if your Depositary Receipts are missing, deliver an affidavit of lost securities and settle the relevant surety bond premium and any relevant processing fee)
Consideration paid by cheque (subject to any deductions or withholdings in respect of Tax required by applicable law) if you returned your Part II (Letter of Transmittal) by post
Consideration paid by wire transfer (net of wire transfer fees) and subject to any deductions or withholdings in respect of Tax required by applicable law) if you submitted your Part II (Letter of Transmittal) electronically, or if you are unable to encash the cheque sent to you
30 Note to Draft: Subject to Deloitte review with respect to the timing of the Indian Tax Self-Declaration.

3. IF YOU ARE A BENEFICIAL OWNER OF SCHEME SHARES IN UNCERTIFICATED FORM

VOTING
Follow the voting instructions received from Broadridge or your broker, bank or nominee to give voting directions by no later than    .
ELECTION FOR THE ROLLOVER
Note: DTC beneficial owners are NOT eligible to make an Election and will receive the Consideration in cash for all Scheme Shares, unless you first withdraw from DTC
YES: I want to elect for Rollover
You must withdraw all of your shares from DTC.
Notify your broker, bank or other nominee AS SOON AS POSSIBLE of your intention to withdraw from DTC. Execute any requisite documentation and pay any requisite processing fees
Once you are entered as a registered holder in the register of members of the Company, you will receive a Combined Form of Election from Computershare. Complete Part I (Rollover Election) of the Combined Form of Election by no later than the Election Return Time
NO: I want cash only
No need to do anything
You will receive cash for all of the Scheme Shares you beneficially owned
SETTLEMENT OF CONSIDERATION
Did you withdraw your Scheme Shares from DTC?
Yes
Whether or not you completed Part I (Rollover Election), (i) complete Part II (Letter of Transmittal) of the Combined Form of Election by no later than the Election Return Time and (ii) if you are a Non-Small Shareholder, complete the Indian Tax Self-Declaration by no later than the Indian Tax Self-Declaration Return Time
If you elected for the Rollover but your Election is not satisfied in full or at all as a result of the operation of clauses 3.12 to 3.14 of the Scheme:
•If you have not received any share certificates, then no need to take further action
•If you have received share certificates, return the share certificates to the Paying Agent as soon as reasonably practicable after the Scheme Record Time (or, if your share certificates are missing, deliver an affidavit of lost securities and settle the relevant surety bond premium and any relevant processing fee)
No
If you are a Non-Small Shareholder, complete the Indian Tax Self-Declaration by no later than the Indian Tax Self-Declaration Return Time. If you are not a Non-Small Shareholder, no actions needed.
The Purchaser will procure the payment of the Consideration by the Paying Agent to DTC within 14 days of the Effective Date (for onward distribution to you (subject to any deductions or withholdings in respect of Tax required by applicable law and net of any applicable wire transfer fees) through your broker, bank or other nominee)
Consideration paid by cheque (subject to any deductions or withholdings in respect of Tax required by applicable law) if you returned your Part II (Letter of Transmittal) by post
Consideration paid by wire transfer (net of wire transfer fees and subject to any deductions or withholdings in respect of Tax required by applicable law) if you submitted your Part II (Letter of Transmittal) electronically, or if you are unable to encash the cheque sent to you

31	to Draft: Subject to Deloitte review with respect to the timing of the Indian Tax Self-Declaration.
32	to Draft: Subject to Deloitte review with respect to the timing of the Indian Tax Self-Declaration.

QUESTIONS AND ANSWERS ABOUT THE MEETINGS AND THE ACQUISITION

The following questions and answers address briefly some questions you may have regarding the Meetings and the proposals to be voted on at the Meetings. These questions and answers may not address all of the questions that may be important to you as a ReNew Shareholder. Please refer to the more detailed information contained elsewhere in this document, the annexes to this document and the documents referred to or incorporated by reference in this document, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this document without charge by following the instructions under the section entitled “Availability of Information” in paragraph 11 of Part II (US Special Factors).

Q:	Why am I receiving this document?

A:

On 11 August 2026, ReNew and the Consortium entered into the Transaction Agreement, which provides, amongst other things, for the acquisition by the Purchaser of all of the Cash-Out Shares of ReNew for USD 7.02 per Cash-Out Share in cash by way of a “scheme of arrangement” under Part 26 of the Act. On 28 October 2026, ReNew and the Consortium entered into a side letter to amend the leaver provisions in the Transaction Agreement applicable to certain replacement awards under the New Incentive Plan. Eligible Scheme Shareholders may alternatively elect for the Rollover, pursuant to which they may continue to hold their Rollover Shares following the Effective Time in lieu of such Scheme Shareholders transferring their Rollover Shares to the Purchaser and receiving the Consideration.

Q:	Who is making the proposal?

A:	The Purchaser is Dyuti Private Holdings Inc, a Canadian corporation incorporated under the Canada Business Corporations Act. The Purchaser is currently a wholly-owned subsidiary of CPP Investments.

Q:	What is a “scheme of arrangement”?

A:

A “scheme of arrangement” is a Court-sanctioned arrangement between a company and its shareholders, which can be used as a transaction structure to effect a “takeover” or “merger” for companies incorporated in the United Kingdom. The Scheme will be binding on all Scheme Shareholders, whether or not they voted in support of the Scheme. For further details on what you will receive if the Scheme becomes Effective, please refer to “What will I receive if the Scheme becomes Effective?” below.

Q:	What are “Scheme Shares”, “Scheme Shareholders” and the “Scheme Record Time”?

A:	Scheme Shares are ReNew’s Class A Ordinary Shares:

•	in issue at the date of this document;

•	(if any) issued after the date of this document but before the Scheme Voting Record Time; and

•

(if any) issued at or after the Scheme Voting Record Time but at or before the Scheme Record Time in respect of which the original or any subsequent holder thereof is bound by the Scheme or shall by such time have agreed in writing to be bound by the Scheme, in each case, excluding any Excluded Shares.

Scheme Shareholder means a holder of one or more Scheme Shares.

Scheme Record Time means 5.30 p.m. (Eastern Standard Time) on the Scheme Business Day immediately after the date upon which the Court makes its order sanctioning the Scheme.

Accordingly, if you are a registered holder of Class A Ordinary Shares (which are not Excluded Shares) and do not sell your Class A Ordinary Shares prior to the Scheme Record Time, your ReNew Shares will be Scheme Shares and you will be a Scheme Shareholder.

Q:	What will I receive if the Scheme becomes Effective?

A:	If the Scheme becomes Effective, then:

•

all Cash-Out Shares, even those held by Cash-Out Shareholders who did not vote to approve the Scheme or who voted against the Scheme at the Court Meeting, will be transferred to the Purchaser and/or its nominee(s);

•

Rollover Shareholders will continue to hold their Rollover Shares. Please refer to the sections entitled “Summary of the terms of the Rollover” in paragraph 5 and “Risks relating to the Rollover” in paragraph 6 of Part III (Explanatory Statement) of this document for further details in relation to the Rollover, including the significant risks and uncertainties relating to it; and

•

Cash-Out Shareholders at the Scheme Record Time will receive USD 7.02 in cash for each Cash-Out Share that they hold, subject to any deductions or withholdings in respect of Tax required by applicable law and net of any applicable wire transfer fees.

Q:	What will holders of Awards receive if the Transaction is completed?

A:	Under the ReNew Share Plans, outstanding Awards (other than those held by Mr. Sumant Sinha) will be treated as follows, conditional on receipt of the Court Order:

•

ID Awards, awards held by former employees (including persons who become former employees following the date of the Transaction Agreement) whose Awards have not lapsed upon their departure in accordance with the terms of the ReNew Share Plans and which remain outstanding immediately prior to the Court Order and Non-Resident Awards will immediately vest (to the extent not already vested) and become exercisable upon the Court Order. Any such Award that remains unexercised as of the Scheme Record Time will lapse and terminate on the Effective Date, and the holder will instead receive a cash amount equal to the product of (i) the number of Class A Ordinary Shares underlying such Award multiplied by (ii) the Consideration minus the per share exercise price, less any deductions or withholdings in respect of Tax required by applicable law;

•

ITM Awards that have equal to or less than a six-month vesting period remaining as of the Effective Date will immediately vest and, subject to the Exercise Cap and pro rata provisions described in the next bullet, become exercisable upon the Court Order (“Accelerated ITM Awards”);

•

Accelerated ITM Awards and any ITM Awards vested prior to the Court Order (together, the “Exercisable ITM Awards”) may be exercised prior to the Scheme Record Time, provided that, as a condition of exercise the holder agrees the combined amount of Exercisable ITM Awards and Non-Resident Awards exercised may not exceed the Exercise Cap. If the number of such Awards elected to be exercised prior to the Scheme Record Time exceeds the Exercise Cap, the number of Exercisable ITM Awards exercised by current employees shall be reduced on a pro rata basis, calculated by reference to each holder’s total holding of Exercisable ITM Awards as a proportion of the aggregate amount of Exercisable ITM Awards held by all such holders (excluding any Exercisable ITM Awards held by former employees, which shall, to the extent reasonably practicable, include any Awards held by a person who becomes a former employee following the date of the Transaction Agreement);

•

any Exercisable ITM Awards that remain unexercised or unsettled as of the Scheme Record Time and any ITM Awards with more than six but less than 12 months of vesting remaining as of the Effective Date, will lapse and terminate on the Effective Date, and the holder will instead be granted, within five Business Days following the Effective Date, replacement awards vesting on the 12-month anniversary of the Effective Date, using the Conversion Ratio under the New Incentive Plan, and, subject to the leaver terms set out below, remaining exercisable until 22 August 2031 (or, if the IPO (as defined in the Shareholders’ Agreement) has not taken place by such date, the later of the 12-month anniversary of the IPO and 31 December 2035);

•

in each case where a holder is granted a replacement award under the New Incentive Plan (other than a replacement award granted in respect of an Underwater Option), and such holder’s employment ends for any reason other than cause within 12 months of the Effective Date, in respect of the portion of the replacement award that would have vested on or before the cessation date under the original award’s vesting schedule, the holder may elect to either: (i) retain that portion of the replacement award that would have vested on or before the cessation date under the original award’s vesting schedule with it remaining exercisable until 31 December 2035; or (ii) receive a cash payment (payable through payroll and subject to any deductions or withholdings in respect of Tax required by applicable law) equal to the number of Class A Ordinary Shares underlying that portion of the replacement award multiplied by the Consideration minus the aggregate per share exercise price attributable to the shares, with the remaining portion of the replacement award immediately being forfeited and terminating;

•

where a holder is granted a replacement award under the New Incentive Plan in respect of an Exercisable ITM Award or any other ITM Award that has been replaced under the New Incentive Plan pursuant to the arrangements described in this paragraph, and such holder ceases to be employed by the Company or any of its Subsidiaries more than 12 months after the Effective Date (other than cessation for cause, meaning fraud or gross misconduct), the holder shall retain the right to exercise any vested replacement awards until 31 December 2035;

•

Underwater Options will be replaced, within five Business Days following the Effective Date, with replacement awards under the New Incentive Plan using the Conversion Ratio. Such replacement awards will vest on a schedule of 75% on the 12-month, 12.5% on the 18-month and 12.5% on the 24-month anniversaries of the Effective Date, in each case subject to the relevant holder’s continued employment with the Company or any of its Subsidiaries on the applicable vesting date, and any such vested replacement award will remain exercisable until 31 December 2035 (unless such holder’s employment is terminated for cause, meaning fraud or gross misconduct);

•

all other Awards will be replaced, within five Business Days following the Effective Date, with replacement awards under the New Incentive Plan on substantially the same vesting terms as the original Award, using the Conversion Ratio, which, to the extent it becomes vested, will remain exercisable until 22 August 2031 (or, if the IPO (as defined in the Shareholders’ Agreement) has not taken place by such date, the later of the 12-month anniversary of the IPO and 31 December 2035), subject to the leaver terms set out above and to any applicable law;

•

the exercise price per share of each replacement award shall be set using the USD/INR exchange rate on the Effective Date, except that options granted on 23 August 2021 in exchange for prior group stock options will retain their original INR exercise price; and

•

the Consortium and ReNew have agreed that Awards exercised or settled between receipt of the Court Order and the Scheme Record Time will be cash-settled (subject to deduction of the exercise price, where applicable) and paid, and cash amounts payable in respect of Awards that lapse and terminate on or before the Effective Date will be paid, through payroll (subject to statutory withholdings). The cost of any such cash amounts will be funded by CPP Investments or the Purchaser paying such amounts directly to the Company in exchange for the issuance by the Company of additional Class A Ordinary Shares at a price per share equal to the Consideration. See the section entitled “Settlement” in paragraph 20 of Part III (Explanatory Statement).

Mr. Sumant Sinha has agreed that he will not exercise any Awards or his annual liquidity right pursuant to section 6 of the Registration Rights, Coordination and Put Option Agreement dated 23 August 2021, prior to the Effective Date. With effect from the Effective Date, Mr. Sinha’s outstanding Awards under the ReNew Share Plans will lapse and be replaced under the New Incentive Plan:

•	ITM Awards will be replaced with equivalent awards subject to equivalent terms, save that any vested replacement awards remain exercisable until 2035;

•

Underwater Options will be replaced with equivalent options subject to equivalent terms, save that 50% will vest on the Effective Date and the remaining 50% will vest in four equal half-yearly instalments of 12.5% each, and vested replacement awards over Underwater Options remain exercisable until 2037; and

•

existing RSUs or PSUs with a nominal exercise price will be replaced with a number of replacement RSUs or PSUs to be determined in accordance with a calculation method prescribed in the New CEO Service Agreement, subject to equivalent terms, and will remain exercisable until 2035.

Q:	What is the Court Meeting?

A:

In order for the Scheme to become Effective, the Scheme must be approved by Scheme Shareholders. This approval is obtained at a shareholder meeting convened with the permission of the Court referred to as the “Court Meeting”. The purpose of the Court Meeting is to allow the Court to ascertain whether a sufficient majority of Scheme Shareholders are in favour of the Scheme.

Q:	When and where is the Court Meeting?

A:	The Court Meeting will be held at , on at .

Q:	What is the General Meeting?

A:

In addition to the approval of the Scheme at the Court Meeting, an additional resolution, referred to as the “Scheme Resolution”, necessary for ReNew to implement the Acquisition is required to be approved at a general meeting of ReNew Shareholders, referred to as the “General Meeting”. Other resolutions will also be proposed at the General Meeting – see “What matters will be voted on at the Meetings?” below.

Q:	When and where is the General Meeting?

A:	The General Meeting will be held at , on at , or, if later, immediately after the conclusion of the Court Meeting.

Q:	Who is entitled to vote at the Court Meeting and the General Meeting?

A:	Scheme Shareholders are entitled to vote at the Court Meeting and ReNew Shareholders are entitled to vote at the General Meeting.

If you hold ReNew Shares registered in your own name, you are entitled, subject to compliance with procedures described in this document, to vote either in person or by appointing another person or persons as your proxy or proxies to attend and vote in your stead.

Holders of Depositary Receipts will receive instructions from Broadridge on how to give directions about the voting of the underlying ReNew Shares. If you hold Depositary Receipts, you must follow these instructions in order for your ReNew Shares to be voted. The instructions will also explain how you may revoke any previous directions. In order to be valid, the voting directions must be received no later than 11.59 p.m. (EST time) on    . Following receipt of the directions, such directions will be passed on by the registered holder of the ReNew Shares underlying the Depositary Receipts to ReNew’s agent, which will be deemed to constitute an instruction to vote the applicable ReNew Shares in accordance with the directions of the holders of the Depositary Receipts. Since holders of Depositary Receipts are not Scheme Shareholders or ReNew Shareholders registered in the register of members, holders of Depositary Receipts may not vote at the General Meeting and the Court Meeting, in each case unless you request and obtain a legal appointment as proxy from Computershare. If Broadridge does not receive valid voting directions from a holder of Depositary Receipts by the applicable deadline referred to above, the ReNew Shares underlying that holder’s Depositary Receipts will not be voted at the relevant Meeting, and no proxy will be given to vote them on a discretionary basis.

There are certain ReNew Shares that are held within the systems of DTC. Beneficial owners of ReNew Shares whose interests in such ReNew Shares are held in the name of a broker, bank or other nominee within the systems of DTC will receive voting instructions from Broadridge or their broker, bank or nominee for the Court Meeting and/or General Meeting. If you are such a beneficial owner, you must follow these instructions in order for your Scheme Shares to be voted. The instructions will also explain how you may revoke any previous directions. In order to be valid, the voting directions must be received no later than     (UK time) on     (in the case of the Court Meeting) or     (UK time) on     (in the case of the General Meeting). Any voting direction submitted to ReNew or its agent by such beneficial owner (or on their behalf) in accordance with these instructions will be deemed to constitute an instruction to vote the applicable Scheme Shares and/or ReNew Shares in accordance with the directions of such beneficial owner. Since beneficial owners are not Scheme Shareholders or ReNew Shareholders registered in the register of members, if you are a beneficial owner of Scheme Shares you may not vote at the Court Meeting, and if you are a beneficial owner of ReNew Shares you may not vote at the General Meeting, in each case unless you request and obtain a legal appointment as proxy from your broker, bank or other nominee.

Q:	What matters will be voted on at the Meetings?

A:	At the Court Meeting, Scheme Shareholders will vote on the approval of the Scheme.

At the General Meeting, ReNew Shareholders will vote on (i) an ordinary resolution to authorise the issuance of Class A Ordinary Shares up to an aggregate nominal amount of USD     in connection with (A) the funding by the Purchaser to the Company of the costs in relation to the cash settlement of Awards exercised or settled between receipt of the Court Order and the Scheme Record Time as set out in further detail in paragraph 14 (ReNew Equity Awards) of Part III (Explanatory Statement) of this document and (B) the Additional Capital Raise (the “Additional Capital Resolution”), (ii) a special resolution to (a) authorise the ReNew Directors to take all necessary actions to carry the Scheme into effect, and (b) amend the Articles, with effect from the passing of the resolution, to ensure that any ReNew Shares issued after the Scheme Record Time (other than to any member of the Consortium and/or any of their nominees) will be subject to the Scheme or otherwise transferred to the Purchaser (or its nominees) (the “Scheme Resolution”), (iii) a special resolution to amend the Articles, with effect from the Effective Date, to ensure that (X) the rights of the Class C Ordinary Shares are varied such that the Class C Ordinary Shares will have the same, or substantially equivalent, rights to the Class A Ordinary Shares; and (Y) any right to appoint, elect, remove or replace (or to vote for the appointment, election, removal or replacement of) the directors of the Company vests in one or more named entities appointed by each of CPP Investments and each other shareholder in the Company having director appointment rights in accordance with the terms of the Shareholders’ Agreement as set out in Annex D to this document (the “Reorganisation Resolution”), (iv) a special resolution to disapply pre-emption rights in relation to the issuance of Class A Ordinary Shares pursuant to the Additional Capital Resolution (the “Pre-emption Resolution”), and (v) a special resolution to re-register the Company as a private limited company under the relevant provisions of the Act (the “Re-registration Resolution”). The Additional Capital Resolution, the Scheme Resolution the Reorganisation Resolution, the Pre-emption Resolution and the Re-registration Resolution are together referred to as the “Resolutions”.

Q:	How do I attend the Meetings?

A:

If you plan to attend the Court Meeting in person, you will need to provide proof that you own Scheme Shares in order to be admitted to the meeting. If you plan to attend the General Meeting in person, you will need to provide proof that you own ReNew Shares in order to be admitted to the meeting.

If you are a shareholder of record, please be prepared to provide proper photo identification, such as a driver’s licence to enable ReNew to confirm your right to attend and vote. If you are a holder of Depositary Receipts or a beneficial owner of ReNew Shares held in the name of a broker, bank or other nominee within the systems of DTC, you will need to provide proof of ownership, such as a recent account statement provided by Computershare, or your broker, bank or other nominee, or other similar evidence of ownership, along with proper identification and a legal appointment as proxy from Computershare or your broker, bank or other nominee, as applicable.

On arrival at the Court Meeting and the General Meeting venue, all those entitled to vote will be required to register and collect a poll card. In order to facilitate these arrangements, please arrive at the General Meeting venue in good time. You will be given instructions on how to complete your poll card at the Court Meeting or the General Meeting.

Q:	What constitutes a quorum for the Meetings?

A:

In connection with the Court Meeting, a quorum will be present if at least two Scheme Shareholders entitled to vote as at the Scheme Voting Record Time are present, in person or represented by proxy. There must also be a sufficiently large (in the Court’s judgment) number of Scheme Shares included in the vote to fairly represent the opinion of Scheme Shareholders. Abstentions and broker non-votes will not be considered votes cast and will therefore not be considered in determining the presence of a quorum at the Court Meeting.

In connection with the General Meeting, a quorum will be present if at least two ReNew Shareholders entitled to vote as at the Scheme Voting Record Time are present, in person or represented by proxy. As at the close of business on the Latest Practicable Date, there were     Class A Ordinary Shares issued and outstanding. Abstentions and broker non-votes will be considered in determining the presence of a quorum at the General Meeting.

Q:	What vote of Scheme Shareholders is required to approve the Scheme?

A:

At the Court Meeting, the Scheme will be approved by Scheme Shareholders if both (i) a majority in number of Scheme Shareholders who vote (either in person or by proxy) at the Court Meeting vote in favour of the Scheme, and (ii) Scheme Shares representing at least 75 per cent. in value of the total number of Scheme Shares voted (either in person or by proxy) at the Court Meeting are voted in favour of the Scheme.

In addition to approval by the Scheme Shareholders at the Court Meeting the Scheme Resolution must be approved by ReNew Shareholders representing at least 75 per cent. of the votes cast, either in person or by proxy at the General Meeting.

In addition to approval by the Scheme Shareholders at the Court Meeting and the ReNew Shareholders at the General Meeting, the Scheme will require sanction by the Court. In considering whether to sanction the Scheme, the Court will consider whether there has been a sufficiently large (in the Court’s judgment) number of Scheme Shares included in the vote in favour of the Scheme to fairly represent the opinion of Scheme Shareholders, in addition to whether the required majority (as described above), is obtained.

Q:	How does the Special Committee recommend that I vote?

A:	The Special Committee unanimously recommends that you vote in favour of the Scheme at the Court Meeting and in favour of the Scheme Resolution at the General Meeting.

Q:	How do ReNew Directors and executive officers intend to vote?

A:

It is currently expected that all ReNew Directors and ReNew’s executive officers who are Scheme Shareholders and/or ReNew Shareholders (as applicable) and are entitled to vote, will vote their ReNew Shares in favour of the Scheme at the Court Meeting and in favour of the Scheme Resolution at the General Meeting.

As a member of the Consortium, Sumant Sinha will not be a Scheme Shareholder and will not be entitled to vote at the Court Meeting but will be a ReNew Shareholder and therefore will be entitled to vote at the General Meeting.

Any ReNew Directors who are members of the Special Committee and who hold ReNew Shares will be both Scheme Shareholders and ReNew Shareholders and will therefore be entitled to vote at the Meetings.

As of the Latest Practicable Date, members of the Consortium (together with their Affiliates) held     ReNew Shares representing approximately     per cent. of the total voting power in ReNew. The ReNew Shares in which members of the Consortium (and/or their Affiliates) are interested will not form part of the Scheme Shares and, as such, members of the Consortium and their Affiliates will not be permitted to vote such ReNew Shares at the Court Meeting. However, members of the Consortium and their Affiliates will be permitted to vote such ReNew Shares at the General Meeting. Furthermore, the ReNew Shares held by members of the Consortium (and/or their Affiliates) will not be transferred to the Purchaser (and/or its nominees) upon the Scheme becoming Effective and will not entitle members of the Consortium (and/or their Affiliates) to receive any Consideration. The Purchaser will be requested to undertake to the Court that it will be bound by the Scheme.

The Special Committee unanimously recommended that the ReNew Shareholders vote in favour of the Scheme and the other proposals to be considered at the Meetings.

Q:	Has the Consortium received any irrevocable undertakings to vote in favour of the Scheme?

A:

Yes. The Consortium has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting from JERA Nex and Platinum Cactus in respect of ReNew Shares representing, in aggregate, approximately 51 per cent. of the voting power of the Scheme Shares and 32 per cent. of the voting power of ReNew Shares as at 18 September 2026. The irrevocable undertakings also include undertakings by each of JERA Nex and Platinum Cactus to elect to participate in the Rollover in respect of all of their respective Scheme Shares. Further details of the irrevocable undertakings are set out in paragraph 5 of Part VII (Additional Information) of this document.

Q:	What is the Court Hearing?

A:

In addition to the approval of the Scheme by the Scheme Shareholders at the Court Meeting and the ReNew Shareholders at the General Meeting, in order for the Scheme to become Effective, the Court must sanction the Scheme at a hearing. This hearing is referred to as the “Court Hearing.”

Q:	When and where is the Court Hearing?

A:

Subject to the approval of the Scheme by Scheme Shareholders and the prior satisfaction of the Conditions to completion of the Acquisition, it is expected that the Court Hearing will be held at the Court, during the first quarter of 2027.

Q:	What are the conditions to completion of the Transaction?

A:	The implementation of the Scheme and the Acquisition is conditional upon the satisfaction (or waiver, if permissible) of the following:

•	the Effective Date not occurring prior to 23 August 2026 (which condition has been satisfied);

•

approval of the scheme by a majority in number of the Scheme Shareholders representing not less than 75 per cent. in value of the Scheme Shares (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting that may be required by the Court or at any adjournment of any such meeting;

•

the passing of the Scheme Resolution by ReNew Shareholders representing not less than 75 per cent. of the total voting rights of ReNew Shareholders present, entitled to vote and voting, either in person or by proxy, at the General Meeting or at any adjournment of that meeting;

•

the sanction of the Scheme by the Court with or without modification (but subject to any non-de minimis modifications being acceptable to ReNew and CPP Investments, acting reasonably and in good faith) and, following such sanction, the delivery of a copy of the Court Order to the Registrar of Companies;

•	anti-trust approval and clearance having been obtained in India and foreign direct investment approvals and clearances having been obtained in Belgium and France; and

•

no injunction, restraining order or other order or any other legal or regulatory restraint or prohibition having been issued or made by any Governmental Authority of competent jurisdiction or any other person which prevents the consummation of the Acquisition.

In addition, the Consortium and ReNew have agreed that their obligations to give effect to the Acquisition will be conditional upon the satisfaction (or waiver, if permissible) of the following Conditions:

•	The Consortium’s obligation to consummate the Acquisition is conditional upon:

•

except as Disclosed (which for this purpose shall not be deemed to be qualified by any facts, matters or circumstances Disclosed in the company supplemental disclosure letter), the accuracy of the warranties made by ReNew in the Transaction Agreement both as at the date of the Transaction Agreement and the date immediately preceding the Court Hearing as though made at that time (except for any such warranties made as at a particular date or period, which warranties must be true and correct only as at that date or period), subject in most cases to either a materiality standard or a Company Material Adverse Effect;

•	ReNew not being in material breach of its obligations under the Transaction Agreement that are required to be performed by it at or prior to the date immediately preceding the Court Hearing;

•

since the date of the Transaction Agreement, no Effect having occurred that has had, or would be reasonably expected to have, individually or in the aggregate with all other Effects, a Company Material Adverse Effect that is continuing as of the date immediately preceding the Court Hearing;

•

the Consortium having received a certificate from an executive officer or director of ReNew as of the date immediately preceding the Court Hearing confirming the satisfaction of the Conditions set forth in the first three bullet points above; and

•

ReNew having obtained the written approval of Natixis, Singapore Branch in respect of the Transaction pursuant to the facility letter between the Company and Natixis, Singapore Branch and the general terms and conditions thereunder dated 8 May 2024, with such approval, being unconditional and/or on terms reasonably satisfactory to CPP Investments, or having obtained written confirmation from Natixis, Singapore Branch that their approval is not required in respect of the Transaction (which condition has been satisfied).

•	ReNew’s obligation to consummate the Acquisition is conditional upon:

•

the accuracy of the warranties made by CPP Investments in the Transaction Agreement both as at the date of the Transaction Agreement and the date immediately preceding the Court Hearing as though made at that time (except for any such warranties made as at a particular date or period, which warranties must be true and correct only as at that date or period), subject to the failure of such warranties to be true and correct not preventing the ability of CPP Investments to consummate the Acquisition;

•	CPP Investments not being in material breach of its obligations under this Agreement that are required to be performed by it at or prior to the date immediately preceding the Court Hearing; and

•

ReNew having received a certificate from an executive officer or director of CPP Investments as of the date immediately preceding the Court Hearing confirming the satisfaction of the Conditions set forth in the two bullet points above.

Q:	When is the Acquisition expected to be completed?

A:

As at the date of this document, it is expected that the Scheme will become Effective during the first quarter of 2027. However, the Acquisition cannot proceed until all of the Conditions are satisfied or, if capable of waiver, waived at or prior to the Long Stop Date in accordance with their respective terms, including the approval of the Scheme at the Court Meeting and the Scheme Resolution at the General Meeting. The Scheme also requires sanction by the Court. The Scheme is also subject to various regulatory approvals and clearances. It is possible that factors outside the control of ReNew and the Consortium could delay the completion of the Acquisition, or prevent it from being completed at all.

Q:	Does the Purchaser have the financial resources to make payment of the Consideration for the Cash-Out Shares?

A:

The Purchaser anticipates that it will expend a maximum of approximately USD 625 million, net of fees, to acquire the Cash-Out Shares for USD 7.02 per Cash-Out Share (assuming none of the Scheme Shareholders elect for the Rollover). The Purchaser has, or will have, available to it, funds necessary to satisfy all of the Purchaser’s payment obligations under the Transaction Agreement and resulting from the transactions contemplated thereby, which CPP Investments intends to satisfy from its existing cash resources. The obligations of the Purchaser to consummate the Acquisition are not subject to any financing condition.

Q:	What happens if the Acquisition is not completed?

A:

If the Scheme is not approved by Scheme Shareholders, or if the Acquisition does not become Effective for any other reason, the Scheme will lapse and the Acquisition will not proceed and Scheme Shareholders will not receive any payment for their Scheme Shares in connection with the Acquisition. Instead, ReNew will remain a public company, and ReNew Shares will continue to be registered under the Exchange Act and will continue to be listed and traded on Nasdaq.

Q:	What do I need to do now? How do I vote my ReNew Shares?

A:

If you hold Scheme Shares registered in your own name, you are entitled to attend the Court Meeting to vote in person or to appoint another person or persons as your proxy or proxies to attend and vote in your stead, in accordance with the procedures further outlined in this document.

If you hold ReNew Shares registered in your own name, you are entitled to attend the General Meeting to vote in person or to appoint another person or persons as your proxy or proxies to attend and vote in your stead, in accordance with the procedures further outlined in this document.

Holders of Depositary Receipts will receive instructions from Broadridge on how to give directions about the voting of the underlying ReNew Shares. If you hold Depositary Receipts, you must follow these instructions in order for your ReNew Shares to be voted. The instructions will also explain how you may revoke any previous directions. In order to be valid, the voting directions must be received no later than 11.59 p.m. (EST time) on    . Following receipt of the directions, such directions will be passed on by the registered holder of the ReNew Shares underlying the Depositary Receipts to ReNew’s agent, which will be deemed to constitute an instruction to vote the applicable ReNew Shares in accordance with the directions of the holders of the Depositary Receipts. Since holders of Depositary Receipts are not Scheme Shareholders or ReNew Shareholders registered in the register of members, holders of Depositary Receipts may not vote at the General Meeting and the Court Meeting, in each case unless you request and obtain a legal appointment as proxy from Computershare. If Broadridge does not receive valid voting directions from a holder of Depositary Receipts by the applicable deadline referred to above, the ReNew Shares underlying that holder’s Depositary Receipts will not be voted at the relevant Meeting, and no proxy will be given to vote them on a discretionary basis.

There are certain ReNew Shares that are held within the systems of DTC. Beneficial owners of ReNew Shares whose interests in such ReNew Shares are held in the name of a broker, bank or other nominee within the systems of DTC will receive voting instructions from Broadridge or their broker, bank or nominee for the Court Meeting and/or General Meeting. If you are such a beneficial owner, you must follow these instructions in order for your Scheme Shares to be voted. The instructions will also explain how you may revoke any previous directions. In order to be valid, the voting directions must be received no later than     (UK time) on     (in the case of the Court Meeting) or     (UK time) on     (in the case of the General Meeting). Any voting direction submitted to ReNew or its agent by such beneficial owner (or on their behalf) in accordance with these instructions will be deemed to constitute an instruction to vote the applicable Scheme Shares and/or ReNew Shares in accordance with the directions of such beneficial owner. Since beneficial owners are not Scheme Shareholders or ReNew Shareholders registered in the register of members, if you are a beneficial owner of Scheme Shares you may not vote at the Court Meeting, and if you are a beneficial owner of ReNew Shares you may not vote at the General Meeting, in each case unless you request and obtain a legal appointment as proxy from your broker, bank or other nominee.

You are strongly encouraged to sign and return the Form of Proxy labelled “Court Meeting Proxy Form” for the Court Meeting as soon as possible. You are also encouraged to sign and return the Form of Proxy labelled “General Meeting Proxy Form” for the General Meeting at the same time as the Form of Proxy labelled “Court Meeting Proxy Form” for the Court Meeting.

If you are an eligible Scheme Shareholder and you wish to make an Election for the Rollover, you must also return or submit Part I (Rollover Election) of a Combined Form of Election. Detailed instructions are set out on pages 32 to 36 (Actions to be taken) and in pages 41 to 44 (Notes on making an Election) of this document.

If you hold Scheme Shares in certificated form (including Scheme Shares represented by Depositary Receipts), you must also complete Part II (Letter of Transmittal) of the Combined Form of Election and return or submit it. All share certificates and Depositary Receipts representing such Scheme Shares must be returned by mail to Computershare at C/O Corporate Actions; Attn: Mandatory Corporate Actions, P.O. Box 43014, Providence, RI 02940-3014, or if by express mail, courier or other expedited service, to Computershare at C/O Mandatory Corporate Actions; COY: RNGP, 150 Royall Street, Suite V, Canton, MA 02021, either together with the complete Part II (Letter of Transmittal), or independently if the complete Part II (Letter of Transmittal) is submitted electronically. All such items must be returned by no later than the Election Return Time.

Detailed instructions are set out on pages 45 to 46 (Notes on completing Part II (Letter of Transmittal) of the Combined Form of Election) of this document.

Q:	Can I revoke my proxy?

A:	Any person submitting a Form of Proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted.

If you are a ReNew Shareholder of record, you may revoke your proxy at any time before the vote is taken at the Court Meeting or the General Meeting, as applicable, by:

•

submitting a new Form of Proxy with a later date, by using the telephone or electronic proxy submission procedures described herein, or by completing, signing, dating and returning a new Form of Proxy by mail to Broadridge at 51 Mercedes Way, Edgewood, NY11717;

•	attending the Court Meeting and/or the General Meeting and voting in person; or

•	delivering a written notice of revocation bearing a date later than that indicated on the Form of Proxy by mail to Broadridge at 51 Mercedes Way, Edgewood, NY11717.

Attending the Court Meeting or the General Meeting without taking one of the actions described above will not in itself revoke your proxy.

If you hold your ReNew Shares indirectly through a broker, bank or other nominee or hold Depositary Receipts, you will need to follow the instructions provided to you by Broadridge or your broker, bank or other nominee in order to revoke or submit new voting instructions.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?

A:

If you are the registered holder of ReNew Shares and do not vote either in person or by appointing another person as your proxy to attend and vote in your stead, your ReNew Shares will not be counted for purposes of determining whether a quorum is present at the General Meeting or for calculating the proportion of votes “For” and “Against” at either of the Meetings.

If you hold Depositary Receipts or if your ReNew Shares are held within the systems of DTC in the name of a broker, bank or other nominee, you will need to contact Computershare or your broker, bank or other nominee, respectively, in order to confirm the answer to this question. However, if you do not instruct Computershare or your broker, bank or other nominee how to vote your ReNew Shares, your ReNew Shares will not be counted for purposes of calculating the proportion of votes “For” and “Against” at the Meetings. Broker non-votes will be considered in determining the presence of quorum at the General Meeting.

There is an “Abstain” option to enable you to abstain from voting on the Resolutions at the General Meeting. An “Abstain” will count towards quorum at the General Meeting, however an “Abstain” is not a vote in law and will not be counted in the calculation of the proportion of votes “For” and “Against” the Resolutions at the General Meeting.

Q:

Will my ReNew Shares held by way of Depositary Receipts, or within the systems of DTC in the name of a broker, bank or other nominee, be combined for voting purposes with ReNew Shares I hold of record?

A:

If your ReNew Shares are held by way of Depositary Receipts, or within the systems of DTC in the name of a broker, bank or other nominee, these will not be combined for voting purposes with ReNew Shares in relation to which you are the registered holder.

Q:	Why did I receive more than one proxy card or voting instruction card?

A:	You will receive separate proxy cards for voting on approval of the Scheme at the Court Meeting and for voting on the Resolutions at the General Meeting.

Q:	What happens if I sell my Scheme Shares before completion of the Acquisition?

A:

In order to receive the Consideration of USD 7.02 per Cash-Out Share, you must hold your Scheme Shares at the Scheme Record Time and such Scheme Shares must not be subject to the Rollover. Consequently, if you transfer your ReNew Shares before the Scheme Record Time, you will have transferred your right to receive the Consideration and to participate in the Rollover.

The Scheme Voting Record Time, which determines the ReNew Shareholders or Scheme Shareholders (as applicable) entitled to vote at the Meetings, is earlier than the consummation of the Acquisition. If you transfer your Scheme Shares after the Scheme Voting Record Time but prior to the Scheme Record Time, you will retain any rights you hold to vote at the Meetings but not the right to receive the Consideration or to participate in the Rollover.

Q:	Should I send in my share certificates or other evidence of ownership now?

A:	Share certificates in respect of Cash-Out Shares will cease to be valid upon the Scheme becoming Effective.

If you hold your Scheme Shares in certificated form, you must complete Part II (Letter of Transmittal) of the Combined Form of Election in accordance with the instructions set out on such form and return or submit it. All share certificates and Depositary Receipts representing such Scheme Shares must be returned by mail to Computershare at C/O Corporate Actions; Attn: Mandatory Corporate Actions, P.O. Box 43014, Providence, RI 02940-3014, or if by express mail, courier or other expedited service, to Computershare at C/O Mandatory Corporate Actions; COY: RNGP, 150 Royall Street, Suite 101, Canton, MA 02021, either together with the complete Part II (Letter of Transmittal), or independently if the complete Part II (Letter of Transmittal) is submitted electronically.

If any such share certificate(s) or Depositary Receipt(s) are found to be missing, the relevant holder must instead deliver an affidavit of lost securities and settle the relevant surety bond premium and any relevant processing fee as required by Computershare.

All such returns (or, where applicable, the delivery of the affidavit and settlement of related payments) must be made by no later than the Election Return Time, in order to receive the Consideration to which the relevant holder is entitled under the Scheme.

Scheme Shareholders whose Scheme Shares are held in uncertificated form within the systems of DTC are not required to complete Part II (Letter of Transmittal) of the Combined Form of Election. The Purchaser will procure the payment by the Paying Agent of the Consideration (subject to any deductions or withholdings in respect of Tax required by applicable law and net of any applicable wire transfer fees) in respect of such Cash-Out Shares to DTC or its nominee as soon as practicable and in any event by no later than 14 days after the Effective Date.

As from the Scheme Record Time, each holding of Cash-Out Shares credited to any account with DTC will be disabled and all Cash-Out Shares will be removed from DTC in due course.

Q:	How will I receive the Consideration?

A:

If your Cash-Out Shares are held in uncertificated form within the systems of DTC, the Purchaser will procure the payment by the Paying Agent of the Consideration and net of any applicable wire transfer fees, to DTC or its nominee as soon as practicable and in any event within 14 days after the Effective Date. You are not required to take any action to receive the Consideration.

If your Cash-Out Shares are held in certificated form (including Scheme Shares represented by Depositary Receipts), you must complete Part II of the Combined Form of Election, which will be separately mailed to you by Computershare, and return all share certificates and Depositary Receipts representing such Cash-Out Shares by mail to Computershare at C/O Corporate Actions; Attn: Mandatory Corporate Actions, P.O. Box 43014, Providence, RI 02940-3014, or if by express mail, courier or other expedited service, to Computershare at C/O Mandatory Corporate Actions; COY: RNGP, 150 Royall Street, Suite 101, Canton, MA 02021, either together with the complete Part II (Letter of Transmittal), or independently if the complete Part II (Letter of Transmittal) is submitted electronically, in each case by no later than the Election Return Time, otherwise you will not receive the Consideration to which you are entitled under the Scheme. Payments will be made by way of cheque, unless you submitted your Part II (Letter of Transmittal) of the Combined Form of Election electronically through the online portal and elected to receive the Consideration by wire transfer, in which case payment will be made by wire transfer of immediately available funds, net of the applicable wire transfer fee (being USD 100 for wire transfers within the United States and USD 200 for wire transfers outside the United States). If you are unable to encash the cheque sent to you, you should notify the Paying Agent and provide any information required by the Paying Agent. In such cases, payment will be made by wire transfer of immediately available funds, net of the applicable wire transfer fee.

Payments of the Consideration will be subject to any deductions or withholdings in respect of Tax required by applicable law. Further details in respect of certain deductions or withholdings in respect of Indian taxes that may be required by applicable law are set out in Part V (Certain Indian Tax Considerations) of this document.

Awards exercised or settled between receipt of the Court Order and the Scheme Record Time will be cash-settled and paid through payroll (subject to statutory withholdings and, where applicable, deduction of the exercise price).

Further details are set out in the section entitled “Settlement” in paragraph 20 of Part III (Explanatory Statement) of this document.

Q:	What is the Rollover?

A:

As an alternative to the Cash Offer, eligible Scheme Shareholders may elect to retain (all but not some of) their Scheme Shares, which will continue to be held by such Scheme Shareholders following the Effective Time, subject to the terms and conditions of the Rollover (detailed in paragraph 5 of Part III (Explanatory Statement)).

Eligible Scheme Shareholders will only be able to elect for the Rollover in relation to their entire holding of Scheme Shares and not part only. However, due to the operation of the Cutback and the Maximum U.S. Rollover Percentage, as explained in paragraph 5 of Part III (Explanatory Statement) of this document, it is possible that some or all of the Scheme Shares elected by an eligible Scheme Shareholder for the Rollover will become Cash-Out Shares and such Scheme Shareholder will receive the Consideration in respect of such Cash-Out Shares instead.

Further information on the Rollover is contained in the section entitled “Summary – The Rollover” on pages 9 to 10 and the section entitled “Summary of the terms of the Rollover” in paragraph 5 of Part III (Explanatory Statement) of this document.

The Special Committee does not give any advice to Scheme Shareholders as to whether they should elect for the Rollover.

However, the Special Committee notes that the Rollover involves significant risks and uncertainties and may not be suitable for all Scheme Shareholders. Please refer to the section entitled “Risks relating to the Rollover” in paragraph 6 of Part III (Explanatory Statement) for a description of the risks relating to the Rollover.

Scheme Shareholders should consider whether the Rollover is a suitable alternative in light of their own personal circumstances and investment objectives and are, therefore, strongly recommended to seek their own independent financial, tax and legal advice before deciding whether to elect for the Rollover.

Q:	How do I elect for the Rollover?

A:

If you are an eligible Scheme Shareholder and you wish to make an election for the Rollover, you must complete Part I (Rollover Election) of the Combined Form of Election, which will be separately mailed to you by Computershare, in accordance with the instructions set out on such form and either (i) return it by mail to Computershare at C/O Voluntary Corporate Actions; COY: RNGP, P.O. Box 43011, Providence, RI 02940-3011, or if by express mail, courier or other expedited service, to Computershare at C/O Voluntary Corporate Actions; COY: RNGP, 150 Royall Street, Suite V, Canton, MA 02021, or (ii) submit it electronically via the online portal at www.computershare.com/offer/   , in each case by no later than the Election Return Time, being 5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) ten Business Days prior to the date of the Court Hearing. The instructions set out on, or deemed to be incorporated in, the Combined Form of Election constitute part of the terms of the Scheme.

Only Scheme Shareholders (other than Scheme Shareholders resident in India), which are holders of Scheme Shares in the register of members of the Company, are eligible to make an Election. Any person who becomes a Scheme Shareholder after the Election Return Time will not be eligible to elect for the Rollover and their Scheme Shares will be treated as Cash-Out Shares.

Beneficial owners of Scheme Shares held in uncertificated form within the systems of DTC are NOT eligible to make an Election and will receive the Consideration for all of their Scheme Shares. If you are a beneficial owner of Scheme Shares held in uncertificated form within the systems of DTC and you wish to make an Election, you must first procure the withdrawal of all such Scheme Shares from DTC and be entered as a registered holder (other than as a holder in uncertificated form) in the register of members of the Company. To effect such withdrawal, you must notify your broker, bank or other nominee who holds your Scheme Shares of your intention, and follow their instructions including executing any requisite documentation and paying any requisite processing fees.

If you are a holder of Depositary Receipts and you wish to make an Election, you must first procure that the Scheme Shares represented by your Depositary Receipts are registered by reference to a separate designation in the register of members of the Company. To effect such re-registration, you must notify the Company and Computershare of your intention, and follow their instructions including executing any requisite documentation and paying any requisite processing fees.

The Company is unable to assure beneficial owners of Scheme Shares or holders of Depositary Receipts how long it will take to complete (i) the withdrawal of Scheme Shares from DTC and re-registration of the beneficial owners as registered holders or (ii) the re-registration of Scheme Shares represented by Depositary Receipts by reference to a separate designation, as this will depend on factors outside the Company’s control, including the cooperation of third parties such as the relevant broker, bank or other nominee and DTC. Beneficial owners of Scheme Shares and holders of Depositary Receipts who wish to make an Election are therefore strongly recommended to act as soon as possible and, in any event, sufficiently in advance of the Election Return Time to allow any required withdrawal and/or re-registration to be completed in time. Please note that you will have a minimum of 80 calendar days from the publication of this document to complete the required withdrawal and/or re-registration and, following that, complete and return or submit your Combined Form of Election.

If you want to receive USD 7.02 in cash in respect of each Scheme Share that you hold at the Scheme Record Time, you should NOT complete Part I (Rollover Election) of the Combined Form of Election.

Detailed instructions are set out on pages 32 to 36 (Actions to be taken) and in pages 41 to 44 (Notes on making an Election) of this document.

Q:	If I elect for the Rollover, what is ensuring that I will be bound to the Reorganisation?

A:

As part of the Scheme, Eligible Scheme Shareholders that successfully elect for the Rollover will grant powers of attorney authorising CPP Investments to execute on their behalf: (i) the Shareholders’ Agreement; (ii) the Reorganisation Wrapper Deed; and (iii) other documents required to implement the Reorganisation. Further details of the Reorganisation are set out in the sections entitled “Plans for ReNew after the Acquisition” in paragraph 7 of Part II (US Special Factors) and “Proposed Reorganisation” in paragraph 7 of Part III (Explanatory Statement) of this document, as well as the Reorganisation Structure Paper as set out in Annex F to this document and Reorganisation Wrapper Deed as set out in Annex E to this document. Further details of the Shareholders’ Agreement are set out in the section entitled “Key Terms of the Shareholders’ Agreement” in paragraph 7 of Part III (Explanatory Statement) of this document, as well as the Shareholders’ Agreement as set out in Annex D to this document. The powers of attorney are included at clause 6.2 of the Scheme (see Part X of this document).

Q:	How can I find out the steps entailed in the Reorganisation?

A:	You can refer to the Reorganisation Wrapper Deed and the Reorganisation Structure Paper as set out in Annexes E and F to this document.

Q:	Where can I find more information about ReNew?

A:	You can find more information about ReNew from the various sources described in the section entitled “Availability of Information” in paragraph 11 of Part II (US Special Factors).

Q:	What are the U.S. federal income tax considerations applicable to the privatisation of ReNew to Scheme Shareholders that are U.S. Holders?

A:

A U.S. Holder (as defined in paragraph 10 of Part VII (Additional Information)) of Cash-Out Shares who receives cash in exchange of all of such U.S. Holder’s Cash-Out Shares will recognise gain or loss with respect to its Cash-Out Shares, measured by the difference between the amount of Consideration paid to such U.S. Holder and such U.S. Holder’s adjusted tax basis in such Scheme Shares.

In addition, ReNew Shareholders should carefully read the section entitled “United States Taxation” in paragraph 10 of Part VII (Additional Information). Tax matters are complicated and the tax consequences of the Scheme to ReNew Shareholders will depend upon the facts of their respective situations. Accordingly, each ReNew Shareholder is urged to consult with his, her or its own tax adviser to determine the particular U.S. federal, state, local and non-U.S. tax consequences to it of the Scheme.

Q:	What are the Indian tax considerations applicable to the privatisation of ReNew to Cash-Out Shareholders?

A:

Withholding taxes could apply to a Cash-Out Shareholder or a Beneficial Cash-Out Shareholder who is not an Indian tax resident. Accordingly, all Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares are advised to carefully review and consider the section entitled Part V (Certain Indian Tax Considerations) and Part XIII (Indian Tax Self-Declaration).

Scheme Shareholders and beneficial owners of Scheme Shares who are not tax resident in India shall notify the Company in writing if they hold any of their Scheme Shares through a custodian account in India. Absent such notification, such Scheme Shareholders and beneficial owners of Scheme Shares are deemed to have confirmed that they do not hold their Scheme Shares through a custodian account in India.

Q:	Can I access these materials on the Internet?

A:	These materials can be found at ReNew’s website, https://investor.renew.com, or through the website maintained by the SEC at www.sec.gov.

Q:	Who can help answer my other questions?

A:

You can contact the ReNew Shareholder helpline at (800) 662-5200 for those within the U.S., and (203) 658-9400 for those outside the U.S. Lines are open Monday to Friday (except public holidays) between 8.30 a.m. and 5.30 p.m. (EST).

If Computershare, DTC, or your broker, bank or other nominee holds your ReNew Shares, you may also call them for additional information.

PART I

LETTER FROM THE SPECIAL COMMITTEE OF RENEW ENERGY GLOBAL PLC

(incorporated in England and Wales with registered number 13220321)

Special Committee Members: Manoj Singh Sir Sumantra Chakrabarti Vanitha Narayanan Paula Gold-Williams Philip Graham New	Registered office: C/O Vistra (UK) Ltd Suite 3, 7th Floor 50, Broadway London, England SW1H 0DB United Kingdom

To all ReNew Shareholders

Dear Shareholders

RECOMMENDED ACQUISITION

of

RENEW ENERGY GLOBAL PLC

by

DYUTI PRIVATE HOLDINGS INC.

1.	Introduction

On 11 August 2026, the Special Committee and the Consortium announced a recommended acquisition of ReNew pursuant to which the Purchaser will acquire all of the Cash-Out Shares for cash. The Acquisition is to be effected by means of a scheme of arrangement under Part 26 of the Act, which requires the approval of Scheme Shareholders and the sanction of the Court. The Acquisition remains subject to the terms and conditions set out in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition) of this document.

The purpose of this letter is to explain the terms of the Acquisition and the Scheme, to explain why the Special Committee considers the terms of the Cash Offer to be fair and reasonable, and to provide you with other relevant information. The Special Committee unanimously recommends that Scheme Shareholders vote in favour of the Scheme at the Court Meeting and that ReNew Shareholders vote in favour of the Scheme Resolution to be proposed at the General Meeting.

2.	Summary of the terms of the Acquisition

The Acquisition is to be effected by way of a Court-sanctioned scheme of arrangement under Part 26 of the Act, which requires the approval of the Scheme Shareholders at the Court Meeting, the passing of the Scheme Resolution at the General Meeting and the sanction of the Court.

In accordance with the terms of the Acquisition, which is subject to the Conditions and further terms set out in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition), Cash-Out Shareholders at the Scheme Record Time will be entitled to receive (subject to any deductions or withholdings in respect of Tax required by applicable law and net of any applicable wire transfer fees):

For each Cash-Out Share:	USD 7.02 in cash

•

the terms of the Acquisition valued the entire issued and to be issued ordinary share capital of ReNew at approximately USD 2.8 billion on a fully diluted basis and implied an enterprise value of approximately USD 10.2 billion; and

•	the terms of the Acquisition represent a premium of:

•	12.5% to the closing share price of USD 6.24 per ReNew Share on 28 May 2026 (being the last day of trading prior to the public announcement of the Initial Proposal made by the Consortium);

•	24.7% to the volume-weighted average price of USD 5.63 per ReNew Share for the one-month period ended 28 May 2026;

•	32.5% to the volume-weighted average price of USD 5.30 per ReNew Share for the three-month period ended 28 May 2026; and

•	30.5% to the volume-weighted average price of USD 5.38 per ReNew Share from 15 December 2025 (being the date on which the Former Transaction Announcement was published) to 28 May 2026.

The Cash-Out Shares will be acquired by the Purchaser (or its nominee) with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third-party rights or interests whatsoever and together with all rights existing at the date of this document or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the Effective Date in respect of the Scheme Shares.

3.	Rollover

As an alternative to the Cash Offer, eligible Scheme Shareholders may elect to retain (all but not some of) their Scheme Shares, which will continue to be held by such Scheme Shareholders following the Effective Time, in lieu of such Scheme Shareholders transferring their Scheme Shares to the Purchaser and receiving the Consideration.

Eligible Scheme Shareholders will only be able to elect for the Rollover in relation to their entire holding of Scheme Shares and not part only. Scheme Shareholders who do not validly elect for the Rollover will automatically receive the full amount of the Consideration (subject to any deductions or withholdings in respect of Tax required by applicable law and net of any applicable wire transfer fees) for their entire holding of Scheme Shares. Due to the operation of the Cutback and the Maximum U.S. Rollover Percentage, as explained in paragraph 5 of Part III (Explanatory Statement) of this document, it is possible that some or all of the Scheme Shares elected by an eligible Scheme Shareholder for the Rollover will become Cash-Out Shares and such Scheme Shareholder will receive the Consideration in respect of such Cash-Out Shares instead.

Further information on the Rollover is contained in the sections entitled “Summary– The Rollover” on pages 9 to 10 and “Summary of the terms of the Rollover” in paragraph 5 of Part III (Explanatory Statement) of this document.

Scheme Shareholders should note that, shortly following the Scheme becoming Effective, the ReNew Shares held by remaining ReNew Shareholders will be subject to a Reorganisation (as defined below) such that such remaining ReNew Shareholders will become direct shareholders of ReNew India, ReNew’s direct private subsidiary incorporated in India. As a consequence, Rollover Shareholders will be required to comply with Indian regulatory and administrative requirements in order to hold and deal in shares of an Indian company, which will include, among other things, the requirements to obtain an Indian Permanent Account Number and to open a demat (electronic) account with a custodian to enable the Rollover Shareholders to hold the shares of ReNew India, which may require the Rollover Shareholders to submit apostilled and/or notarised (if applicable) personal documentation. Investment by a Rollover Shareholder having any direct or indirect ownership by a citizen or an entity of a country sharing a land border with India and not requiring prior government approval under the provisions of the NDI Rules, will be subject to reporting requirements specified by the Reserve Bank of India. Further details of the Reorganisation are set out in the sections entitled “Plans for ReNew after the Acquisition” in paragraph 7 of Part II (US Special Factors) and “Proposed Reorganisation” in paragraph 7 of Part III (Explanatory Statement) of this document.

4.	Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders

Since its listing on Nasdaq on 24 August 2021, ReNew has continued to successfully grow to become one of the largest independent renewable asset owners and developers in India. During this period, ReNew has materially expanded its operating platform and financial performance, with commissioned / installed renewable capacity increasing from 5.6 GW in March 2021 (just prior to the time of listing) to     GWs on a gross basis as of    . Over the same period, the Company has continued to grow its financial performance, with Adjusted EBITDA for the year ended 31 March 2026 of INR 98.5 billion, representing a healthy compound annual growth rate of 18% over the last four years.

ReNew listed on Nasdaq by way of a combination with a publicly listed special purpose acquisition vehicle at USD 10 per share; however, since listing the shares have traded materially below USD 10 for the substantial majority of the period and, in recent years, have traded at a significant and persistent discount to that price, notwithstanding the Company’s continued growth in its operating platform and financial performance. Given this persistent trading below the listing price, ReNew has had limited ability to use its public equity as a source of growth capital. ReNew has therefore had to rely to a significant extent on debt issuance and asset recycling to fund growth which has resulted in an increase in debt leverage, with net debt to Adjusted EBITDA rising to 8.1x as of 31 March 2025. Increasing leverage levels resulted in ReNew being put on negative watch in September 2025 by Moody’s which noted that, before factoring in any potential management countermeasures to support the rating, ReNew’s consolidated financial metrics were expected to remain below the minimum tolerance level for the rating over the next 12 to 18 months from the date of such report. ReNew has also sought to manage funding needs through selling down developed assets, which has proved increasingly challenging as interest rates have risen and the time to achieve these sell-downs has become more protracted.

Since ReNew’s listing on Nasdaq, the Company has also faced increased competition from better capitalised Indian competitors most of which were either already listed or have in recent years become listed on the Bombay Stock Exchange or the National Stock Exchange of India. These companies have generally traded at higher valuations than ReNew and have been able to fund growth by raising additional funds through further equity issuance. This has resulted in better capitalised local listed competitors becoming a greater threat to ReNew both in terms of competition for projects, as well as for personnel and resources.

The inability to raise equity financing to fund future growth alongside increased competition from better capitalised and more highly rated Indian listed peers has resulted in its Board recognising that ReNew’s listing on Nasdaq constrains the Company and does not appropriately value its growth and prospects. In addition, the ReNew Board has considered the regulatory and reporting requirements associated with maintaining a public listing in the United States and the potential benefits of reallocating management focus and financial resources to other strategic priorities. The ReNew Board evaluated various options to address these challenges, including: an additional listing in India; and a dual-listing structure. However, it became clear that any listing in India would necessarily be of an Indian subsidiary of ReNew, which would result in two listed entities within the ReNew Group, adding corporate and regulatory complexity and failing to address the underlying discount at which ReNew’s shares traded on Nasdaq.

During these evaluations, the Company received a non-binding offer from the Former Consortium on 10 December 2024, to acquire the entire issued and to be issued share capital of the Company not already owned by members of the Former Consortium, for cash consideration of USD 7.07 per share. On 2 July 2025, the Company received a revised non-binding offer from the Former Consortium for the proposed acquisition, whereby the Former Consortium increased the proposed cash consideration to USD 8.00 per share. On 10 October 2025, after an extensive and comprehensive period of due diligence by the Former Consortium, as well as extensive negotiations of terms for the proposed acquisition, and the exchange of multiple drafts of the transaction agreement for the proposed acquisition between the Company and the Former Consortium, the Former Consortium made a final non-binding offer for the proposed acquisition, whereby the proposed cash consideration was increased to USD 8.15 per share. However, on 15 December 2025, certain members of the Former Consortium filed an amended beneficial ownership report on Schedule 13D with the SEC, disclosing that Masdar had confirmed to the other members of the Former Consortium that it had withdrawn from the Former Consortium. As a result, the Former Consortium could not proceed with the proposed acquisition.

The funding and undervaluation challenges facing the Company have continued since the termination of the Former Consortium offer process in December 2025. In addition, the share price reached an all-time low closing price of USD 4.50 per share on 30 March 2026. The Special Committee and the full ReNew Board have remained active in exploring options to address ReNew’s undervaluation and growth funding challenges including, without limitation, exploring a listing in India of the manufacturing division; raising capital at the level of the holding company of the Company’s commercial and industrial business; and selling the operations and maintenance services business. ReNew has also focussed on rationalising its growth ambitions to reflect a different macro backdrop, more competitive pricing environment as well as a need to address its high leverage levels.

CPP Investments, as the majority shareholder, indicated to the Special Committee following the termination of the offer from the Former Consortium that it wanted to remain supportive of the business. Over the course of the next few months, CPP Investments, together with its legal and financial advisers, explored various potential options that could provide a solution to address the Company’s ongoing challenges, including a potential acquisition of the Company. On 28 May 2026, the Consortium submitted the Initial Proposal with an initial offer price of USD 6.75 per share. The offer from the Consortium also allows eligible shareholders to participate in the Rollover, whereby they may elect to retain their shareholding in ReNew, albeit in a private structure. The Special Committee and its advisers had numerous discussions internally and engaged extensively with the Consortium and sought improvements to the Initial Proposal. Following those negotiations, the Consortium increased its proposed offer price from USD 6.75 per share to USD 7.02 per share on 27 July 2026 (the “Best and Final Proposal”) and subsequently, on 6 August 2026, reaffirmed that USD 7.02 per share represented its best and final proposal and that the Consortium did not, at that time, intend to sell any shares to any third party in any alternative takeover transaction. In assessing the Best and Final Proposal, the Special Committee considered, among other things, the premium represented by the proposal to ReNew’s recent trading prices and relevant historical volume-weighted average prices; the valuation implied by the Best and Final Proposal; the Company’s financial projections and capital requirements; its historical trading performance; relevant comparable-company and precedent-transaction valuation considerations; and the alternatives available to the Company. The offer price of USD 7.02 per share represents a premium of 12.5% to the unaffected share price of USD 6.24 per share as of 28 May 2026 (being the last day of trading prior to the public announcement of the Initial Proposal made by the Consortium), and premiums of 24.7%, 32.5% and 30.5% to the volume-weighted average price for the one-month period and three-month period ended 28 May 2026 and from 15 December 2025 (being the date on which the Former Transaction Announcement was published) to 28 May 2026, respectively. The Special Committee also considered the increase from the initial offer price of USD 6.75 per share and the Consortium’s subsequent confirmation that USD 7.02 per share represented its best and final proposal.

The Special Committee extensively considered the Consortium’s position that it did not, at that time, intend to sell any shares to any third party in any alternative takeover transaction and the implications of that position for the Company’s ability to pursue alternative transactions. Relatedly, the Special Committee is also cognisant that throughout this protracted process, which began in December 2024, no other party (other than the Consortium or the Former Consortium) has approached the ReNew Board with an alternative proposal.

Since December 2024, the Special Committee and its advisers have engaged actively with ReNew shareholders to answer questions and ascertain views in relation to the proposals received from the Consortium and the Former Consortium. Specifically in relation to the current proposed take-private process, the Special Committee noted that the Best and Final Proposal has received irrevocable commitments from JERA Nex and Platinum Cactus, which collectively own ReNew Shares representing, in aggregate, approximately 51 per cent. of the voting power of the Scheme Shares and 32 per cent. of the voting power of ReNew Shares as at 18 September 2026.

In reaching its conclusion, the Special Committee also considered the certainty of value and the liquidity provided by the Consideration; execution certainty of the Consortium’s proposal; the availability of the Rollover for eligible ReNew Shareholders wishing to retain exposure to ReNew; various macroeconomic shifts in the short, medium, and long term; and the risks and uncertainties associated with pursuing alternative strategies, including remaining an independent public company listed on Nasdaq.

For the reasons detailed above, the Special Committee believes that it is important that ReNew Shareholders have the opportunity to vote on this offer. After detailed consideration, the Special Committee has unanimously decided to recommend that Scheme Shareholders vote in favour of the Scheme at the Court Meeting and ReNew Shareholders vote in favour of the Scheme Resolution to be proposed at the General Meeting.

Further details of the reasons for the Acquisition are set out in paragraph 3 (Reasons for the Acquisition) of Part II (US Special Factors).

5.	Irrevocable Undertakings

The Consortium has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting from JERA Nex and Platinum Cactus in respect of ReNew Shares representing, in aggregate, approximately 51 per cent. of the voting power of the Scheme Shares and 32 per cent. of the voting power of ReNew Shares as at 18 September 2026.

Further details of the irrevocable undertakings are set out in paragraph 5 of Part VII (Additional Information) of this document.

6.	Special Committee Recommendation

The Special Committee considers that the terms of the Cash Offer, including the terms of the Transaction Agreement, are fair and reasonable, and unanimously recommends that Scheme Shareholders vote in favour of the Scheme at the Court Meeting and ReNew Shareholders vote in favour of the Scheme Resolution to be proposed at the General Meeting.

For a more complete description of (i) the reasons considered by the Special Committee in deciding to recommend that ReNew Shareholders vote in favour of the Scheme and the Scheme Resolution and (ii) the substantive and procedural fairness of the Acquisition to Scheme Shareholders, see the sections entitled “Reasons for the Recommendation” and “Fairness” in paragraphs 4 and 10 of Part II (US Special Factors).

For the reasons set out in this document, the Special Committee believes that it is important that ReNew Shareholders have the opportunity to vote on the Scheme and the Scheme Resolution.

The Special Committee cannot form an opinion as to whether or not the terms of the Rollover are fair and reasonable and is not making any recommendation to Scheme Shareholders as to whether or not they should elect for the Rollover.

However, the Special Committee notes that the Rollover involves significant risks and uncertainties which have significant and variable impact on individual Scheme Shareholders including, for instance, the fact that the ReNew Shares will be illiquid following the Scheme becoming Effective and the level of uncertainty in their future value and may therefore not be suitable for all Scheme Shareholders. Please refer to the section entitled “Risks relating to the Rollover” in paragraph 6 of Part III (Explanatory Statement) for a description of the risks relating to the Rollover.

Scheme Shareholders should consider whether the Rollover is a suitable alternative in light of their own personal circumstances and investment objectives and are, therefore, strongly recommended to seek their own independent financial, tax and legal advice before deciding whether to elect for the Rollover.

7.	ReNew Equity Awards and Management Compensation Arrangements

Participants in the ReNew Share Plans will be contacted separately regarding the effect of the Acquisition on their rights under the ReNew Share Plans and with details of the arrangements applicable to them. In addition, the Consortium and ReNew have agreed the material terms of the compensation arrangements that will apply, with effect from the Effective Date, to senior members of ReNew’s management (other than Mr. Sumant Sinha) under the New Incentive Plan and a replacement RSU / PSU plan. Those arrangements are summarised in the sections entitled “Post-Closing Management Compensation Arrangements” in paragraph 15 of Part III (Explanatory Statement) and “Interests of ReNew Non-Employee Directors and Executive Officers” in paragraph 6 of Part VII (Additional Information).

Further details of the arrangements proposed to be implemented in relation to the ReNew Share Plans in connection with the Acquisition are set out in the section entitled “ReNew Equity Awards” in paragraph 14 of Part III (Explanatory Statement).

8.	ReNew’s current trading and prospects

Since its inception in 2011, ReNew has devoted substantially all of its resources to developing, building, owning and operating utility-scale wind energy projects, utility-scale solar energy projects, hydro energy projects, utility-scale firm power projects and corporate energy projects. As of 30 June 2026, ReNew’s portfolio consisted of ~ 20.5 GWs, compared to ~ 18.2 GWs as of 30 June 2025. ReNew’s commissioned capacity has increased ~17 per cent. year-over-year to ~13.1 GWs as of 30 June 2026.

As of 30 June 2026, ReNew had cash and cash equivalents of USD 233 million, bank balances other than cash and cash equivalents of USD 579 million and deposits with maturities of more than 12 months (forming part of other financial assets) of USD 19 million. ReNew has earned net profit of USD 63 million for the three months ended 30 June 2026.

ReNew operates in a capital-intensive industry. ReNew expects to fund the construction and development of its projects with a combination of cash flows from operations, debt financings and equity financings, but its ability to arrange for such financing remains subject to various factors, including those affecting the macroeconomic environment. Additionally, the majority of ReNew’s revenue is attributable to units of power that it sells, and therefore its results of operations are affected by the tariffs it charges for the units of power that it sells. In line with government policies, most Indian states have moved towards the competitive bidding model for determining tariffs, which has led to a decrease in tariff rates as the lowest bidder wins the project. Although tariff rates vary from state to state, tariffs have declined significantly for both wind and solar energy power over the years, and ReNew’s ability to estimate costs and competitively bid for projects will affect its results of operations.

9.	United Kingdom, United States and Indian Taxation

A summary of certain United Kingdom and United States taxation consequences of the implementation of the Scheme for certain Scheme Shareholders is set out in paragraph 10 of Part VII (Additional Information) of this document. A summary of certain Indian taxation consequences of the implementation of the Scheme for certain ReNew Shareholders is set out in Part V (Certain Indian Tax Considerations) of this document.

Those summaries do not constitute tax advice and do not purport to be a full analysis of all potential United Kingdom, United States and Indian tax consequences of the Acquisition. Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares who are in any doubt about their taxation position, or who are subject to taxation in a jurisdiction outside of the United Kingdom, the United States and India are strongly advised to contact an appropriate independent professional adviser immediately.

10.	Overseas Shareholders

Overseas Shareholders should refer to paragraph 22 of Part III (Explanatory Statement) of this document.

11.	Actions to be Taken

Your attention is drawn to paragraph 25 of Part III (Explanatory Statement) of this document, which explains the actions you should take in relation to the Acquisition and the Scheme.

Details relating to the delisting of ReNew Shares and re-registration of ReNew as a private limited company are included in paragraph 19 of Part III (Explanatory Statement) of this document.

12.	Further Information

Your attention is drawn to Part III (Explanatory Statement) of this document (being the Explanatory Statement made in compliance with section 897 of the Act), the information contained in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition) and Part V (Certain Indian Tax Considerations) of this document, the full terms of the Scheme set out in Part X (The Scheme of Arrangement), the additional information set out in Part VII (Additional Information), the notices of the Meetings set out in Part XI (Notice of Court Meeting) and Part XII (Notice of General Meeting) and the information relating to Indian withholding tax in Part XIII (Indian Tax Self-Declaration) of this document.

You should read the whole of this document and the accompanying Forms of Proxy and not rely solely on the information contained in this letter or the Explanatory Statement.

Yours faithfully,

Manoj Singh

Chair of the Special Committee

PART II

US SPECIAL FACTORS

1	Related Party Transactions

ReNew has adopted a related party transaction policy that sets forth procedures for the identification, review, consideration and approval or ratification of related person transactions. Under the policy, if a transaction has been identified as a related party transaction, ReNew’s management must present information regarding the related party transaction to its audit committee for approval.

If advance approval is not feasible, then the transaction may be preliminarily entered into by ReNew upon prior approval by the audit committee chair subject to ratification of the transaction by the audit committee at the next regularly scheduled meeting. If the ratification is not forthcoming, ReNew shall make all reasonable efforts to amend the terms of the transaction, which is thereafter approved by the audit committee, or otherwise cancel or annul such transaction.

The audit committee will consider all facts and circumstances, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the extent of the related party’s interest in the transaction, the conflicts of interest and/or corporate opportunity provisions of ReNew’s code of business conduct and ethics and where the related party involves a director or director nominee, whether the related party transaction will impair the director or director nominee’s independence under applicable rules and regulations. The audit committee will not approve or ratify the transaction unless it determines that it is in, or not inconsistent with, the interests of ReNew and its shareholders.

(a)	Shareholders Agreement

On 23 August 2021, ReNew entered into the ReNew Global Shareholders Agreement with the Founder Investors, GS Wyvern Holdings Limited, CPP Investments, Platinum Cactus, JERA Nex and RMG Sponsor II, LLC. On 28 April 2023, GS Wyvern Holdings Limited ceased to hold any ReNew Shares and ceased to be a party to the ReNew Global Shareholders Agreement. The ReNew Global Shareholders Agreement was amended on 24 July 2023.

Prior to 20 August 2026, each Founder Investor has a right to deliver a notice to ReNew to issue Class A Ordinary Shares to such Founder Investor and/or their Affiliates or nominees in exchange for the transfer to ReNew of ReNew India Ordinary Shares held by such Founder Investor, at the same exchange ratio as applied under the Business Combination Agreement (subject to certain adjustments).

For so long as CPP Investments or a Founder Investor continues to hold ReNew India Ordinary Shares, ReNew has agreed not to permit ReNew India to, without each of CPP Investments’, such Founder Investor’s and, in the case of the matters contemplated by clauses (i) through (iii), Platinum Cactus’ prior written consent, as applicable: (i) issue shares, other than issuances to ReNew or to a wholly-owned subsidiary of ReNew; (ii) alter or change the rights, preferences or privileges of the ReNew India Ordinary Shares; (iii) repurchase, buy-back or otherwise extinguish any ReNew India Ordinary Shares, other than in connection with the Founder Investors’ put rights under the Registration Rights, Coordination and Put Option Agreement; or (iv) amend or waive any provision of the constitutional documents of ReNew India, in each case, in a manner that is materially adverse and disproportionate to CPP Investments or such Founder Investor, in relation to its ReNew India Ordinary Shares as compared to any other shareholder of ReNew in relation to such shareholder’s ReNew India Ordinary Shares.

(b)	Standstill Agreements

On 24 July 2023, ReNew entered into a standstill agreement with CPP Investments, pursuant to which CPP Investments agreed not to acquire, offer or propose to acquire, or enter into any agreement to acquire any interest in any Class A Ordinary Shares (or rights or options to acquire any Class A Ordinary Shares), or any securities convertible into or exchangeable for Class A Ordinary Shares from 24 July 2023 to 23 July 2026, subject to certain exceptions and other terms and conditions. The standstill obligations under this agreement are no longer in effect.

On 21 January 2025, ReNew, Masdar, CPP Investments and Platinum Hawk entered into a non-disclosure agreement with respect to the proposed offer by the Former Consortium to acquire all the issued and to be issued share capital of ReNew. Pursuant to this, each of Masdar and Platinum Hawk agreed not to acquire or enter into any agreement to acquire any interest in the securities of ReNew (or rights to acquire or subscribe for options or derivatives with respect to such securities), or make a general offer for all or part of the share capital of ReNew from 21 January 2025 until the occurrence of certain specified termination events (including the acceptance by the Special Committee of the Consortium’s offer), subject to certain exceptions and other terms and conditions.

On 17 March 2025, ReNew entered into a standstill agreement with JERA Nex with respect to the sharing of certain confidential information. Pursuant to this, JERA Nex agreed not to: (i) acquire, seek to acquire, enter into any agreement to acquire any interest in ReNew (or rights to acquire or subscribe for options or derivatives with respect to such securities); (ii) make a general offer for all or any part of the share capital of ReNew; (iii) announce or take any actions which would require the announcement of any proposals of any takeover, merger or other similar transactions; (iv) take any step that would give rise to any obligation to make an offer for all or any part of the share capital of ReNew; or (v) assist or advise any person in relation to any of the foregoing, from 17 March 2025 until the occurrence of certain specified termination events (including where the information shared no longer constitutes material non-public information), subject to certain exceptions and other terms and conditions.

(c)	Registration Rights, Coordination and Put Option Agreement

On 23 August 2021, ReNew, GS Wyvern Holdings Limited, CPP Investments, Platinum Cactus, JERA Nex, GEF SACEF India and RMG Sponsor II, LLC (the “Significant Shareholders”), the Founder Investors and ReNew India entered into the Registration Rights, Coordination and Put Option Agreement. Pursuant to this, among other things, (i) the Significant Shareholders are entitled to certain registration rights in respect of the Class A Ordinary Shares and the Class C Ordinary Share to be received by or issued or issuable to such parties in connection with the business combination pursuant to the terms of the Business Combination Agreement (the “Significant Shareholder Registrable Securities”), (ii) the Founder Investors are entitled to require ReNew to purchase certain ReNew India Ordinary Shares held by the Founder Investors and ReNew agreed to register for issuance of Class A Ordinary Shares (together with the Significant Shareholder Registrable Securities, the “Registrable Securities”) to the extent required for the purposes of financing and facilitating such purchase, and (iii) the Significant Shareholders (other than GEF SACEF India) and the Founder Investors will agree to certain transfer restrictions during a lock-up period in respect of ReNew Shares held by them.

ReNew agreed to file a registration statement on Form F-1 for the resale of Registrable Securities pursuant to Rule 415 under the Securities Act, and to maintain its effectiveness until such time as there are no longer any Registrable Securities. ReNew also agreed to convert such registration statement to a shelf registration statement on Form F-3 as soon as practicable after ReNew becomes eligible to use such form and to similarly maintain the effectiveness of such registration statement.

Additionally, for so long as the Founder Investors have the right to require ReNew to purchase ReNew India Ordinary Shares held by them, ReNew has agreed to file and maintain a registration statement to cover issuances of Class A Ordinary Shares by ReNew for specified purposes.

(d)	Indemnification Agreements

ReNew has entered into a deed of indemnity with each of its directors and members of senior management. The deed of indemnity provides that ReNew indemnify its directors and members of senior management to the fullest extent permitted by applicable law.

(e)	Agreements with Senior Management and Directors

ReNew has entered into employment agreements or offer letters with the members of its senior management. These agreements contain customary provisions and representations, including confidentiality, non-solicitation and intellectual property assignment undertakings by the members of its senior management. See “Item 6. Directors, Senior Management and Employees” included in ReNew’s annual report on Form 20-F for the fiscal year ended 31 March 2026, which is incorporated herein by reference.

(f)	ReNew Foundation

ReNew has established ReNew Foundation as a non-profit organisation under Indian laws, to drive social impact at scale through flagship and collaborative programs. Mr. Sumant Sinha and Ms. Vaishali Sinha are amongst the directors of ReNew Foundation. ReNew Foundation operates with the vision to unlock human potential to tackle climate challenges and create a just, sustainable future for all. ReNew Foundation is involved in implementing climate-aligned education and skilling initiatives for women and children, supporting start-up led innovation in tackling climate challenges and in conducting thought-leadership events for discussing challenges and opportunities under the broad spectrum of sustainability, environment and social responsibility, as well as feeding those discussions into recommendations for various stakeholders.

(g)	Equity-based Compensation Plans

On 23 August 2021, ReNew adopted the Employee 2021 Plan, pursuant to which ReNew may grant cash and equity-based incentive awards to eligible employees of ReNew and its subsidiaries. The Employee 2021 Plan provides for the grant of share options, including incentive share options and nonqualified share options, share appreciation rights, restricted shares, restricted share units and other share or cash-based awards.

On 23 August 2021, ReNew adopted the Non-Employee 2021 Plan, pursuant to which ReNew may grant cash and equity-based incentive awards to eligible non-executive directors and eligible non-employee service providers of ReNew and its subsidiaries. The Non-Employee 2021 Plan provides for the grant of share options, share appreciation rights, restricted shares, restricted share units and other share or cash-based awards.

(h)	Non-binding offer to acquire the entire share capital of the Company

On 10 December 2024, the Company received a non-binding offer from the Former Consortium to acquire the entire issued and to be issued share capital of the Company not already owned by members of the Former Consortium, for cash consideration of USD 7.07 per share.

The Former Consortium highlighted in its proposal that no member of the Former Consortium that is an existing shareholder of the Company intends to sell its shares in the Company to any third party or otherwise to support a transaction with a third party that would be an alternative to its proposal.

On 2 July 2025, the Company received a revised non-binding offer from the Former Consortium for the proposed acquisition, whereby the Former Consortium increased the proposed cash consideration to USD 8.00 per share.

On 10 October 2025, after an extensive and comprehensive period of due diligence by the Former Consortium, as well as extensive negotiations of terms for the proposed acquisition, and the exchange of multiple drafts of the transaction agreement for the proposed acquisition between the Company and the Former Consortium, the Former Consortium made a final non-binding offer for the proposed acquisition, whereby the proposed cash consideration was increased to USD 8.15 per share. On 28 October 2025, the Company announced that it had reached an agreement in principle on the key financial terms of the proposed acquisition with the Former Consortium, subject to agreeing the remaining terms and conditions of the proposed acquisition and completion of confirmatory due diligence of the Former Consortium.

On 15 December 2025, certain members of the Former Consortium filed an amended beneficial ownership report on Schedule 13D with the SEC, disclosing that Masdar had confirmed to the other members of the Former Consortium that it had withdrawn from the Former Consortium. As a result, the Former Consortium could not proceed with the proposed acquisition.

On 28 May 2026, the Company received a non-binding offer from the Consortium to acquire the entire issued and to be issued share capital of the Company not already owned by members of the Consortium, for cash consideration of USD 6.75 per share. This offer from the Consortium also allowed the eligible shareholders to participate in the Rollover, whereby they may elect to retain their shareholding in ReNew, albeit in a private structure.

On 27 July 2026, the Company received a revised non-binding offer from the Consortium for the proposed acquisition, whereby the Consortium increased the proposed cash consideration to USD 7.02 per share. On 6 August 2026, the Consortium subsequently reaffirmed that USD 7.02 per share represented its best and final proposal and that it did not, at that time, intend to sell any shares to any third party in any alternative takeover transaction.

2	Purpose of the Acquisition

Under the SEC rules governing “going private” transactions, the members of the Consortium are required to express their purpose for the Acquisition to the Unaffiliated Shareholders. The members of the Consortium are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The purpose of the Acquisition is for the Purchaser to acquire all of the Cash-Out Shares. Following the consummation of the Acquisition, the Cash-Out Shareholders as at the Scheme Record Time will cease to have any equity interest in ReNew or any right to participate in ReNew’s earnings and future growth (if any), in each case with respect to their Cash-Out Shares. Rollover Shareholders will continue to hold their Rollover Shares in ReNew following the Effective Time.

3	Reasons for the Acquisition

Under the SEC rules governing “going private” transactions, the members of the Consortium are required to express their reasons for the Acquisition to the Unaffiliated Shareholders. The members of the Consortium are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

In evaluating the Acquisition, CPP Investments consulted with and received the advice of outside legal and financial advisers, held discussions with its management and considered a number of factors that it believed supported its decision to enter into the Transaction Agreement. These factors included, but were not limited to, the following (not necessarily in order of relative importance):

•	the Acquisition will expand CPP Investments’ power and renewables portfolio;

•	the Acquisition will simplify ReNew’s ownership structure and eliminate the public company costs associated with ReNew being a publicly listed company in the United States;

•

following the Acquisition, CPP Investments will be the direct and indirect controlling shareholder of ReNew, being entitled to appoint a majority of the directors of ReNew and thereby exercising greater control over ReNew;

•

CPP Investments considers that ReNew has attractive long-term business and growth prospects. The Acquisition will enable CPP Investments to benefit from a larger share of any future earnings and growth of ReNew following the Acquisition. In addition, the Acquisition is consistent with CPP Investments’ strategy of making long-term investments in infrastructure and renewable energy businesses; and

•

CPP Investments believes that ReNew’s capital-intensive business plan may be pursued more effectively in a private company environment supported by long-term shareholders, with greater flexibility to make strategic and capital-allocation decisions.

CPP Investments believes that structuring the transaction as a scheme of arrangement is preferable to other transaction structures because it (i) enables the Purchaser to acquire all of the outstanding Cash-Out Shares while at the same time allowing the Rollover Shareholders to retain their Scheme Shares (subject to certain limitations as more fully explained in the section entitled paragraph 5 of Part III (Explanatory Statement)) in ReNew through their Rollover election, (ii) represents an opportunity for the Cash-Out Shareholders to receive USD 7.02 in cash for each Cash-Out Share, without interest thereon and subject to any applicable withholding taxes, and (iii) will be approved by Scheme Shareholders if both (x) a majority in number of Scheme Shareholders who vote (either in person or by proxy) in favour of the Scheme and (y) Scheme Shares representing at least 75 per cent. in value of the total number of Scheme Shares voted at the Court Meeting are voted in favour of the Scheme.

CPP Investments determined to undertake the Acquisition at this time because it believes that, as a private company, ReNew will be able to improve its ability to execute initiatives that over time will create additional enterprise value for ReNew. CPP Investments believes that this, along with ReNew’s existing business and potential future opportunities, will allow CPP Investments to achieve returns consistent with its investment objectives, which are in some cases more difficult for businesses to achieve as a public company due to the investment community’s focus on short-term, often quarterly, financial results. Further, absent the reporting and associated costs and requirements placed on public companies, CPP Investments believes that ReNew’s management and employees will be able to execute more effectively on future strategic plans.

Although the members of the Consortium believe that there will be significant opportunities associated with the Acquisition, they realise that there are also substantial risks (including the risks and uncertainties relating to the prospects of ReNew) and that such opportunities may not ever be fully realised.

4	Reasons for the Recommendation

Prior to reaching its recommendation that ReNew Shareholders vote in favour of the Acquisition, the Special Committee explored and evaluated a wide range of strategic options for ReNew, including maintaining its independent public company status, potential financing transactions, additional or secondary listing on Indian stock exchanges, asset sales, and strategic investments into the Company.

In evaluating the Transaction Agreement, the Acquisition and the other transactions contemplated by the Transaction Agreement, the Special Committee relied on its knowledge of ReNew’s business, financial condition, results of operations, and the prospects and risks of remaining a publicly traded company and consulted with the senior management of ReNew, and representatives of Rothschild & Co and Linklaters. In the course of making the determination that the Transaction Agreement and the Cash Offer are fair and reasonable, and to recommend ReNew Shareholders vote in favour of the Scheme at the Court Meeting and the Scheme Resolution to be proposed at the General Meeting, the Special Committee considered numerous reasons, including the following material reasons and benefits of the Acquisition.

(a)	Premium Over Unaffected Market Price

The terms of the Acquisition represent a premium of:

•	12.5% to the closing share price of USD 6.24 per ReNew Share on 28 May 2026 (being the last day of trading prior to the public announcement of the Initial Proposal made by the Consortium);

•	24.7% to the volume-weighted average price of USD 5.63 per ReNew Share for the one-month period ended 28 May 2026;

•	32.5% to the volume-weighted average price of USD 5.30 per ReNew Share for the three-month period ended 28 May 2026; and

•	30.5% to the volume-weighted average price of USD 5.38 per ReNew Share from 15 December 2025 (being the date on which the Former Transaction Announcement was published) to 28 May 2026.

(b)	Impact on ReNew’s Business Outlook

Despite the continued growth in ReNew’s operating platform and financial performance since its listing on Nasdaq in August 2021, the shares of ReNew have traded persistently below the USD 10 initial listing price, constraining ReNew’s ability to use its public equity as a source of growth capital. This has required the Company to rely to a significant extent on debt issuance and asset recycling to fund growth, resulting in increased debt leverage and, in September 2025, the placement of ReNew on negative watch by Moody’s.

At the same time, better capitalised Indian competitors, many of which are listed on domestic exchanges and have generally traded at higher valuations than ReNew, have been able to fund growth through further equity issuances, intensifying competition for projects, and personnel and resources.

The ReNew Board concluded that the Nasdaq listing was not appropriately reflecting the Company’s long-term value or providing an efficient platform for raising capital. The ReNew Board further recognised that it is not a viable or sustainable option for the Company to continue to fund its growth primarily through debt issuance and asset recycling, and that this operating model has constrained the growth of the Company and limited its ability to compete effectively with better capitalised domestic peers. In addition, the ReNew Board has considered the regulatory and reporting requirements associated with maintaining a public listing in the United States and the potential benefits of reallocating management focus and financial resources to other strategic priorities.

Against such background, the Special Committee considered that the Acquisition, by taking ReNew private, would relieve the Company of the constraints and requirements associated with its public listing, and enable the business to be repositioned under a private ownership structure better suited to its operational base and long-term growth strategy.

(c)	Extensive Exploration of Strategic Alternatives

In light of the challenges facing ReNew as described in paragraph (b) above, the ReNew Board has, for a period of time starting prior to receipt of any takeover offer, been evaluating various options to address the challenges arising from the Company’s inability to raise equity financing to fund future growth and the increased competition it faces from better capitalised and more highly rated Indian listed peers.

Options considered by the ReNew Board included an additional listing in India and a dual-listing structure. However, it became clear that any listing in India would necessarily be of an Indian subsidiary of ReNew, which would result in two listed entities within the ReNew Group, adding corporate and regulatory complexity and failing to address the underlying discount at which ReNew’s shares traded on Nasdaq.

Following the termination of the Former Consortium’s offer process in December 2025, the Special Committee and the ReNew Board continued to explore options to address ReNew’s undervaluation and growth funding challenges, including a listing in India of the manufacturing division, raising capital at holding company level of the Company’s commercial and industrial business, and a potential sale of the operations and maintenance services business.

The Special Committee also noted that, since the announcement of the initial proposal by the Former Consortium in December 2024, no person other than the Former Consortium or the Consortium has contacted ReNew or the Special Committee with a proposal for an alternative transaction with ReNew.

The Special Committee also noted the position of the members of the Consortium, who beneficially own approximately     per cent. of the outstanding ReNew Shares, on a fully diluted basis and control approximately     per cent. of the total voting power in ReNew, that they are only interested in pursuing the transaction outlined in the Initial Proposal and are not interested in selling their ReNew Shares to any third party in an alternative takeover proposal, which led the Special Committee to conclude that any alternatives to the Acquisition were not likely to be consummated.

(d)	Highest Value Reasonably Obtainable

As a result of a robust negotiation conducted by the Special Committee and with the assistance of its financial and legal advisers, the Consideration for the Acquisition was increased by 4.0 per cent. from USD 6.75 per ReNew Share in the Consortium’s Initial Proposal to USD 7.02 per ReNew Share, and the Special Committee determined following such process that USD 7.02 was the highest price per ReNew Share that the Purchaser would agree to pay and that the Acquisition represented the most favourable terms to ReNew Shareholders which could be negotiated with the Consortium. The Special Committee’s determination was informed by a number of factors, including the duration and tenor of negotiations, the withdrawal of Masdar from the Former Consortium in December 2025 and the resulting failure of the previous proposed transaction, the decline in the trading price of the ReNew Shares to an all-time low closing price of USD 4.50 per share on 30 March 2026, the continued depreciation of the Indian Rupee against the US Dollar during the intervening period, the prevailing global geo-political situation, and the experience of the Special Committee and its advisers.

(e)	Speed and Likelihood of Completion and Liquidity

The Special Committee considered the anticipated timing of the closing of the Acquisition in the first quarter of 2027, with the anticipated result of allowing shareholders to receive the all-cash consideration in a relatively short time frame. The Special Committee noted that the Acquisition has no financing condition and the Purchaser would fund the purchase price from existing cash resources of CPP Investments. The Special Committee also considered how the potential for closing within a relatively short time frame could also reduce the duration of the interim period during which ReNew’s operations would be subject to the covenants imposed pursuant to the transaction documentation and the resulting limitations on ReNew’s ability to formulate and execute long-term plans in light of the uncertainty as to the future structuring and strategy of the business.

The Special Committee also noted that the Consortium had received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting from JERA Nex and Platinum Cactus in respect of ReNew Shares representing, in aggregate, approximately 51 per cent. of the voting power of the Scheme Shares and 32 per cent. of the voting power of ReNew Shares as at 18 September 2026. The Special Committee considered that these irrevocable undertakings significantly increase the likelihood that the requisite approvals will be obtained at the Court Meeting and the General Meeting, and that, as a result, the Acquisition has a high degree of execution certainty.

The Special Committee further considered the ability of shareholders to realise value through open-market sales at or near the Consideration is uncertain and may not be achievable within a comparable time frame, if at all. In this context, the Special Committee considered that the Acquisition provides ReNew Shareholders with certainty of value and liquidity that may not otherwise be available to them.

(f)	Opinion of the Special Committee’s Financial Adviser

The Special Committee considered the oral opinion of Rothschild & Co delivered to the Special Committee on 11 August 2026, which was subsequently confirmed by delivery of a written opinion dated 11 August 2026, to the effect that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in the written opinion, the Consideration payable to the holders of Cash-Out Shares in the Acquisition pursuant to the Transaction Agreement was fair to such holders from a financial point of view.

The Special Committee also considered a variety of potentially negative factors concerning the Transaction Agreement and the Acquisition, including the following, which are not listed in any relative order of importance:

•

Shareholder Participation in Future Growth. The nature of the Acquisition means that the Cash-Out Shareholders will have no ongoing equity participation in ReNew following the Acquisition, and they will cease to participate in ReNew’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Cash-Out Shares, and will not participate in any potential future sale of ReNew to a third party, in each case with respect to their Cash-Out Shares.

•

Interim Covenants on Business Pending the Completion of the Acquisition. Covenants regarding the conduct of ReNew’s business prior to the completion of the Acquisition, which may delay or prevent ReNew from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of ReNew pending completion of the Acquisition.

•

Other Interests. The possibility that the Consortium and ReNew’s officers and directors may have interests in the Acquisition that are different from, or in addition to, those of the other ReNew Shareholders.

•

No Assurance the Acquisition will be Completed. While the Acquisition is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Acquisition under the Transaction Agreement will be satisfied and, as a result, it is possible that the Acquisition may not be completed even if the ReNew Shareholders authorise and approve it. Each of CPP Investments and ReNew has the right to terminate the Transaction Agreement in certain circumstances. The Transaction Agreement may be terminated, amongst other instances, (i) by mutual written agreement of ReNew and CPP Investments; (ii) if the Effective Date has not occurred by the Long Stop Date; (iii) if the required shareholder approvals at the Court Meeting or General Meeting are not obtained; (iv) if the Court declines to sanction the Scheme; (v) in the event of a Company Adverse Recommendation Change having occurred; (vi) if there is any breach by either ReNew or by any member of the Consortium (as applicable) causing certain Conditions not to be satisfied; or (vii) if this document is not distributed to ReNew Shareholders in accordance with the Transaction Agreement. Further details of the termination rights are set out under the section entitled “Termination” in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition) of this document. Accordingly, there is no certainty, nor can ReNew provide any assurance, that the Transaction Agreement will not be terminated by either CPP Investments or ReNew before the completion of the Acquisition.

•

Risks Associated with Failure to Complete the Acquisition. There are significant risks to ReNew if the Acquisition does not close, including that (i) ReNew will have incurred significant transaction costs, (ii) ReNew’s continuing business relationships with offtakers, financial institutions, third-party service providers, and employees may be adversely affected, (iii) the trading price of the ReNew Shares could be adversely affected, (iv) the market’s perceptions of ReNew’s prospects could be adversely affected, (v) the ReNew Directors and ReNew’s senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, (vi) the failure to complete the Acquisition, or the public perception that the Acquisition may not be completed, could result in a downgrade of ReNew’s credit ratings by one or more rating agencies, which could increase ReNew’s borrowing costs and adversely affect its ability to access the debt capital markets on favourable terms, (vii) ReNew cannot assure investors or the markets of the continued availability of primary capital, whether through the public equity or debt capital markets or otherwise, to fund ReNew’s development pipeline and sustain its future growth, particularly having regard to the uncertainties that may arise from a failed transaction, and (viii) ReNew’s future growth is highly contingent upon the continued availability of capital recycling opportunities at attractive multiples, and there can be no assurance that such opportunities will remain available on terms that are favourable to ReNew or at all.

The foregoing discussion of information and factors considered by the Special Committee is not intended to be exhaustive but includes a number of the factors considered by the Special Committee. In view of the wide variety of factors considered by the Special Committee, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee unanimously authorised and approved the Transaction Agreement, the Scheme and the Acquisition, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the Consideration to the holders of Cash-Out Shares in the Acquisition, from a financial point of view, and its decision to recommend the authorisation and approval of the Transaction Agreement, the Scheme and the Acquisition, the Special Committee considered financial analyses presented by Rothschild & Co. The Special Committee believes that it is reasonable and appropriate to consider the opinion from Rothschild & Co in its determination as to the fairness, from a financial point of view, of the Consideration payable in the Acquisition to the Cash-Out Shareholders, because the opinion addressed the fairness, from a financial point of view, of the Consideration proposed to be paid to the holders of Cash-Out Shares pursuant to the terms of the Transaction Agreement. To the extent that an affiliated security holder may exist other than the members of the Consortium and their respective Affiliates, the consideration to be received by such affiliated security holder is identical in all respects as the consideration to be received by Cash-Out Shareholders.

The Special Committee considered the historical market prices of the ReNew Shares as described under the section entitled “Market quotations” in paragraph 3 of Part VII (Additional Information). The Special Committee therefore considered these to be positive factors and potential benefits of the Acquisition. ReNew is not aware of any firm offers made by any unaffiliated person, other than by the Consortium, a member of the Consortium or the Former Consortium (or a member thereof), during the past two years for (i) the merger or consolidation of ReNew with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of ReNew; or (iii) a purchase of ReNew’s securities that would enable the holder to exercise control of ReNew.

The Special Committee also considered the purposes and reasons for ReNew to undertake the Acquisition at this time and concluded that the status of a privately held company will allow ReNew to reallocate management focus and financial resources to other strategic priorities absent the regulatory requirements imposed upon public companies. In addition, the Special Committee noted that it is currently intended that, following the Scheme becoming Effective, ReNew will be subject to a Reorganisation such that the remaining ReNew Shareholders (including the members of the Consortium and any Rollover Shareholders) and any further ReNew Shareholders at that time will become direct shareholders of ReNew India, ReNew’s direct private subsidiary incorporated in India. As a consequence, Rollover Shareholders will be required to comply with Indian regulatory and administrative requirements in order to hold and deal in shares of an Indian company, which will include, among other things, the requirements to obtain an Indian Permanent Account Number and to open a demat (electronic) account with a custodian to enable the Rollover Shareholders to hold the shares of ReNew India, which may require the Rollover Shareholders to submit apostilled and/or notarised (if applicable) personal documentation. Investment by a Rollover Shareholder having any direct or indirect ownership by a citizen or an entity of a country sharing a land border with India and not requiring prior government approval under the provisions of the NDI Rules, will be subject to reporting requirements specified by the Reserve Bank of India. Further details of the Reorganisation are set out in the sections entitled “Plans for ReNew after the Acquisition” in paragraph 7 of Part II (US Special Factors) and “Proposed Reorganisation” in paragraph 7 of Part III (Explanatory Statement) of this document, as well as the Reorganisation Structure Paper as set out in Annex F to this document and Reorganisation Wrapper Deed as set out in Annex E to this document.

In reaching its determination that the Transaction Agreement, the Scheme and the Cash Offer are fair and reasonable and its decision to authorise and approve the Transaction Agreement, the Scheme and the Acquisition, and recommend the authorisation and approval of the Scheme and the Acquisition by the ReNew Shareholders, the Special Committee, on behalf of ReNew, considered the factors as described above under this section. During its consideration of the Transaction Agreement and the Acquisition, the Special Committee was also aware that some of the ReNew Directors and ReNew Shareholders have interests with respect to the Acquisition that are, or may be, different from, and/or in addition to those of the ReNew Shareholders generally, as set out under the section entitled “Interests of ReNew Non-Employee Directors and Executive Officers” in paragraph 6 of Part VII (Additional Information).

For the reasons above as well as the fact that the Special Committee on behalf of ReNew believes that the Transaction Agreement, the Scheme and the Acquisition, are substantively and procedurally fair to, and in the best interests of, ReNew, the Special Committee on behalf of ReNew believes that it is appropriate for ReNew to undertake the Acquisition and the going private transaction at this time.

Except as set out in paragraph 10 of Part II (US Special Factors), no director who is not an employee of ReNew has retained an unaffiliated representative to act solely on behalf of the ReNew Shareholders for the purposes of negotiating the terms of the Acquisition and/or to prepare a report concerning the fairness of the Acquisition.

5	Effects of the Acquisition

(a)	Effects of the Acquisition with respect to ReNew

Company Privately Held; Delisting from Nasdaq; Termination of SEC Registration

The ReNew Shares are currently listed on Nasdaq under the symbol “RNW.” It is expected that, following the consummation of the Acquisition, ReNew will cease to be a publicly traded company and will instead become a private company beneficially owned by the members of the Consortium and the Rollover Shareholders (if any). Following the completion of the Acquisition, the ReNew Shares will cease to be listed on any securities exchange or quotation system, including Nasdaq, and price quotations with respect to sales of the ReNew Shares in the public market will no longer be available. In addition, 90 days after the filing of Form 15 in connection with the completion of the Acquisition or such shorter period as may be determined by the SEC, registration of the ReNew Shares under the Exchange Act will be terminated, and ReNew will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result of no longer being required to make SEC filings, ReNew will no longer incur costs and expenses of complying with such laws. After the completion of the Acquisition, the current ReNew Shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of ReNew.

Upon the Scheme becoming Effective, the Cash-Out Shares will be transferred to the Purchaser and/or its nominees by means of a form of transfer or other instrument or instruction of transfer and to give effect to such transfers, any person may be appointed by the Purchaser as attorney and/or agent. The Cash-Out Shares will be transferred in exchange for the right to receive the Consideration, in cash, without interest and net of any applicable withholding taxes. Rollover Shareholders will continue to hold their Rollover Shares. As a result, current ReNew Shareholders, other than the members of the Consortium and the Rollover Shareholders, will no longer have any equity interest in, or be shareholders of, ReNew upon completion of the Acquisition. As a result, the current ReNew Shareholders, other than the members of the Consortium and the Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of ReNew and they will not have the right to vote on corporate matters. Similarly, the current ReNew Shareholders, other than the members of the Consortium and the Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in ReNew.

Management

If the Acquisition is completed, it is expected that the current directors on the ReNew Board (other than Mr. Sumant Sinha and CPP Investments’ nominee directors) shall resign and new directors shall be appointed in accordance with the terms of the Shareholders Agreement. Awards held by employees or directors of ReNew (including Mr. Sumant Sinha) will be subject to the treatments described more fully in the section entitled “ReNew Equity Awards” in paragraph 14 of Part III (Explanatory Statement).

(b)	Effects of the Acquisition with respect to the Consortium

If the Acquisition is consummated, the members of the Consortium, together with the Rollover Shareholders, will beneficially own all of the issued share capital of ReNew.

The benefits of the Acquisition to the Consortium include the fact that, following the completion of the Acquisition, the interest of the members of the Consortium in ReNew’s net book value and net earnings would, collectively with that of all Rollover Shareholders, equal 100 per cent., and the members of the Consortium, together with the Rollover Shareholders, would be entitled to all benefits resulting from that interest, including all income generated by ReNew’s operations and any future increase in ReNew’s value. The table below sets out the indirect interest in ReNew’s net book value and net loss for each member of the Consortium before and after the Acquisition, based on the historical net book value and net profit of ReNew as of 31 March 2026 and for the 12 months ended 31 March 2026, respectively.

	Ownership Prior to the Acquisition				Ownership After the Acquisition(2)
	Net Book Value		Net Profit		Net Book Value		Net Profit
Name	USD Mn	%	USD Mn	%(1)	USD Mn	%	USD Mn	%(1)
CPP Investments(3)	715	53.4%	59	53.4%	1,001	74.7%	83	74.7%
Sumant Sinha	39	2.9%	3	2.9%	39	2.9%	3	2.9%

Notes:

(1)

Ownership percentages are based on Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Class D Ordinary Share outstanding as of 31 March 2026, excluding potential dilution of unexercised Awards.

(2)	Assuming none of the Scheme Shareholders, other than JERA Nex and Platinum Cactus, elects for the Rollover.
(3)	Includes ownership of the Purchaser.

Former ReNew Shareholders who are not Rollover Shareholders would thereafter have no opportunity to participate in the earnings and growth of ReNew and would not have any right to vote on corporate matters. Similarly, after the consummation of the Acquisition, the members of the Consortium and the Rollover Shareholders would also bear responsibility for funding ReNew’s business, the entire risk of losses generated by ReNew’s operations and any decrease in the value of ReNew, and former ReNew Shareholders (other than the Rollover Shareholders) would not be subject to the risks associated with ReNew’s business and face the risk of losses generated by ReNew’s operations or decline in the value of ReNew.

6	Primary Benefits and Detriments of the Acquisition

(a)	Benefits of the Acquisition to Cash-Out Shareholders

The primary benefits of the Acquisition to Cash-Out Shareholders include, without limitation, the following:

•	their receipt following the completion of the Acquisition of USD 7.02 per Cash-Out Share, in cash, representing a premium of:

•	12.5% to the closing share price of USD 6.24 per ReNew Share on 28 May 2026 (being the last day of trading prior to the public announcement of the Initial Proposal made by the Consortium);

•	24.7% to the volume-weighted average price of USD 5.63 per ReNew Share for the one-month period ended 28 May 2026;

•	32.5% to the volume-weighted average price of USD 5.30 per ReNew Share for the three-month period ended 28 May 2026; and

•	30.5% to the volume-weighted average price of USD 5.38 per ReNew Share from 15 December 2025 (being the date on which the Former Transaction Announcement was published) to 28 May 2026;

•

they will no longer be subject to the risks related to ReNew’s business, including the risks associated with the construction and development of ReNew’s projects, environmental conditions, changes in applicable tariffs and regulation, and the risk of volatility in the market prices for ReNew Shares, in each case with respect to their Cash-Out Shares; and

•	all-cash consideration will provide them with liquidity and certainty of value not currently available in the public market.

(b)	Detriments of the Acquisition to Cash-Out Shareholders

Detriments of the Acquisition to Cash-Out Shareholders include:

•

unless such Cash-Out Shareholders hold any Rollover Shares (including as a result of the operation of clause 3.14 of the Scheme), they will no longer have any interest in ReNew and as a result will not benefit from any future growth in the revenues, profitability, or overall value of ReNew, and will not be entitled to receive any dividends that ReNew might pay on its equity shares in the future;

•

the receipt of cash pursuant to the Acquisition will generally be a taxable transaction for U.S. federal income tax purposes. As a result, a U.S. Holder of the Cash-Out Shares who receives cash in exchange for all of such U.S. Holder’s Cash-Out Shares in the Acquisition generally will be required to recognise gain as a result of the Acquisition for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Cash-Out Shares. The receipt of cash pursuant to the Acquisition may also be a taxable transaction under other applicable tax laws; and

•

payment of the Consideration to a Cash-Out Shareholder or a Beneficial Cash-Out Shareholder who is a Non-Small Shareholder may be required by Indian law to be paid subject to withholding or deduction on account of Indian tax.

(c)	Benefits of the Acquisition to ReNew’s Directors and Executive Officers

Benefits of the Acquisition to ReNew Directors and executive officers include:

•

Awards held by the ReNew Directors and executive officers of ReNew (including Mr. Sumant Sinha) will be subject to the treatments as set out in further detail in the section entitled “ReNew Equity Awards” in paragraph 14 of Part III (Explanatory Statement);

•

the post-closing management compensation arrangements agreed between the Consortium and ReNew applicable to senior members of ReNew’s management (other than Mr. Sumant Sinha), including the grant of new incentive awards under the New Incentive Plan, as further described in the section entitled “Post-Closing Management Compensation Arrangements” in paragraph 15 of Part III (Explanatory Statement) and the section entitled “Interests of ReNew Non-Employee Directors and Executive Officers” in paragraph 6 of Part VII (Additional Information);

•

continued indemnification rights, rights to advancement of fees, and directors’ and executive officers’ liability insurance, which will continue to be provided to the existing directors and executive officers of ReNew following the completion of the Acquisition. See the section entitled “Indemnification of ReNew Directors and Executive Officers” in paragraph 6 of Part VII (Additional Information) of this document;

•	the expected continuation of service of the executive officers of ReNew in positions that are substantially similar to their current positions; and

•	the employment of Mr Sumant Sinha as ReNew’s Chairman and Chief Executive Officer shall be governed by the New CEO Service Agreement.

(d)	Detriments of the Acquisition to ReNew’s Directors and Executive Officers

The primary detriments of the Acquisition to ReNew Directors and executive officers include, without limitation, the following:

•

directors and executive officers who currently hold Cash-Out Shares will no longer hold those Cash-Out Shares and, unless they are Rollover Shareholders, will not benefit from any future growth in the revenues, profitability, or overall value of ReNew, and will not be entitled to receive any dividends that ReNew might pay on its equity shares in the future;

•

the current directors on the ReNew Board (other than Mr. Sumant Sinha and CPP Investments’ nominee directors) will resign and new directors will be appointed in accordance with the terms of the Shareholders Agreement; and

•

directors’ and executive officers’ receipt of cash pursuant to the Acquisition will generally be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

(e)	Benefits of the Acquisition to the Consortium

Benefits of the Acquisition to the Consortium include the following:

•

ReNew is expected to be substantially owned by members of the Consortium, which will receive substantially all the benefits from any future growth in the revenues, profitability, or overall value of ReNew, including the entitlement to receive any dividends or other distributions that ReNew might pay on its equity shares in the future;

•

The members of the Consortium, taken together, are expected to have significant power and flexibility to take such actions, as shareholders of a private company, which they consider beneficial to further the business and prospects of ReNew; and

•	A reduction in the costs associated with public company reporting and compliance.

(f)	Detriments of the Acquisition to the Consortium

The primary detriments of the Acquisition to the Consortium include the following:

•

The members of the Consortium will bear substantial risks related to ReNew’s business, including the risks associated with the construction and development of ReNew’s projects, environmental conditions, changes in applicable tariffs and regulation.

(g)	Risks relating to the Rollover

Eligible Scheme Shareholders that successfully elect for the Rollover will be subject to significant risks and uncertainties as set out in further detail in the section entitled “Risks relating to the Rollover” in paragraph 6 of Part III (Explanatory Statement).

7	Plans for ReNew after the Acquisition

It is currently intended that, following the Scheme becoming Effective, ReNew will be subject to a Reorganisation such that such remaining ReNew Shareholders and any further ReNew Shareholders at that time will become direct shareholders of ReNew India, ReNew’s direct private subsidiary incorporated in India. As a consequence, Rollover Shareholders will be required to comply with Indian regulatory and administrative requirements in order to hold and deal in shares of an Indian company, which will include, among other things, the requirements to obtain an Indian Permanent Account Number and to open a demat (electronic) account with a custodian to enable the Rollover Shareholders to hold the shares of ReNew India, which may require the Rollover Shareholders to submit apostilled and/or notarised (if applicable) personal documentation. Investment by a Rollover Shareholder having any direct or indirect ownership by a citizen or an entity of a country sharing a land border with India and not requiring prior government approval under the provisions of the NDI Rules, will be subject to reporting requirements specified by the Reserve Bank of India. Further details of the Reorganisation are set out in the section entitled “Proposed Reorganisation” in paragraph 7 of Part III (Explanatory Statement) of this document, as well as the Reorganisation Structure Paper as set out in Annex F to this document and Reorganisation Wrapper Deed as set out in Annex E to this document. The governance and other affairs of ReNew and ReNew India will be governed by a Shareholders’ Agreement. Further details of the Shareholders’ Agreement are set out in the section entitled “Key Terms of the Shareholders’ Agreement” in paragraph 7 of Part III (Explanatory Statement) of this document, and as set out in Annex D to this document.

CPP Investments and its Affiliates continually evaluate capital structuring and investment opportunities. Accordingly, following completion of the Acquisition, CPP Investments and/or its Affiliates may potentially pursue transactions involving the transfer, sale or syndication of all or a portion of their interest in ReNew (and/or interest in ReNew India and its subsidiaries following completion of the Reorganisation) to one or more third-party investors. Prior to completion of the Acquisition, CPP Investments and/or its Affiliates may consider, explore or discuss with potential third-party investors about such potential transactions, and may require the assistance from ReNew in providing certain due diligence materials required by any such third-party investor (subject at all times to applicable legal and regulatory requirements). No agreement has been entered into in respect of any such transaction and any such transaction would be subject to applicable legal and regulatory requirements and the requirements under the Shareholders’ Agreement.

The Consortium and (with effect from completion of the Acquisition) the board of directors of ReNew at the time will evaluate the business and operations of ReNew prior to and following the consummation of the Acquisition and will consider which changes, if any, would be desirable following the consummation of the Acquisition. Possible changes could include changes in ReNew’s business, corporate structure, organisational documents, capitalisation, board of directors and management. Any changes will be considered in light of the then prevailing circumstances of ReNew and its business operations and the Consortium reserves the right to change their plans and intentions at any time, as deemed appropriate. The Consortium currently anticipate that ReNew’s operations following completion of the Acquisition will initially be conducted substantially as they are currently being conducted (except that ReNew will cease to be a public company and will undergo the Reorganisation). Notwithstanding the foregoing, following the Acquisition, as part of its long-term corporate goal of optimising value, the Consortium and (with effect from completion of the Acquisition) the board of directors of ReNew at the time may consider a range of alternatives, including an extraordinary corporate transaction (such as a sale or listing of ReNew and/or any of its subsidiaries on one or more stock exchanges) following the Acquisition, the purchase, sale or transfer of a material amount of assets of ReNew and/or any of its subsidiaries or other strategic transactions, if the Consortium and the board of directors of ReNew at the time conclude that such transactions or other activities are desirable. Except as otherwise disclosed in this document, as of the date hereof, no agreements, understandings or decisions have been reached and there is no assurance that the Consortium or the board of directors of ReNew at the time will or will not decide to undertake any such alternatives. The Consortium expressly reserves the right to make any changes to ReNew’s operations after consummation of the Acquisition that it deems appropriate.

If, for any reason, the Acquisition is not consummated, the members of the Consortium reserve the right to acquire additional ReNew Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favourable than those contemplated by the Transaction Agreement, or, subject to any applicable legal restrictions, to dispose of any or all ReNew Shares acquired by them.

Except as described above or elsewhere in this document (including the Scheme Resolutions, the Shareholders’ Agreement and the Transaction Agreement) and except for the Acquisition and Reorganisation (further details of which are set out in the section entitled “Proposed Reorganisation” in paragraph 7 of Part III (Explanatory Statement) of this document), none of the members of the Consortium have any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving ReNew or any of its subsidiaries (such as a merger, reorganisation, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any change in the ReNew Board or management, (iii) any material change in ReNew’s capitalisation or dividend policy, (iv) any other material change in ReNew’s corporate structure or business, (v) any class of equity securities of ReNew being delisted from a national securities exchange or ceasing to be authorised to be quoted in an automated quotation system operated by a national securities association or (vi) any class of equity securities of ReNew becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

8	Alternatives to the Acquisition

The Special Committee noted that:

•

on 10 December 2024, the Company received a non-binding offer from the Former Consortium to acquire the entire issued and to be issued share capital of the Company not already owned by members of the Former Consortium, for cash consideration of USD 7.07 per share;

•

the Former Consortium highlighted in its proposal that no member of the Former Consortium that is an existing shareholder of the Company intends to sell its shares in the Company to any third party or otherwise support a transaction with a third party that would be an alternative to its proposal;

•

on 2 July 2025, the Company received a revised non-binding offer from the Former Consortium for the proposed acquisition, whereby the Former Consortium increased the proposed cash consideration to USD 8.00 per share;

•

on 10 October 2025, after an extensive and comprehensive period of due diligence by the Former Consortium, as well as extensive negotiations of terms for the proposed acquisition, and the exchange of multiple drafts of the transaction agreement for the proposed acquisition between the Company and the Former Consortium, the Former Consortium made a final non-binding offer for the proposed acquisition, whereby the proposed cash consideration was increased to USD 8.15 per share;

•

on 28 October 2025, the Company announced that it had reached an agreement in principle on the key financial terms of the proposed acquisition with the Former Consortium, subject to agreeing the remaining terms and conditions of the proposed acquisition and completion of confirmatory due diligence of the Former Consortium;

•

on 15 December 2025, certain members of the Former Consortium filed an amended beneficial ownership report on Schedule 13D with the SEC, disclosing that Masdar had confirmed to the other members of the Former Consortium that it had withdrawn from the Former Consortium. As a result, the Former Consortium could not proceed with the proposed acquisition;

•

On 28 May 2026, the Company received a non-binding offer from the Consortium to acquire the entire issued and to be issued share capital of the Company not already owned by members of the Consortium, for cash consideration of USD 6.75 per share. This offer from the Consortium also allowed those shareholders who are eligible to participate in the Rollover, whereby they may elect to retain their shareholding in ReNew, albeit in a private structure (subject to certain regulatory constraints); and

•

On 27 July 2026, the Company received a revised non-binding offer from the Consortium for the proposed acquisition, whereby the Consortium increased the proposed cash consideration to USD 7.02 per share. On 6 August 2026, the Consortium subsequently reaffirmed that USD 7.02 per share represented its best and final proposal and that it did not, at that time, intend to sell any shares to any third party in any alternative takeover transaction.

The Special Committee noted (i) that the Initial Proposal had been publicly announced on 28 May 2026 and was therefore known to the market in general, and would continue to be known to the market through and after the execution of the Transaction Agreement, (ii) the process to explore strategic alternatives conducted by the Special Committee before and after announcement of the Initial Proposal (see section entitled “Extensive Exploration of Strategic Alternatives” in Part II (US Special Factors) of this document for details), (iii) that since ReNew’s receipt of the proposals from the Former Consortium and the Initial Proposal on 28 May 2026, ReNew has not received any offer from any third party for a merger or consolidation of ReNew with another company, the sale or transfer of all or substantially all of ReNew’s assets, or the purchase of all of the ReNew Shares, or a sufficient number of ReNew Shares to enable such third party to exercise control of or significant influence over ReNew, and (iv) that members of the Consortium beneficially own approximately     per cent. of the outstanding ReNew Shares, on a fully diluted basis, control approximately     per cent. of the total voting power in ReNew, and indicated to the Special Committee that they were only interested in pursuing the transaction outlined in the Initial Proposal and were not interested in selling their ReNew Shares to any third party in an alternative takeover proposal. Based on the foregoing, the Special Committee determined that there was no alternative transaction to the Acquisition.

The Special Committee also considered the advisability of rejecting the offers from the Consortium and allowing ReNew to remain as a publicly traded company. However, based on the considerations set forth under the sections entitled “Reasons for the Recommendation” in paragraph 4 of Part II (US Special Factors) and “Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders” in paragraph 3 of Part III (Explanatory Statement), the Special Committee concluded that remaining as a public company would be less favourable than the Acquisition as a means to enhance the value for ReNew Shareholders.

9	Effects on ReNew if the Acquisition Were Not Completed

ReNew is not currently aware of any reason why the Acquisition will not be completed as contemplated by the Transaction Agreement. If the Acquisition were not completed for any reason, Cash-Out Shareholders would not receive the Consideration that is contemplated by the Transaction Agreement and the Scheme. Instead, ReNew would remain a publicly traded company and the ReNew Shares would continue to be listed and traded on Nasdaq for so long as ReNew continued to meet Nasdaq’s listing requirements. The current ReNew Shareholders would therefore continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of ReNew Shares. The effect of these risks and opportunities on the future value of the ReNew Shares cannot be predicted with any certainty. There is also a risk that the market price of ReNew Shares would decline if the Acquisition were not completed, based on an assumption that the current market price reflects an expectation on the part of investors that the Acquisition will be completed.

If the Acquisition were not completed for any reason, the Special Committee could be expected thereafter to evaluate and review the business, operations, and capitalisation of ReNew and make such changes as it deemed appropriate. If the Acquisition were not completed for any reason, it is possible that no other comparable transaction acceptable to ReNew would be offered, and that ReNew’s business, prospects, and results of operations would be adversely affected. In addition, ReNew will have incurred significant transaction costs, its continuing business relationships with offtakers, financial institutions, third-party service providers, and employees may be adversely affected, the market’s perceptions of ReNew’s prospects could be adversely affected.

10	Fairness

(a)	ReNew

Under the SEC rules governing “going-private” transactions, ReNew is required to express its beliefs as to the substantive and procedural fairness of the Acquisition to the Unaffiliated Shareholders. ReNew evaluated the potential existence of any potential conflict of interest with respect to: (i) Mr. Sinha (in light of Mr. Sinha being the founder, and a shareholder, of ReNew, Mr. Sinha’s position as Chief Executive Officer of ReNew and Chairman of the ReNew Board, and Mr. Sinha’s position as a member of the Consortium); (ii) William Bowen Shepheard Rogers and Pushkar Kulkarni (in light of Mr. Rogers and Mr. Kulkarni being CPP Investments’ nominee directors on the ReNew Board); (iii) Yuzhi Wang (in light of Mr. Wang being Platinum Cactus’ nominee director on the ReNew Board); (iv) Mr. Richard Scott (in light of Mr. Scott being the observer appointed by JERA Nex to the ReNew Board) and (v) Ms. Vaishali Nigam Sinha (in light of Ms. Sinha, a co-founder of the Company, being the observer appointed by Mr. Sinha to the ReNew Board), and has implemented appropriate governance measures to enhance and protect the independence of deliberations by the ReNew Board, which measures included the formation of the Special Committee, which excluded Mr. Sinha, Mr. Rogers, Mr. Kulkarni, Mr. Wang , Mr. Scott and Ms. Sinha, for the purposes of (among other matters) considering, negotiating the terms of and approving the Acquisition.

The ReNew Board has delegated to the Special Committee the authority to act on behalf of ReNew and the ReNew Board in respect of the Acquisition, including to determine whether the Acquisition is fair to, and in the best interests of, ReNew and the Unaffiliated Shareholders, and to approve on behalf of the Company the disclosures and filings required by Schedule 13E-3 under the Exchange Act in connection with the Acquisition. For the reasons described below, the Special Committee on behalf of ReNew believes that the Acquisition is substantively and procedurally fair to, and in the best interests of, ReNew and the Unaffiliated Shareholders.

The Special Committee believes that sufficient procedural safeguards were and are present to ensure that the Acquisition is procedurally fair to the Unaffiliated Shareholders and to permit the Special Committee to represent effectively the interests of such Unaffiliated Shareholders. These procedural safeguards include the following, which are not listed in any relative order of importance:

•

the consideration and negotiation of the Transaction Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of five independent directors, each of whom is an outside, non-employee director;

•	pursuant to the terms of reference of the Special Committee, the key powers and authorities of the Special Committee include (but are not limited to) the ability to:

•	explore and evaluate all strategic capitalisation / financing opportunities available to the Company, including the proposal received from the Consortium;

•	review, evaluate and negotiate the terms and conditions of the Acquisition or any strategic alternative;

•	recommend any such strategic alternatives to the ReNew Board;

•	determine not to pursue the Acquisition or recommend to the ReNew Board that ReNew not pursue any strategic alternative; and

•	otherwise take any and all actions deemed necessary, proper, desirable, advisable or appropriate in the interests of both ReNew and the minority ReNew Shareholders in connection with the Acquisition,

together with a number of other ancillary powers and authorities to allow the Special Committee to evaluate the Acquisition and strategic alternatives;

•

in considering the transaction with the Consortium, the Special Committee acted solely to represent the interests of the ReNew Shareholders (including, in particular, the Unaffiliated Shareholders), and the Special Committee had independent control of the extensive negotiations with the Consortium and its legal advisers on behalf of the ReNew Shareholders;

•

the Special Committee members during the entire process were and are independent directors and free from any affiliation with the Consortium; in addition, none of such Special Committee members are or ever were an employee of ReNew or any of its subsidiaries or Affiliates and none of such directors have any financial interest in the Acquisition that is different from that of the ReNew Shareholders other than the Special Committee members’ receipt of fees payable on a quarterly basis in respect of their membership of the Special Committee and the fee payable to the chair of the Special Committee for additional responsibilities required in respect of such position (none of which are contingent upon the completion of the Acquisition or the Special Committee’s recommendation of the Cash Offer), the acceleration and/or cash cancellation of their unvested Awards and their indemnification and liability insurance rights under the Transaction Agreement;

•	the Special Committee was assisted in negotiations with the Consortium and in its evaluation of the Cash Offer by Rothschild & Co as its financial adviser and Linklaters as its legal adviser;

•

the Special Committee met on numerous occasions to consider and discuss the interest from the Consortium and other strategic and financing alternatives, including to consider and review the terms of the Transaction Agreement and the transactions contemplated therein;

•

the Special Committee’s ability, under certain circumstances set out in the Transaction Agreement, including in the event that ReNew receives a Competing Proposal which the Special Committee determines in good faith constitutes a Superior Proposal, to change, withhold, withdraw, qualify or modify the Special Committee recommendation that the ReNew Shareholders vote to authorise and approve the Scheme and the Scheme Resolution in connection with the Acquisition, as well as to terminate the Transaction Agreement in order to implement such Superior Proposal. Further details of the circumstances in which the Special Committee may change its recommendation and in which the Transaction Agreement may be terminated are set out in the sections entitled “Changes in Special Committee Recommendation” and “Termination” in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition) of this document;

•

the Special Committee notes that members of the Consortium had indicated to the Special Committee that they were only interested in pursuing the transaction outlined in the Initial Proposal and were not interested in selling their ReNew Shares to any third party in an alternative takeover proposal;

•

at the Court Meeting, the Scheme will be approved by Scheme Shareholders if both (i) a majority in number of Scheme Shareholders who vote (either in person or by proxy) in favour of the Scheme and (ii) Scheme Shares representing at least 75 per cent. in value of the total number of Scheme Shares voted at the Court Meeting are voted in favour of the Scheme;

•	at the General Meeting, the Scheme Resolution must be approved by ReNew Shareholders representing at least 75 per cent. of the votes cast, either in person or by proxy; and

•

the Special Committee has not been disbanded and remains empowered to evaluate on an ongoing basis whether the Acquisition remains in the best interests of ReNew Shareholders (including, in particular, the Unaffiliated Shareholders).

The Special Committee also considered a variety of potentially negative factors concerning the Transaction Agreement and the Acquisition, including the following, which are not listed in any relative order of importance:

•

Shareholder Participation in Future Growth. The nature of the Acquisition means that the Cash-Out Shareholders will have no ongoing equity participation in ReNew following the Acquisition, and they will cease to participate in ReNew’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Cash-Out Shares, and will not participate in any potential future sale of ReNew to a third party, in each case with respect to their Cash-Out Shares.

•

Interim Covenants on Business Pending the Completion of the Acquisition. Covenants regarding the conduct of ReNew’s business prior to the completion of the Acquisition, which may delay or prevent ReNew from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of ReNew pending completion of the Acquisition.

•

Other Interests. The possibility that the Consortium and ReNew’s officers and directors may have interests in the Acquisition that are different from, or in addition to, those of the other ReNew Shareholders.

•

No Assurance the Acquisition will be Completed. While the Acquisition is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Acquisition under the Transaction Agreement will be satisfied and, as a result, it is possible that the Acquisition may not be completed even if the ReNew Shareholders authorise and approve it. Each of CPP Investments and ReNew has the right to terminate the Transaction Agreement in certain circumstances. The Transaction Agreement may be terminated, amongst other instances, (i) by mutual written agreement of ReNew and CPP Investments; (ii) if the Effective Date has not occurred by the Long Stop Date; (iii) if the required shareholder approvals at the Court Meeting or the General Meeting are not obtained; (iv) if the Court declines to sanction the Scheme; (v) in the event of a Company Adverse Recommendation Change having occurred; (vi) if there is any breach by either ReNew or by any member of the Consortium (as applicable) causing certain Conditions not to be satisfied; or (vii) if this document is not distributed to ReNew Shareholders in accordance with the Transaction Agreement. Further details of the termination rights are set out under the heading “Termination” in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition) of this document. Accordingly, there is no certainty, nor can ReNew provide any assurance, that the Transaction Agreement will not be terminated by either CPP Investments or ReNew before the completion of the Acquisition.

•

Risks Associated with Failure to Complete the Acquisition. There are significant risks to ReNew if the Acquisition does not close, including that (i) ReNew will have incurred significant transaction costs, (ii) ReNew’s continuing business relationships with offtakers, financial institutions, third-party service providers, and employees may be adversely affected, (iii) the trading price of the ReNew Shares could be adversely affected, (iv) the market’s perceptions of ReNew’s prospects could be adversely affected, (v) the ReNew Directors and ReNew’s senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, (vi) the failure to complete the Acquisition, or the public perception that the Acquisition may not be completed, could result in a downgrade of ReNew’s credit ratings by one or more rating agencies, which could increase ReNew’s borrowing costs and adversely affect its ability to access the debt capital markets on favourable terms, (vii) ReNew cannot assure investors or the markets of the continued availability of primary capital, whether through the public equity or debt capital markets or otherwise, to fund ReNew’s development pipeline and sustain its future growth, particularly having regard to the uncertainties that may arise from a failed transaction, and (viii) ReNew’s future growth is highly contingent upon the continued availability of capital recycling opportunities at attractive multiples, and there can be no assurance that such opportunities will remain available on terms that are favourable to ReNew or at all.

In evaluating the Acquisition, the Special Committee considered, among other things:

•	the Company’s historical share price and trading performance;

•	equity research analysts’ views and price targets for the Company;

•	details of the Company’s cost of capital;

•

valuation analyses, including based on the market value and trading multiples of comparable public companies, transaction multiples and premia paid in comparable precedent transactions, dividend discount model analysis; and

•	the Management Projections.

The foregoing discussion of information and factors considered by the Special Committee is not intended to be exhaustive but includes a number of the factors considered by the Special Committee. In view of the wide variety of factors considered by the Special Committee, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee unanimously authorised and approved the Transaction Agreement, the Scheme and the Acquisition, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the Consideration to the holders of the Cash-Out Shares and its decision to recommend the authorisation and approval of the Transaction Agreement, the Scheme and the Acquisition, the Special Committee considered financial analyses presented by Rothschild & Co. The Special Committee believes that it is reasonable and appropriate to consider the opinion from Rothschild & Co in its determination as to the fairness, from a financial point of view, of the Consideration payable in the Acquisition to the holders of the Cash-Out Shares, because the opinion addressed the fairness, from a financial point of view, of the Consideration proposed to be paid to the holders of Cash-Out Shares pursuant to the terms of the Transaction Agreement. To the extent that an affiliated security holder may exist other than the members of the Consortium and their respective Affiliates, the consideration to be received by such affiliated security holder is identical in all respects as the consideration to be received by Cash-Out Shareholders. The Special Committee expressly reviewed, assessed, and adopted these analyses and opinions, amongst other factors considered, in reaching its determination as to the fairness of the transactions set out in the Transaction Agreement, including the Acquisition.

The Special Committee considered the historical market prices of the ReNew Shares as described under the section entitled “Market quotations” in paragraph 3 of Part VII (Additional Information). The Special Committee therefore considered these to be positive factors and potential benefits of the Acquisition. ReNew is not aware of any firm offers made by any unaffiliated person, other than by the Consortium, a member of the Consortium or the Former Consortium (or a member thereof), during the past two years for (i) the merger or consolidation of ReNew with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of ReNew; or (iii) a purchase of ReNew’s securities that would enable the holder to exercise control of ReNew.

The Special Committee also considered the purposes and reasons for ReNew to undertake the Acquisition at this time and concluded that the status of a privately held company will allow ReNew to reallocate management focus and financial resources to other strategic priorities absent the regulatory requirements imposed upon public companies. In addition, the Special Committee noted that it is currently intended that, following the Scheme becoming Effective, ReNew will be subject to a Reorganisation such that the remaining ReNew Shareholders (including the members of the Consortium and any Rollover Shareholders) and any further ReNew Shareholders at that time will become direct shareholders of ReNew India, ReNew’s direct private subsidiary incorporated in India. Further details of the Reorganisation are set out in the sections entitled “Plans for ReNew after the Acquisition” in paragraph 7 of Part II (US Special Factors) and “Proposed Reorganisation” in paragraph 7 of Part III (Explanatory Statement) of this document, as well as the Reorganisation Structure Paper as set out in Annex F to this document and Reorganisation Wrapper Deed as set out in Annex E to this document.

In reaching its determination that the Transaction Agreement, the Scheme and the Cash Offer are fair and reasonable and its decision to authorise and approve the Transaction Agreement, the Scheme and the Acquisition, and recommend the authorisation and approval of the Scheme and the Acquisition by the ReNew Shareholders, the Special Committee, on behalf of ReNew, considered the factors as described above under this section. During its consideration of the Transaction Agreement and the Acquisition, the Special Committee was also aware that some of the ReNew Directors and ReNew Shareholders have interests with respect to the Acquisition that are, or may be, different from, and/or in addition to those of the ReNew Shareholders generally, as set out under the section entitled “Interests of ReNew Non-Employee Directors and Executive Officers” in paragraph 6 of Part VII (Additional Information).

The Special Committee did not consider the liquidation value of ReNew in determining their view as to fairness of the Acquisition to the Unaffiliated Shareholders because the Special Committee considers ReNew to be a viable going concern and view the trading history of ReNew Shares as an indication of ReNew’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Acquisition.

The Special Committee did not consider net book value, which is an accounting concept, in determining their view as to fairness of the Acquisition to the Unaffiliated Shareholders because they believed that net book value is not a material indicator of the value of ReNew as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Acquisition.

The Special Committee did not establish a going concern value for ReNew as a public company to determine the fairness of the Consideration to Unaffiliated Shareholders because, following the Acquisition, ReNew will have a significantly different capital structure.

For the reasons above as well as the fact that the Special Committee on behalf of ReNew believes that the Transaction Agreement, the Scheme and the Acquisition, are substantively and procedurally fair to, and in the best interests of, ReNew, the Special Committee on behalf of ReNew believes that it is appropriate for ReNew to undertake the Acquisition and the going private transaction at this time.

Except as set out in paragraph 10 of Part II (US Special Factors), no director who is not an employee of ReNew has retained an unaffiliated representative to act solely on behalf of the ReNew Shareholders for the purposes of negotiating the terms of the Acquisition and/or to prepare a report concerning the fairness of the Acquisition.

(b)	The Consortium

Under the SEC rules governing “going-private” transactions, the members of the Consortium may be deemed Affiliates of ReNew and, therefore, may be required to express their beliefs as to the substantive and procedural fairness of the Acquisition to the Unaffiliated Shareholders. The members of the Consortium are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act and, for each such person who is a director of ReNew, solely in his individual capacity and not as a director of ReNew. The views of the members of the Consortium as to the fairness of the Acquisition should not be construed as a recommendation to any ReNew Shareholders as to how the ReNew Shareholders should vote with respect to the Scheme at the Court Meeting or with respect to the Resolutions to be proposed at the General Meeting. The members of the Consortium have interests in the Acquisition that are different from, and/or in addition to, the Unaffiliated Shareholders.

The members of the Consortium believe that the interests of the Unaffiliated Shareholders were represented by the Special Committee, which negotiated the terms and conditions of the Transaction Agreement with the assistance of its independent legal and financial advisers. Although William Bowen Shepheard Rogers and Pushkar Kulkarni of CPP Investments and Sumant Sinha are members of the ReNew Board, they are not members of the Special Committee, and none of them or CPP Investments participated in the deliberations of the Special Committee regarding, nor have they received advice from the respective independent legal, financial or other advisers of the Special Committee as to, the fairness of the Acquisition. The members of the Consortium have not performed, or engaged a financial adviser to perform, any valuation or other analyses for the purposes of assessing the fairness of the Acquisition to the Unaffiliated Shareholders.

Based on, among other things, their respective knowledge and analysis of available information regarding ReNew, discussions with members of ReNew’s management regarding ReNew and its business, and the factors considered by, and the analyses and resulting conclusions of, the Special Committee discussed in the section of this document entitled “US Special Factors—Reasons for the Acquisition; Reasons for the Recommendation” (which analyses and resulting conclusions the members of the Consortium adopt), the members of the Consortium believe that the Acquisition, including the Consideration to be received by the Unaffiliated Shareholders pursuant to the Transaction Agreement, is fair to such security holders. In particular, the members of the Consortium considered the following factors, each of which, in their judgment, supports the views of the members of the Consortium as to the fairness of the Acquisition (not necessarily in order of relative importance):

•

The terms and conditions of the Transaction Agreement were reviewed, negotiated and approved by the Special Committee, which comprises solely independent directors who are unaffiliated with the Consortium.

•

In connection with taking the foregoing actions, the Special Committee was advised by its own advisers, including Linklaters, its independent legal counsel, and Rothschild & Co, its independent financial adviser, each of which has extensive experience in transactions similar to the transactions contemplated by the Transaction Agreement. On 11 August 2026, at a meeting of the Special Committee, Rothschild & Co rendered to the Special Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion to the Special Committee dated 11 August 2026, to the effect that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in the written opinion, the Consideration payable to the holders of Cash-Out Shares in the Acquisition pursuant to the Transaction Agreement was fair to such holders from a financial point of view. The full text of Rothschild & Co’s written opinion, dated 11 August 2026, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, as set out in Annex B to this document and is incorporated herein by reference. The summary of Rothschild & Co’s opinion contained in this document is qualified in its entirety by reference to the full text of such opinion. Rothschild & Co’s financial advisory services and opinion were provided solely for the information and assistance of the Special Committee (in its capacity as such) and none of the members of the Consortium are entitled to, and did not, rely on such opinion.

•	The Consideration represents a premium of:

•	12.5% to the closing share price of USD 6.24 per ReNew Share on 28 May 2026 (being the last day of trading prior to the public announcement of the Initial Proposal made by the Consortium);

•	24.7% to the volume-weighted average price of USD 5.63 per ReNew Share for the one-month period ended 28 May 2026;

•	32.5% to the volume-weighted average price of USD 5.30 per ReNew Share for the three-month period ended 28 May 2026; and

•	30.5% to the volume-weighted average price of USD 5.38 per ReNew Share from 15 December 2025 (being the date on which the Former Transaction Announcement was published) to 28 May 2026.

•	The Acquisition is not subject to any financing condition, thus increasing the likelihood that the Acquisition will be consummated and the Consideration will be paid to the Cash-Out Shareholders.

•

The Acquisition will provide the ReNew Shareholders (other than the Existing Consortium Shareholders and the Rollover Shareholders) with the certainty of receiving cash consideration and liquidity for their ReNew Shares and remove the risk of any decrease in the value of ReNew.

•

The factors considered by the Special Committee in connection with the Special Committee’s recommendation, as more fully described in this document under the section entitled “Reasons for the Recommendation” in paragraph 4 of Part II (US Special Factors).

In addition, the members of the Consortium believe that the Acquisition is procedurally fair to the Unaffiliated Shareholders, based on the following factors (not necessarily in order of relative importance):

•

the terms and conditions of the Transaction Agreement, including the Consideration to be received by the Unaffiliated Shareholders pursuant to the Transaction Agreement, resulted from arms’-length, fair negotiations between the Special Committee and the Consortium;

•

the fact that the Special Committee had the full power and authority to negotiate the terms and conditions of any strategic transaction involving ReNew (including the Acquisition), including to reject any proposals made by the Consortium or any other person, and the recognition by Special Committee that it had no obligation to accept the Acquisition;

•

the fact that the Special Committee unanimously determined that the Transaction Agreement and the transactions contemplated thereby, including the Acquisition, are advisable, fair to, and in the best interests of, ReNew and the Unaffiliated Shareholders;

•	the fact that the Special Committee was fully informed about the extent to which the interests of the Existing Consortium Shareholders differed from those of the Unaffiliated Shareholders;

•	the fact that the Special Committee retained, and had the benefit of advice from, internationally recognised legal and financial advisers;

•

the fact that, although William Bowen Shepheard Rogers and Pushkar Kulkarni of CPP Investments and Sumant Sinha are members of the ReNew Board, they are not members of the Special Committee, and none of them or CPP Investments participated in the deliberations of the Special Committee regarding, nor have they received advice from the respective independent legal, financial or other advisers of the Special Committee as to, the fairness of the Acquisition;

•

The ReNew Shareholders will have sufficient time to make a decision whether or not to vote to approve the Scheme because a period of at least 25 days will elapse between the date this document is mailed to ReNew Shareholders and the date of the Court Meeting.

•

The Acquisition cannot be consummated unless a majority in number of the Scheme Shareholders representing not less than 75 per cent. in value of the Scheme Shares (or relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting that may be required by the Court or at any adjournment of any such meeting.

The Consortium did not consider the liquidation value of ReNew in determining their view as to fairness of the Acquisition to the Unaffiliated Shareholders because the Consortium considers ReNew to be a viable going concern and view the trading history of ReNew Shares as an indication of ReNew’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Acquisition.

The Consortium did not consider net book value, which is an accounting concept, in determining their view as to fairness of the Acquisition to the Unaffiliated Shareholders because they believed that net book value is not a material indicator of the value of ReNew as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Acquisition.

The Consortium did not establish a going concern value for ReNew as a public company to determine the fairness of the Consideration to Unaffiliated Shareholders because, following the Acquisition, ReNew will have a significantly different capital structure.

The members of the Consortium also considered the following factors, each of which the members of the Consortium considered negative in their considerations concerning the fairness of the terms of the Acquisition (not necessarily in order of relative importance):

•

If the Scheme is consummated, the current ReNew Shareholders (other than the Existing Consortium Shareholders and Rollover Shareholders) would cease to participate in the earnings and future growth, if any, of ReNew or benefit from increases, if any, in the value of ReNew.

•	The Consideration to be received by the ReNew Shareholders (other than the Existing Consortium Shareholders and Rollover Shareholders) in the Acquisition is generally taxable to such shareholders.

•

The ownership by members of the Consortium as of the Latest Practicable Date of approximately     per cent. of the outstanding ReNew Shares, on a fully diluted basis, may preclude competing offers from third parties.

•

Certain directors and executive officers of ReNew have actual or potential conflicts of interest in connection with the Acquisition. See the section entitled “Interests of ReNew Non-Employee Directors and Executive Officers” in paragraph 6 of Part VII (Additional Information).

After weighing these negative factors and giving them due consideration, the members of the Consortium concluded that none of these factors, alone or in the aggregate, is significant enough to outweigh the factors and analyses that the members of the Consortium considered to support their belief that the Acquisition is fair to the Unaffiliated Shareholders.

The members of the Consortium did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to fairness, but, rather, they considered all the foregoing factors as a whole. None of the members of the Consortium have performed or prepared, nor engaged a financial adviser to perform or prepare, any report, opinion, appraisal, valuation or other analysis for the purpose of assessing the fairness of the Acquisition to the Unaffiliated Shareholders and did not receive any reports, opinions or appraisals from any outside party materially related to the fairness of the Acquisition or the Consideration, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Acquisition to Unaffiliated Shareholders. Except as described elsewhere in this document and other than offers made by the Former Consortium, the members of the Consortium are not aware of, and thus did not consider, any offers made by unaffiliated third parties during the past two years with respect to (a) a merger or consolidation of ReNew with or into another company, (b) a sale of all or a substantial part of ReNew’s assets or (c) the purchase of ReNew’s voting securities that would enable the holder to exercise control over ReNew.

The foregoing discussion of the information and factors considered and given weight by the members of the Consortium is not intended to be exhaustive, but includes the factors considered by the members of the Consortium that they believe to be material.

The Consortium makes no recommendation as to how Scheme Shareholders should vote their shares relating to the Scheme. The Consortium attempted to negotiate the terms of a transaction that would be most favourable to them, and not to the Unaffiliated Shareholders and, accordingly, did not negotiate the Transaction Agreement with a goal of obtaining terms that were fair to such Unaffiliated Shareholders.

(c)	Certain Projected Financial Information

ReNew’s management does not, as a matter of course, make available to the public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, ReNew’s management prepared certain financial projections for the financial years ending 31 March 2027 to 31 March 2035 (estimated) (the “Management Projections”) which were provided to the Special Committee and its financial adviser in connection with Special Committee’s evaluation of the Acquisition. These financial projections, which were based on the estimates of ReNew’s management of ReNew’s future financial performance as of the date provided, were prepared by ReNew’s management for internal use, and reviewed and approved by the Special Committee for use by its financial adviser in connection with its financial analyses and opinion, and were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or GAAP.

The Management Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, ReNew’s management took into account historical performance, combined with estimates regarding revenue and operating performance including profit and loss, on the basis of ordinary course operations of ReNew. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by ReNew management that ReNew management believed were prepared on a reasonable basis, reflected the best estimates and judgments available at that time and presented, to the best of ReNew management’s knowledge and belief, the expected course of action and the expected future financial performance of ReNew. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and shareholders are cautioned not to place undue reliance on the prospective financial information. In addition, factors such as the development and construction of ReNew’s projects, environmental conditions, tariff regulation, risks associated with the operation and maintenance of ReNew’s projects, risks associated with obtaining and maintaining government approvals, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In addition, the projections generally do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the completion of the Acquisition or any changes to ReNew’s operations or strategy that may be implemented as a consequence of the Acquisition or otherwise after the time the projections were prepared. As a result, there can be no assurance that the projections will be realised, and actual results may be significantly different from those contained in the projections.

Neither ReNew, its independent registered public accounting firm, nor any other independent accountants have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The financial projections included in this document are included solely to give ReNew Shareholders access to certain information that was made available to the Special Committee and its financial adviser, and are not included in this document in order to induce any ReNew Shareholders to vote in favour of the Scheme at the Court Meeting and in favour of the Resolutions to be proposed at the General Meeting.

In developing the Management Projections, ReNew management made numerous assumptions about the industry in which ReNew participates, ReNew’s markets and products and ReNew’s ability to execute its plans. ReNew management prepared a set of financial projections for the financial years ending 31 March 2027 to 31 March 2035 (estimated) that forecasted ReNew’s business on the basis of the following assumptions:

•	Operating assumptions for independent power producer (“IPP”) business – existing assets

•

Approximately 11.0 GW of gross commissioned capacity by the end of the financial year ending 31 March 2026, on a gross basis including capacity attributable to projects held through joint ventures and therefore does not reflect ReNew’s proportionate share of the capacity of such joint venture projects.

•	ReNew’s existing IPP wind and solar assets have an average useful life of 30 years, with a current average age of approximately six years and no asset retirements during the ten-year forecast period.

•

Tariffs are fixed for the duration of the power purchase agreements from the start of asset commercial operations, resulting in annual revenues of approximately USD 1.0 billion and EBITDA that declines slightly from approximately USD 0.8 billion to approximately USD 0.7 billion throughout the forecast period.

•	No incremental capital expenditure for existing assets over the forecast period.

•

The existing asset portfolio includes three joint venture projects, with ReNew owning 51 per cent. equity interest. These projects are accounted for in the Management Projections at the EBITDA level, adjusted negatively to reflect EBITDA attributed to joint venture partners.

•	Operating assumptions for IPP business – new assets

•

Approximately 14.7 GW of gross new capacity additions from the financial year ending 31 March 2026 to the financial year ending 31 March 2035, averaging approximately 1.47 GW annually and approximately 13.1 GW of net new capacity additions after asset sales.

ReNew management’s assumption of such annual capacity additions is based on ReNew’s existing pipeline of pre-commissioning projects, adjusted for potential project cancellations or abandonment.

•	New assets are projected to generate approximately USD 0.9 billion of annual EBITDA in the financial year ending 31 March 2035.

•

Business plan assumes sale of operational assets from the financial year ending 31 March 2026 to the financial year ending 31 March 2029, providing additional funding for pipeline development over that period.

Sale proceeds are based on an assumed transaction multiple of approximately 9x EBITDA, consistent with historical realisations.

•	Other key assumptions, include the following:

•	Portfolio mix: 80 per cent. solar assets and 20 per cent. wind assets.

•

Average tariffs: approximately INR 2.62 / kWh for solar assets and approximately INR 3.84 / kWh for wind assets, averaging approximately INR 2.86 / kWh. The implied blended tariff for new assets is lower than for existing assets due to the higher proportion of solar assets assumed to be added as compared to the existing portfolio.

•	Plant load factor: approximately 31 per cent. for solar assets and approximately 34 per cent. for wind assets, averaging approximately 32 per cent.

•	Target project debt / equity funding ratio: 75 per cent. debt / 25 per cent. equity.

•	Manufacturing business

•

Total manufacturing capacity of 6.4 GW of modules (2.4 GW at the Dholera facility and 4.0 GW at the Jaipur facility (assuming both internal captive requirements and external sales)) and 6.5 GW of cell manufacturing capacity (2.5 GW at the Dholera facility and 4.0 GW at the Gujarat facility).

•	Revenue is projected to peak by the financial year ending 31 March 2030, driven by increased plant utilisation (assuming stable unit selling prices).

•	Revenue is projected to decline thereafter during the remainder of the forecast period based on market dynamics.

As used in this section, all references to “EBITDA” of a company for any given period means the earnings before interest, taxes, depreciation and amortisation of such company during such period and excludes the expense of stock-based compensation and other tax deductible expenses including integration-related costs and other one-time items and tax depreciation and amortisation.

The following table sets forth a summary of the Management Projections prepared by ReNew’s management and reviewed by the Special Committee in connection with its evaluation of the Acquisition. The figures presented below are shown on an effective basis and have been adjusted to exclude amounts attributable to interests held by joint venture partners.

Particulars	Unit		FY27E	FY28E	FY29E	FY30E	FY31E	FY32E	FY33E	FY34E	FY35E
Installed capacity		GW	13.3	14.1	15.1	16.2	17.2	18.4	19.8	21.4	23.3
EBITDA	$	m	1,037	1,149	1,185	1,242	1,296	1,345	1,407	1,485	1,572
Capex	$	m	1,038	661	752	598	605	703	826	945	1,068
Gross debt	$	m	8,819	9,014	9,180	9,259	9,307	9,417	9,596	9,851	10,168

(d)	Opinion of the Special Committee’s Financial Adviser

Introduction

The Special Committee retained Rothschild & Co as its financial adviser in connection with advising the Special Committee with respect to the potential sale, merger, take-private transaction or other business/strategic combination involving the Company, including, without limitation, the Acquisition. The Special Committee selected Rothschild & Co based on its qualifications, experience, reputation, and independence. As part of its investment banking business, Rothschild & Co regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, capital raises and other transactions.

On 11 August 2026, at a meeting of the Special Committee held to evaluate the Acquisition and the other transactions contemplated by the Transaction Agreement, Rothschild & Co delivered to the Special Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion dated 11 August 2026, to the effect that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in the written opinion, the Consideration payable to the holders of Cash-Out Shares in the Acquisition pursuant to the Transaction Agreement was fair, from a financial point of view, to such holders.

The full text of Rothschild & Co’s written opinion, dated 11 August 2026, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this document and is incorporated herein by reference. The summary of Rothschild & Co’s opinion contained herein is qualified in its entirety by reference to the full text of such opinion.

Rothschild & Co’s opinion was provided for the benefit of the Special Committee in connection with and for the purpose of its evaluation of the Acquisition and the other transactions contemplated by the Transaction Agreement. Rothschild & Co’s opinion should not be construed as creating any fiduciary duty on Rothschild & Co’s part to any party. Rothschild & Co’s opinion was limited to the fairness, from a financial point of view, to the Cash-Out Shareholders of the Consideration payable to such holders in the Acquisition pursuant to the Transaction Agreement, and Rothschild & Co was not asked to, nor did it, offer any opinion as to the terms, other than the Consideration to the extent expressly set forth in its opinion, of the Acquisition, the Transaction Agreement or any other agreement entered into in connection with the transactions. Rothschild & Co expressed no opinion as to the price at which the Class A Ordinary Shares would trade at any future time. In addition, Rothschild & Co did not express any opinion as to the Company’s, the ReNew Board’s or the Special Committee’s underlying business decisions to engage in the Acquisition or the relative merits of the Acquisition as compared to any alternative transaction. Rothschild & Co’s opinion did not constitute a recommendation to the Special Committee as to whether to approve the Acquisition or a recommendation as to whether or not any ReNew Shareholder should vote or otherwise act with respect to the Acquisition or any other matter. In addition, Rothschild & Co was not asked by the Special Committee to address, nor did Rothschild & Co’s opinion address, (i) the fairness to, or any other consideration of, the holders of any class of securities (other than the Cash-Out Shareholders and then only to the extent expressly set forth in Rothschild & Co’s opinion), including the holders of Class B Ordinary Shares, Class C Ordinary Shares, Class D Ordinary Shares or creditors or other constituencies of the Company, (ii) the fairness to, or any other consideration of, the holders of the Rollover Shares or (iii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Consortium, the Company, or any class of such persons, whether relative to the Consideration pursuant to the Transaction Agreement or otherwise.

In connection with its opinion, Rothschild & Co, among other things:

•	reviewed a draft of the Transaction Agreement, dated 9 August 2026;

•

reviewed certain publicly available business and financial information that Rothschild & Co deemed to be generally relevant concerning the Company and the industry in which it operates, including certain publicly available research analyst reports and the reported price and historical trading activity for Class A Ordinary Shares;

•

compared the proposed financial terms of the transactions with the publicly available financial terms of certain transactions involving companies Rothschild & Co deemed generally relevant and the consideration received in such transactions;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other public companies Rothschild & Co deemed generally relevant, including data relating to public market trading levels and implied trading multiples;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company, including the Management Projections; and

•	performed such other financial studies and analyses and considered such other information as Rothschild & Co deemed appropriate for the purposes of its opinion.

In addition, Rothschild & Co held discussions with certain members of the management of the Company regarding the Acquisition, the past and current business operations and financial condition and prospects of the Company, the Management Projections and certain other matters Rothschild & Co believed necessary or appropriate to its inquiry.

In arriving at its opinion, with the Special Committee’s consent, Rothschild & Co relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to Rothschild & Co by the Company and its associates, affiliates and advisers, or otherwise reviewed by or for it, and Rothschild & Co did not assume any responsibility or liability therefor. Rothschild & Co did not conduct any valuation or appraisal of any assets or liabilities of the Company, nor were any such valuations or appraisals provided to Rothschild & Co, and Rothschild & Co did not express any opinion as to the value of such assets or liabilities. Rothschild & Co did not evaluate the solvency or fair value of the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, Rothschild & Co did not assume any obligation to conduct any physical inspection of the properties or the facilities of the Company. At the direction of the Special Committee, Rothschild & Co used and relied upon the Management Projections for purposes of its opinion. In relying on the Management Projections, Rothschild & Co assumed, at the direction of the Special Committee and at the direction of the Company, that they were reasonably prepared by the management of the Company based on assumptions reflecting the best currently available estimates and judgments by the Company’s management and by the Special Committee as to the expected future results of operations and financial condition of the Company and that the financial results reflected in such Management Projections would be achieved at the times and in the amounts projected. Rothschild & Co did not express any view as to the reasonableness of the Management Projections and the assumptions on which they are based.

For purposes of rendering its opinion, Rothschild & Co assumed that the transactions contemplated by the Transaction Agreement would be consummated as contemplated in the Transaction Agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties would comply with all material terms of the Transaction Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Acquisition, no material delays, limitations, conditions or restrictions would be imposed. For purposes of rendering its opinion, Rothschild & Co assumed that there had not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company made available to Rothschild & Co, and that there was no information or any facts that would make any of the information reviewed by Rothschild & Co incomplete or misleading. Rothschild & Co did not express any opinion as to any tax or other consequences that may result from the Acquisition, nor did its opinion address any legal, tax, regulatory or accounting matters. Rothschild & Co relied as to all legal, tax and regulatory matters relevant to rendering its opinion upon the assessments made by the Company and its other advisers with respect to such issues. In arriving at its opinion, Rothschild & Co did not take into account any litigation, regulatory or other proceeding that was pending or may be brought against the Company or any of its affiliates. In addition, Rothschild & Co relied upon and assumed, without independent verification, that the final form of the Transaction Agreement would not differ in any material respect from the draft of the Transaction Agreement reviewed by it. Rothschild & Co’s opinion was necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they existed and could be evaluated on, and the information made available to Rothschild & Co as of, the date of the opinion and the conditions and prospects, financial and otherwise, of the Company as they were reflected in the information provided to Rothschild & Co and as they were represented to Rothschild & Co in discussions with the management of the Company. Although subsequent developments may affect Rothschild & Co’s opinion and the assumptions used in preparing it, Rothschild & Co does not have any obligation to update, revise or reaffirm its opinion.

Summary of Rothschild & Co’s Financial Analyses

The following represents a summary of the material financial analyses performed by Rothschild & Co, each of which is a standard valuation methodology customarily undertaken in transactions of this type, in connection with providing its opinion, dated 11 August 2026, to the Special Committee. The summary of these analyses is not a comprehensive description of all analyses and factors considered by Rothschild & Co. The preparation of a fairness opinion is a complex analytical process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. No one method of analysis should be regarded as critical to the overall conclusion reached by Rothschild & Co. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Rothschild & Co was based on all analyses and factors taken as a whole and also on application of Rothschild & Co’s experience and judgment, which conclusion may involve significant elements of subjective judgment and qualitative analysis. Some of the summaries of financial analyses performed by Rothschild & Co include information presented in tabular format. In order to fully understand the financial analyses performed by Rothschild & Co, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Rothschild & Co. The order of analyses described below does not represent the relative importance or weight given to the analysis by Rothschild & Co.

As used in this section, (a) all references to “fully diluted” shares and phrases of similar import, when used in relation to the Company, mean the number of fully diluted outstanding shares of the Company, including all in-the-money shares subject to the Employee 2021 Plan at the final price of $7.02 per share, as provided and approved for Rothschild & Co’s use by the management of the Company; (b) the “EV” of a company as of any given time refers to the enterprise value of such company (calculated as further discussed below) at such time and (c) the “EBITDA” of a company for any given period means the earnings before interest, taxes, depreciation and amortisation of such company during such period and excludes the expense of stock-based compensation and other tax deductible expenses including integration-related costs and other one-time items and tax depreciation and amortisation.

Selected Company Analysis

Rothschild & Co performed a selected public company analysis in order to derive an implied per share equity value reference range for the Company from the market value and trading multiples of other publicly traded companies and then compared this implied per share equity value reference range with the Consideration provided for in the Transaction Agreement. Rothschild & Co selected the publicly traded companies that Rothschild & Co deemed most relevant to consider in relation to the Company, based on its professional judgment and experience, because they are independent power producers with majority of revenue derived from renewable generation assets and with market capitalisation above $1 billion that for purposes of this analysis Rothschild & Co considered similar to the operations of one or more of the business lines of the Company. Considering ReNew’s Nasdaq listing and operational base in India, two geographic peer groups were analysed: (a) companies with primary listings on North American exchanges (“North America Peers”) and (b) companies with primary listings on Indian exchanges and operations in India (“Indian Peers”). However, because of inherent differences in businesses, operations and prospects, none of the publicly traded companies listed below are directly comparable to the Company. The publicly traded companies selected by Rothschild & Co for purposes of this analysis included the following companies listed in the charts below, which Rothschild & Co refers to, collectively, as the “selected public companies”.

For purposes of its analysis of the selected public companies, Rothschild & Co (i) reviewed, among other things, for each of the selected public companies, the per share stock price of such selected public companies as of 10 August 2026, public filings made by such selected public companies for certain historical financial information and data for such selected public companies that Rothschild & Co obtained from broker research and, where applicable, adjusted to account for certain events such as acquisitions and divestitures and (ii) calculated the EV of each of the selected public companies as a multiple of the estimated EBITDA for the calendar years ending 31 December 2026 and 31 December 2027, which multiple Rothschild & Co refers to as “EV/EBITDA”.

“EV” was calculated as fully diluted equity market value based on per share stock prices as of 10 August 2026, (a) with respect to each of the selected public companies, plus such company’s most recently disclosed net debt and other adjustments or (b) with respect to the Company, plus the Company’s debt and estimated value of Warrants using the Black Scholes method based on 10-day volume-weighted average price (“VWAP”) as of 10 October 2025, less the Company’s cash, each as provided and approved for Rothschild & Co’s use by the management of the Company.

The results of Rothschild & Co’s review of the EV/EBITDA multiples are summarised in the chart below:

EV/EBITDA Multiples
North America Peers	2026E	2027E
Brookfield Renewable Partners LP	12.9x	11.9x
Clearway Energy, Inc. Class C	11.4x	10.2x
Northland Power Inc.	7.2x	6.3x
XPLR Infrastructure, LP	11.3x	11.4x
Overall Mean	10.7x	10.0x
Overall Median	11.3x	10.8x

EV/EBITDA Multiples
Indian Peers	2026E	2027E
Adani Green Energy	23.5x	17.2x
Tata Power	11.5x	9.9x
JSW Energy	14.7x	12.0x
NTPC Green Energy	22.4x	12.6x
ACME Solar	13.7x	7.3x
Clean Max Enviro Energy Solutions Limited	15.3x	9.4x
Overall Mean	16.8x	11.4x
Overall Median	15.0x	11.0x

Based on the 2026E EV/EBITDA and 2027E EV/EBITDA multiples calculated above and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of North America Peers’ EV/EBITDA of 10.0x to 12.0x and 9.0x to 11.0x and an illustrative range of Indian Peers’ EV/EBITDA of 13.0x to 15.0x and 9.0x to 11.0x to the estimated EBITDA of the Company for fiscal year 2026 and fiscal year 2027, respectively, each as provided in the Management Projections, to reach a range of implied EVs for the Company for fiscal years 2026 and 2027. To calculate implied equity values, Rothschild & Co then subtracted from such implied EVs (i) the amount of the Company’s debt and (ii) estimated value of Warrants using the Black Scholes method based on 10-day VWAP as of 10 October 2025, and added the Company’s (iii) cash and cash equivalents, each as provided and approved for Rothschild & Co’s use by the management of the Company. Rothschild & Co then divided such implied equity values by the number of fully diluted outstanding shares of the Company, as provided and approved for Rothschild & Co’s use by the management of the Company, to reach the following implied per share equity value reference ranges for the Company, as compared to the Consideration:

Multiple and Implied Value Reference Range Per Fully Diluted Share			Consideration
2026E EV/EBITDA North America Peers	10.0x to 12.0x	$6.71 to $11.45	$7.02
2027E EV/EBITDA North America Peers	9.0x to 11.0x	$6.78 to $12.01
2026E EV/EBITDA Indian Peers	13.0x to 15.0x	$13.66 to $18.08
2027E EV/EBITDA Indian Peers	9.0x to 11.0x	$6.78 to $12.01

Precedent Transactions Analysis

Rothschild & Co performed a selected precedent transactions analysis in order to derive an implied per share equity value reference range for the Company from implied transaction EV/EBITDA multiples in merger or acquisition transactions involving other companies that occurred since 2016 and then compared this implied per share equity value reference range with the Consideration provided for in the Transaction Agreement. Considering ReNew’s Nasdaq listing and operational base in India, two categories of precedent transactions were analysed: (i) those involving renewable power generation and non-regulated power sectors listed and / or operating in North America (the “North American Transaction Set”); and (ii) those in India (the “Indian Transaction Set”). Using broker research and other publicly available information, Rothschild & Co analysed the EV/EBITDA multiples in the 26 selected transactions listed in the tables below involving such sectors that in Rothschild & Co’s view, based on its professional judgment and experience, generally reflected similar characteristics to the Company’s business operations. In the tables and descriptions below, Rothschild & Co refers to “last twelve months” as “LTM”.

Date Announced	Target	Acquirer	Region	EV / EBITDA
Mar-26	Boralex	Brookfield / CDPQ	North America	14.8x
Mar-26	AES Corp	EQT / GIP	North America	11.6x
Feb-25	Innergex Renewable Energy Inc.	Caisse de dépôt et placement du Québec	North America	11.7x
May-24	Atlantica Sustainable Infrastructure plc	Energy Capital Partners Management LP	North America	9.3x
Mar-24	Avangrid, Inc.	Iberdrola SA	North America	11.2x
Jun-23	Duke Renewables LLC	Brookfield Renewable Partners L.P.	North America	9.1x
Oct-22	Con Edison Clean Energy Businesses, Inc.	RWECE Clean Energy, Inc.	North America	11.3x
May-22	Clearway Energy Group LLC	TotalEnergies SE	North America	12.9x
Jan-22	Invenergy LLC	Blackstone Corporate Private Equity	North America	14.4x
Mar-20	TerraForm Power, Inc.	Brookfield Corporation	North America	11.3x
Nov-19	Pattern Energy Group, Inc.	Caisse de dépôt et placement du Québec	North America	16.4x
Apr-18	Atlantica Sustainable Infrastructure plc	Algonquin Power & Utilities Corp.	North America	9.3x
Feb-18	8point3 Energy Partners LP	Capital Dynamics AG	North America	14.0x
Nov-17	Atlantica Sustainable Infrastructure plc	Algonquin Power & Utilities Corp.	North America	10.1x
Mar-17	TerraForm Power, Inc.	Brookfield Corporation	North America	13.8x
Jan-16	Capstone Infrastructure Corporation	iCON Infrastructure LLP	North America	9.5x
Mean	11.7x
Median	11.3x

Date Announced	Target	Acquirer	Region	EV / EBITDA
Dec-24	O2 Power Private Limited	JSW Energy Limited	India	8.3x
May-23	Indi Grid Trust	Virescent Renewable Energy Trust	India	9.4x
Apr-23	Brookfield Renewable Partners LP	Cleanmax Enviro Energy Solutions Pvt Ltd.	India	10.6x
Nov-22	Sembcorp Industries Ltd.	Vector Green Energy Private Limited	India	10.3x
Apr-22	Blackrock Real Assets / Mubdala Investment Company	Tata Renewable Energy Ltd.	India	16.6x
Aug-21	Augment Infrastructure Partners UGP LLC	Cleanmax Enviro Energy Solutions Pvt Ltd.	India	10.5x
Aug-21	OMERS Infrastructure Management Inc.	Azure Power Global Limited	India	11.4x
Mar-21	ORIX Corp.	Greenko Energy Holdings Pvt Ltd.	India	19.1x
Jul-21	Global Power Synergy Public Company	Avaada Power Private Limited	India	19.0x
Jan-18	ReNew Energy Global Plc	Ostro Energy Pvt Ltd.	India	10.6x
Mean	12.6x
Median	10.6x

Based on its professional judgment and experience, Rothschild & Co deemed these transactions relevant to consider in relation to the Company and the Acquisition. No company, business or transaction used in this analysis is identical or directly comparable to the Company or the Acquisition. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning diﬀerences in financial and operating characteristics and other factors that could aﬀect the acquisition or other values of the companies, business segments or transactions to which the Company or the Acquisition was compared.

For the purposes of this analysis, Rothschild & Co calculated the implied EV of each of the target companies in the selected precedent transactions, based on the market and financial data of the target companies as a multiple of the estimated EBITDA of the target company in the full calendar year in which the transaction was announced, which multiples Rothschild & Co refers to as “EV/EBITDA”.

Based on the EV/EBITDA multiples calculated for the selected transactions and on Rothschild & Co’s professional judgment, Rothschild & Co applied an illustrative range of 10.5x to 12.5x to the Company’s LTM EBITDA as of 30 June 2026 of $946 million for the North American Transaction Set and an illustrative range of 10.2x to 12.2x to the same LTM EBITDA as of 30 June 2026 for the Indian Transaction Set, as provided by the management of the Company and approved for Rothschild & Co’s use by the Special Committee, to reach a range of implied EVs for the Company. To calculate implied equity values, Rothschild & Co then subtracted from such implied EVs: (i) the amount of the Company’s debt; and (ii) estimated value of Warrants using the Black Scholes method based on 10-day VWAP as of 10 October 2025, and added the Company’s (iii) cash and cash equivalents, each as provided and approved for Rothschild & Co’s use by the management of the Company. Rothschild & Co then divided such implied equity values by the number of fully diluted outstanding shares of the Company, as provided and approved for Rothschild & Co’s use by the management of the Company, to reach the following implied per share equity value reference ranges for the Company, as compared to the Consideration:

Multiple and Implied Value Reference Range Per Fully Diluted Share			Consideration
EV / EBITDA North American Transaction Set	10.5x to 12.5x	$6.39 to $10.89	$7.02
EV / EBITDA Indian Transaction Set	10.2x to 12.2x	$5.69 to $10.26

Dividend Discount Model Analysis

Rothschild & Co performed a dividend discount model analysis for the Company in order to derive an implied per share equity value reference range for the Company if it were to remain an independent public company, and then compared this implied per share equity value reference range with the Consideration provided for in the Transaction Agreement. In this analysis, Rothschild & Co calculated a range of implied EVs for the Company by adding: (i) the projected levered free cash flow to equity that the Company was forecasted to generate for fiscal year 2027 through the end of fiscal year 2035 based on the Management Projections, discounted to present value, as of 30 June 2026, at an estimated cost of equity of 12.4%, using the mid-year discounting convention; and (ii) the present value, as of 30 June 2026, of the implied terminal value of the Company. Utilising the perpetuity growth model, Rothschild & Co estimated the terminal value of the Company by applying a capitalisation factor derived from an estimated weighted average cost of capital of 9.5% and a perpetuity growth rate of 4.0%, selected using its professional judgment and experience and informed by India’s long-term forecasted inflation rate, to the Company’s estimated terminal-year free cash flow to the firm (“TY FCFF”). TY FCFF was calculated based on the 2035E Management Projections projected forward one year, assuming no additional growth capital was required beyond the forecast period and incorporating incremental EBITDA attributable to growth capital deployed during the forecast period and the lag between such investment and the resulting EBITDA generation. This analysis resulted in an implied EV range of $9.2 billion to $10.9 billion and an implied CY2026E EV / EBITDA range of 9.1x to 10.9x.

To calculate implied equity values, Rothschild & Co then subtracted from such implied EVs: (i) the amount of the Company’s debt; and (ii) estimated value of Warrants using the Black Scholes method based on 10-day VWAP as of 10 October 2025, and added the Company’s (iii) cash and cash equivalents, each as provided and approved for Rothschild & Co’s use by the management of the Company. Rothschild & Co then divided such implied equity values by the number of fully diluted outstanding shares of the Company, as provided and approved for Rothschild & Co’s use by the management of the Company, to reach the following implied per share equity value reference ranges for the Company, as compared to the Consideration:

Implied Value Reference Range Per Fully Diluted Share	Consideration
$4.57-$8.80	$7.02

Other Factors

In rendering its opinion, for illustrative purposes only and not relied upon in reaching its conclusion, Rothschild & Co also reviewed and considered other factors, including:

•

the premia paid in completed transactions announced since 1 January 2016 that involved the acquisition of controlling interests and subsequent delisting of public targets. Two categories of transaction were considered: (a) precedent transactions involving renewables-focused companies with transaction values exceeding $300 million; and (b) precedent transactions involving controlling shareholders acquiring remaining minority interests in listed targets, specifically all-cash transactions exceeding $100 million in transaction value. For the transactions involving renewables-focused companies with transaction values exceeding $300 million, the first (1st) and third (3rd) quartile of premia paid in these selected transactions relative to the target company’s: (i) unaffected share price ranged from 11% to 45%; (ii) 30-day VWAPs ranged from 19% to 42%; and (iii) 90-day VWAPs ranged from 22% to 42%. For the transactions involving controlling shareholders acquiring remaining minority interests in listed targets, the first (1st) and third (3rd) quartile of premia paid in these selected transactions relative to the target company’s (i) unaffected share price ranged from 39% to 60%, (ii) 30-day VWAPs ranged from 32% to 53%, and (iii) 90-day VWAPs ranged from 20% to 46%. After applying these first (1st) and third (3rd) quartile of premia to the Company’s unaffected share price of $6.24 on 28 May 2026 (being the last trading day prior to the Initial Proposal) and the Company’s 30-day and 90-day VWAPs of $5.63 and $5.30 as of 28 May 2026, respectively, the resulting implied per share price ranges were approximately $6.93 to $9.05, $6.70 to $8.00 and $6.47 to $7.53 for the Company’s unaffected share price, 30-day and 90-day VWAPs, respectively, in the renewables-focused transactions, and approximately $8.67 to $9.98, $7.43 to $8.61, and $6.36 to $7.74 for the Company’s unaffected share price, 30-day and 90-day VWAPs, respectively, in the squeeze-out transactions;

•

historical trading VWAPs of the ReNew Shares as of 28 May 2026, noting, as a reference point, that the 30-day VWAP of the ReNew Shares was $5.63 per share and the 360-day VWAP of the ReNew Shares was $6.56 per share;

•	historical closing prices of the ReNew Shares, noting, as a reference point, that the closing price of ReNew Shares ranged from $4.39 to $8.24 in the 52-week period preceding 10 August 2026; and

•

based on information Rothschild & Co obtained from FactSet and from Wall Street equity research reports, three selected equity research analyst per share target prices for the ReNew Shares, noting, as a reference point, that the target prices for ReNew Shares ranged from $7.02 to $8.60.

The valuation and financial analyses set out above are not a comprehensive description of all analyses and examinations actually conducted by Rothschild & Co in connection with its opinion and are qualified in their entirety by reference to the full text of the written opinion of Rothschild & Co attached as Annex B to this document.

Preliminary Presentations

In addition to the presentation made to the Special Committee on 11 August 2026, the date on which Rothschild & Co delivered its oral opinion, as described above, Rothschild & Co made other presentations to the Special Committee on 7 May 2026, 12 June 2026, 31 July 2026, and 6 August 2026 which are referred to as the “preliminary Rothschild & Co presentations.” Copies of the preliminary Rothschild & Co presentations provided to the Special Committee by Rothschild & Co have been attached as exhibits to the Schedule 13E-3 to which this document is attached. These written presentations and the written opinion will be available for any interested holder of the ReNew Shares to inspect and copy at the Company’s executive offices during regular business hours. None of the various preliminary Rothschild & Co presentations, alone or together, constitutes, or forms the basis of, an opinion of Rothschild & Co with respect to the Consideration. Information contained in the various preliminary Rothschild & Co presentations is substantially similar to the information provided in Rothschild & Co’s presentation to the Special Committee on 11 August 2026, as described above. A summary of the preliminary Rothschild & Co presentations is provided below. The following summary, however, does not purport to be a complete description of the written preliminary Rothschild & Co presentations or of the preliminary financial analyses performed by Rothschild & Co.

The 7 May 2026, 12 June 2026, 31 July 2026 and 6 August 2026 materials included:

(a) a situation update;

(b) the Company’s historical trading performance;

(c) Wall Street equity research analysts’ assessment;

(d) an illustrative analysis at various prices and implied multiples;

(e)(i) a preliminary selected public company analysis similar to that described above in the section entitled “Opinion of Rothschild & Co US Inc. — Selected Company Analysis”;

(e)(ii) a preliminary selected precedent transactions analysis similar to that described above in the section entitled “Opinion of Rothschild & Co US Inc. — Precedent Transactions Analysis”;

(e)(iii) a preliminary dividend discount model analysis similar to that described above in the section entitled “Opinion of Rothschild & Co US Inc. — Dividend Discount Model Analysis”;

(e)(iv) a preliminary premia paid analysis similar to that described above in the section entitled “Opinion of Rothschild & Co US Inc. — Other Factors”;

(f) a comparison of the Management Projections against the management forecast shared with Rothschild & Co on 8 February 2025;

(g) an overview of the Management Projections; and

(h) detail on the Company’s weighted average cost of capital.

Each of the analyses performed and included in these preliminary Rothschild & Co presentations was subject to further updating and subject to the final analyses presented to the Special Committee on 11 August 2026 by Rothschild & Co. These analyses were completed based on financial information provided by the Company’s management as well as financial projections prepared by the Company’s management and approved for Rothschild & Co’s use at the time by the Special Committee that were current as of the dates on which Rothschild & Co performed such analyses. Such information and projections were subject to change and were subsequently refined from meeting to meeting. Additionally, each of these analyses was necessarily based on financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated by Rothschild & Co as of the dates on which Rothschild & Co performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses included in the 11 August 2026 presentation.

Miscellaneous

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant valuation and financial analyses and the application of those methods to the particular circumstances involved, and therefore a fairness opinion necessarily is not susceptible to partial analysis or summary description. Rothschild & Co believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all of the described analyses and factors, would create an incomplete view of the process underlying Rothschild & Co’s analyses and opinion. In arriving at its fairness determination, Rothschild & Co considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Rothschild & Co made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described above as a comparison is directly comparable to the Company or the Acquisition.

In performing its analyses, Rothschild & Co made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Rothschild & Co’s analyses were based in part on the Management Projections and other third party research analyst estimates, which are not necessarily indicative of actual values or actual future results and which may be significantly more or less favourable than those suggested by Rothschild & Co’s analyses. These analyses were prepared solely as part of the analysis performed by Rothschild & Co with respect to the fairness, from a financial point of view, to the Cash-Out Shareholders of the Consideration payable to such holders in the Acquisition pursuant to the Scheme, and were provided to the Special Committee in connection with the delivery of Rothschild & Co’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, Rothschild & Co’s opinion, together with the financial analyses performed by Rothschild & Co in connection with its opinion and reviewed by the Special Committee, were among the many factors that the Special Committee took into consideration in making the recommendation of the Special Committee described in paragraph 3 (Reasons for the Acquisition) of Part II (US Special Factors) of this document. Rothschild & Co was not requested to, and did not, recommend any specific amount of consideration to the Special Committee or that any specific amount of consideration constituted the only appropriate consideration in the Acquisition. The amount and type of consideration payable in the Acquisition was determined through arm’s-length negotiations between the Special Committee, on the one hand, and Consortium, on the other hand. Consequently, Rothschild & Co’s opinion should not be viewed as determinative of the views of the Special Committee, the ReNew Board or the management of the Company with respect to the Consideration or the Acquisition, including whether the Special Committee would have been willing to determine that a different consideration was fair.

Rothschild & Co is acting as financial adviser to the Special Committee with respect to the Acquisition and will receive an aggregate fee of £    from the Company for its services, £    of which became payable upon the delivery of Rothschild & Co’s opinion and £    of which is contingent upon the consummation of the Acquisition. The portion payable contingent upon the consummation of the Acquisition may be increased by the Special Committee, in its sole discretion, up to an amount equal to £  . The Company has also agreed to reimburse Rothschild & Co for certain expenses and to indemnify Rothschild & Co against certain liabilities arising out of its engagement.

In the ordinary course of their asset management, merchant banking and other business activities, Rothschild & Co’s affiliates in the future may trade in the securities of the Company, members of the Consortium, and any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and in the future may at any time hold a long or short position in such securities. Rothschild & Co and its affiliates are engaged in a wide range of financial advisory and financial services and may in the future provide financial services to the Company, members of the Consortium, and any of their respective affiliates in the ordinary course of their businesses from time to time and may receive fees for the rendering of such services. During the two-year period ended on 30 July 2026, Rothschild & Co and/or its investment banking affiliates did not provide financial advisory services to the Company other than Rothschild & Co’s financial advisory services to the Special Committee in connection with the evaluation of the potential sale, merger, take-private transaction or other business/strategic combination involving the Company, including, without limitation, the Acquisition. During the two-year period ended on 30 July 2026, an investment banking affiliate of Rothschild & Co has provided financial advisory services to Abu Dhabi Investment Authority and/or its controlled affiliates with respect to a debt advisory matter that, to its knowledge, is unrelated to the Acquisition and for which an investment banking affiliate of Rothschild & Co has received a fee of approximately $340,000. During the two-year period ended on 30 July 2026, Rothschild & Co and its investment banking affiliates have provided and are currently providing financial advisory services to CPP Investments and/or its controlled affiliates with respect to mergers and acquisitions, equity and debt advisory and restructuring matters that, to its knowledge, are unrelated to the Acquisition and for which investment banking affiliates of Rothschild & Co have received aggregate fees in the range of approximately $6.0 million to $6.5 million, with a fee of approximately $3.4 million currently being anticipated to be received within the next year by an investment banking affiliate of Rothschild & Co. During the two-year period ended on 30 July 2026, Rothschild & Co has provided financial advisory services to JERA Nex and/or its affiliates in connection with the creation of a joint venture with BP p.l.c. that is unrelated to the Company or the Acquisition and for which it was paid customary fees. Rothschild & Co’s opinion was given and speaks only as of its date. Subsequent developments may affect Rothschild & Co’s opinion and the assumptions used in preparing it, and Rothschild & Co does not have any obligation to update, revise, or reaffirm its opinion. Rothschild & Co’s opinion was approved by the Global Advisory Commitment Committee of Rothschild & Co.

11	Availability of Information

ReNew is subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and files or furnishes its annual and current reports and other information with the SEC. The information it files or furnishes is available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents ReNew files with the SEC at ReNew’s website, https://investor.renew.com.

ReNew’s website address is provided as an inactive textual reference only. The information provided on ReNew’s website is not part of this document, and therefore is not incorporated by reference.

Because the Acquisition is a going-private transaction, ReNew and the members of the Consortium have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the Acquisition. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

ReNew incorporates by reference the documents listed below and any documents filed by it pursuant to the Exchange Act:

(i)	ReNew’s annual report on Form 20-F for the fiscal year ended 31 March 2026;

(ii)	ReNew’s Form 6-K relating to, amongst other things, the Transaction Agreement filed with the SEC on 11 August 2026;

(iii)	ReNew’s Form 6-K relating to, amongst other things, the side letter to the Transaction Agreement filed with the SEC on 28 October 2026; and

(iv)	ReNew’s Form 6-K relating to, amongst other things, the unaudited financial statements of ReNew for the quarterly period ended 30 June 2026.

This document and the information that ReNew later files with the SEC may update and supersede the information incorporated by reference. Similarly, the information that ReNew later files with the SEC may update and supersede the information in this document. To the extent that any of the periodic reports incorporated by reference in this document contain references to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, ReNew notes that these safe harbour provisions do not apply to any forward-looking statements ReNew makes in connection with the going-private transaction described in this document.

ReNew undertakes to provide without charge to each person to whom a copy of this document has been delivered, upon request, a copy of any or all of the documents incorporated by reference into this document, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this document incorporates.

Requests for copies of ReNew’s filings should be directed to it, at the address and phone numbers provided in this document.

PART III

EXPLANATORY STATEMENT

(in compliance with section 897 of the Act)

RECOMMENDED ACQUISITION OF

RENEW BY THE PURCHASER

1	Introduction

On 11 August 2026, the Special Committee and the Consortium announced a recommended acquisition of ReNew pursuant to which the Purchaser will acquire all of the Cash-Out Shares for cash. The Acquisition is to be effected by means of a scheme of arrangement under Part 26 of the Act, which requires the approval of Scheme Shareholders and the sanction of the Court. Rollover Shares will not be transferred to the Purchaser and the Rollover Shareholders will continue to hold their Rollover Shares following the Effective Time. The Acquisition remains subject to the terms and conditions set out in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition) of this document.

Your attention is drawn to the letter from the Special Committee, set out in Part I (Letter from the Special Committee of ReNew Energy Global plc) of this document, which forms part of this Explanatory Statement. The letter from the Special Committee contains, amongst other things, information on the background to and reasons for the unanimous recommendation by the Special Committee to ReNew Shareholders to vote in favour of the Scheme and the Scheme Resolution to approve and implement the Acquisition to be proposed at the Meetings.

Your attention is also drawn to the information contained in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition) and Part VII (Additional Information) of this document. The Scheme is set out in full in Part X (The Scheme of Arrangement) at the end of this document.

The Special Committee retained Rothschild & Co which acted as financial adviser to the Special Committee in connection with the Acquisition. The purpose of this Explanatory Statement is to explain the terms of the Acquisition and to provide you with other relevant information.

ReNew Shareholders should read the whole of this document before deciding whether or not to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting and whether or not to elect for the Rollover.

2	Summary of the terms of the Acquisition

The Acquisition is to be effected by way of a Court-sanctioned scheme of arrangement under Part 26 of the Act, which requires the approval of Scheme Shareholders at the Court Meeting, the passing of the Scheme Resolution at the General Meeting and the sanction of the Court.

In accordance with the terms of the Acquisition, which will be subject to the Conditions and further terms set out in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition) of this document, Cash-Out Shareholders at the Scheme Record Time will be entitled to receive (subject to any deductions or withholdings in respect of Tax required by applicable law and net of any applicable wire transfer fees):

For each Cash-Out Share	USD 7.02 in cash

•

the terms of the Acquisition valued the entire issued and to be issued ordinary share capital of ReNew at approximately USD 2.8 billion on a fully diluted basis and implied an enterprise value of approximately USD 10.2 billion; and

•	the terms of the Acquisition represent a premium of:

•	12.5% to the closing share price of USD 6.24 per ReNew Share on 28 May 2026 (being the last day of trading prior to the public announcement of the Initial Proposal made by the Consortium);

•	24.7% to the volume-weighted average price of USD 5.63 per ReNew Share for the one-month period ended 28 May 2026;

•	32.5% to the volume-weighted average price of USD 5.30 per ReNew Share for the three-month period ended 28 May 2026; and

•	30.5% to the volume-weighted average price of USD 5.38 per ReNew Share from 15 December 2025 (being the date on which the Former Transaction Announcement was published) to 28 May 2026.

The Cash-Out Shares will be acquired by the Purchaser (or its nominee) with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third-party rights or interests whatsoever and together with all rights existing at the date of this document or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the Effective Date in respect of the Scheme Shares.

3	Background to, and reasons for, the Acquisition and Benefit to Cash-Out Shareholders

Since its listing on Nasdaq on 24 August 2021, ReNew has continued to successfully grow to become one of the largest independent renewable asset owners and developers in India. During this period, ReNew has materially expanded its operating platform and financial performance, with commissioned / installed renewable capacity increasing from 5.6 GW in March 2021 (just prior to the time of listing) to     on a gross basis as of    . Over the same period, the Company has continued to grow its financial performance, with Adjusted EBITDA for the year ended 31 March 2026 of INR 98.5 billion, representing a healthy compound annual growth rate of 18% over the last four years.

ReNew listed on Nasdaq by way of a combination with a publicly listed special purpose acquisition vehicle at USD 10 per share; however, since listing the shares have traded materially below USD 10 for the substantial majority of the period and, in recent years, have traded at a significant and persistent discount to that price, notwithstanding the Company’s continued growth in its operating platform and financial performance. Given this persistent trading below the listing price, ReNew has had limited ability to use its public equity as a source of growth capital. ReNew has therefore had to rely to a significant extent on debt issuance and asset recycling to fund growth which has resulted in an increase in debt leverage, with net debt to Adjusted EBITDA rising to 8.1x as of 31 March 2025. Increasing leverage levels resulted in ReNew being put on negative watch in September 2025 by Moody’s which noted that, before factoring in any potential management countermeasures to support the rating, ReNew’s consolidated financial metrics were expected to remain below the minimum tolerance level for the rating over the next 12 to 18 months from the date of such report. ReNew has also sought to manage funding needs through selling down developed assets, which has proved increasingly challenging as interest rates have risen and the time to achieve these sell-downs has become more protracted.

Since ReNew’s listing on Nasdaq, the Company has also faced increased competition from better capitalised Indian competitors most of which were either already listed or have in recent years become listed on the Bombay Stock Exchange or the National Stock Exchange of India. These companies have generally traded at higher valuations than ReNew and have been able to fund growth by raising additional funds through further equity issuance. This has resulted in better capitalised local listed competitors becoming a greater threat to ReNew both in terms of competition for projects, as well as for personnel and resources.

The inability to raise equity financing to fund future growth alongside increased competition from better capitalised and more highly rated Indian listed peers has resulted in its Board recognising that ReNew’s listing on Nasdaq constrains the Company and does not appropriately value its growth and prospects. In addition, the ReNew Board has considered the regulatory and reporting requirements associated with maintaining a public listing in the United States and the potential benefits of reallocating management focus and financial resources to other strategic priorities. The ReNew Board evaluated various options to address these challenges, including: an additional listing in India and a dual-listing structure. However, it became clear that any listing in India would necessarily be of an Indian subsidiary of ReNew, which would result in two listed entities within the ReNew Group, adding corporate and regulatory complexity and failing to address the underlying discount at which ReNew’s shares traded on Nasdaq.

During these evaluations, the Company received a non-binding offer from the Former Consortium on 10 December 2024, to acquire the entire issued and to be issued share capital of the Company not already owned by members of the Former Consortium, for cash consideration of USD 7.07 per share. On 2 July 2025, the Company received a revised non-binding offer from the Former Consortium for the proposed acquisition, whereby the Former Consortium increased the proposed cash consideration to USD 8.00 per share. On 10 October 2025, after an extensive and comprehensive period of due diligence by the Former Consortium, as well as extensive negotiations of terms for the proposed acquisition, and the exchange of multiple drafts of the transaction agreement for the proposed acquisition between the Company and the Former Consortium, the Former Consortium made a final non-binding offer for the proposed acquisition, whereby the proposed cash consideration was increased to USD 8.15 per share. However, on 15 December 2025, certain members of the Former Consortium filed an amended beneficial ownership report on Schedule 13D with the SEC, disclosing that Masdar had confirmed to the other members of the Former Consortium that it had withdrawn from the Former Consortium. As a result, the Former Consortium could not proceed with the proposed acquisition.

The funding and undervaluation challenges facing the Company have continued since the termination of the Former Consortium offer process in December 2025. In addition, the share price reached an all-time low closing price of USD 4.50 per share on 30 March 2026. The Special Committee and the full ReNew Board have remained active in exploring options to address ReNew’s undervaluation and growth funding challenges including, without limitation, exploring a listing in India of the manufacturing division; raising capital at the level of the holding company of the Company’s commercial and industrial business; and selling the operations and maintenance services business. ReNew has also focussed on rationalising its growth ambitions to reflect a different macro backdrop, more competitive pricing environment as well as a need to address its high leverage levels.

CPP Investments, as the majority shareholder, indicated to the Special Committee following the termination of the offer from the Former Consortium that it wanted to remain supportive of the business. Over the course of the next few months, CPP Investments, together with its legal and financial advisers, explored various potential options that could provide a solution to address the Company’s ongoing challenges, including a potential acquisition of the Company. On 28 May 2026, the Consortium submitted the Initial Proposal with an initial offer price of USD 6.75 per share. The offer from the Consortium also allows eligible shareholders to participate in the Rollover, whereby they may elect to retain their shareholding in ReNew, albeit in a private structure. The Special Committee and its advisers had numerous discussions internally and engaged extensively with the Consortium and sought improvements to the Initial Proposal. Following those negotiations, the Consortium increased its proposed offer price from USD 6.75 per share to USD 7.02 per share on 27 July 2026 (the “Best and Final Proposal”) and subsequently, on 6 August 2026, reaffirmed that USD 7.02 per share represented its best and final proposal and that the Consortium did not, at that time, intend to sell any shares to any third party in any alternative takeover transaction. In assessing the Best and Final Proposal, the Special Committee considered, among other things, the premium represented by the proposal to ReNew’s recent trading prices and relevant historical volume-weighted average prices; the valuation implied by the Best and Final Proposal; the Company’s financial projections and capital requirements; its historical trading performance; relevant comparable-company and precedent-transaction valuation considerations; and the alternatives available to the Company. The offer price of USD 7.02 per share represents a premium of 12.5% to the unaffected share price of USD 6.24 per share as of 28 May 2026 (being the last day of trading prior to the public announcement of the Initial Proposal made by the Consortium), and premiums of 24.7%, 32.5% and 30.5% to the volume-weighted average price for the one-month period and three-month period ended 28 May 2026 and from 15 December 2025 (being the date on which the Former Transaction Announcement was published) to 28 May 2026, respectively. The Special Committee also considered the increase from the initial offer price of USD 6.75 per share and the Consortium’s subsequent confirmation that USD 7.02 per share represented its best and final proposal.

The Special Committee extensively considered the Consortium’s position that it did not, at that time, intend to sell any shares to any third party in any alternative takeover transaction and the implications of that position for the Company’s ability to pursue alternative transactions. Relatedly, the Special Committee is also cognisant that throughout this protracted process, which began in December 2024, no other party (other than the Consortium or the Former Consortium) has approached the ReNew Board with an alternative proposal.

Since December 2024, the Special Committee and its advisers have engaged actively with ReNew shareholders to answer questions and ascertain views in relation to the proposals received from the Consortium and the Former Consortium. Specifically in relation to the current proposed take-private process, the Special Committee noted that the Best and Final Proposal has received irrevocable commitments from JERA Nex and Platinum Cactus, which collectively own ReNew Shares representing, in aggregate, approximately 51 per cent. of the voting power of the Scheme Shares and 32 per cent. of the voting power of ReNew Shares as at 18 September 2026.

In reaching its conclusion, the Special Committee also considered the certainty of value and the liquidity provided by the Consideration; execution certainty of the Consortium’s proposal; the availability of the Rollover for eligible ReNew Shareholders wishing to retain exposure to ReNew; various macroeconomic shifts in the short, medium, and long term; and the risks and uncertainties associated with pursuing alternative strategies, including remaining an independent public company listed on Nasdaq.

For the reasons detailed above, the Special Committee believes that it is important that all ReNew Shareholders have the opportunity to vote on this offer. After detailed consideration, the Special Committee has unanimously decided to recommend that Scheme Shareholders vote in favour of the Scheme at the Court Meeting and ReNew Shareholders vote in favour of the Scheme Resolution to be proposed at the General Meeting.

4	Chronology of material correspondence and interactions in relation to the Acquisition

The following chronology summarises the key events, correspondence and interactions that led to the signing of the Transaction Agreement between the Consortium and ReNew. This chronology does not purport to catalogue every interaction of or among members of the Special Committee, the ReNew Board, members of ReNew management, CPP Investments, the Purchaser, other members of the Consortium, their respective financial or legal advisers or any other person.

On 10 December 2024, the Company received a non-binding offer from the Former Consortium to acquire the entire issued and to be issued share capital of the Company not already owned by members of the Former Consortium, for cash consideration of USD 7.07 per share. CPP Investments and the Founder publicly disclosed this offer by amendment to their respective Schedule 13D/A on 10 December 2024.

On 11 December 2024, the ReNew Board announced that it had formed a special committee led by Manoj Singh, the Lead Independent Director, consisting of the then six independent non-executive ReNew Directors, to consider the non-binding offer received from the Former Consortium. The role of the Special Committee is to constructively explore and evaluate all strategic capitalisation and financing opportunities available to the Company, including the proposal received from the Former Consortium, and act in the interests of all investors. It was also announced that the Special Committee had retained Rothschild & Co as its independent financial advisor and Linklaters as its independent legal counsel to assist the Special Committee in fulfilling its role.

On 2 July 2025, the Company received a revised non-binding offer from the Former Consortium for the proposed acquisition, whereby the Former Consortium increased the proposed cash consideration to USD 8.00 per share. CPP Investments and the Founder publicly disclosed this revised offer by amendment to their respective Schedule 13D/A on 3 July 2025.

On 10 October 2025, after an extensive and comprehensive period of due diligence by the Former Consortium, as well as extensive negotiations of terms for the proposed acquisition, and the exchange of multiple drafts of the transaction agreement for the proposed acquisition between the Company and the Former Consortium, the Former Consortium made a final non-binding offer for the proposed acquisition, whereby the proposed cash consideration was increased to USD 8.15 per share. CPP Investments and the Founder publicly disclosed this final offer by amendment to their respective Schedule 13D/A on 10 October 2025.

On 28 October 2025, the Company announced that it had reached an agreement in principle on the key financial terms of the proposed acquisition with the Former Consortium, subject to agreeing the remaining terms and conditions of the proposed acquisition and completion of confirmatory due diligence of the Former Consortium.

On 15 December 2025, CPP Investments and the Founder filed an amendment to their respective Schedule 13D/A, disclosing that Masdar had confirmed to the other members of the Former Consortium that it had withdrawn from the Former Consortium. As a result, the Former Consortium could not proceed with the proposed acquisition.

In January 2026, the executive team of ReNew prepared a long-term business outlook for ReNew following the failure of the proposed acquisition led by the Former Consortium. The business outlook was considered by the F&O Committee on 27 January 2026 and subsequently by the full ReNew Board on 13 February 2026. Separately, the executive team of ReNew also prepared an options paper exploring potential alternatives for funding future growth, including capital reductions, the sale or spin-off of certain business units and other capital-raising options.

In the second half of January 2026, representatives of Rothschild & Co and CPP Investments held discussions, during which CPP Investments expressed its disappointment at the failure of the proposed acquisition by the Former Consortium and reiterated its intention to be supportive of ReNew’s business. CPP investment also confirmed that it had started exploring potential options with its advisers to address the Company’s ongoing challenges, including a potential acquisition of the Company, and sought to discuss the feedback from major shareholders in relation to the Former Consortium’s offer as part of its due diligence and exploratory work. Shortly thereafter, at the request of the Special Committee, the legal advisers of ReNew and CPP Investments discussed potential structures for a take private transaction if CPP Investments were to decide to pursue one.

On 19 February 2026, during a meeting of the Special Committee, members considered a number of strategic alternatives at a high level with the advisers. The Special Committee took note of the position of CPP Investments that it was only interested in pursuing a potential take-private transaction as part of a consortium, and was not interested in selling its ReNew Shares to any third party or otherwise supporting a transaction with a third party. Against that background, the Special Committee considered that a take-private transaction may be the most preferable strategic option, whilst noting the requirement for any proposal to be diligently considered and evaluated against market input. The Special Committee also requested Rothschild & Co to prepare a paper setting out the scope of a comprehensive review of ReNew’s strategic options, including the likely timeline and process for undertaking such a review, and requested Linklaters to provide preliminary guidance on the approach for evaluating and responding to any incoming offer from CPP Investments. These materials were shared with the Special Committee and discussed in mid-March 2026.

Between mid-February and early March 2026, CPP Investments continued to explore potential strategic options, including a potential take-private of the Company. As part of its exploratory work, from mid-February to end of May, CPP Investments liaised with Platinum Cactus, JERA Nex and Mr. Sinha in relation to the feasibility of a potential take-private transaction, including the go-forward governance arrangements, and kept the Chair of the Special Committee updated on the progress of those discussions.

On 10 March 2026, CPP Investments indicated to the Special Committee that, based on the progress of its exploratory discussions and subject to additional evaluation and the approval of its investment committee, it could be in a position to deliver a proposal for a take-private of ReNew by early April 2026 and requested the ability to conduct limited confirmatory due diligence in connection with its evaluation of such proposal. CPP Investments also reiterated that it would not, at that time, entertain or consider a sale of its stake to any third party, and that this would be confirmed in any proposal made.

Throughout March 2026 and into mid-April 2026, the Company and its representatives and advisers held various due diligence sessions with the Consortium and its representatives and advisers.

On 31 March 2026, representatives of CPP Investments had a call with Mr. Sinha to discuss treatment of Mr. Sinha’s incentive awards in a potential take-private transaction.

On 6 April 2026, Mr. Sinha discussed go-forward governance of the Company, including director appointment mechanics and liquidity terms, with representatives of CPP Investments. Mr. Sinha and representatives of CPP Investments continued to meet regularly throughout April and May 2026 to discuss the potential take-private transaction. On 28 April 2026, representatives of each of Linklaters and Freshfields (as legal advisers of the Special Committee and CPP Investments, respectively) had a call to discuss the potential contractual terms of a take-private of ReNew by CPP Investments, during which representatives of Freshfields highlighted the possibility of an option for eligible scheme shareholders to elect to remain as shareholders of ReNew after completion of such transaction. Representatives of Freshfields also indicated to representatives of Linklaters that the Consortium expected to require irrevocable undertakings from ADIA and JERA Nex in respect of any potential transaction. Shortly following the call between representatives of each of Linklaters and Freshfields, the Chair of the Special Committee discussed the same with CPP Investments.

On 7 May 2026, during a meeting of the Special Committee, representatives of Rothschild & Co presented to the Special Committee financial analysis materials in respect of ReNew, covering, among other things, historical trading performance, equity research assessments and comparable company and precedent transaction analyses, to assist the Special Committee in assessing any potential take-private proposal. On the same day, the Chair of the Special Committee had a call with CPP Investments, during which the Chair encouraged CPP Investments to expedite the delivery of a proposal for a take-private of ReNew and noted the desirability of receiving a proposal in order to allow wider interactions with key stakeholders. These messages were further reiterated in a call between representatives of each of Rothschild & Co and Citi on 12 May 2026.

On 13 May 2026, representatives of Citi delivered a bringdown due diligence request list to representatives of Rothschild & Co, on behalf of the Consortium. Shortly thereafter and towards the end of May 2026, a number of calls took place between CPP Investments and the Chair of the Special Committee to discuss the status of any potential proposal from CPP Investments.

On 28 May 2026, the Special Committee received the Initial Proposal from the Consortium. On the same day, CPP Investments and the Founder publicly disclosed the Initial Proposal by amendment to their respective Schedule 13D/A. Also on 28 May 2026, representatives of Freshfields sent an initial draft of the Transaction Agreement to representatives of Linklaters. The initial draft of the Transaction Agreement, among other things, (i) proposed an option for eligible shareholders to retain their ownership interest in the Company in the Scheme, (ii) proposed a subjective test for determining whether a “Company Material Adverse Effect” had occurred, (iii) contained an “anti-hell or high water” regulatory efforts standard, (iv) provided for reimbursement of the Consortium’s expenses in the event the transaction agreement is terminated under certain circumstances and (v) contained the Consortium’s initial proposal for treatment of management’s incentive awards in the proposed transaction. The Special Committee held a meeting on 29 May 2026 to, among other things, acknowledge receipt of the Consortium’s Initial Proposal.

On 5 June 2026, representatives of Freshfields shared an initial draft of the Shareholders’ Agreement and irrevocable undertaking with representatives of each of A&O Shearman (legal advisers to JERA Nex) and Freshfields (legal advisers to Platinum Cactus). From 5 June 2026 through 11 August 2026, representatives of Freshfields, A&O Shearman and Freshfields exchanged drafts of the Shareholders’ Agreement and irrevocable undertaking, and finalised the forms of such documents. Concurrently with such negotiations, representatives of Freshfields, representatives of Anagram Partners (Indian legal advisers to Mr. Sinha), CPP Investments and Mr. Sinha continued to discuss go-forward governance of the Company, both in relation to the Shareholders’ Agreement and to treatment of Mr. Sinha’s incentive awards in the proposed transaction, as well as the terms of Mr. Sinha’s post-Acquisition employment.

On 8 June 2026, the Chair of the Special Committee had a call with CPP Investments, during which the Chair shared certain feedback received from key public shareholders on the Initial Proposal.

Following the call between the Chair of the Special Committee and CPP Investments, still on 8 June 2026, representatives of Linklaters sent a revised draft of the Transaction Agreement to representatives of Freshfields. The key open issues reflected in the revised draft included, among other things, (i) covenants regarding ReNew’s operations during the interim period, (ii) reimbursement of the Consortium’s expenses in certain termination scenarios, (iii) the scope of the Company Material Adverse Effect construct (which, among other things, affects the Consortium’s obligation to consummate the Acquisition) and (iv) the Consortium’s obligations in relation to obtaining the requisite regulatory clearances.

On 12 June 2026, representatives of Freshfields provided initial feedback from CPP Investments on the revised Transaction Agreement to representatives of Linklaters, including that (i) the Company’s proposal for determining whether a “Company Material Adverse Effect” had occurred was acceptable, (ii) the regulatory covenant changes proposed by the Company were not acceptable and (iii) the expense reimbursement should be subject to (a) a cap of $10 million and (b) no date limitation, so long as expenses benefit the proposed transaction.

Later on 12 June 2026, during a meeting of the Special Committee, representatives of Rothschild & Co presented updated financial analysis materials in light of the Initial Proposal, and representatives of Linklaters provided an update on the key open issues in the Transaction Agreement. Representatives of Rothschild & Co also relayed responses from major public shareholders of ReNew to the Special Committee, noting that a majority of shareholders who had engaged with Rothschild & Co were not satisfied with the proposed price per ReNew Share offered by the Consortium in the Initial Proposal, and that some had expressed a preference to engage directly with the Consortium on price, as well as structure of the potential take-private, including in respect of the rollover. On the same day, representatives of Linklaters and Freshfields discussed and exchanged their respective clients’ positions on the key open issues in the Transaction Agreement.

During the period beginning on 15 June 2026 and through early August 2026, representatives of each of Citi, Rothschild & Co, Cyril Amarchand Mangaldas, Indian counsel to CPP Investments, CPP Investments and Company management participated in bringdown due diligence sessions.

On 16 June 2026, representatives of Rothschild & Co had a call with representatives of Citi, during which representatives of Rothschild & Co indicated that the Special Committee would not be supportive of the Initial Proposal at the proposed price per ReNew Share offered by the Consortium, and that the price would need to be increased for the Special Committee to support the Initial Proposal. Representatives of Rothschild & Co also obtained confirmation from representatives of Citi that the Consortium intended to obtain “hard” irrevocable undertakings from JERA Nex and Platinum Cactus, and urged the Consortium to engage directly with shareholders to clarify the proposed structure of the potential take-private and gain shareholder support.

On 18 June 2026, representatives of Freshfields sent representatives of Linklaters a revised draft of the Transaction Agreement, reflecting the positions negotiated over the prior weeks.

Between mid-June and end of July 2026, the Special Committee continued to engage with the Consortium, during which the parties discussed engagement with major public shareholders and timing for a revised proposal. The Special Committee (including through Rothschild & Co) urged the Consortium to submit a revised proposal for a take-private of ReNew as soon as practicable, and to confirm completion of the Consortium’s bringdown due diligence exercise. During this period, Rothschild & Co also continued to provide the Special Committee with updates on the feedback received from public shareholders in relation to the Initial Proposal, which was primarily consistent with the feedback previously received and communicated to CPP Investments.

During the period and through to 11 August 2026, representatives of Freshfields and Linklaters exchanged successive revised drafts of the Transaction Agreement and continued to negotiate the remaining open points. Representatives of (i) CPP Investments and ReNew and (ii) Freshfields and Linklaters also held multiple discussions and exchanged legal drafting regarding the proposed treatment of management’s incentive awards in connection with the proposed transaction. At the same time, the Company continued to progress its disclosure exercise against the warranties in the Transaction Agreement, including responding to clarificatory queries raised by the legal advisers of CPP Investments in relation to the disclosures made.

On 27 July 2026, the Special Committee received the best and final non-binding proposal from the Consortium (the “Best and Final Proposal”), pursuant to which the proposed price per ReNew Share offered by the Consortium was increased from USD 6.75 to USD 7.02. The Consortium also confirmed in the Best and Final Proposal that its bringdown due diligence had been substantially completed. On the same day, CPP Investments and the Founder publicly disclosed the Best and Final Proposal by amendment to their respective Schedule 13D/A.

On 31 July 2026, at a meeting of the Special Committee, representatives of Rothschild & Co presented updated financial analysis materials in light of the Best and Final Proposal. On the basis of that analysis, the Special Committee concluded that, subject to receiving an opinion from its financial adviser as to the fairness, from a financial point of view, of the consideration to be paid pursuant to the Cash Offer, and the outstanding terms of the transaction documentation being agreed, the Cash Offer was within a range which it could support.

Between 31 July and 6 August 2026, the Special Committee, through its advisers, engaged further with the advisers and representatives of the Consortium to explore the scope for further improvements to the terms of the Best and Final Proposal.

On 4 August 2026, following the expiry of the confidentiality obligations under the non-disclosure agreement dated 21 January 2025, CPP Investments entered into a further non-disclosure agreement with the Company, which did not contain any standstill provisions.

On 6 August 2026, the Consortium delivered, and publicly disclosed through amendment to their respective Schedule 13D/A, a confirmatory letter to the Special Committee, confirming that (i) the terms of the Best and Final Proposal, including the Cash Offer, remained unchanged and represented its best and final non-binding proposal, (ii) the Consortium was only interested in acquiring the shares in the Acquisition and did not, at that time, intend to sell any shares to any third party in any alternative takeover transaction, (iii) the Consortium had completed its bringdown due diligence exercise and no diligence items remained outstanding, and (iv) no further internal approvals were required for CPP Investments to enter into a binding transaction agreement. Following receipt of the confirmatory letter, the Special Committee held a meeting to discuss such confirmatory letter, during which representatives of Rothschild & Co presented updated financial analysis materials to the members of the Special Committee.

On 11 August 2026, at a meeting of the Special Committee, Rothschild & Co rendered its oral opinion to the Special Committee (subsequently confirmed by delivery of a written opinion dated 11 August 2026) as to the fairness, from a financial point of view, of the Consideration to be paid pursuant to the Cash Offer.

At a meeting of the Special Committee on 11 August 2026, the Special Committee determined that the terms of the Cash Offer, as well as the terms of the Transaction Agreement, were fair and reasonable, and resolved unanimously to recommend that Scheme Shareholders vote in favour of the Scheme at the Court Meeting and that ReNew Shareholders vote in favour of the Scheme Resolution to be proposed at the General Meeting.

Later that day, ReNew and the Consortium entered into the Transaction Agreement and, the Consortium received irrevocable undertakings from JERA Nex and Platinum Cactus to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting.

5	Summary of the terms of the Rollover

As an alternative to the Cash Offer, eligible Scheme Shareholders may elect to retain (all but not some of) their Scheme Shares, which will continue to be held by such Scheme Shareholders following the Effective Time, in lieu of such Scheme Shareholders transferring their Scheme Shares to the Purchaser and receiving the Consideration, subject to the provisions below.

Eligible Scheme Shareholders will only be able to elect for the Rollover in relation to their entire holding of Scheme Shares and not part only. If a Scheme Shareholder has elected for the Rollover, then the validity of such Election will not be affected by any alteration in the number of Scheme Shares held by such Scheme Shareholder at any time prior to the Scheme Record Time, and accordingly, such Election will (subject to the operation of the Cutback and the Maximum U.S. Rollover Percentage described below) apply in respect of all of the Scheme Shares which the Scheme Shareholder holds immediately prior to the Scheme Record Time. However, due to the operation of the Cutback and the Maximum U.S. Rollover Percentage, as explained below, it is possible that some or all of the Scheme Shares elected by an eligible Scheme Shareholder for the Rollover will become Cash-Out Shares and such Scheme Shareholder will receive the Consideration in respect of such Cash-Out Shares instead.

Scheme Shareholders who do not validly elect for the Rollover will automatically receive the full amount of the Consideration (subject to any deductions or withholdings in respect of Tax required by applicable law and net of any applicable wire transfer fees) for their entire holding of Scheme Shares.

Scheme Shareholders who are resident in India are not eligible to participate in the Rollover and any Elections from such Scheme Shareholders to participate in the Rollover shall be null and void and the Scheme Shares held by such Scheme Shareholders shall be deemed Cash-Out Shares for the purposes of the Scheme.

If, following the receipt of valid elections for the Rollover from Scheme Shareholders, the total number of shareholders of the Company (as determined in accordance with the Indian Companies Act 2013) immediately following the Scheme becoming Effective would be expected to exceed 200, then any Scheme Shareholder who (i) has validly delivered an election for the Rollover and (ii) holds fewer ReNew Shares than the Cutback Threshold, will be deemed not to have validly elected for the Rollover, all of such Scheme Shareholder’s Scheme Shares will be Cash-Out Shares for the purposes of the Scheme and such Scheme Shareholder will be a Cash-Out Shareholder for the purposes of the Scheme (the “Cutback”).

If, following the Cutback, the aggregate number of Scheme Shares held or beneficially owned (as applicable) by U.S. Rollover Shareholders would be expected to represent more than 9.0% of the total issued and outstanding ReNew Shares immediately following the Effective Time (the “Maximum U.S. Rollover Percentage”), the number of Scheme Shares held or beneficially owned (as applicable) by each U.S. Rollover Shareholder subject to the Rollover will be reduced on a pro rata basis (calculated by reference to each U.S. Rollover Shareholder’s total holding or beneficial ownership (as applicable) of Scheme Shares as a proportion of the aggregate total of Scheme Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders) to the minimum extent necessary to ensure that the aggregate Rollover Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders do not exceed the Maximum U.S. Rollover Percentage. All Scheme Shares held or beneficially owned (as applicable) by a U.S. Rollover Shareholder to the extent subject to a reduction as a result of this provision will cease to be Rollover Shares and will instead be Cash-Out Shares for the purposes of the Scheme.

The entitlements for the Rollover (including the final Cutback Threshold) are expected to be determined as soon as reasonably practicable after the Election Return Time and before the Court Hearing. ReNew will give notice of such determinations by issuing an announcement through GlobeNewswire or other national news wire service and by making such announcement available on ReNew’s website at https://investor.renew.com, such that Scheme Shareholders will be aware whether they are Rollover Shareholders (in whole or in part).

Pursuant to the irrevocable undertakings delivered by each of JERA Nex and Platinum Cactus in favour of the Consortium, each of JERA Nex and Platinum Cactus has undertaken, among other things, to elect to participate in the Rollover in respect of all of its Scheme Shares. Further details of the irrevocable undertakings are set out in paragraph 5 of Part VII (Additional Information) of this document.

6	Risks relating to the Rollover

The Rollover involves significant risks and uncertainties which have significant and variable impact on individual Scheme Shareholders, and may not be suitable for all Scheme Shareholders. Scheme Shareholders considering whether to elect for the Rollover should carefully consider the following risks:

•	The Rollover Shares:

•

will, following the Scheme becoming Effective, be delisted and will not be admitted to trading on any stock exchange and will therefore be illiquid. Any assessment of the value of the Rollover Shares should therefore take into account an individual shareholder’s assessment of an appropriate liquidity discount;

•	will be of uncertain value and there can be no assurance that they will be capable of being sold in the future;

•

are not freely transferable as they will be subject to contractual restrictions on transfer under the Shareholders’ Agreement as set out in Annex D to this document, including a lock-up on transfers by non-controlling shareholders for an initial period, a right of first offer in favour of the controlling shareholder thereafter, and (following any future listing of ReNew India’s shares in India) a requirement that sales above a minimum threshold be coordinated through periodic block trades, in each case as further described in the section entitled “Key Terms of the Shareholders’ Agreement” in paragraph 7 below of Part III (Explanatory Statement) of this document; and

•	do not have a public valuation;

•

the holders of Rollover Shares will be bound by the Shareholders’ Agreement and will not enjoy any minority protections or other rights save for those rights provided for in the Shareholders’ Agreement and the Company’s articles of association and those rights prescribed by applicable law;

•

as a private, unlisted company, ReNew will no longer be subject to the periodic and continuous disclosure obligations currently applicable to it (including annual reports, continuous disclosure and market announcement requirements), and holders of Rollover Shares will accordingly have significantly less visibility over ReNew’s financial performance, strategy and prospects than they currently do;

•

the percentage ownership of ReNew attributable to Rollover Shareholders who do not subsequently provide the cash funds required to accept their entitlements pursuant to the Additional Capital Raise or any further issue of securities by ReNew following the Effective Date, would be diluted;

•	eligible Scheme Shareholders will only be able to elect for the Rollover in relation to their entire holding of Scheme Shares and not part only;

•

Scheme Shareholders will have no certainty as to the percentage ownership of ReNew attributable to their Rollover Shares because the Rollover will be subject to the adjustments as detailed in the sections entitled “Summary – The Rollover” on pages 9 to 10 and “Summary of the terms of the Rollover” in paragraph 5 of Part III (Explanatory Statement);

•

the holders of Rollover Shares will be subject to the Reorganisation. Following the Reorganisation, Rollover Shareholders will hold their interests directly in ReNew India, a private company incorporated in India. As a consequence, Rollover Shareholders will be required to comply with Indian regulatory and administrative requirements in order to hold and deal in shares of an Indian company, which will include, among other things, the requirements to obtain an Indian Permanent Account Number and to open a demat (electronic) account with a custodian to enable the Rollover Shareholders to hold the shares of ReNew India, which may require the Rollover Shareholders to submit apostilled and/or notarised (if applicable) personal documentation. Investment by a Rollover Shareholder having any direct or indirect ownership by a citizen or an entity of a country sharing a land border with India and not requiring prior government approval under the provisions of the NDI Rules, will be subject to reporting requirements specified by the Reserve Bank of India. These requirements may involve additional cost, administrative burden and delay for Rollover Shareholders. In addition, there can be no assurance as to the precise timing of the completion of the Reorganisation. Further details of the Reorganisation are set out in the section entitled “Proposed Reorganisation” in paragraph 7 of Part III (Explanatory Statement) of this document;

•

following the consummation of the Acquisition, the Consortium and (with effect from completion of the Acquisition) the board of directors of ReNew at the time will evaluate the business and operations of ReNew and will consider which changes, if any, would be desirable in light of the then prevailing circumstances, including changes to ReNew’s business, corporate structure, organisational documents, capitalisation, board of directors and management. In addition, the Consortium and (with effect from completion of the Acquisition) the board of directors of ReNew at the time may consider a range of alternatives, including an extraordinary corporate transaction (such as a sale or listing of ReNew and/or any of its subsidiaries on one or more stock exchanges), the purchase, sale or transfer of a material amount of assets of ReNew and/or any of its subsidiaries or other strategic transactions. There is no assurance that any such changes or transactions will or will not occur, or as to the timing thereof. Rollover Shareholders may not have the ability to impact the relevant decision-making in respect of any such changes or transactions. Further details are set out in the section entitled “Plans for ReNew after the Acquisition” in paragraph 6 of Part II (US Special Factors) of this document; and

•

beneficial owners of Scheme Shares held in uncertificated form within the systems of DTC are not eligible to make an Election unless they first procure the withdrawal of their Scheme Shares from DTC and become registered holders (other than as holders in uncertificated form) in the register of members of the Company. The withdrawal process requires such beneficial owners to notify their broker, bank or other nominee, execute requisite documentation and pay requisite processing fees, the costs of which will be borne by the relevant beneficial owners. Similarly, holders of Depositary Receipts who wish to make an Election must first procure that the Scheme Shares represented by their Depositary Receipts are registered by reference to a separate designation in the register of members of the Company, which requires notification to the Company and Computershare, the execution of requisite documentation and the payment of requisite processing fees, the costs of which will be borne by the relevant holders. The Company is unable to assure such beneficial owners or holders of Depositary Receipts how long it will take to complete (i) the withdrawal of Scheme Shares from DTC and re-registration of the beneficial owners as registered holders or (ii) the re-registration of Scheme Shares represented by Depositary Receipts by reference to a separate designation, as this will depend on factors outside the Company’s control, including the cooperation of third parties such as the relevant broker, bank or other nominee, DTC and Computershare. There can be no guarantee that the withdrawal and/or re-registration process will be completed in sufficient time to enable the relevant beneficial owner or holder of Depositary Receipts to make an Election by the Election Return Time, in which case such person would not be able to participate in the Rollover and would instead receive the Consideration in cash for all of their Scheme Shares. Please note that you will have a minimum of 80 calendar days from the publication of this document to complete the required withdrawal and/or re-registration and, following that, complete and return or submit your Combined Form of Election.

The Special Committee has not asked Rothschild & Co to address, and Rothschild & Co’s opinion does not address, the Rollover.

The Special Committee cannot form an opinion as to whether or not the terms of the Rollover are fair and reasonable and is not making any recommendation to Scheme Shareholders as to whether or not they should elect for the Rollover.

Scheme Shareholders should consider whether the Rollover is a suitable alternative in light of their own personal circumstances and investment objectives and are, therefore, strongly recommended to seek their own independent financial, tax and legal advice before deciding whether to elect for the Rollover.

7	Proposed Reorganisation

It is intended that, shortly following the Effective Date and completion of the delisting of the ReNew Shares from Nasdaq, the ReNew Group and ReNew India will implement a reorganisation (the “Reorganisation”) pursuant to which, among other things, the Rollover Shareholders and the members of the Consortium will become direct shareholders of ReNew India, ReNew’s Indian operating subsidiary, in place of their indirect interests currently held through ReNew. The Reorganisation will be implemented in the steps summarised under the section entitled “Key Terms of the Reorganisation Wrapper Deed” below, and will be governed by the Shareholders’ Agreement and the Reorganisation Wrapper Deed, agreed forms of which have been settled between, among others, ReNew, CPP Investments, the Founder and ReNew India for execution on or around the Effective Date, and as set out in Annex E to this document.

In order to implement the Reorganisation without requiring each Rollover Shareholder to execute the Shareholders’ Agreement as set out in Annex D to this document and the Reorganisation Wrapper Deed as set out in Annex E to this document individually, the Scheme provides that, with effect from the Effective Time, each Rollover Shareholder irrevocably appoints the Purchaser and/or any one or more of its directors or agents as its attorney and/or agent to execute and deliver, as a deed, on its behalf a counterpart of each of the Shareholders’ Agreement and the Reorganisation Wrapper Deed. Further details of this power of attorney are set out in Part X (The Scheme of Arrangement) of this document. By voting in favour of the Scheme and electing for the Rollover, a Scheme Shareholder will be treated as having authorised the grant of this power of attorney and as having agreed to become bound by the Shareholders’ Agreement as set out in Annex D to this document and the Reorganisation Wrapper Deed as set out in Annex E to this document (in each case, in its capacity as a Continuing Investor) with effect from the Effective Time.

In connection with the Reorganisation, and prior to the Effective Date, ReNew will propose resolutions at the General Meeting to, with effect from the Effective Date: (i) vary the rights attaching to the Class C Ordinary Shares so that they carry the same, or substantially equivalent, voting rights as the Class A Ordinary Shares; (ii) amend ReNew’s Articles to: (a) permit distributions to be made otherwise than pro rata among ReNew’s shareholders; and (b) ensure that any right to appoint, elect, remove or replace (or to vote for the appointment, election, removal or replacement of) the directors of the Company vests in one or more named entities appointed by each of CPP Investments and each other shareholder in the Company having director appointment rights in accordance with the terms of the Shareholders’ Agreement as set out in Annex D to this document); and (iii) authorise the issuance of Class A Ordinary Shares up to an aggregate nominal amount of USD     in connection with the Additional Capital Raise, in each case to facilitate the steps of the Reorganisation described below. Further details of the Resolutions to be proposed at the General Meeting are set out in Part XII (Notice of General Meeting) of this document. Separately, it is expected that, as part of the Reorganisation, Rollover Shareholders will be invited to subscribe for their pro rata entitlement of newly issued Class A Ordinary Shares for an aggregate subscription amount to be determined by CPP Investments and ReNew, the proceeds of which are expected to be applied, among other things, towards the settlement of certain existing indebtedness of the ReNew Group (the “Additional Capital Raise”). This capital raise will be fully underwritten by CPP Investments or one of its Affiliates. Rollover Shareholders who do not subscribe for their pro rata entitlement will be diluted as a result, as further described in the section entitled “Risks relating to the Rollover” in paragraph 6 of Part III (Explanatory Statement) of this document.

Following the steps described above, it is intended that ReNew will transfer its entire remaining holding of shares in ReNew India to the members of the Consortium and the other Continuing Investors, pro rata to their respective economic (rather than voting) interests in ReNew, at fair market value (the “Collapse”). The consideration for the Collapse will not be settled in cash on completion, but will instead be left outstanding as receivables owed by the Consortium and the Continuing Investors to ReNew, which ReNew intends to distribute in specie to the Consortium and the Continuing Investors (following a reduction of ReNew’s share capital to create the necessary distributable reserves) in satisfaction of those receivables. As part of the same process, it is intended that ReNew will buy back and cancel its Class B Ordinary Share and Class D Ordinary Share. Following completion of the Collapse, ReNew Shareholders will hold their interest in the ReNew Group directly through ReNew India rather than through ReNew, and it is the current intention of the Consortium that ReNew will thereafter be wound up by way of a members’ voluntary liquidation. As a consequence of the Collapse, Continuing Investors will be required to comply with Indian regulatory and administrative requirements in order to hold and deal in shares of an Indian company, which will include, among other things, the requirements to obtain an Indian Permanent Account Number and to open a demat (electronic) account with a custodian to enable the Rollover Shareholders to hold the shares of ReNew India, which may require the Rollover Shareholders to submit apostilled and/or notarised (if applicable) personal documentation. Investment by a Rollover Shareholder having any direct or indirect ownership by a citizen or an entity of a country sharing a land border with India and not requiring prior government approval under the provisions of the NDI Rules, will be subject to reporting requirements specified by the Reserve Bank of India.

The foregoing description of the Reorganisation does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Legal Steps Plan and the Reorganisation Wrapper Deed as set out in Annex E to this document.

Furthermore, in order to assist with your understanding of the steps required for the Reorganisation, a structuring paper providing a graphic illustration of the steps comprising of the Reorganisation is set out in Annex F to this document.

The tax consequences of the Reorganisation are complex and will depend upon the particular circumstances of individual Scheme Shareholders. This document contains only a summary of certain Indian tax considerations in relation to the Reorganisation, which does not constitute tax advice and does not purport to be a full analysis of all potential Indian tax consequences of the Reorganisation, and does not contain any tax considerations of any other jurisdiction. Scheme Shareholders who are in any doubt about their taxation position, or who may be subject to taxation in any jurisdiction, are strongly advised to consult their own independent financial, tax and legal advisers regarding the tax consequences of the Reorganisation for their particular circumstances before taking any action.

Key Terms of the Shareholders’ Agreement

The Shareholders’ Agreement will be entered into between, among others, CPP Investments, the Founder, the Continuing Investors, ReNew and ReNew India, and will take effect from the Effective Date. Until completion of the Collapse, the Shareholders’ Agreement governs the parties’ rights as shareholders of ReNew (as well as, indirectly, of ReNew India); from completion of the Collapse, it governs the parties’ rights as shareholders of ReNew India directly.

Board composition and appointment rights under the Shareholders’ Agreement are determined by reference to each shareholder’s percentage economic interest in the relevant company: broadly, a shareholder (or group of affiliated shareholders) holding more than 50 per cent., or 40 per cent. or more and the single largest interest, is entitled to appoint as many directors as it determines, and a shareholder holding ten per cent. or more is entitled to appoint one director. For an initial period following the Effective Date, the Founder is entitled to be chairman of the board (and, following that period, vice-chairman) for so long as the Founder continues to hold more than 2.5 per cent. of the relevant company (calculated after taking account of vested equity awards) and remains chief executive officer, chairman or vice-chairman, and the Founder is entitled to be the initial chief executive officer.

Shareholders will be entitled to receive dividends from available cash on a pro rata basis in accordance with the ReNew Group’s distribution policy.

Certain major and significant decisions of the ReNew India group (including, among other things, material acquisitions and disposals, changes to constitutional documents, incurrence of borrowings above an agreed leverage threshold, related party transactions and auditor appointments and, in the case of the most significant decisions, issuances of new shares otherwise than pro rata, amendments to the Shareholders’ Agreement or the articles of association that would have a material adverse effect on shareholders, winding-up, and distributions outside the agreed distribution policy) require the prior consent of shareholders holding, respectively, 87.6 per cent. or 95 per cent. of the relevant equity interests.

The Shareholders’ Agreement restricts transfers of shares by shareholders other than the controlling shareholder for a three-year lock-up period (subject to customary exceptions, including transfers to affiliates), and thereafter, and until any future listing of ReNew India’s shares in India, gives the controlling shareholder a right of first offer in respect of proposed transfers by other shareholders. Shareholders also benefit from customary tag-along rights (allowing them to participate in a proposed sale by the controlling shareholder or the largest shareholder) and are subject to customary drag-along rights (requiring them to sell their shares if the controlling shareholder agrees to sell a majority stake to a third party), in each case on the same terms as the relevant selling shareholder.

Following any future listing of ReNew India’s shares in India, sales by shareholders holding above a minimum threshold will, for a restricted period, be required to be coordinated through periodic block trades.

The Shareholders’ Agreement also entitles the Founder to require ReNew India (or ReNew, as applicable) to purchase a limited amount of the Founder’s shares and vested equity awards for cash on an annual basis, and provides the Founder with further liquidity rights following the Effective Date and in connection with any future listing of ReNew India’s shares in India.

The Shareholders’ Agreement does not have a fixed term. It terminates automatically if all shares become held by a single shareholder or shareholder group, or on completion of a listing of ReNew India’s shares in India, and a shareholder otherwise ceases to be a party to it when it transfers all of its shares in accordance with the Shareholders’ Agreement.

The foregoing description of the Shareholders’ Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Shareholders’ Agreement, as set out in Annex D to this document.

Key Terms of the Reorganisation Wrapper Deed

The Reorganisation Wrapper Deed will be entered into between, among others, CPP Investments, the Purchaser, the Continuing Investors, the Founder, ReNew and ReNew India, simultaneously with the Shareholders’ Agreement, and sets out the parties’ agreement as to the implementation of the Reorganisation in accordance with the Legal Steps Plan.

The principal steps of the Reorganisation to be implemented pursuant to the Reorganisation Wrapper Deed, which are expected to take place as soon as practicable following the Effective Date, are summarised below:

•	re-registration of ReNew as a private limited company, and redemption of ReNew’s outstanding preference shares;

•

the Additional Capital Raise (as described above) to be undertaken by CPP Investments and, to the extent they elect to participate, the Continuing Investors in new Class A Ordinary Shares (as described above), the proceeds of which will be applied by ReNew, among other things, towards the settlement of certain existing indebtedness of the ReNew Group;

•

the Collapse, being the transfer by ReNew of its remaining shares in ReNew India to the Consortium and the Continuing Investors pro rata to their economic interests, at fair market value, satisfied by leaving the consideration outstanding as receivables (as described above);

•

a reduction of ReNew’s share capital to create distributable reserves, the buyback and cancellation of the Class B Ordinary Share and the Class D Ordinary Share, and the distribution by ReNew of the receivables arising on the Collapse to the Consortium and the Continuing Investors in satisfaction of those receivables; and

•

following completion of the foregoing steps, it is the current intention of the Consortium that ReNew will be wound up by way of a members’ voluntary liquidation. Implementation of the Reorganisation is also conditional on, and coordinated with, receipt of any anti-trust or foreign direct investment approvals required in connection with the Reorganisation, which the Consortium intends to seek concurrently with the anti-trust and foreign direct investment approvals required as Conditions to the Acquisition.

The Reorganisation Wrapper Deed will terminate automatically if the Shareholders’ Agreement terminates in accordance with its terms, and a party will otherwise cease to be bound by the Reorganisation Wrapper Deed if it ceases to be a party to the Shareholders’ Agreement.

The foregoing description of the Reorganisation Wrapper Deed does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Legal Steps Plan and the Reorganisation Wrapper Deed, as set out in Annex E to this document.

Furthermore, in order to assist with your understanding of the steps required for the Reorganisation, a structuring paper providing a graphic illustration of the steps comprising of the Reorganisation is set out in Annex F to this document.

8	Financing and Expenses

The Purchaser anticipates that it will expend a maximum of approximately USD 625 million, net of fees, to acquire the Cash-Out Shares for USD 7.02 per Cash-Out Share (assuming none of the Scheme Shareholders elect for the Rollover). The Purchaser has, or will have, available to it, funds necessary to satisfy all of the Purchaser’s payment obligations under the Transaction Agreement and resulting from the transactions contemplated thereby, which CPP Investments intends to satisfy from its existing cash resources. The obligations of the Purchaser to consummate the Acquisition are not subject to any financing condition.

The Purchaser expects to incur approximately USD     million in fees and expenses in connection with the transactions contemplated by the Transaction Agreement, consisting primarily of legal and other professional fees.

ReNew estimates expenses in the aggregate of approximately USD     million to be incurred in connection with its financial advisory, legal and accounting fees, SEC filing fees, together with the cost of preparing, printing and mailing this document. The estimated expenses are summarised below:

Estimated Expenses	Amount
Financial advisory, legal and accounting fees	$
SEC filing fees	$
Printing, proxy solicitation and mailing costs	$
Estimate Total	$

9	Irrevocable Undertakings

In connection with the Acquisition, JERA Nex and Platinum Cactus, who collectively hold approximately 51 per cent. of the voting power of the Scheme Shares and 32 per cent. of the voting power of ReNew Shares as at 18 September 2026, have each delivered an irrevocable undertaking in favour of the Consortium, pursuant to which each has agreed, among other things, to (i) exercise (or procure the exercise of) all voting rights attaching to its ReNew Shares (the “Relevant Securities”) in favour of the Scheme, the Acquisition and the related resolutions at the Court Meeting and the General Meeting (and against any resolution to adjourn the relevant shareholder meetings, amend the Scheme, or which is likely to result in a Condition not being fulfilled, impede or frustrate the Scheme, or prevent the Scheme from becoming Effective), (ii) if the Acquisition is implemented by way of an Offer, accept (or procure acceptance of) that Offer in respect of its Relevant Securities, (iii) elect to participate in the Rollover in respect of all of its Relevant Securities, (iv) refrain from disposing of, or dealing in, its Relevant Securities, from acquiring further ReNew Shares, from entering into third-party arrangements relating to its Relevant Securities, and from taking any action that would restrict its ability to control the exercise of rights attaching to its Relevant Securities, in each case, other than pursuant to the Acquisition, and (v) cooperate in the implementation of the Reorganisation to be undertaken after the Effective Date and enter into the related Shareholders’ Agreement and other documents required to implement the Reorganisation, and provide reasonable cooperation in connection with obtaining required regulatory clearances (subject to customary confidentiality and privilege carve-outs).

Each irrevocable undertaking will lapse in specified circumstances, including if the Transaction Agreement is terminated, if the Scheme lapses or is withdrawn, if the Scheme does not become Effective (or, if applicable, the Offer does not become or is not declared unconditional) by the Long Stop Date, or if a competing offer for the entire issued and to be issued share capital of the Company becomes effective or is declared unconditional.

The foregoing description of the irrevocable undertakings does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the irrevocable undertakings have been attached as Exhibits (d)(8) and (d)(9) to the Schedule 13E-3 to which this document is attached.

10	Information on ReNew

ReNew is a leading decarbonisation solutions company. ReNew’s clean energy portfolio of     GWs on a gross basis as of    , is one of the largest globally. ReNew is a major independent power producer in India. In addition, ReNew provides end-to-end solutions in a just and inclusive manner in the areas of clean energy, value-added energy offerings through digitalisation, storage and carbon markets that are increasingly integral to addressing climate change. ReNew’s projects are based on proven wind, solar and storage technologies, typically covered under long-term power purchase agreements with creditworthy offtakers including central government agencies, state electricity utilities and private industrial and commercial consumers in India.

ReNew has a robust financial position and demonstrated access to diversified pool of capital from Indian and international investors, lenders and other capital providers.

In addition, ReNew has 6.4 GW of solar module and 2.5 GW of solar cell manufacturing capacities and is expanding its solar cells manufacturing capacity by another 4 GW, which is expected to be operational by December 2026. The ReNew Shares are traded on Nasdaq under the symbol “RNW.” ReNew’s principal executive offices are located at C/O Vistra (UK) Ltd Suite 3, 7th Floor, 50 Broadway, London, England, SW1H 0DB. Its principal operational office in India is C/O ReNew, Commercial Block-1, Zone 6, Golf Course Road, DLF City Phase V, Gurugram 122009, Haryana, India and its telephone number is (+91) 124 489 6670.

During the past five years, ReNew was not convicted in any criminal proceeding nor was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining ReNew from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

The name, country or place of citizenship, present position, material occupations, positions, offices or employments for the past five years, and address of each of the directors, executive officers and control persons of ReNew are set out in Annex C to this document .

11	Information on the Consortium

The Consortium

The Consortium comprises: (i) CPP Investments; (ii) the Purchaser and (iii) Mr. Sumant Sinha (the founder, Chairman and CEO of ReNew).

(a)	CPP Investments

CPP Investments is a crown corporation incorporated in Canada with its principal offices located at 141 Bay Street, Suite 3100, Toronto, Ontario, Canada M5J 0G3.

CPP Investments is a professional investment management organisation that manages the Canada Pension Plan Fund (the “CPP Fund”) in the best interests of the more than 22 million contributors and beneficiaries. In order to build diversified portfolios of assets, it makes investments around the world in public equities, private equities, real estate, infrastructure and fixed income. Headquartered in Toronto, with offices in Hong Kong, London, Mumbai, New York City, São Paulo and Sydney, CPP Investments is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. As at 30 June 2026, the CPP Fund totalled CA$863.6 billion.

(b)	The Purchaser

The Purchaser is a Canadian corporation incorporated under the Canada Business Corporations Act on 30 August 2023. The Purchaser was incorporated as a shelf entity and then renamed on 22 May 2026 to its current name for the purposes of the Acquisition. It is currently a wholly-owned subsidiary of CPP Investments. Other than holding de minimis interests in two companies, the Purchaser has not traded since its date of incorporation, nor has it entered into any obligations other than in connection with the Acquisition.

(c)	Sumant Sinha

Mr. Sumant Sinha is the founder, Chairman and Chief Executive Officer of ReNew.

During the past five years, none of the members of the Consortium or any of the natural persons listed in Annex C-2 to this document were convicted in any criminal proceeding (excluding traffic violations or similar misdemeanours) or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

The name, country or place of citizenship, present position, material occupations, positions, offices or employments for the past five years, and address of each of the directors, executive officers and control persons of ReNew are set forth in Annex C-1 to this document.

The name, country or place of citizenship, present position, material occupations, positions, offices or employments for the past five years, and address of each of the directors, executive officers and control persons of the Purchaser, CPP Investments, and Sumant Sinha are set forth in Annex C-2 to this document.

12	Interests of the Consortium and its Affiliates in the Scheme and effects thereon

As of 18 September 2026, members of the Consortium (together with their Affiliates) held 194,864,934 ReNew Shares (comprising 76,501,166 Class A Shares, one Class B Share, 118,363,766 Class C Shares, and one Class D Share) representing approximately 56.3 per cent. of the Economic Interest in ReNew and approximately 37.1 per cent. of the total voting rights of ReNew of the issued share capital of ReNew. The ReNew Shares in which members of the Consortium (and/or their Affiliates) are interested will not form part of the Scheme Shares and, as such, members of the Consortium and their Affiliates will not be permitted to vote such ReNew Shares at the Court Meeting. However, members of the Consortium and their Affiliates will be permitted to vote such ReNew Shares at the General Meeting. Furthermore, the ReNew Shares held by members of the Consortium (and/or their Affiliates) will not be transferred to the Purchaser (and/or its nominees) upon the Scheme becoming Effective and will not entitle members of the Consortium (and/or their Affiliates) to receive any Consideration.

Ms. Vaishali Nigam Sinha is Mr. Sinha’s spouse, a co-founder of ReNew and the observer appointed by Mr. Sinha to the ReNew Board. Based on the Form 4 filed by Mr. Sinha on 15 September 2026, Ms. Sinha beneficially owns 585,527 Class A Ordinary Shares, including Class A Ordinary Shares held and Class A Ordinary Shares issuable upon the exercise or settlement of Awards within 60 days of 18 September 2026.

The Consortium will be requested to undertake to the Court that it will be bound by the Scheme. Upon the Scheme becoming Effective it is expected that, based on the number of ReNew Shares in issue at 18 September 2026 and assuming that none of the Scheme Shareholders (other than JERA Nex and Platinum Cactus) elect for the Rollover, the Existing Consortium Shareholders will own 278,184,075 ReNew Shares (comprising 159,820,307 Class A Shares, one Class B Share, 118,363,766 Class C Shares, and one Class D Share) representing approximately 77.7% of the Economic Interest in ReNew and approximately 67.9 per cent. of the total voting rights of ReNew, and 100 per cent. of the Cash-Out Shares in aggregate.

13	ReNew’s current trading and prospects

Since its inception in 2011, ReNew has devoted substantially all of its resources to developing, building, owning and operating utility-scale wind energy projects, utility-scale solar energy projects, hydro energy projects, utility-scale firm power projects and corporate energy projects. As of 30 June 2026, ReNew’s portfolio consisted of ~ 20.5 GWs, compared to ~ 18.2 GWs as of 30 June 2025. ReNew’s commissioned capacity has increased ~17 per cent. year-over-year to ~13.1 GWs as of 30 June 2026.

As of 30 June 2026, ReNew had cash and cash equivalents of USD 233 million, bank balances other than cash and cash equivalents of USD 579 million and deposits with maturities of more than 12 months (forming part of other financial assets) of USD 19 million. ReNew has earned a net profit of USD 63 million for the three months ended 30 June 2026.

ReNew operates in a capital-intensive industry. ReNew expects to fund the construction and development of its projects with a combination of cash flows from operations, debt financings and equity financings, but its ability to arrange for such financing remains subject to various factors, including those affecting the macroeconomic environment. Additionally, the majority of ReNew’s revenue is attributable to units of power that it sells, and therefore its results of operations are affected by the tariffs it charges for the units of power that it sells. In line with government policies, most Indian states have moved towards the competitive bidding model for determining tariffs, which has led to a decrease in tariff rates as the lowest bidder wins the project. Although tariff rates vary from state to state, tariffs have declined significantly for both wind and solar energy power over the years, and ReNew’s ability to estimate costs and competitively bid for projects will affect its results of operations.

14	ReNew Equity Awards

Under the ReNew Share Plans, outstanding Awards (other than those held by Mr. Sumant Sinha) will be treated as follows, conditional on receipt of the Court Order:

•

ID Awards, awards held by former employees (including persons who become former employees following the date of the Transaction Agreement) whose Awards have not lapsed upon their departure in accordance with the terms of the ReNew Share Plans and which remain outstanding immediately prior to the Court Order and Non-Resident Awards will immediately vest (to the extent not already vested) and become exercisable upon the Court Order. Any such Award that remains unexercised as of the Scheme Record Time will lapse and terminate on the Effective Date, and the holder will instead receive a cash amount equal to the product of (i) the number of Class A Ordinary Shares underlying such Award multiplied by (ii) the Consideration minus the per share exercise price, less any deductions or withholdings in respect of Tax required by applicable law;

•

ITM Awards that have equal to or less than a six-month vesting period remaining as of the Effective Date will immediately vest and, subject to the Exercise Cap and pro rata provisions described in the next bullet, become exercisable upon the Court Order (“Accelerated ITM Awards”);

•

Accelerated ITM Awards and any ITM Awards vested prior to the Court Order (together, the “Exercisable ITM Awards”) may be exercised prior to the Scheme Record Time, provided that, as a condition of exercise the holder agrees the combined amount of Exercisable ITM Awards and Non-Resident Awards exercised may not exceed the Exercise Cap. If the number of such Awards elected to be exercised prior to the Scheme Record Time exceeds the Exercise Cap, the number of Exercisable ITM Awards exercised by current employees shall be reduced on a pro rata basis, calculated by reference to each holder’s total holding of Exercisable ITM Awards as a proportion of the aggregate amount of Exercisable ITM Awards held by all such holders (excluding any Exercisable ITM Awards held by former employees, which shall, to the extent reasonably practicable, include any Awards held by a person who becomes a former employee following the date of the Transaction Agreement);

•

any Exercisable ITM Awards that remain unexercised or unsettled as of the Scheme Record Time and any ITM Awards with more than six but less than 12 months of vesting remaining as of the Effective Date, will lapse and terminate on the Effective Date, and the holder will instead be granted, within five Business Days following the Effective Date, replacement awards vesting on the 12-month anniversary of the Effective Date, using the Conversion Ratio under the New Incentive Plan, and, subject to the leaver terms set out below, remaining exercisable until 22 August 2031 (or, if the IPO (as defined in the Shareholders’ Agreement) has not taken place by such date, the later of the 12-month anniversary of the IPO and 31 December 2035);

•

in each case where a holder is granted a replacement award under the New Incentive Plan (other than a replacement award granted in respect of an Underwater Option), and such holder’s employment ends for any reason other than cause within 12 months of the Effective Date, in respect of the portion of the replacement award that would have vested on or before the cessation date under the original award’s vesting schedule, the holder may elect to either: (i) retain that portion of the replacement award that would have vested on or before the cessation date under the original award’s vesting schedule with it remaining exercisable until 31 December 2035; or (ii) receive a cash payment (payable through payroll and subject to any deductions or withholdings in respect of Tax required by applicable law) equal to the number of Class A Ordinary Shares underlying that portion of the replacement award multiplied by the Consideration minus the aggregate per share exercise price attributable to the shares, with the remaining portion of the replacement award immediately being forfeited and terminating;

•

where a holder is granted a replacement award under the New Incentive Plan in respect of an Exercisable ITM Award or any other ITM Award that has been replaced under the New Incentive Plan pursuant to the arrangements described in this paragraph, and such holder ceases to be employed by the Company or any of its Subsidiaries more than 12 months after the Effective Date (other than cessation for cause, meaning fraud or gross misconduct), the holder shall retain the right to exercise any vested replacement awards until 31 December 2035;

•

Underwater Options will be replaced, within five Business Days following the Effective Date, with replacement awards under the New Incentive Plan using the Conversion Ratio. Such replacement awards will vest on a schedule of 75% on the 12-month, 12.5% on the 18-month and 12.5% on the 24-month anniversaries of the Effective Date, in each case subject to the relevant holder’s continued employment with the Company or any of its Subsidiaries on the applicable vesting date, and any such vested replacement award will remain exercisable until 31 December 2035 (unless such holder’s employment is terminated for cause, meaning fraud or gross misconduct);

•

all other Awards will be replaced, within five Business Days following the Effective Date, with replacement awards under the New Incentive Plan on substantially the same vesting terms as the original Award, using the Conversion Ratio, which, to the extent it becomes vested, will remain exercisable until 22 August 2031 (or, if the IPO (as defined in the Shareholders’ Agreement) has not taken place by such date, the later of the 12-month anniversary of the IPO and 31 December 2035), subject to the leaver terms set out above and to any applicable law;

•

the exercise price per share of each replacement award shall be set using the USD/INR exchange rate on the Effective Date, except that options granted on 23 August 2021 in exchange for prior group stock options will retain their original INR exercise price; and

•

the Consortium and ReNew have agreed that Awards exercised or settled between receipt of the Court Order and the Scheme Record Time will be cash-settled (subject to deduction of the exercise price, where applicable) and paid, and cash amounts payable in respect of Awards that lapse and terminate on or before the Effective Date will be paid, through payroll (subject to statutory withholdings). The cost of any such cash amounts will be funded by CPP Investments or the Purchaser paying such amounts directly to the Company in exchange for the issuance by the Company of additional Class A Ordinary Shares at a price per share equal to the Consideration. See the section entitled “Settlement” in paragraph 20 of this Part III (Explanatory Statement).

Mr. Sumant Sinha has agreed that he will not exercise any Awards or his annual liquidity right pursuant to section 6 of the Registration Rights, Coordination and Put Option Agreement dated 23 August 2021, prior to the Effective Date. With effect from the Effective Date, Mr. Sinha’s outstanding Awards under the ReNew Share Plans will lapse and be replaced under the New Incentive Plan:

•	ITM Awards will be replaced with equivalent awards subject to equivalent terms, save that any vested replacement awards remain exercisable until 2035;

•

Underwater Options will be replaced with equivalent options subject to equivalent terms, save that 50% will vest on the Effective Date and the remaining 50% will vest in four equal half-yearly instalments of 12.5% each, and vested replacement awards over Underwater Options remain exercisable until 2037; and

•

existing RSUs or PSUs with a nominal exercise price of USD 0.0001 will be replaced with a number of replacement RSUs or PSUs to be determined in accordance with a calculation method prescribed in the New CEO Service Agreement, subject to equivalent terms, and will remain exercisable until 2035.

Other than as described above, Awards held by the ReNew Directors, will be treated in the same way as the Awards held by other participants in the ReNew Share Plans.

15	Post-Closing Management Compensation Arrangements

In connection with the Acquisition, the Consortium and ReNew have agreed the material terms of the compensation arrangements that are proposed to apply, with effect from the Effective Date, to certain senior members of ReNew’s management (excluding Mr. Sumant Sinha, whose separate arrangements are described in the section entitled “ReNew Equity Awards” in paragraph 14 above and the section entitled “Interests of ReNew Non-Employee Directors and Executive Officers” in paragraph 6 of Part VII (Additional Information)) (the “Management Compensation Proposal”). The Management Compensation Proposal will be implemented through the New Incentive Plan (on terms no less favourable than the existing ReNew Share Plan) following the Effective Date, and its principal terms include: (i) the grant, on or around the Effective Date, of a pool of 9,000,000 new options under the New Incentive Plan with an exercise price equal to the Consideration converted into Indian Rupees at the USD/INR exchange rate on the Effective Date, vesting over four years, on a schedule of 25 per cent. on the 12-month anniversary of the Effective Date and the remaining 75 per cent. in equal quarterly instalments thereafter (80 per cent. time-based and 20 per cent. performance-based) and remaining exercisable until 31 December 2037; (ii) an annual cash-settled liquidity right in respect of vested awards, subject to an aggregate cap of the INR equivalent of USD 5,000,000 per annum across all participants (rising to USD 10,000,000 if no IPO of ReNew India or a ReNew Group company on an Indian stock exchange has occurred by the third anniversary of the Effective Date) until all awards held by individual participants as at the Effective Date are liquidated, terminating on completion of an IPO of ReNew India or a ReNew Group company on an Indian stock exchange; and (iii) tag-along rights mirroring the provisions of the Shareholders’ Agreement, on the exercise of which all subsequent liquidity cap and exercise restrictions applicable to the relevant awards will cease. The Management Compensation Proposal remains subject to finalisation of the underlying plan documentation, and the specific allocations to individual participants of the option pool referred to above are to be agreed between the Chief Executive Officer and the Remuneration Committee following the Effective Date.

16	Cash Incentivisation Arrangements

ReNew and the Consortium agreed under the Transaction Agreement that ReNew may carry out annual (or other periodic) pay reviews, one-off bonus awards, including awards made on hiring, pay negotiations, recruitment and promotion rounds in the ordinary course of business and consistent with past practice in all material respects.

ReNew and the Consortium agreed under the Transaction Agreement that in relation to the annual bonus plan (which is conditional on financial / individual performance) operated by ReNew:

•

any bonus determinations in respect of any financial year ending before the Effective Date will be undertaken by ReNew and determined in line with its usual processes to verify and approve bonuses and in accordance with its remuneration policy (where applicable) and consistent with ReNew’s normal practice, such bonuses shall be paid by ReNew or its relevant subsidiary in cash on the normal bonus payment date; and

•	in respect of the financial year in which the Effective Date occurs:

(i)

bonus determinations for the period from the start of the financial year up to and including the Effective Date will be undertaken by ReNew on or around the Effective Date based on existing performance conditions and, provided the relevant individual was a company employee on the Effective Date, paid by ReNew or its relevant Subsidiary in cash (with no deferral); and

(ii)

bonus determinations for the period from the day after the Effective Date to the end of the relevant financial year will be undertaken shortly after the end of the relevant financial year based on existing performance conditions (or such performance conditions that are established after the Effective Date consistent with ReNew’s normal practice), and paid by ReNew or its relevant subsidiary in cash.

17	Structure of the Acquisition

(a)	The Scheme

It is intended that the Acquisition will be effected by way of the Scheme. The Scheme is an arrangement made between ReNew and the Scheme Shareholders under Part 26 of the Act. The provisions of the Scheme are set out in full in Part X (The Scheme of Arrangement) of this document. The Scheme involves an application by ReNew to the Court to sanction the Scheme pursuant to which the Cash-Out Shares will be transferred to the Purchaser (and/or its nominees), in consideration for the Consideration (subject to any deductions or withholdings in respect of Tax required by applicable law and net of any applicable wire transfer fees). Rollover Shares will not be transferred to the Purchaser and the Rollover Shareholders will continue to hold their Rollover Shares following the Effective Time. The transfer of the Cash-Out Shares to the Purchaser, provided for in the Scheme, will result in all of the Cash-Out Shares being held by the Purchaser.

The expected timetable of principal events for the Acquisition and Scheme is set out on page 7 of this document. It is currently expected that the Scheme will become Effective in the first quarter of 2027, subject to the satisfaction or (where applicable) waiver of all the relevant Conditions.

(b)	ReNew Shareholder approvals

The Scheme is subject to the approval of Scheme Shareholders at the Court Meeting. As at the Latest Practicable Date, there were      Class A Ordinary Shares issued and outstanding, held directly by     shareholders. ReNew Shares in which members of the Consortium are interested will not be eligible to be voted on the resolution at the Court Meeting to approve the Scheme and the Scheme will not apply to such ReNew Shares.

It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of the opinion of the Scheme Shareholders. You are therefore urged to complete and return your Form of Proxy, make an electronic appointment of a proxy or appoint a proxy via telephone as soon as possible.

In addition, the Acquisition will require the approval of the Scheme Resolution by the ReNew Shareholders at the General Meeting. The General Meeting has been convened to consider and, if thought fit, to authorise the ReNew Directors to implement the Scheme and to approve the adoption of certain amendments to the Articles in accordance with the Scheme and in the manner described in paragraph (d) below. The General Meeting will be held shortly after the Court Meeting.

(i)	The Court Meeting

The Court Meeting has been convened for     (UK time) on     for Scheme Shareholders to consider and, if thought fit, approve the Scheme.

At the Court Meeting, voting will be by poll (and not a show of hands) and each Scheme Shareholder present, in person or by proxy, will be entitled to one vote for each Scheme Share held as at the Scheme Voting Record Time. The approval required at the Court Meeting is a majority in number of the Scheme Shareholders representing not less than 75 per cent. in value of the total number of Scheme Shares (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting that may be required by the Court or at any adjournment of any such meeting.

A quorum will be present if at least two Scheme Shareholders entitled to vote as at the Scheme Voting Record Time are present, in person or represented by proxy.

(ii)	The General Meeting

The General Meeting has been convened for     (UK time) on     or as soon thereafter as the Court Meeting has been concluded or adjourned, for ReNew Shareholders to consider and, if thought fit, pass, the following Resolutions:

•

the Scheme Resolution to give the ReNew Directors the authority to take all necessary actions to carry the Scheme into effect, and to amend the Articles, with effect from the passing of the resolution, to ensure that any ReNew Shares issued after the Scheme Record Time (other than to any member of the Consortium and/or any of their nominees) will be subject to the Scheme or otherwise transferred to the Purchaser (or its nominees);

•

the Reorganisation Resolution to amend the Articles, with effect from the Effective Date, to ensure that (X) the rights of the Class C Ordinary Shares are varied such that the Class C Ordinary Shares will have the same, or substantially equivalent, rights to the Class A Ordinary Shares; and (Y) any right to appoint, elect, remove or replace (or to vote for the appointment, election, removal or replacement of) the directors of the Company vests in one or more named entities appointed by each of CPP Investments and each other shareholder in the Company having director appointment rights in accordance with the terms of the Shareholders’ Agreement;

•

the Additional Capital Resolution to authorise the issuance of Class A Ordinary Shares up to an aggregate nominal amount of USD     in connection with (i) the funding by the Purchaser to the Company of the costs in relation to the cash settlement of Awards exercised or settled between receipt of the Court Order and the Scheme Record Time as set out in further detail in paragraph 14 (ReNew Equity Awards) of Part III (Explanatory Statement) of this document and (ii) the Additional Capital Raise;

•	the Pre-emption Resolution to disapply pre-emption rights in relation to the issuance of Class A Ordinary Shares pursuant to the Additional Capital Resolution; and

•

the Re-registration Resolution to re-register the Company as a private limited company under the relevant provisions of the Act, to take effect following the Effective Date and the completion of the delisting of the ReNew Shares from Nasdaq.

Voting on the Resolutions will be by poll (and not a show of hands), and each ReNew Shareholder present, in person or by proxy, will be entitled to one vote for every ReNew Share held as at the Scheme Voting Record Time.

The approval required for the Scheme Resolution, the Reorganisation Resolution, the Pre-emption Resolution and the Re-registration Resolution to be passed is at least 75 per cent. of the votes cast (either in person or by proxy). The approval required for the Additional Capital Resolution to be passed is at least a majority of the votes cast (either in person or by proxy).

A quorum will be present if at least two ReNew Shareholders entitled to vote as at the Scheme Voting Record Time are present, in person or represented by proxy. Abstentions and broker non-votes will be considered in determining the presence of a quorum at the General Meeting.

Entitlement to attend, speak and vote at the Meetings and the number of votes which may be cast at the Meetings will be determined by reference to the register of members of ReNew at the Scheme Voting Record Time. Scheme Shareholders whose names appear on the register of members of ReNew at 5.30 p.m. (Eastern Standard Time) on     or, if the Court Meeting is adjourned, 5.30 p.m. (Eastern Standard Time) on the day which is five Scheme Business Days before the date of such adjourned meeting, shall be entitled to attend, speak and vote at the Court Meeting in respect of the number of Scheme Shares registered in their name at the Scheme Voting Record Time. ReNew Shareholders whose names appear on the register of members of ReNew at 5.30 p.m. (Eastern Standard Time) on     or, if the General Meeting is adjourned, on the register of members at 5.30 p.m. (Eastern Standard Time) on the date falling five Scheme Business Days before the date set for the adjourned meeting, shall be entitled to attend, speak and vote at the General Meeting in respect of the number of ReNew Shares registered in their name at the Scheme Voting Record Time.

You will find the Notices of the Court Meeting and of the General Meeting set out on pages 225 to 228 (Notice of Court Meeting) and pages 229 to 240 (Notice of General Meeting) of this document, respectively.

(c)	Court Hearing

Under the Act, the Scheme also requires the sanction of the Court.

The Court Hearing is currently expected to take place in the first quarter of 2027.

The Scheme will become Effective as soon as a copy of the Court Order has been delivered to the Registrar of Companies. This is currently expected to occur in the first quarter of 2027.

If the Scheme becomes Effective, it will be binding on all Scheme Shareholders, including Scheme Shareholders who did not vote to approve the Scheme or who voted against the Scheme at the Court Meeting and/or who did not vote to approve the Scheme Resolution or who voted against the Scheme Resolution at the General Meeting.

Unless the Scheme becomes Effective by the Long Stop Date, it will lapse and the Acquisition will not proceed (unless extended with the agreement of CPP Investments and ReNew and, if required, the approval of the Court).

(d)	Amendment to the Articles in respect of the Scheme

The Scheme Resolution to be proposed at the General Meeting contains provisions to amend the Articles to ensure that any ReNew Shares issued: (i) between the General Meeting and the Scheme Record Time (other than to any member of the Consortium and/or any such member’s Affiliates) will be subject to the Scheme; and (ii) after the Scheme Record Time (other than to any member of the Consortium and/or any such member’s Affiliates) will automatically be acquired by the Purchaser on the same terms as under the Scheme.

(e)	Modifications to the Scheme

The Scheme contains a provision for ReNew and CPP Investments to consent on behalf of all persons concerned to any modification of, or addition to, the Scheme or to any condition approved or imposed by the Court. The Court would be unlikely to approve any modification of, or additions to, or impose a condition to the Scheme which might be material to the interests of the ReNew Shareholders unless ReNew Shareholders were informed of such modification, addition or condition. It would be a matter for the Court to decide, in its discretion, whether or not a further meeting of Scheme Shareholders should be held in these circumstances.

(f)	Conditions to the Acquisition

The Acquisition is subject to the Conditions and further terms set out in full in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition) of this document.

The implementation of the Scheme and the Acquisition is conditional upon the satisfaction (or waiver, if permissible) of the following:

•	the Effective Date not occurring prior to 23 August 2026 (which condition has been satisfied);

•

approval of the Scheme by a majority in number of the Scheme Shareholders representing not less than 75 per cent. in value of the Scheme Shares (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting that may be required by the Court or at any adjournment of any such meeting;

•

the passing of the Scheme Resolution by ReNew Shareholders representing not less than 75 per cent. of the total voting rights of ReNew Shareholders present, entitled to vote and voting, either in person or by proxy, at the General Meeting or at any adjournment of that meeting;

•

the sanction of the Scheme by the Court with or without modification (but subject to any non-de minimis modifications being acceptable to ReNew and CPP Investments, acting reasonably and in good faith) and, following such sanction, the delivery of a copy of the Court Order to the Registrar of Companies;

•	anti-trust approval and clearance having been obtained in India and foreign direct investment approvals and clearances having been obtained in Belgium and France; and

•

no injunction, restraining order or other order or any other legal or regulatory restraint or prohibition having been issued or made by any Governmental Authority of competent jurisdiction or any other person which prevents the consummation of the Acquisition.

In addition, the Consortium and ReNew have agreed that their obligations to give effect to the Acquisition will be conditional upon the satisfaction (or waiver, if permissible) of the following Conditions:

•	The Consortium’s obligation to consummate the Acquisition is conditional upon:

•

except as Disclosed (which for this purpose shall not be deemed to be qualified by any facts, matters or circumstances Disclosed in the company supplemental disclosure letter), the accuracy of the warranties made by ReNew in the Transaction Agreement both as at the date of the Transaction Agreement and the date immediately preceding the Court Hearing as though made at that time (except for any such warranties made as at a particular date or period, which warranties must be true and correct only as at that date or period), subject in most cases to either a materiality standard or a Company Material Adverse Effect;

•	ReNew not being in material breach of its obligations under the Transaction Agreement that are required to be performed by it at or prior to the date immediately preceding the Court Hearing;

•

since the date of the Transaction Agreement, no Effect having occurred that has had, or would be reasonably expected to have, individually or in the aggregate with all other Effects, a Company Material Adverse Effect that is continuing as of the date immediately preceding the Court Hearing;

•

the Consortium having received a certificate from an executive officer or director of ReNew as of the date immediately preceding the Court Hearing confirming the satisfaction of the Conditions set forth in the first three bullet points above; and

•

ReNew having obtained the written approval of Natixis, Singapore Branch in respect of the Transaction pursuant to the facility letter between the Company and Natixis, Singapore Branch and the general terms and conditions thereunder dated 8 May 2024, with such approval, being unconditional and/or on terms reasonably satisfactory to CPP Investments, or having obtained written confirmation from Natixis, Singapore Branch that their approval is not required in respect of the Transaction (which condition has been satisfied).

•	ReNew’s obligation to consummate the Acquisition is conditional upon:

•

the accuracy of the warranties made by CPP Investments in the Transaction Agreement both as at the date of the Transaction Agreement and the date immediately preceding the Court Hearing as though made at that time (except for any such warranties made as at a particular date or period, which warranties must be true and correct only as at that date or period), subject to the failure of such warranties to be true and correct not preventing the ability of CPP Investments to consummate the Acquisition;

•	CPP Investments not being in material breach of its obligations under this Agreement that are required to be performed by it at or prior to the date immediately preceding the Court Hearing; and

•

ReNew having received a certificate from an executive officer or director of CPP Investments as of the date immediately preceding the Court Hearing confirming the satisfaction of the Conditions set forth in the two bullet points above.

At this stage, subject to the approval and availability of the Court (which is subject to change), and subject to the satisfaction (or, where applicable, waiver) of the Conditions, ReNew expects that the Scheme will become Effective in the first quarter of 2027.

Further details on the Conditions are set out in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition) of this document.

18	Voting Intentions and Interests of ReNew Directors and Executive Officers and the effect of the Scheme on their Interests

It is currently expected that all ReNew Directors and ReNew’s executive officers who are Scheme Shareholders and/or ReNew Shareholders (as applicable) and are entitled to vote, will vote their ReNew Shares in favour of the Scheme at the Court Meeting and in favour of the Scheme Resolution at the General Meeting. As a member of the Consortium, Sumant Sinha will not be a Scheme Shareholder and will not be entitled to vote at the Court Meeting but will be a ReNew Shareholder and therefore will be entitled to vote at the General Meeting. Any ReNew Directors who are members of the Special Committee and who hold ReNew Shares will be both Scheme Shareholders and ReNew Shareholders and will therefore be entitled to vote at the Meetings.

ReNew Directors and executive officers have interests in the Acquisition that may be different from, or in addition to, the interests of ReNew Shareholders generally. These interests include: (i) the treatment of their outstanding Awards under the ReNew Share Plans (including, in the case of Mr. Sumant Sinha, bespoke replacement award arrangements under the New Incentive Plan), (ii) the post-closing management compensation arrangements agreed between the Consortium and ReNew and applicable to senior members of ReNew’s management (other than Mr. Sumant Sinha); (iii) eligibility for certain severance payments and benefits; and (iv) continued indemnification and directors’ and officers’ liability insurance. For further information, see the sections entitled “ReNew Equity Awards” in paragraph 14 of Part III (Explanatory Statement) and “Post-Closing Management Compensation Arrangements” in paragraph 15 of Part III (Explanatory Statement) and “Interests of ReNew Non-Employee Directors and Executive Officers” in paragraph 6 of Part VII (Additional Information).

19	Delisting and re-registration

Upon the Scheme becoming Effective, ReNew will apply to Nasdaq for the delisting of the ReNew Shares from Nasdaq and deregister the ReNew Shares under the Exchange Act. Upon completion of the deregistration, ReNew’s reporting obligations under the Exchange Act will be terminated.

As soon as practicable after the Effective Date and completion of the delisting of the ReNew Shares from Nasdaq, it is intended that ReNew will be re-registered as a private limited company under the relevant provisions of the Act.

20	Settlement

Subject to the Scheme becoming Effective (and except as provided in paragraph 22 of Part III (Explanatory Statement) in relation to certain Overseas Shareholders), settlement of the Consideration to which any Cash-Out Shareholder is entitled under the Scheme will be effected in the following manner by the Paying Agent:

(a)	Consideration

(i)	Cash-Out Shares in uncertificated form

Each holder of record of one or more uncertificated Cash-Out Shares held within the systems of DTC shall automatically upon the Effective Time be entitled to receive, and the Purchaser shall procure the Paying Agent to pay and deliver to DTC or its nominee as soon as practicable and in any event by no later than 14 days after the Effective Date, in respect of each such uncertificated Cash-Out Share, a cash amount by wire transfer of immediately available funds in U.S. dollars equal to the Consideration.

As from the Scheme Record Time, each holding of Cash-Out Shares credited to any account with DTC will be disabled and all Cash-Out Shares will be removed from DTC in due course.

(ii)	Cash-Out Shares in certificated form (including Scheme Shares represented by Depositary Receipts)

Scheme Shareholders who hold their Scheme Shares in certificated form (including DTC Withdrawal Scheme Shareholders) must complete Part II (Letter of Transmittal) of the Combined Form of Election, which will be separately mailed to you by Computershare, in accordance with the instructions set out on such form and either (i) return it by mail to Computershare at C/O Corporate Actions; Attn: Mandatory Corporate Actions, P.O. Box 43014, Providence, RI 02940-3014, or if by express mail, courier or other expedited service, to Computershare at C/O Mandatory Corporate Actions; COY: RNGP, 150 Royall Street, Suite 101, Canton, MA 02021, or (ii) submit it electronically via the online portal at www.computershare.com/offer/   . In each case, all share certificates and Depositary Receipts representing such Scheme Shareholders’ Scheme Shares must be returned by mail, express mail, courier or other expedited service (as applicable) to the relevant address set out above, either together with the complete Part II (Letter of Transmittal), or independently if the complete Part II (Letter of Transmittal) is submitted electronically. Both items must be returned or submitted by no later than the Election Return Time, being 5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) ten Business Days prior to the date of the Court Hearing.

If any such share certificate(s) or Depositary Receipt(s) are found to be missing, the relevant holder must instead deliver an affidavit of lost securities and settle the relevant surety bond premium and any relevant processing fee as required by Computershare. All such returns (or, where applicable, the delivery of the affidavit and settlement of related payments) must be made by no later than the Election Return Time, in order to receive the Consideration to which the relevant holder is entitled under the Scheme.

Cash-Out Shareholders who hold their Cash-Out Shares in certificated form will not receive the Consideration to which they are entitled under the Scheme unless and until they have complied with the requirements set out above.

As soon as practicable and in any event by no later than 14 days after the later of: (i) the Effective Date; and (ii) Computershare having received a completed Part II (Letter of Transmittal) of the Combined Form of Election and the share certificate(s) or Depositary Receipt(s) (or, where any of these are missing, the delivery of the affidavit and settlement of related payments), the Purchaser shall procure that payment of a cash amount equal to the Consideration in respect of each certificated Cash-Out Share is made by the Paying Agent to the relevant Cash-Out Shareholder.

All such cash payments will be made in U.S. dollars. Payments shall be made by way of cheque, provided that a Cash-Out Shareholder who has (i) completed and submitted Part II (Letter of Transmittal) of the Combined Form of Election electronically through the online portal and (ii) elected to receive the Consideration by way of wire transfer shall instead receive payment by wire transfer of immediately available funds. Payments made by way of wire transfer pursuant to this provision shall be made net of the applicable wire transfer fee, being USD 100 for wire transfers within the United States and USD 200 for wire transfers outside the United States.

Cash-Out Shareholders who are unable to encash the cheque sent to them should notify the Paying Agent at     and provide any information required by the Paying Agent. In such cases, payments will be made by the Paying Agent to the relevant Cash-Out Shareholders by way of wire transfer of immediately available funds, net of the applicable wire transfer fee.

All deliveries of cheques pursuant to the Scheme shall be effected by sending the same by first class post (or international standard post or airmail, if overseas) in return envelopes addressed to the persons entitled to them at their respective registered addresses as appearing in the register of members of ReNew at the Scheme Record Time or, in the case of joint holders, at the address of that one of the joint holders whose name stands first in such register in respect of such joint holding at the Scheme Record Time. All cheques shall be made payable to the relevant Cash-Out Shareholder(s) concerned.

In the case of Cash-Out Shareholders who have not encashed cheques sent to them within 12 months after the date of such cheques, the Consideration due to such Cash-Out Shareholders under the Scheme shall be remitted to the Purchaser to be held on behalf of such Cash-Out Shareholders for a period of 12 years from the Effective Date. None of ReNew, the Purchaser, the Consortium, any of their nominee(s) or any of their respective agents shall be responsible for any loss or delay in the transmission of cheques sent in this way, and such cheques shall be sent entirely at the risk of the person entitled thereto.

(iii)	Cash settlement of Awards through payroll

Awards exercised or settled between receipt of the Court Order and the Scheme Record Time will be cash-settled (subject to deduction of the exercise price, where applicable) and paid, and cash amounts payable in respect of Awards that lapse and terminate on or before the Effective Date will be paid, to the relevant participants through payroll (subject to statutory withholdings). The cost of any such cash amounts will be funded by CPP Investments or the Purchaser paying such amounts directly to the Company in exchange for the issuance by the Company of additional Class A Ordinary Shares at a price per share equal to the Consideration.

(b)	General

All documents and remittances sent to, or from, by or on behalf of ReNew Shareholders will be sent entirely at their own risk. With effect from the Effective Time, each certificate representing Cash-Out Shares and each Depositary Receipt representing Cash-Out Shares will cease to be a valid document of title.

None of the Company, the Purchaser, any other member of the Consortium, the Paying Agent nor any of their respective agents shall have any responsibility or liability for any act or omission of Computershare or Cede & Co. (in their capacity as registrar, nominee or otherwise in connection with the arrangements for the Depositary Receipts and for Cash-Out Shares held within the systems of DTC) in receiving, holding or forwarding any Consideration, or any document relating to Cash-Out Shares represented by Depositary Receipts or held within the systems of DTC, to the relevant holder of Depositary Receipts or Beneficial Cash-Out Shareholder (as applicable), or for any delay in, or failure of, any such receipt, holding or forwarding, save that this shall not affect the Company’s obligations, if any, to Computershare under the arrangements governing the Depositary Receipts and the Cash-Out Shares with beneficial owners.

Payments of the Consideration will be subject to any deductions or withholdings in respect of Tax required by applicable law. Further details in respect of certain deductions or withholdings in respect of Indian taxes that may be required by applicable law are set out in Part V (Certain Indian Tax Considerations) of this document.

Settlement of the Consideration to which any Cash-Out Shareholder is entitled under the Scheme will be implemented in full in accordance with the terms of the Scheme free of any lien, right of set-off, counterclaim or other analogous right to which the Purchaser might otherwise be, or claim to be, entitled against such Cash-Out Shareholder.

21	No Appraisal Rights

If the Scheme becomes Effective, it will be binding on all Scheme Shareholders, including Scheme Shareholders who did not vote to approve the Scheme or who voted against the Scheme at the Court Meeting and/or who did not vote to approve the Scheme Resolution or who voted against the Scheme Resolution at the General Meeting. If Scheme Shareholders approve the Scheme and the Court sanctions the Scheme, no ReNew Shareholder will have “dissenters” or “appraisal” rights or otherwise have any right to seek a court appraisal of the value of ReNew Shares. If the Scheme becomes Effective, all Cash-Out Shareholders will receive the Consideration (subject to any deductions or withholdings in respect of Tax required by applicable law and net of any applicable wire transfer fees) and all Rollover Shareholders will continue to hold their Rollover Shares.

22	Overseas Shareholders

(a)	General

This document has been prepared for the purposes of complying with English law and U.S. securities law and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside the United Kingdom and the United States.

This document does not constitute an offer to sell or issue or the solicitation of an offer to buy or subscribe for shares in any jurisdiction in which such offer or solicitation is unlawful.

Overseas Shareholders should consult their own legal and tax advisers with respect to the legal and tax consequences of the Scheme.

The availability of the Acquisition to Overseas Shareholders may be affected by the laws of the relevant jurisdictions in which they are located. Overseas Shareholders should inform themselves about and should observe any applicable legal or regulatory requirements. It is the responsibility of all Overseas Shareholders to satisfy themselves as to the full compliance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

The release, publication or distribution of this document and/or any accompanying documents in or into or from jurisdictions other than the United Kingdom or the United States may be restricted by law and therefore any persons who are subject to the law of any jurisdiction other than the United Kingdom or the United States should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom to vote their ReNew Shares with respect to the Scheme at the Meetings, or to appoint another person as proxy may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such Restricted Jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person or any other failure to satisfy any applicable laws, regulations or requirements.

Unless otherwise determined by the Purchaser, and permitted by applicable law and regulation, the Acquisition will not be made available, directly or indirectly, in, into or from a jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Acquisition by any such use, means, instrumentality or form within any jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this document and all documents relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this document and all documents relating to the Acquisition (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from such jurisdictions where to do so would violate the laws in that jurisdiction.

Persons who are not resident in the United Kingdom or the United States should inform themselves of, and observe, any applicable legal and regulatory requirements.

(b)	Securities laws

Copies of this document and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Acquisition.

Neither this document nor the accompanying documents are intended to, and do not, constitute or form part of any offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote or approval pursuant to the Scheme or otherwise, in any jurisdiction in which such offer, invitation or solicitation is unlawful. Nothing in this document or the accompanying documents should be relied upon for any other purpose.

This document and the accompanying documents have been prepared for the purposes of complying with English law and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside the United Kingdom and the United States. Overseas Shareholders should consult their own legal and tax advisers with regard to the legal and tax consequences of the Scheme for their particular circumstances.

All ReNew Shareholders (including, without limitation, nominees, trustees or custodians) who would, or otherwise intend to, forward this document and its accompanying documents to any jurisdiction outside the United Kingdom and United States, should seek appropriate independent professional advice before taking any action.

(c)	Additional information for U.S. investors

The Acquisition is to be implemented by way of a scheme of arrangement under Part 26 of the Act. If, in the future, ReNew consents to the Acquisition being implemented by way of an Offer, subject to the terms of the Transaction Agreement, and determines to extend the Offer into the U.S., the Acquisition will be made in compliance with applicable U.S. laws and regulations, including any applicable exemptions under the Exchange Act.

It may be difficult for U.S. ReNew Shareholders to enforce their rights and any claim arising out of the U.S. federal securities laws, because ReNew is located in a country outside of the U.S., and some or all of its officers and directors are residents of countries outside of the U.S. U.S. ReNew Shareholders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

ReNew Shareholders that are U.S. Holders (as defined below) also should be aware that the transaction contemplated herein may have tax consequences in the U.S. A summary of certain U.S. taxation consequences of the implementation of the Scheme for certain ReNew Shareholders is set out in paragraph 10 of Part VII (Additional Information) of this document. That summary does not constitute tax advice and does not purport to be a full analysis of all potential United States tax consequences of the Acquisition. ReNew Shareholders who are in any doubt about their taxation position, or who are subject to taxation in a jurisdiction outside of the United Kingdom and United States are strongly advised to contact an appropriate independent professional adviser immediately.

23	United Kingdom and United States Taxation

A summary of certain United Kingdom and United States taxation consequences of the implementation of the Scheme for certain ReNew Shareholders is set out in paragraph 10 of Part VII (Additional Information) of this document.

That summary does not constitute tax advice and does not purport to be a full analysis of all potential United Kingdom and United States tax consequences of the Acquisition. ReNew Shareholders who are in any doubt about their taxation position, or who are subject to taxation in a jurisdiction outside of the United Kingdom and the United States are strongly advised to contact an appropriate independent professional adviser immediately.

24	Certain Indian Tax Considerations

Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares should note that the transaction contemplated herein may have tax consequences in India. Such Indian tax considerations could potentially have important implications for Cash-Out Shareholders, Beneficial Cash-Out Shareholders and holders of Depositary Receipts in respect of Cash-Out Shares who are not Indian tax resident.

A summary of certain important Indian tax considerations of the implementation of the Scheme for certain Cash-Out Shareholders and Beneficial Cash-Out Shareholders is set out in Part V (Certain Indian Tax Considerations) of this document.

Such Indian tax considerations could potentially have important implications for Cash-Out Shareholders and Beneficial Cash-Out Shareholders who are not Indian tax resident, which may include deductions or withholdings on account of Indian tax being made from the Consideration payable to Cash-Out Shareholders and Beneficial Cash-Out Shareholders.

Accordingly, all Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares are advised to carefully review and consider the summary set out in Part V (Certain Indian Tax Considerations) and, where there is any uncertainty, to discuss with an appropriate independent professional adviser immediately.

In particular, Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares who are not tax resident in India shall:

(1)

if applicable, complete the Indian Tax Self-Declaration contained in Part XIII (Indian Tax Self-Declaration) of this document, in accordance with the instructions set out in Part XIII (Indian Tax Self-Declaration) of this document and either (i) return it by post (properly insured) or (ii) submit it via a designated online portal to the Purchaser or an agent designated by the Purchaser, in each case by no later than the Indian Tax Self-Declaration Return Time, being 5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) 15 Business Days prior to the date of the Court Hearing; and

(2)

notify the Company in writing if any of their Scheme Shares are held through a custodian account in India. Absent such notification, such Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares are deemed to have confirmed that none of their Cash-Out Shares are held through a custodian account in India.

The summary of Indian tax considerations set out in Part V (Certain Indian Tax Considerations) does not constitute tax advice and does not purport to be a full analysis of all potential Indian tax consequences of the Acquisition. Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares who are in any doubt about their taxation position, or who are subject to taxation in a jurisdiction outside of India are strongly advised to contact an appropriate independent professional adviser immediately.

25	Actions to be taken

You will find enclosed with this document:

•	a Form of Proxy labelled “Court Meeting Proxy Form” for use in respect of the Court Meeting on ;

•	a Form of Proxy labelled “General Meeting Proxy Form” for use in respect of the General Meeting on ; and

•	a return envelope.

If you have not received these documents, please call the ReNew Shareholder helpline at (800) 662-5200 for those within the U.S., and (203) 658-9400 for those outside the U.S. Lines are open Monday to Friday (except public holidays) between 8.30 a.m. and 5.30 p.m. (EST).

Scheme Shareholders are asked to complete and return the Forms of Proxy (or appoint a proxy electronically or online as referred to in this document) in accordance with the instructions printed thereon as soon as possible, but in any event prior to the applicable deadlines set out in those Forms of Proxy.

Scheme Shareholders who hold their Scheme Shares in certificated form (including DTC Withdrawal Scheme Shareholders) will receive a Combined Form of Election from Computershare separately.

Holders of Depositary Receipts will receive instructions from Broadridge on how to give directions about the voting of the underlying ReNew Shares. If you hold Depositary Receipts, you must follow these instructions in order for your ReNew Shares to be voted. The instructions will also explain how you may revoke any previous directions. In order to be valid, the voting directions must be received no later than 11.59 p.m. (EST time) on    . Following receipt of the directions, such directions will be passed on by the registered holder of the ReNew Shares underlying the Depositary Receipts to ReNew’s agent, which will be deemed to constitute an instruction to vote the applicable ReNew Shares in accordance with the directions of the holders of the Depositary Receipts. Since holders of Depositary Receipts are not Scheme Shareholders or ReNew Shareholders registered in the register of members, holders of Depositary Receipts may not vote at the General Meeting and the Court Meeting, in each case unless they request and obtain a legal appointment as proxy from Computershare. If Broadridge does not receive valid voting directions from a holder of Depositary Receipts by the applicable deadline referred to above, the ReNew Shares underlying that holder’s Depositary Receipts will not be voted at the relevant Meeting, and no proxy will be given to vote them on a discretionary basis.

There are certain ReNew Shares that are held within the systems of DTC. Beneficial owners of ReNew Shares whose interests in such ReNew Shares are held in the name of a broker, bank or other nominee within the systems of DTC will receive voting instructions from Broadridge or their broker, bank or nominee for the Court Meeting and/or General Meeting. If you are such a beneficial owner, you must follow these instructions in order for your Scheme Shares to be voted. The instructions will also explain how you may revoke any previous directions. In order to be valid, the voting directions must be received no later than     (UK time) on     (in the case of the Court Meeting) or     (UK time) on     (in the case of the General Meeting). Any voting direction submitted to ReNew or its agent by such beneficial owner (or on their behalf) in accordance with these instructions will be deemed to constitute an instruction to vote the applicable Scheme Shares and/or ReNew Shares in accordance with the directions of such beneficial owner. Since beneficial owners are not Scheme Shareholders or ReNew Shareholders registered in the register of members, if you are a beneficial owner of Scheme Shares you may not vote at the Court Meeting, and if you are a beneficial owner of ReNew Shares you may not vote at the General Meeting, in each case unless you request and obtain a legal appointment as proxy from your broker, bank or other nominee.

Forms of Proxy

Whether or not you intend to attend the Court Meeting and/or the General Meeting, please complete and sign both Forms of Proxy in accordance with the instructions printed thereon and return them by post using the return envelope provided, during normal business hours only, to Broadridge at 51 Mercedes Way, Edgewood, NY11717, so as to be received as soon as possible and in any event not later than     (UK time) on     in the case of the Court Meeting and     (UK time) on     in the case of the General Meeting. Your vote will be cast as specified on the applicable Form of Proxy.

If the Form of Proxy labelled “Court Meeting Proxy Form” for the Court Meeting is not lodged by such time, it may be handed to the Chairman of the Court Meeting before the start of the Court Meeting. However, in the case of the General Meeting, unless the Form of Proxy labelled “General Meeting Proxy Form” is lodged so as to be received by     (UK time) on    , it will be invalid. The completion and return of the Forms of Proxy or the electronic appointment of a proxy or the appointment of a proxy via telephone will not prevent you from attending the Court Meeting or the General Meeting and voting in person, if you so wish and are so entitled.

Scheme Shareholders entitled to attend and vote at the Court Meeting may appoint a proxy electronically by logging on to www.ProxyVote.com or (from within the United States of America) by telephone on 1-800-454-8683 and entering the 16-digit control number shown on their form of proxy labelled “Court Meeting Proxy Form”. Full details of the procedure to be followed to appoint a proxy electronically are given on the website.

For an electronic or telephone proxy appointment to be valid, the appointment must be made by no later than:

•	on in the case of the General Meeting; and

•	on in the case of the Court Meeting,

or, in the case of either meeting being adjourned, no later than 48 hours (excluding any part of a day that is not a Scheme Business Day) before the time fixed for the holding of the adjourned meeting.

Notices convening the Court Meeting and the General Meeting are set out on pages 225 to 228 (Notice of Court Meeting) and pages 229 to 240 (Notice of General Meeting) of this document, respectively.

It is important that as many votes as possible are cast at the Court Meeting so that the Court may be satisfied that there is a fair representation of Scheme Shareholder opinion. You are therefore strongly encouraged to sign and return the Form of Proxy labelled “Court Meeting Proxy Form” for the Court Meeting as soon as possible. You are also encouraged to sign and return the Form of Proxy labelled “General Meeting Proxy Form” for the General Meeting at the same time as the Form of Proxy labelled “Court Meeting Proxy Form” for the Court Meeting.

Part I (Rollover Election) of the Combined Form of Election

As an alternative to the Cash Offer, eligible Scheme Shareholders may elect for the Rollover, pursuant to which they would continue to hold their Rollover Shares. Eligible Scheme Shareholders will only be able to elect for the Rollover in relation to their entire holding of Scheme Shares and not part only. However, due to the operation of the Cutback and the Maximum U.S. Rollover Percentage, as explained in paragraph 5 of Part III (Explanatory Statement) of this document, it is possible that some or all of the Scheme Shares elected by an eligible Scheme Shareholder for the Rollover will become Cash-Out Shares and such Scheme Shareholder will receive the Consideration in respect of such Cash-Out Shares instead.

If you are eligible and wish to elect for the Rollover in respect of your Scheme Shares, you must complete Part I (Rollover Election) of the Combined Form of Election, which will be separately mailed to you by Computershare, in accordance with the instructions set out on such form and either (i) return it by mail to Computershare at C/O Voluntary Corporate Actions; COY: RNGP, P.O. Box 43011, Providence, RI 02940-3011, or if by express mail, courier or other expedited service, to Computershare at C/O Voluntary Corporate Actions; COY: RNGP, 150 Royall Street, Suite V, Canton, MA 02021, or (ii) submit it electronically via the online portal at www.computershare.com/offer/   , in each case by no later than the Election Return Time, being 5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) ten Business Days prior to the date of the Court Hearing. The instructions set out in Part I (Rollover Election) of the Combined Form of Election constitute part of the terms of the Scheme.

If you do not return or submit a Combined Form of Election with a completed Part I (Rollover Election) by the Election Return Time, you will receive Consideration in cash for all the Scheme Shares that you hold at the Scheme Record Time. If you wish to receive cash for all the Scheme Shares that you hold at the Scheme Record Time, you are not required to complete Part I (Rollover Election) of the Combined Form of Election.

Only Scheme Shareholders (other than Scheme Shareholders resident in India), who are holders of Scheme Shares in the register of members of the Company, are eligible to make an Election. Any person who becomes a Scheme Shareholder after the Election Return Time will not be eligible to elect for the Rollover and their Scheme Shares will be treated as Cash-Out Shares.

Beneficial owners of Scheme Shares held in uncertificated form within the systems of DTC are NOT eligible to make an Election and will receive the Consideration for all of their Scheme Shares. If you are a beneficial owner of Scheme Shares held in uncertificated form within the systems of DTC and you wish to make an Election, you must first procure the withdrawal of all such Scheme Shares from DTC and be entered as a registered holder (other than as a holder in uncertificated form) in the register of members of the Company. To effect such withdrawal, you must notify your broker, bank or other nominee who holds your Scheme Shares of your intention, and follow their instructions including executing any requisite documentation and paying any requisite processing fees.

If you are a holder of Depositary Receipts and you wish to make an Election, you must first procure that the Scheme Shares represented by your Depositary Receipts are registered by reference to a separate designation in the register of members of the Company. To effect such re-registration, you must notify the Company and Computershare of your intention, and follow their instructions including executing any requisite documentation and paying any requisite processing fees.

The Company is unable to assure beneficial owners of Scheme Shares or holders of Depositary Receipts how long it will take to complete (i) the withdrawal of Scheme Shares from DTC and re-registration of the beneficial owners as registered holders or (ii) the re-registration of Scheme Shares represented by Depositary Receipts by reference to a separate designation, as this will depend on factors outside the Company’s control, including the cooperation of third parties such as the relevant broker, bank or other nominee and DTC. Beneficial owners of Scheme Shares and holders of Depositary Receipts who wish to make an Election are therefore strongly recommended to act as soon as possible and, in any event, sufficiently in advance of the Election Return Time to allow any required withdrawal and/or re-registration to be completed in time. Please note that you will have a minimum of 80 calendar days from the publication of this document to complete the required withdrawal and/or re-registration and, following that, complete and return or submit your Combined Form of Election.

The Rollover involves significant risks and uncertainties and may not be suitable for all Scheme Shareholders. Please refer to the section entitled “Risks relating to the Rollover” in paragraph 6 of Part III (Explanatory Statement) for a description of the risks relating to the Rollover. Scheme Shareholders should consider whether the Rollover is a suitable alternative in light of their own personal circumstances and investment objectives and are, therefore, strongly recommended to seek their own independent financial, tax and legal advice before deciding whether to elect for the Rollover.

Detailed instructions are set out on pages 41 to 44 (Notes on making an Election) of this document.

Part II (Letter of Transmittal) of the Combined Form of Election

Scheme Shareholders who hold their Scheme Shares in certificated form (including DTC Withdrawal Scheme Shareholders) must complete Part II (Letter of Transmittal) of the Combined Form of Election, which will be separately mailed to you by Computershare, in accordance with the instructions set out on such form and either (i) return it by mail to Computershare at C/O Corporate Actions; Attn: Mandatory Corporate Actions, P.O. Box 43014, Providence, RI 02940-3014, or if by express mail, courier or other expedited service, to Computershare at C/O Mandatory Corporate Actions; COY: RNGP, 150 Royall Street, Suite 101, Canton, MA 02021, or (ii) submit it electronically via the online portal at www.computershare.com/offer/   . In each case, all share certificates representing the Scheme Shareholders’ Scheme Shares in certificated form or Depositary Receipts (as applicable) must be returned by mail, express mail, courier or other expedited service (as applicable) to the relevant address set out above, either together with the complete Part II (Letter of Transmittal), or independently if the complete Part II (Letter of Transmittal) is submitted electronically. Both items must be returned or submitted by no later than the Election Return Time, being 5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) ten Business Days prior to the date of the Court Hearing. The requirement above applies whether or not a Scheme Shareholder has completed Part I (Rollover Election) of the Combined Form of Election.

If any such share certificate(s) or Depositary Receipt(s) are found to be missing, the relevant holder must instead deliver an affidavit of lost securities and settle the relevant surety bond premium and any relevant processing fee as required by Computershare. All such returns (or, where applicable, the delivery of the affidavit and settlement of related payments) must be made by no later than Election Return Time, in order to receive the Consideration to which the relevant holder is entitled under the Scheme.

CASH-OUT SHAREHOLDERS WHO HOLD THEIR CASH-OUT SHARES IN CERTIFICATED FORM WILL NOT RECEIVE THE CONSIDERATION TO WHICH THEY ARE ENTITLED UNDER THE SCHEME UNLESS AND UNTIL THEY HAVE COMPLIED WITH THE REQUIREMENTS SET OUT ABOVE.

Scheme Shareholders whose Scheme Shares are held in uncertificated form within the systems of DTC are not required to complete Part II (Letter of Transmittal) of the Combined Form of Election. The Purchaser will procure the payment by the Paying Agent of the Consideration (subject to any deductions or withholdings in respect of Tax required by applicable law and net of any applicable wire transfer fees) in respect of such Cash-

Out Shares to DTC or its nominee as soon as practicable and in any event by no later than 14 days after the Effective Date.

Detailed instructions are set out on pages 45 to 46 (Notes on completing Part II (Letter of Transmittal) of the Combined Form of Election) of this document.

If you have any queries relating to this document or the completion and return of the Forms of Proxy or the Combined Form of Election, please call the ReNew Shareholder helpline at (800) 662-5200 for those within the U.S., and (203) 658-9400 for those outside the U.S. Lines are open Monday to Friday (except public holidays) between 8.30 a.m. and 5.30 p.m. (EST).

If Computershare, or your broker, bank or other nominee holds your ReNew Shares, you may also call them for additional information.

Indian Tax Self-Declaration

Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares who are Non-Small Shareholders must complete the Indian Tax Self-Declaration in accordance with the instructions set out on such form and either (i) return it by post (properly insured) or (ii) submit it via a designated online portal to the Purchaser or an agent designated by the Purchaser, in each case by no later than the Indian Tax Self-Declaration Return Time, being 5.30 p.m. (EST) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) 15 Business Days prior to the date of the Court Hearing.

Scheme Shareholders, beneficial owners of Scheme Shares and holders of Depositary Receipts in respect of Scheme Shares who are not Non-Small Shareholders are not required to complete the Indian Tax Self-Declaration.

Please refer to Part XIII (Indian Tax Self-Declaration) for a copy of the Indian Tax Self-Declaration.

A diagrammatic summary of the principal actions to be taken by each category of holder of interests in ReNew Shares in connection with the Scheme is set out in the section entitled “Summary of Actions to be taken” on pages 48 to 51 of this document. The summary is provided for convenience only and does not replace, and should be read in conjunction with, the detailed instructions set out in this paragraph and on pages 32 to 36 (Actions to be taken) of this document.

26	Solicitation of Proxies

ReNew has engaged Morrow Sodali LLC to assist in the solicitation of proxies. ReNew expects that fees for services provided by Morrow Sodali LLC will be approximately USD 46,000, subject to adjustments upon the occurrence of certain events, plus reimbursement of reasonable costs and expenses.

ReNew will ask banks, brokers and other custodians, nominees and fiduciaries to forward, ReNew’s proxy solicitation materials to the beneficial owners of the ReNew Shares held of record by such nominee holders.

27	Further information

The terms of the Scheme are set out in full in Part X (The Scheme of Arrangement) of this document. Your attention is also drawn to the further information contained in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition), Part VI (Financial Information) and Part VII (Additional Information).

PART IV

CONDITIONS TO AND FURTHER TERMS OF THE SCHEME AND THE ACQUISITION

Part A

Conditions to the Acquisition

The Acquisition is conditional upon the satisfaction (or, to the extent permitted by applicable law, waiver) of the following Conditions by the Long Stop Date.

Scheme approval

1.

(a)

Approval of the Scheme by a majority in number of the Scheme Shareholders representing not less than 75 per cent. in value of the Scheme Shares (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting that may be required by the Court or at any adjournment of any such meeting;

(b)

The Scheme Resolution being duly passed by ReNew Shareholders representing not less than 75% of the total voting rights of the ReNew Shareholders present, entitled to vote and voting, either in person or by proxy, at the General Meeting or at any adjournment of such meeting;

(c)

The sanction of the Scheme by the Court with or without modification (but subject to any non-de minimis modification being acceptable to ReNew and CPP Investments, acting reasonably and in good faith) and, following such sanction, the delivery of a copy of the Court Order to the Registrar of Companies.

Antitrust Approvals

2.

Receipt from the following Governmental Authorities of their consent, approval, clearance, confirmation, or waiver (including by way of no decision being issued by the expiry of the applicable review or waiting period following a complete notification having been filed with such Governmental Authority) in respect of the Acquisition or confirmation that no such consent, approval, clearance, confirmation or waiver is required):

(a)	India: The Competition Commission of India under the Competition Act, 2002;

(b)	Belgium: The relevant Belgian federal and federated authorities based on the advice of the Interfederal Screening Commission under the Cooperation Agreement of 30 November 2022; and

(c)	France: The French Ministry of Economy and Finance under Articles L. 151-3 and R. 151-1 et seq. of the French code monétaire et financier.

No restraints

3.

No injunction, restraining order or other order or any other legal or regulatory restraint or prohibition having been issued or made by any Governmental Authority of competent jurisdiction or any other person which prevents the consummation of the Acquisition.

Accuracy of warranties

4.

In the case of the obligation of the Consortium to consummate the Acquisition only, except as Disclosed (which for this purpose shall not be deemed to be qualified by any facts, matters or circumstances Disclosed in the company supplemental disclosure letter), the warranties of ReNew set forth in:

(a)

paragraphs 2.1, 2.2 (other than limb (iii)), 2.4 and 2.5 (in each case solely with respect to ReNew and ReNew India) (Incorporation and Authority) and 21 (solely with respect to the Company and ReNew India) (Insolvency) of Schedule 4 of the Transaction Agreement shall be true and correct in all material respects as of the date of the Transaction Agreement and as of the date immediately preceding the Court Hearing as if made on each such date (except that warranties that expressly speak specifically as of the date of the Transaction Agreement or another date shall be so true and correct in all respects, except for de minimis inaccuracies, only as of such earlier date);

(b)

paragraphs 3.1, 3.3 and 3.4 (Capitalisation) of Schedule 4 of the Transaction Agreement shall be true and correct in all material respects as of the date of the Transaction Agreement and as of the date immediately preceding the Court Hearing as if made on each such date (except that warranties that expressly speak specifically as of the date of the Transaction Agreement or another date shall be so true and correct in all respects, except for de minimis inaccuracies, only as of such earlier date);

(c)

paragraphs 2.1 (with respect to the ReNew Group other than the ones referred to in paragraph 2(a)(i)), 2.2(iii) and 2.3 (Incorporation and Authority), 4.1 to 4.7 (each solely with respect to ReNew India) (The Group), 21 (with respect to the Group Companies other than the ones referred to in paragraph 2(a)(i)) (Insolvency), and 11 (Anti-Bribery and Improper Payments) of Schedule 4 of the Transaction Agreement shall be true and correct in all material respects as of the date of the Transaction Agreement and as of the date immediately preceding the Court Hearing as if made on each such date (except that warranties that expressly speak specifically as of the date of the Transaction Agreement or another date shall be so true and correct in all material respects as of such date);

(d)

Schedule 4 of the Transaction Agreement (other than the warranties referred to in paragraphs 4(a), 4(b) and 4(c) above) shall be true and correct as of the date of the Transaction Agreement and as of the date immediately preceding the Court Hearing as if made on each such date (except that warranties that expressly speak specifically as of the date of the Transaction Agreement or another date shall be so true and correct as of such date) in each case, except where the failure of such warranties to be true and correct (without giving effect to any limitation as to “materiality” set out in such warranties) has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

5.	In the case of the obligation of ReNew to consummate the Acquisition only, the warranties of CPP Investments set forth in:

(a)

paragraphs 1.1 to 1.2 of Part 1 (CPPIB) of Schedule 5 of the Transaction Agreement shall be true and correct on the date of the Transaction Agreement and as of the date immediately preceding the Court Hearing as if made on each such date (except that warranties that expressly speak specifically as of the date of the Transaction Agreement or another date shall be so true and correct as of such date); and

(b)

paragraphs 1.3 to 1.6 in Part 1 (CPPIB) of Schedule 5 of the Transaction Agreement shall be true and correct on the date of the Transaction Agreement and as of the date immediately preceding the Court Hearing (except that warranties that expressly speak specifically as of the date of the Transaction Agreement or another date shall be so true and correct as of such date), except where the failure of such warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, prevent the ability of CPP Investments to consummate the Acquisition (including, for the avoidance of doubt, in relation to the warranties set forth in paragraph 1.4 of Part 1 (CPPIB) of Schedule 5 of the Transaction Agreement, where, following identification of any additional notice, filing, consent, waiver or authorisation, the Consortium have taken reasonable steps to file the relevant notice or filing, or to obtain the relevant consent, waiver or authorisation (as applicable)).

Compliance with terms of the Transaction Agreement

6.

Neither ReNew (in the case of the obligation of the Consortium to consummate the Acquisition only) nor CPP Investments (in the case of the obligation of ReNew to consummate the Acquisition only) shall be in material breach of its obligations under the Transaction Agreement that are required to be performed by it at or prior to the date immediately preceding the Court Hearing.

No Company Material Adverse Effect

7.

In the case of the obligation of the Consortium to consummate the Acquisition only, since the date of the Transaction Agreement, no Effect having occurred that has had, or would be reasonably expected to have, individually or in the aggregate with all other Effects, a Company Material Adverse Effect that is continuing as of the date immediately preceding the Court Hearing.

Delivery of officer’s certificate

8.

In the case of the obligation of the Consortium to consummate the Acquisition only, the Consortium having received a certificate from an executive officer or director of ReNew as of the date immediately preceding the Court Hearing confirming the satisfaction of the Conditions set forth in paragraphs 4, 6 and 7 above, in respect of ReNew.

9.

In the case of the obligation of ReNew to consummate the Acquisition only, ReNew having received a certificate from an executive officer or director of CPP Investments as of the date immediately preceding the Court Hearing confirming the satisfaction of the Conditions set out in paragraphs 5 and 6 above, in respect of CPP Investments.

Financing arrangements

10.

In the case of the obligation of the Consortium to consummate the Acquisition only, ReNew having obtained the written approval of Natixis, Singapore Branch in respect of the Acquisition pursuant to the facility letter between the Company and Natixis, Singapore Branch and the general terms and conditions thereunder dated 8 May 2024, with such approval being unconditional and/or on terms reasonably satisfactory to CPP Investments, or having obtained written confirmation from Natixis, Singapore Branch that their approval is not required in respect of the Acquisition (this condition has been satisfied).

Effective Date

11.	The Effective Date not occurring prior to 23 August 2026 (this condition has been satisfied).

Part B

Waiver and Invocation of the Conditions

CPP Investments may waive in whole or in part all or any of the Conditions set forth in paragraphs 4, 6 (as it applies to ReNew’s material breach of its obligations), 7, 8 and 10 in Part A above.

ReNew may waive, in whole or in part all or any of the Conditions set forth in paragraphs 5, 6 (as it applies to a material breach of its obligations by CPP Investments) and 9 in Part A above.

The Acquisition is subject to the satisfaction (or waiver, with respect to the Conditions other than the Conditions set forth in paragraphs 1, 2, 3 and 11 in Part A above) of the Conditions in Part A above, and to certain further terms set out in Part C below and to the full terms and conditions that will be set out in this document.

Each member of the Consortium undertakes that, by 8.00 p.m. on the day immediately prior to the Court Hearing (provided that the date of such Court Hearing has been consented to by CPP Investments or is the latest possible date before the Long Stop Date), it shall deliver a notice in writing to ReNew either:

(i)

confirming that all Conditions under paragraphs 1 to 4, 6 (as it applies to ReNew’s material breach of its obligations), 7, 8, 10 and 11 in Part A above are satisfied or (to the extent permitted by applicable law) waived (other than (i) those Conditions that by their nature are to be satisfied on the Effective Date (but subject to those Conditions being able to be satisfied or having been waived) and (ii) the sanction of the Scheme); or

(ii)

confirming its intention to invoke one or more Conditions described under paragraph (i) above, identifying such Condition or Conditions and providing reasonable details of the event which has occurred, or the circumstances which have arisen, that it considers entitle it to invoke that Condition or those Conditions.

ReNew undertakes that, by 8.00 p.m. on the day immediately prior to the Court Hearing, it shall deliver a notice in writing to each member of the Consortium either:

(i)

confirming that all Conditions under paragraphs 5, 6 (as it applies to a material breach of its obligations by CPP Investments) and 9 in Part A above are satisfied or (to the extent permitted by applicable law) waived (other than (i) those Conditions that by their nature are to be satisfied on the Effective Date (but subject to those Conditions being able to be satisfied or having been waived) and (ii) the sanction of the Scheme); or

(ii)

confirming its intention to invoke one or more Conditions described under paragraph (i) above, identifying such Condition or Conditions and providing reasonable details of the event which has occurred, or the circumstances which have arisen, that it considers entitle it to invoke that Condition or those Conditions.

Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

Part C

Certain further terms of the Acquisition and the Transaction Agreement

Receipt of Competing Proposals

Under the terms of the Transaction Agreement, between the date of the Transaction Agreement and the earlier of: (a) the Effective Time and (b) the termination of the Transaction Agreement in accordance with its terms, ReNew shall: (i) promptly (and in any event within 48 hours) notify the Consortium if any Competing Proposal has been received by ReNew or any of its subsidiaries (or to the knowledge of ReNew, any of its or their representatives), including the identity of the third party that makes such Competing Proposal, and the material terms and conditions of any such Competing Proposal; (ii) keep the Consortium reasonably informed of any material developments, discussions or negotiations regarding such Competing Proposal (including any change of terms); and (iii) to respond as promptly as reasonably practicable to any reasonable requests for information made by CPP Investments in connection with such Competing Proposal.

If the Special Committee determines, in good faith, after consultation with its financial adviser and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and the failure to take such action would be inconsistent with their fiduciary or other directors’ duties under the applicable law, then ReNew and its representatives may:

•

furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to ReNew to the person who has made such Competing Proposal, provided that ReNew shall, substantially concurrently, provide to CPP Investments any non-public information concerning ReNew that is provided to any such person which was not previously provided to CPP Investments or its representatives; and

•	engage in or otherwise participate in discussions or negotiations with the person making such Competing Proposal.

Changes in Special Committee Recommendation

The Special Committee has unanimously recommended that Scheme Shareholders vote in favour of the Scheme and the ReNew Shareholders vote in favour of the Scheme Resolution. The Transaction Agreement permits the Special Committee to change its recommendation only in certain limited circumstances, as described below.

At any time prior to the sanction of the Scheme by the Court, if ReNew:

•	receives a bona fide Competing Proposal;

•	has complied with the obligations specified below; and

•

after consultation with its financial advisers and outside legal counsel, the Special Committee determines in good faith that such Competing Proposal constitutes a Superior Proposal and that a failure to take action in response to such Superior Proposal would likely be inconsistent with its fiduciary or other directors’ duties under applicable laws, the Special Committee may: (i) change its recommendation and/or (ii) may terminate the Transaction Agreement in order to implement such Superior Proposal, provided that ReNew reimburses CPP Investments for certain of its expenses as set out in further detail in the section entitled “Expense Reimbursement” below.

The Special Committee may change its recommendation and/or terminate the Transaction Agreement for a Superior Proposal if: (a) ReNew gives the Consortium at least ten Business Days’ prior written notice of its intention to consider changing its recommendation or terminating the Transaction Agreement; (b) ReNew and its representatives negotiate in good faith with the Consortium during such ten Business Day notice period, to the extent that the Consortium seek to negotiate, to enable the Consortium to propose revisions to the terms of the Transaction Agreement and the Scheme that would cause a Competing Proposal to no longer constitute a Superior Proposal; (c) during such ten Business Day notice period, the Special Committee considers in good faith any revisions to the terms of the Transaction Agreement and the Scheme in a binding written proposal by the Consortium; and (d) the Special Committee shall have determined, in good faith, that such Competing Proposal would nevertheless constitute a Superior Proposal and the failure by the Special Committee to change its recommendation or terminate the Transaction Agreement, as applicable, would likely be inconsistent with the fiduciary or other directors’ duties of the Special Committee under applicable law.

In the event of any material amendment to any Superior Proposal, ReNew must satisfy the notice requirements described above with a new written notice to the Consortium (but any such subsequent notice period will only be five Business Days).

The Special Committee may also change its recommendation if an Intervening Event has occurred at any time prior to the sanction of the Scheme by the Court, provided that: (a) ReNew gives the Consortium ten Business Days’ prior written notice describing the Intervening Event and of its intention to consider changing its recommendation; (b) ReNew and its representatives negotiate in good faith with the Consortium and their respective representatives during such ten Business Day notice period, to the extent that the Consortium seeks to negotiate, to enable the Consortium to propose revisions to the terms of the Transaction Agreement and the Scheme that would cause the Special Committee to no longer make a change to its recommendation; (c) ReNew and its representatives provide to the Consortium and their respective representatives all applicable information with respect to such Intervening Event reasonably requested by the Consortium to allow it to propose revisions to the terms of the Transaction Agreement; (d) the Special Committee shall consider in good faith any revisions to the terms of the Transaction Agreement in a binding written proposal by the Consortium; and (e) after consultation with its financial adviser and outside legal counsel, the Special Committee shall have determined, in good faith, that failure to take such action in response to such Intervening Event would likely continue to be inconsistent with its fiduciary or other directors’ duties under applicable law notwithstanding the revisions proposed by the Consortium. However, if the Special Committee changes its recommendation for an Intervening Event, under certain circumstances, the Company will be required to reimburse CPP Investments for certain of its expenses as set out in further detail in the section entitled “Expense Reimbursement” below.

Termination

The Transaction Agreement may be terminated at any time prior to the Effective Time in the following circumstances:

•	by mutual written agreement of ReNew and CPP Investments;

•

by either ReNew or CPP Investments if, and provided that the person entitled to the termination right was not in breach of any representation, warranty, covenant or obligation set out in the Transaction Agreement that caused the relevant event or circumstance giving rise to the termination right:

•	the Effective Date has not occurred by the Long Stop Date;

•

an injunction, restraining order or other order or any other legal or regulatory restraint or prohibition has been issued or made by any Governmental Authority of competent jurisdiction which permanently prevents the consummation of the Acquisition and such permanent prohibition shall have become final and non-appealable;

•

the Court Meeting or the General Meeting (including, in each case, any postponements or adjournments thereof) have been held and any of the shareholder approvals at the Court Meeting or the General Meeting have not been obtained; or

•	the Court declines or refuses to sanction the Scheme;

•	by ReNew:

•

if any member of the Consortium breaches any of its representations and warranties set out in the Transaction Agreement or fails to perform any covenant or obligation in the Transaction Agreement on the part of such Consortium member that would cause any Condition set out in paragraphs 5 and 6 of Part A of Part IV (Conditions to and further terms of the scheme and the acquisition) not to be satisfied and such breach or failure to perform: (i) is incapable of being cured by the Long Stop Date; or (ii) has not been cured by the relevant Consortium member or the Consortium (as applicable) within the earlier of 60 Business Days following written notice to the Consortium from ReNew of such breach or failure to perform and the Long Stop Date (provided that the right to terminate pursuant to this provision is not available to ReNew if ReNew is then in breach of any representation, warranty, covenant or obligation set out in the Transaction Agreement and such breach by ReNew would cause any Condition set out in paragraphs 4 and 6 of Part A of Part IV (Conditions to and further terms of the scheme and the acquisition) not to be satisfied;

•

if, at any time commencing from the day that is five Business Days prior to the date of the Court Meeting up to and including the date on which the Court sanctions the Scheme, an Intervening Event has occurred and ReNew makes a Company Adverse Recommendation Change, following which a further Court Meeting is convened by ReNew to enable Scheme Shareholders a further opportunity to vote on the Scheme in light of the Intervening Event, and the Scheme has not been approved by the Scheme Shareholders at such further Court Meeting, provided that ReNew has complied with its obligations, covenants and agreements with respect to such Intervening Event under the Transaction Agreement; or

•

in order to enter into a definitive agreement or publicly announce full and binding terms relating to a Superior Proposal subject to ReNew having complied with its obligations, covenants and agreements with respect to such Superior Proposal under the Transaction Agreement; or

•	by CPP Investments if:

•

prior to the Court sanctioning the Scheme, (i) a Company Adverse Recommendation Change has occurred; or (ii) the Special Committee has failed to publicly reaffirm its recommendation that Scheme Shareholders and ReNew Shareholders (as applicable) should vote in favour of the Acquisition within five Business Days after CPP Investments’ written request following the public announcement of a Competing Proposal;

•

a breach of any representation or warranty (notwithstanding any disclosure in the company supplemental disclosure letter) or failure to perform any covenant or obligation on the part of ReNew set out in the Transaction Agreement has occurred that would cause either Condition set out in paragraphs 4 and 6 of Part A of Part IV (Conditions to and further terms of the scheme and the acquisition) not to be satisfied, and such breach or failure to perform: (i) is incapable of being cured by the Long Stop Date; or (ii) has not been cured by ReNew within the earlier of 60 Business Days following written notice to ReNew from the Consortium of such breach or failure to perform and the Long Stop Date (provided that the right to terminate pursuant to this provision is not available to CPP Investments if CPP Investments is then in breach of any representation, warranty, covenant or obligation set out in the Transaction Agreement and such breach would cause any Condition set out in paragraphs 5 and 6 of Part A of Part IV (Conditions to and further terms of the scheme and the acquisition) not to be satisfied; or

•

this document is not distributed to the ReNew Shareholders in accordance with the Transaction Agreement, provided: (i) such breach or failure to perform has not been cured by ReNew within 15 Business Days following written notice to ReNew from CPP Investments of such breach or failure to perform; and (ii) the right to terminate the Transaction Agreement pursuant to this provision shall not be available to CPP Investments if CPP Investments’ breach of any provision of the Transaction Agreement has been the primary cause of such failure to distribute this document.

If the Transaction Agreement is terminated, under certain circumstances, the Company will be required to reimburse CPP Investments for certain of its expenses as set out in further detail in the section entitled “Expense Reimbursement” below.

Expense Reimbursement

Under the Transaction Agreement, ReNew has agreed to reimburse CPP Investments for its reasonable and documented out-of-pocket expenses incurred in connection with the preparation, negotiation and implementation of the Transaction Agreement and the Acquisition, including all reasonable and documented costs and expenses incurred in connection with any claim, action, suit, investigation or proceeding arising out of, or relating to the Acquisition and any other transactions that reasonably relate to and directly facilitate the implementation of the Acquisition, during the period from 1 January 2025 to the effective date of any termination of the Transaction Agreement (other than any expenses of any investment bank or other similar financial adviser), not to exceed USD 10,000,000 (inclusive of any VAT element of such costs and expenses and any VAT on any such reimbursement which is not recoverable by the Company), if the Transaction Agreement is terminated:

•	by ReNew in order to accept a Superior Proposal and concurrently enter into binding documentation in respect of, or otherwise publicly announce the Superior Proposal;

•

by CPP Investments or ReNew as a result of (i) the Scheme not having become Effective by the Long Stop Date or (ii) the requisite ReNew Shareholder approvals not having been obtained at the Court Meeting or the General Meeting, in each case provided that a Company Adverse Recommendation Change has been made in accordance with the Transaction Agreement; or

•

by CPP Investments if, prior to the Court sanctioning the Scheme, (i) a Company Adverse Recommendation Change has been made and/or (ii) the Special Committee has failed to publicly reaffirm its recommendation within five Business Days after CPP Investments’ written request following the public announcement of a Competing Proposal, and in the case of any termination set out in the second and third bullets above, (A) a Competing Proposal has been made to the Company or ReNew Shareholders or otherwise made publicly known, and not withdrawn and (B) at any time within nine months following such termination, ReNew or any of its subsidiaries enters into a binding and definitive written agreement for a Competing Proposal, or a transaction contemplated by a Competing Proposal has otherwise been consummated (with the 20% threshold in the definition of Competing Proposal being deemed to be a reference to 50.1% for the purpose of (B) above).

Miscellaneous

Each of the Consortium and ReNew has made customary representations, warranties and covenants in the Transaction Agreement, including, among others, with respect to ReNew and its subsidiaries, as applicable, covenants (i) to conduct their business in the ordinary course during the period between the date of the Transaction Agreement and the earlier of the termination of the Transaction Agreement and the consummation of the Transaction (the “Interim Period”) and (ii) not to engage in specified types of transactions or take specified actions during the Interim Period unless agreed to in writing by CPP Investments. Additionally, the Consortium has agreed to use all reasonable endeavours to procure satisfaction of the regulatory clearances required as conditions to the Acquisition, and ReNew has agreed to cooperate with, and provide reasonably requested assistance to, the Consortium in obtaining such clearances. No member of the Consortium is obligated to accept any conditions or undertakings in order to obtain such clearances.

The Acquisition will lapse if the Scheme does not become Effective by 11.59 p.m. (UK time) on the Long Stop Date.

The availability of the Acquisition to persons not resident in the UK or U.S. may be affected by the Laws of the relevant jurisdictions. Persons who are not resident in the UK or U.S. should inform themselves about, and observe, any applicable requirements. ReNew Shareholders who are in any doubt about such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay and observe any applicable requirements.

This Acquisition will be governed by English law and be subject to the jurisdiction of the English courts and to the Conditions set out in this document.

The Cash-Out Shares will be acquired by the Purchaser (or its nominee) with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third-party rights or interests whatsoever and together with all rights existing at the date of the Transaction Agreement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the Effective Date in respect of the Cash-Out Shares.

The Consortium reserves the right, and while the Transaction Agreement is continuing, subject to the terms of the Transaction Agreement and with the prior written consent of the Special Committee, to elect to implement the Acquisition by way of an Offer as an alternative to the Scheme. In such event, the Offer will be implemented on the same terms and conditions, so far as applicable, as those which would apply to the Scheme (subject to appropriate amendments for an acquisition being made by way of an Offer). Subject to the terms of the Transaction Agreement, the acceptance condition would be set at 90 per cent. of the shares to which such Offer relates (or such lesser percentage, as the Company and the Consortium may agree).

The above is a summary of the material provisions of the Transaction Agreement, a copy of which (including the side letter dated 28 October 2026) is attached as Annex A to this document and which is incorporated by reference. This summary does not purport to be complete and may not contain all of the information about the Transaction Agreement that is important to ReNew Shareholders. You should carefully read the Transaction Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Transaction Agreement and not by this summary or any other information contained in this document.

The foregoing summary of the Transaction Agreement is intended to provide information regarding the terms of the Transaction Agreement and is not intended to provide any factual information about ReNew or modify or supplement any factual disclosures about ReNew in its public reports filed with the SEC. In particular, the Transaction Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to ReNew. The representations and warranties contained in the Transaction Agreement were made only for purposes of that agreement and as at specific dates, were solely for the benefit of the parties to the Transaction Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to ReNew Shareholders and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by the parties to each other. The representations and warranties were negotiated for the purpose of allocating contractual risk between ReNew and CPP Investments, rather than establishing matters as facts, and you should not rely on the representations and warranties contained in the Transaction Agreement as characterisations of the actual state of facts or condition of ReNew, CPP Investments, the Purchaser or any of their respective subsidiaries, affiliates or businesses. In addition, information concerning the subject matter of the representations, warranties and covenants may change, which subsequent information may or may not be fully reflected in ReNew’s public disclosures.

PART V

CERTAIN INDIAN TAX CONSIDERATIONS

This section is based upon the provisions of the IT Act and the rules, regulations, relevant judicial precedents and administrative interpretations thereunder, in each case as in effect as of the date of this document. Such laws and interpretations are subject to change, possibly with retrospective effect, and may also be subject to differing interpretations by the Indian tax authorities or courts. There can be no assurance that the views expressed in this section will be accepted by the Indian tax authorities or upheld by the courts.

This summary is not intended to constitute, and should not be construed as, legal or tax advice to any holder of Scheme Shares and is intended to provide general information only. Holders should consult their own tax advisers regarding the Indian tax consequences applicable to them in connection with the disposition of Scheme Shares. It cannot be assured that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

1.	INDIAN TAX IMPLICATIONS OF THE DISPOSITION OF SCHEME SHARES PURSUANT TO THE TAKE-PRIVATE TRANSACTION

This section contains a summary of certain material Indian income-tax considerations that may be relevant in connection with the disposition of the Scheme Shares for the Cash-Out Shareholders or Beneficial Cash-Out Shareholders, in accordance with the provisions of the IT Act. Taxability in India under the IT Act varies for Beneficial Cash-Out Shareholders who are resident in India pursuant to the IT Act (“Indian Resident Investors”) and for those who are not resident in India pursuant to the IT Act (“Non-Resident Investors”).

Tax Implications for Non-Resident Investors

As per Section 9(10) of the IT Act, any income arising directly or indirectly, through or from the transfer of a capital asset situated in India may be deemed to accrue or arise in India and may, subject to the provisions of the IT Act and any applicable double taxation avoidance agreement (“DTAA”), be subject to tax in India.

For these purposes, shares or interests in a foreign entity may, subject to specified conditions, be deemed to be situated in India where such shares or interests derive, directly or indirectly, their value substantially from assets located in India (commonly referred to as the ‘indirect transfer provisions’).

A foreign company may be regarded as deriving substantial value from assets located in India where:

a.	the value of the assets located in India exceeds INR 100 million; and

b.	such Indian assets represent at least 50% of the value of all assets owned, directly or indirectly, by the foreign entity or the relevant entity group.

The determination of whether the above conditions are satisfied is required to be made with reference to the ‘specified date’ and in accordance with the detailed provisions of the IT Act and the applicable rules. Broadly, the specified date may be the last day of the accounting period preceding the date of transfer or, in certain circumstances, the date of transfer

Depending on the application of these provisions to the relevant facts and circumstances, including the valuation of the relevant assets and the structure of the Company and its group, the Scheme Shares may be regarded as deriving substantial value from assets located in India. Accordingly, a transfer of Scheme Shares may, in certain circumstances, give rise to Indian tax consequences under the indirect transfer provisions.

Accordingly, where indirect transfer provisions are applicable, the capital gains arising to certain Cash-Out Shareholders or Beneficial Cash-Out Shareholders, being Non-Resident Investors, in connection with the transfer of Scheme Shares pursuant to the Acquisition may be subject to taxation in India, subject to (i) applicable exemptions under the IT Act and (ii) beneficial provisions available under an applicable DTAA, if any.

The indirect transfer provisions of the IT Act contain certain exclusions from capital gains income arising to Non-Resident Investors who are not Non-Small Shareholders. For this purpose, a “Non-Small Shareholder” is a person that is a Cash-Out Shareholder or a Beneficial Cash-Out Shareholder that is a Non-Resident Investor and which individually (or together with any of their associated enterprises (as defined under the IT Act)) at any time in the 12 months preceding the Effective Date, has held (a) any right of management or control in relation to the Company or (b) the voting power or share capital or interests exceeding five per cent. of the total voting power or total share capital or total interests in the Company (or any other entity that directly owns assets situated in India).

Accordingly, subject to the satisfaction of the applicable statutory conditions and the facts and circumstances of the relevant holder, a Non-Resident Investor that is not a Non-Small Shareholder may fall outside the scope of the indirect transfer provisions.

Where the indirect transfer provisions apply and no applicable exclusion or exemption is available, gains arising to a Non-Resident Investor (including a Non-Resident Investor that is beneficial owners of Scheme Shares or a holder of Depositary Receipts in respect of Scheme Shares) from the transfer of Scheme Shares (held as capital assets) may be subject to tax in India as per the provisions of Section 67 of the IT Act.

The computation of capital gains is governed by Section 72 of the IT Act. Broadly, capital gains are determined by deducting from the full value of consideration received or accruing as a result of the transfer of a capital asset:

•	any expenditure incurred wholly and exclusively in connection with such transfer; and

•	the cost of acquisition of the relevant capital asset and the cost of any improvement thereto.

Accordingly, if the consideration received or accruing in respect of the transfer of the Scheme Shares by a Cash-Out Shareholder or a Beneficial Cash-Out Shareholder exceeds the relevant tax cost of acquisition of such Scheme Shares in the hands of such Cash-Out Shareholder or Beneficial Cash-Out Shareholder, such transfer may result in capital gains. Conversely, where the relevant tax cost of acquisition is equal to or exceeds the consideration received or accruing in respect of such transfer, such transfer may not result in any capital gains in the hands of the Cash-Out Shareholder or Beneficial Cash-Out Shareholder, subject to the applicable provisions of the IT Act.

Further, under Section 79 of the IT Act, where the consideration received or accruing from the transfer of a capital asset, being shares of a company other than quoted shares, is lower than the fair market value of such shares determined in the prescribed manner, such fair market value is deemed to be the full value of consideration for the purposes of computing capital gains under Section 72 of the IT Act.

Accordingly, to the extent the Scheme Shares constitute shares of a company other than quoted shares and the consideration payable under the Acquisition is lower than the prescribed tax fair market value of such Scheme Shares, there may be a risk that the prescribed tax fair market value is deemed to be the full value of consideration for purposes of computing capital gains in the hands of the relevant Cash-Out Shareholder or Beneficial Cash-Out Shareholder.

For these purposes, the tax fair market value of the Scheme Shares should be determined in accordance with the valuation methodology prescribed under the IT Act and the rules made thereunder. The Company should obtain and retain appropriate valuation support, including a tax fair market value report from an independent valuer, where required or considered appropriate under the applicable provisions and rules, to substantiate the tax fair market value adopted for the Acquisition.

Depending on the facts of each case, gains arising from the transfer of Scheme Shares held as capital assets may be characterised as long-term or short-term capital gains and may be taxable at the rates prescribed under the IT Act, together with applicable surcharge and health and education cess. Typically, where the Scheme Shares have been held for more than 24 months, such Scheme Shares generally will be treated as long-term capital assets, and the resulting long-term capital gains generally will be taxable at the rate of 12.50%, without indexation benefit, together with applicable surcharge and cess. Where the Scheme Shares have been held for 24 months or less, such Scheme Shares generally will be treated as short-term capital assets, and the resulting short-term capital gains generally will be taxable at the applicable rates under the IT Act, with the income tax rate being 35% for a foreign company and the highest income tax slab rate for individuals being 30%, together with applicable surcharge and cess.

The nature and amount of any Indian tax liability may depend on various factors, including the residency status and legal form of the Non-Resident Investor, the nature and period of holding of the Scheme Shares, the manner in which the gain is characterised under the IT Act, the availability of any statutory exclusion, exemption or relief, and the applicability of an applicable DTAA.

Tax Implications for Indian Resident Investors

Cash-Out Shareholders or Beneficial Cash-Out Shareholders who are Indian Resident Investors are generally subject to tax in India on their global income, including any gains arising from the transfer of Scheme Shares subject to the provisions of the IT Act.

The capital gains computation mechanism described above is equally applicable to Indian Resident Investors. In addition, as discussed above, the provisions of Section 79 of the IT Act, relating to the determination of the deemed full value of consideration based on the prescribed fair market value of the Scheme Shares, may also be relevant to Indian Resident Investors and should be taken into account in determining their taxable income arising from the transfer of the Scheme Shares.

The tax treatment of any gains arising from the transfer of Scheme Shares will depend on the particular facts and circumstances of the relevant Indian Resident Investor, including the nature and period of holding of the Scheme Shares, the status and legal form of such investor and the applicable tax regime. Depending on the circumstances, such gains may be characterised as long-term or short-term capital gains and may be taxable at the rates prescribed under the IT Act, together with applicable surcharge and health and education cess.

The Indian tax consequences applicable to an Indian Resident Investor may also depend on the availability of any exemption, relief, deduction, set-off or carry-forward of losses under the IT Act.

Rates for applicable surcharge and cess

Any applicable Indian tax liability may be subject to applicable surcharge and health and education cess. The applicable rates of surcharge and cess may vary depending on, among other things, the nature and status of the relevant holder, its taxable income and the applicable tax regime.

Tax Implications for Rollover Shareholders

Based on the currently contemplated steps of the Acquisition, no material Indian income-tax consequences are presently expected to arise solely as a result of the rollover of Scheme Shares by the Rollover Shareholders. However, Rollover Shareholders should consult their own tax advisers regarding the tax consequences applicable to them as per their own facts and steps contemplated.

Withholding Tax Obligations of the Purchaser

In certain circumstances, the Consideration paid by the Purchaser to Cash-Out Shareholders or Beneficial Cash-Out Shareholders in respect of their Cash-Out Shares may be subject to Indian withholding tax.

Under the terms of the Scheme, the Purchaser shall be entitled to deduct or withhold from any Consideration payable to or for the account of a Cash-Out Shareholder or Beneficial Cash-Out Shareholder any tax or amount in respect of tax as the Purchaser determines (in its sole discretion) is required by applicable law to be deducted or withheld, and any such deduction or withholding shall be made in the maximum amount required by applicable domestic law.

In determining any such deduction or withholding, including an exemption from or reduced rate of withholding under applicable law (including under an applicable DTAA with India), the Purchaser may consider such documentation, forms, certificates, opinions, computations and other information furnished by the relevant Cash-Out Shareholder or Beneficial Cash-Out Shareholder in or further to the Indian Tax Self-Declaration, as reasonably requested by the Purchaser evidencing (to the reasonable satisfaction of the Purchaser) that such Cash-Out Shareholder or Beneficial Cash-Out Shareholder is, in respect of such payment, entitled to an exemption from or reduced rate of withholding under applicable law (including under an applicable DTAA with India), and the Purchaser may make such deduction or withholding from such payment in an amount which takes into account such exemption or reduced rate.

Further information on this withholding tax obligation is set out below.

(a)	Withholding Tax Implications for Non-Resident Investors

Under Section 393 of the IT Act, a person making a payment to a non-resident may, subject to the provisions of the IT Act, be required to deduct or withhold tax where the relevant payment is chargeable to tax in India at the applicable rates at the time of payment or at the time of credit, whichever is earlier. Where the payment made by the Purchaser is chargeable to Tax in India, the Purchaser would be required to deduct Taxes on any such payments at either: (i) the rates in force in India as per the IT Act; or (ii) the rates under any applicable DTAA.

Capital gains arising to a Non-Resident Investor as a result of transfer of the Cash-Out Shares to the Purchaser as a result of the Acquisition are chargeable to Tax in India pursuant to the indirect transfer provisions under Section 9 of the IT Act, subject to the aforementioned exemption for Non-Resident Investors who are not Non-Small Shareholders. Accordingly, the Purchaser, as a payer purchasing Cash-Out Shares from certain Non-Resident Investors who may be Non-Small Shareholders, is required to withhold Taxes if any such Cash-Out Shareholder or Beneficial Cash-Out Shareholder is liable to Indian Taxes on the Effective Date.

Please note that, the Purchaser has an obligation to withhold Taxes only when the capital gains arising on such a transfer are taxable in India. Furthermore, if a Non-Resident Investor has a reduced Tax burden due to a DTAA, then Indian law requires the Purchaser to obtain certain prescribed information and documents from the Non-Resident Investor, which the Non-Resident Investor should maintain and furnish to the Purchaser to determine the Taxes to be withheld in India under the IT Act.

With respect to any Non-Small Shareholder, the Purchaser will withhold Taxes in accordance with the IT Act, at such rate as it may deem appropriate, after considering the documentation, forms, certificates, opinions, computations and other information, if any, furnished by such Non-Small Shareholder in the Indian Tax Self-Declaration, as reasonably requested by the Purchaser evidencing (to the reasonable satisfaction of the Purchaser) that such Cash-Out Shareholder or Beneficial Cash-Out Shareholder is, in respect of such payment, entitled to an exemption from or reduced rate of withholding under applicable law (including under an applicable DTAA with India). The Purchaser may make such deduction or withholding from such payment in an amount which takes into account such exemption or reduced rate.

If the Purchaser does not receive such Indian Tax Self-Declaration from a Cash-Out Shareholder or Beneficial Cash-Out Shareholder (to the Purchaser’s reasonable satisfaction), the Purchaser may exercise its discretion, acting reasonably, to identify if such Cash-Out Shareholder or Beneficial Cash-Out Shareholder is a Non-Small Shareholder and withhold Taxes, if any, that the Purchaser determines (in its sole discretion) are deductible in accordance with the IT Act from the Consideration payable to that Non-Small Shareholder, and any such deduction or withholding may be made in the maximum amount required by applicable domestic law.

Further, in such a case, where a Non-Small Shareholder does not furnish a Permanent Account Number (“PAN”), or such other information or documentation prescribed under Rule 217 of the IT Act (for instance, Tax Residency Certificate, Tax Identification Number, etc.), as requested as part of the Indian Tax Self-Declaration, and to the reasonable satisfaction of the Purchaser, the Purchaser may withhold or deduct Taxes at the rate required under Section 397 of the IT Act, being the higher of:

•	the rate applicable under the IT Act;

•	the rate or rates in force; or

•	20%.

To the extent that any amount of or in respect of Tax is deducted or withheld in accordance with the IT Act, such deducted or withheld amount shall be:

•	remitted to the applicable taxing authority within the time limits imposed by applicable law; and

•	treated for all purposes having been paid to the person in respect of which such deduction and withholding was made.

With respect to any Cash-Out Shareholder or Beneficial Cash-Out Shareholder who is not a Non-Small Shareholder, the Purchaser is not required by applicable Indian law to deduct or withhold any Taxes under the IT Act from the Consideration paid or payable to such Cash-Out Shareholder or Beneficial Cash-Out Shareholder. Accordingly, if no Indian Tax Self-Declaration is received from a Cash-Out Shareholder or Beneficial Cash-Out Shareholder evidencing (to the Purchaser’s reasonable satisfaction) that such Cash-Out Shareholder or Beneficial Cash-Out Shareholder is a Non-Small Shareholder and the Purchaser, acting reasonably, does not identify such Cash-Out Shareholder or Beneficial Cash-Out Shareholder to be a Non-Small Shareholder, the Purchaser shall not be required to deduct or withhold any Taxes from the Consideration paid or payable to such Cash-Out Shareholder or Beneficial Cash-Out Shareholder.

(b)	Withholding Tax Implications for Indian Resident Investors

Scheme Shareholders who are Indian Resident Investors are liable for Taxes levied upon their global income in India. With respect to any Cash-Out Shareholder or Beneficial Cash-Out Shareholder who is an Indian Resident Investor as per the IT Act, the Purchaser is not required to withhold any Taxes under the IT Act from the Consideration paid or payable to such Indian Resident Investor.

PARTIES TO THE TRANSFER OF CASH-OUT SHARES MAY BE SUBJECT TO CERTAIN COMPLIANCE AND ADMINISTRATIVE OBLIGATIONS UNDER INDIAN LAW.

2.	TAX IMPLICATIONS OF THE REORGANISATION

This section contains a summary of certain material Indian income-tax considerations that may arise in connection with the Reorganisation, including the rollover of the Scheme Shares by the Rollover Shareholders and the Collapse (as described below), in accordance with the provisions of the IT Act.

(A) Tax Implications of the Collapse

As part of the Reorganisation, the Company proposes to transfer its shareholding in ReNew India (the “ReNew India Shares”) to the Purchaser and the Rollover Shareholders (the “Collapse”), in the manner contemplated under the Reorganisation Wrapper Deed as set out in Annex E to this document.

The Collapse may give rise to certain Indian income-tax consequences for the Company, the Purchaser and/or the Rollover Shareholders, as applicable, as described below.

i.	Tax implications of the Collapse for the Company

Under Section 5 of the IT Act, the total income of a person who is not resident in India includes, among other things, income that accrues or arises, or is deemed to accrue or arise, in India. Further, Section 9(2) of the IT Act provides that income accruing or arising, directly or indirectly, through or from the transfer of a capital asset situated in India shall be deemed to accrue or arise in India.

The shares of ReNew India proposed to be transferred by the Company, being a non-resident for Indian income-tax purposes, pursuant to the Collapse would constitute capital assets situated in India. Accordingly, any gains arising to the Company from the transfer of such shares may be chargeable to tax in India, subject to the applicable provisions of the IT Act and any relief that may be available under an applicable tax treaty.

The computation of capital gains is governed by Section 72 of the IT Act. Broadly, capital gains are determined by deducting from the full value of consideration received or accruing as a result of the transfer:

•	any expenditure incurred wholly and exclusively in connection with such transfer; and

•	the cost of acquisition of the relevant capital asset and the cost of any improvement thereto.

Accordingly, if the consideration received or accruing to the Company in respect of the transfer of the ReNew India shares pursuant to the Collapse exceeds the relevant tax cost of acquisition of such shares in the hands of the Company, such transfer may result in capital gains. Conversely, where the relevant tax cost of acquisition is equal to or exceeds the consideration received or accruing in respect of such transfer, such transfer may not result in any capital gains in the hands of the Company, subject to the applicable provisions of the IT Act.

Further, as per the provisions of Section 79 of the IT Act, where the consideration received or accruing from the transfer of a capital asset, being shares of a company other than quoted shares, is lower than the prescribed fair market value of such shares, determined in accordance with the IT Act read with the relevant rules thereunder, such fair market value may be deemed to be the full value of consideration for the purposes of computing capital gains in the hands of the Company.

Accordingly, to the extent Section 79 of the IT Act is applicable to the transfer of the ReNew India shares pursuant to the Collapse, the prescribed tax FMV of such shares would need to be determined in accordance with the valuation methodology prescribed under the IT Act and the rules made thereunder. For these purposes, the Company should obtain and retain appropriate valuation support, including a valuation report from an independent valuer, as may be required under the applicable provisions and rules, in relation to the tax FMV of the ReNew India shares as of the relevant date for the Collapse.

Depending on the facts and circumstances, gains arising from the transfer of the ReNew India shares may be characterised as long-term or short-term capital gains and may be taxable at the rates prescribed under the IT Act, together with applicable surcharge and health and education cess. Generally, where the ReNew India shares have been held for more than 24 months, such shares would be treated as long-term capital assets and the resulting long-term capital gains would generally be taxable at the applicable rate prescribed under the IT Act, currently 12.50%, without indexation benefit, together with applicable surcharge and cess. Where the ReNew India shares have been held for 24 months or less, such shares would generally be treated as short-term capital assets and the resulting short-term capital gains would generally be taxable at the applicable rates prescribed under the IT Act, including, in the case of a foreign company, the applicable rate for such company, together with applicable surcharge and cess.

The above tax implications are subject to the specific facts and circumstances of the Company, including the date and cost of acquisition of the ReNew India shares, the nature of such shares and the applicability of any exemption, concessional rate or relief under the IT Act or an applicable tax treaty.

ii.	Tax implications of the Collapse for the Purchaser and Rollover Shareholders

Under Section 393 of the IT Act, a person making a payment to a non-resident may, subject to the provisions of the IT Act, be required to deduct or withhold tax where the relevant payment is chargeable to tax in India, at the applicable rates, at the time of payment or at the time of credit, whichever is earlier.

To the extent any gains arising to the Company pursuant to the transfer of the ReNew India shares under the Collapse are chargeable to tax in India, withholding tax obligations may arise in the hands of the Purchaser and the Rollover Shareholders in connection with their acquisition of such shares from the Company. Conversely, where no income is chargeable to tax in India in respect of such transfer, including where the transfer does not give rise to any taxable gains in India, no withholding obligation should generally arise in respect of such payment, subject to the applicable provisions of the IT Act and the specific facts and circumstances.

The applicability and extent of any such withholding obligation will depend on the facts and circumstances existing at the time of the Collapse, including the amount of gains, if any, chargeable to tax in India and the availability of any applicable exemption, exclusion, concessional rate or treaty relief. For further details regarding withholding tax obligations generally, please refer to the section titled “Withholding Tax Obligations of the Purchaser” above.

Further, Section 92(2)(m) of the IT Act contains provisions that may apply where a person receives any property for a consideration that is less than the fair market value of such property, as determined in accordance with the IT Act, by an amount exceeding INR 0.05 million. Broadly, where the relevant conditions are satisfied, the excess of the fair market value of the property over the consideration paid may be taxable in the hands of the recipient, subject to the provisions of the IT Act and the specific facts and circumstances of the transaction.

As part of the Collapse, the Purchaser and the Rollover Shareholders will acquire shares of ReNew India from the Company. Accordingly, Section 92(2)(m) of the IT Act may be relevant in determining whether any amount arising from the acquisition of such shares is chargeable to tax in the hands of the Purchaser or the relevant Rollover Shareholders.

For these purposes, the fair market value of the ReNew India shares would need to be determined in accordance with the valuation methodology prescribed under the IT Act and the rules made thereunder. The Company should obtain and retain appropriate valuation support, including a valuation report from an independent valuer, as may be required under the applicable provisions and rules, in relation to the fair market value of the ReNew India shares as of the relevant date for the Collapse.

The nature and amount of any Indian tax liability may depend on various factors, including the residency status and legal form of the Purchaser and the Rollover Shareholders, the nature and value of the ReNew India shares, the consideration attributable to such shares, the availability of any statutory exclusion, exemption or other relief, and the applicability of any applicable tax treaty (including a DTAA).

In addition, where the Company and any Rollover Shareholder are regarded as associated enterprises for the purposes of the IT Act and the relevant transactions fall within the scope of the Indian transfer pricing provisions, the relevant parties may be required to comply with applicable transfer pricing requirements, including documentation, reporting and other compliance obligations. The applicability of such provisions will depend on the specific facts and circumstances, including the nature of the relationship between the relevant parties and the transactions undertaken. The meaning of “associated enterprises” is further described in Annexure 2 to the Indian Tax Self-Declaration.

iii.	Tax implications of the Collapse for ReNew India

Section 119 of the IT Act contains provisions restricting the carry-forward and set-off of certain tax losses in the case of companies in which the public are not substantially interested where there is a change in shareholding.

Broadly, where there is a change in the shareholding of such a company during a tax year, losses incurred in any year prior to such tax year may not be permitted to be carried forward and set off against the income of the relevant tax year unless, on the last day of the relevant tax year, shares of the company carrying not less than 51% of the voting power were beneficially held by the same persons who beneficially held shares carrying not less than 51% of the voting power on the last day of the year or years in which the relevant losses were incurred, subject to the provisions and exceptions contained in the IT Act.

Depending on the manner in which the Collapse is implemented and the resulting shareholding structure of ReNew India following completion of the Reorganisation, the provisions of Section 119 of the IT Act may become relevant.

Accordingly, there may be a risk that certain tax losses currently available to ReNew India may cease to be available for carry-forward and set-off following the Collapse. The applicability and impact of these provisions will depend on the final facts and circumstances, including the resulting shareholding pattern of ReNew India, and should be separately evaluated by ReNew India and its advisers.

(B) Tax Implications On Subsequent Distribution Of Collapse Receivables

As part of the Reorganisation, the consideration payable in respect of the Collapse will not be paid in cash by the Purchaser and the Rollover Shareholders. Instead, such consideration will remain outstanding and will be recorded as receivables (the “Collapse Receivables”) in the hands of the Company. Subsequently, the Company will distribute the Collapse Receivables to the Purchaser and the Rollover Shareholders as dividend, in accordance with their respective Equity Proportions as at the date of the relevant distributions, in the manner specified in the Reorganisation Wrapper Deed as set out in Annex E to this document.

Further, the Central Board of Direct Taxes (“CBDT”), vide Circular No. 4/2015, has clarified that dividends declared and paid by a foreign company outside India in respect of shares which derive their value substantially from assets situated in India would not be deemed to accrue or arise in India by virtue of the provisions of Section 9 of the IT Act.

Accordingly, subject to the conditions and principles set out in the aforesaid CBDT circular and the specific facts and circumstances of the Reorganisation, the distribution of the Collapse Receivables by the Company as dividend to the Purchaser and the Rollover Shareholders should not, in itself, give rise to any Indian income-tax implications in the hands of the Purchaser or the Rollover Shareholders.

PARTIES TO THE REORGANISATION MAY BE SUBJECT TO CERTAIN COMPLIANCE AND ADMINISTRATIVE OBLIGATIONS UNDER INDIAN LAW.

THE PRECEDING SUMMARY OF CERTAIN INDIAN TAX CONSIDERATIONS IS INTENDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISERS IMMEDIATELY AS TO THE SPECIFIC TAX CONSIDERATIONS APPLICABLE TO THEM REGARDING (I) THE DISPOSITION OF SCHEME SHARES IN ACCORDANCE WITH THE SCHEME, AND (II) THE REORGANISATION, IN EACH CASE IN THEIR PARTICULAR CIRCUMSTANCES.

PART VI

FINANCIAL INFORMATION

Part A: Financial Information relating to ReNew

The following sets out financial information in respect of ReNew. The documents referred to below, the contents of which have previously been filed with the SEC, are incorporated into this document by reference:

Financial Information	Reference

Unaudited consolidated accounts for the quarterly period ended 30 June 2026 Audited consolidated accounts for the financial year ended 2026	ReNew’s current report on Form 6-K furnished to the SEC on 18 August 2026 ReNew’s annual report on Form 20-F for the fiscal year ended 31 March 2026, filed with the SEC on 30 July 2026

Audited consolidated accounts for the financial year ended 2025	ReNew’s annual report on Form 20-F for the fiscal year ended 31 March 2025, filed with the SEC on 30 July 2025

No incorporation of website information

Save as expressly referred to herein, neither the content of, CPP Investments’ or ReNew’s websites, nor the contents of any website accessible from hyperlinks from CPP Investments’ or ReNew’s website, is incorporated into, or forms part of, this document.

PART VII

ADDITIONAL INFORMATION

1	Directors

(a)	The ReNew Directors and their respective positions in ReNew are as follows:

Name	Position

Sumant Sinha	Chief Executive Officer and Director

Manoj Singh	Lead Independent Director

Sir Sumantra Chakrabarti	Independent Director

Vanitha Narayanan	Independent Director

Paula Gold-Williams	Independent Director

Philip Graham New	Independent Director

William Bowen Shepheard Rogers	Investor Nominee Director

Pushkar Kulkarni	Investor Nominee Director

Yuzhi Wang	Investor Nominee Director

The registered office of ReNew and the business address of each of the ReNew Directors is C/O Vistra (UK) Ltd, Suite 3, 7th Floor, 50, Broadway, London, England, SW1H 0DB.

(b)	The Purchaser Directors and their positions in the Purchaser are as follows:

Name	Position

Brian Savage	Director

Zachary Bonomo	Director

The registered office of the Purchaser and the business address of each of the Purchaser Directors is 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3.

2	Share Capital

(a)	As at the Latest Practicable Date, the issued share capital of ReNew was as follows:

Number of Shares	Aggregate Nominal Value of Shares
Class A Ordinary Shares (of which are held in treasury)
Class B Ordinary Share
Class C Ordinary Shares
Class D Ordinary Share
ReNew Preference Shares

(b)

As at the Latest Practicable Date, there were     ReNew Shares subject to outstanding Awards granted under the ReNew Share Plans, of which     ReNew Shares were subject to outstanding Awards held by the ReNew Directors and the remaining     ReNew Shares were subject to outstanding Awards held by employees or former employees of the ReNew Group. Further details on the treatment of outstanding Awards under the ReNew Share Plans upon the sanction of the Scheme by the Court are set out in paragraph 14 of Part III (Explanatory Statement) of this document.

(c)

Other than the ReNew Shares and the Awards, there are no other options, derivatives, warrants or other securities convertible or exchangeable into ReNew Shares which were issued by ReNew as at the Latest Practicable Date.

3	Market quotations

Nasdaq is the principal trading market for the ReNew Shares, and the ReNew Shares are not listed on any other exchange in or outside of the United States.

Set out below are the closing prices of ReNew Shares as derived from Nasdaq on:

(i)	the first dealing day in each of the six months immediately before the date of this document; and

(ii)	the Latest Practicable Date.

Date	ReNew Shares
(USD)
1 April 2026	$4.79
1 May 2026	$5.38
1 June 2026	$6.52
1 July 2026	$6.18
3 August 2026	$6.29
1 September 2026	$6.80
Latest Practicable Date	$

On 28 May 2026, the last trading day prior to ReNew’s announcement on 29 May 2026 that the ReNew Board had received the Initial Proposal from the Consortium, the reported closing price of the ReNew Shares on Nasdaq was USD 6.24. The Consideration of USD 7.02 per ReNew Share represents a premium of 12.5 per cent. over the closing price on 28 May 2026 immediately prior to the public announcement of the Initial Proposal from the Consortium.

Set out below are the high and low sales prices for the ReNew Shares on Nasdaq under the symbol “RNW” for each quarter of 2023, 2024, 2025 and 2026 (through to the Latest Practicable Date):

	Sales Price Per ReNew Share

	High	Low

	(in USD)
2023
First Quarter	6.58	4.04
Second Quarter	6.22	4.89
Third Quarter	6.50	4.84
Fourth Quarter	7.72	4.78
2024
First Quarter	7.79	5.75
Second Quarter	6.79	5.26
Third Quarter	6.68	5.40
Fourth Quarter	7.49	5.15
2025
First Quarter	7.09	5.74
Second Quarter	7.17	5.42
Third Quarter	7.94	6.72
Fourth Quarter	8.24	5.05
2026
First Quarter	5.89	4.39
Second Quarter	6.59	4.58
Third Quarter
Fourth Quarter (through to the Latest Practicable Date)

4	Dividends

ReNew has never declared or paid any cash dividends on the ReNew Shares or other securities and does not anticipate paying any such cash dividends in the foreseeable future. The Transaction Agreement includes a covenant restricting the ability of ReNew and its subsidiaries to authorise, declare, set aside, make or pay any dividends or distribution with respect to its shares or other equity securities (whether in cash, assets, shares or other securities of ReNew or any of its subsidiaries) in excess of an agreed threshold, other than dividends paid to ReNew or one of its wholly owned subsidiaries by a wholly-owned subsidiary of ReNew with regard to its equity securities from the date of the Transaction Agreement to the Effective Date. ReNew’s ability to pay dividends is also limited by English law, which requires a company to have distributable profits before issuing a dividend and allows distributions by public limited companies if the amount of the company’s net assets is not less than the aggregate of the company’s called-up share capital and undistributable reserves and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that aggregate.

In the event that the Transaction Agreement is terminated for any reason and the Acquisition is not consummated, ReNew currently intends to retain all available funds and any future earnings, if any, to finance the growth and development of its business and to deleverage the business. Even if ReNew at any time in the future determines to pay dividends, the form, frequency and amount will depend on ReNew’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the ReNew Board may deem relevant.

5	Irrevocable Undertakings

In connection with the Acquisition, JERA Nex and Platinum Cactus, who collectively hold approximately 51 per cent. of the voting power of the Scheme Shares and 32 per cent. of the voting power of ReNew Shares as at 18 September 2026, have each delivered an irrevocable undertaking in favour of the Consortium, pursuant to which each has agreed, among other things, to (i) exercise (or procure the exercise of) all voting rights attaching to its ReNew Shares (the “Relevant Securities”) in favour of the Scheme, the Acquisition and the related resolutions at the Court Meeting and the General Meeting (and against any resolution to adjourn the relevant shareholder meetings, amend the Scheme, or which is likely to result in a Condition not being fulfilled, impede or frustrate the Scheme, or prevent the Scheme from becoming Effective), (ii) if the Acquisition is implemented by way of an Offer, accept (or procure acceptance of) that Offer in respect of its Relevant Securities, (iii) elect to participate in the Rollover in respect of all of its Relevant Securities, (iv) refrain from disposing of, or dealing in, its Relevant Securities, from acquiring further ReNew Shares, from entering into third-party arrangements relating to its Relevant Securities, and from taking any action that would restrict its ability to control the exercise of rights attaching to its Relevant Securities, in each case, other than pursuant to the Acquisition, and (v) cooperate in the implementation of the Reorganisation to be undertaken after the Effective Date and enter into the related Shareholders’ Agreement and other documents required to implement the Reorganisation, and provide reasonable cooperation in connection with obtaining required regulatory clearances (subject to customary confidentiality and privilege carve-outs).

Each irrevocable undertaking will lapse in specified circumstances, including if the Transaction Agreement is terminated, if the Scheme lapses or is withdrawn, if the Scheme does not become Effective (or, if applicable, the Offer does not become or is not declared unconditional) by the Long Stop Date, or if a competing offer for the entire issued and to be issued share capital of the Company becomes effective or is declared unconditional.

The foregoing description of the irrevocable undertakings does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the irrevocable undertakings have been attached as Exhibits (d)(8) and (d)(9) to the Schedule 13E-3 to which this document is attached.

6	Interests of ReNew Non-Employee Directors and Executive Officers

In considering the recommendation of the Special Committee that you vote in favour of the Scheme and the Scheme Resolution, you should be aware that aside from their interests as ReNew Shareholders, ReNew’s non-employee directors and executive officers have interests in the Acquisition that may be different from, or in addition to those of ReNew Shareholders generally. Members of the Special Committee were aware of and considered these interests, amongst other matters, in evaluating and negotiating the Transaction Agreement and the Acquisition and in recommending to ReNew Shareholders that they vote in favour of the Scheme and the Scheme Resolution. See the section entitled “Reasons for the Recommendation” in paragraph 4 of Part II (US Special Factors). These interests are described in more detail and certain of them are quantified in the narrative below.

Treatment of ReNew Director Equity Awards

The following table sets forth for each ReNew Director, the number of in-the-money unvested Awards based on the individual’s holdings as at the Latest Practicable Date. The table separately quantifies the value of such unvested awards using a price per ordinary share of USD 7.02, which is the consideration per Scheme Share provided for under the Transaction Agreement (net of applicable exercise prices).

	Number of ReNew Shares subject to unvested Options	Value of unvested Options	Number of ReNew Shares subject to unvested PSUs	Value of unvested PSUs	Number of ReNew Shares subject to unvested RSUs	Value of unvested RSUs
	(#)	(USD)	(#)	(USD)	(#)	(USD)
Directors
Sumant Sinha
Manoj Singh
Sir Sumantra Chakrabarti
Vanitha Narayanan
Paula Gold-Williams
Philip Graham New

See the section entitled “ReNew Equity Awards” in paragraph 14 of Part III (Explanatory Statement) for further details on the treatments of the Awards held by the ReNew Directors and executive officers of ReNew in connection with the Acquisition.

Indemnification of ReNew Directors and Executive Officers

The rights of ReNew Directors and executive officers to indemnification and directors’ and officers’ liability insurance will survive following the Scheme becoming Effective.

Executive Officer Employment Agreements and Severance Programme

The employment agreements of ReNew’s executive officers other than Sumant Sinha are governed by Indian law. The agreements may be terminated by either party with prior written notice of 90 days. ReNew also reserves the right to terminate the employment with immediate effect without any compensation or notice, on account of any act which may constitute ‘misconduct’ under its policies or applicable laws. Executive officers are entitled to a monthly compensation, annual variable bonus, share options or RSUs and PSUs. The treatment of the share options, RSUs and PSUs upon termination of employment will be in accordance with their award agreements.

With effect from the Effective Date, Mr Sumant Sinha will be employed as the Chief Executive Officer of ReNew India and the Group, and will be appointed as Chairman of the Board of ReNew India. The terms and conditions of the employment will be set out in a New CEO Service Agreement as set out in Annex G to this document that will provide, among other things, the following:

•

A per annum basic salary of not less than INR 125,221,329 (less tax deductions required by law), inclusive of director’s fees, which shall increase annually in accordance with the terms of the New CEO Service Agreement.

•	Reimbursement for all out-of-pocket expenses (including travel expenses) reasonably and properly incurred in the performance of his duties in accordance with the business expenses policy.

•

For each financial year, a bonus at a maximum value of 100% of the basic salary (or such higher amount determined at the discretion of the board of directors of ReNew India), subject to satisfaction of performance criteria.

•	Upon consummation of an IPO of ReNew India or a Group Company on an Indian stock exchange, a one-off cash payment of USD 15 million subject to leaver terms and other conditions.

•

For each financial year, a share incentive with a grant date value of 200% of basic salary, subject to ongoing employment and satisfaction of performance conditions set by the board of directors of ReNew India.

•

The employment may be terminated by either party giving notice of not less than six months. If the employment terminates with immediate effect without a “bad act”, Mr Sinha will be entitled to a payment in lieu of notice equal to the basic salary that would have been payable during the six-month notice period.

•

Where Mr Sinha resigns for a “good reason” or termination of the employment by ReNew India is other than for a “bad act” or under a “bad leaver” scenario, subject to Mr Sinha entering into a settlement agreement and release of claims in favour of the Group, ReNew India shall pay a lump sum severance amount comprising 12 months’ basic salary, a pro-rata annual bonus for the year of termination, and cash payment in lieu of 12 months’ medical insurance.

•

Where Mr Sinha resigns for a “good reason” or termination of the employment by ReNew India is other than for a “bad act” or under a “bad leaver” scenario, in each case within 12 months after a change in control, and subject to Mr Sinha entering into a settlement agreement and release of claims in favour of the Group, he shall be paid a lump sum severance amount comprising 18 months’ basic salary, a pro-rata annual bonus for the year of termination, cash payment in lieu of 12 months’ medical insurance, and a payment equal to the 18-month target bonus.

•	Non-compete, non-solicitation and non-engagement restrictions for a period of 12-months post-termination of the employment in prescribed areas, offset by any period of suspension or garden leave.

The foregoing description of the New CEO Service Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the New CEO Service Agreement, as set out in Annex G to this document.

Management Compensation Proposal

In connection with the Acquisition, the Consortium and ReNew have agreed the material terms of the compensation arrangements that are proposed to apply, with effect from the Effective Date, to certain senior members of ReNew’s management, other than Mr. Sumant Sinha (whose separate post-closing service agreement is summarised above and does not form part of the Management Compensation Proposal). The Management Compensation Proposal will be implemented through the New Incentive Plan (on terms no less favourable than the existing ReNew Share Plan) following the Effective Date, and its principal terms include: (i) the grant, on or around the Effective Date, of a pool of 9,000,000 new options under the New Incentive Plan with an exercise price equal to the Consideration converted into Indian Rupees at the USD/INR exchange rate on the Effective Date, vesting over four years on a schedule of 25 per cent. on the 12 month anniversary of the Effective Date and the remaining 75 per cent. in equal quarterly instalments thereafter (80 per cent. time-based and 20 per cent. performance-based) and remaining exercisable until 31 December 2037; (ii) an annual cash-settled liquidity right in respect of vested awards, subject to an aggregate cap of the INR equivalent of USD 5,000,000 per annum across all participants (rising to USD 10,000,000 if no IPO of ReNew India or a ReNew Group company on an Indian stock exchange has occurred by the third anniversary of the Effective Date) ) until all awards held by individual participants as at the Effective Date are liquidated, terminating on completion of an IPO of ReNew India or a ReNew Group company on an Indian stock exchange; and (iii) tag-along rights mirroring the provisions of the Shareholders’ Agreement, on the exercise of which all subsequent liquidity cap and exercise restrictions applicable to the relevant awards will cease. The Management Compensation Proposal remains subject to finalisation of the underlying plan documentation, and the specific allocations to individual participants of the option pool referred to above are to be agreed between the Chief Executive Officer and the Remuneration Committee following the Effective Date. Further details are set out in paragraph 15 (Post-Closing Management Compensation Arrangements) of Part III (Explanatory Statement) of this document.

7	Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Class A Ordinary Shares as at 18 September 2026 by: (i) each ReNew Director; (ii) each ReNew named executive officer; (iii) all of the ReNew Directors and executive officers as a group; and (iv) each person, or group of affiliated persons, known by ReNew to beneficially own more than five per cent. of the issued share capital. Unless otherwise indicated, the persons or entities identified in the table have sole voting and investment power with respect to all Class A Ordinary Shares shown as beneficially owned by them, subject to applicable community property laws.

Information with respect to beneficial ownership has been furnished by each ReNew Director and executive officer. With respect to beneficial owners of more than five per cent. of the issued share capital of ReNew, information is based on information filed with the SEC. ReNew has determined beneficial ownership in accordance with the rules of the SEC. The rules require inclusion of shares issuable to such persons within 60 days after 18 September 2026. These shares are deemed to be outstanding and beneficially owned by the person holding the right to issuance for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership calculations are based on 246,515,478 Class A Ordinary Shares outstanding as at 18 September 2026.

Except as otherwise indicated in the table below, addresses of the directors, executive officers and named beneficial owners are C/O Vistra (UK) Ltd, Suite 3, 7th Floor, 50, Broadway, London, England, SW1H 0DB.

Name and Address of Beneficial Owner	Number of Class A Ordinary Shares	Percentage of Class A Ordinary Shares(1)
Five per cent. shareholders
CPP Investments(2) 141 Bay Street, Suite 3100 Toronto, Ontario Canada M5J 0G3	88,846,844	34.3%
Platinum Cactus(3) Level 26, Al Khatem Tower Abu Dhabi Global Market Square Al Maryah Island, Abu Dhabi United Arab Emirates	58,170,916	23.6%
JERA Nex(4) Nihonbashi Takashimaya Mitsui Building 25th Floor 2-5-1 Nihonbashi Chuo-ku Tokyo, 103-6125 Japan	28,524,255	11.6%

Name and Address of Beneficial Owner	Number of Class A Ordinary Shares	Percentage of Class A Ordinary Shares
Executive Officers and Directors
Sumant Sinha(5) (6) (8)	60,540,417	19.7%
Manoj Singh	115,375	*
Sir Sumantra Chakrabarti	115,375	*
Vanitha Narayanan	115,375	*
Paula Gold-Williams	77,904	*
Philip Graham New	77,904	*
William Bowen Shepheard Rogers	—	—
Pushkar Kulkarni	—	—
Yuzhi Wang	—	—
Kailash Vaswani(6)	1,950,338	*
Sanjay Varghese(6)	765,616	*
All current directors and executive officers as a group(7)	63,758,304	20.6%

Notes:

*	Less than 1 per cent.
(1)

In calculating the percentages, (a) the numerator is the relevant holder’s beneficial holding of Class A Ordinary Shares as of 18 September 2026 (calculated as set out above, including the number of Class A Ordinary Shares issuable upon the exercise of employee share options or other convertible securities exercisable any time within 60 days); and (b) the denominator is calculated by adding the aggregate number of Class A Ordinary Shares outstanding as of 18 September 2026 and the number of Class A Ordinary Shares issuable upon the exercise of employee share options or other convertible securities that, as of 18 September 2026, were held by the relevant holder and exercisable within 60 days, if any (but not the number of Class A Ordinary Shares issuable upon the exercise of employee share options or other convertible securities held by any other beneficial owner). Further, ownership information of directors and executive officers is based on Section 16(a) reports filed by our directors and executive officers to date.

(2)

Based solely on a Schedule 13D/A filed with the SEC on 11 August 2026 by CPP Investments. CPP Investments currently holds 76,501,166 Class A Ordinary Shares of ReNew. In addition, the Business Combination Agreement grants CPP Investments the right to, at its discretion, transfer the ordinary shares of ReNew India, held by CPP Investments to ReNew in exchange for an aggregate of 12,345,678 Class A Ordinary Shares. CPP Investments is considered to beneficially own an aggregate of 88,846,844 Class A Ordinary Shares, or 34.3 per cent. of the voting rights associated with the outstanding Class A Ordinary Shares (including 12,345,678 voting rights exercisable by CPP Investments by virtue of the Class D Ordinary Share held by CPP Investments).

(3)

Based solely on a Schedule 13D/A filed with the SEC on 11 August 2026 by ADIA. Platinum Cactus is a trust established under the laws of the Abu Dhabi Global Market by deed of settlement dated 28 March 2019 between ADIA and Platinum Hawk. Platinum Hawk is the trustee of Platinum Cactus. Platinum Hawk is an indirectly wholly owned subsidiary of ADIA, the beneficial owner of 58,170,916 Class A Ordinary Shares. The principal business address of ADIA is 211 Corniche Street, P.O. Box 3600, Abu Dhabi, United Arab Emirates 3600. The address of Platinum Hawk is Level 26, Al Khatem Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates. ADIA is a public institution wholly owned by the Government of the Emirate of Abu Dhabi and subject to its supervision.

(4)

Based solely on a Schedule 13D/A filed with the SEC on 11 August 2026 by JERA Nex. JERA Nex is a company organised under the laws of the Netherlands and is a wholly owned subsidiary of JERA Nex Limited, a company incorporated in England, which, in turn, is a wholly owned subsidiary of JERA Co., Inc., a company incorporated in Japan. JERA Nex is not engaged in any business activity, other than holding Class A Ordinary Shares in ReNew.

(5)

Based solely on a Schedule 13D/A filed with the SEC on 11 August 2026 by Sumant Sinha. Mr. Sinha is the record holder of one Class B Ordinary Share, which carries voting rights equal to a number of votes from time to time (as at 18 September 2026: 11,437,723) equal to the number of Class A Ordinary Shares that would have been issued to the Founder Investors and their affiliates, if the Founder Investors and their affiliates had exchanged the ReNew India Ordinary Shares that they held at such time for Class A Ordinary Shares at the exchange ratio of 1 to 0.8289 under the Business Combination Agreement. As at 18 September 2026, 82 Class A Ordinary Shares would have been so issuable to Mr. Sinha, 6,498,328 to Cognisa Investment and its affiliates and 4,939,313 to Wisemore Advisory Private Limited and its affiliates. Cognisa Investment and Wisemore Advisory Private Limited are directly owned and controlled by Mr. Sumant Sinha. As a result, Mr. Sumant Sinha may be deemed to share beneficial ownership over the securities held by each of Cognisa Investment and Wisemore Advisory Private Limited. In addition, 49,102,694 Class A Ordinary Shares are issuable upon the exercise of options held by Mr. Sumant Sinha that were exercisable within 60 days as of 18 September 2026. Mr. Sinha should be considered to beneficially own an aggregate of 60,540,417 Class A Ordinary Shares. The percentage shareholding of Mr. Sinha is calculated based on an aggregate of 307,055,995 Class A Ordinary Shares, comprising of (i) 246,515,578 Class A Ordinary Shares (excluding treasury shares) outstanding as of 18 September 2026, (ii) 11,437,723 Class A Ordinary Shares that would have been issued to Mr. Sinha and his affiliates if Mr. Sinha and his affiliates had exchanged the ReNew India Ordinary Shares that they hold at the relevant time for Class A Ordinary Shares as set out above, and (iii) 49,102,694 Class A Ordinary Shares issuable to Mr. Sinha upon the exercise of options held by Mr. Sinha that were exercisable within 60 days as of 18 September 2026.

(6)

Represents Class A Ordinary Shares issued and issuable upon the exercise of options held by Sumant Sinha, Kailash Vaswani and Sanjay Varghese and that were exercisable within 60 days of 18 September 2026.

(7)	This includes 52,320,581 options held by the executive director and executive officers of ReNew that are vested and exercisable, and that were exercisable within 60 days as of 18 September 2026.
(8)

Ms. Vaishali Nigam Sinha is Mr. Sinha’s spouse, a co-founder of ReNew and the observer appointed by Mr. Sinha to the ReNew Board. Based on the Form 4 filed by Mr. Sinha on 15 September 2026, Ms. Sinha beneficially owns 585,527 Class A Ordinary Shares, including Class A Ordinary Shares held and Class A Ordinary Shares issuable upon the exercise or settlement of Awards within 60 days of 18 September 2026.

8	Dealings in ReNew Shares; Prior Public Offerings

On 21 September 2021, ReNew filed a registration statement on Form F-1 (File No. 333-259706) with the SEC, which was declared effective on 5 October 2021 (the “F-1 Registration Statement”). Pursuant to the F-1 Registration Statement, ReNew may issue from time to time up to 20,226,773 Class A Ordinary Shares, nominal value of $0.0001, including 7,026,807 Class A Ordinary Shares issuable upon the exercise of Warrants that are held by RMG Sponsor II, LLC and 11,499,966 Class A Ordinary Shares issuable upon the exercise of Warrants held by the public warrant holders. Certain selling securityholders named in the F-1 Registration Statement can also resell up to (a) 271,479,759 Class A Ordinary Shares, (b) up to 7,026,807 Warrants; (c) up to 118,363,766 Class C Ordinary Shares having a nominal value of $0.0001 per share and (d) up to 7,671,581 Class A Ordinary Shares issuable upon the exercises of the Warrants pursuant to the F-1 Registration Statement.

On 12 September 2022, ReNew filed a post-effective amendment to the F-1 Registration Statement to convert the F-1 Registration Statement into a shelf registration on Form F-3 and a second post-effective amendment on 13 October 2022 to update the number of Class A Ordinary Shares issuable upon exercise of Warrants and to update certain selling security holders and the Class A Ordinary Shares being offered for resale, which was declared effective on 26 October 2022. The Warrants have expired on 22 August 2026 pursuant to the terms of the Warrant Agreement.

The table below sets out the transactions in ReNew’s securities during the 60 days prior to 18 September 2026 by ReNew or any of its directors, executive officers, control persons, majority-owned subsidiaries, associates or any pension, profit-sharing or similar plan of ReNew or its Affiliates:

	Date of transaction	Number of ReNew securities subject to transaction	Price per Share	Nature of transaction
Kailash Vaswani	31 July 2026	9,000 Class A Ordinary Shares	$5.78	Vesting of Options
	13 September 2026	12,000 Class A Ordinary Shares	$5.87	Vesting of Options
		8,455 Class A Ordinary Shares	$0.0001	Vesting of RSUs
		25,862 Class A Ordinary Shares	$0.0001	Vesting of PSUs upon the applicable performance vesting condition having been met
Sanjay Varghese	13 September 2026	22,988 Class A Ordinary Shares	$0.0001	Vesting of PSUs upon the applicable performance vesting condition having been met
		7,516 Class A Ordinary Shares	$0.0001	Vesting of RSUs
Sumant Sinha	13 September 2026	400,000 Class A Ordinary Shares	$5.87	Vesting of Options upon the applicable performance vesting condition having been met
		248,040 Class A Ordinary Shares	$0.0001	Vesting of PSUs upon the applicable performance vesting condition having been met
		34,753 Class A Ordinary Shares	$0.0001	Vesting of RSUs
Vaishali Nigam Sinha (being Mr. Sinha’s spouse)	13 September 2026	22,988 Class A Ordinary Shares	$0.0001	Vesting of PSUs upon the applicable performance vesting condition having been met
		8,000 Class A Ordinary Shares	$5.87	Vesting of Options
		7,516 Class A Ordinary Shares	$0.0001	Vesting of RSUs
Manoj Singh	26 August 2026	RSUs over 25,959 Class A Ordinary Shares	$0.0001	Grant of RSUs pursuant to the Non-Employee 2021 Plan
	23 August 2026	22,562 Class A Ordinary Shares	$0.0001	Vesting of RSUs
Vanitha Narayanan	26 August 2026	RSUs over 25,959 Class A Ordinary Shares	$0.0001	Grant of RSUs pursuant to the Non-Employee 2021 Plan
	23 August 2026	22,562 Class A Ordinary Shares	$0.0001	Vesting of RSUs
Sir Sumantra Chakrabarti	26 August 2026	RSUs over 25,959 Class A Ordinary Shares	$0.0001	Grant of RSUs pursuant to the Non-Employee 2021 Plan
	23 August 2026	22,562 Class A Ordinary Shares	$0.0001	Vesting of RSUs
Paula Gold-Williams	26 August 2026	RSUs over 25,959 Class A Ordinary Shares	$0.0001	Grant of RSUs pursuant to the Non-Employee 2021 Plan
	23 August 2026	22,562 Class A Ordinary Shares	$0.0001	Vesting of RSUs
Philip Graham New	26 August 2026	RSUs over 25,959 Class A Ordinary Shares	$0.0001	Grant of RSUs pursuant to the Non-Employee 2021 Plan
	23 August 2026	22,562 Class A Ordinary Shares	$0.0001	Vesting of RSUs

9	Agreements Involving ReNew Shares

Please refer to the agreements listed in paragraph 1 of Part II (US Special Factors).

10	United Kingdom and United States taxation

United Kingdom Taxation

The comments set out below are based on current United Kingdom tax law as applied in England & Wales and HM Revenue & Customs published practice (which may not be binding on HM Revenue & Customs) in each case as at the Latest Practicable Date, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide to certain limited aspects of the UK tax treatment of the Scheme becoming effective and apply only to ReNew shareholders resident for tax purposes in the United Kingdom and, in the case of individuals, only to those shareholders to whom “split year” treatment does not apply, in all cases who hold shares in ReNew as an investment and who are the absolute beneficial owners thereof. (In particular, shareholders holding their shares via a depositary receipt system or a clearance service should note that they may not always be the absolute beneficial owners thereof.) The discussion does not address all possible tax consequences relating to an investment in the shares. Certain categories of shareholders, including those carrying on certain financial activities, those subject to specific tax regimes or benefitting from certain reliefs and exemptions, those connected with the Company or the ReNew Group and those for whom the shares are employment related securities may be subject to special rules and this summary does not apply to such shareholders.

Shareholders or prospective shareholders who are in any doubt about their tax position, or who are resident or otherwise subject to taxation in a jurisdiction outside the UK, should consult their own professional advisers immediately. In particular, shareholders should be aware that the tax legislation of any jurisdiction where a shareholder is resident or otherwise subject to taxation (as well as the United States discussed below) may have an impact on the tax consequences of an investment in the Scheme Shares including in respect of any income received from those securities.

Tax Consequences of Acceptance of Offer

A Cash-Out Shareholder’s liability to UK tax on capital gains will depend on their individual circumstances.

On the basis that each Cash-Out Shareholder will receive cash on the Acquisition, each Cash-Out Shareholder will be treated as disposing of their Cash-Out Shares which may, depending on that shareholder’s individual circumstances (including the availability of exemptions, reliefs or allowable losses), give rise to a liability to UK tax on capital gains.

UK Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No UK stamp duty or SDRT will be payable by Cash-Out Shareholders as a result of the Scheme becoming effective.

United States Taxation

The following is a general discussion of certain U.S. federal income tax consequences of the Acquisition to a U.S. Holder (as defined below). This summary deals only with U.S. Holders that currently hold Cash-Out Shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary does not address the U.S. federal estate, gift or other non-income tax considerations or any state, local or non-U.S. tax considerations relating to the Acquisition. Except as specifically set forth below, this summary also does not address tax reporting requirements. In addition, it does not set forth all of the U.S. federal income tax considerations that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as: certain banks and other financial institutions; dealers in securities or currencies; traders that elect to use a mark-to-market method of accounting; persons holding Cash-Out Shares as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to the Cash-Out Shares; persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar; entities or arrangements classified as partnerships for U.S. federal income tax purposes; insurance companies; pension plans; cooperatives; regulated investment companies; real estate investment trusts; tax-exempt entities, including private foundations and “individual retirement accounts” or “Roth IRAs”; certain former U.S. citizens or long-term residents; persons who acquired their Cash-Out Shares pursuant to any employee share option or otherwise as compensation; persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the Cash-Out Shares to their financial statements under Section 451(b) of the Code; persons that actually or constructively own 10% or more of our shares (by vote or value); or persons holding Cash-Out Shares in connection with a trade or business conducted outside of the United States.

The discussion below is based upon the provisions of the Code, its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions, all as of the date hereof, and such authorities may be replaced, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No rulings have been requested from the U.S. Internal Revenue Service (the “IRS”) and there can be no guarantee that the IRS would not challenge, possibly successfully, the treatment described below.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Cash-Out Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of an entity or arrangement treated as a partnership holding Cash-Out Shares, you should consult your tax advisers concerning the U.S. federal income tax consequences of the Acquisition in your particular circumstances.

A “U.S. Holder” is a person who, for U.S. federal income tax purposes, is a beneficial owner of Cash-Out Shares and who is: a citizen or individual resident of the United States; a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organised in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has or have the authority to control all of the trust’s substantial decisions, or the trust has validly elected to be treated as a domestic trust for U.S. federal income tax purposes.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of the Acquisition in their particular circumstances.

Disposition of Cash-Out Shares in Accordance with the Scheme

The following discussion assumes that ReNew will not be a passive foreign investment company, or “PFIC” for U.S. federal income tax purposes for its current taxable year, and has not been a PFIC for any of its prior taxable years. If, however, ReNew is a PFIC for the current taxable year or has been a PFIC for any prior taxable year in which you held your Cash-Out Shares, the consequences of the Acquisition would be different than as described below. You are urged to consult your tax advisers concerning the consequences of the Acquisition if ReNew is considered a PFIC for its current taxable year or has been a PFIC for any prior taxable year in which you held your Cash-Out Shares.

The Acquisition will generally be a taxable transaction for U.S. federal income tax purposes, and each U.S. Holder who receives the Consideration for its Cash-Out Shares will recognise gain or loss with respect to its Cash-Out Shares, in an amount equal to the difference, if any, between the amount of Consideration paid to such U.S. Holder (including any amount withheld from such Consideration) and such U.S. Holder’s adjusted tax basis in its Cash-Out Shares. If a U.S. Holder acquired Cash-Out Shares by purchase, such U.S. Holder’s adjusted tax basis in its Cash-Out Shares will generally equal the amount the U.S. Holder paid for the relevant Cash-Out Shares, less any returns of capital that the U.S. Holder might have received with regard to the relevant Cash-Out Shares, if any. In the case of a U.S. Holder who holds multiple blocks of Cash-Out Shares (blocks of Cash-Out Shares acquired separately at different times and/or prices), gain or loss and holding period must be calculated and accounted for separately for each block.

Any gain or loss recognised by a U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Cash-Out Shares for more than one year. Long-term capital gain of individuals and certain other non-corporate U.S. Holders will generally be eligible for a reduced rate of taxation. The deductibility of a capital loss may be subject to limitations.

To the extent any Indian tax withheld from the Consideration constitutes an income tax (or a tax withheld in lieu of an income tax), such tax might be creditable for U.S. federal income tax purposes. However, any capital gain or loss recognised by a U.S. Holder pursuant to the Scheme will generally be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes (except as otherwise provided in an applicable income tax treaty and if an election is properly made under the Code). As a result, the use of U.S. foreign tax credits relating to any Indian tax withheld may be limited and a U.S. Holder may not be able to utilise such credits. Any Indian tax withheld that is not creditable may reduce the amount realised on the Acquisition or alternatively may be deductible. The rules governing foreign tax credits are very complex. U.S. Holders should consult their tax advisers regarding the tax consequences if Indian tax is withheld from the Consideration, including their ability to credit or deduct any such Indian withholding tax against their U.S. federal income tax liability as well as the proper U.S. federal income tax treatment of any Indian tax withheld from the Consideration.

Backup Withholding and Information Reporting

A U.S. Holder will generally be subject to information reporting with respect to proceeds of the Acquisition that are paid within the United States or through some U.S.-related financial intermediaries to U.S. Holders, unless the U.S. Holder is a corporation or comes within certain other categories of exempt recipients. A U.S. Holder that is not an exempt recipient will generally be subject to backup withholding (currently at a rate of 24%) with respect to the proceeds from the Acquisition unless the U.S. Holder timely provides a taxpayer identification number and complies with the other applicable requirements of the backup withholding rules to certify that the U.S. Holder is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE PRECEDING SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS INTENDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISERS AS TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS GENERALLY APPLICABLE TO THEM REGARDING THE DISPOSITION OF CASH-OUT SHARES IN ACCORDANCE WITH THE SCHEME IN THEIR PARTICULAR CIRCUMSTANCES.

11	Service contracts and remuneration of ReNew Directors

Save as disclosed below, there are no service contracts in force between any director or proposed director of ReNew or any of its subsidiaries and no such contract has been entered into or amended during the six months preceding the date of this document.

ReNew Executive Director

Sumant Sinha

Sumant Sinha is ReNew’s Chairman and Chief Executive Officer. Mr. Sinha’s employment is governed by a service agreement which became effective on 23 August 2021 and was subsequently amended on 11 July 2022 (the “CEO Service Agreement”). He receives an annual base salary of INR 125,221,329 per annum (less tax deductions required by law), a target bonus/variable of INR 125,221,329 per annum and discretionary bonuses as approved from time to time by the ReNew Board.

Mr. Sinha’s employment will continue indefinitely until his retirement at the age of 65 years (extendable by the ReNew Board) or until terminated by him or ReNew on six months’ notice (but ReNew may pay him the amounts to which he would be entitled for that period in lieu of notice). If ReNew terminates Mr. Sinha’s employment without “cause” or he resigns for “good reason” (each as defined in the CEO Service Agreement) otherwise than within 12 months following a change in control of ReNew, subject to Mr. Sinha’s execution of a release of claims in favour of ReNew he will be entitled to receive (i) 12 months’ base salary, (ii) a prorated portion of his annual bonus for the year of termination, (iii) a payment in lieu of 12 months’ medical coverage paid by ReNew for 12 months and (iv) accelerated granting and vesting of options in accordance with the Employee 2021 Plan and Mr. Sinha’s option grants. If such qualifying termination occurs within 12 months following a change in control of ReNew, subject to Mr. Sinha’s execution of a release of claims in favour of ReNew, he will be entitled to receive (i) 18 months’ base salary and target bonus, (ii) a prorated portion of his annual bonus for the year of termination, (iii) a payment in lieu of 18 months’ medical coverage paid by ReNew and (iv) accelerated granting and vesting of options in accordance with the Employee 2021 Plan and Mr. Sinha’s option grants.

Mr. Sinha is subject to restrictive covenants, including non-competition, non-solicitation of customers and employees, non-dealing and non-hire, in each case, lasting for 12 months following the termination of his employment. From the Effective Date, Mr Sumant Sinha will be subject to similar restrictive covenants under a New CEO Service Agreement, as summarised at paragraph 6 (Interests of ReNew Non-Employee Directors and Executive Officers) of Part VII (Additional Information) and as set out in Annex G of this document.

ReNew Non-Employee Investor Nominee Directors

William Bowen Shepheard Rogers, Pushkar Kulkarni and Yuzhi Wang, all of whom are non-employee Investor Nominee Directors, are engaged by ReNew pursuant to the ReNew Global Shareholders Agreement. The directors are not eligible to receive any retainer fee or any other benefit from ReNew for their services as directors, except payment of reasonable and documented out-of-pocket expenses incurred by them in connection with their services provided to or on behalf of ReNew, including attending meetings or events on behalf of ReNew at ReNew’s request.

ReNew Non-Executive Independent Directors

Manoj Singh, Sir Sumantra Chakrabarti, Vanitha Narayanan, Paula Gold-Williams and Philip Graham New, all of whom are Non-Executive Independent Directors, are engaged by ReNew under letters of appointment. The directors receive an annual cash retainer for ReNew Board membership of USD 109,200 per director, and additional annual cash retainer for ReNew Board committee membership of USD 13,650 each for their service on the Audit Committee and the Special Committee; USD 10,920 for Remuneration Committee and USD 9,555 for all other committees, which include the Finance and Operations Committee; ESG Committee; and Nomination and Board Governance Committee. The Lead Independent Director also receives an annual cash retainer of USD 37,800. Due to their additional responsibilities, in addition to the membership fees noted above, the chairs of the Audit Committee, Special Committee, Remuneration Committee and the other committees receive annual cash retainers of USD 27,300, USD 27,300, USD 21,840, and USD 19,110, respectively.

Separate from the current take-private process under consideration, each director was re-appointed at the 2025 ReNew annual general meeting held on 18 September 2025 for two years until the 2027 ReNew annual general meeting.

In addition to the annual cash retainer received by each Non-Executive Independent Director for ReNew Board membership, each director also receives an annual award of USD 163,800 in the form of RSUs settled in Class A Ordinary Shares under the Non-Employee 2021 Plan. ReNew’s grant and vesting cycle runs annually and at the time of vesting, each director would be required to pay a nominal value of $0.001 per Class A Ordinary Share.

Each director is also responsible for all applicable jurisdictional income taxes on the gross values of all annual compensation.

12	Material Contracts

In addition to the disclosures and descriptions provided elsewhere in this document (for example in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition)), below are descriptions of additional material agreements relating to ReNew.

Fund based facilities

ReNew India has entered into 39 fund based facilities through various ReNew Group companies. This includes term loans, and facilities in a co-obligor and co-borrower structure. The facilities range in value from INR 346,000,000 to USD 730,000,000. Each facility is secured by a mortgage, hypothecation, charge, assignment and pledge, among other securities.

The facilities are on market standard terms and there are no unduly onerous restrictions on ReNew India.

Non-fund based facilities

ReNew India has entered into 21 non-fund based facilities, all of which are secured. The facilities have present limits between INR 3,900,000,000 and INR 18,600,000,000. 18 of the 21 non-fund based facilities are structured as revolving facilities, for up to six to 12 months. The remaining non-fund based facilities have a tenor of up to six to 12 months. The start dates of the facilities are from 7 December 2023 to 30 April 2026.

Term Loan facilities

ReNew India has entered into one term loan facility, which is secured. The facility has present limits of INR 13,650,000,000, with a tenor of up to three years. The start date was 23 April 2025.

Notes

On 29 January 2020, ReNew India issued USD 450,000,000 in aggregate principal amount of senior secured notes due 5 March 2027 (the “2027 Notes”). Interest is accrued at a rate of 5.875 per cent. per annum, payable semi-annually. As of 31 March 2026, USD 270,000,000 of the 2027 Notes remained outstanding.

On 14 April 2021, certain ReNew India subsidiaries issued USD 585,000,000 in aggregate principal amount of senior secured notes due 14 July 2028 (the “2028 Notes”). Interest is accrued at a rate of 4.50 per cent. per annum, payable semi-annually. The 2028 Notes are guaranteed by each issuer from 7 May 2021 and by the parent guarantor from 14 April 2021. As of 31 March 2026, all of the 2028 Notes remained outstanding.

On 25 March 2021, certain ReNew India subsidiaries issued INR 33,700,500,000 in aggregate principal amounts of senior secured non-convertible debentures due 26 March 2030 (the “2030 NCDs”). Interest is accrued at a rate of 6.028 per cent. per annum, payable semi-annually. The 2030 NCDs issued by each issuer are guaranteed by each other issuer and ReNew India.

On 19 January 2022, ReNew India issued USD 400,000,000 in aggregate principal amount of senior notes due 18 January 2032. Interest is accrued at a rate of 4.56 per cent. per annum, payable semi-annually.

On 28 April 2023, Diamond II Limited, a subsidiary of ReNew, issued USD 400,000,000 in aggregate principal amount of senior secured notes due 28 July 2026 (the “2026 Notes”). Interest is accrued at a rate of 7.95 per cent. per annum, payable semi-annually. As of 31 March 2026, all of the 2026 Notes had been redeemed and none of the 2026 Notes remained outstanding.

On 2 February 2026, Renew Treasury IFSC Private Limited, a subsidiary of ReNew India, issued USD 600,000,000 in aggregate principal amount of senior secured notes due 2 February 2031 (the “2031 Notes”), pursuant to an indenture dated 2 February 2026, among Renew Treasury IFSC Private Limited, as issuer, ReNew and ReNew India, each as a parent guarantor, HSBC Bank USA, National Association, as trustee, registrar, paying agent and transfer agent, and Catalyst Trusteeship Limited, as security trustee. Interest on the 2031 Notes is accrued at a rate of 6.50 per cent. per annum, payable semi-annually. See the section entitled “C. Material Contracts – 2031 Notes” in the section entitled “Item 10. Additional Information” included in ReNew’s annual report on Form 20-F for the fiscal year ended 31 March 2026, which is incorporated herein by reference.

13	Material Litigation

See paragraphs entitled “Legal Proceedings” and “Matters pertaining to recovery of additional expenditure on account of change in law” in the section entitled “Item 8. Financial Information” included in ReNew’s annual report on Form 20-F for the fiscal year ended 31 March 2026, which are incorporated herein by reference.

14	Selected ReNew Historical Financial Information

The following tables set forth selected historical consolidated financial information of ReNew for each of the three years ended 31 March 2024, 2025 and 2026 and each of the three months ended 30 June 2025 and 2026. The historical consolidated statements of profit or loss and other comprehensive income data for the three years ended 31 March 2024, 2025 and 2026 and the consolidated statements of financial position data as of 31 March 2024, 2025 and 2026 have been derived from the audited consolidated financial statements of ReNew, prepared in accordance with the International Financial Reporting Standards, as issued by the International Accounting Standards Board, included in ReNew’s annual report on Form 20-F for the fiscal year ended 31 March 2026, filed on 30 July 2026, beginning on page F-1, which are incorporated into this document by reference. The historical consolidated statements of profit or loss and other comprehensive income data for the three months ended 30 June 2025 and 2026 and the consolidated statements of financial position data as of 30 June 2025 and 2026 have been derived from the unaudited condensed consolidated financial statements of ReNew, prepared in accordance with the International Financial Reporting Standards, as issued by the International Accounting Standards Board, included in ReNew’s reports on Form 6-K, furnished to the SEC on 13 August 2025 and 18 August 2026.

The consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, ReNew’s audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” in ReNew’s annual report on Form 20-F for the fiscal year ended 31 March 2026 and ReNew’s unaudited consolidated financial statements and related notes, both of which are incorporated into this document by reference. See the section entitled “Availability of Information” in paragraph 11 of Part II (US Special Factors) for a description of how to obtain a copy of such reports.

	30 June	31 March
	2026	2026	2025	2024
	(in $ millions, except share and par value data)
Consolidated Statement of Financial Position Data:
Total current assets	1,541	1,442	1,386	1,253
Total non-current assets	9,927	9,814	9,849	9,233
Total assets	11,468	11,255	11,235	10,486
Total current liabilities	3,607	3,387	2,299	1,704

	30 June	31 March
	2026	2026	2025	2024
	(in $ millions, except share and par value data)
Total non-current liabilities	6,237	6,329	7,401	7,322
Total liabilities	9,844	9,716	9,700	9,026
Total equity	1,624	1,538	1,535	1,460

	For the Three Months Ended 30 June
	2026	2025
	(in $ millions, except share and par value data)
Consolidated Statement of Profit or Loss and Other Comprehensive Income Data:
Total income	506	480
Total expenses	418	390

Profit / (loss) before share of (loss) / profit of jointly controlled entities and tax	88	90
Share of (loss) / profit of jointly controlled entities	—	—

Profit / (loss)	88	90

Income tax expense	25	30

Profit / (loss) for the period	63	60

	For the Year Ended 31 March
	2026	2025	2024
	(in $ millions, except share and par value data)
Consolidated Statement of Profit or Loss and Other Comprehensive Income Data:
Total income	1,605	1,277	1,158
Total expenses	1,455	1,159	1,059

Profit / (loss) before share of (loss) / profit of jointly controlled entities and tax	149	118	100

	For the Year Ended 31 March
	2026	2025	2024
	(in $ millions, except share and par value data)
Share of (loss) / profit of jointly controlled entities	4	(0)	(2)
Income tax expense	34	64	48

Profit / (loss) for the year	111	54	50

Other comprehensive (loss) / income for the year, net of tax	(3)	0	(27)

Total comprehensive (loss) / income for the year, net of tax	108	54	22

Basic and diluted earning / (loss) attributable to ordinary equity holders of the Parent	0.29	0.13	0.12

15	Recent Developments

16	Householding Notice

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

ReNew has elected to implement the SEC’s householding rules. Accordingly, only one copy of this document is being delivered to ReNew Shareholders residing at the same address, unless such shareholders have notified ReNew of their desire to receive multiple copies.

17	Consents

Rothschild & Co has given and not withdrawn its consent to the use of its opinion letter and to the inclusion of references to such opinion in this document in the form and context in which they appear.

Dated:

PART VIII

SOURCES OF INFORMATION AND BASIS OF CALCULATION

In this document:

(a)	as at the Latest Practicable Date, ReNew had ReNew Shares issued and outstanding;

(b)

the value of the Acquisition as at the date of this document (being USD    ) is calculated by multiplying the USD 7.02 per ordinary share consideration by the issued and outstanding ReNew Shares as at the Latest Practicable Date (as referred to in item (a) above), which does not include any ReNew Shares which may be issued on the expected vesting and/or exercise of Awards under the ReNew Share Plans given the intention is that these will be cash settled (and will therefore not be relevant to the Scheme);

(c)	unless otherwise stated, all prices for ReNew Shares are the closing price derived from Nasdaq for the relevant date;

(d)	the 30-trading day volume weighted average price of a ReNew Share is derived from data provided by Bloomberg;

(e)

unless otherwise stated, financial information concerning ReNew has been extracted from ReNew’s annual report on Form 20-F for the year ended 31 March 2026, ReNew’s current report on Form 6-K furnished to the SEC on 18 August 2026 or ReNew’s management sources; and

(f)	certain figures included in this document have been subject to rounding adjustments.

PART IX

DEFINITIONS

The following definitions apply throughout this document, other than in the Scheme set out at the end of this document and in the notices of the Meetings, unless the context requires otherwise:

“2026 Adjusted EBITDA”	the Adjusted EBITDA as shown in the 2026 Company Accounts, being INR 98,503,000,000;

“2026 Company Accounts”	the audited consolidated financial statements of the Company as of 31 March 2026 (including the notes thereto) set out in the Company’s annual report and accounts for the year ended 31 March 2026 filed with the SEC on Form 20-F on 30 July 2026;

“Accelerated ITM Awards”	has the meaning given to it in paragraph 14 of Part III (Explanatory Statement) of this document;

“Acquisition”	the proposed acquisition by the Purchaser of the Cash-Out Shares for the Consideration, to be effected by way of the Scheme as described in this document, and shall, in any case, where the context so requires, include any modification, addition or condition which (a) the Company and CPP Investments mutually agree and which (if required) is approved by the Court or (b) is otherwise imposed by the Court and agreed to by the Company and CPP Investments;

“Act” or “Companies Act”	the Companies Act 2006 (as amended from time to time);

“ADIA”	the Abu Dhabi Investment Authority;

“Adjusted EBITDA”	with respect to the Company and its Subsidiaries for any period, the Company’s consolidated profit (or loss) for such period (a) plus (i) current and deferred tax, (ii) finance costs and fair value changes on derivative instruments, (iii) change in fair value of warrants (if recorded as expense), (iv) depreciation and amortisation, (v) listing expenses, and (vi) share based payment and other expense related to listing, (b) minus (i) share in profit or loss of jointly controlled entities, (ii) finance income and fair value change in derivative instruments, and (iii) change in fair value of warrants (if recorded as income), in each case, calculated using the same accounting principles adopted in the 2026 Company Accounts (consistently applied);

“Additional Capital Raise”	the proposed issuance of additional Class A Ordinary Shares in the Company following completion of the Acquisition in such amount as determined by CPP Investments to facilitate the implementation of the Reorganisation as more particularly described in paragraph 7 of Part III (Explanatory Statement) of this document;

“Additional Capital Resolution”	the ordinary resolution to authorise the issuance of Class A Ordinary Shares up to an aggregate nominal amount of USD in connection with (i) the funding by the Purchaser to the Company of the costs in relation to the cash settlement of Awards exercised or settled between receipt of the Court Order and the Scheme Record Time as set out in further detail in paragraph 14 (ReNew Equity Awards) of Part III (Explanatory Statement) of this document and (ii) the Additional Capital Raise;

“Affiliate”	any person that, directly or indirectly, controls, or is controlled by, or is under common control with, that person, but shall exclude, in the case of CPP Investments, all portfolio companies, investee companies and investment funds (where CPP Investments or any of its Affiliates does not have investment decision-making power) in which CPP Investments or any of its Affiliates is invested, directly or indirectly;

“Articles”	the articles of association of ReNew;

“Awards”	outstanding equity awards granted under the ReNew Share Plans, comprising Options, PSUs and RSUs;

“Business Combination Agreement”	the Business Combination Agreement, dated 24 February 2021 by and among RMG Sponsor II, LLC, ReNew India, Philip Kassin, ReNew, ReNew Power Global Merger Sub, GS Wyvern Holdings Limited, CPP Investments, Platinum Cactus, GEF SACEF India, JERA Nex, Wisemore Advisory Private Limited, Cognisa Investment and Sumant Sinha;

“Business Day”	a day which is not a Saturday, Sunday or a bank or public holiday in Toronto, Canada, London, United Kingdom, New York, USA or New Delhi, India;

“Beneficial Cash-Out Shareholder”	a beneficial owner of Cash-Out Share(s) (including those whose interests in such Cash-Out Shares are held in the name of a broker, bank or other nominee within the systems of DTC) or a holder of Depositary Receipts in respect of Cash-Out Shares;

“Cash-Out Shareholder”	a holder of Cash-Out Share(s);

“Cash-Out Shares”	all Scheme Shares which are not Rollover Shares, including those Scheme Shares that become Cash-Out Shares by operation of the provisions set out in the section entitled “Summary of the terms of the Rollover” in paragraph 5 of Part III (Explanatory Statement);

“Conversion Ratio”	0.8289, being the conversion ratio applicable to replacement awards granted under the New Incentive Plan, subject to adjustment for any variation of share capital following the date of the Transaction Agreement or as agreed by the Company and CPP Investments;

“Cutback”	has the meaning given to it in the section entitled “Summary of the terms of the Rollover” in paragraph 5 of Part III (Explanatory Statement);

“Cutback Threshold”	such number of issued and outstanding ReNew Shares held by a Scheme Shareholder as, when applied to reduce the number of participating Rollover Election Shareholders, shall cause the total number of shareholders of the Company (as determined in accordance with the Indian Companies Act 2013) immediately following the Effective Time to be no more than 200;

“certificated” or “in certificated form”	a share or other security which is not in uncertificated form;

“Class A Ordinary Shares”	Class A ordinary shares of $0.0001 each in the capital of ReNew;

“Class B Ordinary Shares”	Class B ordinary shares of $0.0001 each in the capital of ReNew;

“Class C Ordinary Shares”	Class C ordinary shares of $0.0001 each in the capital of ReNew;

“Class D Ordinary Shares”	Class D ordinary shares of $0.0001 each in the capital of ReNew;

“Collapse”	the step of the Reorganisation pursuant to which ReNew will transfer its remaining holding of shares in ReNew India to the Consortium and the Continuing Investors, as more particularly described in paragraph 7 of Part III (Explanatory Statement) of this document;

“Combined Form of Election”

the combined form of election to be sent to Scheme Shareholders comprising:

(i)  Part I (Rollover Election) for use by eligible Scheme Shareholders to elect to participate in the Rollover; and

(ii)  Part II (Letter of Transmittal) for use by Scheme Shareholders,

or such electronic form available on the online portal at www.computershare.com/offer/   ;

“Company Adverse Recommendation Change”

any of the following actions taken by the Special Committee, ReNew Board or any other committee thereof:

(a) recommending, adopting or approving or publicly proposing to recommend, adopt or approve any Competing Proposal;

(b) withdrawing, qualifying, amending or modifying in a manner adverse to the Purchaser (or publicly proposing to withdraw, or qualify, amend or modify in a manner adverse to the Purchaser), the recommendation of the Special Committee;

(c) failing to include the recommendation of the Special Committee in this document; or

(d) resolving or agreeing to do any of the foregoing.

“Company Material Adverse Effect”	an Effect that, individually or in the aggregate, either (i) results in or would reasonably be expected to result in (1) a reduction in the consolidated gross assets of ReNew and its subsidiaries, taken as a whole and calculated using the same accounting principles adopted in the audited consolidated financial statements of ReNew as of 31 March 2026 (including the notes thereto) set out in ReNew’s annual report and accounts for the year ended 31 March 2026 filed with the SEC on Form 20-F on 30 July 2026 (the “2026 Company Accounts”) (consistently applied), by more than five per cent. relative to the Gross Assets, taken as a whole, as shown in the 2026 Company Accounts, or (2) a reduction in the Adjusted EBITDA by more than 25% relative to the 2026 Adjusted EBITDA; provided that, in each case, the foregoing shall not take into account any reduction resulting from (X) any asset sale, sale of shares of Subsidiaries or reduction on account of financial restructuring in accordance with certain joint venture agreements entered into by the ReNew Group, in each case permitted under clause 9 of the Transaction Agreement, or (Y) any loss or destruction of assets if and only to the extent compensated by insurance proceeds received or receivable by the Company or any of its Subsidiaries, or (ii) would or would reasonably be expected to prevent or materially delay the ability of ReNew to consummate the Acquisition or other transactions contemplated by the Transaction Agreement, other than to the extent resulting from any delay in or failure to satisfy any Condition set forth in paragraph 2 of Part A of Part IV (Conditions to and further terms of the scheme and the acquisition) of this document; provided that no Effect under clause (i) hereof, to the extent resulting from, arising out of, or relating to any of the following, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect:

(A) any changes in general business, economic, social or political conditions, or the capital, credit, banking, debt, financial or currency markets, in the United States, India, the United Kingdom or elsewhere in the world;

(B) any changes in general conditions in the industry (including seasonal or business cycle fluctuations) in which ReNew and its subsidiaries operate;

(C) general legal, Tax, economic, political and/or regulatory conditions (or changes therein);

(D) the negotiation, execution, announcement or performance of the Transaction Agreement or the consummation of the Acquisition or the other transactions contemplated by the Transaction Agreement (except that this paragraph (d) shall not apply with respect to the representations or warranties set forth in paragraph 2.2 or paragraph 2.3 of Schedule 4 of the Transaction Agreement, or any other representation and warranty that is expressly intended to address the consequences of the execution and delivery of the Transaction Agreement or the consummation of the transactions contemplated by the Transaction Agreement);

(E) the identity of any member of the Consortium or any of its Affiliates, or any facts or circumstances relating to any member of the Consortium or any of its Affiliates;

(F) any decline in the market price, or change in trading volume, of the capital stock of ReNew (provided that the underlying causes of any such decline or change may be considered in determining whether a Company Material Adverse Effect has occurred, or would reasonably be expected to occur, to the extent not otherwise excluded by another exception herein);

(G) any failure by ReNew to meet, or changes to, internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings, cash flow or any other financial or performance measures (whether made by ReNew or any third parties), or any change in the credit rating of ReNew or any of its subsidiaries (provided that the underlying causes of any such failure or change may be considered in determining whether a Company Material Adverse Effect has occurred, or would reasonably be expected to occur, to the extent not otherwise excluded by another exception herein);

(H) any fluctuations in interest rates or the value of any currency;

(I) any changes in applicable law (or the enforcement or interpretation thereof), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any applicable law (or the enforcement or interpretation thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby (including with respect to Taxes), in each case, after the date hereof;

(J) any changes or prospective changes in IFRS (or the enforcement or interpretation thereof, in each case, after the date hereof);

(K) any action that CPP Investments directs ReNew to take in writing;

(L) any outbreak, continuation or escalation regarding acts of war (whether or not declared), military activity, material armed hostilities, sabotage, or terrorism, or pandemics, epidemics, disease outbreaks, volcanoes, tsunamis, earthquakes, hurricanes, tornados, floods or other natural or man-made disasters or act of God, including any worsening of such conditions existing as of the date hereof; or

(M) any changes in the financial or securities markets,

except that the Effects referred to in (A) through (C), (H) through (J) and (L) above may be taken into account to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected compared to other companies operating in India in the same industry as the Company and its Subsidiaries, in which case only the incremental disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred;

“Company SEC Documents”	all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents (including any exhibits and schedules thereto and other information incorporated therein) required to be filed with or furnished to the SEC by the Company (as supplemented, modified or amended since the time of filing) since 24 August 2021;

“Competing Proposal”

any indication of interest, proposal, inquiry or offer from any person (or persons acting in concert) or group (as defined in section 13(d) of the Exchange Act), other than any member of the Consortium, relating to any:

(a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or any of its subsidiaries (including securities of subsidiaries) equal to more than 20 per cent. of the consolidated assets (by fair market value) of the Company and its subsidiaries, taken as a whole, or to which more than 20 per cent. of the revenues or earnings of the Company and its subsidiaries, taken as a whole, on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available;

(b) direct or indirect acquisition (whether by issuance or transfer and whether in a single transaction or a series of related transactions) of more than 20 per cent. of the outstanding voting or equity securities of the Company (which, if consummated, would result in any person (or persons acting in concert) beneficially owning 20 per cent. or more of the outstanding shares of the Company entitled to vote on the election of directors;

(c) takeover offer, tender offer or exchange offer that, if consummated, would result in such person or group (as defined in section 13(d) of the Exchange Act) beneficially owning more than 20 per cent. of the outstanding voting or equity securities of the Company (which, if consummated, would result in any person (or persons acting in concert) beneficially owning 20 per cent. or more of the outstanding shares of the Company entitled to vote on the election of directors; or

(d) merger, consolidation, share exchange, scheme of arrangement, business combination, joint venture, reorganisation, recapitalisation, liquidation, dissolution or similar transaction or series of related transactions involving the Company or any of its subsidiaries pursuant to which persons other than the shareholders of the Company immediately preceding such transaction would hold more than 20 per cent. of the voting or equity securities in the Company or, as applicable, in such surviving, resulting or ultimate parent entity as a result of such transaction (which, if consummated would result in any person (or persons acting in concert) beneficially owning 20 per cent. or more of the outstanding shares of the Company entitled to vote on the election of directors);

“Computershare”	Computershare Trust Company, N.A.;

“Conditions”	the conditions to completion of the Acquisition as set out in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition);

“Consideration”	USD 7.02 in cash for each Cash-Out Share;

“Consortium”	CPP Investments, the Purchaser and Mr. Sumant Sinha;

“Continuing Investors”	the Rollover Shareholders, in their capacity as shareholders of ReNew India and parties to the Shareholders’ Agreement and the Reorganisation Wrapper Deed following the relevant steps of the Reorganisation;

“Court”	the High Court of Justice in England and Wales;

“Court Hearing”	the hearing by the Court of the petition to sanction the Scheme (and to grant the Court Order);

“Court Meeting”	the meeting of Scheme Shareholders (and any adjournment, postponement or reconvention thereof) to be convened by order of the Court pursuant to section 896 of the Act in order for the ReNew Shareholders to consider, and if thought fit approve, the Scheme;

“Court Order”	the order of the Court sanctioning the Scheme under Part 26 of the Act;

“CPP Investments”	Canada Pension Plan Investment Board, a Canadian crown corporation organised and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40;

“Depositary Receipts”	depositary receipts issued by Computershare representing ReNew Shares;

“Disclosed”	(a) any matter which is fully and fairly disclosed in the Transaction Agreement, the company disclosure letter (or any company supplemental disclosure letter) or the data rooms, in each case with sufficient detail to enable the Purchaser to identify the nature, scope and impact of the matter disclosed and to make a reasonably informed assessment of the fact, matter or information concerned; or

(b) any information disclosed in the Company SEC Documents (so long as such documents are publicly available via the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) or have been made available to the Consortium) prior to the relevant date of determination;

“DTC”	The Depository Trust Company;

“DTC Withdrawal Scheme Shareholders”	beneficial owners of Scheme Shares held in uncertificated form within the systems of DTC as at the date of this document, who have procured the withdrawal of such Scheme Shares from DTC prior to the Scheme Record Time for the purposes of electing to participate in the Rollover, in accordance with the provisions set out in pages 41 to 44 (Notes on making an Election) of this document;

“Effect”	any event, change, effect, circumstance, condition, fact, development or occurrence;

“Effective”	in the context of the Acquisition, the Scheme having become effective in accordance with its terms;

“Effective Date”	the date upon which the Scheme becomes effective in accordance with its terms;

“Effective Time”	the time and date upon which the Scheme becomes effective in accordance with its terms;

“Election”	an election made in accordance with the terms of the Scheme in respect of the Rollover, including both an Electronic Election and an election made by Form of Election;

“Election Return Time”	5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 calendar days following the publication of this document and (b) ten Business Days prior to the date of the Court Hearing, or such later date and time as the Company and CPP Investments may agree and the Company may announce;

“Electronic Election”	an election made in respect of the Rollover by a Scheme Shareholder via the Electronic Election Portal in accordance with the terms set out therein and the terms of the Scheme;

“Electronic Election Portal”	the web portal for use by Scheme Shareholders to elect for the Rollover at www.computershare.com/offer/ ;

“Employee 2021 Plan”	the Employee 2021 Incentive Award Plan, adopted by the Company and approved by ReNew Shareholders on 23 August 2021;

“Exchange Act”	the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Exercisable ITM Awards”	has the meaning given to it in paragraph 14 of Part III (Explanatory Statement) of this document;

“Excluded Shares”

any ReNew Shares (including ReNew Shares represented by Depositary Receipts) that, as at the Scheme Record Time, are:

(i)  registered in the name of, or beneficially owned by, any member of the Consortium, any such member of the Consortium’s Affiliates, Cognisa Investment or Wisemore Advisory Private Limited;

(ii)  held by the Company in treasury; or

(iii)   Scheme Restricted Shares,

in each case at any relevant date or time;

“Exercise Cap”	the Initial Exercise Cap minus 100% of the aggregate net cash value of Class A Ordinary Shares underlying all Exercisable ITM Awards which have been exercised or settled between the date of the Transaction Agreement and the Court Order (save that any Awards held by former employees (which shall, to the extent reasonably practicable, include any Awards held by a person who becomes a former employee following the date of the Transaction Agreement) or the Founder shall be excluded from the calculation of such percentage), calculated by using the same methodologies for calculating the net cash value of the Initial Exercise Cap;

“Existing Consortium Shareholders”	CPP Investments and Mr. Sumant Sinha;

“Explanatory Statement”	the explanatory statement (in compliance with Part 26 of the Act) relating to the Scheme, as set out in Part III (Explanatory Statement) of this document;

“Former Consortium”	a consortium comprising Masdar, CPP Investments, Platinum Hawk and Mr. Sumant Sinha;

“Former Transaction Announcement”	the Form 6-K filed by the Company with the SEC indicating that the Former Consortium would no longer proceed with the proposed transaction to acquire the entire issued or to be issued share capital of ReNew;

“Forms of Proxy”	the form of proxy labelled “Court Meeting Proxy Form” for use at the Court Meeting and the form of proxy labelled “General Meeting Proxy Form” for use at the General Meeting, both of which accompany this document, and a “Form of Proxy” means either of them as the context requires;

“Founder”	Mr. Sumant Sinha;

“Founder Investors”	collectively, Mr Sumant Sinha, Cognisa Investment and Wisemore Advisory Private Limited;

“Freshfields”	Freshfields LLP;

“GAAP”	generally accepted accounting principles in the United States;

“General Meeting”	the general meeting of the ReNew Shareholders (including any adjournment, postponement or reconvention thereof) to be convened in connection with the Scheme in order for the ReNew Shareholders to consider, and if thought fit approve, certain matters in connection with the Scheme and the Acquisition, notice of which is set out on pages 229 to 240 of this document (including any adjournment, postponement or reconvention thereof);

“Governmental Authority”	any national, transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, stock exchanges, commission or authority and any arbitral tribunal but excluding any state-owned enterprise, government-owned corporation or other entity owned or controlled by a government that operates with the purpose of making investments on a commercial basis and does not exercise governmental, administrative or regulatory authority;

“Gross Assets”	gross assets of the ReNew Group as shown in the 2026 Company Accounts, being INR 1,056,088,000,000;

“holder”	a registered holder and includes a person entitled by transmission;

“ID Awards”	Awards granted under the Non-Employee 2021 Plan to independent directors of ReNew;

“IFRS”	International Financial Reporting Standards;

“Indian Tax Self-Declaration”	a self-declaration pertaining to a person’s status as a Non-Small Shareholder in the form enclosed at Part XIII (Indian Tax Self-Declaration) of this document;

“Indian Tax Self-Declaration Return Time”	5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 days following the publication of this document and (b) 15 Business Days prior to the date of the Court Hearing;

“Initial Proposal”	the non-binding proposal submitted by the Consortium to the Special Committee on 28 May 2026 offering to buy the ReNew Shares for USD 6.75 per ReNew Share;

“Initial Exercise Cap”	60% of the aggregate net cash value of Class A Ordinary Shares (after accounting for exercise prices and employee taxes) underlying all Non-Resident Awards and ITM Awards outstanding as at 30 June 2026 (save that any Awards held by former employees (which shall, to the extent reasonably practicable, include any Awards held by a person who becomes a former employee following the date of the Transaction Agreement) or the Founder shall be excluded from the calculation of such percentage);

“Internal Revenue Code”	the U.S. Internal Revenue Code of 1986, as amended;

“Intervening Event”

any Effect that:

(a) is material to ReNew and its subsidiaries (taken as a whole), was not known to or reasonably foreseeable by the Special Committee or the ReNew Board as of the date of the Transaction Agreement (or if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable) and becomes known to the Special Committee or the ReNew Board after the date of the Transaction Agreement and before the sanction of the Scheme;

(b) does not result from a breach of the Transaction Agreement by the Company or relate to any clearance or the expiration or termination of any waiting period under applicable law;

(c) does not relate to or involve any Competing Proposal or any enquiry or communications relating thereto;

provided that in no event shall the following constitute, or be taken into account in determining the existence of an Intervening Event: (i) the negotiation, execution, announcement or performance of the Transaction Agreement or the pendency or the consummation of the Acquisition or the other transactions contemplated by the Transaction Agreement; (ii) the mere increase in the market price or trading volume of the capital stock of the Company (provided that the underlying causes of any such increase may be considered in determining whether an Intervening Event has occurred, or would reasonably be expected to occur, to the extent not otherwise excluded by another exception herein); (iii) the Company meeting or exceeding internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings, cash flow or any other financial or performance measures (whether made by the Company or any third parties), or any change in the Company’s credit rating (provided that the underlying causes of any such events may be considered in determining whether an Intervening Event has occurred, or would reasonably be expected to occur, to the extent not otherwise excluded by another exception herein); (iv) any fluctuations in interest rates or the value of any currency; (v) any changes or prospective changes in IFRS (or the enforcement or interpretation thereof), in each case, after the date of the Transaction Agreement; (vi) any action that CPP Investments directs the Company to take in writing; (vii) any outbreak, continuation or escalation regarding acts of war (whether or not declared), military activity, material armed hostilities, sabotage, or terrorism, or pandemics, epidemics, disease outbreaks, volcanoes, tsunamis, earthquakes, hurricanes, tornados, floods or other natural or man-made disasters or act of God, including any worsening of such conditions existing as of the date hereof, except that the matters referred to in paragraphs (v) and (vii) may be taken into account to the extent that the impact of any such Effect on the Company and its subsidiaries, taken as a whole, is disproportionate relative to the impact of such Effect on companies operating in India in the industry in which the Company and its subsidiaries operate, and then solely to the extent of such incremental disproportionate impact;

“Investor Nominee Directors”	William Bowen Shepheard Rogers, Pushkar Kulkarni and Yuzhi Wang;

“IT Act”	the (Indian) Income-tax Act, 2025 as of the date hereof, as may be amended or supplemented from time to time (and any successor provisions) including any statutory modifications or re-enactment thereof and the applicable rules, regulations, circulars, orders, bye-laws, ordinances, policies, notifications, directions and the like issued thereunder;

“ITM Award”	Awards with an exercise price per share equal to or lower than the Consideration, excluding ID Awards, Awards held by former employees and Non-Resident Awards;

“JERA Nex”	JERA Power RN B.V., a company incorporated under the laws of the Netherlands, which is a wholly owned subsidiary of JERA Nex Limited, a company incorporated in England, which, in turn, is a wholly owned subsidiary of JERA Co., Inc., a company incorporated in Japan;

“Latest Practicable Date”	2026, being the latest practicable date prior to the date of this document;

“Law”	with respect to any person, any federal, state, foreign national or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or relevant stock exchange requirement that is binding on or applicable to such person;

“Legal Steps Plan”	the legal steps plan in relation to the Reorganisation prepared by CPP Investments’ legal advisers, appended to the Reorganisation Wrapper Deed as set out in Annex E to this document;

“Linklaters”	Linklaters LLP;

“Long Stop Date”	the date that is the later of (a) 31 March 2027 and (b) 95 days following the publication of this document, or such later date as CPP Investments and the Company may agree in writing and the Court may allow;

“Management Projections”	certain financial projections for the financial years ending 31 March 2027 to 31 March 2035 (estimated) prepared by ReNew’s management, as further described under the section entitled “Certain Projected Financial Information” in paragraph 10(c) of Part II (US Special Factors);

“Masdar”	Abu Dhabi Future Energy Company PJSC-Masdar, a limited liability company in the Emirate of Abu Dhabi, United Arab Emirates with its principal offices at Masdar City, Khalifa A City, opposite the Presidential Airport, P.O. Box 54115, Abu Dhabi, United Arab Emirates;

“Maximum U.S. Rollover Percentage”	has the meaning given to it in the section entitled “Summary of the terms of the Rollover” in paragraph 5 of Part III (Explanatory Statement);

“Meetings”	the Court Meeting and the General Meeting;

“Nasdaq”	the Nasdaq Capital Market;

“NDI Rules”	the Foreign Exchange Management (Non-debt Instruments) Rules, 2019;

“New CEO Service Agreement”	the service agreement that from the Effective Date shall govern the employment of Mr Sumant Sinha as ReNew’s Chairman and Chief Executive Officer;

“New Incentive Plan”	the new incentive plan to be established and operated by ReNew India following the Effective Date, under which replacement awards will be granted in accordance with the arrangements described in paragraph 14 (ReNew Equity Awards) of Part III (Explanatory Statement) of this document;

“Non-Disqualified Shareholder”

any person (other than a Sanctions Disqualified Person) who is interested in, owns, holds or controls (directly or indirectly, including as custodian or nominee) ReNew Shares that are held, directly or indirectly, by a Sanctions Disqualified Agent where the Sanctions Disqualified Agent has provided evidence satisfactory to the board of directors of the Company:

(i)  confirming that neither the Sanctions Disqualified Agent nor such person is a Sanctions Disqualified Person; and

(ii)  in the context of the Acquisition, demonstrating the Sanctions Disqualified Agent’s present and future compliance with the applicable Sanctions;

“Non-Employee 2021 Plan”	the Non-Employee 2021 Incentive Award Plan adopted by the Company and approved by ReNew Shareholders on 23 August 2021;

“Non-Executive Independent Director”	Manoj Singh, Sir Sumantra Chakrabarti, Vanitha Narayanan, Paula Gold-Williams and Philip Graham New;

“Non-Resident Awards”	Awards held by holders who are not residents of India;

“Non-Small Shareholder”

a person:

(i)  that is not tax resident in India for the purposes of the IT Act; and

(ii)  individually (or together with any of their associated enterprises (as defined under the IT Act)) at any time in the 12 months preceding the Effective Date, has held (a) any right of management or control in relation to the Company or (b) the voting power or share capital or interests exceeding five per cent. of the total voting power or total share capital or total interests in the Company (or any other entity that directly owns assets situated in India);

“Offer”	if CPP Investments, with the prior written consent of the Special Committee, elect to implement the Acquisition by way of a takeover offer (as that term is defined in section 974 of the Companies Act) in accordance with the Transaction Agreement, the offer to be made by or on behalf of such members of the Consortium, or an associated undertaking thereof, to acquire the Scheme Shares (excluding any Excluded Shares);

“Option”	an option to purchase Class A Ordinary Shares granted under and subject to the terms of a ReNew Share Plan;

“Order”	any undertaking, condition, obligation, commitment, remedy, order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, made to or entered by or with any Governmental Authority;

“Ordinary Shares”	Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Class D Ordinary Shares;

“Overseas Shareholders”	Scheme Shareholders who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the United Kingdom or the United States;

“Paying Agent”	Computershare Inc.;

“Platinum Cactus”	Platinum Cactus A 2019 Trust;

“Platinum Hawk”	Platinum Hawk C 2019 RSC Limited, an indirect wholly owned subsidiary of Abu Dhabi Investment Authority, as trustee of Platinum Cactus;

“Pre-emption Resolution”	the special resolution to be proposed at the General Meeting to disapply pre-emption rights in relation to the issuance of Class A Ordinary Shares pursuant to the Additional Capital Resolution;

“PSU”	performance-based units granted under and subject to the terms of a ReNew Share Plan;

“Purchaser”	Dyuti Private Holdings Inc., a Canadian corporation incorporated under the Canada Business Corporations Act, whose registered office is at 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3, under corporation number 1532365-7;

“Purchaser Directors”	the directors of the Purchaser as at the date of this document or, where the context so requires, the directors of the Purchaser from time to time;

“Registrar of Companies”	the Registrar of Companies in England and Wales;

“Registration Rights, Coordination and Put Option Agreement”	the Registration Rights, Coordination and Put Option Agreement, dated 23 August 2021 by and among ReNew, GS Wyvern Holdings Limited, CPP Investments, Platinum Cactus, JERA Nex, GEF SACEF India and RMG Sponsor II, LLC, the Founder Investors and ReNew India;

“Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755);

“ReNew” or “Company”	ReNew Energy Global Plc, a public limited company registered in England and Wales with registered number 13220321 whose registered office is at C/O Vistra (UK) Ltd, Suite 3, 7th Floor, 50, Broadway, London, England, SW1H 0DB, United Kingdom;

“ReNew Board”	the board of directors of ReNew as at the date of this document;

“ReNew Directors”	the directors of ReNew from time to time;

“ReNew Global Shareholders Agreement”	the shareholders agreement dated 23 August 2021, as amended on 24 July 2023, originally by and among Mr. Sumant Sinha, Cognisa Investment, Wisemore Advisory Private Limited, GS Wyvern Holdings Limited, CPP Investments, Platinum Cactus, JERA Nex and RMG Sponsor II, LLC, as further amended from time to time;

“ReNew Group”	ReNew and its subsidiaries and subsidiary undertakings from time to time;

“ReNew India”	ReNew Private Limited and its subsidiaries unless the context otherwise requires;

“ReNew India Ordinary Shares”	the equity shares in the issued, subscribed and paid-up share capital of ReNew India having a par value of INR 10 each;

“ReNew Preference Shares”	preference shares in the capital of ReNew with a par value of £1.00 each;

“ReNew Shares”	ordinary shares in the capital of ReNew with a par value of $0.0001 each;

“ReNew Share Plans”	the Employee 2021 Plan and the Non-Employee 2021 Plan;

“ReNew Shareholders”	holders of the ReNew Shares from time to time;

“Re-registration Resolution”	the special resolution to be proposed at the General Meeting in connection with the Reorganisation to re-register the Company as a private limited company under the relevant provisions of the Act;

“Reorganisation”	the reorganisation of the ReNew Group and ReNew India to be implemented following the Effective Date pursuant to the Reorganisation Wrapper Deed and the Shareholders’ Agreement, as more particularly described in paragraph 7 of Part III (Explanatory Statement) of this document;

“Reorganisation Resolution”	the special resolution to be proposed at the General Meeting in connection with the Reorganisation to amend the Articles, with effect from the Effective Date, to ensure that (X) the rights of the Class C Ordinary Shares are varied such that the Class C Ordinary Shares will have the same, or substantially equivalent, rights to the Class A Ordinary Shares; and (Y) any right to appoint, elect, remove or replace (or to vote for the appointment, election, removal or replacement of) the directors of the Company vests in one or more named entities appointed by each of CPP Investments and each other shareholder in the Company having director appointment rights in accordance with the terms of the Shareholders’ Agreement as set out in Annex D to this document

“Reorganisation Structure Paper”	the tax structure paper in relation to the Reorganisation;

“Reorganisation Wrapper Deed”	the reorganisation wrapper deed to be entered into between, among others, CPP Investments, the Purchaser, the Continuing Investors, the Founder, ReNew and ReNew India in connection with the Reorganisation, substantially in the form set out in Annex E to this document, particulars of which are set out in the section entitled “Key Terms of the Reorganisation Wrapper Deed” in paragraph 7 of Part III (Explanatory Statement) of this document;

“Resolutions”	the Additional Capital Resolution, the Scheme Resolution, the Reorganisation Resolution, the Pre-emption Resolution and the Re-registration Resolution;

“Restricted Jurisdiction”	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to ReNew Shareholders in that jurisdiction;

“Rollover”	the alternative whereby Scheme Shareholders may elect, subject to certain limitations and exceptions, to retain all (but not some only) of their Scheme Shares, which will continue to be held by such Scheme Shareholders following the Effective Time, in lieu of such Scheme Shareholders transferring their Scheme Shares to the Purchaser and receiving the Consideration;

“Rollover Election Shareholders”	eligible Scheme Shareholders which have validly submitted their elections to participate in the Rollover;

“Rollover Shareholders”	Scheme Shareholders who participate in the Rollover when the Scheme becomes Effective, after any adjustments (including the Cutback) pursuant to the terms of the Scheme;

“Rollover Shares”	Scheme Shares held by the Rollover Shareholders, excluding those Scheme Shares that become Cash-Out Shares by operation of the Cutback or the Maximum U.S. Rollover Percentage provisions;

“Rothschild & Co”	Rothschild & Co US Inc.;

“RSU”	restricted share units granted under and subject to the terms of a ReNew Share Plan;

“Sanctions Disqualified Agent”	any person who from time to time is acting in the capacity as a nominee, custodian or agent in respect of ReNew Shares (including by virtue of directly or indirectly holding any interest in ReNew Shares and/or acting as a nominee of a nominee in respect of such ReNew Shares) for or on behalf of a Sanctions Disqualified Person, even if such person is also acting in such capacity as a nominee, custodian or agent in respect of ReNew Shares for a person who is not a Sanctions Disqualified Person;

“Sanctions Disqualified Person”

any person from time to time who is the subject of Sanctions (including by reason of ownership, control or agency, in accordance with the applicable Sanctions, with or by any person that is the subject of Sanctions) that impose restrictions or prohibitions on:

(i)  dealing in any ReNew Shares which such person (directly or indirectly, including as a custodian or nominee) owns, holds or controls or dealing in any cash consideration payable by the Purchaser for the Scheme Shares to or for the benefit of such person (including, without limitation, accepting, receiving, holding or transferring such considerations); or

(ii)  engaging in any transaction contemplated by or related to such person and/or the Scheme;

“Sanctions Disqualified Shareholder”

any:

(i)  Sanctions Disqualified Person; or

(ii)  Sanctions Disqualified Agent in respect of all ReNew Shares held by such Sanctions Disqualified Agent other than ReNew Shares determined by the Company to be held, owned or controlled directly or indirectly by, for or on behalf of a Non-Disqualified Shareholder;

“Schedule 13E-3”	the transaction statement on Schedule 13E-3 under the Exchange Act initially filed with the SEC in connection with the Acquisition on 22 September 2026, pursuant to Section 13(e) of the Exchange Act (together with any amendments thereof or supplements thereto and including any document incorporated by reference therein);

“Scheme”	the proposed scheme of arrangement under Part 26 of the Act between ReNew and Scheme Shareholders to implement the Acquisition set out in Part X (The Scheme of Arrangement) of this document, with or subject to any modification, addition or condition approved or imposed which (a) ReNew and CPP Investments mutually agree and which (if required) is approved by the Court or (b) is otherwise imposed by the Court and agreed to by ReNew and CPP Investments;

“Scheme Business Day”	a day which is not a Saturday, a Sunday or a bank or public holiday in Toronto, Canada, London, United Kingdom or New York, USA;

“Scheme Resolution”	the special resolution to be proposed at the General Meeting in connection with the Scheme to authorise the ReNew Directors to take all necessary actions to carry the Scheme into effect, and to amend the Articles, with effect from the passing of the resolution, to ensure that any ReNew Shares issued after the Scheme Record Time (other than to any member of the Consortium and/or any of their nominees) will be subject to the Scheme or otherwise transferred to the Purchaser (or its nominees);

“Scheme Record Time”	5.30 p.m. (Eastern Standard Time) on the Scheme Business Day immediately after the date upon which the Court makes its order sanctioning the Scheme;

“Scheme Restricted Shares”	ReNew Shares which are held by a Sanctions Disqualified Shareholder;

“Scheme Shareholders”	holders of Scheme Shares;

“Scheme Shares”

all Class A Ordinary Shares:

(i)  in issue at the date of the Scheme;

(ii)  (if any) issued after the date of the Scheme and prior to the Scheme Voting Record Time; and

(iii)   (if any) issued at or after the Scheme Voting Record Time and before the Scheme Record Time on terms that the holder thereof shall be bound by the Scheme, or in respect of which the original or any subsequent holders thereof shall have agreed in writing to be bound by the Scheme,

(where the context requires) remaining in issue at the Scheme Record Time, but excluding any Excluded Shares;

“Scheme Voting Record Time”	5.30 p.m. (Eastern Standard Time) on the day which is five Scheme Business Days before the date of the Court Meeting or, if the Court Meeting is adjourned, 5.30 p.m. (Eastern Standard Time) on the day which is five Scheme Business Days before the date of such adjourned meeting;

“SEC”	the US Securities and Exchange Commission;

“Securities Act”	the Securities Act of 1933, as amended;

“Service Record Time”	5.30 p.m. (Eastern Standard Time) on ;

“Shareholders’ Agreement”	the shareholders’ agreement to be entered into between, among others, CPP Investments, the Founder, the Continuing Investors, ReNew and ReNew India in relation to the governance and management of the Company and ReNew India, substantially in the form set out in Annex D to this document, particulars of which are set out in the section entitled “Key Terms of the Shareholders’ Agreement” in paragraph 7 of Part III (Explanatory Statement) of this document;

“Special Committee”	the special committee comprising certain independent ReNew Directors established by the ReNew Board for the purposes of considering, negotiating and implementing the Acquisition;

“Subsidiary”	with respect to ReNew, any subsidiary or subsidiary undertaking of ReNew (including, without limitation, any subsidiary as defined under the Indian Companies Act, 2013) and “Subsidiaries” shall mean all such subsidiaries and subsidiary undertakings of the Company (as applicable);

“Superior Proposal”	any bona fide, written Competing Proposal (with all references to 20 per cent. in the definition of Competing Proposal being deemed to be references to “50 per cent.”) made after the date of the Transaction Agreement by any third party on terms that the Special Committee determines in good faith, after consultation with its financial adviser and outside legal counsel: (a) would result in a transaction that is more favourable to the Scheme Shareholders, including from a financial point of view, (after taking into account all relevant factors, including: (i) amount, form and timing of payment of consideration; and (ii) any conditions to, the likelihood of, and the time likely to be required for consummation of such Competing Proposal on the terms set forth therein) than the Acquisition (and taking into account any revised terms and conditions proposed by CPP Investments in accordance with clause 10.6 of the Transaction Agreement); and (b) is reasonably likely to be consummated on the terms proposed (after taking into account all relevant factors, including: (i) any legal, financial, regulatory and shareholder approval requirements; (ii) the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination; (iii) the timing of closing; (iv) the identity of the person or persons making the Competing Proposal; and (v) any other aspects considered relevant by the Special Committee);

“Tax”	includes the following and amounts payable on account of them: (a) taxes on gross or net income, profits and gains (including capital gains), and (b) all other taxes, levies, duties, imposts, charges and withholdings, in each case in the nature of, or in respect of, tax, including any excise, property, value added, sales, stamp, transfer (including securities transfer), franchise or payroll taxes (including national insurance or social security contributions) and any Pillar 2 Tax, the clawback or other recovery of any credit or other amount previously paid by a Taxing Authority, and any payment which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;

“Taxing Authority”	any government, state or municipality or any national, municipal, local, state, federal or other fiscal, revenue, customs or excise authority, body or official that is competent to impose, administer or collect Taxes;

“Transaction Agreement”	the transaction agreement entered into on 11 August 2026 between the Consortium and ReNew, as amended by the side letter dated 28 October 2026, and relating to, amongst other things, the implementation of the Acquisition, as described in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition) of this document;

“U.K. Takeover Code”	the City Code on Takeovers and Mergers;

“U.S. Rollover Shareholders”	Rollover Election Shareholders or (in relation to Scheme Shares subject to a valid Election represented by Depositary Receipt(s)) holder(s) of the relevant Depositary Receipt(s), in each case who are U.S. Persons;

“U.S. Persons”	any holder of Scheme Shares (a) whose address appears on the books and records of the Company, any voting trustee, any depositary, any share transfer agent or any person acting in a similar capacity as being located in the United States, or (b) who is a U.S. resident, in each case as determined in accordance with (i) Rules 800(h) and 800(i) under the US Securities Act of 1933, and/or (ii) Rule 14d-1(d) under the Exchange Act;

“Unaffiliated Shareholders”	the Scheme Shareholders who are not Affiliates of ReNew (for the avoidance of doubt, being the Company’s unaffiliated security holders as defined in Rule 13e-3(a)(4) of the Exchange Act);

“uncertificated” or “in uncertificated form”	in relation to a share or other security, a share or other security which is recorded on the relevant register of the share or security concerned as being held in uncertificated form;

“Underwater Option”	an Option with an exercise price per share greater than the Consideration;

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland;

“United States” or “U.S.”	the United States of America, its territories and possessions, any state or political subdivision of the United States of America and the District of Columbia;

“Warrants”	the warrants issued by the Company in respect of ReNew Shares pursuant to the Warrant Agreement; and

“Warrant Agreement”	the amended and restated warrant agreement entered into between the Company, Computershare Inc. and Computershare, dated 23 August 2021, as amended and/or restated from time to time.

All references to GBP, pence, Sterling, Pounds, Pounds Sterling, p or £ are to the lawful currency of the United Kingdom.

All references to USD, $, US$, U.S. dollars, United States dollars and cents are to the lawful currency of the United States of America.

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, amended, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

All the times referred to in this document are UK time unless otherwise stated. References to the singular include the plural and vice versa.

All references to “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the respective meanings given to them in the Act.

PART X

THE SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE BUSINESS AND PROPERTY COURTS OF ENGLAND AND WALES COMPANIES COURT (ChD)	CR-2026-

IN THE MATTER OF RENEW ENERGY GLOBAL PLC

- and -

IN THE MATTER OF THE COMPANIES ACT 2006

SCHEME OF ARRANGEMENT

(under Part 26 of the Companies Act 2006)

BETWEEN

RENEW ENERGY GLOBAL PLC

AND

ITS

SCHEME SHAREHOLDERS

(as hereinafter defined)

PRELIMINARY

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions have the following meanings:

“Acquisition”	the proposed acquisition by the Purchaser of the Cash-Out Shares for the Consideration, to be effected by way of this Scheme, and shall, in any case, where the context so requires, include any modification, addition or condition which (a) the Company and CPP Investments mutually agree and which (if required) is approved by the Court or (b) is otherwise imposed by the Court and agreed to by the Company and CPP Investments;

“Affiliate”	any person that, directly or indirectly, controls, or is controlled by, or is under common control with, that person, but shall exclude, in the case of CPP Investments, all portfolio companies, investee companies and investment funds (where CPP Investments or any of its Affiliates does not have investment decision-making power) in which CPP Investments or any of its Affiliates is invested, directly or indirectly;

“Beneficial Cash-Out Shareholder”	a beneficial owner of Cash-Out Shares (including those whose interests in such Cash-Out Shares are held in the name of a broker, bank or other nominee within the systems of DTC) or a holder of Depositary Receipts in respect of Cash-Out Shares;

“Business Day”	a day which is not a Saturday, a Sunday or a bank or public holiday in Toronto, Canada, London, United Kingdom, or New York, USA;

“Cash-Out Shareholder”	a holder of Cash-Out Share(s);

“Cash-Out Shares”	all Scheme Shares which are not Rollover Shares, including those Scheme Shares that become Cash-Out Shares by operation of Clauses 3.12 to 3.14;

“certificated” or “in certificated form”	a share or other security which is not in uncertificated form;

“Combined Form of Election”

the combined form of election to be sent to Scheme Shareholders comprising:

(i) Part I (Rollover Election) for use by eligible Scheme Shareholders to elect to participate in the Rollover; and

(ii)  Part II (Letter of Transmittal) for use by Scheme Shareholders,

or such electronic form available on the online portal at www.computershare.com/offer/   ;

“Companies Act”	the Companies Act 2006 (as amended from time to time);

“Company”	ReNew Energy Global Plc, a public limited company registered in England and Wales with registered number 13220321 whose registered office is at C/O Vistra (UK) Ltd, Suite 3, 7th Floor, 50, Broadway, London, England, SW1H 0DB, United Kingdom;

“Company Shares”	shares in the capital of the Company;

“Computershare”	Computershare Trust Company, N.A.;

“Conditions”	the conditions to completion of the Acquisition as set out in Part IV (Conditions to and Further Terms of the Scheme and the Acquisition) of the Document;

“Consideration”	USD 7.02 in cash for each Cash-Out Share;

“Consortium”	CPP Investments, the Purchaser and Mr. Sumant Sinha;

“Court”	the High Court of Justice in England and Wales;

“Court Meeting”	the meeting of the Scheme Shareholders convened pursuant to an order of the Court under section 896 of the Companies Act to consider and, if thought fit, approve this Scheme, including any adjournment of such meeting;

“CPP Investments”	Canada Pension Plan Investment Board, a Canadian crown corporation organised and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40;

“Cutback”	has the meaning given in Clause 3.13;

“Cutback Threshold”	such number of issued and outstanding ReNew Shares held by a Scheme Shareholder as, when applied to reduce the number of participating Rollover Election Shareholders in accordance with Clause 3.13, shall cause the total number of shareholders of the Company (as determined in accordance with the Indian Companies Act 2013) immediately following the Scheme Effective Time to be no more than 200;

“Document”	the document, of which this Scheme forms part, dated 2026 and addressed to holders of ordinary shares in the capital of the Company;

“DTC Withdrawal Scheme Shareholders”	beneficial owners of Scheme Shares held in uncertificated form within the systems of The Depository Trust Company as at the date of this Scheme, who have procured the withdrawal of all of the Scheme Shares beneficially owned by them from the systems of The Depository Trust Company prior to the Scheme Record Time, in accordance with Clause 3.5;

“Election”	an election made in accordance with Clause 3 in respect of the Rollover, by way of Part I (Rollover Election) of the Combined Form of Election;

“Election Return Time”	5.30 p.m. (Eastern Standard Time) on the date falling on the later of (a) 80 calendar days following the publication of the Document and (b) ten Business Days prior to the date of the hearing to sanction this Scheme or such later date and time (if any) as the Company and CPP Investments may agree and the Company may announce;

“Excluded Shares”

any ReNew Shares (including ReNew Shares represented by depositary receipts issued by Computershare) which are:

(i)  registered in the name of, or beneficially owned by, any member of the Consortium or his or its Affiliates, Cognisa Investment or Wisemore Advisory Private Limited;

(ii)  held by the Company in treasury; or

(iii)   Scheme Restricted Shares,

in each case at any relevant date or time;

“holder”	a registered holder and includes a person entitled by transmission;

“Indian Tax Self-Declaration”	a self-declaration pertaining to a person’s status as a Non-Small Shareholder in the form enclosed at Part XIII of the Document;

“IT Act”	the (Indian) Income-tax Act, 2025 as of the date hereof, as may be amended or supplemented from time to time (and any successor provisions) including any statutory modifications or re-enactment thereof and the applicable rules, regulations, circulars, orders, bye-laws, ordinances, policies, notifications, directions and the like issued thereunder;

“Latest Practicable Date”	2026, being the latest practicable date prior to the date of this Scheme;

“Maximum U.S. Rollover Percentage”	has the meaning given in Clause 3.14;

“members”	members of the Company on the register of members at any relevant date or time;

“Non-Disqualified Shareholder”

any person (other than a Sanctions Disqualified Person) who is interested in, owns, holds or controls (directly or indirectly, including as custodian or nominee) ReNew Shares that are held, directly or indirectly, by a Sanctions Disqualified Agent where the Sanctions Disqualified Agent has provided evidence satisfactory to the board of directors of the Company:

(iv) confirming that neither the Sanctions Disqualified Agent nor such person is a Sanctions Disqualified Person; and

(v)   in the context of the Acquisition, demonstrating the Sanctions Disqualified Agent’s present and future compliance with the applicable Sanctions;

“Non-Restricted Share”	has the meaning given in Clause 10.2;

“Non-Small Shareholder”

a person:

(i)  that is not tax resident in India for the purposes of the IT Act; and

(ii)  individually (or together with any of their associated enterprises (as defined under the IT Act)) at any time in the 12 months preceding the Scheme Effective Date, has held (a) any right of management or control in relation to the Company or (b) the voting power or share capital or interests exceeding five per cent. of the total voting power or total share capital or total interests in the Company (or any other entity that directly owns assets situated in India);

“Paying Agent”	Computershare Inc.;

“Purchaser”	CPP Investments or, if CPP Investments opts to undertake the Acquisition indirectly through a wholly owned subsidiary, such subsidiary;

“Registrar of Companies”	the Registrar of Companies in England and Wales;

“Reorganisation Wrapper Deed”	the reorganisation wrapper deed in relation to the implementation of the reorganisation of ReNew Group and ReNew India and its subsidiaries, substantially in the form set out in Annex E of the Document;

“ReNew Group”	the Company and its subsidiaries and subsidiary undertakings from time to time;

“ReNew Share Plans”	the Employee 2021 Plan and the Non-Employee 2021 Plan;

“ReNew Shares”	class A ordinary shares of $0.0001 each in the capital of the Company;

“Rollover”	the alternative whereby Scheme Shareholders may elect, subject to certain limitations and exceptions, to retain all (but not some) of their Scheme Shares, which will continue to be held by such Scheme Shareholders following the Scheme Effective Time, in lieu of such Scheme Shareholders transferring their Scheme Shares to the Purchaser and receiving the Consideration;

“Rollover Election Shareholders”	eligible Scheme Shareholders who have validly submitted their Elections to participate in the Rollover;

“Rollover Shareholders”	Scheme Shareholders who participate in the Rollover when this Scheme becomes effective, after any adjustments (including the Cutback) pursuant to Clause 3;

“Rollover Shares”	Scheme Shares held by the Rollover Shareholders, excluding those Scheme Shares that become Cash-Out Shares by operation of Clauses 3.12 to 3.14;

“Sanctions”	any economic or financial sanctions laws or regulations, as amended from time to time, administered, enacted or enforced by: (i) the United Kingdom; (ii) the European Union or any member state thereof; (iii) the United States of America; (iv) the United Nations; or (v) any other jurisdiction applicable to and binding on the Company or the Purchaser or otherwise affecting ReNew Shares;

“Sanctions Disqualified Agent”	any person who from time to time is acting in the capacity as a nominee, custodian or agent in respect of ReNew Shares (including by virtue of directly or indirectly holding any interest in ReNew Shares and/or acting as a nominee of a nominee in respect of such ReNew Shares) for or on behalf of a Sanctions Disqualified Person, even if such person is also acting in such capacity as a nominee, custodian or agent in respect of ReNew Shares for a person who is not a Sanctions Disqualified Person;

“Sanctions Disqualified Person”

any person from time to time who is the subject of Sanctions (including by reason of ownership, control or agency, in accordance with the applicable Sanctions, with or by any person that is the subject of Sanctions) that impose restrictions or prohibitions on:

(i)  dealing in any ReNew Shares which such person (directly or indirectly, including as a custodian or nominee) owns, holds or controls or dealing in any Consideration payable by the Purchaser for the Scheme Shares to or for the benefit of such person (including, without limitation, accepting, receiving, holding or transferring such Consideration); or

(ii)  engaging in any transaction contemplated by or related to such person and/or this Scheme;

“Sanctions Disqualified Shareholder”

any:

(i)  Sanctions Disqualified Person; or

(ii)  Sanctions Disqualified Agent in respect of all ReNew Shares held by such Sanctions Disqualified Agent other than ReNew Shares determined by the Company to be held, owned or controlled directly or indirectly by, for or on behalf of, a Non-Disqualified Shareholder;

“Scheme”	this scheme of arrangement in its present form or with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by the Company and CPP Investments;

“Scheme Effective Date”	the date upon which this Scheme becomes effective in accordance with Clause 7;

“Scheme Effective Time”	the time and date upon which this Scheme becomes effective in accordance with Clause 7;

“Scheme Record Time”	5.30 p.m. (Eastern Standard Time) on the Business Day immediately after the date upon which the Court makes its order sanctioning this Scheme;

“Scheme Restricted Shares”	ReNew Shares which are held by a Sanctions Disqualified Shareholder;

“Scheme Shareholder”	a holder of one or more Scheme Shares at any relevant date or time;

“Scheme Shares”

all ReNew Shares:

(i)  in issue at the date of this Scheme;

(ii)  (if any) issued after the date of this Scheme and prior to the Scheme Voting Record Time; and

(iii)   (if any) issued at or after the Scheme Voting Record Time and before the Scheme Record Time on terms that the holder thereof shall be bound by this Scheme, or in respect of which the original or any subsequent holders thereof shall have agreed in writing to be bound by this Scheme, and in each case (where the context requires) remaining in issue at the Scheme Record Time, but excluding any Excluded Shares;

“Scheme Voting Record Time”	5.30 p.m. (Eastern Standard Time) on the day which is five Business Days before the date of the Court Meeting or, if the Court Meeting is adjourned, 5.30 p.m. (Eastern Standard Time) on the day which is five Business Days before the date of such adjourned meeting;

“Shareholders’ Agreement”	the shareholders’ agreement in relation to the governance and management of the Company and ReNew India, substantially in the form set out in Annex D of the Document;

“subsidiary” and “subsidiary undertaking”	have the meanings given in the Companies Act;

“uncertificated” or “in uncertificated form”	recorded on the relevant register as being held in uncertificated form;

“U.S. Exchange Act”	the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

“U.S. Person”	any holder of Scheme Shares (a) whose address appears on the books and records of the Company, any voting trustee, any depositary, any share transfer agent or any person acting in a similar capacity as being located in the United States, or (b) who is a U.S. resident, in each case as determined in accordance with (i) Rules 800(h) and 800(i) under the U.S. Securities Act of 1933, and/or (ii) Rule 14d-1(d) under the U.S. Exchange Act; and

“U.S. Rollover Shareholders”	Rollover Election Shareholders or (in relation to Scheme Shares subject to a valid Election represented by depositary receipt(s) issued by Computershare) holder(s) of the relevant depositary receipt(s), in each case who are U.S. Persons.

(B)

References to Clauses are to clauses of this Scheme, references to time are to London time, unless otherwise stated; and references to U.S. dollars, $ and cents are to the lawful currency of the United States of America.

(C)	As at the close of business on the Latest Practicable Date, there were ReNew Shares in issue, all of which were credited as fully paid, and of which were held in treasury.

(D)	As at the close of business on the Latest Practicable Date, options and awards which could require the issue of up to ReNew Shares had been granted pursuant to the ReNew Share Plans.

(E)	As at the close of business on the Latest Practicable Date, to the knowledge of the Company, ReNew Shares fell within the definition of Excluded Shares.

(F)

Each member of the Consortium has agreed, subject to the satisfaction or (where applicable) waiver of the Conditions, to appear by counsel at the hearing to sanction this Scheme and to undertake to the Court to be bound by the terms of this Scheme insofar as it relates to the Consortium and to execute and do, or procure to be executed and done, all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme.

THE SCHEME

1	Transfer of the Cash-Out Shares

1.1

At the Scheme Effective Time, the Purchaser shall acquire all of the Cash-Out Shares fully paid, with full title guarantee, free from any mortgage, lien, pledge, charge, security interest, hypothecation, right of pre-emption, right of first refusal, contract for sale, or restriction of any nature or other encumbrance, and together with all rights attaching or accruing to such Cash-Out Shares at or after the Scheme Effective Time, including voting rights and the right to receive and retain all dividends and other distributions (if any) authorised, declared, paid or made, or any return of capital (whether by reduction of share capital or share premium account or otherwise) made, by the Company by reference to a record date falling on or after the Scheme Effective Date.

1.2

For the purposes of such acquisition, the Cash-Out Shares shall be transferred to the Purchaser and such transfer shall be effected by means of a form or forms of transfer or other instrument or instruction of transfer, and to give effect to such transfer any person may be appointed by the Purchaser as attorney and/or agent and shall be authorised as such attorney and/or agent on behalf of each Cash-Out Shareholder (including, where such Cash-Out Shares are held through the facilities of The Depository Trust Company, Cede & Co. as the nominee of The Depository Trust Company and registered legal title holder of such shares) to execute and deliver as transferor such form or forms of transfer or other instrument or instruction of transfer (whether as a deed or otherwise), of such Cash-Out Shares, or give any instructions to transfer any Cash-Out Shares, and every form, instrument or instruction of transfer so executed or transfer procured shall be as effective as if it had been executed or procured by the holder or holders of the Cash-Out Shares transferred.

2	Consideration for the transfer of the Cash-Out Shares

2.1

In consideration for the transfer of the Cash-Out Shares referred to in Clauses 1.1 and 1.2, the Purchaser shall, subject as hereinafter provided, pay, or procure the payment to or for the account of each Cash-Out Shareholder (as appearing in the register of members of the Company at the Scheme Record Time) on the following basis:

For each Cash-Out Share: USD 7.02 in cash

2.2

If any dividend, distribution and/or return of capital is announced, declared, made or paid in respect of a ReNew Share on or after     2026 and prior to the Scheme Effective Date, the Purchaser shall be entitled to reduce the Consideration payable in respect of each Cash-Out Share by the amount of all or part of any such dividend, distribution or return of capital (calculated, for the avoidance of doubt, on a per Cash-Out Share basis).

2.3

If the Purchaser exercises the right referred to in Clause 2.2 to reduce the Consideration payable for each Cash-Out Share by all or part of the amount of a dividend and/or other distribution and/or return of capital:

2.3.1

holders of Cash-Out Shares appearing on the register of members at the relevant record time as determined by the directors of the Company shall be entitled to receive and retain that dividend and/or other distribution and/or return of capital (or the relevant part of it) in respect of the Cash-Out Shares they held at such record time;

2.3.2	any reference in this Scheme to the Consideration payable under this Scheme shall be deemed to be a reference to the Consideration as so reduced; and

2.3.3	the exercise of such rights shall not be regarded as constituting any revision or modification of the terms of this Scheme.

2.4

To the extent that any such dividend, distribution and/or return of capital is announced, declared, made or has become payable and it is: (i) transferred pursuant to this Scheme on a basis which entitles the Purchaser to receive the dividend and/or distribution and/or return of capital; or (ii) cancelled, the Consideration payable under the terms of this Scheme shall not be subject to change in accordance with this Clause 2.

2.5

No amounts of cash of less than one cent shall be paid to any Cash-Out Shareholder pursuant to this Scheme and the aggregate amount of cash to which a Cash-Out Shareholder shall be entitled under Clause 2.1 shall be rounded down to the nearest cent.

2.6

For the purpose of determining the entitlement to the Consideration for the transfer of Cash-Out Shares pursuant to this Clause 2, each portion of a Scheme Shareholder’s holding which is recorded in the register of members of the Company by reference to a separate designation at the Scheme Record Time, whether in certificated or uncertificated form, shall be treated as a separate holding.

3	The Rollover

3.1

Subject to the remainder of this Clause 3, to the extent that any Scheme Shareholder validly elects for the Rollover in respect of all of their Scheme Shares in accordance with this Clause 3, such Scheme Shares shall not be transferred to the Purchaser and such Scheme Shareholder shall continue to hold such Scheme Shares following the Scheme Effective Time.

3.2

For the purpose of the making of Elections and participation in the Rollover pursuant to this Clause 3, each portion of a Scheme Shareholder’s holding which is recorded in the register of members of the Company by reference to a separate designation at the Scheme Record Time, whether in certificated or uncertificated form, shall be treated as a separate holding.

3.3

Each Election by a Scheme Shareholder shall be made by completion of Part I (Rollover Election) of the Combined Form of Election which shall be executed or, if via the online portal, submitted by the Scheme Shareholder or their duly authorised agent (or, in the case of a body corporate, executed or, if via the online portal, submitted by an authorised representative), and in the case of joint holders by or on behalf of all such holders. To be effective, a Part I (Rollover Election) of the Combined Form of Election must be completed and returned in accordance with the instructions printed thereon so as to arrive, by mail, at the offices of Computershare at C/O Voluntary Corporate Actions; COY: RNGP, P.O. Box 43011, Providence, RI 02940-3011, or, if by express mail, courier or other expedited service, at C/O Voluntary Corporate Actions; COY: RNGP, 150 Royall Street, Suite V, Canton, MA 02021, or in the case of a Combined Form of Election submitted electronically, received by Computershare, by no later than the Election Return Time.

3.4

Any holder of depositary receipts issued by Computershare who wishes to elect for the Rollover must deliver a written instruction to the Scheme Shareholder holding the Scheme Shares represented by such depositary receipts, instructing such Scheme Shareholder to make the Election on behalf of such holder in accordance with Clause 3.3. For the avoidance of doubt, no Election may be made directly by a holder of depositary receipts issued by Computershare.

3.5

No Election may be submitted by or on behalf of a beneficial owner of Scheme Shares held in uncertificated form within the systems of The Depository Trust Company. If any such beneficial owner of Scheme Shares wishes to submit an Election, they must first procure the withdrawal of all of the Scheme Shares beneficially owned by them from the systems of The Depository Trust Company and be entered as registered holder (other than as a holder in uncertificated form) in the register of shareholders of the Company, upon which such beneficial owner shall become a Scheme Shareholder in its own right for the purposes of this Scheme. All Scheme Shares which, as at the Scheme Record Time, are held in uncertificated form within the systems of The Depository Trust Company shall be deemed to be Cash-Out Shares for the purposes of this Scheme.

3.6

If a completed Part I (Rollover Election) of the Combined Form of Election is received by Computershare after the Election Return Time or if a Part I (Rollover Election) of the Combined Form of Election is received by Computershare before such time but is not, or is deemed not to be, valid or complete in all respects at such time, then such Election shall be void unless and to the extent that the Company and CPP Investments, in their absolute discretion, elect to treat as valid in whole or in part any such Election.

3.7

Upon execution and delivery or, if via the online portal, submission by a Scheme Shareholder of a valid Part I (Rollover Election) of the Combined Form of Election, such Scheme Shareholder shall be bound by the terms and provisions contained in Part I (Rollover Election) of the Combined Form of Election and by the terms and provisions contained in the part entitled “Notes on making an Election” of the Document.

3.8

A Part I (Rollover Election) of the Combined Form of Election duly completed and returned or, if via the online portal, submitted in accordance with Clause 3.3 may be withdrawn by notice to Computershare in writing to be received before the Election Return Time.

3.9

If a Scheme Shareholder delivers or submits more than one Part I (Rollover Election) of the Combined Form of Election in respect of their Scheme Shares, in the case of an inconsistency between such Parts I (Rollover Election) of the Combined Forms of Election, the last Part I (Rollover Election) of the Combined Form of Election which is delivered by the Election Return Time shall prevail over any earlier Part I (Rollover Election) of the Combined Form of Election. The delivery time for a Part I (Rollover Election) of the Combined Form of Election shall be determined on the basis of which of the relevant Combined Forms of Election is last sent or, if Computershare is unable to determine which is last sent, is last received. Combined Forms of Election which are sent in the same envelope shall be treated for these purposes as having been sent and received at the same time, and, in the case of an inconsistency between the Parts I (Rollover Election) of the relevant Combined Forms of Election, none of them shall be treated as valid (unless the Company and CPP Investments otherwise determine in their absolute discretion).

3.10	Elections made by Scheme Shareholders under the Rollover shall not affect the entitlements of Scheme Shareholders who do not make any such Election.

3.11

Subject to the remainder of this Clause 3, Scheme Shareholders may only elect for the Rollover in relation to their entire holding of Scheme Shares and not part only. If a Scheme Shareholder has elected for the Rollover, then the validity of the Election shall not be affected by any alteration in the number of Scheme Shares held by the Scheme Shareholder at any time prior to the Scheme Record Time and, accordingly, the Election shall, subject to the remainder of this Clause 3, apply in respect of all of the Scheme Shares which the Scheme Shareholder holds immediately prior to the Scheme Record Time.

3.12

Scheme Shareholders who are resident in India are not eligible to participate in the Rollover and any Elections from such Scheme Shareholders to participate in the Rollover shall be null and void and the Scheme Shares held by such Scheme Shareholders shall be deemed Cash-Out Shares for the purposes of this Scheme.

3.13

If, following the receipt of valid Elections for the Rollover from Scheme Shareholders, the total number of shareholders of the Company (as determined in accordance with the Indian Companies Act 2013) immediately following the Scheme becoming effective would be expected to exceed 200, then any Scheme Shareholder who (i) has validly delivered an Election for the Rollover and (ii) holds fewer ReNew Shares than the Cutback Threshold, shall be deemed not to have validly elected for the Rollover and all of such Scheme Shareholder’s Scheme Shares shall be Cash-Out Shares for the purposes of this Scheme and such Scheme Shareholder shall be a Cash-Out Shareholder for the purposes of this Scheme (the “Cutback”).

3.14

If, following the Cutback pursuant to Clause 3.13, the aggregate number of Scheme Shares held or beneficially owned (as applicable) by U.S. Rollover Shareholders would be expected to represent more than 9.0% of the total issued and outstanding Company Shares immediately following the Scheme Effective Time (the “Maximum U.S. Rollover Percentage”), the number of Scheme Shares held or beneficially owned (as applicable) by each U.S. Rollover Shareholder subject to the Rollover shall be reduced on a pro rata basis (calculated by reference to each U.S. Rollover Shareholder’s total holding or beneficial ownership (as applicable) of Scheme Shares as a proportion of the aggregate total of Scheme Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders) to the minimum extent necessary to ensure that the aggregate Rollover Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders do not exceed the Maximum U.S. Rollover Percentage. All Scheme Shares held or beneficially owned (as applicable) by a U.S. Rollover Shareholder to the extent subject to a reduction as a result of this Clause 3.14 shall cease to be Rollover Shares and shall instead be Cash-Out Shares for the purposes of this Scheme.

3.15	Neither the Company nor the Consortium shall be liable to any Scheme Shareholder in respect of any adjustment, decision or determination made pursuant to this Clause 3.

4	Settlement of consideration

4.1	The Consideration due to Cash-Out Shareholders pursuant to Clause 2 shall be satisfied by the Purchaser as follows:

4.1.1

Cash-Out Shares which at the Scheme Record Time are in certificated form (including Cash-Out Shares represented by depositary receipts issued by Computershare): as soon as practicable after the Scheme Effective Date and in accordance with Clause 4.5, the Purchaser shall procure that payment of the sums payable to the relevant Cash-Out Shareholder in accordance with Clause 2.1 is made to that Cash-Out Shareholder by a wire transfer of immediately available funds by the Paying Agent, or by way of cheque, provided that the Purchaser and the Paying Agent’s obligations under this Clause 4.1.1 are subject to holders of certificated shares having complied with the obligations set out in Clause 5.1 and holders of depositary receipts issued by Computershare having complied with the obligations set out in Clause 5.2; and

4.1.2

Cash-Out Shares which at the Scheme Record Time are held in uncertificated form within the systems of The Depository Trust Company: as soon as practicable after the Scheme Effective Date, the Purchaser shall procure that the Paying Agent pays and delivers to The Depository Trust Company or its nominee a cash amount by a wire transfer of immediately available funds equal to the Consideration referred to in Clause 2.1 due in respect of the Cash-Out Shares held in uncertificated form within the systems of The Depository Trust Company, in accordance with Clause 4.6.

4.2

As from the Scheme Record Time, each holding of Cash-Out Shares in uncertificated form credited in any account with The Depository Trust Company shall be disabled and all Cash-Out Shares shall be removed from the systems of The Depository Trust Company in due course.

4.3

All deliveries of cheques pursuant to this Scheme shall be effected by sending the same by first class post (or international standard post or airmail, if overseas) in return envelopes addressed to the persons entitled to them at their respective registered addresses as appearing in the register of members of the Company at the Scheme Record Time or, in the case of joint holders, at the address of that one of the joint holders whose name stands first in such register in respect of such joint holding at the Scheme Record Time. None of the Company, the Purchaser, the Consortium or their respective agents shall be responsible for any loss or delay in the transmission or delivery of any notices, declarations of title, cheques, wire transfers, certificates, or statements of entitlement sent in accordance with this Scheme which shall be sent at the risk of the persons entitled thereto.

4.4

All cheques shall be in U.S. dollars drawn on a U.S. clearing bank and shall be made payable to the relevant Cash-Out Shareholder(s) concerned, and the encashment of any such cheque, or the making of any electronic payment or the creation of any assured payment obligation in accordance with Clause 4.1, shall be a complete discharge of the Purchaser’s and the Paying Agent’s obligations under this Scheme to pay the relevant monies.

4.5	In respect of payments to be made to Cash-Out Shareholders in respect of Cash-Out Shares in certificated form (including Cash-Out Shares represented by depositary receipts issued by Computershare):

4.5.1

the Purchaser shall procure the dispatch by the Paying Agent of the sum to the relevant Cash-Out Shareholder in accordance with Clause 4.1.1 within 14 days of such Cash-Out Shareholder having complied with the obligations set out in Clause 5.1 and (in the case of Cash-Out Shares represented by depositary receipts issued by Computershare) the holders of all relevant depositary receipts having complied with the obligations set out in Clause 5.2 (as applicable). Each such procurement of the Paying Agent shall be a complete discharge of the Purchaser’s obligation under this Scheme in respect of payments for Cash-Out Shares to the relevant Cash-Out Shareholder;

4.5.2

payments shall be made by way of cheque, provided that a Cash-Out Shareholder who has (i) completed and submitted Part II (Letter of Transmittal) of the Combined Form of Election electronically through the online portal and (ii) elected to receive the Consideration by way of wire transfer shall instead receive payment by wire transfer of immediately available funds; and

4.5.3

payments made by way of wire transfer pursuant to Clause 4.5.2 shall be made net of the applicable wire transfer fee, being USD 100 for wire transfers within the United States and USD 200 for wire transfers outside the United States.

4.6

In respect of payments to be made through The Depository Trust Company, the Purchaser shall procure the dispatch by the Paying Agent of the sum to The Depository Trust Company in accordance with Clause 4.1.2 within 14 days of the Scheme Effective Date. Such procurement of the Paying Agent shall be a complete discharge of the Purchaser’s obligation under this Scheme in respect of payments for Cash-Out Shares held in uncertificated form within the systems of The Depository Trust Company made through The Depository Trust Company.

4.7

In the case of Cash-Out Shareholders who have not encashed cheques sent to them under Clause 4.1.1 within 12 months after the date of such cheques, the Consideration due to such Cash-Out Shareholders under this Scheme shall be remitted to the Purchaser or as it may direct as soon as practicable after such 12-month period expires to be held by the Purchaser or such person as the Purchaser may nominate on behalf of such Cash-Out Shareholders (subject to the legal requirements of any jurisdiction relevant to such Cash-Out Shareholders), and the Purchaser shall procure that a notification is sent to such Cash-Out Shareholders at their addresses as appearing in the register of members at the Scheme Record Time. The Purchaser or such person as the Purchaser may nominate shall (subject to the legal requirements of any jurisdiction relevant to such Cash-Out Shareholders) hold the Consideration due to such Cash-Out Shareholders for a period of 12 years from the Scheme Effective Date, in a separate UK bank account established solely for that purpose, and such Cash-Out Shareholders may (subject to the legal requirements of any jurisdiction relevant to such Cash-Out Shareholders) claim the Consideration due to them (net of any expenses and taxes) by written request to the Purchaser, or as the Purchaser may direct, in a form which the Purchaser (or such person as the Purchaser may nominate) determines evidences their entitlement to such Consideration at any time during the period of 12 years from the Scheme Effective Date.

4.8	The provisions of this Clause 4 shall be subject to any condition or prohibition imposed by law.

5	Share certificates

With effect from, or as soon as practicable after, the Scheme Effective Time:

5.1

all certificates representing Cash-Out Shares shall cease to be valid and have effect as documents of title to the Cash-Out Shares represented thereby and every Cash-Out Shareholder who holds certificated Cash-Out Shares shall (i) be bound at the request of the Purchaser to deliver up their share certificate(s) to Computershare (or any person appointed by the Company to receive them), or, if any such share certificate(s) are found to be missing, deliver an affidavit of lost securities and settle the relevant surety bond premium and any relevant processing fee, in each case as required by Computershare, and (ii) return or submit a Combined Form of Election with Part II (Letter of Transmittal) completed;

5.2

all depositary receipts issued by Computershare representing the Cash-Out Shares shall cease to have effect as documents of title to the Cash-Out Shares comprised in the depositary receipts and every holder of depositary receipts representing Cash-Out Shares shall (i) deliver up their depositary receipt(s) to Computershare (or any person appointed by the Company to receive them), or, if any such depositary receipt(s) are found to be missing, deliver an affidavit of lost securities and settle the relevant surety bond premium and any relevant processing fee, in each case as required by Computershare and (ii) return or submit a Combined Form of Election with Part II (Letter of Transmittal) completed; and

5.3

subject to completion of such form or forms of transfer or other instrument or instruction of transfer as may be required in accordance with Clause 1.2, and the payment of any UK stamp duty thereon, the Company shall make, or procure that appropriate entries are made, in the register of members of the Company to reflect the transfer of the Cash-Out Shares to the Purchaser pursuant to Clause 1 of this Scheme.

6	Authority pending registration of transfer

6.1	With effect from the Scheme Effective Time and until the register of members of the Company is updated to reflect the transfer of the Cash-Out Shares to the Purchaser pursuant to Clause 1.2:

6.1.1

the Purchaser or its agents shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of the Company or of any class of its shareholders) attaching to any Cash-Out Shares;

6.1.2

each Cash-Out Shareholder irrevocably authorises the Company and/or its agents to send any notice, circular, warrant, document or other communication which may be required to be sent to such Cash-Out Shareholder as a member of the Company in respect of their Cash-Out Shares (including any share certificate(s) or other document(s) of title issued as a result of conversion of their Cash-Out Shares into certificated form) to the Purchaser at its registered office;

6.1.3

each Cash-Out Shareholder irrevocably appoints the Purchaser and/or any one or more of its directors or agents as its attorney and/or agent to sign on behalf of such Cash-Out Shareholder any such documents, and to do all such acts and things, as may in the opinion of the Purchaser and/or any one or more of its directors or agents be necessary or desirable in connection with the exercise of any votes or any other rights or privileges (including the right to requisition the convening of a general meeting of the Company or of any class of its shareholders) attaching to the relevant Cash-Out Shares (including, without limitation, an authority to sign any consent to short notice of any general or separate class meeting of the Company as attorney or agent for, and on behalf of, such Cash-Out Shareholder and/or to attend and/or execute a form of proxy in respect of such Cash-Out Shares appointing any person nominated by the Purchaser and/or any one or more of its directors or agents to attend any general and separate class meetings of the Company (or any adjournment thereof) and to exercise or refrain from exercising the votes attaching to the Cash-Out Shares on such Cash-Out Shareholder’s behalf); and

6.1.4

each Cash-Out Shareholder irrevocably undertakes: (i) not to exercise any votes or any other rights attaching to the relevant Cash-Out Shares without the consent of the Purchaser; and (ii) not to appoint a proxy or representative for or to attend any general meeting or separate class meeting of the Company in respect of the relevant Cash-Out Shares, such that from the Scheme Effective Time, and without prejudice to the rights of each Cash-Out Shareholder to receive the Consideration, no Cash-Out Shareholder shall be entitled to exercise any voting rights attached to the Cash-Out Shares or any other rights or privileges attaching to the Cash-Out Shares otherwise than in accordance with the directions of the Purchaser.

6.2

With effect from the Scheme Effective Time, each Rollover Shareholder irrevocably appoints the Purchaser and/or any one or more of its directors or agents as its attorney and/or agent to execute and deliver as a deed on behalf of such Rollover Shareholder a counterpart of each of the Shareholders’ Agreement and the Reorganisation Wrapper Deed.

7	Scheme Effective Time

7.1	This Scheme shall become effective upon a copy of the order of the Court sanctioning this Scheme being delivered to the Registrar of Companies.

7.2	Unless this Scheme has become effective on or before , or such later date, if any, as the Company and CPP Investments may agree, and the Court may approve, this Scheme shall never become effective.

8	Mandates

All mandates and other instructions given to the Company by Scheme Shareholders in force at the Scheme Record Time relating to Scheme Shares shall, as from the Scheme Effective Time, cease to be valid save that the Company may, subject to Clauses 2.2 to 2.4, pay any dividend declared on or prior to the Scheme Effective Date in accordance with the mandates in relation to the payment of dividends in place on or prior to the Scheme Effective Date.

9	Withholding

9.1

Notwithstanding any other provision of this Scheme, the Purchaser, the Paying Agent and each of their respective agents or nominees (for the purposes of this Clause 9.1, each a “Payer”) shall be entitled to deduct or withhold from any Consideration payable to a Scheme Shareholder (including where such Consideration is for the account of a Beneficial Cash-Out Shareholder) any tax or amount in respect of tax as the Payer determines (in its sole discretion) is required by applicable law to be deducted or withheld, and any such deduction or withholding shall be made in the maximum amount required by applicable domestic law. If the relevant Scheme Shareholder entitled to such payment (or, in circumstances where the Consideration payable to a Scheme Shareholder is for the account of a Beneficial Cash-Out Shareholder, such Beneficial Cash-Out Shareholder) has provided to the Purchaser, no later than the date specified in the section entitled “Notes on Completing Indian Tax Self-Declaration” of the Document, such documentation, forms, certificates, opinions, computations and other information reasonably requested by the Purchaser evidencing (to the Purchaser’s reasonable satisfaction) that such Scheme Shareholder (or, in circumstances where the Consideration payable to a Scheme Shareholder is for the account of a Beneficial Cash-Out Shareholder, such Beneficial Cash-Out Shareholder) is, in respect of such payment, entitled to an exemption from or reduced rate of withholding under applicable law (including under an applicable double taxation treaty with India), the Purchaser may make such deduction or withholding from such payment in an amount which takes into account such exemption or reduced rate.

9.2	To the extent that any amount of or in respect of tax is deducted or withheld in accordance with Clause 9.1, such deducted or withheld amount shall be:

9.2.1	remitted to the applicable taxing authority within the time limits imposed by applicable law; and

9.2.2	treated for all purposes of this Scheme as having been paid to the person in respect of which such deduction and withholding was made.

9.3

Each Scheme Shareholder that is a Non-Small Shareholder, or that receives or is expected to receive Consideration for the account of a beneficial owner of Scheme Shares or a holder of Depositary Receipts in respect of Scheme Shares, in each case who is a Non-Small Shareholder, shall return or shall cause to be returned by such beneficial owner or holder of Depositary Receipts to the Purchaser a complete and accurate Indian Tax Self-Declaration on or prior to the date specified in the section entitled “Notes on Completing Indian Tax Self-Declaration” of the Document.

10	Scheme Restricted Shares

10.1

Subject to this Scheme becoming effective in accordance with its terms, the rights and entitlements which would otherwise be exercisable in respect of or attach to any Scheme Restricted Shares shall not be exercisable or apply in respect of such Scheme Restricted Shares for as long as a direct or indirect interest holder in such Scheme Restricted Shares is a Sanctions Disqualified Shareholder including, without limitation:

10.1.1

the right to receive notice of, be present at or to vote (either in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class of shares or on any poll or to exercise any other right conferred by membership in relation to any such meeting or poll, and any votes purported to be cast by or on behalf of such member in respect of the Scheme Restricted Shares at a general meeting or separate meeting of the holders of a class of shares shall be disregarded;

10.1.2	the right to receive notices or documents (including, without limitation, share certificates, annual reports, accounts and resolutions) from or in respect of the Company;

10.1.3

save for any transfer pursuant to Clause 10.2, the right to transfer such Scheme Restricted Shares or have such transfer registered, and any purported transfer of any such Scheme Restricted Shares shall be void;

10.1.4	the right to a further issuance of shares in respect of any such Scheme Restricted Shares or in pursuance of an offer made to the holders of shares in the Company; and

10.1.5

any right to receive payment of sums due from the Company on such Scheme Restricted Shares, whether in respect of dividends, distributions, returns of capital, pursuant to any share buyback or otherwise and any such payment or other money payable in respect of such Scheme Restricted Shares shall be withheld by the Company, shall not bear interest, and shall be paid into a blocked or frozen account (as applicable) in accordance with applicable Sanctions.

10.2

Subject to this Scheme becoming effective in accordance with its terms, upon each direct or indirect interest holder in any Scheme Restricted Shares ceasing to be a Sanctions Disqualified Shareholder or the Purchaser having obtained the requisite licences in accordance with all applicable Sanctions to acquire such Scheme Restricted Shares, the Purchaser may, in its sole and unfettered discretion, serve written notice on the holder of legal title to such Scheme Restricted Shares obliging it to transfer each such Scheme Restricted Share immediately to the Purchaser fully paid, with full title guarantee, and free from all liens, equitable interests, options, charges, encumbrances, rights of pre-emption and other third party rights and interests of any nature whatsoever (such Scheme Restricted Shares becoming “Non-Restricted Shares” upon service of such written notice by the Purchaser). Such transfer shall be in consideration of the payment by or on behalf of the Purchaser to the legal holder of each such Non-Restricted Share (subject to Clause 10.3) of an amount in cash equal to the Consideration to which such holder of Non-Restricted Shares would have been entitled to under this Scheme had such Non-Restricted Shares been Scheme Shares at the Scheme Effective Time. On any reorganisation of, or material alteration to, the share capital of the Company (including, without limitation, any subdivision and/or consolidation), the value of the Consideration per Non-Restricted Share to be paid under this Clause 10.2 shall be adjusted by the directors of the Company in such manner as the auditors of the Company or an investment bank selected by the Company may determine to be appropriate to reflect such reorganisation or alteration. Any amounts withheld by the Company pursuant to Clause 10.1.5 shall be released to the legal holder of each such Non-Restricted Share upon the later of (i) the transfer of each such Non-Restricted Share to the Purchaser or (ii) the satisfaction of any remaining Sanctions restrictions in respect of the payment of such amounts.

10.3

For the purposes of the transfer of Non-Restricted Shares pursuant to Clause 10.2, the Non-Restricted Shares shall be transferred to the Purchaser and such transfer shall be effected by means of a form or forms of transfer or other instrument or instruction of transfer and to give effect to such transfer(s) any person may be appointed by the Purchaser as attorney and/or agent and shall be authorised as such attorney and/or agent on behalf of the relevant holder of Non-Restricted Shares to execute and deliver as transferor a form or forms of transfer or other instrument or instruction of transfer (whether as a deed or otherwise) of such Non-Restricted Shares, or give any instructions to transfer such Non-Restricted Shares, and every form, instrument or instruction of transfer so executed or instruction given shall be as effective as if it had been executed or given by the holder or holders whose Non-Restricted Shares are thereby transferred. The Non-Restricted Shares which are comprised within any such form, instrument or instruction of transfer shall, with effect from the date thereof, be deemed to be Cash-Out Shares for the purposes of Clause 6.1 of this Scheme, such that the provisions of Clause 6.1 shall apply in respect of the same.

11	Modification

The Company and CPP Investments may jointly consent on behalf of all concerned to any modification of, or addition to, this Scheme or to any condition which the Court may approve or impose. For the avoidance of doubt, no modification may be made to this Scheme once it has become effective.

12	Governing law

This Scheme shall be governed by the laws of England and Wales and subject to the exclusive jurisdiction of the courts of England and Wales.

Dated

PART XI

NOTICE OF COURT MEETING

IN THE HIGH COURT OF JUSTICE BUSINESS AND PROPERTY COURTS OF ENGLAND AND WALES COMPANIES COURT (ChD)	CR-2026-

IN THE MATTER OF RENEW ENERGY GLOBAL PLC

- and -

IN THE MATTER OF THE COMPANIES ACT 2006

NOTICE IS GIVEN that by an order dated     (the “Order”) made in the above matters the Court has given permission for a meeting (the “Court Meeting”) to be convened of the Scheme Shareholders as at the Scheme Voting Record Time (each as defined in the Scheme of Arrangement (defined below)) for the purpose of considering and, if thought fit, approving the following resolution to approve a scheme of arrangement (the “Scheme of Arrangement”) proposed to be made pursuant to Part 26 of the Companies Act 2006 (the “Companies Act”) between ReNew Energy Global plc (the “Company”) and the Scheme Shareholders, and that such meeting shall be held at     on     at     (UK time), at which place and time all Scheme Shareholders are requested to attend:

“That the scheme of arrangement dated     (the “Scheme of Arrangement”) between the Company and the Scheme Shareholders (as defined in the Scheme of Arrangement), a print of which has been produced to this meeting and, for the purposes of identification, signed by the chair hereof, in its original form or with or subject to any modification, addition or condition approved by the Court, be approved and the directors of the Company be authorised to take all such actions as they consider necessary or appropriate for carrying the Scheme of Arrangement into effect.”

Unless the context requires otherwise, any capitalised term used but not defined in this Notice of Court Meeting shall have the meaning given to such term in the document of which this Notice of Court Meeting forms part.

A copy of the Scheme of Arrangement and a copy of the explanatory statement required to be furnished pursuant to section 897 of the Companies Act are incorporated in the document of which this notice forms part.

Voting on the resolution to approve the Scheme of Arrangement shall be by way of poll, which shall be conducted as the Chair of the Court Meeting may determine. Voting on a poll shall mean that the vote attaching to each Scheme Share represented in person or by proxy shall be counted in the vote.

By the said Order, the Court has appointed Manoj Singh or, failing them, any other director of the Company (other than Sumant Sinha), to act as Chair of the Court Meeting and has directed the Chair to report the result of the Court Meeting to the Court.

The Scheme of Arrangement shall be subject to the subsequent sanction of the Court.

Scheme Shareholders

Scheme Shareholders entitled to attend and vote at the Court Meeting may vote in person or they may appoint another person, whether a member of the Company or not, as their proxy to attend and vote at the Court Meeting. Scheme Shareholders are strongly encouraged to appoint the Chair of the Court Meeting as their proxy, rather than a named person who may not be able to attend the Court Meeting.

Shareholders of Record and Beneficial Holders

“Shareholders of record” are those persons registered in the register of members of the Company in respect of at least one Scheme Share at the Scheme Voting Record Time. Beneficial holders of Scheme Shares whose interests in such Scheme Shares are held within the systems of The Depository Trust Company (“DTC”) in a stock brokerage account or by a broker, bank or other nominee are considered the “beneficial owner” of those Scheme Shares. Only shareholders of record have the right to attend, speak and vote at the Court Meeting. Changes to the register of members after the Scheme Voting Record Time shall be disregarded in determining the rights of any person to attend and vote at the meeting.

Appointment of Proxies and Proxy Forms

A form of proxy labelled “Court Meeting Proxy Form” for use in connection with the Court Meeting, has been provided with this Notice to shareholders of record holding Scheme Shares, who can appoint a proxy using the procedures set out in these notes and the notes to the form of proxy labelled “Court Meeting Proxy Form”.

Right to Appoint a Proxy; Procedure for Appointment: Scheme Shareholders entitled to attend and vote at the Court Meeting may appoint a proxy by sending a completed form of proxy labelled “Court Meeting Proxy Form”, and any power of attorney or other authority under which it is executed (or a duly certified copy of any such power or authority) to Broadridge at 51 Mercedes Way, Edgewood, NY11717 to be received by no later than     (UK time) on     (or not less than 48 hours, excluding any part of a day which is not a Scheme Business Day, before the time appointed for any adjourned meeting). A completed form of proxy labelled “Court Meeting Proxy Form” not so lodged may also be handed to the Chairman of the Court Meeting before the start of the Court Meeting. Alternatively, Scheme Shareholders entitled to attend and vote at the Court Meeting may appoint a proxy electronically by logging on to www.ProxyVote.com or (from within the United States of America) by telephone on 1-800-454-8683 and entering the 16-digit control number shown on their form of proxy labelled “Court Meeting Proxy Form”, in each case, with instructions to be received by no later than     (UK time) on     (or not less than 48 hours, excluding any part of a day which is not a Scheme Business Day, before the time appointed for any adjourned meeting). Full details of the procedure to be followed to appoint a proxy electronically are given on www.ProxyVote.com.

A Scheme Shareholder who has appointed a proxy may revoke the appointment by (i) delivering to the address for delivery of forms of proxy provided in the paragraph above, before the deadline for the receipt of forms of proxy provided in the paragraph above, either a duly signed written notice that the proxy is revoked bearing a date later than that indicated on the form of proxy labelled “Court Meeting Proxy Form” or a duly signed subsequently dated form of proxy labelled “Court Meeting Proxy Form”, or (ii) delivering a duly signed subsequently dated form of proxy labelled “Court Meeting Proxy Form” to the Chairman of the Court Meeting before the start of the Court Meeting. Proxy appointments made online or by telephone may also be changed until the deadline for such appointments provided in the paragraph above.

Scheme Shareholders should note that they may not appoint more than one proxy in respect of their shareholding through the www.ProxyVote.com service or by telephone, and if they wish to appoint more than one proxy they should request forms of proxy labelled “Court Meeting Proxy Form” from Broadridge, and submit them as set out below.

Completion and return of a form of proxy labelled “Court Meeting Proxy Form”, or the appointment of a proxy electronically or by telephone, shall not prevent a Scheme Shareholder from attending and voting in person at the Court Meeting or any adjournment thereof.

Scheme Shareholders are entitled to appoint a proxy in respect of some or all of their shares. Scheme Shareholders are also entitled to appoint more than one proxy, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by such Scheme Shareholder. A space has been included in the form of proxy labelled “Court Meeting Proxy Form” to allow Scheme Shareholders to specify the number of shares in respect of which that proxy is appointed. Scheme Shareholders who return the form of proxy labelled “Court Meeting Proxy Form” duly executed but leave this space blank shall be deemed to have appointed the proxy in respect of all their Scheme Shares (as defined in the Scheme of Arrangement).

Scheme Shareholders who wish to appoint more than one proxy in respect of their shareholding should contact Broadridge on 1-866-232-3037 for those within the U.S., and 1-720-358-3640 for those outside the U.S. or at 51 Mercedes Way, Edgewood, NY11717 for further forms of proxy labelled “Court Meeting Proxy Form” or photocopy the form of proxy labelled “Court Meeting Proxy Form” as required. Such Scheme Shareholders should also read the information regarding the appointment of multiple proxies set out on pages 37 to 40 of the document of which this notice forms part and on the form of proxy labelled “Court Meeting Proxy Form”.

As an alternative to appointing a proxy, any Scheme Shareholder which is a corporation may appoint one or more corporate representatives who may exercise on its behalf all its powers as a member. Only one corporate representative is to be counted in determining whether under Part 26 of the Companies Act a majority in number of the Scheme Shareholders approved the Scheme of Arrangement. The Chair of the Court Meeting may require a corporate representative to produce to the Company’s registrars, Computershare, his/her written authority to attend and vote at the Court Meeting at any time before the start of the Court Meeting. The representative shall not be entitled to exercise the powers conferred on them by the Scheme Shareholder until any such demand has been satisfied.

In the case of joint holders of Scheme Shares, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s) and for this purpose, seniority shall be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding (the first being the most senior) save that, to the extent that two joint holders seek to vote in a different manner, the Chair of the Court Meeting shall report the same to the Court.

Holders of Depositary Receipts

Holders as at the Scheme Record Time of depositary receipts issued by Computershare Trust Company, N.A. (the “Depositary Agent”) generally have the right to direct the Depositary Agent how to vote the Scheme Shares underlying their depositary receipts and are also invited to attend the Court Meeting. However, as holders of depositary receipts are not shareholders of record of the relevant Scheme Shares underlying their depositary receipts, they may not vote such Scheme Shares at the Court Meeting unless they request and obtain a legal appointment as proxy from the Depositary Agent. The proxy form effecting this appointment must be delivered to Broadridge at 51 Mercedes Way, Edgewood, NY11717 by no later than     (UK time) on     (or not less than 48 hours, excluding any part of a day which is not a Scheme Business Day, before the time appointed for any adjourned meeting).

Holders of depositary receipts issued by the Depositary Agent will receive instructions from Broadridge on how to give directions about the voting of the ReNew Shares underlying their depositary receipts. Holders of such depositary receipts must follow these instructions in order for the voting rights attaching to the ReNew Shares underlying their depositary receipts to be voted. In order to be valid, the voting directions must be received no later than 11.59 p.m. (EST time) on    . Following receipt of the directions, such directions will be passed on by the registered holder of the ReNew Shares underlying the depositary receipts to the Company’s agent, which shall be deemed to constitute the appointment of the Chair of the Court Meeting as the nominee’s proxy for the Court Meeting in respect of the relevant ReNew Shares and an instruction to the proxy to vote the relevant ReNew Shares in accordance with the directions of the holders of the depositary receipts. Since the holders of depositary receipts are not shareholders registered in the register of members, they may not vote at the Court Meeting unless they request and obtain a legal appointment as proxy from the Depositary Agent. If Broadridge does not receive valid voting directions from a holder of depositary receipts by the deadline referred to above, the ReNew Shares underlying that holder’s depositary receipts will not be voted at the Court Meeting, and no proxy will be given to vote them on a discretionary basis.

Beneficial Owners

Beneficial owners of ReNew Shares whose interests in such ReNew Shares are held in the name of a broker, bank or other nominee within the systems of DTC will receive instructions from Broadridge or their broker, bank or nominee on how to give directions about the exercise of the voting rights attaching to such Scheme Shares. Such beneficial owners must follow these instructions in order for their Scheme Shares to be voted. In order to be valid, the voting directions must be received no later than     (UK time) on    . Any voting direction submitted to the Company or its agent by such beneficial owner (or on their behalf) in accordance with these instructions shall be deemed to constitute the appointment of the Chair of the Court Meeting as proxy on behalf of DTC’s nominee (which is the registered holder of the relevant Scheme Shares) in respect of the relevant Scheme Shares and an instruction to the proxy to vote the relevant Scheme Shares in accordance with the directions of such beneficial owner. Since beneficial owners are not shareholders registered in the register of members, they may not vote at the Court Meeting unless they request and obtain a legal appointment as proxy from their broker, bank or other nominee.

Record Date

Only those Scheme Shareholders registered in the register of members of the Company as at     (UK time) on the day which is five Scheme Business Days before the date of the Court Meeting or adjourned meeting (as the case may be) shall be entitled to attend or vote in respect of the number of shares registered in their name at the relevant time. In each case, changes to the register of members of the Company after such time shall be disregarded.

Dated

LINKLATERS LLP

20 Ropemaker Street

London EC2Y 9AR

Solicitors for the Company

PART XII

NOTICE OF GENERAL MEETING

RENEW ENERGY GLOBAL PLC

(Registered in England and Wales with registered number 13220321)

NOTICE IS GIVEN that a GENERAL MEETING of ReNew Energy Global plc (the “Company”) shall be held at     on     (UK time) (or as soon thereafter as the Court Meeting (as defined in the document of which this notice forms part) convened for     (UK time) on the same date and at the same place has concluded or been adjourned) for the purpose of considering and, if thought fit, passing the following resolutions, of which (1) shall be proposed as an ordinary resolution and (2)-(6) shall be proposed as special resolutions.

ORDINARY RESOLUTION

THAT:

(1)	the directors of the Company be generally and unconditionally authorised pursuant to section 551 of the Companies Act 2006 to:

a.

allot class A ordinary shares of $0.0001 each in the capital of the Company (“Company Shares”), and to grant rights to subscribe for or to convert any security into Company Shares, up to an aggregate nominal amount of $    for a period expiring (unless previously renewed, varied or revoked by the Company at a general meeting) at the close of business on the date which is five years after the date on which this resolution is passed; and

b.

make an offer or agreement which would or might require Company Shares to be allotted, or rights to subscribe for or convert any security into Company Shares to be granted, after expiry of this authority and the directors may allot Company Shares and grant rights in pursuance of that offer or agreement as if this authority had not expired; and

SPECIAL RESOLUTIONS

THAT:

(2)

for the purpose of giving effect to the scheme of arrangement dated    (the “Scheme”) (as may be amended or supplemented) between the Company and the Scheme Shareholders (as defined in the Scheme), a print of which has been produced to this meeting and for the purposes of identification signed by the chair of this meeting, in its original form or with or subject to any modification, addition or condition agreed between the Company, and Canada Pension Plan Investment Board (“CPPIB”) and approved or imposed by the High Court of Justice in England and Wales, the directors of the Company (or a duly authorised committee of the directors) be authorised to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect; and

(3)	with effect from the passing of this resolution, the articles of association of the Company be amended by the adoption and inclusion of:

a.	the following new article 48:

“48 SCHEME OF ARRANGEMENT

48.1	In this Article:

48.1.1

the “Scheme” means the scheme of arrangement dated     between the Company and its Scheme Shareholders (as defined in the Scheme) under Part 26 of the Companies Act in its original form or with or subject to any modification, addition or condition approved or imposed by the High Court of Justice in England and Wales and agreed between the Company and Canada Pension Plan Investment Board (“CPPIB”) and (save as defined in this Article) expressions defined in the Scheme shall have the same meanings in this Article.

48.2

Notwithstanding any other provision of these Articles or the terms of any resolution whether ordinary or special passed by the Company in general meeting, if the Company issues or transfers out of treasury any ReNew Shares (other than to any member of the Consortium or any of their Affiliates) after the adoption of this Article and before the Scheme Record Time, such shares shall be issued or transferred subject to the terms of the Scheme (and shall be Scheme Shares for the purposes of the Scheme) and the holders of such ReNew Shares shall be bound by the Scheme accordingly.

48.3

Notwithstanding any other provision of these Articles and subject to the Scheme becoming effective, if any ReNew Shares are issued or transferred out of treasury to any person (a “New Member”) (other than to any member of the Consortium or any of their Affiliates) at or after the Scheme Record Time (the “Post-Scheme Shares”), they shall be immediately transferred to the Purchaser (or as CPPIB may direct) in consideration of the payment by or on behalf of CPPIB to the New Member of the same cash consideration per Post-Scheme Share as would have been payable for each Scheme Share under the Scheme.

48.4

Notwithstanding any other provisions of these Articles, subject to the Scheme becoming effective in accordance with its terms, the rights and entitlements which would otherwise be exercisable in respect of or attach to any Scheme Restricted Shares shall not be exercisable or apply in respect of such Scheme Restricted Shares for as long as a direct or indirect interest holder in such Scheme Restricted Shares is a Sanctions Disqualified Shareholder including, without limitation:

48.4.1

the right to receive notice of, be present at or to vote (either in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class of shares or on any poll or to exercise any other right conferred by membership in relation to any such meeting or poll, and any votes purported to be cast by or on behalf of such member in respect of the Scheme Restricted Shares at a general meeting or at a separate meeting of the holders of a class of shares shall be disregarded;

48.4.2	the right to receive notices or documents (including, without limitation, share certificates, annual reports, accounts and resolutions) from or in respect of the Company;

48.4.3

save for any transfer pursuant to Article 48.5, the right to transfer such Scheme Restricted Shares or have such transfer registered, and any purported transfer of such Scheme Restricted Shares shall be void;

48.4.4	the right to a further issuance of shares in respect of any such Scheme Restricted Shares or in pursuance of an offer made to the holders of shares in the Company; and

48.4.5

any right to receive payment of sums due from the Company on such Scheme Restricted Shares, whether in respect of distributions of capital pursuant to any share buyback or otherwise and any such payment or other money payable in respect of such Scheme Restricted Shares shall be withheld by the Company, which shall not have any obligation to pay interest on it, and be paid into a blocked or frozen account (as applicable) in accordance with applicable Sanctions.

48.5

Subject to the Scheme becoming effective in accordance with its terms, upon each direct or indirect interest holder of Scheme Restricted Shares ceasing to be a Sanctions Disqualified Shareholder or CPPIB having obtained the requisite licences in accordance with all applicable Sanctions to acquire such Scheme Restricted Shares (at such point, such shareholder becoming a “Non-Restricted Holder” and such shares becoming “Non-Restricted Shares”), CPPIB may, in its sole and unfettered discretion, serve written notice on the Non-Restricted Holder obliging it to transfer each such Non-Restricted Share immediately to the Purchaser (or as CPPIB may direct) fully paid, with full title guarantee and free from all liens, equitable interests, options, charges, encumbrances, rights of pre-emption and other third party rights and interests of any nature whatsoever. Such transfer shall be in consideration of the payment by or on behalf of CPPIB to the Non-Restricted Holder (subject to Article 48.7) of an amount in cash for each such Non-Restricted Share equal to the cash consideration to which such Non-Restricted Holder would have been entitled under the Scheme had such Non-Restricted Share been a Scheme Share. Any amounts withheld by the Company pursuant to Article 48.4.5 shall also be released to the Non-Restricted Holder upon the later of (i) the transfer of such Non-Restricted Shares to the Purchaser (or as CPPIB may direct) or (ii) the satisfaction of any remaining Sanctions restrictions in respect of the payment of such amounts.

48.6

On any reorganisation of, or material alteration to, the share capital of the Company (including, without limitation, any subdivision and/or consolidation) effected after the Scheme Effective Time, the value of the consideration per Post-Scheme Share to be paid under paragraph 48.2 or 48.3 of this Article, and the value of the consideration per Non-Restricted Share to be paid under paragraph 48.5 of this Article, may be adjusted in such a manner as the auditors of the Company or an independent investment bank selected by the Company may determine to be appropriate to reflect such reorganisation or alteration. References in this Article to such shares or Post-Scheme Shares shall, following such adjustment, be construed accordingly.

48.7

To give effect to any transfer of Post-Scheme Shares, the Company may appoint any person as attorney and/or agent for the New Member or Non-Restricted Holder (as applicable) to transfer the Post-Scheme Shares or Non-Restricted Shares (as applicable) to the Purchaser and/or its nominee(s) and do all such other things and execute and deliver all such documents (whether as a deed or otherwise) as may in the opinion of the attorney and/or agent be necessary or desirable to vest the Post-Scheme Shares or Non-Restricted Shares (as applicable) in the Purchaser (or as CPPIB may direct) and pending such vesting to exercise all such rights attaching to the Post-Scheme Shares or Non-Restricted Shares (as applicable) as CPPIB may direct. If an attorney and/or agent is so appointed, the New Member or, as applicable, the Non-Restricted Holder shall not thereafter (except to the extent that the attorney and/or agent fails to act in accordance with the directions of CPPIB) be entitled to exercise any rights attaching to the Post-Scheme Shares or Non-Restricted Shares (as applicable) unless so agreed by CPPIB. The attorney and/or agent shall be empowered to execute and deliver as transferor a form or forms of transfer or other instrument(s) or instruction(s) of transfer (whether as a deed or otherwise) on behalf of the New Member or, as applicable, the Non-Restricted Holder (or any subsequent holder) in favour of the Purchaser and/or its nominee(s) and the Company may give a good receipt for the consideration for the Post-Scheme Shares or Non-Restricted Shares (as applicable) and may register the Purchaser and/or its nominee(s) as holder of the Post-Scheme Shares or Non-Restricted Shares (as applicable) and issue to it certificates for them. The Company shall not be obliged to issue a certificate to the New Member or, as applicable, the Non-Restricted Holder for the Post-Scheme Shares or Non-Restricted Shares (as applicable). CPPIB shall, subject to Article 48.3 above, settle the consideration due to the New Member or, as applicable, the Non-Restricted Holder within 14 days of the issue or transfer of the Post-Scheme Shares to the New Member or, as applicable, the transfer of the Non-Restricted Shares to the Purchaser or its nominee(s). The payment of such consideration shall constitute a complete discharge to CPPIB and the Company in respect of their respective obligations.

48.8

Notwithstanding any other provision of these Articles, neither the Company nor the directors shall register the transfer of any Scheme Shares between the Scheme Record Time and the Scheme Effective Time.”; and

(4)	with effect from the date on which the Scheme shall become effective in accordance with its terms, the articles of association of the Company be amended by the adoption and inclusion of:

a.	the following new definitions to be inserted in their entirety in article 1.2:

““Appointer A” means    ;

“Appointer B” means    ;

“Appointers” means (a) each of Appointer A and Appointer B; and (b) any other person who is designated as an Appointer from time to time in accordance with these Articles;

“CPPIB WOS” means Dyuti Private Holdings Inc., a Canadian corporation incorporated under the Canada Business Corporations Act, whose registered office is at 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3, under corporation number 1532365-7;

“Equity Proportion” means the number of (i) Class A Ordinary Shares, (ii) Class C Ordinary Shares, and (iii) Notional Company Shares, held by the relevant Investor calculated on a non-diluted basis and expressed as a proportion of the sum of all Equivalent Voting Beneficial Shares in issue at the relevant time, save that, if the expression ‘Equity Proportion’ is used in the context of some (but not all) of the Investors, it shall mean the respective proportions in which Equivalent Voting Beneficial Shares are held by each of those Investors on a non-diluted basis;

“Notional Company Shares” means, with respect to any Investor who holds a Class B Ordinary Share or Class D Ordinary Share in the Company, as of the time of determination, a notional number of Class A Ordinary Shares in the Company (rounded down to the nearest whole number), equal to:

(a)	the number of Shares in ReNew India, if any, held by such Investor or any member of its Investor Group; multiplied by

(b)

0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares);

“Relevant Appointer” means, in respect of an Investor or its Investor Group, the Appointer who from time to time has been designated as an “Appointer” by such Investor or Investor Group;”

b.	the following definitions in article 1.2 to be deleted in their entirety:

““Appointing Investor”;

“Director Appointment Right”;

“MKC”;

“MKC Nominee Director””;

c.	the definition of “Director” in article 1.2 to be replaced in its entirety with the following:

“Director” means a director of the Company appointed by an Appointer, and includes any person occupying the position of director, by whatever name called;”;

d.	the definition of “Nominee Director” in article 1.2 to be replaced in its entirety with the following:

““Nominee Director” means each of the Investor Nominee Directors;”

e.	the definition of “Investors” in article 1.2 to be replaced in its entirety with the following:

““Investors” means the Founder Investors, CPPIB, Platinum Cactus and JERA Nex;”

f.

the definition of “Effective Economic Interest” to be amended such that “such Investor has a Director Appointment Right” is deleted and replaced with “such Investor’s affiliated Appointer has the right to appoint a Director”;

g.	the definition of “Nominee Observer” to be amended such that it refers to new article 19.6;

h.

articles 23.2(b) and 23.2(c) to each be amended such that “an Investor that has a Director Appointment Right” is deleted and replaced with “an Investor’s affiliated Appointer that has the right to appoint a Director”;

i.	the following amendments to article 2.2:

“2.2 Subject to the provisions of the Act and without prejudice to any rights attached to any existing shares or class of shares, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine or, if no such resolution is in effect or so far as the resolution does not make specific provision, as the board shall determine subject to the provisions of the Act and without prejudice to any rights attaching to any such shares or class of shares (including as set out in Article 2.3; provided that the rights to appoint, elect, remove or replace the Directors, or vote for any of the foregoing actions, shall not attach to any shares or other securities issued by the Company.”;

j.	the following amendments to article 2.3(a):

“(a) Class A Ordinary Shares: shall be denominated in US Dollars with a nominal value of US$0.0001 each. Class A Ordinary Shares shall be issued with voting rights attached to them and each Class A Ordinary Share shall have one vote on a poll. The holders of Class A Ordinary Shares shall, in respect of the Class A Ordinary Shares held by them, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company. Each holder of Class A Ordinary Shares shall be entitled to receive distributions, whether in the form of dividends under Article 35, return of capital on a winding up or any other means (the “Distributions”) in such amounts and proportions as may be determined by the Company from time to time ~~in proportion to the number of Class A Ordinary Shares held by them and pro rata with all other Shares in the capital of the Company which are entitled to Distributions (so that all such Shares which are entitled to receive such Distributions receive the same amount per Share, subject to any differences in such amount as a result of rights to receive Distributions attaching to the Class B Ordinary Share and the Class D Ordinary Share as set out in Articles 2.3(b) and (d) respectively)~~. Class A Ordinary Shares may not be issued as redeemable shares. ~~Class A Ordinary Shares may be admitted and listed for trading on the NASDAQ or any other securities exchange in the U.S. or elsewhere.~~ For the avoidance of doubt, in this Article 2.3(a), all references to a holder of Class A Ordinary Shares are references to such person only in its capacity as the holder of such shares.”

k.	the following amendments to article 2.3(c):

“(c) Class C Ordinary Shares: Class C ordinary shares (the “Class C Ordinary Shares”) shall be denominated in US Dollars with a nominal value of US$0.0001 each. Class C Ordinary Shares shall ~~not~~ be issued with ~~(and shall not otherwise carry)~~ voting rights attached to them and each Class C Ordinary Share shall have one vote on a poll~~and may not be re-designated as Voting Shares except as provided in Article 8.3.~~ The holders of Class C Ordinary Shares shall, in respect of the Class C Ordinary Shares held by them, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company~~, but shall not be entitled to vote at general meetings of the Company~~. Each holder of Class C Ordinary Shares shall be entitled to receive Distributions in such amounts and proportions as may be determined by the Company from time to time ~~in proportion to the number of Class C Ordinary Shares held by them and pro rata with all other Shares in the capital of the Company which are entitled to Distributions (so that all such Shares which are entitled to receive such Distributions receive the same amount per Share, subject to any differences in such amount as a result of rights to receive Distributions attaching to the Class B Ordinary Share and the Class D Ordinary Share as set out in Articles 2.3(b) and (d) respectively)~~. Class C Ordinary Shares may not be issued as redeemable shares. ~~Class C Ordinary Shares may not be admitted and listed for trading on the NASDAQ or any other securities exchange in the U.S. or elsewhere.~~ For the avoidance of doubt, in this Article 2.3(c), all references to a holder of Class C Ordinary Shares are references to such person only in its capacity as the holder of such shares.”

l.	the following amendments to article 2.14:

“2.14 Residual allotment powers

Subject to the provisions of the Act relating to authority to allot shares and the disapplication of pre-emption rights or otherwise and of any resolution of the Company in a general meeting passed pursuant to those provisions, and, in the case of redeemable shares, the provisions of Article 2.15:

(a)	all shares for the time being in the capital of the Company shall be at the disposal of the board; and

(b)

the board may reclassify, allot (with or without conferring a right of renunciation), grant options over, or otherwise dispose of them to such persons on such terms and conditions and at such times as it thinks fit, provided that the right to appoint, elect, remove or replace the Directors, or vote for any of the foregoing actions, shall not attach to any shares or other securities issued by the Company.”;

m.	the following amendments to article 2.15:

“2.15 Redeemable shares

Subject to the provisions of the Act, and without prejudice to any rights attached to any existing shares or class of shares, shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the Company or the holder. The board may determine the terms, conditions and manner of redemption of shares provided that it does so before the shares are allotted; provided that the right to appoint, elect, remove or replace the Directors, or vote for any of the foregoing actions, shall not attach to any shares or other securities issued by the Company.”;

n.	article 8.3 to be deleted in its entirety;

o.	articles 15.1(a)(i), 15.1(a)(iii)(D), 15.1(a)(iii)(E), and 15.1(a)(iii)(F) each to be deleted in their entirety;

p.	article 18.1 to be deleted in its entirety and replaced with the following:

“18.1 Composition

The Board shall comprise: (a) such number of Investor Nominee Directors as Appointer A determines in its complete discretion to appoint pursuant to Article 19.1(a); (b) up to one Investor Nominee Director appointed by the Relevant Appointer of each other Investor Group whose Relevant Appointer has the right to appoint a Director pursuant to Article 19.1(b); (c) the Founder Director (if any), appointed pursuant to Article 19.1(c); and (d) such number of independent directors as the Appointers may determine to appoint, having regard to any applicable requirement of law or of the rules of any stock exchange on which the Company’s shares are admitted to trading. There is no fixed maximum number of Directors under this Article 18.1; the size of the Board will vary according to the operation of Article 19 from time to time.

q.	the following amendments to article 18.2:

“The number of Directors shall not be less than two (2) and the maximum number of Directors on the Board shall be established and remain in accordance with Article 18.1, and any action by the Board to increase or decrease the maximum size of the Board shall require the prior written consent of ~~each Investor that has a Director Appointment Right~~ each Investor Group whose Relevant Appointer has the right to appoint a Director at such time; provided, that, notwithstanding the foregoing but without prejudice to Article 23.2(i), in the event that an Investor (including any assignee or Transferee of ~~an Investor’s Director Appointment Right(s),~~ the Investor’s Relevant Appointer’s right to appoint a Director, to the extent the assignment or Transfer of such ~~Director Appointment Right~~ Appointer’s right to appoint a Director is made pursuant to any assignment rights thereof) ceases to have a ~~Director Appointment Right~~ Relevant Appointer with a right to appoint a Director pursuant to Article 19.1, the size of the Board may be decreased by the one (1) director such ~~Investor ceases to have such right to appoint,~~ Investor’s Relevant Appointer ceases to have the right to appoint, without the consent of any Investor.”;

r.	articles 19.1 to 19.11 (inclusive) to be deleted in their entirety and replaced with the following:

“19.1 The Relevant Appointer of each Voting Investor (together with their Affiliates, an “Investor Group”) shall be entitled from time to time to appoint or reappoint certain directors of the Company in the manner set forth below and to remove from office any such person so appointed and appoint another person in that person’s place (each such person, an “Investor Nominee Director”) as set forth below. Notwithstanding anything to the contrary contained in these Articles, the rights to elect, appoint, remove and replace Directors will be exclusively vested in the Appointers and this shall be the sole and exclusive method for the appointment or removal of directors, as follows:

(a) Appointer A shall be entitled to appoint as many Directors as it determines in its complete discretion;

(b) Appointer B may appoint up to one Director; and

(c) the Founder shall be a Director (hereinafter referred to in such capacity as the “Founder Director”) for so long as: (i) the Founder Investors, together with their respective Affiliates (the “Founder Investor Group”), hold an aggregate Equity Proportion (calculated after taking account of the number of Class A Ordinary Shares underlying any vested options, restricted stock units and performance-based units over Shares granted to the Founder or any member of the Founder Investor Group on a gross basis) of more than 2.5%; and (ii) the Founder is the Chief Executive Officer, Vice Chair or Chairman of the Group. If either condition in this Article 19.1(c) ceases to be satisfied, the Founder shall automatically be removed from his position as a director of the Company.

19.3 An Investor Group entitled to appoint one or more Investor Nominee Directors under Article 19.1, or its Relevant Appointer, may appoint or remove an Investor Nominee Director by notice in writing to the Company. Any such appointment or removal shall take effect from the date the notice is received by the Company, unless the notice specifies a later date, save that a removal pursuant to Article 19.2 or Article 19.4 shall take effect immediately.

19.4 If an Investor Nominee Director (a) is or becomes prohibited from acting as a Director by law or these Articles; or (b) consents to, carries out or is involved in an activity which, in the reasonable opinion of the Board, brings the Company or its group into material disrepute (including fraud or any breach of applicable anti-bribery law), the Appointer of the Investor Group who appointed that Director shall, within five Business Days of the Investor Group becoming aware of the relevant event, give notice in writing to the Company requiring the removal of that Director (unless that person has already ceased to be a Director).

19.5 If an Investor Nominee Director dies, resigns, retires, becomes incapacitated or is removed as a Director (including under Article 19.4), the Relevant Appointer of the Investor Group that appointed that Director may appoint another individual as a Director in his or her place in accordance with this Article 19.

19.6 Each Investor Group shall, for so long as it holds an aggregate Equity Proportion of five per cent. or more, be entitled to appoint one person to act as an observer at meetings of the Board (a “Nominee Observer”). A Nominee Observer shall be entitled to receive notice of, attend and speak at Board meetings and to receive board papers and minutes as if he or she were a Director, but shall not be entitled to vote on any resolution and shall not be counted in the quorum for a Board meeting.

19.7 Any appointment, removal or reappointment of an Investor Nominee Director or Founder Director by the relevant Relevant Appointer, shall be made by written notice delivered to the Company, and the Company shall procure the appointment, removal or reappointment as soon as reasonably practicable thereafter. If an Investor Nominee Director is requested to resign under this Article 19, or is disqualified under Article 24, the relevant Investor Group shall procure that Director’s resignation from the Board (and any Board committee) without compensation, and that Director shall be deemed to have waived any claim in connection with ceasing to hold office. If that Director does not resign, the relevant Appointer shall remove him by written notice to the Company.

19.8 The right to vote to elect or remove the Directors shall not attach to any Shares or any other securities issued by the Company. Shareholders shall not have the right to appoint or remove Directors, and any such rights shall be exclusively governed by Article 19.”;

s.	the insertion of the following new provision (h) in article 24.1:

“(h) that person is removed as a Director pursuant to Article 19”.

t.	article 24.2 to be deleted in its entirety;

u.	article 24.3 to be deleted in its entirety; and

v.	article 30.2 to be amended such that:

i.	“Voting Investor has a Director Appointment Right” is deleted and replaced with “a Voting Investor or Investor Group whose Relevant Appointer has the right to appoint a Director”; and

ii.	“appointed by Appointing Investors” is deleted and replaced with “appointed by an Investor’s affiliated Appointer that has the right to appoint a Director”.

(5)

subject to the passing of resolution (1), the directors be generally empowered pursuant to section 570 and section 573 of the Companies Act 2006 to allot equity securities (as defined in the Companies Act 2006) for cash, pursuant to the authority given by the resolution (1) in the notice of the meeting, as if section 561(1) of the Companies Act 2006 did not apply to the allotment. This power expires (unless previously renewed, varied or revoked by the Company at a general meeting) at the close of business on the date which is five years after the date on which this resolution is passed, but the Company may make an offer or agreement which would or might require equity securities to be allotted after expiry of this power and the directors may allot equity securities in pursuance of that offer or agreement as if this power had not expired; and

(6)

subject to and conditional upon the Scheme becoming effective and completion of the delisting of the Company from Nasdaq, pursuant to section 97 of the Companies Act 2006, the Company be re-registered as a private limited company with the name “ReNew Energy Global Limited” with effect from the date as determined by the directors and approved by the Registrar of Companies.

By order of the Board of the Company

Samir Rai

Company Secretary

Registered Office:

C/o Vistra (UK) Ltd

Suite 3, 7th Floor

50, Broadway

London SW1H 0DB

England

Notes

Unless the context requires otherwise, any capitalised term used but not defined in these Notes shall have the meaning given to such term in the document of which this notice forms part.

Proxy appointment and revocation

1.

In order for the special resolution above to be passed, not less than 75 per cent. of the votes cast by those present and voting, either in person or by proxy, must be in favour in order to pass the resolution as a special resolution.

2.

Shareholders are entitled to attend and vote at the General Meeting in person, or to appoint another person as a proxy to exercise all or any of their rights to attend and vote at the General Meeting. A proxy need not be a member of the Company.

3.

“Shareholders of record” are those persons registered in the register of members of the Company in respect of at least one share in the Company at the Scheme Voting Record Time. Beneficial holders of ReNew Shares whose interests in such ReNew Shares are held within the systems of The Depository Trust Company (“DTC”) in a stock brokerage account or by a broker, bank or other nominee are considered the “beneficial owner” of those shares. Only shareholders of record have the right to attend, speak and (in respect of any Class A Ordinary Share, Class B Ordinary Share or Class D Ordinary Share) vote at the General Meeting. Changes to the register of members after the Scheme Voting Record Time shall be disregarded in determining the rights of any person to attend and vote at the meeting.

4.

A form of proxy labelled “General Meeting Proxy Form” for use in connection with the General Meeting has been provided with this notice to shareholders of record, who can appoint a proxy using the procedures set out in these notes and the notes to the form of proxy labelled “General Meeting Proxy Form”. The appointment of a proxy will not prevent a shareholder from subsequently attending and voting at the General Meeting or any adjournment thereof in person. Shareholders are encouraged to appoint the Chair of the General Meeting as their proxy to ensure they can exercise their vote and be represented at the General Meeting in the event they are unable to attend on the day.

5.

To appoint a proxy, shareholders can either: (a) send a completed form of proxy labelled “General Meeting Proxy Form”, and any power of attorney or other authority under which it is executed (or a duly certified copy of any such power or authority), to Broadridge at 51 Mercedes Way, Edgewood, NY11717, or (b) register the proxy appointment electronically on the website at www.ProxyVote.com, or (c) (from within the United States of America) by telephone on 1-800-454-8683, by entering the 16-digit control number shown on the form of proxy labelled “General Meeting Proxy Form”, in each case so as to be received no later than     (UK time) on     (or not less than 48 hours, excluding any part of a day which is not a Scheme Business Day, before the time appointed for any adjourned meeting). Full details of the procedure to be followed to appoint a proxy electronically are given on www.ProxyVote.com.

6.

A shareholder may appoint more than one proxy in relation to the General Meeting provided that each proxy is appointed to exercise the rights attached to a different share or shares held by such shareholder. Shareholders who wish to appoint more than one proxy in respect of their shareholding should contact Broadridge on 1-866-232-3037 for those within the U.S., and 1-720-358-3640 for those outside the U.S. or at 51 Mercedes Way, Edgewood, NY11717 for further forms of proxy labelled “General Meeting Proxy Form” or photocopy the form of proxy labelled “General Meeting Proxy Form” as required. Shareholders should note that they may not appoint more than one proxy in respect of their shareholding through the www.ProxyVote.com service or by telephone.

7.

A space has been included in the form of proxy labelled “General Meeting Proxy Form” to allow shareholders to specify the number of shares in respect of which that proxy is appointed. Shareholders who return the form of proxy labelled “General Meeting Proxy Form” duly executed but leave this space blank shall be deemed to have appointed the proxy in respect of all their shares.

8.

A shareholder who has appointed a proxy may revoke the appointment by delivering to the address for delivery of forms of proxy provided in note 5 above, before the deadline for the receipt of forms of proxy provided in note 5 above, either a duly signed written notice that the proxy is revoked bearing a date later than that indicated on the form of proxy labelled “General Meeting Proxy Form” or a duly signed subsequently dated form of proxy labelled “General Meeting Proxy Form”. Proxy appointments made online or by telephone may also be changed until the deadline for such appointments provided in note 5 above.

Total voting rights and voting

9.

The issued share capital of the Company as at the close of business on     (being the latest practicable date prior to the date of the Scheme) was $    divided into (i)     Class A Ordinary Shares, (ii)     Class B Ordinary Shares, (iii) Class C Ordinary Shares, (iv) Class D Ordinary Shares, and (v) ReNew Preference Shares, all of which were issued and outstanding. As at the close of business on     (being the latest practicable date prior to the date of the Scheme),     Class A Ordinary Shares were held in treasury. The Class C Ordinary Shares and Preference Shares do not carry voting rights. Therefore, the total number of votes exercisable as at     are    .

Voting

10.	Holders of Class A Ordinary Shares, Class B Ordinary Shares and Class D Ordinary Shares are entitled to attend and vote at general meetings of the Company.

11.

In accordance with the Articles, the special resolution to be put to the General Meeting shall be voted on by way of a poll. Voting on a poll shall mean that the vote attaching to each share represented in person or by proxy will be counted in the vote.

Right to attend and vote

12.

Entitlement to attend and vote at the General Meeting, and the number of votes which may be cast at the General Meeting, shall be determined by reference to the Company’s register of members at     (UK time) on     or, if the General Meeting is adjourned, at     (UK time) on the date falling five Scheme Business Days before the date set for the adjourned meeting. In each case, changes to the register of members after such time shall be disregarded.

13.

In the case of joint holders of shares, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s) and for this purpose, seniority shall be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding (the first being the most senior).

Corporate representatives

14.	Any corporation which is a shareholder can appoint one or more corporate representatives who may exercise on its behalf all of its powers as a member.

Questions

15.

Any shareholder attending the General Meeting has the right to ask questions. The Company must provide an answer to any such question relating to the business being dealt with at the General Meeting but no such answer need be given if (a) to do so would interfere unduly with the preparation for the General Meeting or involve the disclosure of confidential information, (b) the answer has already been given on a website in the form of an answer to a question, or (c) it is undesirable in the interests of the Company or good order of the General Meeting that the question be answered.

Website information

16.	A copy of this notice and other information required by Section 311A of the Companies Act 2006 can be found at www.ProxyVote.com.

Use of electronic address

17.

Recipients of this notice may not use any electronic address provided in either this notice or any related documents (including the enclosed form of proxy labelled “General Meeting Proxy Form”) to communicate with the Company for any purposes other than those expressly stated.

Additional information

18.

Holders as at the Scheme Record Time of depositary receipts issued by Computershare Trust Company, N.A. (the “Depositary Agent”) generally have the right to direct the Depositary Agent how to vote the ReNew Shares underlying their depositary receipts and are also invited to attend the General Meeting. However, as holders of depositary receipts are not shareholders of record of the relevant ReNew Shares underlying their depositary receipts, they may not vote such ReNew Shares at the General Meeting unless they request and obtain a legal appointment as proxy from the Depositary Agent. The proxy form effecting this appointment must be delivered to Broadridge at 51 Mercedes Way, Edgewood, NY11717 by no later than     (UK time) on     (or not less than 48 hours, excluding any part of a day which is not a Scheme Business Day, before the time appointed for any adjourned meeting).

19.

Holders of depositary receipts issued by the Depositary Agent will receive instructions from Broadridge on how to give directions about the voting of the ReNew Shares underlying their depositary receipts. Holders of such depositary receipts must follow these instructions in order for the voting rights attaching to the ReNew Shares underlying their depositary receipts to be voted. In order to be valid, the voting directions must be received no later than 11.59 p.m. (EST time) on    . Following receipt of the directions, such directions will be passed on by the registered holder of the ReNew Shares underlying the depositary receipts to the Company’s agent, which shall be deemed to constitute the appointment of the Chair of the General Meeting as the nominee’s proxy for the General Meeting in respect of the relevant ReNew Shares and an instruction to the proxy to vote the relevant ReNew Shares in accordance with the directions of the holders of the depositary receipts. Since the holders of depositary receipts are not shareholders registered in the register of members, they may not vote at the General Meeting unless they request and obtain a legal appointment as proxy from the Depositary Agent. If Broadridge does not receive valid voting directions from a holder of depositary receipts by the deadline referred to above, the ReNew Shares underlying that holder’s depositary receipts will not be voted at the General Meeting, and no proxy will be given to vote them on a discretionary basis.

20.

Beneficial owners of ReNew Shares whose interests in such ReNew Shares are held in the name of a broker, bank or other nominee within the systems of DTC will receive voting instructions from Broadridge or their broker, bank or nominee for the General Meeting on how to give directions about the exercise of the voting rights attaching to such shares. Such beneficial owners must follow these instructions in order for their shares to be voted. In order to be valid, the voting directions must be received no later than     (UK time) on    . Any voting direction submitted to the Company or its agent by such beneficial owner (or on their behalf) in accordance with these instructions shall be deemed to constitute the appointment of the Chair of the General Meeting as proxy on behalf of DTC’s nominee (which is the registered holder of the relevant shares) in respect of the shares and an instruction to the proxy to vote the relevant shares in accordance with the directions of such beneficial owner. Since beneficial owners are not shareholders registered in the register of members, they may not vote at the General Meeting unless they request and obtain a legal appointment as proxy from their broker, bank or other nominee.

21.

If you are a shareholder of record and wish to attend the General Meeting in person, please bring photo identification to enable the Company to confirm your right to attend and vote. If you hold your shares through the Depositary Agent, or a broker, bank or other nominee, you will need to provide proof of ownership, such as a recent account statement provided by Depositary Agent, or your broker, bank or other nominee, or other similar evidence of ownership, along with proper identification. On arrival at the General Meeting venue, all those entitled to vote will be required to register and collect a poll card. In order to facilitate these arrangements, please arrive at the General Meeting in good time. Instructions on how to complete the poll card will be given at the General Meeting.

22.

If you have any questions about the General Meeting or any special assistance in respect of the General Meeting, please contact ReNew Shareholder helpline at (800) 662-5200 for those within the U.S., and (203) 658-9400 for those outside the U.S..

PART XIII

INDIAN TAX SELF-DECLARATION

ReNew Energy Global PLC (the “Company”)

DECLARATION OF STATUS FOR INDIAN INCOME TAX PURPOSES

☐ Please check the box if you are a non-resident in India under the provisions of the Indian Income-tax Act, 2025 (the “IT Act”) for the tax year commencing on April 1, 2026 and ending on March 31, 2027 (the “Tax Year 2026–27”), and you, individually and/or together with your Associated Enterprises (as defined in section 162 of the IT Act), at any time during the twelve (12) months preceding the Effective Date, held:

(i) any right of management or control in relation to the Company; or

(ii) voting power, share capital, or interests exceeding five per cent. of the total voting power, total share capital, or total interests, respectively, in the Company.

IF, AND ONLY IF, YOU TICK THE ABOVE BOX, PLEASE PROVIDE THE ADDITIONAL DETAILS SET OUT IN ANNEXURE 1 TO THIS SELF-DECLARATION TO ENABLE DETERMINATION OF THE APPLICABLE INDIAN WITHHOLDING TAX UNDER THE PROVISIONS OF SECTION 9 OF THE IT ACT.

Please refer to Annexure 2 to this self-declaration for the definition of Associated Enterprises, as defined in section 162 of the IT Act.

ANNEXURE 1 – DECLARATION OF STATUS FOR INDIAN INCOME TAX PURPOSES

You are receiving this form of “Declaration of Status for Indian Income Tax Purposes” as a Scheme Shareholder or beneficial owner of Scheme Shares.

Please refer to Part V (Certain Indian Tax Considerations) of this document for a summary of certain important Indian taxation considerations of the implementation of the Scheme for certain Scheme Shareholders and beneficial owner of Scheme Shares.

PART I Identification and details of the Scheme Shareholder or beneficial owner of Scheme Shares.

1. Name:
2. Address:
3. Mailing Address (if different from above):	4. Contact Details: Name: Capacity: E-mail: Telephone Number (country code, area code and number):
4. Number of Scheme Shares

PART II Details of Associated Enterprise holding shares of the Company, if any

1. Name:
2. Address:
3. Mailing Address (if different from above):	4. Contact Details: Name: Capacity: E-mail: Telephone Number (country code, area code and number):

4. Number of Scheme Shares

PART III Declaration of status

A. To be completed

A.1 ☐ Please check this box if you acquired and hold (as registered or beneficial owner) the Scheme Shares as a ‘capital asset’ within the meaning of the Indian Income-tax Act, 2025 (the “IT Act”) and, for accounting purposes, classify such Scheme Shares as non-current assets and not as stock-in-trade.

A.2 ☐ Please check this box if you have been allotted a Permanent Account Number (PAN) by the Indian income-tax authorities.

PART V Certification. By signing this form, I declare that:

•

I have understood this form and completed it correctly.

•

I have provided accurate, full and complete details in this form.

•

I am aware that this form may be provided to the Indian tax authorities, in case the Indian tax authorities so request, for purposes of audit or otherwise.

SIGN HERE ▶
	Signature of Scheme Shareholder or beneficial owner of Scheme Shares	Date	Capacity in which acting
(or individual authorized to sign on your behalf)

Shareholder information request list to determine Indian Withholding Tax

1.	Shareholding details

a)	Category of registered shareholder, or beneficial owner (as applicable) (Individual / Company / LLC / Partnership firm)

b)	Date(s) of acquisition (Please provide dates for each lot if acquired in multiple tranches)

c)	Document to confirm the date of acquisition (such as contract notes, share certificate, etc.)

d)	Cost of acquisition (Please provide cost for each lot if acquired in multiple tranches)

e)	Currency used to acquire the equity shares (USD / Euro, etc.)

2.	Tax identification details

a)	Indian Permanent Account Number (PAN) of the shareholder, if available

b)	Local Tax Identification Number (TIN)

c)	Name of the country which has issued TIN

3.	Tax memorandum and computation of tax

a)

Copy of tax memorandum along with computation of tax obtained (from EY, PwC, Deloitte or KPMG on reliance basis) confirming the income/gains accruing on the transaction and Tax payable on the same along with the withholding tax amount thereof (to the reasonable satisfaction of the Purchaser)

4.

Tax Treaty Exemption (this additional information is required only for non-resident shareholders who are eligible and intend to claim tax exemption in India under the Double Taxation Avoidance Agreement between India and their country of residence)

a)	Copy of tax memorandum obtained (from EY, PwC, Deloitte or KPMG (Big4 Firm)) on reliance basis (to the reasonable satisfaction of the Purchaser) confirming that:

(i)	the registered shareholder or beneficial owner(as applicable) is eligible to claim the benefits of the applicable tax treaty and the proposed tax exemption on the sale of shares;

(ii)	the tax exemption shall not be denied in view of anti-avoidance rules under the IT Act as well as the applicable tax treaty;

(iii)

the registered shareholder or beneficial owner (as applicable) holds the shares as capital asset / investment and not as stock in trade and that such shareholder or beneficial owner does not have a permanent establishment (taxable presence) in India;

(iv)	the Purchaser is not liable to withhold any taxes in India from the consideration payable to the registered shareholder or beneficial owner (as applicable);

(v)	the Purchaser shall not be liable to any taxes of the selling registered shareholder or beneficial owner (as applicable), as a representative assessee; and

(vi)	Tax residency status

a)	Country of tax residence

b)

A copy of a valid Tax Residency Certificate (TRC) issued by the competent tax authority of the relevant country of residence. The TRC should be valid for the relevant Tax Year (or such other period as recognised under the laws of the country of residence for issuing such TRC) in respect of which the Scheme Shareholder seeks to claim treaty benefits under the IT Act.

b)	Self-declaration (in Form 41) filed electronically on the Indian income tax portal; and

c)	Copy of tax status report under section 499 of the IT Act (preferably from EY, PwC, Deloitte or KPMG (Big4 Firm)) on reliance basis (to the reasonable satisfaction of the Purchaser).

ANNEXURE 2 – ASSOCIATED ENTERPRISES (SECTION 162 OF THE IT ACT)

(1) For the purposes of this Chapter, the expression “associated enterprise”, in relation to another enterprise, means an enterprise—

(a) which participates, directly or indirectly, or through one or more intermediaries, in the management or control or capital of the other enterprise in the following manner,—

(i) one or more persons who participate, directly or indirectly, or through one or more intermediaries, in management or control or capital of one enterprise, also participate, directly or indirectly, or through one or more intermediaries, in the management or control or capital of the other enterprise; or

(ii) one enterprise holds, at any time during the tax year, directly or indirectly, shares carrying not less than 26% of the voting power in the other enterprise; or

(iii) any person or enterprise holds, at any time during the tax year, directly or indirectly, shares carrying not less than 26% of the voting power in each of such enterprises; or

(b) which has advanced a loan to the other enterprise and such loan constitutes not less than 51% of the book value of the total assets of the other enterprise; or

(c) which guarantees not less than 10% of the total borrowings of the other enterprise; or

(d) whose more than half of the board of directors or members of the governing board, or one or more executive directors or executive members of the governing board, are appointed by the other enterprise; or

(e) whose more than half of the directors or members of the governing board, or one or more of the executive directors or members of the governing board, are appointed by the same person or persons, who has or have done so for the other enterprise; or

(f) in case of which, manufacturing or processing of goods or articles or business carried out by such enterprise is wholly dependent on the use of know-how, patents, copyrights, trademarks, licences, franchises or any other business or commercial rights of similar nature, or any data, documentation, drawing or specification relating to any patent, invention, model, design, secret formula or process, of which the other enterprise is the owner or in respect of which the other enterprise has exclusive rights; or

(g) in case of which, 90% or more of the raw materials and consumables required for the manufacture or processing of goods or articles carried out by such enterprise, are supplied by the other enterprise, or by persons specified by the other enterprise, and the prices and other conditions relating to the supply are influenced by such other enterprise; or

(h) in case of which, the goods or articles manufactured or processed by such enterprise, are sold to the other enterprise or to persons specified by the other enterprise, and the prices and other conditions relating thereto are influenced by such other enterprise; or

(i) which is controlled by an individual, and the other enterprise is also controlled by such individual or his relative or jointly by such individual and relative of such individual; or

(j) which is controlled by a Hindu undivided family, and the other enterprise is controlled by a member of such Hindu undivided family or by a relative of a member of such Hindu undivided family or jointly by such member and his relative; or

(k) which is a firm, association of persons or body of individuals, and the other enterprise holds not less than 10% interest in such firm, association of persons or body of individuals; or

(l) which has any relationship of mutual interest with the other enterprise, as may be prescribed.

(2) In relation to a specified domestic transaction entered into by an assessee, associated enterprise shall also include—

(a) other units or undertakings or businesses of such assessee in respect of a transaction referred to in section 122 or 140(9);

(b) any other person referred to in section 140(13) or 205(4) in respect of a transaction referred to therein; and

(c) other units, undertakings, enterprises or business of such assessee, or other person referred to in section 140(13) in respect of transactions referred to in Chapter VIII, to which the provisions of section 140(9) or (13) of this Act or section 80-IA(8) or (10) of the Income-tax Act, 1961 (43 of 1961) are applicable.

ANNEX A – TRANSACTION AGREEMENT

Certain confidential information contained in this document, marked by “[***]”, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) is the type of information that the Company treats as private or confidential. Certain schedules (or similar attachments) also marked by “[***]” have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Dated 11 August 2026

Transaction Agreement

A-1

1. Interpretation	1
2. Treatment of Scheme Shares	20
3. Consideration	22
4. Conditions	23
5. Implementation of the Scheme	28
6. Company Equity Plans and Employee Matters	33
7. Responsibility for Information and Standards of Care	34
8. Warranties	34
9. Conduct Pending the Effective Date	35
10. Non-solicitation	42
11. Cash Funding Requirement	46
12. Director and Officer Liability	47
13. Further Covenants of the Parties	48
14. Termination	52
15. Expense Reimbursement	54
16. No Survival of Representations and Warranties	57
17. Announcements and Confidentiality	57
18. Further Assurances	58
19. Fees, Costs and Taxes	58
20. Entire Agreement	59
21. Remedies	59
22. Waiver and Variation	60
23. Invalidity	60
24. Assignment	60
25. Several Liability	61
26. Notices	61
27. Rights of Third Parties	64
28. Counterparts	64
29. Governing Law and Jurisdiction	64
30. Process Agent	64
31. Non-Recourse	65

Schedule 1 Conditions	66

Schedule 2 Identified Clearances	69

Schedule 3 Company Equity Plans and Employee Matters	70
Part 1 Company Equity Plans	70
Part 2 Employee Matters	76

Schedule 4 Warranties of the Company	77

Schedule 5 Warranties of the Consortium	104
Part 1 CPPIB	104
Part 2 Founder	105

Schedule 6 [***] Form of Scheme	106

Schedule 7 [***] Form of Company Shareholder Resolution	107

Schedule 8 [***] Form of Special Committee Recommendation	108

Schedule 9 [***] Joint Announcement	109

Schedule 10 [***] Form of Rollover Election Notice	110

This Agreement is made on 11 August 2026

Between:

(1)	CANADA PENSION PLAN INVESTMENT BOARD, whose address is One Queen Street East, Suite 2500, Toronto, ON, M5C 2W5, Canada (“CPPIB”);

(2)	MR. SUMANT SINHA, whose address is 1017 B, Aralias, DLF Golf Course Road, Gurgaon -122009 (“Founder”); and

(3)

RENEW ENERGY GLOBAL PLC, a public limited company incorporated in England with registered number 13220321, whose registered office is at C/O Vistra (Uk) Ltd, Suite 3, 7th Floor, 50, Broadway, London, England, SW1H 0DB (the “Company”),

(each a “Party” and together the “Parties”).

Whereas:

(A)

The Consortium intends that CPPIB, directly or indirectly through a wholly owned subsidiary (CPPIB or such subsidiary, as applicable and in such capacity, the “Purchaser”), shall acquire all of the Cash-Out Shares by way of the Scheme on the terms and subject to the conditions set out in this Agreement (the “Transaction”).

(B)

Certain Scheme Shareholders who timely submit their respective Rollover Election Notices in accordance with clause 2.1 (the “Rollover Election Shareholders”) will, subject to clause 2.3 and clause 2.4, have their Scheme Shares remain outstanding in the Transaction (the “Rollover Shares” and a holder of Rollover Share(s) being a “Rollover Shareholder”).

(C)

In accordance with the Scheme, at the Effective Time (I) the Cash-Out Shares will transfer from the Cash-Out Shareholders to the Purchaser and the Cash-Out Shareholders will have the right to receive the Consideration and (II) the Rollover Shares will not be transferred to the Purchaser and will remain outstanding as Company Ordinary Shares held by the Rollover Shareholders and no payment or distribution shall be made with respect thereto in respect of the Transaction.

(D)

The Special Committee has resolved to unanimously recommend that Scheme Shareholders vote in favour of the Scheme at the Court Meeting and that Company Shareholders vote in favour of the Company Shareholder Resolution at the Company General Meeting.

(E)	The Parties have agreed to take certain steps to implement the Transaction and wish to enter into this Agreement to record their respective obligations relating to such matters.

It is agreed:

1.	Interpretation

1.1	In this Agreement the following terms have the following meanings:

“1933 Act” means the US Securities Act of 1933;

“1934 Act” means the US Securities Exchange Act of 1934;

“2026 Adjusted EBITDA” means the Adjusted EBITDA as shown in the 2026 Company Accounts, being INR 98,503,000,000;

1

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement limiting the use and disclosure of non-public information of, or with respect to, the Company that: (i) does not contain any provision that would prevent the Company from complying with its obligation to provide disclosure to the Consortium pursuant to clause 10.6, and (ii) contains provisions (other than standstill provisions) that are not less favourable to the Company than those contained in the Confidentiality Agreement;

“Acquisition” has the meaning given in clause 13.9;

“Adjusted EBITDA” means, with respect to the Company and its Subsidiaries for any period, the Company’s consolidated profit (or loss) for such period (a) plus (i) current and deferred tax, (ii) finance costs and fair value changes on derivative instruments, (iii) change in fair value of warrants (if recorded as expense), (iv) depreciation and amortization, (v) listing expenses, and (vi) share based payment and other expense related to listing, (b) minus (i) share in profit or loss of jointly controlled entities, (ii) finance income and fair value change in derivative instruments, and (iii) change in fair value of warrants (if recorded as income), in each case, calculated using the same accounting principles adopted in the 2026 Company Accounts (consistently applied);

“Affiliate” means with respect to any Person, any other Person who or which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; but shall exclude, in the case of CPPIB, all portfolio companies, investee companies and investment funds (where CPPIB or any of its Affiliates does not have investment decision-making power) in which CPPIB or any of its Affiliates is invested, directly or indirectly. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Ancillary Scheme Documentation” has the meaning given in clause 5.2(a);

“Applicable Law” means, with respect to any Person, any federal, state, foreign national or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or relevant stock exchange requirement that is binding on or applicable to such Person;

“Associated Company” means in relation to the Company, any entity, undertaking or body corporate (other than a Subsidiary) in which the Company or any Group Company (whether directly or indirectly): (i) has an equity interest, shareholding or ownership interest of twenty per cent. (20%) or more; or (ii) has the right to appoint one or more directors (or equivalent);

“Business Day” means a day which is not a Saturday, a Sunday or a bank or public holiday in Toronto, Canada, London, United Kingdom, New York, USA or New Delhi, India;

“C&I Agreements” means the commercial and industrial agreements set out in folder 19.3.16 in the Project Christmas Data Room;

“Cash-Out Shareholders” means a holder of Cash-Out Share(s);

“Cash-Out Shares” means all Scheme Shares which are not Rollover Shares, including those Scheme Shares that become Cash-Out Shares by operation of clause 2.3 and clause 2.4.

“Cash Funding Requirement” has the meaning given in clause 11.1;

2

“Class A Ordinary Shares” means class A ordinary shares of $0.0001 each in the capital of the Company, provided that, for the avoidance of doubt, “Class A Ordinary Shares” includes class A ordinary shares represented by Depository Receipts;

“Class B Ordinary Shares” means class B ordinary shares of $0.0001 each in the capital of the Company;

“Class C Ordinary Shares” means class C ordinary shares of $0.0001 each in the capital of the Company;

“Class D Ordinary Shares” means class D ordinary shares of $0.0001 each in the capital of the Company;

“Clearances” means any antitrust, merger control, foreign investment or other regulatory approvals, consents, clearances, permissions or waivers required in connection with the Transaction;

“Companies Act” means the UK Companies Act 2006;

“Company Accounts” means:

(a)

the audited consolidated financial statements of the Company as of 31 March 2026 (including the notes thereto) set out in the Company’s annual report and accounts for the year ended 31 March 2026 filed with the SEC on Form 20-F on 30 July 2026 (the “2026 Company Accounts”);

(b)

the audited consolidated financial statements of the Company as of 31 March 2025 (including the notes thereto) set out in the Company’s annual report and accounts for the year ended 31 March 2025 filed with the SEC on Form 20-F on 30 July 2025 (the “2025 Company Accounts”); and

(c)

the audited consolidated financial statements of the Company as of 31 March 2024 (including the notes thereto) set out in the Company’s annual report and accounts for the year ended 31 March 2024 filed with the SEC on Form 20-F on 30 July 2024 (the “2024 Company Accounts”);

“Company Adverse Recommendation Change” means any of the following actions taken by the Special Committee, the Company Board or any other committee thereof:

(a)	recommending, adopting or approving or publicly proposing to recommend, adopt or approve any Competing Proposal;

(b)

withdrawing, qualifying, amending or modifying in a manner adverse to the Purchaser (or publicly proposing to withdraw, or qualify, amend or modify in a manner adverse to the Purchaser), the Special Committee Recommendation;

(c)	failing to include the Special Committee Recommendation in the Scheme Circular; or

(d)	resolving or agreeing to do any of the foregoing;

“Company Articles” means the articles of association of the Company, as amended from time to time;

“Company Board” means the board of directors of the Company, from time to time;

3

“Company Budget” means the Company’s budget for the financial year ended 31 March 2027, as set out at document 2.4.16 in the Project P2 Data Room;

“Company Business Plan” means the Company’s long term business plan, as set out at document 2.4.15 in the Project P2 Data Room;

“Company Disclosure Letter” means the disclosure letter delivered by the Company to each member of the Consortium on the date of this Agreement;

“Company Employee Plan” means each Company Equity Plan, each Subsidiary Equity Plan and any (a) material “employee benefit plan” as defined in Section 3(3) of ERISA; or (b) other material plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit sharing, equity or equity based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (i) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the benefit of any current or former director, officer, employee, worker or individual consultant of the Company or any of its Subsidiaries, or (ii) for which the Company or any of its Subsidiaries has any liability and, in each case, other than any arrangement sponsored or maintained by a Governmental Authority or which is required to be maintained by Applicable Law;

“Company Equity Plans” means the Company 2021 Incentive Award Plan and the Company Non-Employee 2021 Incentive Award Plan;

“Company General Meeting” means the general meeting of the Company Shareholders (including any adjournment or postponement thereof) to be convened in connection with the Scheme in order for the Company Shareholders to consider and, if thought fit, approve the Company Shareholder Resolution, notice of which is to be set out in the Scheme Circular;

“Company Material Adverse Effect” means an Effect that, individually or in the aggregate, either (i) results in or would reasonably be expected to result in (1) a reduction in the consolidated gross assets of the Company and its Subsidiaries, taken as a whole and calculated using the same accounting principles adopted in the 2026 Company Accounts (consistently applied), by more than 5% relative to the Gross Assets, taken as a whole, as shown in the 2026 Company Accounts or (2) a reduction in the Adjusted EBITDA by more than 25% relative to the 2026 Adjusted EBITDA; provided that, in each case, the foregoing shall not take into account any reduction resulting from (X) any asset sale, sale of shares of Subsidiaries or reduction on account of financial restructuring in accordance with any Joint Venture Agreements, in each case permitted under clause 9, or (Y) any loss or destruction of assets if and only to the extent compensated by insurance proceeds received or receivable by the Company or any of its Subsidiaries, or (ii) would or would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Transaction or the other transactions contemplated by this Agreement, other than to the extent resulting from any delay in or failure to obtain any Identified Clearance; provided that no Effect under clause (i) hereof, to the extent resulting from, arising out of, or relating to any of the following, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect:

(a)

any changes in general business, economic, social or political conditions, or the capital, credit, banking, debt, financial or currency markets, in the United States, India, the United Kingdom or elsewhere in the world;

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(b)	any changes in general conditions in the industry (including seasonal or business cycle fluctuations) in which the Company and its Subsidiaries operate;

(c)	general legal, Tax, economic, political and/or regulatory conditions (or changes therein);

(d)

the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement (except that this paragraph (d) shall not apply with respect to the representations or warranties set forth in paragraph 2.2 or paragraph 2.3 of Schedule 4 or any other representation and warranty that is expressly intended to address the consequences of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement);

(e)	the identity of any member of the Consortium or any of its Affiliates, or any facts or circumstances relating to any member of the Consortium or any of its Affiliates;

(f)

any decline in the market price, or change in trading volume, of the capital stock of the Company (provided that the underlying causes of any such decline or change may be considered in determining whether a Company Material Adverse Effect has occurred, or would be reasonably be expected to occur, to the extent not otherwise excluded by another exception herein);

(g)

any failure by the Company to meet, or changes to, internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings, cash flow or any other financial or performance measures (whether made by the Company or any Third Parties), or any change in the credit rating of the Company or any of its Subsidiaries (provided that the underlying causes of any such failure or change may be considered in determining whether a Company Material Adverse Effect has occurred, or would be reasonably be expected to occur, to the extent not otherwise excluded by another exception herein);

(h)	any fluctuations in interest rates or the value of any currency;

(i)

any changes in Applicable Law (or the enforcement or interpretation thereof), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any Applicable Law (or the enforcement or interpretation thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby (including with respect to Taxes), in each case, after the date hereof;

(j)	any changes or prospective changes in IFRS (or the enforcement or interpretation thereof), in each case, after the date hereof;

(k)	any action that CPPIB directs the Company to take in writing;

(l)

any outbreak, continuation or escalation regarding acts of war (whether or not declared), military activity, material armed hostilities, sabotage, or terrorism, or pandemics, epidemics, disease outbreaks, volcanoes, tsunamis, earthquakes, hurricanes, tornados, floods or other natural or man-made disasters or act of God, including any worsening of such conditions existing as of the date hereof; or

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(m)	any changes in the financial or securities markets,

except that the Effects referred to in paragraphs 1.1(a) through (c), (h) through (j) and (l) through (m) above may be taken into account to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected compared to other companies operating in India in the same industry as the Company and its Subsidiaries, in which case only the incremental disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred;

“Company Ordinary Shares” means Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Class D Ordinary Shares;

“Company Private Warrants” means the warrants initially issued in a private placement that occurred simultaneously with the completion of RMG Acquisition Corporation II’s initial public offering, each of which is exercisable for 1.0917589 Class A Ordinary Shares at a price of $11.50 per 1.0917589 Class A Ordinary Shares and are subject to the Company Warrant Agreement;

“Company Public Warrants” means the warrants initially issued as part of the units in RMG Acquisition Corporation II’s initial public offering, each of which is exercisable for 1.0917589 Class A Ordinary Shares at a price of $11.50 per 1.0917589 Class A Ordinary Shares and are subject to the Company Warrant Agreement;

“Company Share Awards” means any option, restricted stock unit or performance stock unit to acquire Class A Ordinary Shares outstanding under the Company Equity Plans as of immediately prior to the Court Sanction Order;

“Company Shareholder” means a registered holder of Company Ordinary Shares as shown on the register of members of the Company, from time to time;

“Company Shareholder Approvals” means, together:

(a)

the approval by a majority in number of the Scheme Shareholders who are on the register of members of the Company at the Voting Record Time and who are present and vote, whether in person or by proxy, at the Court Meeting (and at any separate class meeting which may be required by the Court) and who represent not less than 75% in value of the Scheme Shares voted by those Scheme Shareholders (the “Requisite Majority”); and

(b)

the passing of the Company Shareholder Resolution by Company Shareholders representing not less than 75% of the total voting rights of Company Shareholders present and voting, whether in person or by proxy, at the Company General Meeting;

“Company Shareholder Meetings” means the Court Meeting and the Company General Meeting;

“Company Shareholder Resolution” means the special resolution to amend the Company Articles and approve such other matters as may be necessary to facilitate the implementation of the Transaction and/or the Scheme, in substantially the form set out in Schedule 7 with or subject to any modification or addition which CPPIB and the Company may mutually agree;

“Company Supplemental Disclosure Letter” means the supplemental disclosure letter (if any) delivered by the Company to each member of the Consortium on the date immediately preceding the Court Sanction Hearing;

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“Company Warrant Agreement” means the amended and restated warrant agreement, entered into as of 23 August 2021, by and between the Company, Computershare Inc., a Delaware corporation, and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, as warrant agent;

“Company Warrants” means together the Company Public Warrants and the Company Private Warrants;

“Competing Proposal” means any indication of interest, proposal, inquiry or offer from any Person (or Persons acting in concert) or group (as defined in section 13(d) of the 1934 Act), other than any member of the Consortium, relating to any:

(a)

direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or any of its Subsidiaries (including securities of Subsidiaries) equal to more than 20% of the consolidated assets (by fair market value) of the Company and its Subsidiaries, taken as a whole, or to which more than 20% of the revenues or earnings of the Company and its Subsidiaries, taken as a whole, on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available;

(b)

direct or indirect acquisition (whether by issuance or transfer and whether in a single transaction or a series of related transactions) of more than 20% of the outstanding voting or equity securities of the Company (which, if consummated, would result in any Person (or Persons acting in concert) beneficially owning 20% or more of the outstanding shares of the Company entitled to vote on the election of directors);

(c)

takeover offer, tender offer or exchange offer that, if consummated, would result in such Person or group (as defined in section 13(d) of the 1934 Act) beneficially owning more than 20% of the outstanding voting or equity securities of the Company (which, if consummated, would result in any Person (or Persons acting in concert) beneficially owning 20% or more of the outstanding shares of the Company entitled to vote on the election of directors); or

(d) merger, consolidation, share exchange, scheme of arrangement, business combination, joint venture, reorganisation, recapitalisation, liquidation, dissolution or similar transaction or series of related transactions involving the Company or any of its Subsidiaries pursuant to which persons other than the shareholders of the Company immediately preceding such transaction would hold more than 20% of the voting or equity securities in the Company or, as applicable, in such surviving, resulting or ultimate parent entity as a result of such transaction (which, if consummated would result in any Person (or Persons acting in concert) beneficially owning 20% or more of the outstanding shares of the Company entitled to vote on the election of directors);

“Conditions” means the conditions to the implementation of the Transaction set out in Schedule 1, each a “Condition”;

“Confidentiality Agreement” means the confidentiality letter agreement dated as of 4 August 2026, between CPPIB and the Company;

“Consideration” means $7.02 in cash per Cash-Out Share;

“Consortium” means, collectively, each of CPPIB and Founder.

“Contract” means any legally binding contract, agreement, obligation, understanding or instrument, plant, machinery or equipment lease, license, concession, franchise, note, option, bond, mortgage, indenture, trust document, loan, insurance policy or other arrangement, commitment or undertaking of any nature; provided that “Contracts” shall not include any Company Employee Plan;

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“Convening Order” has the meaning given in clause 5.2(e)(ii);

“Court” means the High Court of Justice of England and Wales;

“Court Documentation” has the meaning given in clause 5.2(i);

“Court Meeting” means the meeting(s) of Scheme Shareholders (and any adjournment or postponement thereof) convened with the permission of the Court pursuant to section 896 of the Companies Act for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme;

“Court Sanction Condition” means the Condition set out in paragraph 1(d) of Schedule 1;

“Court Sanction Hearing” means the hearing of the Court to sanction the Scheme;

“Court Sanction Order” means the order of the Court sanctioning the Scheme under Part 26 of the Companies Act;

“Cutback Threshold” has the meaning given in clause 2.3;

“D&O Parties” means the directors, managers and officers of the Company and each of its Subsidiaries as at the Effective Date and any other person who was a director, manager or officer of the Company or any of its Subsidiaries in the ten years prior to the Effective Date;

“Data Rooms” means each of the Project Christmas Data Room and the Project P2 Data Room, both of which have been made available to the Consortium and the Consortium’s Representatives and a copy of each is contained on the Data Rooms USB;

“Data Rooms USB” means the USB which contains a copy of the contents of the Data Rooms, which will be provided by the Company to Freshfields LLP at 100 Bishopsgate, London EC2P 2SR as soon as practicable following the date of this Agreement;

“Deposit Agreement” means the agreement dated 20 August 2021 between the Company, the Depositary and the holders from time to time of Depositary Receipts;

“Depositary” means Computershare Trust Company, N.A.;

“Depositary Receipt” means a depository receipt representing 1 Class A Ordinary Share;

“Disclosed” means:

(a)

any matter which is fully and fairly disclosed in this Agreement and the Disclosure Documents, in each case with sufficient detail to enable the Purchaser to identify the nature, scope and impact of the matter disclosed and to make a reasonably informed assessment of the fact, matter or information concerned; or

(b)

any information disclosed in the Company SEC Documents (so long as such documents are publicly available via the EDGAR database of the SEC or have been made available to the Consortium) prior to the relevant date of determination;

“Disclosure Documents” means the Company Disclosure Letter, the Company Supplemental Disclosure Letter (if any) and the Data Rooms;

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“Dispute” has the meaning given in clause 29.4;

“Effect” means any event, change, effect, circumstance, condition, fact, development or occurrence;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval database of the SEC;

“Effective Date” means the date on which the Court Sanction Order is delivered to the Registrar of Companies, at which point the Scheme shall become effective in accordance with its terms;

“Effective Time” means the time on the Effective Date at which the Court Sanction Order is delivered to the Registrar of Companies;

“Encumbrance” means, with respect to any share, security, property or asset (as applicable), any mortgage, lien, pledge, charge, security interest, hypothecation, right of pre-emption, right of first refusal, contract for sale, or restriction of any nature or other encumbrance, whether voluntarily incurred or arising by operation of Applicable Law, including any Contract to give or grant any of the foregoing;

“Equity IRR” means the annualised internal rate of return on equity capital, calculated on actual and projected free cash flows after servicing all capital expenditure, working capital and debt obligations, such that the net present value of such cash flows equals zero;

“Equity Securities” means, with respect to any Person:

(a)	any shares in the share capital or other equity securities of, or other membership, partnership or other ownership interest in, such Person;

(b)

any securities of such Person convertible into or exchangeable or exercisable for shares in the share capital or other equity or voting securities of, or other membership, partnership or other ownership interests in, such Person or any of its subsidiaries;

(c)

any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any share capital or other equity or voting securities of, or other membership, partnership or other ownership interests in, or securities convertible into or exchangeable or exercisable for share capital or other equity or voting securities of, or other membership, partnership or other ownership interests in, such Person or any of its subsidiaries; or

(d)

any restricted shares, stock options, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or other equity or voting securities of, other membership, partnership or other ownership interests in, such Person or any of its subsidiaries;

“ERISA” means the Employee Retirement Income Security Act of 1974;

“Excluded Shares” means any Company Ordinary Shares (including Company Ordinary Shares represented by Depositary Receipts) that, as at the Scheme Record Time, are:

(a)	registered in the name of, or beneficially owned by, any member of the Consortium or his or its Affiliates, or their respective nominees; or

(b)	held by the Company in treasury;

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“Existing Indebtedness” means the Indebtedness of the Group Companies existing as on the date of this Agreement, and shall include, for the avoidance of doubt, loans to be disbursed under agreements which have already been executed as on the date of this Agreement and any Indebtedness incurred by any special purpose vehicle or other Group Company entity (howsoever structured) through which the proceeds of such Indebtedness have been on-lent or otherwise passed on to a Group Company incorporated in India;

“Expense Reimbursement” has the meaning given in clause 15.1;

“F&O Policies” means the financial and operational committee charter of the Company dated 9 September 2021, and the threshold policy dated 14 August 2024, as set out at documents 19.7 and 19.8 in the Project Christmas Data Room, in each case as amended from time to time provided that a copy of such amended documents are provided to the Consortium promptly following such amendment;

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing;

“Forms of Proxy” has the meaning given in clause 5.2(a);

“Governmental Authority” means any national, transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, stock exchanges, commission or authority and any arbitral tribunal but excluding any state-owned enterprise, government-owned corporation or other entity owned or controlled by a government that operates with the purpose of making investments on a commercial basis and does not exercise governmental, administrative or regulatory authority;

“Group” means the Company and its Subsidiaries and the expression “Group Company” shall be construed accordingly;

“Gross Assets” means the gross assets of the Group as shown in the 2026 Company Accounts, being INR 1,056,088,000,000;

“Health and Safety Policies and Standards” means all formally documented written policies, procedures, standards, and guidelines, or any customary or routinely observed practices of the Company and its Subsidiaries relating to workplace health, safety, sanitation, hazard disposal, emergency response and environmental protection, including (a) those in effect as of the date of this Agreement; (b) any policies or standards required to be maintained by Applicable Law or by any Governmental Authority; and (c) any internal monitoring, reporting, or enforcement mechanisms relating thereto;

“Identified Clearances” means the Clearances set out in Schedule 2;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, from time to time, consistently applied;

“Indebtedness” means, with respect to any Person:

(a)	all obligations for borrowed money, whether current, short-term or long-term and whether secured or unsecured;

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(b)

all obligations evidenced by bonds, debentures, notes or similar instruments, including any liability in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock;

(c)	all indebtedness of others secured by any Encumbrance on owned or acquired property, whether or not the indebtedness secured thereby has been assumed;

(d)	all obligations under leases that have been or should be, in accordance with IFRS, recorded as capital leases;

(e)

all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments whether or not drawn;

(f)	all obligations under securitisation transactions;

(g)	all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business);

(h)	all obligations, contingent or otherwise, in respect of bankers’ acceptances, whether or not drawn;

(i)

net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination);

(j)

guarantees in respect of the items described in paragraphs (a) through (i), above, including guarantees of another Person’s Indebtedness or obligations of another Person which is secured by assets of Company or any of its Subsidiaries, provided that Indebtedness shall not include: (i) any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness; or (ii) in the case of the Company or any of its Subsidiaries, any guarantee provided for the benefit of the Company or any of its Subsidiaries; and

(k)	any accrued interest or penalties on any of the foregoing;

“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with:

(a)	patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions (“Patents”);

(b)	trademarks, service marks, trade dress, trade names, logos, and other designations or indicia of origin (“Marks”);

(c)	domain names;

(d)	copyrights and any other equivalent rights in works of authorship (whether or not registerable, including rights in software as a work of authorship); and

(e)	other similar or equivalent intellectual property or proprietary rights anywhere in the world;

“Intervening Event” means any Effect that:

(a)

is material to the Company and its Subsidiaries (taken as a whole), was not known to or reasonably foreseeable by the Special Committee or the Company Board as of the date of this Agreement (or if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable) and becomes known to the Special Committee or the Company Board after the date of this Agreement and before the date on which the Court Sanction Condition is satisfied;

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(b)	does not result from a breach of this Agreement by the Company or relate to any Clearance or the expiration or termination of any waiting period under Applicable Law; and

(c)	does not relate to or involve any Competing Proposal or any enquiry or communications relating thereto;

provided that in no event shall the following constitute, or be taken into account in determining the existence of an Intervening Event: (i) the negotiation, execution, announcement or performance of this Agreement or the pendency or the consummation of the Transaction or the other transactions contemplated by this Agreement; (ii) the mere increase in the market price or trading volume of the capital stock of the Company (provided that the underlying causes of any such increase may be considered in determining whether an Intervening Event has occurred, or would be reasonably be expected to occur, to the extent not otherwise excluded by another exception herein); (iii) the Company meeting or exceeding internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings, cash flow or any other financial or performance measures (whether made by the Company or any Third Parties), or any change in the Company’s credit rating (provided that the underlying causes of any such events may be considered in determining whether an Intervening Event has occurred, or would be reasonably be expected to occur, to the extent not otherwise excluded by another exception herein); (iv) any fluctuations in interest rates or the value of any currency; (v) any changes or prospective changes in IFRS (or the enforcement or interpretation thereof), in each case, after the date hereof; (vi) any action that CPPIB directs the Company to take in writing; (vii) any outbreak, continuation or escalation regarding acts of war (whether or not declared), military activity, material armed hostilities, sabotage, or terrorism, or pandemics, epidemics, disease outbreaks, volcanoes, tsunamis, earthquakes, hurricanes, tornados, floods or other natural or man-made disasters or act of God, including any worsening of such conditions existing as of the date hereof, except that the matters referred to in paragraphs (v) and (vii) may be taken into account to the extent that the impact of any such Effect on the Company and its Subsidiaries, taken as a whole, is disproportionate relative to the impact of such Effect on companies operating in India in the industry in which the Company and its Subsidiaries operate, and then solely to the extent of such incremental disproportionate impact;

“IT Act” means the (Indian) Income-tax Act, 2025 as of the date hereof, as may be amended or supplemented from time to time (and any successor provisions) including any statutory modifications or re-enactment thereof and the applicable rules, regulations, circulars, orders, bye-laws, ordinances, policies, notifications, directions and the like issued thereunder;

“Joint Announcement” means the joint announcement to be made by the Parties in respect of their intention to proceed with the Transaction on and subject to the terms of this Agreement, in the form set out in Schedule 9;

“Joint Venture Agreements” means the agreements disclosed in folder 19.3 of the Project Christmas Data Room and the C&I Agreements;

“Long Stop Date” means the date that is the later of (a) 31 March 2027 and (b) 95 days following the publication of the Scheme Circular, or such later date as CPPIB and the Company may agree in writing and the Court may allow;

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“Material Contract” means any agreement, arrangement, obligation, understanding or commitment, whether in writing or not, entered into with a person other than a Group Company which is reasonably expected to result in payments to or by any Group Company in excess of 50 million dollars (USD $50,000,000) in any annual period, or which is otherwise material to the business, prospects, profits or assets of the Group, excluding any agreement, arrangement, obligation, understanding or commitment in relation to the Group’s Indebtedness;

“Material Group Company” means the Company and the Material Subsidiaries;

“Material Subsidiaries” means the Subsidiaries listed in document 2.4.13 in the Project P2 Data Room (each a “Material Subsidiary”);

“Maximum U.S. Rollover Percentage” has the meaning given in clause 2.4.

“Nasdaq” means the NASDAQ Global Market or the NASDAQ Stock Market LLC, as applicable;

“New Business” means:

(a)	setting-up a pumped hydro storage project of an indicative capacity of 1 GW, pursuant to tender issued by the Uttar Pradesh Power Corporation Limited (UPPCL) for a 40 year PPA;

(b)	setting-up a 2 KTPA Green Hydrogen project pursuant to tender issued by the Chennai Petroleum Corporation Limited (CPCL) on BOO mode for a term of 25 years; and

(c)	setting-up data centre(s) with an aggregate capacity of 200MW;

“Offer” has the meaning given in clause 13.9;

“Order” means any undertaking, condition, obligation, commitment, remedy, order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, made to or entered by or with any Governmental Authority;

“Panel” has the meaning given in clause 13.15(b);

“Paying Agent” means Computershare Inc., or any other paying agent appointed by the Purchaser in connection with the Transaction after consultation with the Company in accordance with clause 3.3;

“Paying Agent Agreement” means the agreement between the Purchaser and the Paying Agent entered into on or around the date hereof, pursuant to which the Paying Agent is appointed to act as Paying Agent in connection with the Transaction;

“Permitted Acquisition” means an acquisition of any (i) asset, (ii) property, or (iii) securities of or other equity interest in any corporation, partnership, joint venture, association, organisation or other business or division of any other Person which owns or controls an asset or property:

(a)	with an equity internal rate of return equal to or greater than the thresholds for the same set out in the F&O Policies; and

(b)

for net equity consideration that does not exceed 100 million dollars (USD $100,000,000) individually and 250 million dollars (US$250,000,000) in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition);

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“Permitted Disposal” means a disposal of any asset, property or Equity Securities in any Subsidiary or Associated Company:

(a)

which is at a premium to the Group’s net equity investment (being the Group’s total equity investment less any distributions or income received) in such asset, property, Subsidiary or Associated Company; and

(b)	which has a net equity consideration that does not exceed 100 million dollars (USD $100,000,000) individually and 250 million dollars (US$250,000,000) in the aggregate;

“Permitted Refinancing” means any Indebtedness incurred by the Group in connection with the refinancing of any Existing Indebtedness that has a maturity date within twenty-four months of the date of this Agreement, or, any Existing Indebtedness that are non-convertible debentures, in respect of which a call or put option is exercisable within 24 months of the date of this Agreement, provided that:

(a)

the replacement Indebtedness would not reasonably be expected to cause any significant impact on the rating of any rated debt securities of the Company or any of its Subsidiaries (provided, for the avoidance of doubt, that the withdrawal of the rating of any rated debt securities on the full and final repayment of any rated debt securities shall not be considered a significant impact); and

(b)

the terms of the replacement Indebtedness do not impose any restrictions on the Group that would restrict the ability of the Consortium to implement any reorganisation that the Consortium may look to undertake following the Effective Date;

“Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust or other entity or organisation, including a government or political subdivision or an agency or instrumentality of such government or political subdivision (in each case whether or not having separate legal personality);

“Pillar 2 Rules” means the model rules published by the Organisation for Economic Co-operation and Development as “Tax Challenges Arising from the Digitalisation of the Economy – Global Anti-Base Erosion Model Rules (Pillar Two)” and any accompanying commentary, examples and administrative guidance as such rules, commentary, examples and guidance are implemented into domestic law by any relevant jurisdiction (including, for the avoidance of doubt, in relation to any Qualified Domestic Minimum Top-up Tax, as defined in the Pillar 2 Rules);

“Pillar 2 Tax” means any Tax charged in accordance with the Pillar 2 Rules, including (for the avoidance of doubt) any Qualified Minimum Domestic Top-up Tax (as defined in the Pillar 2 Rules);

“Pipeline Transactions” means the:

(a)	transmission Gadag II divestment;

(b)	C&I business capital raise;

(c)	manufacturing business capital raise;

(d)	SECI IV Rajasthan 600MW solar asset sale;

(e)	3E minority/majority sale;

(f)	SECI VI 300MW hybrid asset farm down

(g)	SECI IV 300MW solar asset sale (generating cash proceeds equal to or greater than INR 3,800,000,000);

14

(h)	SECI IV Rajasthan 375MW solar asset sale;

(i)	Karnataka 20MW x 4 solar projects;

(j)	L&T Hydro 99MW asset sale (for a minimum enterprise value of INR 17,000,000,000); and

(k)	Peak Power 478MW hybrid asset sale (at a ratio of greater than or equal to 10.25x enterprise value to last twelve months Adjusted EBITDA),

in each case, provided that such transaction is executed on no less favourable terms, including with respect to financial metrics, as communicated by the Company to the Consortium and as provided with respect to the relevant Pipeline Transaction in document 2.4.5 in the Project P2 Data Room;

“PPA” means power purchase agreements or other offtake arrangements: (i) excluding agreements and arrangements in relation solely to Battery Energy Storage System, but (ii) including any such agreements or arrangements that include solar and/or wind together with Battery Energy Storage System, however excluding the capacity allocated to Battery Energy Storage System when determining the capacity of any such agreements or arrangement;

“Preference Shares” means the preference shares of £1.00 each in the capital of the Company;

“Proceeding” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in each case, by or against any Governmental Authority;

“Project Christmas Data Room” means the electronic data room previously hosted by iDeals entitled “Project Christmas” in respect of the Group;

“Project P2 Data Room” means the electronic data room hosted by iDeals entitled “Project P2” in respect of the Group;

“Purchaser” has the meaning given in Recital (A);

“Registrar of Companies” means the Registrar of Companies in England and Wales;

“Relevant JV Entity” means GH4 India Private Limited;

“Relevant Period” means the period starting on the date of this Agreement and ending on the earlier to occur of:

(a)	the Effective Time; and

(b)	the termination of this Agreement in accordance with clause 14;

“Relief” includes any loss, relief, allowance, credit, exemption, set-off, right to repayment of, right to other relief of a similar nature granted by or available in relation to or right to payment in respect of Tax, any saving of Tax or other amount payable or paid by a Taxing Authority, or any deduction in computing income, profits or gains for the purposes of Tax, and any reference to a “right to repayment of Tax” includes any right to repayment supplement or interest or other similar payment in respect of Tax (and any reference to the amount of a repayment of Tax shall be construed accordingly);

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“Representatives” means, with respect to any Person, its Affiliates and its and its Affiliates’ officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, auditors, consultants, agents, advisors and other authorized representatives, and, in addition, with respect to CPPIB, its financing sources and co-investors;

“Rollover Election Deadline” has the meaning given in clause 2.1;

“Rollover Election Notice” has the meaning given in clause 2.1;

“Rollover Shareholders” has the meaning given in Recital (B);

“Rollover Shares” has the meaning given in Recital (B);

“Schedule 13E-3” means the Rule 13e-3 transaction statement on Schedule 13e-3 (as amended or supplemented from time to time and including any document incorporated by reference therein) relating to the Transaction to be jointly filed by the Parties hereto and all other filing Persons required by the rules and regulations of the SEC;

“Schedule 13E-3 Clearance Date” means the earlier of (a) the date on which the Company is informed by the SEC, orally or in writing, that the Schedule 13E-3 will not be reviewed by the SEC, including the first (1st) Business Day that is at least ten (10) calendar days after the filing of the preliminary Schedule 13E-3 if the SEC has not informed the Company that it intends to review the Schedule 13E-3, and (b) in the event that the Company receives comments from the SEC on the preliminary Schedule 13E-3, the first (1st) Business Day immediately following the date the SEC informs the Company, orally or in writing, that the SEC staff has no further comments on the preliminary Schedule 13E-3;

“Scheme” means the scheme of arrangement, in substantially the form set out in Schedule 6, to be proposed under section 899 of the Companies Act by the Company to the Scheme Shareholders to implement the Transaction, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by CPPIB;

“Scheme Circular” means the circular to be sent by the Company to the Company Shareholders setting out, among other things, the full terms and conditions of the Scheme and containing the notices convening the Court Meeting and the Company General Meeting, including (as the context requires) any revised or supplementary scheme circular;

“Scheme Record Time” means the date and time to be specified in the Scheme Circular by reference to which the Cash-Out Shares transferring to the Purchaser under the Scheme, on and subject to the terms of the Scheme, shall be determined;

“Scheme Shareholder” means a holder of one or more Scheme Shares;

“Scheme Shares” means Company Ordinary Shares:

(a)	in issue at the date of the Scheme Circular;

(b)	(if any) issued after the date of the Scheme Circular but before the Voting Record Time; and

(c)

(if any) issued at or after the Voting Record Time but at or before the Scheme Record Time in respect of which the original or any subsequent holder thereof is bound by the Scheme or shall by such time have agreed in writing to be bound by the Scheme, in each case excluding any Excluded Shares;

“SEC” means the US Securities and Exchange Commission;

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“Senior Employee” means each of Kailash Vaswani (Chief Financial Officer), Sanjay Varghese (Chief Executive Officer and Whole Time Director of Manufacturing Business), Vikram Kapur (Group President, Commercial, Regulatory and New Businesses), Vaishali Nigam Sinha (Cofounder – ReNew and Chairperson – Sustainability), Vikash Jain (Group President, Legal & CS) and Sivaprasad Manikkapurath (Group President, EPC and Asset Management);

“Settlements” has the meaning given in clause 9.2(q)(ii);

“Shareholders’ Agreement” means the shareholders’ agreement of the Company to be entered into on or immediately following the Effective Date;

“Special Committee” means the special committee comprising all independent directors of the Company established by the Company Board for the purposes of considering, negotiating and implementing the Transaction;

“Special Committee Recommendation” means the unanimous recommendation of the Special Committee that Scheme Shareholders vote in favour of the Scheme at the Court Meeting and that Company Shareholders vote in favour of the Company Shareholder Resolution at the Company General Meeting in substantially the form set out in Schedule 8, provided for the avoidance of doubt that the Special Committee Recommendation shall not be required to include any recommendation to the Scheme Shareholders as to whether to become a Rollover Shareholder or as to how to complete the Rollover Election Notices;

“Specified Date” means: (i) the accounting period end date preceding the Effective Date; or (ii) if the book value of assets as on the transfer date is greater than 115% of book value of assets as on the accounting end date preceding the Effective Date, the financial quarter end date immediately preceding the Effective Date;

“Subsidiary” means with respect to the Company, any subsidiary or subsidiary undertaking of the Company (including, without limitation, any subsidiary as defined under the Indian Companies Act, 2013) and “Subsidiaries” shall mean all such subsidiaries and subsidiary undertakings of the Company (as applicable);

“Subsidiary Equity Plans” means (a) the 3E Global Incentive Plan 2024 of 3E NV/SA, Belgium; (b) the ReNew 2025 Employee Share Purchase Plan of ReNew Private Limited; and (c) the ReNew Manufacturing 2025 Employee Stock Option Plan of ReNew Photovoltaics Private Limited;

“Superior Proposal” means any bona fide, written Competing Proposal (with all references to 20% in the definition of Competing Proposal being deemed to be references to “50%”) made after the date of this Agreement by any Third Party on terms that the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel:

(a)

would result in a transaction that is more favourable to the Scheme Shareholders, including from a financial point of view, (after taking into account all relevant factors, including: (i) amount, form and timing of payment of consideration; and (ii) any conditions to, the likelihood of, and the time likely to be required for consummation of such Competing Proposal on the terms set forth therein) than the Transaction (and taking into account any revised terms and conditions proposed by CPPIB under clause 10.6); and

(b)

is reasonably likely to be consummated on the terms proposed (after taking into account all relevant factors, including: (i) any legal, financial, regulatory and shareholder approval requirements; (ii) the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination; (iii) the timing of closing; (iv) the identity of the Person or Persons making the Competing Proposal; and (v) any other aspects considered relevant by the Special Committee);

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“Supply Chain Sourcing Policies and Practices” means all formally documented written policies, procedures, standards, and guidelines or any customary or routinely observed practices of the Company and its Subsidiaries relating to the sourcing and procurement of goods, materials, and services, including (a) those in effect as of the date of this Agreement; (b) any policies or standards required by Applicable Law or by any Governmental Authority; and (c) any internal monitoring, reporting, or enforcement mechanisms relating thereto;

“Takeover Code” has the meaning given in clause 13.16(a);

“Tax” includes the following and amounts payable on account of them: (a) taxes on gross or net income, profits and gains (including capital gains), and (b) all other taxes, levies, duties, imposts, charges and withholdings, in each case in the nature of, or in respect of, tax, including any excise, property, value added, sales, stamp, transfer (including securities transfer), franchise or payroll taxes (including national insurance or social security contributions) and any Pillar 2 Tax, the clawback or other recovery of any credit or other amount previously paid by a Taxing Authority, and any payment which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;

“Taxing Authority” means any government, state or municipality or any national, municipal, local, state, federal or other fiscal, revenue, customs or excise authority, body or official that is competent to impose, administer or collect Taxes;

“Third Party” means any Person or group (as defined in section 13(d) of the 1934 Act), other than the Company, the Founder, CPPIB or any of their respective subsidiaries or Representatives;

“Transaction” has the meaning given in Recital (A);

“Transaction Documentation” means together, the Scheme Circular and the Ancillary Scheme Documentation;

“Transaction Litigation” has the meaning given in clause 13.3;

“U.S. Rollover Shareholders” means Rollover Election Shareholders or (in relation to Scheme Shares subject of a valid Rollover Election Notice and represented by Depositary Receipt(s)) holder(s) of the relevant Depositary Receipt(s), in each case who are U.S. Persons;

“U.S. Person” means any holder of Scheme Shares (a) whose address appears on the books and records of the Company, any voting trustee, any depositary, any share transfer agent or any person acting in a similar capacity as being located in the United States, or (b) who is a U.S. resident, in each case as determined in accordance with (i) Rules 800(h) and 800(i) under the 1933 Act, and/or (ii) Rule 14d-1(d) under 1934 Act;

“United Kingdom” or “UK” means the United Kingdom of Great Britain and Northern Ireland;

“United States” or “US” means the United States of America;

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“VAT” means (a) any value added tax imposed by the UK Value Added Tax Act 1994; (b) any Tax imposed pursuant to Council Directive 2006/112/EC in any member state of the European Union and (c) outside the UK or European Union, any similar or comparable Tax;

“VAT Advice” has the meaning given in clause 15.4;

“VAT Determination” has the meaning given in clause 15.7;

“Voting Record Time” means in relation to the Court Meeting or the Company General Meeting, as the context requires, the date and time to be specified in the Scheme Circular by reference to which the entitlement to vote at the Court Meeting or Company General Meeting, as the case may be, will be determined;

“Working Hours” means 9:30 am to 5:30 pm (based on the time at the location of the address of the recipient of the relevant notice) on a Business Day.

1.2	In this Agreement, unless the context otherwise requires:

(a)

a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

(b)	a reference to a law or statute includes all amendments of, and rules and regulations promulgated under, such law or statute;

(c)	references to a recital, paragraph, clause or Schedule (other than a schedule to a statutory provision) shall refer to those of this Agreement, except where otherwise expressly stated;

(d)	the table of contents and headings are inserted for convenience only and do not affect the interpretation of this Agreement;

(e)	unless the context otherwise requires the singular shall include the plural and vice versa, and references to one gender include all genders;

(f)	references to time are to the time in England, United Kingdom, except where otherwise expressly stated;

(g)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of twenty-four hours running from midnight to midnight;

(h)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(i)	references to “writing” or “written” shall include any modes of reproducing words in any legible form and include email, except where otherwise expressly stated;

(j)	references to “£”, “GBP”, “pounds sterling”, “Sterling”, “pence” and “p” are references to the lawful currency from time to time of the United Kingdom;

(k)	references to “₹ ”, “INR”, and “rupee” are references to the lawful currency from time to time of India;

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(l)	references to “$”, “US$”, “USD”, “dollars” and “cents” are references to the lawful currency from time to time of the United States;

(m)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms and shall be construed as being followed by “but not limited to”, “without limitation” or words of similar meanings;

(n)

the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(o)	the phrase “to the extent that” shall mean the degree to which a subject or other thing extends and shall not simply mean “if”;

(p)

the phrase “ordinary course of business” shall mean the ordinary and usual course of business consistent in all respects (including nature and scope) with past custom and practice (including with respect to quantity and frequency);

(q)	the expressions “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Companies Act;

(r)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms; and

(s)	any accounting term not specifically defined within this Agreement will have the meaning in accordance with IFRS.

1.3	Where it is necessary for the purposes of this Agreement to convert any amount expressed in USD into INR, or vice versa, such conversion shall be made using an exchange rate of INR 95 per USD $1.

1.4

The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2.	Treatment of Scheme Shares

2.1

No later than the later of (a) 80 days following the publication of the Scheme Circular and (b) ten Business Days prior to the Court Sanction Hearing (the “Rollover Election Deadline”), each Scheme Shareholder who wishes to treat all of its Scheme Shares as Rollover Shares shall be requested to deliver a written notice to the Consortium (or such other person appointed by the Consortium and/or the Company), in the form set out in Schedule 10 (a “Rollover Election Notice”), setting forth the total number of Scheme Shares held by such Scheme Shareholder and whether such Scheme Shareholder or (where such Rollover Election Notice is in relation to Scheme Shares represented by Depositary Receipt(s)) each holder of the relevant Depositary Receipt(s) is a U.S. Person or a resident in India; provided that no Scheme Shareholder who is resident in India shall be permitted to deliver a Rollover Election Notice and any Rollover Election Notice delivered by a Scheme Shareholder who is resident of India shall be null and void and the Scheme Shares held by such Scheme Shareholder shall be deemed Cash-Out Shares for all purposes of this Agreement and the Scheme. Except as provided in clause 2.2 and clause 2.3, all Scheme Shares, and no less than all Scheme Shares, held by a Scheme Shareholder who makes a Rollover Election Notice will be treated as Rollover Shares. Any Scheme Shareholder who fails to deliver a valid Rollover Election Notice in accordance with this clause 2.1 shall be deemed to have elected to treat all of its Scheme Shares as Cash-Out Shares for all purposes of this Agreement and the Scheme.

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2.2

No Rollover Election Notice may be submitted by or on behalf of a beneficial owner of Scheme Shares held in uncertificated form within the systems of The Depository Trust Company. If any such beneficial owner of Scheme Shares wishes to submit a Rollover Election Notice, they must first procure the withdrawal of all of the Scheme Shares beneficially owned by it from the systems of The Depository Trust Company and be entered as registered holder (other than as a holder in uncertificated form) in the register of shareholders of the Company, upon which such beneficial owner shall become a Scheme Shareholder in its own right.

2.3

If the total number of Company Shareholders (as determined in accordance with the Indian Companies Act 2013) as of immediately following the consummation of the Scheme, after giving effect to the Rollover Election Notices validly delivered pursuant to clause 2.1, is expected to exceed 200, then any Scheme Shareholder who has validly delivered a Rollover Election Notice pursuant to clause 2.1 and who holds, as of the Rollover Election Deadline, a number of Company Ordinary Shares that is fewer than the Cutback Threshold (i) shall be deemed to have elected to treat all of its Scheme Shares as Cash-Out Shares for all purposes of this Agreement and the Scheme, and (ii) shall not, and shall not be deemed to, be a Rollover Shareholder for any purpose under this Agreement or the Scheme. For purposes of this clause 2.3, the “Cutback Threshold” means such number of issued and outstanding Company Ordinary Shares (as of the Rollover Election Deadline) which, when applied in accordance with this clause 2.3, will cause the total number of Company Shareholders as of immediately following the consummation of the Scheme, after giving effect to clause 2.1 and clause 2.4, to be no more than 200.

2.4

If, following the application of clause 2.3 (if applicable), the aggregate number of Rollover Shares held or beneficially owned (as applicable) by U.S. Rollover Shareholders would be expected to represent more than 9.0% of the total issued and outstanding Company Ordinary Shares (for the avoidance of doubt, the total issued and outstanding Company Ordinary Shares includes any Class A Ordinary Shares and Class C Ordinary Shares held by CPPIB or the Purchaser) immediately following the consummation of the Scheme (the “Maximum U.S. Rollover Percentage”), the number of Rollover Shares held or beneficially owned (as applicable) by each U.S. Rollover Shareholder shall be reduced on a pro rata basis (calculated by reference to each U.S. Rollover Shareholder’s total holding or beneficial ownership (as applicable) of Scheme Shares as a proportion of the aggregate Scheme Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders) to the minimum extent necessary such that the aggregate Rollover Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders do not exceed the Maximum U.S. Rollover Percentage. All Scheme Shares held or beneficially owned (as applicable) by a U.S. Rollover Shareholder that are so reduced as a result of this clause 2.4 shall cease to be Rollover Shares and shall instead be treated as Cash-Out Shares for all purposes of this Agreement and the Scheme.

2.5

For the purposes of clauses 2.1 to 2.4 above, each portion of a Scheme Shareholder’s holding which is recorded in the register of members of the Company by reference to a separate designation at the Scheme Record Time, whether in certificated or uncertificated form, shall be treated as a separate holding.

2.6

At the Effective Time, subject to and in accordance with the terms of the Scheme and any relevant instruments or forms of transfer (to the extent required), the Cash-Out Shares shall be transferred from the Cash-Out Shareholders to the Purchaser (and/or such of CPPIB’s nominee(s) as may be agreed between CPPIB and the Company prior to the filing of the Scheme with the Court) fully paid, with full title guarantee, free from all Encumbrances and together with all rights at or after the Effective Time attached or relating to such Cash-Out Shares.

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2.7

As soon as reasonably practicable after the Effective Time, and subject to the stamping by His Majesty’s Revenue & Customs of any relevant instruments or forms of transfer (to the extent required), the register of members of the Company will be updated to reflect the transfer of the Cash-Out Shares in accordance with this Agreement and the Scheme.

2.8	Each Rollover Share shall remain outstanding as a Company Ordinary Share.

2.9

The Scheme Circular shall include a power of attorney from each Rollover Shareholder in favour of CPPIB and the Purchaser in connection with the implementation of the proposed reorganisation of the Company to be undertaken following the Effective Date pursuant to which all Company Shareholders will become shareholders of ReNew Private Limited.

3.	Consideration

Settlement

3.1

CPPIB hereby undertakes that on or before the Effective Date (and in any event in sufficient time in advance of the Effective Date for the Paying Agent to transmit such amounts to the Depositary or the Cash-Out Shareholders in accordance with the timeline set out in the Scheme Circular), it shall procure the payment of the Cash Funding Requirement (other than: (i) any amounts payable to participants in the Company Equity Plans in respect of any Award that is exercised between the Court Sanction Order and the Scheme Record Time pursuant to Part 1 of Schedule 3, which shall be paid by CPPIB directly to the Company for the Company to arrange to be distributed to such participants through payroll in exchange for issuance by the Company of additional Company Ordinary Shares at a price per share equal to the Consideration; and (ii) any amount in respect of UK stamp duty or UK stamp duty reserve tax within clause 11.1(b)) to the Paying Agent for the benefit of Cash-Out Shareholders, in immediately available funds in cash, which shall constitute satisfaction of its obligations to the Cash-Out Shareholders in respect of such Cash Funding Requirement.

3.2

The Company undertakes that it shall provide to CPPIB such co-operation and assistance as may reasonably be required in connection with establishing procedures with the Paying Agent and Depositary to ensure that the Paying Agent transmits to the Depositary as promptly as practicable after the Effective Time all amounts owed to holders of Depositary Receipts.

3.3

CPPIB undertakes that it shall consult with the Company to the extent reasonably practicable in respect of the appointment of the Paying Agent (including the terms of the Paying Agent Agreement). The Paying Agent shall be appointed prior to the Effective Time and shall be a nationally recognized bank or trust company reasonably acceptable to the Company, and the Paying Agent Agreement shall be in a form and substance reasonably acceptable to the Company. CPPIB shall direct the Paying Agent to take the actions set out in the Scheme Circular, within the timeframes set out in the Scheme Circular.

General

3.4

Except with the permission of the Court, any portion of the Cash Funding Requirement which has not been transferred to the holders of Cash-Out Shares within twelve months of the Effective Date shall be delivered to the Purchaser or its designee(s) promptly upon demand by CPPIB (it being understood that no such delivery shall affect any legal right that a Cash-Out Shareholder may have to receive the Consideration provided that such Cash-Out Shareholder claims the consideration within twelve years of the Effective Date), and thereafter such Cash-Out Shareholders shall be entitled to look only to the Purchaser for, and the Purchaser shall remain liable for, payment of their claims for the Consideration pursuant to the provisions of this clause 3.

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3.5	Save as required by Applicable Law, or an order of the Court, no interest shall be paid or shall accrue for the benefit of Cash-Out Shareholders on the Consideration.

3.6

Without prejudice to CPPIB’s obligations under this Agreement and the Scheme with respect to the payment of the Consideration, to the fullest extent permitted by Applicable Law, none of CPPIB, the Purchaser, CPPIB’s Affiliates, the Founder, the Company, the Paying Agent or any other Person acting as agent for, or otherwise at the direction of, any of the foregoing Persons, including any of their respective Affiliates, directors, officers or employees, will be liable to the Company, the Cash-Out Shareholders or any other Person in respect of any Consideration from the Cash Funding Requirement delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Laws.

3.7

CPPIB, the Purchaser, any of CPPIB’s Affiliates, the Paying Agent and/or any other Person shall be entitled to deduct and withhold from the payment or delivery of the Consideration such amounts, if any, of, or in respect of, Tax as is required to be deducted and/or withheld with respect to the making of such payment or delivery under Applicable Law. CPPIB, the Purchaser, any of CPPIB’s Affiliates, the Paying Agent and the Company will cooperate in good faith to implement payment arrangements in respect of the settlement of the Consideration (including through the use of appropriate agents) that will, to the extent legally permissible, minimise both the amount of, and the administrative burdens associated with, such deduction or withholding. To the extent that amounts of Tax are so deducted and withheld, such deducted and withheld amounts shall be accounted to the relevant Taxing Authority within applicable time limits and treated for all purposes of this Agreement and the Scheme as having been paid to the person in respect of which such deduction and withholding was made.

4.	Conditions

General

4.1

The obligations of the Parties to implement and give effect to the Scheme are subject to the satisfaction or, where permitted or required under this Agreement, waiver of the Conditions pursuant to clauses 4.5 and 4.6.

4.2

The Company shall use all reasonable endeavours to procure the fulfilment of the Conditions set out in paragraphs 1 and 2 of Schedule 1 (other than the Conditions set out in paragraph 1(e) of Schedule 1) as soon as possible and in any event prior to the Long Stop Date.

4.3

Each member of the Consortium shall use all reasonable endeavours to (and to cause its Affiliates to) procure the fulfilment of the Condition set out in paragraph 1(e) of Schedule 1 in relation to any Identified Clearance for which such member of the Consortium (either alone or jointly with the other members of the Consortium) is indicated as a notifying party in clause 4.17 as soon as possible and in any event prior to the Long Stop Date, provided that no member of the Consortium shall be under any obligation to accept any conditions or undertakings for obtaining any Identified Clearance.

4.4	Each member of the Consortium shall use all reasonable endeavours to (and to cause its Affiliates to) procure the fulfilment of paragraph 3 of Schedule 1.

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4.5	CPPIB may waive in whole or in part all or any of the Conditions set out in paragraph 2 of Schedule 1.

4.6	The Company may waive in whole or in part all or any of the Conditions set out in paragraph 3 of Schedule 1.

4.7

Each member of the Consortium undertakes that, by 8:00 p.m. on the day immediately prior to the Court Sanction Hearing (provided that the date of such Court hearing has been consented to by CPPIB or is the latest possible date before the Long Stop Date), it shall deliver a notice in writing to the Company either:

(a)

confirming that all Conditions under paragraphs 1 and 2(g) of Schedule 1 are satisfied or (to the extent permitted by Applicable Law) waived (other than (i) those Conditions that by their nature are to be satisfied on the Effective Date (but subject to those Conditions being able to be satisfied or having been waived) and (ii) the Court Sanction Condition); or

(b)

confirming its intention to invoke one or more Conditions described under paragraph (a) above, identifying such Condition or Conditions and providing reasonable details of the event which has occurred, or the circumstances which have arisen, that it considers entitle it to invoke that Condition or those Conditions.

4.8	The Company undertakes that, by 8:00 p.m. on the day immediately prior to the Court Sanction Hearing, it shall deliver a notice in writing to each member of the Consortium either:

(a)

confirming that all Conditions under paragraph 3 of Schedule 1 (other than (i) those Conditions that by their nature are to be satisfied on the Effective Date (but subject to those Conditions being able to be satisfied or having been waived) and (ii) the Court Sanction Condition) are satisfied or (to the extent permitted by Applicable Law) waived; or

(b)

confirming its intention to invoke one or more Conditions described under paragraph (a) above, identifying such Condition or Conditions and providing reasonable details of the event which has occurred, or the circumstances which have arisen, that it considers entitle it to invoke that Condition or those Conditions.

4.9

Each member of the Consortium undertakes to the Company to keep the Company informed promptly of the progress towards the satisfaction (or otherwise) of the Conditions and, if any member of the Consortium is, or becomes, aware of any matter which might reasonably be considered to be material in the context of the satisfaction or waiver of any of the Conditions, it will in each case as soon as reasonably practicable make the substance of any such matter known to the Company and, so far as it is aware of the same, provide such details and further information as the Company may reasonably request. Nothing in this Agreement shall oblige any member of the Consortium to provide any information to the Company which such member of the Consortium is not permitted to provide pursuant to Applicable Law or contractual obligation or which is subject to any legal privilege in favour of such member of the Consortium (provided that such member of the Consortium shall use all reasonable endeavours to make substitute arrangements or permit such disclosure in a manner that would not violate such restrictions or jeopardize such legal privilege).

4.10

The Company undertakes to the Consortium to keep the Consortium informed promptly of the progress towards the satisfaction (or otherwise) of the Conditions and, if the Company is, or becomes, aware of any matter which might reasonably be considered to be material in the context of the satisfaction or waiver of any of the Conditions (including but not limited to a breach of any representation or warranty under this Agreement), it will in each case as soon as reasonably

24

practicable make the substance of any such matter known to the Consortium and, so far as it is aware of the same, provide such details and further information as any member of the Consortium may reasonably request. Nothing in this Agreement shall oblige the Company to provide any information to the Consortium which the Company is not permitted to provide pursuant to Applicable Law or contractual obligation or which is subject to any legal privilege in favour of the Company (provided that the Company shall use all reasonable endeavours to make substitute arrangements or permit such disclosure in a manner that would not violate such restrictions or jeopardize such legal privilege).

India Tax Matters

4.11	The Company shall procure that:

(a)

as soon as reasonably practicable, a draft tax fair market valuation report in respect of Scheme Shares is prepared to a date as close as is reasonably practicable to the date of the Scheme Circular and is issued to CPPIB and Founder on a reliance basis by a qualified accounting firm of appropriate reputation and standing in the form and substance reasonably acceptable to CPPIB in accordance with the provisions of section 92(2)(m) of the IT Act in the manner as prescribed under Rule 57 of the Indian Income-tax Rules, 2026 (such valuation report, a “Tax FMV Report”), and is made available to any Shareholder who is (i) not a Small Shareholder (as defined in clause 4.13 below) and (ii) is a Cash-Out Shareholder;

(b)

the Tax FMV Report prepared in accordance with clause 4.11(a) is updated to the date as close as is reasonably practicable to the Effective Date as agreed between the Company and CPPIB (each acting reasonably) in writing and is re-issued to CPPIB and Founder on a reliance basis by a qualified accounting firm of appropriate reputation and standing (which, for the avoidance of doubt, may be the qualified accounting firm responsible for preparing it in accordance with clause 4.11(a)), and is made available to any Shareholder who is (i) not a Small Shareholder and (ii) is a Cash-Out Shareholder, no later than the date agreed between the Company and CPPIB in writing (each acting reasonably); and

(c)

there is furnished to the qualified accounting firm responsible for preparing any such Tax FMV Report (including any updated version) all information as is required by such firm and that any such information so provided shall be true, accurate and complete in all material respects.

4.12

The Company shall use commercially reasonable efforts to procure that ReNew Private Limited (on behalf of each Group Company that is incorporated and/or resident for Tax purposes in India) files a Form 163 with the India Taxing Authority as soon as reasonably practicable following completion of the Transaction and in any event within the time period as prescribed under Applicable Law.

4.13

Prior to the publication of the Scheme Circular, the Company shall provide to CPPIB a list of Scheme Shareholders who, so far as the Company is aware, are not and have not been Small Shareholders at any time in the twelve (12) months preceding the Effective Date (or, if the Effective Date is not known, such date which CPPIB and the Company agree (each acting reasonably) the Effective Date is expected to fall) (such list, the “Non-Small Shareholders List”) in draft form, together with any other information reasonably requested by CPPIB for the purpose of managing its Indian tax affairs (including determining any Indian tax consequences of the Scheme and any potential withholdings or deductions that may be required to be made from any payments to Scheme Shareholders pursuant to the Scheme). For the purposes of this clause 4.13, a “Small Shareholder” is a Scheme Shareholder that is: a Non-Resident Investor (as defined under the IT Act) which

25

individually (or together with any of their associated enterprises (as defined under the IT Act)) at any time in the twelve (12) months preceding the Effective Date, has not held (a) any right of management or control in relation to the Company or (b) the voting power or share capital or interests exceeding five per cent of the total voting power or total share capital or total interests in the Company (or any other entity that directly owns assets situated in India).

4.14

No later than five (5) Business Days after the Scheme Record Date or, if later, the date on which CPPIB and the Company agree (each acting reasonably) is the latest date after which there shall be no (or there is not expected to be any) change in the identity of any Scheme Shareholder, the Company shall provide to CPPIB a final version of the Non-Small Shareholders List (which shall include such updates as are necessary to reflect any changes in the identity of any Scheme Shareholder since the date on which the Company provided the draft Non-Small Shareholders List to CPPIB in accordance with clause 4.13), together with any other information reasonably requested by CPPIB for the purpose of managing its Indian tax affairs (including determining any Indian tax consequences of the Scheme and any potential withholdings or deductions that may be required to be made from any payments to Scheme Shareholders pursuant to the Scheme).

4.15	The Company shall procure that:

(a)

as soon as reasonably practicable, a draft valuation report is prepared and issued to CPPIB and Founder on a reliance basis to the date as close as reasonably practicable to the date of the Scheme Circular as agreed between the Company and CPPIB (each acting reasonably) in writing, by a qualified accounting firm of appropriate reputation and standing in the form and substance reasonably acceptable to CPPIB, setting out the value derived by the Company from India in accordance with section 9 of the IT Act read with Rule 11 and Rule 12 of Income Tax Rules, 2026 (the “Company Valuation Report”), and is made available to any Shareholder at the reasonable request of such Shareholder;

(b)

the Company Valuation Report prepared in accordance with clause 4.15(a) is updated to the Specified Date and is re-issued to CPPIB and Founder on a reliance basis by a qualified accounting firm of appropriate reputation and standing (which, for the avoidance of doubt, may be the qualified accounting firm responsible for preparing it in accordance with clause 4.15(a)), and is made available on a non-reliance basis to any Shareholder who is (i) not a Small Shareholder and (ii) is a Cash-Out Shareholder, as soon as reasonably practicable; and

(c)

there is furnished to the qualified accounting firm responsible for preparing any such Company Valuation Report (including any updated version) all information as is required by such firm and that any such information so provided shall be true, accurate and complete in all material respects.

4.16

The Consideration payable by the Purchaser to the Cash-Out Shareholders who are persons resident in India (under the provisions of the Foreign Exchange Management Act, 1999) shall be arrived on an arm’s length basis, taking into consideration the valuation of the Company as per any internationally accepted pricing methodology for valuation.

Identified Clearances

4.17

Each member of the Consortium shall be responsible for contacting and corresponding with the relevant Governmental Authorities in relation to the Identified Clearances for which such member of the Consortium (either alone or jointly with the other Parties) is indicated as a notifying party, including preparing and submitting all necessary filings, notifications and submissions as soon as reasonably practicable following the date of this Agreement. Specifically:

(a)	CPPIB and the Founder shall jointly act as notifying parties for merger control filings for Indian Competition Approval;

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(b)	CPPIB shall individually file for the Belgian FDI Approval; and

(c)	CPPIB shall individually file for the French FDI Approval.

4.18

The Company and each other Party undertakes to cooperate with CPPIB and the Founder (as applicable) in relation to the Identified Clearances, to assist CPPIB and the Founder in communicating with any Governmental Authority in relation to such Identified Clearances (including by submitting any necessary filings, notifications and submissions) and to promptly provide such information and assistance to CPPIB and the Founder as applicable, as they may reasonably require for the purposes of obtaining any such Identified Clearances and for the purpose of making a submission, filing or notification to any Governmental Authority in connection with any such Identified Clearances as soon as reasonably practicable.

4.19	Without prejudice to the generality of clause 4.17, each member of the Consortium undertakes to the Company that it shall:

(a)

provide the Company on a timely basis with drafts of any filings and substantive communications to be submitted to any Governmental Authority in connection with the Identified Clearances and take into consideration in good faith all comments reasonably proposed by the Company;

(b)

make as promptly as reasonably practicable such filings with any Governmental Authority as are necessary or expedient for the implementation of the Transaction including by making complete filings required to be made by such member of the Consortium to the Governmental Authorities for the Identified Clearances for which such member of the Consortium is indicated as a notifying party;

(c)

take all such steps and make as promptly as reasonably practicable, and in any event within applicable deadlines and due dates, such additional filings with all appropriate Governmental Authorities, jointly or separately, as are necessary or reasonably desirable to obtain the Identified Clearances for which such member of the Consortium is indicated as a notifying party;

(d)

subject to Applicable Law and to the extent permitted by the relevant Governmental Authority, promptly notify the Company and provide copies of any significant and substantive communications with any Governmental Authority in connection with obtaining the Identified Clearances for which such member of the Consortium is indicated as a notifying party, provided that no member of the Consortium shall be obliged to provide to the Company (and a member of the Consortium shall be permitted to redact) any confidential or other sensitive information of such member of the Consortium (including concerning CPPIB or CPPIB’s valuation of or future plans for the Company) pursuant to this clause (d);

(e)

subject to Applicable Law and to the extent permitted by the relevant Governmental Authority, use all reasonable endeavours to procure that the Company and its Representatives are able to attend any substantive meetings or hearings and participate in any substantive discussions with any Governmental Authority in connection with obtaining the Identified Clearances for which such member of the Consortium is indicated as a notifying party; provided that such member of the Consortium (in the case of an Identified Clearance for which such member of the Consortium is the sole notifying party) or

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members of the Consortium (in the case of an Identified Clearance for which such members of the Consortium are the joint notifying parties) shall lead all meetings and communications with Governmental Authorities and shall control the strategy in connection with the relevant Identified Clearances, having consulted in good faith and on a timely basis with the Company regarding the proposed strategy and taken into consideration all comments reasonably proposed by the Company; and

(f)	be responsible for the payment of all filing fees in connection with the Identified Clearances, it being understood that the Company will be responsible for its own outside legal counsel fees.

5.	Implementation of the Scheme

General

5.1	The Parties shall use all reasonable endeavours to:

(a)

procure that the Joint Announcement is published as soon as reasonably practicable following the execution of this Agreement, but in any event, on the day of the execution of this Agreement (or by such later time or such other date as may be agreed between the Company and CPPIB, subject to Applicable Law); and

(b)

subject to clause 4.3, do and execute, or procure the doing and executing of, each necessary or desirable act, document and thing reasonably within its power to implement the Transaction on the terms and subject to the conditions set out or referred to in this Agreement and the Scheme.

Specific obligations of the Company

5.2	Without prejudice to the generality of clause 5.1 and subject to clause 5.6, the Company shall:

(a)

as soon as reasonably practicable following the date of this Agreement but by no later than the date that is 28 days from the date of this Agreement, prepare (i) a draft Scheme Circular and (ii) a draft of any other documentation, in each case which is to be filed, published and/or mailed by the Company in connection with the Scheme Circular (including the forms of proxy for use by the Company Shareholders at the Company General Meeting and by the Scheme Shareholders at the Court Meeting (the “Forms of Proxy”)) (such other documentation, the “Ancillary Scheme Documentation”);

(b)

include in the Scheme Circular a power of attorney from each Rollover Shareholder in favour of CPPIB and the Purchaser in connection with the implementation of the proposed reorganisation of the Company to be undertaken following the Effective Date pursuant to which all Company Shareholders will become shareholders of ReNew Private Limited;

(c)

use all reasonable endeavours to cause the Transaction Documentation to comply in all material respects with Applicable Law (including the Companies Act, the 1934 Act and the rules and regulations promulgated thereunder (including Section 13e-3 of the 1934 Act) and Nasdaq requirements) and procure that the Scheme Circular contains information on all the Conditions set out in this Agreement;

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(d)	for the purpose of implementing the Scheme, instruct a King’s Counsel (a “KC”) and, subject to prior agreement from such KC:

(i)	promptly provide the Consortium and their advisers with a summary of any advice given by such KC that is material to the Scheme (including its terms, structure and implementation); and

(ii)

provide the Consortium and their advisers with reasonable access to such KC and attendance at any key discussions or conferences with such KC, as may be considered appropriate by such KC and the Company;

(e)

as soon as reasonably practicable following the Schedule 13E-3 Clearance Date, apply to the Court under Part 26 of the Companies Act to schedule a hearing of the Court (including any adjournments thereof, the “Convening Hearing”) at which the Court will be invited to:

(i)	provide directions in connection with the Scheme (including any issue which may arise in connection with the constitution of the Court Meeting) and the Scheme Circular; and

(ii)	grant an order for the convening of the Court Meeting (the “Convening Order”),

and shall make all necessary applications, prepare and file such documents required in connection with the Convening Hearing including, to the extent that the Company deems necessary or appropriate after consultation with its outside legal counsel (including the KC), advertising or otherwise providing due notice of the Convening Hearing to any person affected by the Scheme in accordance with Court’s Practice Statement (Companies: Schemes of Arrangement under Part 26 and Part 26A of the Companies Act 2006) dated 26 June 2020;

(f)

use all reasonable endeavours to cause the Scheme Circular and Forms of Proxy (together with any other Ancillary Scheme Documentation which is required to be mailed) to be mailed to the Company Shareholders, as promptly as reasonably practicable (and in any event within ten Business Days) following the date on which the Court grants the Convening Order, and publish such other notices as the Court may require in the Convening Order, as promptly as reasonably practicable after the Court grants the Convening Order;

(g)

unless the Special Committee has effected a Company Adverse Recommendation Change permitted under and in accordance with clause 10, procure that the Scheme Circular includes the Special Committee Recommendation;

(h)	prior to filing, publishing or mailing any Transaction Documentation:

(i)

consult with CPPIB as to the form and content of such Transaction Documentation, and, for such purpose, afford CPPIB reasonably sufficient time to consider the Transaction Documentation and take into consideration in good faith all comments reasonably proposed by CPPIB, except that no such consultation or consideration shall be required with respect to disclosure regarding a Company Adverse Recommendation Change permitted under and in accordance with clause 10; and

(ii)

fully reflect in the Transaction Documentation (and, unless waived by CPPIB, shall not file, publish or mail any Transaction Documentation prior to including) any drafting reasonably required and provided by CPPIB in relation to the application of the Indian withholding Tax regime, including for the purposes of explaining to Cash-Out Shareholders: (i) the potential application of Indian withholding Tax to relevant sale proceeds payable to such Cash-Out Shareholders; (ii) the potential scope and application of the regime giving rise to the Indian withholding Tax

29

obligation; and (iii) the actions to be taken by relevant Cash-Out Shareholders in order to reduce or mitigate any Indian withholding Tax (which may include making a claim for exemption or relief under an applicable double tax treaty and delivering applicable supporting documentation, including tax opinions and capital gains computations, to substantiate the relevant tax positions);

(i)

provide CPPIB with drafts of any further documents, witness statements, affidavits or evidence to be submitted to the Court in relation to the Scheme (the “Court Documentation”) and take into consideration in good faith all comments reasonably proposed by CPPIB, other than comments regarding a Company Adverse Recommendation Change permitted under and in accordance with clause 10;

(j)

use reasonable endeavours to establish a date and time for, and convene and hold, the Court Meeting and the Company General Meeting as soon as reasonably practicable following the date of the mailing of the Scheme Circular to the Company Shareholders pursuant to clause 5.2(f);

(k)

keep the Consortium informed on a reasonably regular basis, as requested by CPPIB, during the period between the dispatch of the Transaction Documentation to Company Shareholders and the date of the Company Shareholder Meetings of the number of valid proxy votes received in respect of resolutions to be proposed at the Court Meeting and the Company General Meeting and, to the extent reasonably practicable, the identity of the relevant Company Shareholders;

(l)

not, unless consented to by CPPIB or required by the Court, Applicable Law or the Company Articles, adjourn the Company Shareholder Meetings, provided, however, that the Company may, without the consent of CPPIB and only in accordance with the Company Articles and Applicable Law, adjourn or postpone the Company Shareholder Meetings: (A) in the case of adjournment, if requested by the majority of the Company Shareholders present and voting (on a poll) to do so, provided that the adjournment resolution was not directly or indirectly proposed or instigated by or on behalf of the Company or the Company Board, (B) to the extent reasonably necessary to ensure that any supplement or amendment to the Scheme Circular required by the Court is provided to the Company Shareholders, or (C) if, as of the time for which the Company Shareholder Meetings are scheduled (as set forth in the Scheme Circular), there are insufficient Company Ordinary Shares or Company Shareholders (or Scheme Shares or Scheme Shareholders, as applicable) represented (either in person or by proxy) (x) to constitute a quorum necessary to conduct the business of the Company Shareholder Meetings, but only until a meeting can be held at which there is a sufficient number of Company Ordinary Shares or Company Shareholders (or Scheme Shares or Scheme Shareholders, as applicable) represented to constitute a quorum, or (y) to obtain the Company Shareholder Approvals, but only until a meeting can be held at which there is a sufficient number of votes of the Company Shareholders and/or the Scheme Shareholders to obtain the Company Shareholder Approvals;

(m)

not, unless required by the Court or Applicable Law, or unless this Agreement is terminated in accordance with its terms, withdraw the Scheme, or allow it to lapse, without the prior written consent of CPPIB;

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(n)

following the receipt of the Company Shareholder Approvals and the satisfaction or (to the extent permitted by Applicable Law) waiver of all other Conditions (excluding those Conditions that by their nature are to be satisfied on the Effective Date and the Court Sanction Condition) use all reasonable endeavours to take all necessary steps on the part of Company to seek the Court Sanction Order as promptly as practicable (provided that the Court Sanction Order will not be sought earlier than ten Business Days following the Rollover Election Deadline), including to prepare and issue, serve and lodge all such Court documents as are required;

(o)

ensure that the information provided by it for inclusion in any document or announcement to be published by the Consortium in connection with the Transaction at the time of mailing or publication of such document will not include an untrue statement of a material fact or omit to state a material fact necessary to make the information provided, in light of the circumstances under which they were made, not misleading; and

(p)

as promptly as practicable (and in any event within two Business Days) following the receipt of the Court Sanction Order and the satisfaction or (to the extent permitted by Applicable Law) waiver of the Conditions (other than the Condition set out in paragraph 1(e) of Schedule 1) procure that a copy of the Court Sanction Order is delivered to the Registrar of Companies.

5.3

The obligations of the Company under clause 5.2 shall continue in full force and effect following any Company Adverse Recommendation Change unless this Agreement is validly terminated in accordance with clause14, or as expressly provided in clause 5.2.

Specific obligations of the Consortium

5.4	Without prejudice to the generality of clause 5.1 and subject to clause 5.6:

(a)	CPPIB shall instruct counsel to appear on behalf of the Consortium at the Court hearing to sanction the Scheme and shall undertake to the Court to be bound by the terms of the Scheme;

(b)

each member of the Consortium shall, and shall procure that, their respective Affiliates affords all such prompt cooperation and assistance and provides all such documentation and information, as may be reasonably requested by the Company in respect of the preparation and verification of the Transaction Documentation, the Court Documentation and any other document required for the implementation of the Scheme or any other matter covered by this clause 5, including the prompt and timely provision to the Company of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors, officers or employees as the Company may reasonably request;

(c)

each member of the Consortium shall use all reasonable endeavours to cause the Transaction Documentation to be published by it to comply in all material respects with Applicable Law (including, as applicable, the Companies Act, the 1934 Act and the rules and regulations promulgated thereunder (including Section 13e-3 of the 1934 Act) and Nasdaq requirements) and use all reasonable endeavours to procure that the Scheme Circular contains information on all the Conditions set out in this Agreement;

(d)	each member of the Consortium shall notify the Company promptly of:

(i)

any changes in the information disclosed in any document or announcement published by the Company or the Consortium in connection with the Transaction which are material in the context of that document or announcement; and

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(ii)

any material new information which may be relevant to a Scheme Shareholder in considering the merits of the Transaction, and agree that any such information may be published by the Company if: (A) the Company (acting reasonably and with the advice of the KC) determines that such disclosure is necessary to ensure that all Scheme Shareholders have sufficient information to consider the merits of the Transaction; and (B) CPPIB has consented to the content and form of the disclosure (such consent not to be unreasonably withheld, delayed or conditioned);

(e)

each member of the Consortium shall ensure that the information provided by it for inclusion in any document or announcement to be published by the Company in connection with the Transaction at the time of mailing or publication of such document will not include an untrue statement of a material fact or omit to state a material fact necessary to make the information provided, in light of the circumstances under which they were made, not misleading; and

(f)	each member of the Consortium shall provide any comments on all Transaction Documentation and Court Documentation submitted to it as soon as reasonably practicable.

5.5

The Purchaser shall, as soon as reasonably practicable after the date of this Agreement and in any event prior to the Effective Date, obtain confirmation from His Majesty’s Revenue & Customs that the Court Sanction Order shall not be subject to stamp duty or stamp duty reserve tax on the basis that the Court Sanction Order will not be the principal instrument of transfer in respect of the transfer of the Cash-Out Shares pursuant to the Scheme (and in connection therewith, will provide an undertaking to His Majesty’s Revenue & Customs that the Purchaser will pay all applicable stamp duty or stamp duty reserve tax on the relevant instrument(s) of transfer).

Specific obligations Regarding Schedule 13E-3

5.6

In addition to, and without limiting, the obligations of the Company under clause 5.2 and the obligations of the members of the Consortium under clause 5.4, the Company and each member of the Consortium shall jointly prepare and shall file with the SEC, as promptly as practicable following execution of this Agreement but by no later than the date that is the last day of the seventh week from the date of this Agreement (or such later date as CPPIB and the Company may agree in writing), a Schedule 13E-3, which will include the Scheme Circular as an exhibit. Each member of the Consortium, on the one hand, and the Company, on the other hand, shall furnish to each other all information concerning such Party as may be reasonably requested in preparation of the Schedule 13E-3 and the Scheme Circular.

(a)

Each of the Company and the members of the Consortium shall use all reasonable endeavours to ensure the Scheme Circular and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations promulgated thereunder.

(b)

Each of the Company and the members of the Consortium shall use all reasonable endeavours to respond promptly to any comments of the SEC or its staff with respect to the Scheme Circular and the Schedule 13E-3.

(c)

The Company shall notify the other Parties hereto promptly upon the receipt of any comments from the SEC or its staff or any other governmental officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Scheme Circular or the Schedule 13E-3 and shall supply the other Parties with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Scheme Circular or the Schedule 13E-3.

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(d)

Prior to filing of the Schedule 13E-3 or mailing the Scheme Circular (or any amendment or supplement thereto), or responding to any comments from or making any written communications with the SEC or its staff with respect thereto, the Company shall provide each member of the Consortium and its counsel with a reasonable opportunity to review and comment on such filings or written communications and shall consider their comments in good faith.

(e)

Each of the Company and the members of the Consortium agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Scheme Circular, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transaction, will, as of the time such documents (or any amendment thereof or supplement thereto) are filed, are mailed to the Company Shareholders and at the time of the Company Shareholder Meetings, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, none of the Company or any member of the Consortium assumes any responsibility with respect to information supplied by or on behalf of, any other Party for inclusion or incorporation by reference in the Scheme Circular or the Schedule 13E-3.

(f)

If at any time prior to the Company Shareholder Meetings, any event or circumstance relating to any member of the Consortium or the Company, or their respective officers or directors, should be discovered which should be set forth in an amendment or a supplement to the Scheme Circular or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering such event or circumstance shall promptly inform the other Parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the Company Shareholders to the extent required by Applicable Law.

(g)

Each member of the Consortium and the Company shall file with the SEC the final Schedule 13E-3, which will include the Scheme Circular as an exhibit, and disseminate such Schedule 13E-3 containing the Scheme Circular to Company Shareholders as promptly as reasonably practicable following the Convening Hearing.

6.	Company Equity Plans and Employee Matters

6.1	Each Party undertakes to take the relevant steps and other actions provided for in Schedule 3 in relation to the Company Equity Plans and certain Company employee-related matters.

6.2	The Founder agrees that he will not exercise:

(a)	any Company Share Awards; or

(b)	his annual liquidity right pursuant to section 6 of the Registration Rights, Coordination and Put Option Agreement dated 23 August 2021,

prior to the Effective Date.

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7.	Responsibility for Information and Standards of Care

7.1

CPPIB will accept responsibility for all of the information in the Scheme Circular (or in the event that the Transaction is implemented by way of an Offer, any document required to implement any Offer) relating to CPPIB and its Affiliates, and the Founder will take responsibility for all of the information in the Scheme Circular (or in the event that the Transaction is implemented by way of an Offer, any document required to implement any Offer) relating to himself and his Affiliates.

7.2

The Company will procure that the Special Committee accept responsibility for their views set out in the Scheme Circular (or in the event that the Transaction is implemented by way of an Offer, any document required to implement any Offer) and all information in the Scheme Circular (or in the event that the Transaction is implemented by way of an Offer, any document required to implement any Offer) other than information for which responsibility is accepted by CPPIB and/or the Founder under clause 7.1, as applicable.

7.3	Each Party acknowledges and agrees that:

(a)	each document, announcement or other information published, or statement made during the Relevant Period must be prepared with the highest standards of care and accuracy; and

(b)	these requirements apply whether the document, announcement or other information is published, or the statement is made, by the Party concerned or by a Representative on its behalf.

Each Party undertakes to use all their reasonable endeavours not to make statements in relation to this Transaction during the Relevant Period which, while not factually inaccurate, may be misleading or may create uncertainty.

8.	Warranties

8.1

The Company hereby warrants to each member of the Consortium that the statements set out in paragraphs 2 and 3 of Schedule 4 are true and accurate at the date of this Agreement and the date immediately preceding the Court Sanction Hearing. Except as Disclosed, the Company hereby warrants to each member of the Consortium that the statements set out in paragraphs 4 to 33 (inclusive) of Schedule 4 are true and accurate at the date of this Agreement and the date immediately preceding the Court Sanction Hearing.

8.2

Any warranties given by the Company as set out in Schedule 4 that are qualified by the expression “so far as the Company is aware”, “to the knowledge of the Company”, or similar expression shall, unless otherwise stated, be deemed to refer to the knowledge of each of the Senior Employees and after the due and careful inquiry of each of their direct reports.

8.3

CPPIB hereby warrants to the Company that the statements set out in Part 1 of Schedule 5 are true and accurate at the date of this Agreement and the date immediately preceding the Court Sanction Hearing.

8.4

The Founder hereby warrants to the Company that the statements set out in Part 2 of Schedule 5 are true and accurate at the date of this Agreement and the date immediately preceding the Court Sanction Hearing.

8.5	Each of the warranties in Schedule 4 and Schedule 5 shall be construed as being separate and independent and shall not be limited by reference to any other warranty.

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8.6

CPPIB acknowledges and agrees that the Company does not give or make any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to CPPIB or any of its directors, officers, employees, agents or advisers on or prior to the date of this Agreement.

8.7

In connection with the repetition of the warranties set out in paragraphs 4 to 33 (inclusive) of Schedule 4 on the date immediately preceding the Court Sanction Hearing in accordance with clause 8.1 only (and, for the avoidance of doubt, not clause 14.1(c)(ii) or the paragraph 2(a) of Schedule 1), the Company may deliver to the Consortium on the date immediately preceding the Court Sanction Hearing, a Company Supplemental Disclosure Letter. In the event the Company intends to deliver a Company Supplemental Disclosure Letter, the Company shall deliver a draft form of the same to the Consortium not less than ten (10) Business Days prior to the date immediately preceding the Court Sanction Hearing (to be in substantially final form subject to the need to make any additional disclosure in the event a fact or circumstance of a material nature arises between the date of delivery of such draft and the Court Sanction Hearing).

8.8

The Company Supplemental Disclosure Letter shall only include matters that have arisen in the period commencing immediately following the entry into of this Agreement and ending on the date immediately preceding the Court Sanction Hearing and that relate to the warranties set out in paragraphs 4 to 33 (inclusive) of Schedule 4.

8.9	Subject to clause 20.4, the liability of the Company in respect of any claim for breach of warranty shall not exceed one dollar (USD $1.00) in aggregate.

9.	Conduct Pending the Effective Date

9.1	The Company undertakes that during the Relevant Period, except:

(a)

as expressly required or otherwise expressly contemplated under this Agreement (including, for the avoidance of doubt, Schedule 3), as set out in the Company Disclosure Letter or as required by Applicable Law; or

(b)

with the prior written consent of CPPIB; it being understood and agreed that if CPPIB does not approve or reject such consent request within 5 Business Days of the Company’s submission of such request, such consent shall be deemed given by CPPIB, it shall use all reasonable endeavours to, and to cause each of its Subsidiaries to, (i) carry on its business in the ordinary course of business in all material respects, and (ii) in all material respects preserve its business organisation and maintain its existing relations and goodwill with material customers, distributors, suppliers, licensors, licensees and other Third Parties with whom it has material business relations.

9.2	Without prejudice to the generality of clause 9.1, except as required by Applicable Law or in respect of an action of the Company or any of its Subsidiaries:

(a)	that the Company or any of its Subsidiaries is obliged to take in accordance with the following agreements:

(i)	shareholders’ agreement of the Company;

(ii)	Joint Venture Agreements;

(iii)	PPAs;

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(iv)	New PPAs entered into in accordance with the F&O Policies or that have obtained approval from the Company Board; or

(v)

any agreements entered into with respect to the Existing Indebtedness or any new Indebtedness permitted under this clause 9 (including any amendments to the articles of association of any member of the Group pursuant to such agreements);

(b)	taken pursuant to the merger of certain Subsidiaries into ReNew Private Limited as set out at document 2.4.8 in the Project P2 Data Room;

(c)	taken pursuant to, or as otherwise expressly required or expressly contemplated by, this Agreement (including, for the avoidance of doubt, Schedule 3),

without the prior written consent of CPPIB; it being understood and agreed that if CPPIB does not approve or reject such consent request within 5 Business Days of the Company’s submission of such request, such consent shall be deemed given by CPPIB, during the Relevant Period the Company shall not, and shall cause each of its Subsidiaries not to:

(d)

adopt (i) any amendment to the Company Articles or the articles of association, by-laws or equivalent constitutional documents of ReNew Private Limited, or (ii) any material amendment to the articles of association, by-laws or equivalent constitutional documents of any Subsidiary, or any agreement between the shareholders of any of the Subsidiaries;

(e)

acquire any assets or properties, supplies or equipment, in each case, in one transaction or a series of related transactions, provided that, with respect to any acquisition relating to the business of the Group as conducted as of the date of this Agreement, the restriction under this clause 9.2(e) shall only apply if such acquisition involves consideration or capital contributions in an amount in excess of 50 million dollars (USD $50,000,000) (other than acquisitions of assets or properties, supplies or equipment in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice), individually or in the aggregate;

(f)

acquire, or enter into any agreements providing for any acquisition of, any Equity Securities of or other equity interest in or assets comprising any corporation, partnership, joint venture, association, organisation or other business or division of any other Person (whether by merger, takeover offer, scheme of arrangement or acquisition of securities or assets or by any other means), in each case, in one transaction or a series of related transactions, provided that, with respect to any acquisition relating to the business of the Group as conducted as of the date of this Agreement, the restriction under this clause 9.2(f) shall only apply if such acquisition involves consideration or capital contributions in an amount in excess of 50 million dollars (USD $50,000,000), individually or in the aggregate;

(g)

authorise, declare, set aside, make or pay any dividends or distribution with respect to its shares or other Equity Securities (whether in cash, assets, shares or other securities of the Company or any of its Subsidiaries), other than (i) dividends paid to the Company or one of its Subsidiaries by a Subsidiary of the Company with regard to its Equity Securities; and (ii) dividends paid by Subsidiaries to third parties provided that the aggregate amount paid by all Subsidiaries to third parties taken together does not exceed 15 million dollars (USD $15,000,000);

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(h)

split, combine, consolidate, subdivide, reduce, reclassify or redesignate any of the share capital or other Equity Securities of the Company or ReNew Private Limited, or reduce, redeem, purchase, cancel or otherwise acquire or offer to acquire any of the share capital or other Equity Securities in each case of the Company or ReNew Private Limited, except for the acceptance of Class A Ordinary Shares as payment of the exercise price of Company Share Awards or Company Warrants or withholding Taxes in respect of Company Share Awards or Company Warrants;

(i)

(1) issue, deliver, grant, pledge, charge, mortgage or encumber, or authorise the issuance, delivery, grant, pledge, charging, mortgaging or Encumbrance of any shares, voting securities or other Equity Securities in the Company or any Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or Equity Securities, other than, in the case of the shares or other Equity Securities in any Subsidiaries, (i) the incurrence of Encumbrances in connection with any Permitted Refinancing; or (ii) any Existing Indebtedness; (2) sell or dispose of, or authorise the sale or disposal of, any shares, voting securities or other Equity Securities in any Subsidiary or Associated Company; (3) file, or consummate any registration statement with, or listing application to, any securities exchange or Governmental Authority in connection with an initial public offering or other public offering of the Equity Securities of any Subsidiary; or (4) take any action to cause to be exercisable or vested any otherwise un-exercisable or unvested Company Share Award or other equity awards under any existing Company Equity Plan or Subsidiary Equity Plan (except as otherwise provided by the terms of any Company Equity Plan), other than:

(i)	in accordance with Schedule 3;

(ii)

sales of Class A Ordinary Shares pursuant to the exercise of Company Share Awards or Company Warrants if necessary to effectuate an optionee or award holder’s direction upon exercise or pursuant to the settlement of Company Share Awards in order to satisfy Tax withholding obligations; or

(iii)

issuances of any option, restricted stock unit or performance stock unit to acquire Class A Ordinary Shares pursuant to the Company Equity Plans to directors, officers or employees of the Company or its Subsidiaries in the ordinary course of business;

(j)

except as required by Applicable Law or any Company Employee Plan or any contract (which has been Disclosed) as in existence as of the date of this Agreement or in accordance with Schedule 3 of this Agreement:

(i)

increase the compensation or benefits payable or to become payable to any of the directors, officers or employees, except for (A) annual or other regular merit-based increases of salaries or wage rates in the ordinary course of business (provided that such increases in such base salaries or wage rates shall not exceed 20% of the aggregate base salaries of all directors, officers and Senior Employees as of the date of this Agreement), (B) in connection with hires and promotions not otherwise prohibited by clause 9.2(j)(vi), or (C) changes to group health or welfare plan benefits in connection with annual renewals in the ordinary course of business;

(ii)

grant or pay or commit to grant or pay to any of the directors or Senior Employees bonuses, incentive compensation, retention awards or increases in severance or termination pay, other than (1) annual bonuses pursuant to paragraph 2 of Part 2 of Schedule 3; (2) in accordance with any agreements entered into with the Company’s directors or Senior Employees prior to the date of this Agreement and made available to CPPIB or (3) in accordance with clause 9.2(i)(iii);

37

(iii)

establish, adopt, enter into, amend in any material respect or terminate any collective bargaining agreement or Company Employee Plan, or any plan, contract, policy or arrangement that would be a Company Employee Plan if it were in effect on the date hereof, other than (1) changes to group health or welfare plan benefits in connection with annual renewals in the ordinary course of business and (2) in connection with any action that applies uniformly to employees and does not result in more than a de minimis measure in cost to the Company;

(iv)

take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Equity Plan or Subsidiary Equity Plan, other than to give effect to the actions and steps set out in Schedule 3;

(v)	terminate the employment of any Senior Employee, other than for cause, provided that the Company shall promptly notify the Consortium in writing if any such termination is effected;

(vi)

hire or promote any new Senior Employees except to replace any departed Senior Employee (other than any departed Senior Employee who is the Chief Executive Officer or Chief Financial Officer), with any compensation package proposed for a new Senior Employee to be on terms not more than 125% of those provided to the departed or similarly situated Senior Employee; or

(vii)

other than to comply with Applicable Law, enter into or amend any agreement or arrangement that provides for the recognition of or requirement to bargain with any union, works council or other body that represents any employee of any Group Company;

(k)

liquidate (completely or partially), wind up, dissolve, place into administration or receivership, enter into any voluntary arrangement or other compromise with creditors, restructure, recapitalise or effect any other reorganisation (except for any restructuring, recapitalisation or reorganisation between the Subsidiaries and the Relevant JV Entity in connection with the liquidation of the Relevant JV Entity or Fluence India ReNew JV Private Limited), or adopt any plan or resolution, or take any other action providing for any of the foregoing;

(l)

make any loans, advances (other than pursuant to the Company Articles) or capital contributions to, or investments, in any other Person (other than Subsidiaries of the Company), in each case other than (i) in the ordinary course of business, (ii) in accordance with the Company Budget and Company Business Plan, or (iii) as required pursuant to a Joint Venture Agreement;

(m)

sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, create or incur any Encumbrance on, any of its properties, rights or assets (including the capital in any Subsidiaries), individually or in the aggregate in excess of 50 million dollars (USD $50,000,000), except (i) sales of inventory or product produced in the ordinary course of business, or (ii) dispositions of obsolete or worthless equipment, in the ordinary course of business;

(n)

enter into any Contract that would constitute a Material Contract if in effect on the date of this Agreement or materially modify, materially amend, extend or terminate (other than non-renewals or auto-renewals occurring in the ordinary course of business or termination at the end of the Contract term in accordance with the terms of the Contract) any Material Contract, provided that this clause 9.2(n) shall not prohibit or restrict the Company or any of its Subsidiaries from entering into a Contract in the ordinary course of business or in accordance with the Company Budget and Company Business Plan;

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(o)

enter into any new lines of business (other than New Business, subject to clause 9.4(d)), make any capital expenditure or expenditures or enter into agreements or arrangements (other than New Business, subject to clause 9.4(d)) providing for capital expenditure or expenditures individually or in the aggregate in excess of 50 million dollars (USD $50,000,000), except those contemplated by the Company Budget or Business Plan in an amount not to exceed the budgeted amount for the relevant capital expenditure;

(p)

enter into any material transaction, agreement or understanding or amend, extend or modify any existing material transaction, agreement or understanding with any executive officer or director or shareholder of the Company that holds at least 10% of the outstanding shares of the Company, where such resulting transaction is carried out on terms other than those that would be agreed at arm’s length;

(q)	(i) initiate any Proceedings where the relief sought by the Company or any of its Subsidiaries exceeds 50 million dollars (USD $50,000,000) in the aggregate; or

(ii) waive, release, assign, compromise or settle any actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings (“Settlements”) to which the Company or any of its Subsidiaries is a defendant, in each case, other than (1) debt collection in the ordinary course of business; (2) ordinary course disputes with vendors, customers, third parties or employees; and (3) the compromise or settlement of any Proceeding or Settlement that (a) provides for the payment and / or waiver by the Company or its Subsidiaries of an amount in cash not to exceed 50 million dollars (USD $50,000,000) in the aggregate; (b) does not involve any admission to wrongdoing by the Company or any of its Subsidiaries; and (c) does not involve the grant of any equitable relief or impose any non-monetary obligations on the Company or any of its Subsidiaries (other than customary obligations), provided that (y) any Proceeding or Settlement related to Taxes shall be governed by clause 9.2(s); and (z) sub-paragraphs (1), (2) and (3) shall not apply to any Settlement involving or relating to any Governmental Authority (other than Settlements involving the Solar Energy Corporation of India and/or DISCOMs of any state in India);

(r)

make any material change in financial or Tax accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS or Applicable Law;

(s)

make or change any Tax election, change any Tax accounting period, adopt or change any method of Tax accounting, make any amendment to any corporate income Tax return, enter into any closing agreement, or seek any ruling from any Taxing Authority in respect of an amount of Taxes other than in the ordinary course of business and consistent with past practice, initiate any voluntary Tax disclosure with any Governmental Authority with respect to Taxes, or settle, compromise, agree or negotiate any Proceeding, liability, audit, enquiry or assessment related to Taxes, save in each case to the extent that, in each case, the impact of such election, change, adoption, amendment or other action is not material;

(t)	change its residence for Tax purposes and/or establish a taxable presence outside its jurisdiction of incorporation;

39

(u)

surrender and/or extract any Reliefs from the Company or any of its Subsidiaries to any entity other than the Company or any of its Subsidiaries individually or in the aggregate in excess of 50 million dollars (USD $50,000,000);

(v)

redeem any bonds, debentures, notes or similar instruments, including any liability in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock of the Company or any of its Subsidiaries in excess of 100 million dollars (USD $100,000,000) other than: (i) in connection with a Permitted Refinancing; or (ii) the repayment of borrowings from any bank, financial institution or other lender in an amount not to exceed 300 million dollars (USD $300,000,000) in the aggregate; provided that any repayment under this clause (ii) must be fully backed by an issuance of new bonds, debentures, notes or similar instruments carrying an interest rate equal to or lower than the interest rate of the bonds, debentures, notes or similar instruments which were repaid;

(w)

incur, assume, guarantee, endorse or otherwise become liable for any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for:

(i)	in connection with a Permitted Refinancing;

(ii)	the incurrence of any Indebtedness solely among the Company and its Subsidiaries or solely among Subsidiaries of the Company;

(iii)

currency or commodity derivatives (including non-deliverable forward derivatives covering any of the Group Companies, directly or indirectly) in all material respects related to: (a) current debt / related to supply chain; or (b) future debt or related to procurement / capital expenditure requirements as under the Company Business Plan in the ordinary course of business and not for speculative purposes;

(iv)	indebtedness incurred in the ordinary course of business;

(v)	indebtedness incurred that is not contemplated by the Company Business Plan or Company Budget that does not exceed 200 million dollars (USD $200,000,000) in the aggregate;

(vi)	borrowings for working capital purposes in the ordinary course of business under lines of credit or similar arrangements in existence as of the date of this Agreement; or

(vii)

any guarantee or bid commitment in connection with any project-related bids that is entered into in the ordinary course of business and which satisfy the capital expenditure and IRR requirements set out in the Company Business Plan;

(x)

take, or omit to take, any action which may be reasonably expected to cause any significant impact on the rating of any rated debt securities of the Company or any of its Subsidiaries, except for the cessation or withdrawal of a rating by Moody’s Investors Service, Inc. or any of its affiliates at the request of the Company or any of its Subsidiaries;

(y)

enter into, amend, modify or supplement any term of any engagement letter between the Company and any of its financial advisers in a manner that is less favorable to the Company in connection with the Transaction in any material respect;

40

(z)

terminate, amend, modify or intentionally release or intentionally waive any provision of any confidentiality agreement to which the Company or any of its Affiliates is a party, or fail to enforce such provisions of any such agreement, to the extent such provisions are still effective, in each case which would have a material adverse effect in the context of the Transaction or the Company;

(aa)	make any material change in the nature or organisation of its business or discontinue or cease to operate all or a material part of its business;

(bb)

make any material change to, or grant any material waiver or material exception under, any Health and Safety Policies and Standards, or make any material change to the monitoring, enforcement, or reporting of compliance with such policies and standards, in each case that would reasonably be expected to result in a material reduction in the scope, stringency, or effectiveness of such policies, standards, or enforcement;

(cc)

make any material change to, or grant any material waiver or material exception under, any Supply Chain Sourcing Policies and Practices in each case that would reasonably be expected to result in a material reduction in the scope, stringency, or effectiveness of such policies, standards, or enforcement; or

(dd)	agree or authorise, in writing or otherwise, to take any of the foregoing actions.

9.3

Without in any way limiting any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give the Consortium or CPPIB, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ businesses or operations prior to the Effective Time. Prior to the Effective Time, the Company shall continue to exercise, consistent with the terms of this Agreement, complete control and supervision over its Subsidiaries and its and their business and operations.

9.4	Notwithstanding anything contained in this clause 9, the consent of CPPIB shall not be required for:

(a)

any action, decision or transaction undertaken in accordance with the Company Business Plan or Company Budget, other than for the following matters to the extent contemplated in the Company Business Plan or Company Budget:

(i)	any equity investment of more than 200 million dollars (USD $200,000,000) individually;

(ii)	any new Indebtedness of more than 500 million dollars (USD $500,000,000) individually; or

(iii)	any final investment decision for more than 700 million dollars (USD $700,000,000) individually;

(b)

the incurring of any new Indebtedness (including any action, decision or transaction undertaken in accordance with such new Indebtedness, including without limitation, security creation or provision of any guarantee between the Group Companies) by a Subsidiary incurred that is not contemplated by the Company Business Plan or Company Budget of up to 200 million dollars (USD $200,000,000) individually or up to 500 million dollars (USD $500,000,000) in the aggregate, provided that such new Indebtedness will be used to either (i) refinance project-level indebtedness or (ii) retire or provide intercompany loans;

41

(c)

any action, decision or transaction, including without limitation, security creation undertaken pursuant to and required in connection with a Permitted Acquisition, a Permitted Disposal or a Pipeline Transaction;

(d)

any action taken, decision or transaction undertaken pursuant to the Company Business Plan (including the Company’s plan in relation to the 6.5 GW Wafer-Ingot facility) or New Business and which satisfies the return requirements set out in the F&O Policies; provided that (i) this clause (d) shall not apply to any acquisition relating to New Business and (ii) such action, decision or transaction shall not involve capital expenditures across all New Business in excess of 50 million dollars (USD $50,000,000);

(e)	any actions pursuant to any intra-Group transactions in the ordinary course of business and consistent with past practice; and

(f)	any proposal being made solely to the Company Board (including its committees), or at a meeting of the Company Board (including its committees).

9.5

The approval of any action, decision or transaction by CPPIB under this clause 9 shall be deemed to be an approval of all steps and actions as may be required to be undertaken to accomplish the purposes of such action, decision or transaction, as the case may be, including negotiating, finalizing, amending, accepting, executing and signing on behalf of the Company or the relevant Subsidiary, as the case may be, all deeds, documents and agreements, provided that (a) the Company promptly provides CPPIB with details of all material updates with respect to such transaction, including the execution and completion thereof, and (b) the Company shall be required to seek a further approval from CPPIB if there is a material and adverse change to the terms on which the Group proposes to implement that transaction.

10.	Non-solicitation

Non-solicitation obligations of the Company

10.1

The Company shall, shall cause its Subsidiaries to, and shall use all reasonable endeavours to cause its and their respective Representatives to, promptly cease any and all existing discussions or negotiations with any Third Party ongoing as of the date of this Agreement with respect to any Competing Proposal and shall as promptly as practicable (and in any event within five (5) Business Days) after the date of this Agreement:

(a)

terminate access of any Third Party to any data room containing confidential information of the Group, other than access granted by a Subsidiary to a Third Party which was not granted, and which is not being used, in connection with any Competing Proposal; and

(b)

request the return or destruction of all confidential information provided to Third Parties prior to the date of this Agreement that have entered into a confidentiality agreement with the Company relating to any Competing Proposal.

10.2

During the Relevant Period, except as otherwise permitted by the provisions of this clause 10, the Company shall not, shall cause its Subsidiaries not to, and shall use all reasonable endeavours to cause the Company’s and its Subsidiaries’ respective Representatives not to, directly or indirectly:

(a)	solicit, initiate, participate in, knowingly facilitate, knowingly assist or knowingly encourage any enquiries regarding, or the making or submission of, any Competing Proposal;

42

(b)	enter into, continue or participate in any discussions or negotiations with any Third Party in respect of any Competing Proposal;

(c)

enter into or adopt any letter of intent, heads of terms, memorandum of understanding or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to any Competing Proposal;

(d)	make a Company Adverse Recommendation Change;

(e)

furnish or cause to be furnished any confidential or non-public information or data of or with respect to the Company or any of its Subsidiaries, or afford or caused to be afforded access to the business, operations, properties, assets, books, records, or other non-public information or data, or to any personnel, of the Company or any of its Subsidiaries, to any Third Party in connection with any Competing Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Competing Proposal;

(f)	amend or grant any waiver or release under any standstill, confidentiality or similar agreement entered into with respect to any Competing Proposal; or

(g)	resolve or agree to do any of the foregoing.

10.3	The restrictions in this clause 10 shall not prevent or restrict:

(a)	any disclosure required by Applicable Law or by order of any court or Governmental Authority; or

(b)

any disclosure required to enable any director of the Company or any Subsidiary to comply with his or her fiduciary duties, provided that such director has obtained written legal advice from external counsel confirming that such disclosure is required to comply with such fiduciary duties, provided that if any such action or disclosure or omission pursuant to clause 10.3(a) or 10.3(b) constitutes a Company Adverse Recommendation Change, CPPIB shall have the termination right as set out in clause 14.

Competing Proposals

10.4

During the Relevant Period, to the extent permitted by Applicable Law, the Company shall: (i) promptly (and in any event within forty-eight (48) hours) notify the Consortium if any Competing Proposal has been received by the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of its or their Representatives), and such notice shall include: (x) the identity of the Third Party making such Competing Proposal, (y) the material terms and conditions of any such Competing Proposal; (ii) keep the Consortium reasonably informed of any material developments, discussions or negotiations regarding such Competing Proposal (including any change of terms); and (iii) respond as promptly as reasonably practicable to any reasonable requests for information made by CPPIB in connection with such Competing Proposal. During the Relevant Period, the Company or any of its Representatives may, in response to a Competing Proposal that did not result from a breach in any material respect of clauses 10.1 or 10.2:

(a)	inform such Third Party or its Representative of the restrictions imposed by the provisions of this clause 10;

(b)

prior to, but not after, the receipt of the Company Shareholder Approvals, seek clarification from any Third Party that has made a Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Special Committee to make an informed determination as to whether the Competing Proposal constitutes a Superior Proposal;

43

(c)

if, and only if the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to amend or grant any waiver or release under any standstill, confidentiality or similar agreement would be inconsistent with its fiduciary or other directors duties under Applicable Law, the Company may then amend or grant a waiver or release under such standstill, confidentiality or similar agreement, solely to the extent necessary to permit a Third Party to make, on a confidential basis to the Company Board, a Competing Proposal, conditioned upon such Third Party agreeing to disclosure of information in relation to such Competing Proposal to CPPIB as contemplated by this clause 10.4; and

(d)

if and only if the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that (i) such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) the failure to take any such action would be inconsistent with its fiduciary or other directors duties under Applicable Law, then the Company and its Representatives may (A) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Competing Proposal; provided, that the Company shall substantially concurrently provide to CPPIB any non-public information concerning the Company that is provided to any such Person which was not previously provided to CPPIB or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with respect to such Competing Proposal with the Person or group of Persons making such Competing Proposal.

10.5

If, at any time prior to the satisfaction of the Court Sanction Condition, (i) the Company receives a bona fide Competing Proposal made after the date of this Agreement that has not resulted from a breach in any material respect of clauses 10.1 or 10.2, (ii) the Company has complied with its obligations under clause 10.6 and (iii) the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal and that a failure to take action in response to such Superior Proposal would likely be inconsistent with its fiduciary or other directors duties under Applicable Law then, subject to clause 10.6, the Special Committee may:

(a)	make a Company Adverse Recommendation Change; and/or

(b)	terminate this Agreement in accordance with clause 14.1(e)(iii).

10.6	The Company may only exercise its rights under clause 10.5 if it first satisfies the following requirements:

(a)

the Company notifies the Consortium in writing at least 10 Business Days before taking such action, and such notice includes a written summary of the material terms and conditions thereof and the identity of the Person(s) making any such Superior Proposal;

(b)

the Company and its Representatives negotiate in good faith with the Consortium and their Representatives during such 10 Business Day notice period, to the extent that the Consortium seek to negotiate, to enable the Consortium to propose revisions to the terms of this Agreement and the Scheme that would cause a Competing Proposal to no longer constitute a Superior Proposal; and

44

(c)

during the 10 Business Day period set out in clause 10.6(b), the Special Committee considers in good faith any revisions to the terms of this Agreement and the Scheme proposed in a binding written proposal by the Consortium, and, following the satisfaction of such requirements, the Special Committee determines in good faith that the Superior Proposal would nevertheless continue to constitute a Superior Proposal notwithstanding any revisions proposed by the Consortium and that the failure to make the Company Adverse Recommendation Change or terminate this Agreement would likely be inconsistent with the fiduciary or other director duties of the Special Committee under Applicable Law. Following the initial 10 Business Day period, every subsequent material revision or material modification to any such Superior Proposal (any proposed change in the form or amount of consideration offered shall be deemed a material revision or material modification) shall restart the period set out in clause 10.6(b), except that such period shall be 5 Business Days (instead of 10 Business Days).

Intervening Events

10.7

If, at any time prior to the satisfaction of the Court Sanction Condition, an Intervening Event occurs then, subject to clause 10.8, the Special Committee may make a Company Adverse Recommendation Change of the type described in limbs (b) or (c) of the definition thereof, provided that the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would likely be inconsistent with its fiduciary or other directors duties under Applicable Law.

10.8	The Company may only exercise its rights under clause 10.7, if it first satisfies the following requirements:

(a)

the Company notifies the Consortium in writing at least 10 Business Days before taking such action, and such notice includes a reasonably detailed description of the Intervening Event (including the facts and circumstances providing the basis for the determination by the Special Committee to effect such Company Adverse Recommendation Change);

(b)

the Company and its Representatives negotiate in good faith with the Consortium and their respective Representatives during such 10 Business Day notice period, to the extent that the Consortium seeks to negotiate, to enable the Consortium to propose revisions to the terms of this Agreement and the Scheme that would cause the Company to no longer make a Company Adverse Recommendation Change;

(c)

the Company and its Representatives provide to the Consortium and their respective Representatives all applicable information with respect to such Intervening Event reasonably requested by the Consortium to allow it to propose revisions to the terms of this Agreement; and

(d)

following the 10 Business Day period set out in clause 10.8(b), the Special Committee considers in good faith any revisions to the terms of this Agreement in a binding written proposal by the Consortium, and, following the satisfaction of such requirements, the Special Committee determines in good faith after consultation with its financial advisor and outside legal counsel that the failure to take such action in response to such Intervening Event would likely to continue to be inconsistent with its fiduciary or other directors duties under Applicable Law notwithstanding the revisions proposed by the Consortium.

45

10.9

If, at any time commencing from the day that is five Business Days prior to the date of the Court Meeting but prior to the satisfaction of the Court Sanction Condition, an Intervening Event occurs and the Special Committee makes a Company Adverse Recommendation Change of the type described in limbs (b) or (c) of the definition thereof in accordance with clause 10.8, the Special Committee shall take such actions as are required to convene a further Court Meeting as soon as reasonably practicable to enable Scheme Shareholders a further opportunity to vote on the Scheme in light of the Intervening Event (the “Further Court Meeting”).

General

10.10

In no event shall the Company’s compliance with its obligations pursuant to, or the exercise of its rights under, clauses 10.4, 10.6 and 10.8 (including, for the avoidance of doubt, any communications by the Company, the Special Committee or their Representatives to the Consortium and/or their Representatives that the Special Committee considers (i) a Competing Proposal to be a Superior Proposal or (ii) an Intervening Event to have occurred) constitute a Company Adverse Recommendation Change.

10.11	Nothing contained in this clause 10 shall prevent the Special Committee from:

(a)	taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act;

(b)

making any “stop, look and listen” communication to Company Shareholders pursuant to Rule 14d-9(f) promulgated under the 1934 Act (which, for the avoidance of doubt, shall not, in and of itself, constitute a Company Adverse Recommendation Change); or

(c)	making any public disclosure required to comply with its obligations under Applicable Law (including, without limitation, the 1934 Act), or the rules of the Nasdaq,

provided that any such action or disclosure or omission pursuant to clause 10.11(a) that would constitute a Company Adverse Recommendation Change shall give CPPIB a termination right as set out in clause 14.

10.12

The Parties agree that if any Representative or Subsidiary of the Company takes any action on behalf of or at the direction of the Company which, if taken by the Company, would constitute a breach of this clause 10, then the Company shall be deemed to be in breach of this clause 10.

11.	Cash Funding Requirement

11.1

CPPIB represents, warrants and undertakes to each other Party that sufficient resources will be immediately available to the Purchaser as at the date that the Purchaser is required to procure the payment of the Cash Funding Requirement to the Paying Agent in accordance with clause 3.1, for use to satisfy in full, and that it will satisfy in full, the cash funding requirements under and in connection with the Transaction, including:

(a)

the aggregate Consideration for all Cash-Out Shares (including any amounts payable to participants in the Company Equity Plans in respect of any Award that is exercised between the Court Sanction Order and the Scheme Record Time pursuant to Part 1 of Schedule 3); and

(b)	any stamp duty or stamp duty reserve tax payable in connection with the transfer of the Cash-Out Shares pursuant to the Transaction,

(together, in aggregate, the “Cash Funding Requirement”).

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11.2

In the event that the Cash Funding Requirement is increased, references in this Agreement to the Cash Funding Requirement and to the amount required to be made available by CPPIB to satisfy the Cash Funding Requirement in full shall be to the amount so increased.

11.3

CPPIB expressly acknowledges and agrees that its obligations under this Agreement, including their obligations to consummate the Transaction, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

12.	Director and Officer Liability

12.1

From and after the Effective Date, CPPIB shall procure that the Company and each of its Subsidiaries, to the fullest extent permitted by Applicable Law shall indemnify, defend and hold harmless each D&O Party against any liability arising in connection with or in relation to such D&O Party’s position as a director, manager or officer of the Company or any of its Subsidiaries at least to the extent such D&O Party is indemnified immediately prior to the Effective Date pursuant to the Company Articles, the constitutional documents of any Subsidiary or any deed of indemnity or other agreement between such D&O Party and the Company or any of its Subsidiaries.

12.2

CPPIB acknowledges that the Company and the Subsidiaries may obtain as of or prior to the Effective Date “tail” directors’ and officers’ liability insurance policies with a claims period of ten years from the Effective Date with at least the same coverage and amounts, and containing terms and conditions that are no less advantageous to the D&O Parties when compared to the insurance maintained by the Company and its Subsidiaries as of the date of this Agreement, in each case, with respect to claims arising out of or relating to events which occurred on or prior to the Effective Date, provided that (A) the annual premium for such insurance shall not exceed 300% of the annual premium payable by the Company or its Subsidiaries for such insurance as of the date of this Agreement; and (B) if the annual premium that would be payable by the Company or its Subsidiaries for such insurance would exceed 300% of the annual premium payable by the Company or its Subsidiaries for such insurance as of the date of this Agreement, the Company and the Subsidiaries shall instead obtain insurance with the best available or at least comparable coverage with respect to matters occurring on or prior to the Effective Date with an annual premium equal to up to 300% of the annual premium payable by the Company or its Subsidiaries for such insurance as of the date of this Agreement.

12.3

The obligations of CPPIB and the Company and its Subsidiaries under this clause 12 shall not be terminated, amended or modified in any manner so as to materially adversely affect any D&O Party (including such person’s successors, heirs and legal representatives) to whom clause 12 applies without the written consent of such affected D&O Party (it being expressly agreed that the D&O Parties shall be third party beneficiaries of this clause 12 and it shall be enforceable by such D&O Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of CPPIB and the Company and its Subsidiaries).

12.4	If, following the Effective Date, the Company or any of its Subsidiaries, or any of their respective successors or assigns:

(a)	consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger; or

(b)	transfers all or substantially all of its properties and assets to any person,

then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company or any of its Subsidiaries or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set out in this clause 12.

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12.5

The rights of the D&O Parties under this clause 12 shall be in addition to any rights such D&O Parties may have under the Company Articles or constitutional documents of any Subsidiary, or under any Applicable Law, and CPPIB shall, and shall cause the Company and each of its Subsidiaries to, honour and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries, as applicable, as in effect on the date of this Agreement.

13.	Further Covenants of the Parties

Access to Information

13.1

Subject to clause 13.2, on reasonable notice during normal business hours during the Relevant Period, the Company shall, and shall cause its Subsidiaries and its Representatives to, afford to CPPIB and its Representatives reasonable access to the Company’s and its Subsidiaries’ properties, offices, personnel, Contracts, books, and records and all other information concerning its businesses, properties and personnel (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement, or, except as expressly provided in clause 10, to any Competing Proposal), in each case, as CPPIB and its Representatives reasonably requests solely to the extent such request is made in furtherance of the consummation of the Transaction and in a manner so as to not unreasonably interfere with the normal business operations of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, during the Relevant Period, the Company shall deliver, or cause to be delivered, to CPPIB:

India

(a)	signed annual audited financial statements along with audit reports of the Company, as soon as reasonably practicable following the filing of such statements;

(b)	quarterly financial statements of the Company along with limited review report, if applicable, as soon as reasonably practicable following the filing of such statements;

(c)	minutes of the Company and ReNew Private Limited audit committee, shareholder’s and board meetings, as soon as reasonably practicable following such meetings;

(d)

copies of assessment orders, appeal papers (including grounds of appeal), appeal orders, and notices, in each case pertaining to the tax affairs of the Company and/or ReNew Private Limited only, received from any Taxing Authorities, as soon as reasonably practicable following receipt by the Company;

(e)	Tax returns, as soon as reasonably practicable following the filing of such returns by ReNew Private Limited;

(f)	tax audit reports (Form 26), as soon as reasonably practicable following the filing of such reports by ReNew Private Limited;

(g)	report under section 206 of the IT Act (Form 66), if applicable, as soon as reasonably practicable following the filing of such reports by ReNew Private Limited;

(h)	transfer pricing report (Form 56, Form 48, master filing and TP study report), as soon as reasonably practicable following the filing of such reports by ReNew Private Limited;

(i)	valuation reports to be obtained for securities issued by ReNew Private Limited, as soon as reasonably practicable following the completion of such reports;

United Kingdom

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(j)	any corporate tax returns filed for the Company, as soon as reasonably practicable following the filing of such returns; and

(k)

details of any non-routine communications with, and of any investigations, non-routine inquiries and non-routine visits by, from His Majesty’s Revenue & Customs or any other Taxing Authority, in relation to the Company, as soon as reasonably practicable following receipt of such communications or becoming aware of such investigations, inquiries or visits, as applicable.

13.2	The obligations of the Company under clause 13.1 shall be subject to the following:

(a)	the Company and its Subsidiaries and its Representatives shall not be required to provide such access or disclosure of information if it:

(i)	would, as reasonably determined based on the advice of outside legal counsel, jeopardise any attorney-client, attorney work product or other legal privilege with respect to such information;

(ii)

would contravene any Applicable Law or confidentiality agreement with a third party entered into prior to the date of this Agreement or after the date of this Agreement in the ordinary course of business;

(iii)	would result in the disclosure of any valuations of the Company in connection with the Transaction or any other strategic alternatives; or

(iv)	would be for the purpose of disclosure of such information in any Proceeding between the Parties,

provided that in the event that the Company objects to any request submitted pursuant to and in accordance with clause 13.1 and withholds information on the basis of 13.2(a)(i) and/or 13.2(a)(ii), the Company shall inform CPPIB as to the general nature of what is being withheld (to the extent permissible under Applicable Law or any relevant confidentiality agreement and to the extent possible without jeopardising any attorney-client, attorney work product or other legal privilege with respect to such information) and shall use reasonable endeavours to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable endeavours to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection; and

(b)	neither CPPIB nor its Representatives shall use any information obtained pursuant to clauses 13.1 or 13.2 for any purpose unrelated to the consummation of the Transaction.

Transaction Litigation

13.3

The Company shall as promptly as reasonably practicable (and in any event, within five (5) Business Days) notify the Consortium in writing of any shareholder demands or other similar Proceedings (including derivative claims) commenced against the Company, its Subsidiaries and/or its or its Subsidiaries’ respective directors or officers, relating to this Agreement or the Transaction (collectively, “Transaction Litigation”) and shall keep the Consortium informed on a reasonably current basis regarding any Transaction Litigation (including by as promptly as reasonably practicable furnishing to the Consortium and their Representatives such information relating to such Transaction Litigation as may reasonably be requested by CPPIB and that would not reasonably be expected to result in the waiver of attorney-client or other legal privilege, unless the Company is not permitted to provide such information pursuant to Applicable Law).

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13.4

The Company shall give CPPIB the opportunity to consult with it regarding the defence and settlement of any Transaction Litigation, shall consider in good faith CPPIB’s advice with respect to such Transaction Litigation and shall give CPPIB the opportunity to participate (at such CPPIB’s expense) in, but not control, the defence or settlement of such Transaction Litigation. Neither the Company nor any of its Subsidiaries shall propose or agree to settle or offer any mooting disclosure in any Transaction Litigation without CPPIB’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Company and Consortium Actions Prior to and on the Effective Date

13.5

On or prior to the Effective Date but before the Effective Time, the Company shall procure that the Company Board passes resolutions, either at a meeting of the directors of the Company or as written resolutions in accordance with the Company Articles, conditional upon the delivery of the Court Sanction Order to the Registrar of Companies (and effective as of the Effective Time), approving:

(a)	the resignation of such directors of the Company as CPPIB shall notify to the Company (which shall not include Mr. Sumant Sinha); and

(b)

the appointment of such persons as CPPIB shall notify to the Company as the directors of the Company, in each case nominated by CPPIB and each other shareholder in the Company having director appointment rights pursuant to the terms of the Shareholders’ Agreement.

13.6

On the Effective Date, the Company shall deliver to the Consortium a letter of resignation (in customary form) from, or evidence of the removal of each director who is to resign in accordance with clause 13.5(a).

Stock Exchange Delisting and Termination of 1934 Act Registration

13.7

Each of the Company and each member of the Consortium agrees to cooperate with the other Party and use all reasonable endeavours to take, or cause to be taken, all actions necessary or advisable to delist the Class A Ordinary Shares and Company Warrants (if not already delisted) from Nasdaq and terminate the registration of the Class A Ordinary Shares and Company Warrants (if not already terminated) under the 1934 Act, provided that such delisting and termination shall not be effective until the Effective Time or as soon as reasonably practicable thereafter.

13.8	As soon as reasonably practicable after the Effective Date, the Company shall provide notice to the Depositary to terminate the Deposit Agreement.

Switching

13.9

CPPIB may, acting reasonably, elect to implement the acquisition of the entire issued and to be issued share capital of the Company (excluding any Excluded Shares) as contemplated by this Agreement (the “Acquisition”) by means of a takeover offer within the meaning of section 974 of the Companies Act (an “Offer”), with the prior written consent of the Special Committee.

13.10

If CPPIB reasonably wishes to implement the Acquisition by way of an Offer, the Special Committee agrees to enter into good faith discussions with CPPIB regarding the preferred structure of the Acquisition, taking into account, amongst other things, the prospect of the Acquisition succeeding.

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13.11

The Company undertakes to each member of the Consortium, and each member of the Consortium undertakes to the Company, to use all reasonable endeavours to implement any Offer, if any, and take all actions necessary or desirable to give effect to the Offer.

13.12	In the event that CPPIB elects to implement the Acquisition by way of an Offer:

(a)	the provisions of this Agreement shall be deemed to be modified or amended insofar as is necessary as a result of the switch from a Scheme to an Offer;

(b)	the Offer will be conducted in compliance with US tender offer rules, including the requirement that such Offer be open for a period of at least 20 Business Days;

(c)	the acceptance condition to the Offer shall be set at 90% (or such lesser percentage as the Company and the Consortium may agree) of the Class A Ordinary Shares to which the Offer relates;

(d)

neither CPPIB nor its Affiliates shall take any action which would cause the Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the acceptance condition to the Offer for as long as the Offer is open for acceptance;

(e)

the Consortium shall ensure that, unless the Parties agree otherwise in writing, the only conditions of the Offer shall be those set out in Schedule 1 and Schedule 2 (with (i) the conditions set forth in paragraphs 1(a) and (d) of Schedule 1 replaced with the acceptance condition specified in clause 13.12(a) above; and (ii) any other additions, deletions, modifications or amendments to such conditions as the Parties agree are reasonably necessary or desirable as a result of a switch from the Scheme to the Offer); and

(f)

the Consortium shall keep the Company reasonably informed, on a regular basis and in any event as promptly as reasonably practicable following a request by the Company or its Representatives, of the number of Scheme Shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed their acceptance or withdrawal forms and the identity of such shareholders.

Tax

13.13

The Company and CPPIB shall (and shall, in the case of the Company, procure that each of its Subsidiaries and its and their Representatives shall and, in the case of CPPIB, procure that any Affiliates and its and their respective Representatives shall) use reasonable endeavours to provide such assistance and information as such other Party may reasonably request in connection with any matters relating to Tax in respect of, or arising from, the Transaction, including in respect of any Tax rulings, clearances or consents that any such Party may consider necessary or desirable in connection with the Transaction (including, in the case of the Purchaser, in connection with any UK stamp duty or stamp duty reserve tax).

13.14	Nothing in clause 13.13 shall require any Party to disclose to another party any information:

(a)	which is commercially sensitive to or concerns or pertains to the tax affairs of CPPIB or its Affiliates;

(b)	which is or may be subject to legal professional privilege; or

(c)	which cannot be shared with the recipient parties in compliance with Applicable Law.

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Takeover Statutes

13.15

CPPIB confirms that it has received written confirmation from the UK Panel on Takeovers and Mergers (the “Panel”) that the UK City Code on Takeovers and Mergers (the “Takeover Code”) does not apply to the Company or the Transaction. The Company shall not take (or omit to take), and shall cause its directors, officers and employees, and shall direct its other Representatives, not to take (or omit to take), any action that would reasonably be expected to result in:

(a)	the Takeover Code applying to the Company, or the Transaction; or

(b)	the Transaction becoming subject to the jurisdiction of the Panel.

14.	Termination

Termination

14.1	This Agreement may be terminated at any time prior to the Effective Time (notwithstanding receipt of the Company Shareholder Approvals):

(a)	by mutual written agreement of the Company and CPPIB;

(b)	by either the Company or CPPIB if:

(i)	the Effective Date has not occurred by the Long Stop Date;

(ii)

an injunction, restraining order or other Order or any other legal or regulatory restraint or prohibition has been issued or made by any Governmental Authority of competent jurisdiction which permanently prevents the consummation of the Transaction, and such permanent prohibition shall have become final and non-appealable;

(iii)	the Court Meeting or the Company General Meeting (including, in each case, any postponements or adjournments thereof) have been held and any Company Shareholder Approval has not been obtained; or

(iv)	the Court declines or refuses to sanction the Scheme,

provided that the right to terminate this Agreement pursuant to clause 14.1(b)(i) shall not be available to: (i) the Company, in the event that the Company’s breach of any representation, warranty, covenant or obligation set out in this Agreement has caused the relevant event or circumstance giving rise to the right of termination under clause 14.1(b)(i); or (ii) CPPIB, in the event that CPPIB’s breach of any representation, warranty, covenant or obligation set out in this Agreement has caused the relevant event or circumstance giving rise to the right of termination under clause 14.1(b)(i);

(c)	by CPPIB:

(i)

if, prior to the satisfaction of the Court Sanction Condition, (A) a Company Adverse Recommendation Change has occurred, or (B) the Special Committee has failed to publicly reaffirm the Special Committee Recommendation within five Business Days after CPPIB’s written request following the public announcement of a Competing Proposal;

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(ii)

if a breach of any representation or warranty (which, for this purpose, shall not be deemed to be qualified by any facts, matters or circumstances Disclosed in the Company Supplemental Disclosure Letter) or failure to perform any covenant or obligation on the part of the Company set out in this Agreement has occurred that would cause either Condition set out in paragraph 2(a)(i) or 2(a)(ii) of Schedule 1 not to be satisfied, and such breach or failure to perform:

(A)	is incapable of being cured by the Long Stop Date; or

(B)

has not been cured by the Company within the earlier of (x) 60 Business Days following written notice to the Company from the Consortium of such breach or failure to perform and (y) the Long Stop Date,

provided that this Agreement may not be terminated pursuant to this clause 14.1(c)(ii) by CPPIB if CPPIB is then in breach of any of its representations, warranties, covenants or obligation set out in this Agreement and such breach by CPPIB would cause any Conditions set out in paragraph 3 of Schedule 1 not to be satisfied;

(d)

by CPPIB if the Scheme Circular is not distributed to the Company Shareholders in accordance with clause 5.2, provided (A) such breach or failure to perform has not been cured by the Company within fifteen (15) Business Days following written notice to the Company from CPPIB of such breach or failure to perform, and (B) the right to terminate this Agreement pursuant to this clause 14.1(d) shall not be available to CPPIB if CPPIB’s breach of any provision of this Agreement shall have been the primary cause of such failure to distribute the Scheme Circular in accordance therewith; or

(e)	by the Company:

(i)

if a breach of any representation or warranty or failure to perform any covenant or obligation on the part of any member of the Consortium set out in this Agreement has occurred that would cause any Condition set out in paragraph 3(a) of Schedule 1 not to be satisfied, and such breach or failure to perform:

(A)	is incapable of being cured by the Long Stop Date; or

(B)

has not been cured by such member of the Consortium or the Consortium (as applicable) within the earlier of (x) 60 Business Days following written notice to the Consortium from the Company of such breach or failure to perform and (y) the Long Stop Date, provided that this Agreement may not be terminated pursuant to this clause 14.1(e)(i) if the Company is then in breach of any of its representations, warranties, covenants or obligation set out in this Agreement and such breach by the Company would cause any Condition set out in paragraph 2(a) or 2(b) of Schedule 1 not to be satisfied; or

(ii)

if a Further Court Meeting (including any postponements or adjournments thereof) has been held and the Scheme has not been approved by the Requisite Majority of Scheme Shareholders at the Further Court Meeting, provided that the Company has complied with its obligations, covenants and agreements in clauses 10.7 and 10.8; or

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(iii)

in order to accept a Superior Proposal and concurrently enter into a binding written definitive acquisition agreement or another form of binding documentation providing for the consummation of, or otherwise publicly announce full and binding terms of, a transaction constituting the Superior Proposal, provided that:

(A)	the Company has complied with its obligations, covenants and agreements under clause 10.1, clause 10.2 and clause 10.6 with respect to such Superior Proposal; and

(B)	the Company pays the Expense Reimbursement to CPPIB in accordance with clause 15.1.

Notice and Effect of Termination

14.2

A Party desiring to terminate this Agreement pursuant to clause 14.1 (other than pursuant to clause 14.1(a)) shall give written notice of such termination to the other Parties, and such notice shall specify the relevant provision of clause 14.1 pursuant to which such termination is made.

14.3

Subject to the provisions of this Agreement which are expressly provided to survive termination in clause 14.4, if this Agreement is validly terminated pursuant to clause 14.1, this Agreement shall become void and of no effect without liability of any Party (or any of its Affiliates or its or their respective shareholders, as applicable, or Representatives) to the other Parties, except in respect of any liability of any Party in respect of any fraud or wilful breach of this Agreement or to any accrued rights of any Party.

14.4

The provisions of clauses 1, 14, 15, 19.1, 20, 21, 25, 29 and 30 shall survive any termination of this Agreement. In addition, the termination of this Agreement shall not affect the respective obligations of the Company and the Consortium under the Confidentiality Agreement.

15.	Expense Reimbursement

15.1	If this Agreement is terminated:

(a)	by the Company pursuant to clause 14.1(e)(iii); or

(b)

by CPPIB or the Company pursuant to clause 14.1(b)(i) and/or clause 14.1(b)(iii) (provided that a Company Adverse Recommendation Change has been made in accordance with clause 10), or by CPPIB pursuant to clause 14.1(c)(i), and in each case:

(i)	a Competing Proposal shall have been made to the Company or made directly to the Company’s Shareholders or shall otherwise have become publicly known;

(ii)	such Competing Proposal shall not have been withdrawn without qualification, in each case:

(A)	prior to the date of such termination with respect to any termination pursuant to clause 14.1(b)(i), clause 14.1(c)(i); or

(B)

prior to the date of the Court Meeting or the Company General Meeting (including, in each case, any postponements or adjournments thereof) (whichever is later), with respect to termination pursuant to clause 14.1(b)(iii); and

(C)

at any time within 9 months after such termination (provided, that for the purposes of this sub-clause (C), each reference to “20%” in the definition of Competing Proposal shall be deemed to be a reference to “50.1%”):

(1)	the Company or any of its Subsidiaries shall have entered into a binding and definitive written agreement for a Competing Proposal; or

(2)	a transaction contemplated by any Competing Proposal shall have been consummated,

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then the Company shall reimburse, or cause to be reimbursed, CPPIB for CPPIB’s reasonable and documented out of pocket expenses incurred in connection with the preparation, negotiation and implementation of this Agreement and the Transaction including, without limitation, all reasonable and documented costs and expenses incurred in connection with any claim, action, suit, investigation or proceeding arising out of, relating to, or in connection with this Agreement or the Transaction, and any other agreement or document or transactions that reasonably relate to and directly facilitate the implementation of the Transaction during the period from 1 January 2025 to the effective date of any termination of this Agreement (other than any expenses of any investment bank or other similar financial advisor), not to exceed 10 million dollars (USD $10,000,000) (inclusive of any VAT element of such costs and expenses and any VAT on any such reimbursement which is not recoverable by the Company) (the “Expense Reimbursement”).

15.2	Any payment of the Expense Reimbursement shall be made:

(a)

in the case of clause 15.1(a), concurrently with any termination pursuant to clause 14.1(e)(iii) (provided that any purported termination pursuant to clause 14.1(e)(iii) without the concurrent payment of the Expense Reimbursement shall be null and void); or

(b)	in the case of clause 15.1(b), concurrently with the occurrence of any of the applicable events in paragraphs (1) or (2) in the proviso to clause 15.1(b)(ii)(C),

in each case, by wire transfer of immediately available funds in US dollars (US$) to an account designated in writing by CPPIB.

15.3	The Company acknowledges and agrees that:

(a)

CPPIB has incurred, and will further incur, significant costs in connection with the Transaction, which will include significant loss of business opportunity costs if the Transaction is not implemented;

(b)

any Expense Reimbursement is reasonable and appropriate, is the product of an arm’s length negotiation and is justified to serve and protect the legitimate business interests of the members of the Consortium and, further, that each represent a fair and reasonable provision which is proportionate to the protection of those interests; and

(c)	it has received independent legal advice.

15.4

The Parties intend that any payment of any Expense Reimbursement, being compensatory in nature, shall not be treated (in whole or in part) as consideration for a supply for the purposes of VAT. Prior to any payment of any Expense Reimbursement, the Company shall obtain a written opinion from a reputable and appropriately qualified tax advisor (such advisor as mutually agreed between the Company and CPPIB acting reasonably), as to whether or not, at a “more likely than not” level of opinion, the Expense Reimbursement should be treated (in whole or in part) as consideration for a taxable supply for VAT purposes in respect of which the Company is liable to account for VAT under a reverse charge mechanism and whether or not any such VAT should be recoverable by the Company (the “VAT Advice”) and promptly (and in any event no later than fifteen (15) Business Days prior to the due date for payment of the Expense Reimbursement in accordance with clause 15.2(b)) provide a copy of such VAT Advice to each member of the Consortium.

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15.5

If the VAT Advice is that, at a “more likely than not” level of opinion, the Expense Reimbursement should not be treated (in whole or in part) as consideration for a taxable supply for VAT purposes then:

(a)	the Company shall make the Expense Reimbursement in full; and

(b)

the Parties shall, and shall procure that the representative member of any VAT group of which it is a member shall, use reasonable endeavours to secure that the Expense Reimbursement will not be subject to any VAT.

15.6

If the VAT Advice is not that, at a “more likely than not” level of opinion, the Expense Reimbursement should not be treated (in whole or in part) as consideration for a taxable supply for VAT purposes in respect of which the Company is liable to account for VAT under a reverse charge mechanism, then:

(a)

the Company shall account for, under the reverse charge mechanism, such VAT within any applicable time limits and use all reasonable endeavours to recover by repayment or credit or otherwise obtain Relief in respect of such VAT; and

(b)

to the extent that the VAT Advice is that, at a “more likely than not” level of opinion, any VAT chargeable on the supply will not be recoverable by the Company by repayment, credit, other Relief or otherwise, then the Company shall bear the cost of that VAT and the amount payable by the Company to CPPIB shall not be adjusted to take account of such VAT.

15.7

If clause 15.5 applies and, subsequent to any payment by the Company in accordance with clauses 15.2 and 15.5, the Expense Reimbursement is finally determined by any Taxing Authority to be consideration (in whole or part) for a taxable supply for VAT purposes in respect of which the Company is liable to account for VAT under a reverse charge mechanism (a “VAT Determination”) then:

(i)	the Company shall promptly provide CPPIB with a copy of such VAT Determination;

(ii)

the Company shall account for, under the reverse charge mechanism, such VAT with any applicable time limits and it will use all reasonable endeavours to recover by repayment or credit or otherwise obtain Relief in respect of such VAT; and

(iii)	the amount payable by the Company to CPPIB shall not be adjusted to take account of such VAT, and the Company shall bear any cost of such VAT.

15.8

Any reference to “finally determined” in clause 15.7 shall mean determined by a Taxing Authority or, if such determination is appealed, a court of tribunal in a decision or judgment in respect of which no right of appeal exists (or in relation to which any periods for appeal have expired) or, whether or not such determination is appealed, as provided in a binding agreement made with the Taxing Authority.

15.9

Notwithstanding anything to the contrary set forth in this Agreement (and, for the avoidance of doubt, without prejudice to clauses 15.1 and 15.2), if and to the extent that this Agreement is terminated pursuant in the circumstances described in clause 15.1 above then (other than any claim for breach of clauses 15.1 and/or 15.2, or for fraud or wilful breach by the Company) each member of the Consortium agrees that:

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(a)

the payment of the Expense Reimbursement by the Company in accordance with this clause 15 shall constitute the sole and exclusive remedy available to the Consortium (and each of the members of the Consortium) against the Company, its Affiliates and any of their respective Representatives in connection with:

(i)	any breach of this Agreement by the Company;

(ii)	the Scheme lapsing, being withdrawn, or otherwise not having taken effect by the Long Stop Date; or

(iii)	any loss or damage suffered or incurred by any member of the Consortium arising out of or in connection with this Agreement or the Scheme; and

(b)

no member of the Consortium shall have any entitlement to make, and each member of the Consortium hereby irrevocably releases and discharges the Company, its Affiliates and any of their respective Representatives from, any and all claims that such member of the Consortium may have against any of them for any loss or damage suffered or incurred by such member of the Consortium or any of its Affiliates or Representatives in connection with this Agreement and the Transaction or other transactions contemplated by this Agreement.

16.	No Survival of Representations and Warranties

None of the representations and warranties contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered by any person pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement, except that this clause 16 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

17.	Announcements and Confidentiality

17.1

Following the release of the Joint Announcement in accordance with clause 5.1(a), and to the extent permitted by Applicable Law in respect of any announcement, communication or circular required by Applicable Law or any governmental or regulatory body or the rules of any stock exchange, the members of the Consortium and the Company shall consult with each other before issuing any additional public announcement, press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement, the Transaction or other transactions contemplated by this Agreement.

17.2

Each member of the Consortium and/or any of their Affiliates (on one hand) and the Company and/or any of its Affiliates (on the other hand), shall not issue any public announcement or press release, make any other public statement or schedule any press conference, conference call or meeting with respect to this Agreement, the Transaction or other transactions contemplated by this Agreement, without the prior written approval of the other Party, provided that the restrictions in this clause 17 shall not apply to any public announcement, release or public statement:

(a)

as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, provided that, insofar as is permitted by Applicable Law, (i) prior written notice of any announcement required to be made is given to the other Parties and (ii) the Party required to make the announcement shall use all reasonable endeavours to consult with the other Parties, and allow the other Parties reasonable time (taking into account the circumstances) to comment on such announcement in advance of such issuance; or

57

(b)	in connection with a Competing Proposal or a Company Adverse Recommendation Change and matters related thereto; or

(c)

to the extent the information contained therein substantially reiterates (or is consistent with) previous public announcements, releases, public disclosures or public statements made by the Company and/or the Consortium in compliance with this clause 17.

17.3

Notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement, the Confidentiality Agreement shall continue in full force and effect until the Effective Time and all information provided to the Consortium or any of their Representatives pursuant to or in connection with this Agreement shall be subject to the terms of the Confidentiality Agreement.

18.	Further Assurances

Subject to the terms and conditions of this Agreement and the Scheme, at any time before or after the Effective Time, the Company and each member of the Consortium shall each execute any further instruments, deeds, documents, conveyances, assignments or assurances and do all other acts and things required to give full effect to this Agreement and the Parties’ rights, powers and remedies under this Agreement.

19.	Fees, Costs and Taxes

19.1

Except as otherwise provided in this Agreement, and except in relation to a breach by any Party of the terms of this Agreement, each Party shall bear its own costs and expenses arising out of or in connection with the preparation, negotiation and implementation of this Agreement and the Transaction and any other agreement or document or transactions that reasonably relate to and directly facilitate the implementation of the Transaction.

19.2

The Purchaser shall bear and promptly pay all stamp duty and stamp duty reserve tax (including in each case any associated interest or penalties) arising directly or indirectly in the United Kingdom in connection with the transfer of the Cash-Out Shares pursuant to the Transaction. The Purchaser shall, at its own cost, be responsible for arranging the payment of all such stamp duty and stamp duty reserve tax (and any associated interest, fees, fines or penalties), including fulfilling any administrative or reporting obligation imposed by the United Kingdom in connection with such payment.

19.3

Where under the terms of this Agreement one party is liable to reimburse another party in respect of any costs, charges or expenses, the paying party shall also reimburse the payee party for any VAT incurred by the payee party (or any of its Affiliates) in respect of such cost, charge or expense that is not otherwise recoverable by the payee party or the representative member of any VAT group of which it forms part.

19.4

Save in relation to any payment of the Expense Reimbursement pursuant to clause 15 (Expense Reimbursement), if any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then (i) the recipient of the supply shall provide to the payer a valid VAT invoice, and (ii) except where the reverse charge procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment the payer shall pay to the recipient an amount equal to any VAT payable in respect of such supply.

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20.	Entire Agreement

20.1

This Agreement and the Confidentiality Agreement set out the entire agreement between the Parties relating to the subject matter hereof and thereof and, save to the extent expressly set out in this Agreement or the Confidentiality Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, between the Parties in relation to the subject matter hereof and thereof.

20.2

Each Party acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on and has not otherwise been induced by, and shall have no claim or remedy in respect of, any express or implied representation, warranty, undertaking, or other statement made which is not expressly set out in this Agreement or the Confidentiality Agreement.

20.3	If there is any conflict between the terms of this Agreement and any other agreement between the Parties (other than the Confidentiality Agreement), this Agreement shall prevail unless:

(a)	such other agreement expressly states that it overrides this Agreement in the relevant respect; and

(b)

each member of the Consortium and the Company are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

20.4	Nothing in this Agreement shall limit or exclude any liability for or remedy in respect of fraud.

21.	Remedies

21.1

Except where expressly provided otherwise, the rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided hereby, or by law or equity, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

21.2

Save as expressly set out in this Agreement (including in clause 21.3), the only right or remedy of any Party in relation to any representation, warranty, undertaking, or other statement set out in this Agreement shall be for breach of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute) and, in respect of any breach of this Agreement, the only remedy shall be a claim for contractual damages in respect of such breach. Save as expressly set out in this Agreement, no Party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time and each Party waives any rights of rescission or termination it may have in relation to any such representation, warranty, undertaking or other statement.

21.3

Each of the Company and the Consortium acknowledges and agrees that irreparable harm would occur in the event that any of the provision of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages would not be an adequate remedy for any such harm and that accordingly:

(a)

the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement by any member of the Consortium and no proof of special damages shall be necessary for the enforcement by the Company of the rights under this Agreement; and

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(b)

each member of the Consortium shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement by the Company and no proof of special damages shall be necessary for the enforcement by the members of the Consortium of the rights under this Agreement.

22.	Waiver and Variation

22.1

A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Applicable Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall any single or partial exercise thereof preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Applicable Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

22.2	A waiver of any right or remedy under this Agreement shall only be effective if given in writing and is signed and shall not be deemed a waiver of any subsequent breach or default.

22.3	A Party that waives a right or remedy provided under this Agreement or by Applicable Law in relation to another Party does not affect its rights in relation to any other Party.

22.4

No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of each Party to this Agreement. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

23.	Invalidity

Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the Parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

24.	Assignment

24.1

Except as provided in this clause 24 or as the Parties specifically agree in writing, no person shall assign, transfer, charge, declare a trust or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it, in whole or in part (whether by operation of Applicable Law or otherwise). Any purported assignment not permitted under this clause 24 shall be null and void.

24.2	Subject to clause 24.3, CPPIB may, upon written notice to the Company, assign the benefit of this Agreement, in whole or in part, to, and it may be enforced by:

(a)

any Affiliate (provided if any assignee under this clause 24 ceases to be an Affiliate of CPPIB, any rights under this Agreement which have been assigned to it shall be promptly assigned to another Affiliate of CPPIB); or

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(b)	any bank or financial institution lending money or making other banking facilities available to the Consortium in connection with the Transaction, by way of security, or any refinancing thereof, provided that no such assignment shall (i) relieve CPPIB of its obligations under this Agreement; (ii) adversely impact in any respect the Company or its rights under this Agreement or materially delay or impede in any way the Transaction; (iii) be permitted under this clause 24.2 if the assignment is to a sanctioned Person or a Person resident or based in a country which shares a land border with India, or would contravene any Applicable Law.

24.3	Any assignment made pursuant to clause 24.2 shall be on the basis that:

(a)	the Company may discharge its obligations under this Agreement to the assignor until it receives notice of the assignment;

(b)	the liability of the Company to any assignee shall not be greater than its liability would have been to CPPIB; and

(c)

the assignment shall not result in the application (or an increase in the amount) of withholding Tax in connection with the Transaction or any other Taxes, costs or expenses for which the Company, the Scheme Shareholders or the holders of Class A Ordinary Shares would be liable.

24.4	This Agreement shall be binding on and continue for the benefit of the respective successors and permitted assignees of each Party.

25.	Several Liability

All obligations, covenants, warranties, representations and undertakings of the Consortium or the members of the Consortium shall be several and not joint or joint and several. No member of the Consortium shall be liable for any acts, omissions or breaches of this Agreement by any other member of the Consortium.

26.	Notices

26.1

Any notice or other communication given under this Agreement or in connection with the Transaction shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in clause 26.2 and served:

(a)

by hand to the relevant address, in which case it shall be deemed to have been given upon delivery to that address provided that any notice delivered outside Working Hours shall be deemed given at the start of Working Hours on the next Business Day;

(b)

by courier (or if from any place outside the country where the relevant address is located, by air courier) to the relevant address, in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier;

(c)

by e-mail to the relevant email address, in which case it shall, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when sent provided that any email sent outside Working Hours shall be deemed given at the start of Working Hours on the next Business Day; or

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(d)

by any other method approved in writing by the persons to whom the notice or other communication is required to be sent for the attention of, in which case it shall be deemed to have been given upon such person(s) giving written confirmation for receipt.

26.2	Notices under this Agreement shall be sent for the attention of the person and to the address or e-mail address, subject to clause 26.3, as set out below:

For CPPIB:

Name:	Canada Pension Plan Investment Board

For the attention of:	Bill Rogers

Address:	Prior to August 17, 2026: One Queen Street East, Suite 2500 Toronto, Ontario, M5C 2W5 Canada On or after August 17, 2026: 141 Bay Street, Suite 3100 Toronto, Ontario, M5J 0G3 Canada

E-mail address:	[***]

with a copy (which shall not constitute notice) to each of:

Name:	Freshfields US LLP

For the attention of:	Ethan Klingsberg; Zheng (Jonathan) Zhou

Address:	3 World Trade Center 175 Greenwich Street, 51st Floor New York, NY 10007
E-mail address:	[***]

and

Name:	Freshfields LLP

For the attention of:	Richard Thexton; Nick Jones

Address:	100 Bishopsgate London EC2P 2SR

E-mail address:	[***]

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For the Founder:

Name:	Sumant Sinha

For the attention of:	Sumant Sinha

Address:	1017 B, Aralias, DLF Golf Course Road, Gurgaon -122009

E-mail address:	[***]

with a copy (which shall not constitute notice) to:

Name:	Simone Reis

For the attention of:	Simone Reis

Address:	407, Ceejay House Worli Mumbai 400018 India
E-mail address:	[***]

For the Company:

Name:	ReNew Energy Global plc

For the attention of:	Kailash Vaswani

Address:	C/O Vistra (Uk) Ltd, Suite 3, 7th Floor, 50, Broadway, London, England, SW1H 0DB

E-mail address:	[***]

with a copy (which shall not constitute notice) to:

Name:	Linklaters LLP

For the attention of:	Sushil Jacob

Address:	One Silk Street London EC2Y 8HQ

E-mail address:	[***]

26.3

Any Party to this Agreement may notify each other Party of any change to its address or other details specified in clause 26.2, provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

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27.	Rights of Third Parties

27.1

The D&O Parties shall have the right to enforce clause 12, and such other provisions of this Agreement as may be necessary to give effect to their rights under clause 12, by reason of the Contracts (Rights of Third Parties) Act 1999.

27.2	Except as provided in clause 27.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

27.3

Each Party represents to each other Party that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

28.	Counterparts

This Agreement may be executed in any number of counterparts, including by facsimile, by email with .pdf attachments, or by other electronic signatures (including, DocuSign and AdobeSign). Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument. The delivery of a counterpart by email shall be an effective mode of delivery.

29.	Governing Law and Jurisdiction

29.1	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

29.2

The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

29.3	Each of the Parties agrees that a judgment against it in the courts of England and Wales may be enforced against it in any other jurisdiction in accordance with the laws of that jurisdiction.

29.4

For the purposes of this clause 29, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Agreement and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

30.	Process Agent

30.1

CPPIB hereby irrevocably appoints Canada Pension Plan Investment Board (UK establishment number: BR013523) whose address is 40 Portman Square, London, W1H 6LT, as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by CPPIB.

30.2

Founder hereby irrevocably appoints Law Debenture Corporate Services Limited (company registration number: 3388362) whose address is 8th Floor, 100 Bishopsgate, London, EC2N 4AG as his agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Founder.

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30.3

If any person appointed as agent for service of process ceases to act as such the relevant Party shall immediately appoint another person to accept service of process on its behalf in England and notify the other Parties of such appointment.

31.	Non-Recourse

Each Party agrees, on behalf of itself and its Affiliates, that all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the Transaction Documentation or any of the transactions contemplated hereunder or thereunder; (b) the negotiation, execution or performance of this Agreement or any of the Transaction Documentation (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Transaction Documentation); (c) any breach or violation of this Agreement or any of the Transaction Documentation and (d) any failure of any of the transactions contemplated hereunder or thereunder to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Transaction Documentation, Persons expressly identified as parties to such Transaction Documentation and in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documentation, as applicable. Notwithstanding anything in this Agreement or any of the Transaction Documentation to the contrary, each party agrees, on behalf of itself and its Affiliates, that no recourse under this Agreement or any of the Transaction Documentation or in connection with any of the transactions contemplated hereunder or under any other Transaction Documentation will be sought or had against any other Person, and no other Person will have any liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that the Company or CPPIB, as applicable, may assert (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, or (ii) against the Company or CPPIB solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

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Schedule 1

Conditions

1.	Conditions to the Obligations of each Party

The obligations of the Company and the Consortium to give effect to the Transaction are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) of the following Conditions:

(a)	the Effective Date not occurring prior to the 23 August 2026;

(b)	the Company Shareholder Approvals being obtained;

(c)	the Scheme being sanctioned by the Court with or without modification (but subject to any non-de minimis modifications being acceptable to the Company and CPPIB, acting reasonably and in good faith);

(d)	a copy of the Court Sanction Order being delivered to the Registrar of Companies;

(e)	all Identified Clearances required in connection with the Transaction having been obtained from the relevant Governmental Authorities; and

(f)

no injunction, restraining order or other order or any other legal or regulatory restraint or prohibition having been issued or made by any Governmental Authority of competent jurisdiction or any other person which prevents the consummation of the Transaction.

2.	Conditions to the Obligations of the Consortium

The obligations of the Consortium to give effect to the Transaction are subject to the satisfaction or waiver by CPPIB of the following further Conditions:

(a)	the warranties of the Company, which for this purpose shall not be deemed to be qualified by any facts, matters or circumstances Disclosed in the Company Supplemental Disclosure Letter, set forth in:

(i)

paragraphs 2.1, 2.2 (other than limb (iii)), 2.4 and 2.5 (in each case solely with respect to the Company and ReNew Private Limited) (Incorporation and Authority) and 21 (solely with respect to the Company and ReNew Private Limited) (Insolvency) of Schedule 4 shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the date immediately preceding the Court Sanction Hearing as if made on each such date (except that warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct in all respects as of such date, except for de minimis inaccuracies, only as of such earlier date);

(ii)

paragraphs 3.1, 3.3 and 3.4 (Capitalisation) of Schedule 4 shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the date immediately preceding the Court Sanction Hearing as if made on each such date (except that warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct in all respects as of such date, except for de minimis inaccuracies, only as of such earlier date);

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(iii)

paragraphs 2.1 (with respect to the Group Companies other than the ones referred to in paragraph 2(a)(i)), 2.2(iii), 2.3 (Incorporation and Authority), 4.1 to 4.7 (each solely with respect to ReNew Private Limited) (The Group), 21 (with respect to the Group Companies other than the ones referred to in paragraph 2(a)(i)) (Insolvency), and 11 (Anti-Bribery and Improper Payments) of Schedule 4 shall be true and correct in all material respects as of the date of this Agreement and as of the date immediately preceding the Court Sanction Hearing as if made on each such date (except that warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct in all material respects as of such date); and

(iv)

Schedule 4 (other than the warranties referred to in paragraphs 2(a)(i), 2(a)(ii) and 2(a)(iii) of Schedule 1 above) shall be true and correct as of the date of this Agreement and as of the date immediately preceding the Court Sanction Hearing as if made on each such date (except that warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date) in each case, except where the failure of such warranties to be true and correct (without giving effect to any limitation as to “materiality” set out in such warranties) has not had, and would not reasonably be expected to have a Company Material Adverse Effect;

(b)	the Company not being in material breach of its obligations under this Agreement that are required to be performed by it at or prior to the date immediately preceding the Court Sanction Hearing;

(c)

the Consortium having received a certificate from an executive officer or director of the Company as of date immediately preceding the Court Sanction Hearing confirming the satisfaction of the Conditions set out in paragraphs 2(a) and 2)(b) above and 2(d) below;

(d)

since the date of this Agreement, no Effect having occurred that has had, or would be reasonably expected to have, individually or in the aggregate with all other Effects, a Company Material Adverse Effect that is continuing as of the date immediately preceding the Court Sanction Hearing; and

(e)

the Company having obtained the written approval of Natixis, Singapore Branch in respect of the Transaction pursuant to the facility letter between the Company and Natixis, Singapore Branch and the general terms and conditions thereunder dated 8 May 2024, with such approval being unconditional and/or on terms reasonably satisfactory to CPPIB, or having obtained written confirmation from Natixis, Singapore Branch that their approval is not required in respect of the Transaction.

3.	Conditions to the Obligations of the Company

The obligations of the Company to give effect to the Transaction are subject to the satisfaction or waiver by the Company of the following further Conditions:

(a)	the warranties of CPPIB set forth in:

(i)

paragraphs 1.1 to 1.2 of Part 1 (CPPIB) of Schedule 5 shall be true and correct on the date of this Agreement and as of the date immediately preceding the Court Sanction Hearing as if made on each such date (except that warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date); and

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(ii)

paragraphs 1.3 to 1.6 in Part 1 (CPPIB) of Schedule 5 shall be true and correct on the date of this Agreement and as of the date immediately preceding the Court Sanction Hearing (except that warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date), except where the failure of such warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, prevent the ability of CPPIB to consummate the Transaction (including, for the avoidance of doubt, in relation to the warranties set forth in paragraph 1.4 of Part 1(CPPIB) of Schedule 5, where, following identification of any additional notice, filing, consent, waiver or authorisation, the Consortium have taken reasonable steps to file the relevant notice or filing, or to obtain the relevant consent, waiver or authorisation (as applicable));

(b)	CPPIB not being in material breach of its obligations under this Agreement that are required to be performed by it at or prior to the date immediately preceding the Court Sanction Hearing; and

(c)

the Company having received a certificate from an executive officer or director of CPPIB as of the date immediately preceding the Court Sanction Hearing confirming the satisfaction of the Conditions set out in paragraphs 3(a) to (b) above.

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Schedule 2

Identified Clearances

Receipt from the following Governmental Authorities of their consent, approval, clearance, confirmation, or waiver (including by way of no decision being issued by the expiry of the applicable review or waiting period following a complete notification having been filed with such Governmental Authority) in respect of the Transaction (or confirmation that no such consent, approval, clearance, confirmation or waiver is required), in each case by the Long Stop Date:

(i)	The Competition Commission of India under the Competition Act, 2002 (the “Indian Competition Approval”);

(ii)	The relevant Belgian federal and federated authorities based on the advice of the Interfederal Screening Commission under the Cooperation Agreement of November 30, 2022 (“Belgian FDI Approval”); and

(iii)	The French Ministry of Economy and Finance under Articles L. 151-3 and R. 151-1 et seq. of the French code monétaire et financier (“French FDI Approval”).

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Schedule 3

Company Equity Plans and Employee Matters

Part 1 Company Equity Plans

1.	General

1.1	Subject to applicable legal and regulatory requirements, each Party shall co-operate with the other Party in order to facilitate the arrangements set out in this Schedule 3.

1.2	In this Schedule 3, the following words and expressions shall have the following meanings:

“Awards” means Options, PSUs and RSUs;

“Conversion Ratio” means 0.8289, adjusted for stock splits, share bonus, new issuances or a similar corporate action following the date of this Agreement, or such lower ratio or such other ratio as may be agreed between the Company and CPPIB for the purpose of the Rollover Shareholders exchanging their Rollover Shares for shares in ReNew Private Limited;

“ID Awards” means Awards granted under and subject to the terms of the Company Non-Employee 2021 Incentive Award Plan;

“Initial Exercise Cap” means 60% of the aggregate net cash value of Class A Ordinary Shares (after accounting for exercise prices and employee taxes) underlying all Non-Resident Awards and ITM Awards outstanding as at the date set out in document 3.13 in the Project P2 Data Room (save that any Company Share Awards held by former employees (which shall, to the extent reasonably practicable, include any Company Share Awards held by a person who becomes a former employee following the date of this Agreement) or the Founder shall be excluded from the calculation of such percentage);

“ITM Award” means an Award other than an Underwater Option, ID Awards or a Non-Resident Award;

“Option” means an option to purchase Class A Ordinary Shares granted under and subject to the terms of a Company Equity Plan;

“Participant” means a holder of an Award, which, for the avoidance of doubt, shall exclude Founder or his Affiliates for purposes of the Section 4 herein;

“PSUs” means an award of performance-based units granted under and subject to the terms of a Company Equity Plan, each being an option to purchase a Class A Ordinary Share;

“Remaining Exercise Cap” means the Initial Exercise Cap minus 100% of the aggregate net cash value of Class A Ordinary Shares underlying all Exercisable ITM Awards which have been exercised or settled between the date of this Agreement and the Court Sanction Order (save that any Company Share Awards held by former employees (which shall, to the extent reasonably practicable, include any Company Share Awards held by a person who becomes a former employee following the date of this Agreement) or the Founder shall be excluded from the calculation of such percentage), calculated by using the same methodologies for calculating the net cash value of the Initial Exercise Cap;

“Remuneration Committee” means the remuneration committee of the Company, as formed from time to time;

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“Remuneration Policy” means the remuneration policy of the Company, approved by the Company’s shareholders on 18 September 2025;

“RSUs” means an award of “restricted share units” granted under and subject to the terms of a Company Equity Plan, each being an option to purchase a Class A Ordinary Share; and

“Underwater Option” means an Option, other than a Non-Resident Award, (including time based and performance based) the exercise price per share of which is greater than the Consideration.

1.3	Capitalised terms used in this Schedule 3 but not defined herein shall have the meanings given to them in clause 1.1 of the Agreement.

2.	Outstanding Awards

2.1	Outstanding Awards and calculations referred to in this Schedule 3 are set out in document 3.13 in the Project P2 Data Room.

2.2

The Parties acknowledge that additional Class A Ordinary Shares may be delivered under a Company Equity Plan by way of dividend equivalents issued in respect of RSUs and PSUs, to the extent such dividends are issued in accordance with the terms of the Company Equity Plan and any applicable award agreement as in effect on the date hereof.

3.	Administration of Company Equity Plans

3.1

The Parties acknowledge and agree that, during the Relevant Period, the Company Board (and, where appropriate, the Remuneration Committee) may operate the Company Equity Plans in a manner consistent with the Company’s ordinary course and past practice, to the extent consistent with the terms set forth below and the relevant Company Equity Plan. Such operation may include:

(a)	granting New Awards in respect of any ordinary course operation of the Company Equity Plans (provided such operation is in accordance with this paragraph 3);

(b)

determining the timing and extent to which any Awards will vest in the ordinary course (including how any applicable performance conditions will be tested on such vesting) in accordance with the terms of the relevant Company Equity Plan, the Company’s past practice and any applicable award agreement;

(c)

satisfying the vesting and exercise of Awards under a Company Equity Plan (for example, by issuing new Class A Ordinary Shares or settling Awards in cash in accordance with the terms of the relevant Company Equity Plan and any applicable award agreement); and

(d)	determining, subject to paragraph 3.3, the treatment of Awards held by leavers.

3.2

Subject always to the Remuneration Policy, the Parties acknowledge that the Company may amend a Company Equity Plan (in accordance with its terms) if and to the extent, in the opinion of the Company Board or the Remuneration Committee, the amendments are necessary or desirable to implement the Scheme, comply with the terms of this Agreement, comply with any Applicable Law requirement, facilitate the administration of the Company Equity Plan or to obtain or maintain favourable tax treatment for any participants in the Company Equity Plan or the Company or any of its Subsidiaries.

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3.3

The Company hereby confirms and undertakes that no Senior Employee who ceases to be employed by the Company or any of its Subsidiaries during the Relevant Period may be determined by the Remuneration Committee to be treated as a good leaver in accordance with the Company Equity Plan or any applicable award agreement without the consent of CPPIB (such consent not to be unreasonably withheld, delayed or conditioned), except where the reason for such cessation is death, disability or retirement or where good leaver treatment in the particular circumstances is expressly guaranteed in such Senior Employee’s employment contract, or the terms of the applicable Company Equity Plan or award agreement, as at the date of this Agreement.

3.4

The Parties acknowledge that, subject to compliance with paragraph 3, the Company may grant additional Awards during the Relevant Period to new and existing eligible participants under a Company Equity Plan (“New Awards”), provided that:

(a)

the timing of any such grant and the terms of any New Awards (including without limitation the quantum) are consistent with the Company’s practice over the previous twelve months, excluding for the avoidance of doubt the treatment of Awards described in paragraph 4 of this Schedule 3;

(b)	the New Awards comply with the Remuneration Policy and the terms of the relevant Company Equity Plan;

(c)	the New Awards are notified to the Consortium as soon as reasonably practicable after the grant date; and

(d)	the maximum number of Class A Ordinary Shares under the New Awards may not exceed one million in the aggregate and 50,000 per individual recipient.

3.5

The Parties acknowledge that participants, being employees and non-executive directors of the Company or its Subsidiaries, are eligible for annual grant of RSUs and PSUs as part of their compensation. It is the intention of the Parties to continue such benefits for such participants on terms no less favorable than the existing terms at the Company or its Subsidiary level.

4.	Proposal for outstanding Awards

4.1

Subject to applicable confidentiality, legal and regulatory requirements, the Company shall make appropriate proposals to the Participants in the Company Equity Plans, based on the treatment set out in this paragraph 4 (the “Proposals”). The Parties intend that the Proposals will be detailed within letters from the Company to Participants in each Company Equity Plan prepared by the Company and agreed with CPPIB (such agreement not to be unreasonably withheld, conditioned or delayed) and distributed by the Company at the same time as, or as soon as reasonably practicable following, the publication of the Scheme Circular.

4.2	The Parties agree that the Proposals shall provide that conditional upon the Court Sanction Order:

(a)

in respect of any ID Awards, any Awards held by any former employee (which shall, to the extent reasonably practicable, include any Company Share Awards held by a person who becomes a former employee following the date of this Agreement) and any Awards held by any Participant that is not a resident of India (“Non-Resident Awards”), they will, to the extent not already vested, immediately vest and become exercisable in full upon the Court Sanction Order, and each such Participant will be entitled to exercise such ID Awards or Non-Resident Awards (as applicable) prior to the Scheme Record Time. Any ID Award or Non-Resident Award that remains unexercised or unsettled as at the Scheme Record Time will lapse and terminate with effect from the Effective Date and the relevant Participant will receive consideration equal to (i) the number of Class A Ordinary Shares underlying such award multiplied by the Consideration, minus (ii) the aggregate exercise price, if any, of such award, payable through payroll (and subject to any deductions or withholdings required by law) as soon as practicable following the Effective Date;

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(b)

in respect of any ITM Awards that have equal to or less than a 6-month vesting period remaining as of the Effective Date (the “Accelerated ITM Awards”), they will immediately vest and, subject to sub-paragraph (c), become exercisable upon the Court Sanction Order;

(c)

in respect of any Accelerated ITM Awards and any ITM Awards that are vested prior to the Court Sanction Order (the “Vested ITM Awards” together with the Accelerated ITM Awards, the “Exercisable ITM Awards”), each Participant will be entitled to exercise such Exercisable ITM Awards prior to the Scheme Record Time, conditional upon the Court Sanction Order in the case of the Accelerated ITM Awards; provided, subject to obtaining Participant consent in accordance with sub-paragraph (g) below, that the aggregate number of Class A Ordinary Shares underlying the Exercisable ITM Awards that are exercised between the Court Sanction Order and the Scheme Record Time, together with the aggregate number of Class A Ordinary Shares underlying the Non-Resident Awards, shall not exceed the Remaining Exercise Cap. If the aggregate number of Class A Ordinary Shares underlying the Exercisable ITM Awards exercised between the Court Sanction Order and the Scheme Record Time, together with the aggregate number of Class A Ordinary Shares underlying Non-Resident Awards, in each case excluding any such Awards held by former employees (which shall, to the extent reasonably practicable, include any Company Share Awards held by a person who becomes a former employee following the date of this Agreement), exceeds the Remaining Exercise Cap, subject to obtaining Participant consent in accordance with sub-paragraph (g) below, the number of Exercisable ITM Awards elected to be exercised by any Participant who remains in employment with a Group Company shall be reduced on a pro rata basis (calculated by reference to each Participant’s total holding of Exercisable ITM Awards as a proportion of the aggregate number of Exercisable ITM Awards held by all such Participants) such that the aggregate number of Class A Ordinary Shares underlying the Exercisable ITM Awards exercised between the Court Sanction Order and the Scheme Record Time, together with aggregate number of Class A Ordinary Shares underlying the Non-Resident Awards, in each case excluding any such Awards held by former employees (which shall, to the extent reasonably practicable, include any Company Share Awards held by a person who becomes a former employee following the date of this Agreement), does not exceed the Remaining Exercise Cap;

(d)

to the extent any Exercisable ITM Awards remain unexercised or unsettled as at the Scheme Record Time, after giving full effect to sub-paragraph (c), they will lapse and terminate with effect from the Effective Date and all the relevant Participants will be granted, within five Business Days, replacement awards that will vest on the 12-month anniversary of the Effective Date and, subject to sub-paragraphs (h), (k) and (l), remain exercisable until August 22, 2031 (or, if the IPO (as defined in the Shareholders’ Agreement) has not taken place by such date, the later of the 12-month anniversary of the IPO when it does occur and December 31, 2035), using the Conversion Ratio, under a new incentive plan that will be established and operated by ReNew Private Limited following the Effective Date (the “New Incentive Plan”);

(e)

in respect of any ITM Awards (or any part of an ITM Award) that have greater than a 6-month but less than a 12-month vesting period remaining as of the Effective Date (the “Near Vested ITM Awards”), subject to obtaining Participant consent in accordance with sub-paragraph (g) below, such Near Vested ITM Awards will lapse and terminate with

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effect from the Effective Date and all the relevant Participants will be granted, within five Business Days, replacement awards that will vest on the 12-month anniversary of the Effective Date and, subject to sub-paragraphs (h), (k) and (l), remain exercisable until August 22, 2031 (or, if the IPO (as defined in the Shareholders’ Agreement) has not taken place by such date, the later of the 12-month anniversary of the IPO when it does occur and December 31, 2035), using the Conversion Ratio, under the New Incentive Plan;

(f)

any ITM Award that is neither an Exercisable ITM Award nor a Near Vested ITM Award will lapse and terminate with effect from the Effective Date and the relevant Participant will be granted, within five Business Days, an equivalent replacement award with substantially the same vesting terms as such Award which, to the extent it becomes vested will remain exercisable until August 22, 2031 (or, if the IPO (as defined in the Shareholders’ Agreement) has not taken place by such date, the later of the 12-month anniversary of the IPO when it does occur and December 31, 2035), subject to sub-paragraphs (h), (k) and (l) and to any applicable law, using the Conversion Ratio, under the New Incentive Plan;

(g)

the Company undertakes (i) to obtain the Participant consent necessary to effect sub-paragraphs (c), (d) and (e) and (ii) to procure that the Initial Exercise Cap and the Remaining Exercise Cap are not exceeded;

(h)

if any Participant who has been granted a replacement award under the New Incentive Plan pursuant to sub-paragraphs (d), (e), or (f) ceases to be employed by the Company or any of its Subsidiaries for any reason other than cessation for cause (which, for this purpose, shall mean fraud or gross misconduct) within 12 months of the Effective Date, at the Participant’s election:

(i)	the Participant shall retain such replacement award which will, after it vests, remain exercisable until December 31, 2035; or

(ii)

(A) the portion of such replacement award that would have vested on or before the date of cessation of employment on its original vesting terms (which, for the avoidance of doubt, shall not include any acceleration in connection with the Transaction) (the “Vested Replacement Portion”) shall be settled for cash and the relevant Participant shall receive a cash payment equal to (i) the number of shares underlying the Vested Replacement Portion, multiplied by (ii) the Consideration, minus (iii) the aggregate exercise price attributable to such shares, payable through payroll (and subject to any deductions or withholdings required by law) as soon as practicable following the date of cessation of employment; and (B) the remaining portion of such replacement award shall continue to vest, in accordance with its original vesting terms and, if vested, shall remain exercisable until December 31, 2035;

(i)

in sub-paragraphs (c), (d), (e) or (f) above, the exercise price per share of each such replacement award shall be set using the USD / INR exchange rate on the Effective Date, save that in respect of the Options granted on August 23, 2021 in exchange for options granted to certain employees prior to such date prior to the transactions contemplated by that certain Business Combination Agreement, dated as of February 24, 2021, by and among RMG Acquisition Corporation II, Philip Kassin, the Company, ReNew Power Global Merger Sub, Renew Power Private Limited and certain other parties thereto, with exercise prices denominated in INR under prior group stock option plans, the exercise price of such option shall be the exercise price in INR as set at the date of the original grant of the options under such prior group stock option plans;

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(j)

in respect of any Underwater Options (whether vested or unvested) outstanding as of the Effective Date, each such Underwater Option will, with effect from the Effective Date, lapse and terminate in full, and the relevant Participant will be granted, within five Business Days of the Effective Date, a replacement award using the Conversion Ratio and an exercise price per share that is set using the USD / INR exchange rate on the Effective Date under the New Incentive Plan that will vest as follows, in each case subject to the relevant Participant’s continued employment with the Company or any of its Subsidiaries on the applicable vesting date:

(i)	75% of the replacement award will vest on the 12-month anniversary of the Effective Date;

(ii)	the remaining 25% of the replacement award will vest in two equal instalments of 12.5% each, on the 18-month and 24-month anniversaries of the Effective Date; and

(iii)	any such vested award will remain exercisable until December 31, 2035 (unless such Participant’s employment is terminated for cause, which, for this purpose, shall mean fraud or gross misconduct);

(k)

any Participant who has been granted a replacement award under the New Incentive Plan pursuant to sub-paragraphs (d), (e) or (f) above and who ceases to be employed by the Company or any of its Subsidiaries more than 12 months after the Effective Date (other than cessation for cause, which, for this purpose, shall mean fraud or gross misconduct) shall retain the right to exercise any vested replacement awards until December 31, 2035; and

(l)

for the avoidance of doubt, in respect of any replacement award granted under the New Incentive Plan pursuant to sub-paragraphs (d), (e), (f) or (j), (x) where a Participant ceases to be employed by the Company or any of its Subsidiaries for cause (which, for this purpose, shall mean fraud or gross misconduct), such replacement award will be forfeited and terminate immediately upon the effective date of the Participant’s cessation of employment for cause; and (y) unless otherwise explicitly modified by this Agreement, such replacement awards shall have the same leaver terms as the corresponding original Awards.

4.3

Subject to the limitations in clause (c) above, awards validly exercised under this paragraph between the Court Sanction Order and the Scheme Record Time will be cash settled, and any cash amounts due to the relevant Participants will be paid by payroll subject to necessary withholdings and deductions as required under Applicable Law.

5.	Articles Amendments

The Parties agree that the Company Shareholder Resolution shall include a resolution to amend the Company Articles as follows:

(i)

by the adoption and inclusion of a new article under which any Class A Ordinary Shares issued after the Scheme Record Time as a result of the vesting and/or exercise of Awards under a Company Equity Plan that are not held by CPPIB will be transferred to CPPIB (or as it may direct) for the same consideration as is payable to Cash-Out Shareholders under the Scheme, subject to Applicable Law;

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(ii)	variation of the rights of the Class C Shares, the effect of which will be that the Class C shares will have the same, or substantially equivalent, rights to the Class A shares; and

(iii)

by the adoption and inclusion of a new article under which any right to appoint, elect, remove or replace (or to vote for the appointment, election, removal or replacement of) the directors of the Company vests in one or more named entities (the “Appointer(s) ”) appointed by each of CPPIB and each other shareholder in the Company having director appointment in accordance with the terms of the Shareholders’ Agreement (the “Appointer Structure”).

6.	General

The Parties acknowledge that any bonus, vesting, settlement or exercise of Awards, options or other payments described in this Schedule 3 will be subject to the usual deductions for applicable taxes and national insurance or social security contributions, payroll taxes and levies, where such taxes or contributions are required to be withheld by Applicable Law.

Part 2 Employee Matters

1.	Ordinary Course of Business Arrangements

1.1

The Parties acknowledge and agree that, prior to the Effective Date, subject to compliance with clause 9.2(j), the Company may carry out annual (or other periodic) pay reviews, one-off bonus awards, including awards made on hiring, pay negotiations, recruitment and promotion rounds in the ordinary course of business and consistent with past practice in all material respects.

2.	Annual bonus

2.1	The Consortium acknowledges that:

(a)	the Company operates an annual bonus plan that is conditional on financial and/or individual performance for Employees;

(b)

bonus determinations in respect of any financial year ending before the Effective Date will be undertaken by the Company and determined in line with its usual processes to verify and approve bonuses and in accordance with the Remuneration Policy (where applicable) and consistent with the Company’s normal practice, such bonuses shall be paid by the Company or its relevant Subsidiary in cash on the normal bonus payment date;

(c)	in respect of financial year in which the Effective Date occurs:

(i)

bonus determinations for the period from the start of the financial year up to and including the Effective Date will be undertaken by the Company on or around the Effective Date based on existing performance conditions and, provided the relevant individual was a Company Employee on the Effective Date, paid by the Company or its relevant Subsidiary in cash (with no deferral); and

(ii)

bonus determinations for the period from the day after the Effective Date to the end of the relevant financial year will be undertaken shortly after the end of the relevant financial year based on existing performance conditions (or, where existing performance conditions are no longer appropriate after the Effective Date, such performance conditions that are established after the Effective Date consistent with the Company’s normal practice), paid by the Company or its relevant Subsidiary in cash.

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Schedule 4

Warranties of the Company

1.	Definitions

1.1	As used in this Schedule 4, the following terms have the following meanings:

“Anti-Bribery Laws” means, in each case to the extent that they have been applicable to a Group Company at any time prior to the date of this Agreement: (i) the UK Bribery Act 2010; (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (iii) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; (iv) the (Indian) Prevention of Corruption Act, 1988, the Bharatiya Nyaya Sanhita, 2023, the (Indian) Prevention of Money Laundering Act, 2002 and any other Applicable Law which prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent or adviser of such Person or which has prevention of corruption money laundering, and bribery as its objective; and (v) any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction, including books and records offences relating directly or indirectly to a bribe;

“Applicable Accounting Standards” means UK-adopted international accounting standards within the meaning of section 474(1) of the Companies Act 2006, as supplemented by the requirements of all relevant laws and regulations as applicable at the Company Accounts Date;

“Applicable Date” means 24 August 2021;

“Associated Person” has the meaning given in paragraph 11.1 of this Schedule 4;

“Business” means the business of the Group Companies as conducted by it on the date of this Agreement and from time to time thereafter;

“Business Information” means drawings, formulae, test results, reports, project reports and testing, operation and manufacturing procedures, shop practices, instruction and training manuals, tables of operating conditions, market forecasts, specifications, data, quotations, tables, lists and particulars of customers and suppliers, marketing methods and procedures, technical literature and brochures and any other technical, industrial and commercial information and techniques in any tangible form (including, but not limited to paper, electronically stored data, magnetic media, microfiche, film and microfilm);

“CEA” shall mean the Central Electricity Authority;

“Change of Control Transaction” means any of the following:

(a)

in respect of the Company or ReNew Private Limited, a change in the direct ownership or control, or in respect of any other Group Company, a change in indirect ownership or control of that Group Company; or

(b)	completion of the Transaction and/or implementation of the Scheme; or

(c)	any delisting of any of the Company’s Equity Securities from trading on Nasdaq; or

(d)	any re-registration of the Company as a private company (or any other similar take-private transaction);

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“Company Accounts Date” means:

(a)	in respect of the 2026 Company Accounts, March 31, 2026 (the “2026 Company Accounts Date”);

(b)	in respect of the 2025 Company Accounts, March 31, 2025 (the “2025 Company Accounts Date”); and

(c)	in respect of the 2024 Company Accounts, March 31, 2024.

“Company SEC Documents” means all reports schedules, forms, statements, prospectuses, registration statements, certifications and other documents (including any exhibits and schedules thereto and other information incorporated therein) required to be filed with or furnished to the SEC by the Company (as supplemented, modified or amended since the time of filing) since the Applicable Date;

“Consultant” means any person engaged by any Group Company under a contract for services, who is in business on their own account;

“Documents” has the meaning given in paragraph 2.2 of this Schedule 4;

“Employee” means an employee of any Group Company;

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media;

“Environmental Authority” means any legal person or body of persons (including any government department or government agency or court or tribunal) having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Law” means all applicable laws, statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all by-laws, codes, regulations with any of therein, decrees or orders issued or promulgated or approved under or in connection with any of them, including the Environment Protection Act, 1986, Water (Prevention and Control of Pollution) Act, 1974, the Air (Prevention and Control of Pollution) Act, 1981, Hazardous and Other Wastes (Management and Transboundary Movement) Rules, 2016;

“Environmental Permit” means any licence, approval, authorisation, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law which is required for the operation of the business of the Group as currently being operated and has been operated in the five (5) years before the date of this Agreement;

“Existing Encumbrance” means the Encumbrance created or to be created by the Group Companies in connection with the Existing Indebtedness or Joint Venture Agreements;

“Existing Indebtedness” means the Indebtedness of the Group Companies existing as on the date of this Agreement, and shall include, for the avoidance of doubt, loans to be disbursed under agreements which have already been executed as on the date of this Agreement and any Indebtedness incurred by any special purpose vehicle or other Group Company entity (howsoever structured) through which the proceeds of such Indebtedness have been on-lent or otherwise passed on to a Group Company incorporated in India;

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“GIB Orders” shall mean the judgment of the Supreme Court dated April 19, 2021 passed in M.K. Ranjitsinh & Ors. v. Union of India and Ors., W.P. (C) No. 838 of 2019, the orders of the Supreme Court dated April 21, 2022, March 21, 2024 and December 19, 2025;

“Government Official” means employees of any branch of central, state, local or foreign government, including persons holding a legislative, administrative or judicial position, tax officials and government inspectors; employees or officers of state-owned or state-controlled commercial enterprises including public sector banks; police officers or members of the armed forces of any country; candidates for public office; political parties and officials of political parties; or employees or officers of international organizations such as the World Bank. This definition also includes family members and business associates of any of the foregoing Government Officials;

“Hardware” means any and all (a) computer, telecommunications and network equipment; (b) operation user manuals; (c) maintenance manuals; and (d) associated documentation (but not including Software);

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance to any person;

“Indian Foreign Exchange Regulations” means the Foreign Exchange Management Act, 1999 and the rules and regulations made thereunder, including but not limited to the Foreign Exchange Management (Non-debt Instruments) Rules, 2019, the Foreign Exchange Management (Overseas Investments) Rules, 2022 and the extant Consolidated Foreign Direct Investment Policy and various press notes issued and in effect by the Department for Promotion of Industry and Internal Trade from time to time and shall include any regulations preceding the aforesaid regulations;

“Intellectual Property” means patents, utility models, trade marks, service marks, trade and business names, registered designs, design rights, copyright and neighbouring rights, database rights, domain names, semi-conductor topography rights and rights in Business Information, inventions, Software, trade secrets, confidential information of all kinds and other similar proprietary rights which may subsist in any part of the world and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and rights to apply for such registrations;

“IT Contracts” means any material agreements, arrangements or licences relating to IT Systems or IT Services, including all hire purchase contracts or leases of Hardware owned or used by a Group Company, licences of Software owned or used by a Group Company and other IT procurement;

“IT Services” means any services relating to the IT Systems or to any other aspect of a Group Company’s data processing or data transfer requirements, including facilities management, bureau services, hardware maintenance, software development or support, consultancy, source code deposit, recovery and network services;

“IT Systems” means Hardware, Software, communications networks, telephone switchboards, micro-processors and firmware and other information technology equipment which in each case are owned or used by a Group Company;

“Leased Properties” means the leased land and premises currently leased, used or occupied by the Group Companies;

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“Licences” has the meaning given in paragraph 12.1 of this Schedule 4;

“Management Accounts” means the quarterly unaudited consolidated accounts filed with the SEC relating to the Company for the period after 31 March 2025;

“Owned Properties” means the land and premises currently owned, used or occupied by the Group Companies;

“Properties” means the Owned Properties and Leased Properties;

“Registered Intellectual Property” means Patents, registered Marks, domain name registrations (and applications for any of the same), owned, used or held for use by a Group Company that are registered or the subject of an application for registration;

“Software” means any and all computer programs in both source and object code form, including operating system and applications, software, implementations of algorithms, computerised databases, development tools, design tools, user interfaces and program interfaces and all documentation relating to the foregoing; and

“Worker” means an employee, director, officer or worker directly employed by any Group Company.

Except for paragraph 4.3, no reference to “Group Company” or “Subsidiary” in this Schedule shall include 3E SA/NV or any of its subsidiaries or subsidiary undertakings.

2.	Incorporation and Authority

2.1

Each Group Company has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power to carry on its business as it is carried on at the date of this Agreement.

2.2

The Company has full power and authority to enter into and perform this Agreement and all other documents executed by the Company in relation to the Transaction and/or the Scheme (together, the “Documents”), each of which is valid and legally binding and constitutes (when executed) valid and legally binding obligations on the Company in accordance with the Documents’ respective terms. The execution, delivery and performance by the Company of the Documents, the consummation of the Transaction by the Company and the performance by the Company of its obligations under the Scheme will not constitute a breach of any Applicable Laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default or otherwise be prohibited under: (i) any provision of its articles of association, by laws or equivalent constitutional documents of any Group Company; (ii) any authorizations, approvals, Order, judgment, decree or decision of any court or governmental authority in any jurisdiction, or will result in any authorization or approval being revoked, suspended, cancelled or varied or not renewed; or (iii) any agreement or instrument to which any Group Company is a party or by which it is bound, other than, in the case of clauses (ii) and (iii), such breaches that, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.3

The execution, delivery and performance by the Company of its obligations under the Documents, the consummation of the Transaction by the Company and the performance by the Company of its obligations under the Scheme will not require any Group Company to obtain any consent, waiver or approval of, or give any notice to or make any registration or filing with, any Governmental Authority which has not been obtained or made at the date of this Agreement on a basis both unconditional and which cannot be revoked, provided that this paragraph 2.3 shall not extend to (i) those consents, waivers or approvals referred to in the Conditions in Schedule 1; (ii) the Identified Clearances referred to in Schedule 2; (iii) any applicable requirements of the 1933 Act, the 1934 Act and any other applicable US state or federal securities laws or pursuant to the rules of Nasdaq; or (iv) any other actions or filings the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect.

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2.4	At a meeting of the Special Committee duly called and held prior to the date of this Agreement, the Special Committee unanimously resolved to make the Special Committee Recommendation.

2.5	The copies of the constitutional documents of each Material Group Company provided in the 1.3.6.51 Data Room are complete and accurate copies of such constitutional documents.

2.6	The constitutional documents of each Group Company are in full force and effect on the date of this Agreement.

3.	Capitalisation

3.1

All outstanding Class A Ordinary Shares are duly authorised and validly issued, fully paid or credited as fully paid, not issued in violation of any pre-emptive rights, rights of first refusal, subscription rights or similar rights of any Person and were, when issued, free from all Encumbrances.

3.2

As at the date of this Agreement, the Company has not agreed or committed to give or create any Encumbrance over or affecting the Class A Ordinary Shares and no claim has been made by any person to be entitled to any such Encumbrance.

3.3	As at close of business on the second Business Day preceding the date of this Agreement, there were:

(a)	284,895,676 Class A Ordinary Shares in issue (of which 38,698,288 are held in treasury);

(b)	66,658,935 outstanding awards under the Company Equity Plans covering an aggregate of 66,658,935 Class A Ordinary Shares;

(c)	1 Class B Ordinary Shares in issue;

(d)	118,363,766 Class C Ordinary Shares in issue;

(e)	1 Class D Ordinary Shares in issue;

(f)	50,000 Preference Shares; and

(g)	18,526,753 Company Warrants.

3.4	Other than as set out in paragraph 3.3 of this Schedule 4, as at the date of this Agreement, there are no issued or outstanding Class A Ordinary Shares or other Equity Securities of the Company.

4.	The Group

4.1	The particulars of each Group Company set out in document 2.4.11 in the Project P2 Data Room are accurate, up to date in all respects and materially complete.

4.2

Document 2.4.11 in the Project P2 Data Room sets forth, as at the date of this Agreement: (i) each Subsidiary and the ownership interest of the Company in each Subsidiary; and (ii) any other Person in which the Company or any of its Subsidiaries own capital stock or other equity interest.

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4.3

Materially complete and accurate details of all Equity Securities in the capital of each Subsidiary are set out in the Company Disclosure Letter and / or the Data Room. Such Equity Securities which are identified as owned by a Group Company are: (i) legally and beneficially owned by Group Companies; (ii) fully paid-up and validly issued in compliance with Applicable Laws; and (iii) free from all Encumbrances other than the Existing Encumbrances. Save for the Existing Indebtedness or the Joint Venture Agreements, there is no agreement or commitment to give or create any Encumbrance over or affecting the Equity Securities of any Subsidiary.

4.4

There are no agreements or commitments outstanding which call for or give to any Person the right to call for the issue or purchase of any Equity Securities, debentures or other securities of the Company or Renew Private Limited. Except for the Joint Venture Agreements, there are no agreements or commitments outstanding which call for or give to any Person other than a Group Company the right to call for the issue or purchase of any Equity Securities, debentures or other securities of any Subsidiary. Except for the Joint Venture Agreements, there are no ongoing agreements or contracts which entitle a Person other than a Group Company to any Equity Securities in any Group Company.

4.5

Except for obligations under the Joint Venture Agreements, there are no outstanding obligations of the Company or ReNew Private Limited to repurchase, redeem or otherwise acquire any Class A Ordinary Shares or other Equity Securities of the Company or ReNew Private Limited, other than the Company Warrants. Except for obligations under the Joint Venture Agreements, there are no material outstanding obligations of any Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary, except where such repurchase, redemption or acquisition relates to Equity Securities in a wholly owned Group Company by another wholly owned Group Company.

4.6

None of the financing documents executed by the Group Companies, wherein any debt is currently outstanding, contain terms permitting conversion of the relevant financing facility or outstanding liability into Equity Securities or share capital of the relevant Group Company, except in cases of an event of default.

4.7

There are no arrangements with respect to the voting of any Equity Securities to which the Company or ReNew Private Limited is a party or by which the Company or ReNew Private Limited is bound, which grants dividend, management, operational or voting rights in the Company or ReNew Private Limited to any Person, other than to the shareholders. Except for arrangements under the Joint Venture Agreements, there are no material arrangements with respect to the voting of any Equity Securities to which a Subsidiary is a party or by which a Subsidiary is bound, which grants dividend, management, operational or voting rights in a Subsidiary to any Person, other than to the shareholders.

4.8

No Group Company constitutes an investing company or investment or holding company for the purposes of the Indian Foreign Exchange Regulations, and, so far as the Company is aware, no Group Companies has received any written notice indicating that any Group Company may be considered an investing company or investment or holding company for the purpose of the Indian Foreign Exchange Regulations.

4.9

The Group Companies do not meet the requirements of a “Core Investment Company” under the Core Investment Companies (Reserve Bank) Directions, 2016 issued by the Reserve Bank of India (“CIC Directions”) and no Group Company has received any written notice indicating that any Group Company may be considered a “Core Investment Company” under the CIC Directions.

4.10

The Group Companies have not been classified as or satisfied the conditions/test of a non-banking financial company prescribed by the Reserve Bank of India under the Applicable Laws and the Group Companies have not received any written notice indicating that the Group Company may be classified as or satisfy the conditions of a non-banking financial company.

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5.	Information

5.1	The information contained in this Agreement and the Company Disclosure Letter is complete and accurate in all material respects as at the date of this Agreement.

5.2

The information made available to the Consortium in the Data Rooms was and remains complete in all material respects as at the date of this Agreement and accurate in all material respects as at the date on which such information was made available.

6.	Contracts

6.1

In this paragraph 6 references to “contract” include any agreement, arrangement, obligation, understanding or commitment, in writing, but excluding any contract entered into between members of the Group on an arm’s-length basis and references to “material” shall mean a value of 50 million dollars (USD $50,000,000) or more or (if lower or not applicable) otherwise material to the business, prospects, profits or assets of the Group, taken as a whole.

6.2

Except: (i) to the extent specifically Disclosed; (ii) to the extent that a provision has been made in the Company Accounts; or (iii) for liabilities under the Joint Venture Agreements, no Group Company has any material liabilities (actual or contingent) under any material contract to which it is a party in respect of: (i) any sale and purchase agreement relating to Equity Securities, a business or any material asset of any Group Company; or (ii) any agreement in respect of any re-organisation of any Group Company or any reduction of capital of any Group Company.

6.3

Except for the Joint Venture Agreements, the Existing Encumbrances and any guarantee, mortgage, charge, pledge lien or other security agreement or arrangement that would not, individually or in the aggregate, be material to the Group, taken as a whole, no guarantee, mortgage, charge, pledge, lien or other security agreement or arrangement has been given or entered into by any person other than a Group Company in respect of any obligations of a Group Company (including in respect of borrowings).

6.4

No guarantee, mortgage, charge, pledge, lien or other security agreement or arrangement has been given or entered into by a Group Company in respect of any obligations of another person (other than another Group Company) (including in respect of borrowings) except any guarantee, mortgage, charge, pledge lien or other security agreement or arrangement that would not, individually or in the aggregate, be material to the Group, taken as a whole.

6.5

No Group Company is a party to or has any liability (actual or contingent) that is material to the Group, taken as a whole, under any guarantee, indemnity or letter of credit, or any leasing (except for Leased Properties), rental, hire purchase or credit sale agreement, other than any guarantee or indemnity provided by the Group Companies in connection with the Existing Indebtedness as Disclosed in the Company Disclosure Letter and or any guarantee or indemnity that would not, individually or in the aggregate, be material to the Group, taken as a whole.

6.6

No Group Company has given any indemnity, guarantee or warranty, or made any representation, in respect of goods or services supplied or to be supplied except any indemnity, guarantee or warranty or making of any representation that would not, individually or in the aggregate, be material to the Group, taken as a whole.

6.7

Except as would not, individually or in the aggregate, be material to the Group, taken as a whole, each of the Material Contracts to which a Group Company is a party is in full force and effect. The Company has not, and to the best of the knowledge of the Company, no Subsidiary has, received any notice in writing claiming any breach of any such Material Contract nor has any allegation in writing of any breach or invalidity been made or received by any Group Company, and no event of

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default has occurred under any Material Contract. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no notice of an event of default or breach under, or termination of, any Material Contract has been served or received by the Company or, to the best of the knowledge of the Company, any Subsidiary, and there are no grounds for the termination, rescission, avoidance or repudiation of any such Material Contract and there has been no allegation in writing of any such grounds, in each case which would be material to the Group, taken as a whole.

6.8	No Group Company is a party to a Material Contract which is, or was, not entirely of an arm’s length nature.

6.9

Other than Rothschild & Co, no person is entitled to receive from any Group Company any finder’s fee, brokerage or commission in connection with any of the transactions contemplated by this Agreement. A true and accurate copy of the engagement letter between the Company and Rothschild & Co has been provided to the Consortium.

6.10

The Group Companies have not assigned (other than in favour of another Group Company) to or waived any of their rights under any Material Contract, other than any rights that would not, individually or in the aggregate, be material to the Group, taken as a whole. There are no material payment obligations which are due but unpaid under any of the Material Contracts to which a Group Company is a party other than any obligations that would not, individually or in the aggregate, be material to the Group, taken as a whole. The Company has not been suspended or barred from bidding on contracts with any Governmental Authority, and no such suspension or bar has been initiated in writing or threatened in writing to be initiated.

6.11

As at the date of this Agreement, there are no pending payment delays in excess of 15 million dollars (USD $15,000,000) under any single power purchase agreement (or other project documentation) to which a Group Company is party.

6.12	In the three (3) years immediately preceding the date of this Agreement:

(a)

there have been no liquidated damages in excess of ten million dollars (USD $10,000,000) imposed on any party under any power purchase agreement (or other project documentation) to which a Group Company is party for any project operated by any Group Company;

(b)

there have been no material adverse changes in the tariff set out in any power purchase agreement (or other project documentation) to which a Group Company is party for any project operated by any Group Company; and

(c)

other than the power purchase agreement dated August 6, 2021 entered into between ReNew Surya Roshni Private Limited and Solar Energy Corporation of India Limited, no project operated by any Group Company pursuant to any power purchase agreement to which a Group Company is party has been materially downsized by more than five per cent. (5%) from the capacity proposed in any power purchase agreement and no material power purchase agreement has been terminated.

except, in each case under clauses (a)-(c) above, would not, individually or in the aggregate, have a Company Material Adverse Effect.

6.13

In the twelve (12) months immediately preceding the date of this Agreement, there have been no liquidated damages in excess of five million dollars (USD $5,000,000) imposed on any party under any power purchase agreement (or other project documentation) to which a Group Company is party for any project operated by any Group Company.

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6.14

Document 2.4.6.2 in the Project P2 Data Room contains complete and accurate, except for de minimis inaccuracies, particulars of all of the PPAs entered into by the Group as at 10 October 2025. Document 2.4.6.1 in the Project P2 Data Room contains complete and accurate particulars of all of the letters of award (or equivalent) entered into by the Group as at 10 October 2025.

7.	Trading

7.1

No customer or supplier of any Material Group Company which accounts for five per cent. (5%) or more by value of such Material Group Company’s annual supply or sales, or which is otherwise material in the context of the Company and the Subsidiaries taken as a whole, as the case may be, has during the twelve (12) months immediately preceding the date of this Agreement ceased, reduced or to the knowledge of the Company, indicated an intention to cease or reduce, or changed the terms of or indicated an intention to change the terms of, its trading with or supplies to such Material Group Company.

7.2	No Group Company carries on business under any name other than its own corporate name.

8.	Compliance with Laws

8.1

Since the Applicable Date, each Group Company has carried out its business and dealt with its assets in accordance with, and has complied with, all Applicable Laws in all material respects in all relevant jurisdictions except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

8.2

Since the Applicable Date, no transactions which any Group Company has entered into are or could be liable to be set aside on the basis that they amounted to a transfer at an undervalue by or to a Group Company or on the basis of a Group Company’s failure to meet any test (whether relating to its net asset position or otherwise) for determining their validity applicable in any relevant jurisdiction or otherwise except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

8.3

The statutory books and registers of each Group Company have been properly kept, are up-to-date and contain complete and accurate details of all matters required by Applicable Laws to be entered in them, in each case in all material respects. No notice or indication that any of them is incorrect or should be rectified has been received by any Group Company except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

8.4

Each Group Company has operated its projects in all respects in compliance with the requirements of the Approved List of Models and Manufacturers (ALMM) Order 2021 since such requirements came into effect and to the extent such projects are subject to the relevant requirements, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. So far as the Company is aware, there is no pending or expected regulatory action that would make any such project operated by any Group Company subject to its (ALMM Order’s) requirements.

8.5

Since the Applicable Date, no Group Company has received any notice of a violation or breach under the Applicable Laws from any Governmental Authority, except where such notice has not had, and would not have, individually or in the aggregate, a Company Material Adverse Effect.

9.	SEC Filings

9.1

Since the Applicable Date, the Company has timely filed with or furnished to the SEC all Company SEC Documents. Accurate and complete copies of all Company SEC Documents are publicly available on the EDGAR database of the SEC. Where the foregoing has not been made available on EDGAR, the Company has made available to the Consortium accurate and complete copies of

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all material correspondence since the Applicable Date between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, including all comment letters from the staff of the SEC relating to the Company SEC Documents received by the Company, whether or not resolved, and all written responses of the Company thereto.

9.2

So far as the Company is aware, no Subsidiary is, or since the Applicable Date has been, required to file or furnish any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

9.3

As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), the Company SEC Documents filed or furnished since the Applicable Date complied, and each Company SEC Document filed or furnished subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of Nasdaq, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

9.4

The Company is, and has at all times since the Applicable Date, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended and the applicable listing and corporate governance rules, regulations and requirements of Nasdaq except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

9.5

As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed or furnished since the Applicable Date did not, and each Company SEC Document filed or furnished subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and so far as the Company is aware, none of the Company SEC Documents is the subject of an ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

9.6

The Company maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act) that provide reasonable assurance that all material information required to be disclosed in the Company’s reports filed under the 1934 Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC and that all such material information is accumulated and communicated to the Company’s management as appropriate. Such disclosure controls and procedures are effective in alerting the Company’s management to material information required to be included in the Company’s periodic and current reports required under the 1934 Act, and except as already disclosed in the relevant filings, there have been no material weaknesses or significant deficiencies in such controls except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

9.7

Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1934 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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9.8

The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 of the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with IFRS. The Company has disclosed, based on its most recent evaluation of internal control prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies in the design or operation of internal control which could adversely affect in any material aspect the Company’s ability to record, process, summarise and report financial data and any material weaknesses in internal control and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control.

9.9

The Company is not a party to, nor does it have any obligation or other commitment to become party to, “off-balance sheet arrangements” (as described in Form 20-F) where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Document.

9.10

As of the date of this Agreement, there are no outstanding loans or other extensions of credit in excess of five-hundred thousand dollars (USD $500,000) made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

9.11

Since the Applicable Date, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all annual certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in such certifications are complete and correct as of their respective dates.

9.12

There are no contracts between the Company or any of its Subsidiaries, on the one hand, and any other person (other than the Company and its Subsidiaries), on the other hand, that would be required to be disclosed under Item 7 of Form 20-F that are not appropriately disclosed in the Company SEC Documents.

10.	Foreign Investment

Any Group Company incorporated in India is engaged in activities that permit one hundred per cent. (100%) foreign direct investment in such Group Company under the automatic route with no lock in restrictions or minimum capitalisation norms under the Indian Foreign Exchange Regulations. No Group Company is engaged in or carrying out any business in which foreign direct investment is restricted under the Indian Foreign Exchange Regulations.

11.	Anti-Bribery and Improper Payments

11.1

No Group Company nor, so far as the Company is aware, any of its or their respective directors, officers, employees, agents, representatives (each, an “Associated Person”) has, since the Applicable Date, breached any Anti-Bribery Laws or any applicable anti-money laundering law, rule or regulation or any books and records offences relating to a bribe or:

(a)

offered, given, promised to give or authorized the giving of a financial or other advantage, including cash, gifts, entertainment or anything of value, to a Government Official or another person intending the advantage to induce or reward improper performance of a relevant function or activity, or knowing or believing that acceptance of the advantage itself constituted such improper performance or, in the case of a Government Official, intending to influence that person in his official capacity and to obtain or retain business, or a business advantage, or do or omit to do any act in violation of their duties, in each case including making or receiving any bribe, rebate, pay-off, influence payment, kick-back or other contribution or gifts contrary to Anti-Bribery Laws; or

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(b)

failed to prevent Associated Persons from making or receiving any bribe, rebate, pay-off, influence payment, kick-back or other contribution or gifts contrary to Anti-Bribery Laws in order to obtain or retain business or a business advantage.

11.2

Each Group Company maintains and regularly keeps under review on an ongoing basis adequate written anti-corruption procedures and internal accounting controls which are sufficiently designed to provide reasonable assurance that the relevant Group Company and its respective directors, officers and employees have complied with all applicable Anti-Bribery Laws in all material respects.

11.3

No Group Company has retained any material intermediaries, representatives or other agents to act on their behalf without first conducting an appropriate due diligence review with respect to such proposed intermediary, representative or other agent for the purpose of ensuring compliance with Anti-Bribery laws and anti-money laundering laws, rules and regulations in all material respects.

12.	Licences

12.1

The Group Companies are, as of the date of this Agreement, in possession of all regulatory and commercial licences, approvals, registrations, consent, permits and other authorisations that are material to the business of the Group and required to be obtained by the Group Companies (the “Licences”) to carry on and conduct the Business as it has been and is currently conducted, except for Licenses whereby the failure to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

12.2

Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Licence is in full force and effect and unconditional or subject only to conditions that have been satisfied or will be satisfied within the timelines stipulated under the relevant Licences. No expenditure or work is or will be required to comply with, maintain or obtain the renewal of any Licence and there are no grounds for the suspension, cancellation, variation, revocation, termination or non-renewal of any Licence, except, in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

12.3

So far as the Company is aware, no Change of Control Transaction will result in the suspension, cancellation, variation, revocation, termination or non-renewal of any Licence or give rise to a right to suspend, cancel, vary, revoke, terminate or not renew any Licence, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

13.	Ownership of Assets, Facilities and Services

13.1

All material assets used by any Group Company for or in connection with its business, or which are required for the continuation of the business of the Group both as it is currently conducted and as it has been conducted in the six (6) months prior to the date of this Agreement (including the solar and wind power plants owned by each Group Company) are solely legally and beneficially owned or leased by a Group Company with good and full title and all rights attaching to them, except, in each case as would not, individually or in the aggregate, be material to the Group, taken as a whole.

13.2

All material assets referred to in paragraph 13.1 are disclosed in the Company Accounts, except for any asset acquired, sold, realised or applied in the ordinary course of business since the 2025 Company Accounts Date. Each material asset referred to in paragraph 13.1 capable of possession is in the possession of a Group Company.

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13.3

The facilities and services to which each Group Company has a contractual right include all facilities and services which are required for the continuation of the business of the Group both as it is currently conducted and as it has been conducted in the six (6) months prior to the date of this Agreement in all material respects.

For the avoidance of doubt, the “assets” referred to in this paragraph 13 shall not include any land, real estate or real properties.

14.	Plant and Machinery

14.1

All plant and machinery (including fixed plant and machinery), vehicles and office equipment used by any Group Company and material to the business of the Group are, subject to normal wear and tear, in good repair and condition, are properly maintained and in reasonable working order having regard to their age and use and are capable of being used safely and efficiently in connection with the business of the relevant Group Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No material plant or machinery is obsolete or in need of renewal or replacement.

15.	Finance Arrangements

15.1	No Group Company is party to, benefits from, or has any obligations under any cash pooling arrangement whether physical, notional, formal or informal.

15.2	To the best of the knowledge of the Company, no Group Company is party to, or has any obligations under, any off-balance sheet financing arrangement.

15.3

All necessary, desirable and appropriate recordings, registrations and filings have been made in all appropriate public offices, and all clearances, approvals have been obtained and all actions have been taken for creation, perfection, maintenance and effectiveness of the Existing Encumbrances as, and to the extent, required, as per the terms of the corresponding Existing Indebtedness and under the laws of the applicable jurisdictions, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

16.	Debts Owed by Group Companies

16.1

Complete and accurate details of all material Indebtedness (except for intra-group material Indebtedness) as of 30 June 2026 of each Group Company and complete and accurate copies (including of any amendments or supplements) of all facility agreements and, to the extent that a sanction letter prevails over the facility agreement to which it relates in the event of an inconsistency, sanctions letters, for Indebtedness in relation to amounts borrowed by a Group Company (including the amounts and terms of the borrowings) in excess of two hundred million dollars (USD $200,000,000) are set out at document 2.4.12 in the Project P2 Data Room.

16.2

The amount borrowed by each Group Company under any financial facility does not exceed the amount stated in the relevant financial facility and the total amount of the borrowings of each Group Company does not exceed any limitations on the borrowing powers set out in its articles of association, by-laws or equivalent constitutional documents.

16.3

Except for intra-group debts, there are no financial debts in excess of twenty million dollars (USD $20,000,000) owing by any Group Company which are outstanding and due and remain unpaid for more than 60 days from its due date for payment.

16.4

So far as the Company is aware, no demand or notice to repay has been received under any material borrowing or financial facility, and no event has occurred or been alleged which is, or which may become or result in, an event of default, an early repayment or a material breach of the terms of or under any material borrowing or financial facility of any Group Company.

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17.	Debts Owed to Group Companies

17.1

Complete and accurate details of all outstanding loans or credit advances made by any Group Company to any third party (other than a Group Company) which are material to the business of the Group have been disclosed in the Company Accounts and/or the Management Accounts.

17.2

No Group Company has lent or agreed to lend any money (except to a Group Company) which has not been repaid to it when due and there are no debts owing to any Group Company (except from a Group Company) other than debts that have arisen in respect of trading and in the ordinary course of business or debt which would not, individually or in the aggregate, have a Company Material Adverse Effect.

18.	Powers of Attorney

Other than in the ordinary course of business, no Group Company has given any power of attorney or other authority (express, implied or ostensible) which is still in force to any person to enter into any contract or commitment on its behalf other than the power of attorneys entered by the Group Companies in relation to Existing Encumbrances.

19.	Litigation and Investigations

19.1

Except as disclosed in the Company Accounts, no Group Company has, as on the date of this Agreement, engaged in any litigation, arbitration, mediation or other legal proceedings (whether as plaintiff, defendant or otherwise), except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No material litigation, arbitration, mediation or other legal proceedings are pending or threatened in writing by or against a Group Company, and, so far as the Company is aware, there are no circumstances likely to give rise to any such proceedings, except in each case as would not, individually or in the aggregate, be material to the Group, taken as a whole.

19.2

So far as the Company is aware, no Group Company is the subject of any material investigation, enquiry or enforcement proceedings by any governmental or other body, and , no material investigations, enquiries, or enforcement proceedings are pending or threatened, except in each case as would not, individually or in the aggregate, be material to the Group, taken as a whole.

19.3

So far as the Company is aware, no director or employee of any Group Company is engaged in or subject to any of the matters referred to in paragraphs 19.1 and 19.2 for which any Group Company may be liable.

19.4

No Group Company is affected by any existing or pending material judgments or rulings, orders or decrees of any court or governmental authority or any expert determination or arbitral award, except as would not, individually or in the aggregate, be material to the Group, taken as a whole.

20.	Insurance

20.1

All insurance policies maintained by or covering each Group Company are, in full force and effect, none are void or voidable, no claims are outstanding, no event has occurred which might give rise to any material claim and all premiums due and payable have been paid, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

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20.2	During the two (2) years immediately preceding the date of this Agreement, no individual insurance claim in excess of fifteen million dollars (USD $15,000,000) has been made by any Group Company.

20.3	No Group Company is a self-insurance or captive insurance company.

21.	Insolvency

21.1	No Group Company is insolvent under the insolvency laws of any jurisdiction applicable to it or is unable to pay, or has stopped paying, its debts as they fall due.

21.2

No order has been made or resolution passed for the winding up of any Group Company and no provisional liquidator has been appointed in respect of any of them. No petition has been presented or meeting convened for the purposes of insolvency resolution or winding up any Group Company, including any proceedings the Insolvency and Bankruptcy Code, 2016, no moratorium has been obtained and so far as the Company is aware, no step has been taken to initiate any process by or under which the ability of the creditors of a Group Company to take any action to enforce their debts is suspended, restricted or prevented, or some or all of the creditors of a Group Company accept, by agreement or pursuant to a court order or any ruling by a competent body, an amount less than the sums owing to them in satisfaction of those sums. So far as the Company is aware, no Group Company has become subject to any analogous event, proceedings or arrangements under the laws of any applicable jurisdiction or other process which could lead to a Group Company being dissolved and its assets being distributed.

21.3

No insolvency resolution professional, administrator, administrative receiver or any other receiver, monitor or manager has been appointed by any person in respect of any Group Company or all or any of its assets and so far as the Company is aware, no steps have been taken (or any notice of intention issued) to initiate any such appointment. So far as the Company is aware, no analogous appointments have been made or initiated under the laws of any applicable jurisdiction for the management of the affairs, business or assets of a Group Company.

22.	Company Accounts

22.1	The Company Accounts have been prepared in accordance with the Applicable Accounting Standards.

22.2

Each of the Company Accounts give a true and fair view of the assets, liabilities, financial position and profit or loss of the Group as a whole at the relevant Company Accounts Date and in the financial periods to which they relate.

22.3

No material change has been made to the accounting policies, or to any other accounting treatment (including, for the avoidance of doubt, any estimation techniques or approaches to the exercise of accounting discretion or judgment), of any Group Company during the three (3) years prior to the 2025 Company Accounts Date, unless made in accordance with Applicable Law or disclosed in the Company Accounts.

22.4	The Company Accounts include provision or disclosure in accordance with the relevant generally accepted accounting principles for all known material liabilities (whether actual or contingent).

22.5

Except to the extent disclosed in the Company Accounts or as would not, individually or in the aggregate, be material to the Group, taken as a whole, the Company Accounts are not affected by any unusual or non-recurring item or by any other factor that makes the Company Accounts unusual or misleading in any material respect.

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22.6

The accounting and other records of each Group Company are up-to-date and have been fully, properly and accurately maintained, in each case in all material respects, and are in the possession of the relevant Group Company.

22.7

There are no liabilities, whether actual or contingent, of the Group Companies other than: (i) liabilities disclosed or provided for in the 2026 Company Accounts; (ii) liabilities incurred in the ordinary and usual course of business since the 2026 Company Accounts Date; (iii) liabilities disclosed in this Agreement; (iv) liabilities disclosed in the Management Accounts; or (v) liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect.

23.	Events Since the Accounts Date

23.1	Since the date of the last Management Accounts and until the date of the Agreement:

(a)	the business of each Group Company has been conducted in the ordinary course in all material respects;

(b)	there has been no Company Material Adverse Effect;

(c)

no asset of a value in excess of ten million dollars (USD $10,000,000) has been acquired or disposed of by any Group Company other than in the ordinary course of business, nor has there been any agreement to acquire or dispose of any such asset, in each case other than in relation to any acquisition or disposal already notified to the Company Board;

(d)

no liability (actual or contingent) has been incurred by or arisen in relation to any Group Company which is either material and unquantifiable or of an amount in excess of fifty million dollars (USD $50,000,000);

(e)	no dividend or other distribution in excess of ten million dollars (USD $10,000,000) has been, or has agreed to be, declared, made or paid by any Group Company; and

(f)	other than in connection with the Company Equity Plans, neither the Company nor ReNew Private Limited has issued or agreed to issue any share capital.

24.	Management Accounts

Except as expressly disclosed in the Management Accounts, the Management Accounts have been prepared on a basis consistent with the quarterly accounts of the Company prepared in the two (2) years immediately preceding the date of this Agreement, with all due care and attention and in accordance with the same accounting policies and accounting treatment as the Company Accounts. The Management Accounts give a fair view in all material aspects of the assets, liabilities and profit or loss and cash flow each Group Company and of the Group as a whole are not inaccurate or misleading in any material respect.

25.	Tax

25.1

All material liabilities of each Material Group Company for Tax as at the Company Accounts Date are properly provided for in the Company Accounts in accordance with applicable accounting standards and all Tax for which each Material Group Company is liable or is liable to account has been duly paid (insofar as it ought to have been paid) and each Material Group Company has made all such material withholdings, deductions and retentions of or on account of Tax that it was obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so withheld, deducted and retained, in each case other than Taxes that are being contested by any of the Material Group Companies in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable accounting standards.

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25.2

Each Material Group Company has kept and maintained, and has within in its possession and control all material records, invoices, information and documentation which: (i) it is required by law to have kept or maintained in relation to Tax; or (ii) which would be required to enable the Tax position of the Material Group Company to be calculated accurately as at the date of this Agreement; or (iii) would be needed to substantiate any claim made or position that it has taken in relation to Tax, in each case save as could not have a material adverse impact on the Tax position of that Material Group Company.

25.3

No Group Company has within 6 (six) years before the date of this Agreement been involved in any dispute which is material in the context of the Group taken as a whole in relation to Tax with any Taxing Authority. To the knowledge of the Company in relation to each Material Group Company there is no planned investigation, enquiry, audit or visit, in each case of a non-routine nature, by any Taxing Authority.

25.4

No Group Company has received any notice from any Taxing Authority which required or will or may require any Group Company to withhold an amount of or on account of Tax that is material in the context of the Group taken as a whole from any payment made since the 2026 Company Accounts Date or which will be made after the date of this Agreement.

25.5

To the best of the knowledge of the Company, since the date of the last Management Accounts, no event has occurred which has given rise to a material liability to Tax for any Group Company other than a liability to Tax arising from the ordinary course of its business as carried on by any Group Company.

25.6

All returns to be submitted, all information required to be supplied and all material notices and payments required to be made by each Group Company for the purposes of Tax have been submitted, supplied or made on a proper basis, and all such returns, information, notices and payments are correct in all material respects.

25.7

To the best of the knowledge of the Company, no material charge to Tax nor clawback or disallowance of Relief previously given will arise on any Group Company by virtue (whether alone or in conjunction with any other fault or circumstance) of the entering into and/or completion of this Agreement.

25.8

No Material Group Company has within 6 (six) years before the date of the Agreement paid or become liable to pay, nor to the best of the knowledge of the Company are there any circumstances by virtue of which any Material Group Company is likely to become liable to pay, any material penalty, fine, surcharge or amount of interest in connection with any Tax.

25.9

The amount of Tax chargeable on each Group Company during any accounting period ending on or within the 6 (six) years before the 2026 Company Accounts Date has not depended on any material concessions, agreements or other formal or informal arrangements with any Taxing Authority.

25.10

No Group Company has within the 6 (six) years before the date of this Agreement been the subject of a non-routine investigation or non-routine audit or non-routine visit by or involving any Taxing Authority.

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25.11

To the best of the knowledge of the Company, no Group Company is liable to pay any amount or make reimbursement or indemnity to any person in respect of any material Tax liability of another person pursuant to the terms of any agreement or arrangement entered into by any Group Company, in each case outside of the ordinary course of its business.

25.12

To the best of the knowledge of the Company, no Material Group Company has been involved in any scheme, arrangement, transaction or series of transactions in which the sole, main, or dominant purpose or one of the main or dominant purposes was (i) the evasion or avoidance of Tax, or (ii) obtaining a Tax advantage and which could reasonably be set aside, recharacterized, or treated as void for that reason.

25.13

Each Group Company is, to the extent that it is required to be registered, a registered person for the purposes of any VAT in any relevant jurisdiction and has never been treated as a member of a group for any such VAT (other than one that includes only other Group Companies).

25.14

Each Group Company has, within the 6 (six) years before the date of this Agreement, complied, in all material aspects, with all statutory provisions, rules, regulations, orders and directions concerning the relevant value added or turnover tax in any relevant jurisdiction.

25.15

Each Group Company is resident for Tax purposes solely in the jurisdiction in which it is incorporated, and no Group Company is or has ever been treated as resident, or as having a taxable permanent establishment or any other taxable presence, in any other jurisdiction for any Tax purpose (including for the purpose of any double Taxation arrangement).

25.16

All stamp duties required to be paid in order to allow a Material Group Company to register or prove title to any material asset owned by it, or enforce or produce in evidence any document evidencing title to such a material asset, have been paid and such documents are duly stamped.

25.17

No Group Company is a party to any transaction or arrangement the terms of which are any different from terms that would exist were the transaction to be entered into by two unconnected parties dealing at “arm’s length” between independent enterprises.

25.18	No person, acting in the capacity of an Associated Person (as defined in section 44(4) of the Criminal Finances Act 2017 (“CFA 2017”)) of any Group Company, has committed:

(a)	a UK tax evasion facilitation offence under section 45(5) of the CFA 2017; or

(b)	a foreign tax evasion facilitation offence under section 46(6) of the CFA 2017.

25.19

Each Group Company has in place (and has for the last 6 years had in place) such prevention procedures (as defined in sections 45(3) and 46(4) of the CFA 2017) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 of the CFA 2017 in all material respects.

25.20	No Group Company is, or has been, subject to any law or rule implementing the Pillar 2 Rules.

25.21

To the best of the knowledge of the Company, there are no circumstances or arrangements that have been made or entered into (or are reasonably expected to be made or entered into) which would reasonably be expected to result in the allocation, apportionment or imposition of Pillar 2 Tax on any Group Company for or in respect of any accounting period ending prior to, or current at, completion of the Transaction.

25.22

Each Group Company incorporated in India: (i) is a person resident in India under the Indian Foreign Exchange Regulations and a resident of India under the IT Act; and (ii) holds its investments as “capital assets” as defined under the provisions of the IT Act.

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25.23	Each Group Company incorporated in India has utilised GST credit in compliance with applicable laws in all material respects.

25.24

In respect of all restricted securities and restricted interests in securities (in each case, as defined in ITEPA) (“Restricted Securities”) in relation to which a Group Company is the employer and in respect of which the relevant employees are resident for Tax purposes in the United Kingdom, either:

(a)

a valid election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) has been made in respect of such Restricted Securities and a copy of all such elections are in the relevant Group Company’s possession or control;

(b)	at least full unrestricted market value was paid by the relevant employees for such Restricted Securities; or

(c)

if and to the extent that full unrestricted market value was not paid by the relevant employees for such Restricted Securities, all Tax for which the relevant Group Company is liable or is liable to account has been duly paid (insofar as it ought to have been paid), in each case other than Taxes that are being contested by the relevant Group Company in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable accounting standards.

26.	Intellectual Property, Confidential Information, Information Technology and Data Protection

26.1	Save for the Registered Intellectual Property, the Group does not have any material Intellectual Property Rights.

26.2

All registration, renewal and other maintenance fees in respect of the Registered Intellectual Property have been paid in full, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

26.3

No material Registered Intellectual Property is being opposed, nor to the best of the knowledge of the Company is any third party seeking its invalidation or revocation, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No Group Company has, in the two years prior to the date of this Agreement, received notice of any opposition to the grant of, or notice of any legal proceedings or claims relating to, any material Registered Intellectual Property, except as would not, individually of in the aggregate, have a Company Material Adverse Effect.

26.4

All Registered Intellectual Property is registered in the name of a Group Company and is valid and enforceable and so far as the Company is aware, there has been no act or omission by a Group Company that would jeopardise its validity, subsistence or enforceability, except as would not, individually of in the aggregate, have a Company Material Adverse Effect.

26.5

The Group owns, or has licences for the use of, all material Intellectual Property Rights required for the operation of the business of the Group as conducted by it on the date of this Agreement and from time to time thereafter, except as would not, individually of in the aggregate, have a Company Material Adverse Effect.

Confidential Information

26.6

Each Group Company has used commercially reasonable efforts to protect its material trade secrets and material confidential information in its possession and, to the best of the knowledge of the Company, has not disclosed any trade secrets or confidential information to any third party except under written terms which provide full protection for such Group Company’s commercial interests.

95

IT Systems / IT Contracts

26.7

All IT Systems and related data are owned or licensed by a Group Company, are not wholly or partly dependent on any facilities or services not under the ownership and/or control of that Group Company or pursuant to a license arrangement.

26.8

All the IT Contracts are valid and binding. Since the Applicable Date, none of the IT Contracts has been the subject of any breach or default or event which (with notice or lapse of time or both) would constitute a default, or is liable to be terminated, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

26.9

Each Group Company has complied with the terms of all licences in respect of open source software or any other third party software used for the purposes of the Business, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No product manufactured, developed or otherwise created by a Group Company incorporates any open source software or any other software, the licence in respect of which requires that Group Company to disclose the source code of such product to third parties, make such product available at no charge or relinquish any Intellectual Property Rights in respect of such product, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Computer operation and maintenance

26.10

All IT Systems are in good working order in all respects, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Since the Applicable Date, no part of the IT Systems has failed to function, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

26.11	All IT Services are being and have been provided in accordance with all applicable specifications, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

26.12	Each Group Company has full and unrestricted access to and use of the IT Systems which are required for the business of such Group Company.

26.13

So far as the Company is aware, no part of the IT Systems is or has been infected by any virus or other extraneously-induced malfunction, and no person has had unauthorised access to the IT Systems or any data stored thereon, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Group Company has documented security measures in place to protect the IT Systems that are adequate and appropriate.

26.14	The Company has procedures to back up data and disaster recovery plans that are reasonably adequate.

27.	Data Protection

27.1

For the purposes of paragraphs 27.2 to 27.6, “DP Laws” means (i) Regulation (EU) 2016/679; EU Directives 2002/58/EC and 2009/136/EC (each as implemented into the national Laws of EU Member States); (ii) Regulation (EU) 2016/679, as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019; or (iii) other equivalent laws and regulations in other jurisdictions, each as amended, consolidated or replaced from time to time.

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27.2	Each Group Company has complied with all applicable DP Law in all respects, including, without limitation:

(a)

each Group Company has, to the extent required by any applicable DP Law and in all material respects, filed and maintained a current entry in each relevant register maintained by all applicable authorities established pursuant to DP Laws (each, a “DPA”), and/or maintained suitable internal processing records;

(b)	each Group Company has processed personal data only in accordance with:

(i)	applicable DP Laws; and

(ii)	the terms of a privacy policy; and

(c)

in each instance in which a Group Company has engaged any third party to process personal data on its behalf, it has appointed such third party under a binding agreement which includes all necessary and appropriate data processing language in accordance with applicable DP Laws;

except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

27.3

No Group Company has received any written communication from any DPA alleging and/or enforcing non-compliance with any DP Law, or requesting a non-routine audit or compliance check relating to DP Law, or requiring such Group Company to undertake a non-routine audit or compliance check or to change or delete any data or prohibiting the transfer of data to a third party or out of the European Economic Area, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

27.4

No individual has claimed or taken, or has a right to claim or take, compensation or legal action, in each case against any Group Company, in respect of any breach of any rights or obligations under any DP Law or pursuant to any contract entered into which requires compliance with DP Law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

27.5

Except in each case as would not, individually or in the aggregate, be material to the Group, taken as a whole, each Group Company has taken appropriate technical and organisational measures to ensure that all personal data that are processed by it or on its behalf:

(a)	are adequate, relevant and not excessive;

(b)	are not kept longer than necessary in relation to the purpose for which they are processed; and

(c)	are accurate and, where necessary, kept up to date.

27.6	The Group Companies incorporated in India are compliant with the provisions of the Aadhaar Act, 2016 with respect to collection and handling of Aadhaar data in all material respects.

97

28.	Real Estate

28.1

A Group Company has good title to and is the sole legal and beneficial freehold / leasehold owner in exclusive possession of the land on which the Group’s projects are located (the “Properties”) are free of Encumbrances (other than the Existing Encumbrances) and the title over the Properties have been acquired in compliance with Applicable Law. Each Group Company has under its custody all material title deeds (including but not limited to original title documents which the respective Group Company had acquired title over the Properties). Where required in accordance with Applicable Law, the name of each Group Company is reflected as the sole and exclusive owner/ lessee of the Properties held by them in the concerned local land registry or revenue records or all other local records of the concerned Governmental Authorities, and there are no adverse entries, noting or endorsements therein, which may obstruct the business operations, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

28.2

All covenants, conditions and agreements contained in any lease of any Property, on the part of the landlord and the tenant, have been complied with in all respects, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and, to the best of the knowledge of the Company, no notice of breach (where such breach could result in liability of such Group Company being in excess of five million dollars (USD $5,000,000) of any of the tenant’s obligations under any such lease has been received from the landlord by any Group Company.

28.3

To the best of the knowledge of the Company, there is no order for compulsory acquisition, resumption, of any of the Properties by any Governmental Authorities and the Properties are not subject matter of any acquisition or requisition proceedings under any Applicable Laws and are not included in any notified schemes of improvement of any municipal/ village authority or any other public body, which, in each case, may obstruct the business operations, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no action, suit, Proceeding, claim, arbitration, injunction, writ, preliminary restraining order or investigation pending before any Governmental Authorities, which may have a material adverse effect on the usage, right, title or freehold/ leasehold interest (as the case may be), marketability of or other interest of any of the Group Company on the Properties, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

28.4

The right of way and access roads at each project owned by the Group are materially adequate for the accessing and operating of such projects and there are no disputes with any third party in relation to the right of way (including claims for any outstanding compensation), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

29.	Environmental

29.1	Each Group Company is conducting, and has since the Applicable Date conducted, the Business in compliance with Environmental Law in all material respects.

29.2

All material Environmental Permits required to be obtained by the Group have been obtained, are in force and have been complied with since the Applicable Date, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

29.3

No Group Company has, since the Applicable Date (or earlier to the extent unresolved), received any written notice of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to Environmental Law or Environmental Permits, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

98

29.4

No Group Company has received written notice that either (i) an Environmental Authority is intending to revoke, suspend, vary or limit any material Environmental Permit or (ii) any amendment to any material Environmental Permit is required to enable the continued operation of the Business, in each case of (i) and (ii), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

29.5

There are no proceedings or actions by any Environmental Authority or by any other person, entity or governmental authority pending against any Group Company under any Environmental Law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

29.6

No Group Company is responsible (wholly or in part) for any material clean-up or other corrective action which has been assessed or ordered by any Environmental Authority in relation to any property currently or previously owned, used or occupied by a Group Company or is subject to any investigation or inquiry by an Environmental Authority in relation to the same.

29.7	No Group Company has disposed of any Hazardous Substance other than in material compliance with applicable Environmental Law.

29.8

The GIB Orders directing a conversion of existing overhead transmission lines into underground transmission lines in certain environmentally protected areas known as “priority areas” and then amending the requirement to ensuring installation of CEA complaint (particularly, the Technical Specifications for Bird Flight Diverters (BFD) issued by the Supreme Court Committee in Consultation with the CEA, dated June 16, 2022) bird diverters in certain environmentally protected areas known as “potential areas”, have not and are not reasonably expected to materially and adversely impact the business and operation of any Group Company.

30.	Employment

30.1

Complete and accurate particulars of the terms of employment or engagement of each Senior Employee have been shared with the Consortium, including their job titles, dates of commencement of employment or engagement, notice periods, all remuneration and other benefits actually provided or which each Group Company is bound to provide (save in respect of any pension or other retirement benefit schemes, arrangements and understandings), which apply to each of the Senior Employees.

30.2

Materially complete and accurate copies of all the standard terms and conditions, staff handbooks and material policies which apply to employees, directors and officers of any Group Company and complete and accurate copies of all contracts of employment or terms of engagement of all Senior Employees have been shared with the Consortium.

30.3	The persons treated by each Group Company for taxation and social security purposes as employees correctly include all persons who should be so treated.

30.4	The persons treated by each Group Company for taxation and social security purposes as employees correctly include all persons who should be so treated.

30.5

The information on the total number of Workers employed or engaged by each Group Company and in each relevant jurisdiction which has been shared with the Consortium is accurate in all respects, except as would not, individually or in the aggregate, have a Company Material Adverse Effect and includes complete and accurate particulars of all Company Equity Plans and Subsidiary Equity Plans.

99

30.6

Except as shared with the Consortium in respect of the outstanding awards granted under the Company Equity Plans and the employment contract of the Chief Executive Officer of the Company, there are no terms and conditions in any contract with any Worker, and no commitment has been made (whether or not legally binding) to any Worker, pursuant to which such Worker will be entitled to receive any payment or benefit or such Worker’s rights will change, or an entitlement of such Worker to terminate his employment or engagement will be triggered, as a direct consequence of the completion of the transaction and/or implementation of the Scheme contemplated by this Agreement.

30.7

All Employees in the relevant jurisdictions of each Group Company are legally entitled to work in and have complied with the local asylum and immigration requirements in, the relevant jurisdiction, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

30.8

The Company Employee Plans have been operated in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority in relation to them have been so filed, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

30.9

The terms of employment or engagement of all Workers, except the Senior Employees, are such that their employment or engagement may be terminated by not more than 3 months’ notice or pay in lieu thereof given at any time without liability for any payment including by way of compensation or damages (except for any compensation under any applicable statutory regime in the relevant jurisdiction).

30.10

Since the date of the Management Accounts, no Group Company has made, announced or proposed any material changes to the salary or benefits of or any bonus to any Workers and so far as the Company is aware, no Group Company is under any express or implied obligation to make any such changes with or without retrospective operation, except as would not, individually or in the aggregate, be material to the Group, taken as a whole.

30.11

There are no amounts in excess of US$500,000 (or its equivalent in applicable local currency) owing from, or agreed to be loaned or advanced by any Group Company to, any Worker individually (other than amounts representing salary accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

30.12	There are no disciplinary and grievance matters in relation to the Senior Employees within the last twelve (12) months.

30.13	No Senior Employee has given or received notice to terminate his employment or engagement as on the date of this Agreement.

30.14

There are no Senior Employees who are on secondment, career break or absent on grounds of ill health or disability or other leave of absence (other than normal holidays, maternity leave, parental leave, adoption leave, paternity leave or absence of no more than one (1) month due to illness).

30.15

There are no outstanding offers of employment or engagement by any Group Company to any person who would become a Senior Employee, and no person has accepted such an offer but not yet taken up the position accepted.

30.16

There is no provision in any occupational pension scheme in which Workers participate which provides enhanced benefits on redundancy, except as would not, individually or in the aggregate, be material to the Group, taken as a whole.

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30.17

Full details of all severance payments and awards for compensation or orders for reinstatement or re engagement made against each Group Company in respect of current or past Senior Employees in the last 12 months have been shared with the Consortium. Materially complete and accurate details have been shared with the Consortium of any redundancy payment (whether pursuant to a redundancy scheme or formula or policy or implied through custom or practice or otherwise whether contractual or discretionary) which any Group Company has made in excess of the statutory redundancy entitlement to any former Senior Employee in the last two (2) years.

30.18

All salaries, wages and fees and other benefits of all Workers have, to the extent due, been paid or discharged together with all related payments to third party benefit providers or relevant authorities, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

30.19

There are no trade union, works council, whether national or cross border, special negotiating body, staff association or other body recognised by any Group Company for the purposes of representing any Workers. There have not been any requests or proposals to establish any such body received by any Group Company or made within the last two (2) years. There are no collective agreements nor any applicable information or consultation arrangement concerning any Worker and any Group Company.

30.20

Since the Applicable Date, no Group Company has been engaged or involved in any trade dispute with any Worker, trade union, works council, special negotiating body, staff association or any other body representing Workers and, to the best of the knowledge of the Company, no event has occurred which could or might give rise to any such dispute and no industrial action involving Workers is now occurring or threatened, except in each case as would not, individually or in the aggregate, be material to the Group, taken as a whole. There are no litigations pending or, to the best of the knowledge of the Company, threatened, in writing, against any Group Company by any Worker, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Group Companies are not a party to any collective bargaining agreements and/or other labour union contracts. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there is no activity or proceeding of any labour union to organize its employees and there are no ongoing or, to the best of the knowledge of the Company, threatened strikes, slowdowns or work stoppages by Employees or any contractors engaged by any Group Company.

30.21

So far as the Company is aware and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no past or present Senior Employee has any claim or right of action, either actual or which can reasonably be anticipated, against any Group Company.

30.22

So far as the Company is aware, no Group Company has discriminated against, or in relation to any current or prospective Worker on the grounds of sex, sexual orientation, marital status, gender reassignment, race, nationality, religion or belief, disability or age or for equal pay or treatment.

30.23

Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Group Company has complied with all relevant provisions of treaties, directives, statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to Workers or the relations between a Group Company and any body representing Workers.

30.24

No Group Company has within the eighteen (18) months preceding the date hereof entered into any agreement which involved the automatic transfer of staff by operation of law, other than in relation to transfers within members of the Group.

30.25

No Group Company has outsourced the management and operations of its business or any part thereof to a third party service provider such that there may be an automatic transfer of staff by operation of law upon the change of any such service provider or the insourcing of the same or similar services.

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30.26	No Senior Employee is or has in the last 3 years been associated as a key management person or director with any entity which has been declared as a wilful defaulter by the Reserve Bank of India.

30.27

Since the Applicable Date, each Group Company has obtained all Licenses required by Applicable Law, and is in compliance with the terms and conditions of all such authorizations as well as the Applicable Law, in each case relating to employment and employment practices, statutory payments or contributions, cess payments (including building and construction workers cess), work conditions, hours of work, leave, maternity benefits, payment of wages or other dues, provident fund, gratuity, bonus, employees state insurance, contract labourers, minimum wage, overtime payments, and workers’ compensation, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Without prejudice to the generality of the foregoing, the Group Companies have in all made all statutory contributions in respect of the Workers in accordance with Applicable Laws, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. All contractors engaged by any Group Company have paid wages, salaries, bonus, gratuity and made all statutory contributions (including, without limitation, bonus, gratuity and overtime) in respect of all its employees and workers in compliance with Applicable Laws and there are no material outstanding payments, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

30.28

No Group Company nor, as far as the Company is aware, their contractors have received any notice or claims from any governmental authorities alleging any breach of any Applicable Laws relating to labour and employment matters including the Building and Other Construction Workers (Regulation of Employment and Conditions of Service) Act, 1996 and Building and Other Construction Workers Cess Act, 1996, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No action has been initiated or is pending or, to the best of the knowledge of the Company, threatened in writing against the Company for any violations under any Applicable Law in relation to labour and employment matters, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

31.	Pensions

For the purposes of this paragraph 31, the following expressions shall have the following meanings:

“2004 Act” means the Pensions Act 2004;

“Defined Contribution Plan” means a plan that provides for an individual account for each participant and for Pension Benefits based solely on the amount contributed to the participant’s account and any income, expenses, gains and losses and any forfeitures of accounts of other participants which may be allocated to such participant’s account;

“Disclosed Plans” means National Employment Savings Trust (NEST) Corporation;

“Pension Benefits” means any pension, lump sum or other benefit payable on, in anticipation of, or following retirement, death, reaching a particular age, illness or disability, or in similar circumstances; and

“Worker” means a current or former employee, officer or director of any Group Company.

31.1

Other than the Disclosed Plans and contributions under Applicable Law, there are no agreements, arrangements, obligations or commitments (whether funded or unfunded) under which any Group Company is required to make payment of a contribution towards, or other provision for, Pension Benefits for the benefit of a Worker or a Worker’s dependants and no undertaking or assurance (whether written or oral) has been given by any Group Company to any person as to the continuance or introduction of any plan or arrangement, or increase, augmentation or improvement of any Pension Benefits (including those provided under the Disclosed Plans), except as would not, individually or in the aggregate, be material to the Group, taken as a whole.

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31.2

Materially accurate particulars of the Disclosed Plans are contained in Project Christmas Data Room folder 19.9 including details of the rates and amounts of contributions payable by any Group Company to the Disclosed Plans.

31.3	Each Disclosed Plan is a Defined Contribution Plan and no Group Company is or has ever been:

(a)

an employer (for the purpose of section 318(1) of the 2004 Act) of an occupational pension scheme within the meaning of section 1 of the Pensions Schemes Act 1993 which is not a Defined Contribution Plan; or

(b)	associated or connected with such an employer, as such terms are defined in section 51 of the 2004 Act.

31.4

To the best of the knowledge of the Company, each Disclosed Plan that is capable of being formally approved or qualified by, or registered with, the appropriate taxation, social security, supervisory, fiscal or other applicable governmental authority in the relevant jurisdiction, in order to obtain tax approval, favoured or qualified status in such jurisdictions, has been so approved, qualified or registered and no act or omission has occurred which may cause such approval, qualified or registered status to be withdrawn.

31.5

To the best of the knowledge of the Company, the Disclosed Plans have been operated at all times in accordance with their governing documents and in material compliance with all applicable laws and regulatory requirements, including any applicable laws or regulatory requirements relating to the funding of Pension Benefits.

31.6

There are no material outstanding contributions, costs (including levies) or expenses payable by any Group Company in respect of the Disclosed Plans and except to the extent provisioned in the books or the accounts, no Group Company has any other monetary obligations (including actuarial, consultancy, legal or other fees) to or in respect of the Disclosed Plans.

31.7

To the best of the knowledge of the Company, no material claim has been made or threatened against any Group Company or the trustees or administrators of any of the Disclosed Plans, or against any person whom any Group Company is or may be liable to indemnify or compensate, in connection with any of the Disclosed Plans (other than routine claims for benefits), nor are there any circumstances which may give rise to any such claim.

32.	Antitakeover Statutes and UK Takeover Code

32.1

So far as the Company is aware, there are no “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions”, “business combination statute or regulation” or other similar state or other anti-takeover laws and regulations applicable to the Transaction.

32.2

So far as the Company is aware, there are no facts or circumstances that exist or are reasonably likely to exist that would cause, or would reasonably be expected to cause, the Company to become subject to the Takeover Code.

33.	Opinion of Financial Advisor

33.1

Rothschild & Co has delivered its opinion to the Special Committee to the effect that, as of the date of such opinion, the Consideration to be delivered to the Cash-Out Shareholders pursuant to this Agreement is fair, from a financial point of view, to such holders.

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Schedule 5

Warranties of the Consortium

Part 1 CPPIB

CPPIB represents that:

1.1	CPPIB is duly incorporated or formed and validly existing under the laws of its place of incorporation or formation.

1.2

CPPIB has full power and authority to enter into and perform this Agreement and all other documents executed by CPPIB in relation to the Transaction and/or the Scheme (together, the “CPPIB Entity Documents”), each of which is valid and legally binding and constitutes (when executed) valid and legally binding obligations on CPPIB in accordance with the respective terms of the CPPIB Entity Documents.

1.3	The execution, delivery and performance by CPPIB of this Agreement will not result in a breach of:

(a)	any provision of the articles of association, by laws or equivalent constitutional documents of CPPIB;

(b)	any Order of any court or other Governmental Authorities by which CPPIB is bound; or

(c)	any Applicable Laws or regulations in any relevant jurisdiction,

except, in the case of paragraphs (b) and (c), for such breaches that, individually or in the aggregate, would not prevent or materially delay the ability of CPPIB to consummate the Transaction.

1.4

CPPIB is not required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any Governmental Authority in connection with the execution, delivery and performance of this Agreement, except for (i) such notices or filings or consents of the Court in connection with the Scheme, (ii) the Identified Clearances, (iii) filings required under the 1934 Act and (iv) such other notices, filings, consents, waivers or authorizations, the failure to obtain which would not, individually or in the aggregate, prevent or materially delay the ability of CPPIB to consummate the Transaction.

1.5

There are no civil, criminal or administrative actions, suits, claims, litigation, charges, demands, notices of violation, enforcement actions, hearings, arbitrations, audits, examinations, inquiries, investigations or other similar proceedings current, pending or, to the knowledge of CPPIB, threatened against CPPIB, except for those that have not had and would not, individually or in the aggregate, prevent or materially delay the ability of CPPIB to consummate the Transaction.

1.6

No moratorium has been obtained nor has any order been made, petition presented or resolution passed for the winding up of CPPIB. No administrator nor any receiver, monitor, manager or equivalent office has been appointed by any Person in respect of CPPIB or all or any of its assets and no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. CPPIB has not become subject to any analogous proceedings, appointments or arrangements under the Applicable Laws of any applicable jurisdiction.

104

Part 2 Founder

The Founder represents that:

1.1	The Founder has the necessary authority to enter into and perform this Agreement.

1.2

The execution, delivery and performance by the Founder will not result in a breach of any order, judgment or decree of any court or governmental authority by which the Founder is bound that, individually or in the aggregate, would prevent or materially delay the ability of the Founder to perform his obligations under this Agreement.

1.3

The Founder is not required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any Governmental Authority in connection with the execution, delivery and performance of this Agreement, except for: (i) such notices or filings or consents of the Court in connection with the Scheme; (ii) those consents, waivers or approvals referred to in the Conditions in Schedule 1; (iii) filings required under the 1934 Act; and (iv) such other notices, filings, consents, waivers or authorizations, the failure to obtain which would not, individually or in the aggregate, prevent or materially delay the ability of the Founder to perform his obligations under this Agreement.

1.4

No bankruptcy petition has been presented for the Founder’s bankruptcy, nor has any arrangement or composition been proposed with any of the Founder’s creditors, nor has the Founder taken the benefit of any statutory provision for the time being in force for the relief of insolvency debtors.

105

Schedule 6

Form of Scheme1

[***]

[1]	To be provided in the Scheme Circular.

106

Schedule 7

Form of Company Shareholder Resolution2

[***]

[2]	To be provided in the Scheme Circular.

107

Schedule 8

Form of Special Committee Recommendation3

[***]

[3]	To be provided in the Scheme Circular.

108

Schedule 9

Joint Announcement4

[***]

[4]	The Joint Announcement has been furnished to the SEC as Exhibit 99.2 to the Form 6-K, dated August 11, 2026.

109

Schedule 10

Form of Rollover Election Notice5

[***]

[5]	To be separately distributed pursuant to the Scheme Circular.

110

[Signature pages follow]

The Parties have entered into this Agreement on the date first set out above.

Signed for and on behalf of

CANADA PENSION PLAN INVESTMENT BOARD

By an authorised signatory	/s/ Bill Rogers
Signature
Bill Rogers
Name of signatory (print)
Authorized Signatory
Title of signatory (print)

/s/ Michael Douglas
Signature
Michael Douglas
Name of signatory (print)
Authorized Signatory
Title of signatory (print)

Signed by

SUMANT SINHA

/s/ Sumant Sinha
Signature

Signed for and on behalf of

RENEW ENERGY GLOBAL PLC

By an authorised signatory	/s/ Vikash Jain
Signature
Vikash Jain
Name of signatory (print)
Authorized Signatory
Title of signatory (print)

[Signature page to Transaction Agreement]

Side Letter to the Transaction Agreement

This Deed (the “Deed”) is made on 28 October 2026.

Between:

(1)	CANADA PENSION PLAN INVESTMENT BOARD, whose address is 141 Bay Street, Suite 3100, Toronto, ON, M5J 0G3, Canada (“CPPIB”);

(2)	MR. SUMANT SINHA, whose address is 1017 B, Aralias, DLF Golf Course Road, Gurgaon -122009 (“Founder”); and

(3)

RENEW ENERGY GLOBAL PLC, a public limited company incorporated in England with registered number 13220321, whose registered office is at C/O Vistra (Uk) Ltd, Suite 3, 7th Floor, 50, Broadway, London, England, SW1H 0DB (the “Company”),

(each a “Party” and together the “Parties”).

Whereas:

(A)	The Parties are party to a transaction agreement dated 11 August 2026 (the “Transaction Agreement”).

(B)	The Parties wish to amend the Transaction Agreement on the terms set out in this Deed.

(C)	The Parties intend this Deed to take effect as a deed.

It is agreed:

1.	Interpretation

1.1	Unless otherwise defined in this Deed or the context otherwise requires, capitalised terms used in this Deed shall have the meanings given to them in the Transaction Agreement.

1.2	The principles of interpretation set out in clauses 1.2 to 1.4 of the Transaction Agreement shall apply mutatis mutandis to this Deed.

2.	Amendment to the Transaction Agreement

2.1

With effect from the date of this Deed, paragraph 4.2(h) of Part 1 of Schedule 3 (Company Equity Plans and Employee Matters) to the Transaction Agreement shall be deleted in its entirety and replaced with the following:

“(h) if any Participant who has been granted a replacement award under the New Incentive Plan pursuant to sub-paragraphs (d), (e), or (f) ceases to be employed by the Company or any of its Subsidiaries for any reason other than cessation for cause (which, for this purpose, shall mean fraud or gross misconduct) within 12 months of the Effective Date, at the Participant’s election, the portion of such replacement award that would have vested on or before the date of cessation of employment on its original vesting terms (which, for the avoidance of doubt, shall not include any acceleration in connection with the Transaction) (the “Vested Replacement Portion”):

(I)	shall be retained and remain exercisable until December 31, 2035; or

(II)

shall be settled for cash and the relevant Participant shall receive a cash payment equal to (i) the number of shares underlying the Vested Replacement Portion, multiplied by (ii) the Consideration, minus (iii) the aggregate exercise price attributable to such shares, payable through payroll (and subject to any deductions or withholdings required by law) as soon as practicable following the date of cessation of employment;

and in either case the remaining portion of such replacement award shall lapse and terminate immediately upon the effective date of the Participant’s cessation of employment;”.

3.	Continuing Effect

3.1	Save as expressly amended by this Deed, the Transaction Agreement shall continue in full force and effect.

3.2	The amendment pursuant to this Deed shall not affect a Party’s accrued rights and obligations pursuant to the Transaction Agreement at the date of this Deed.

3.3	In the event of any conflict or inconsistency between the terms of this Deed and the terms of the Transaction Agreement, the terms of this Deed shall prevail.

4.	Miscellaneous

4.1

The provisions of clauses 18 (Further Assurances), 19.1 (Fees, Costs and Taxes), 23 (Invalidity), 24 (Assignment), 26 (Notices) and 27 (Rights of Third Parties) of the Transaction Agreement shall apply mutatis mutandis to this Deed.

4.2

This Deed, the Transaction Agreement and the Confidentiality Agreement set out the entire agreement between the Parties relating to the subject matter hereof and thereof and, save to the extent expressly set out in this Deed, the Transaction Agreement or the Confidentiality Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, between the Parties in relation to the subject matter hereof and thereof.

5.	Counterparts

5.1

This Deed may be executed in any number of counterparts, including by facsimile, by email with .pdf attachments, or by other electronic signatures (including DocuSign and AdobeSign). Each counterpart shall constitute an original of this Deed but all the counterparts together shall constitute but one and the same instrument. The delivery of a counterpart by email shall be an effective mode of delivery.

6.	Governing Law and Jurisdiction

6.1	This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

6.2

The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

6.3	Each of the Parties agrees that a judgment against it in the courts of England and Wales may be enforced against it in any other jurisdiction in accordance with the laws of that jurisdiction.

6.4

For the purposes of this Deed, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Deed and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

6.5	Clause 30 (Process Agent) of the Transaction Agreement shall apply mutatis mutandis to this Deed.

[Signature pages follow]

2

This Deed has been delivered on the date first set out above.

EXECUTED as a DEED by

for and on behalf of

CANADA PENSION PLAN INVESTMENT BOARD

By an authorised signatory	/s/ Bill Rogers
Signature Bill Rogers
Name of signatory (print) Authorised Signatory
Title of signatory (print)

/s/ Bianca Ziccarelli
Signature Bianca Ziccarelli
Name of signatory (print) Authorised Signatory
Title of signatory (print)

[Signature page to Side Letter to Transaction Agreement]

EXECUTED as a DEED by

MR. SUMANT SINHA	/s/ Sumant Sinha
Signature
in the presence of: /s/ Dinesh Kumar
Signature of witness Dinesh Kumar
Name of witness (print)
205, Gulmohar Enclave, New Delhi Address of witness
Senior Executive Secretary Occupation of witness

[Signature page to Side Letter to Transaction Agreement]

EXECUTED as a DEED by

RENEW ENERGY GLOBAL PLC

By two authorised signatories	/s/ Manoj Singh
Signature Manoj Singh
Name of signatory (print) DIRECTOR
Title of signatory (print)

/s/ Samir Rai
Signature Samir Rai
Name of signatory (print) COMPANY SECRETARY
Title of signatory (print)

[Signature page to Side Letter to Transaction Agreement]

ANNEX B – OPINION OF ROTHSCHILD & CO

August 11, 2026

Special Committee of the Board of Directors

ReNew Energy Global Plc

C/O Vistra (UK) Ltd

Suite 3, 7th Floor

50 Broadway, London, England

SW1H 0DB, United Kingdom

Members of the Special Committee:

We understand that Canada Pension Plan Investment Board (“CPPIB”), Sumant Sinha (Sumant Sinha, together with CPPIB, the “Consortium”) and ReNew Energy Global Plc (the “Company”) propose to enter into a Transaction Agreement (the “Agreement”), which provides, among other things, for the acquisition by CPPIB, directly or indirectly through a wholly owned subsidiary (CPPIB or such subsidiary, as applicable, the “Purchaser”), of all the class A ordinary shares of $0.0001 each in the capital of the Company (the “Class A Ordinary Shares”) issued at or before the Scheme Record Time (as defined in the Agreement), other than the Excluded Shares (as defined in the Agreement) and the Rollover Shares (as defined in the Agreement) (collectively, the “Cash-Out Shares”) for $7.02 in cash per Cash-Out Share (the “Consideration”) by way of a scheme of arrangement (the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Special Committee (“Special Committee”) of the board of directors (the “Board”) of the Company has requested our opinion as to whether the Consideration payable to the holders of the Cash-Out Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion set forth below, we have, among other things: (i) reviewed a draft of the Agreement dated August 9, 2026; (ii) reviewed certain publicly available business and financial information that we deemed to be generally relevant concerning the Company and the industry in which it operates, including certain publicly available research analyst reports and the reported price and historical trading activity for the Class A Ordinary Shares; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed generally relevant and the consideration received in such transactions; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other public companies we deemed generally relevant, including data related to public market trading levels and implied trading multiples; (v) reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (the “Forecasts”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of the management of the Company regarding the Transaction, the past and current business operations and financial condition and prospects of the Company, the Forecasts and certain other matters we believed necessary or appropriate to our inquiry.

In arriving at our opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by the Company and its associates, affiliates and advisers, or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of the Company (including, without limitation, real property owned by the Company or to which the Company holds a leasehold interest), nor have any such valuations or appraisals been provided to us, and we do not express any opinion as to the value of such assets or liabilities. We have not evaluated the solvency or fair value of the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of the Company. At the direction of the management of the Company, we have used and relied upon the Forecasts for purposes of our opinion. In relying on the Forecasts, we have assumed, at the direction of the Company, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company and that the financial results reflected in such Forecasts will be achieved at the times and in the amounts projected. We express no view as to the reasonableness of the Forecasts and the assumptions on which they are based.

We have assumed that the transactions contemplated by the Agreement will be consummated as contemplated in the Agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transaction, no material delays, limitations, conditions or restrictions will be imposed. For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company made available to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We do not express any opinion as to any tax or other consequences that may result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters. We have relied as to all legal, tax and regulatory matters relevant to rendering our opinion upon the assessments made by the Company and its other advisers with respect to such issues. In arriving at our opinion, we have not taken into account any litigation, regulatory or other proceeding that is pending or may be brought against the Company or any of its affiliates. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement reviewed by us.

Our opinion is necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and the conditions and prospects, financial and otherwise, of the Company as they were reflected in the information provided to us and as they were represented to us in discussions with the management of the Company. We are expressing no opinion herein as to the price at which the Class A Ordinary Shares will trade at any future time. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Cash-Out Shares of the Consideration payable to such holders in the Transaction pursuant to the Agreement. We do not express any opinion as to the Company’s underlying business decision to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transaction, including any alternative transaction that the Special Committee or the Board has considered and elected not to pursue. We were not requested to solicit, and did not solicit, interest from other parties with respect to a Transaction. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly set forth herein, of the Transaction, the Agreement or any other agreement entered into in connection with the Transaction.

We and our affiliates are engaged in a wide range of financial advisory and investment banking activities. In addition, in the ordinary course of their asset management, merchant banking and other business activities, our affiliates may trade in the securities of the Company, members of the Consortium and any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities. We are acting as financial adviser to the Company with respect to the Transaction and will receive a fee from the Company for our services, a portion of which is payable upon delivery of this opinion and the remaining portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities that may arise out of our engagement. We and our affiliates may in the future provide financial services to the Company, members of the Consortium and/or their respective affiliates in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services. N.M. Rothschild & Sons Limited (“NMR”) has provided financial advisory services to Abu Dhabi Investment Authority and/or its controlled affiliates with respect to a debt advisory matter that, to our knowledge, is unrelated to the Transaction and for which NMR has received a fee. We and our investment banking affiliates have provided and are currently providing financial advisory services to CPPIB and/or its controlled affiliates with respect to mergers and acquisitions, equity and debt advisory and restructuring matters that, to our knowledge, are unrelated to the Transaction and for which NMR and an investment banking affiliate have received fees and an investment banking affiliate of us may receive fees. We have provided financial advisory services to JERA Co., Inc. and/or its affiliates in connection with the creation of joint venture with BP p.l.c. that, to our knowledge, is unrelated to the Transaction and for which we received a fee.

This opinion is provided for the benefit of the Special Committee in connection with and for the purpose of its evaluation of the Transaction. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not constitute a recommendation to the Special Committee or the Board as to whether to approve the Transaction or a recommendation as to whether or not any holder of the Class A Ordinary Shares should vote, make any election or otherwise act with respect to the Transaction or any other matter. In addition, the Special Committee has not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, the holders of any class of securities (other than holders of the Cash-Out Shares and then only to the extent expressly set forth herein) or creditors or other constituencies of the Company, (ii) the Rollover (as defined in the Agreement) or the proposed reorganisation of the Company to be undertaken following the Effective Date (as defined in the Agreement) or (iii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees, the Company, any member of the Consortium, or any class of such persons, whether relative to the Consideration pursuant to the Agreement or otherwise.

This opinion is given and speaks only as of the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion has been approved by the Global Advisory Commitment Committee of Rothschild & Co US Inc.

On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration payable to the holders of the Cash-Out Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ ROTHSCHILD & CO US INC.

ANNEX C – DIRECTORS, OFFICERS AND CONTROL PERSONS OF EACH FILING PERSON

1	RENEW ENERGY GLOBAL PLC

The following table sets forth the name, address, country of citizenship, current role with ReNew Energy Global plc, material occupations, positions, offices or employment during the past five years of each present director and executive officer of ReNew Energy Global plc.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five (5) Years; Certain Other Information
Sumant Sinha Chief Executive Officer Director Citizenship: Indian	Sumant Sinha is the founder, Chairman and CEO of ReNew. Mr. Sinha held various senior roles at Aditya Birla Group and Suzlon Energy Ltd. Mr. Sinha has also held various roles in investment banking at global financial institutions including Citicorp Securities and ING Barings Services Limited. He is the co-chair of World Economic Forum’s Alliance of CEO Climate Leaders, the largest private sector CEO-led alliance on climate change globally, is the founding co-chair of the Bharat Climate Forum and the chair of the Confederation of Indian Industry’s National Council on Energy Transition and Green Hydrogen. He is also a fellow of the Indian National Academy of Engineering and a fellow of the Indian National Science Academy. Formerly, he was the chair of the board of the Rocky Mountain Institute, an independent non-profit organisation that transforms global energy systems through market-driven solutions.

Kailash Vaswani Chief Financial Officer Citizenship: Indian	Kailash Vaswani is one of the founding team members of ReNew and was appointed as Group CFO with effect from 31 October 2023. Before being appointed as Group CFO, he was designated as President Corporate Finance and also served as interim CFO.

Sanjay Varghese Chief Executive Officer and Whole Time Director of Manufacturing Business Citizenship: Indian	Sanjay Varghese is the CEO and whole-time director of the Manufacturing business entity. Mr. Varghese has been with ReNew India since October 2017. Prior to joining ReNew India, Mr. Varghese worked with Lanco Group for over nine years in various leadership positions, including as Chief Operating Officer.

Manoj Singh Lead Independent Director Citizenship: USA	Manoj Singh has been a member of the ReNew Board since August 2021. Mr. Singh served as the Chief Operating Officer at Deloitte Touche Tohmatsu Ltd (Deloitte Global) in a professional career spanning 37 years with the firm, holding leadership positions including leading Deloitte Consulting in the Americas and serving as the Asia Pacific Regional Managing Director. He is a member of several company boards including Pratham USA, the Putnam Funds and Abt Associates, and is a Trustee at Carnegie Mellon University.

Sir Sumantra Chakrabarti Independent Director Citizenship: UK	Sir Sumantra Chakrabarti has been a member of the ReNew Board since August 2021. He is the Chair of the Board of Trustees of ODI (global affairs think tank), a non-executive director of the UK Competition and Markets Authority, and Co-Chair of the Emerging Market Forum. Sir Sumantra is also a member of the International Advisory Council of the Oxford India Centre for Sustainable Development.

Vanitha Narayanan Independent Director Citizenship: USA	Vanitha Narayanan has been a member of the ReNew Board since August 2021. She is a senior global executive and board leader with a track record spanning three decades in technology and telecommunications. In 2020, Ms. Narayanan retired after a career at IBM where she held multiple key roles including serving as Managing Director & Chairman of IBM India and Vice President for the Communications Sector across Asia Pacific. Ms. Narayanan serves on the boards of several global companies including HCL Technologies Ltd. and SLB Ltd.

Paula Gold-Williams Independent Director Citizenship: USA	Paula Gold-Williams has been a member of the ReNew Board since August 2023. She is the former President and CEO of CPS Energy, a fully integrated electric and natural gas municipal utility based in San Antonio, Texas. Ms. Gold-Williams serves on the board of Emera, Inc., a utility holding company headquartered in Nova Scotia, Canada, with operations across North America. She also serves as Co-Chair of the Keystone Policy Center and as a member of Alliance to Save Energy’s Global Leadership Council.

Philip Graham New Independent Director Citizenship: UK	Philip Graham New has been a member of the ReNew Board since August 2023. He has served as a non-executive director of Norsk Hydro ASA since May 2022. In November 2025, he became a Director of Henrie Ltd, a UK start-up company. He was also appointed as a non-executive director of Fotowatio Renewable Ventures, S.L. in June 2023, and served as a non-executive director of Almar Water Solutions B.V. from March 2017 to December 2023. From November 2015 until May 2022, Mr. New was the CEO of Energy Systems Catapult Limited. He is a senior adviser at Prysm Global Ltd, a UK based regulatory advisory company and is a senior fellow with the Mission Possible Partnership.

William Bowen Shepheard Rogers Investor Nominee Director Citizenship: UK	William Bowen Shepheard Rogers has been a member of the ReNew Board since September 2023 as a CPP Investments Investor Nominee Director. He also currently serves as the Global Head of Sustainable Energies Group of CPP Investments and has served as a director of Octopus Energy, Renewable Power Capital and Reventus Power Limited.

Pushkar Kulkarni Investor Nominee Director Citizenship: Indian	Pushkar Kulkarni has been a member of the ReNew Board since March 2026 as a CPP Investments Investor Nominee Director. He is the current Managing Director and Head of Infrastructure & Sustainable Energies Group, India, for CPP Investments. Prior to CPP Investments, Mr. Kulkarni was a Managing Director at Serco in India and has worked across the full infrastructure value chain over a 25-plus-year career. He serves on the Board of National Highway Infra Investment Managers Private Limited and on the Advisory Board of National Investment & Infrastructure Fund.

Yuzhi Wang Investor Nominee Director Citizenship: Canadian	Yuzhi Wang has been a member of the ReNew Board since June 2022 as the Platinum Cactus Investor Nominee Director. He is also a Portfolio Manager in the Infrastructure Department at Abu Dhabi Investment Authority. He has over ten years of infrastructure investing experience across Asia, Europe, and the Americas.

The common business address and telephone number for all the individuals above is as follows: C/O Vistra (UK) Ltd Suite 3, 7th Floor, 50 Broadway, London, England, SW1H 0DB and telephone number +91 124 489 6670.

During the past five years, none of the individuals above was convicted in any criminal proceeding (excluding traffic violations or similar misdemeanours) nor were they parties to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

2	CANADA PENSION PLAN INVESTMENT BOARD

The following table sets forth the name, address, country of citizenship, current role with CPP Investments, material occupations, positions, offices or employment during the past five years of each present director and executive officer of CPP Investments.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five (5) Years; Certain Other Information
Sylvia Chrominska Director Citizenship: Canada

Sylvia was appointed as a CPPIB Director in September 2018. She currently serves as a Director of the Stratford Perth Community Foundation (since 2023) and is a Senate member of the Stratford Festival. Sylvia’s extensive governance experience includes serving as a Director of Wajax Corporation (2015–2024; also Chair of the Human Resources Committee) and Emera, Inc. (2010–2021; also Chair of the Management Resources and Compensation Committee). She also previously served as Chair of the Boards of the Bank of Nova Scotia Jamaica and Scotiabank Trinidad & Tobago, Chair of the Board of Governors of the Canadian Bankers Association, Chair of the International Women’s Forum, Vice President of the Canadian Club of Toronto, a Director of Dofasco Inc., and on the Board of the University of Western Ontario, the Dean’s Advisory Committee of the Richard Ivey Business School, and the Advisory Council for Dalhousie University.

Dean Connor Director Citizenship: Canada	Dean was appointed as a CPPIB Director in August 2021. He currently serves as a Member of the Board of Trustees and Chair of the University Health Network (2012–2026), as a Director of The Connor-Uffelmann Foundation (since 2018), and as an Advisory Board Member of Cabot Management Company (since 2023). Prior to his board career, he served as President & CEO of Sun Life Financial Inc. (2011–2021), following roles as Chief Operating Officer and President of Canadian Operations, and spent 28 years with Mercer Human Resource Consulting, rising to President for the Americas (until 2006). His previous governance experience also includes serving as an Advisory Board Member of the Ivey Business School (2016–2024).

Elizabeth Cannon Director Citizenship: Canada	Elizabeth was appointed as a CPPIB Director in May 2026. She currently serves as Chair of Mancal Corporation and as a Director of Canadian Natural Resources Limited. Over her career, she has held board roles spanning the corporate, government, and non-profit sectors, including former directorships with Enbridge Income Fund Holdings, SNDL Inc., and Pureweb Inc. (2021–2025). Her other current appointments include serving as Vice Chair of the Alberta Enterprise Corporation, the Gairdner Foundation, and CDL Global Projects; as a Trustee of Aga Khan University; as Director, Chair, and Co-GP of CMRIC Fund II; as Co-Owner of 2520284 AB Ltd.; and on the boards of the Rideau Hall Foundation and CDL Foundation.

Stephanie Coyles Director Citizenship: Canada	Stephanie was appointed as a CPPIB Director in October 2025. She currently serves as a Director of Sun Life, Inc. (since 2017), Metro, Inc. (since 2015), and Earth Rangers (since 2017). Her other current roles include serving as an Advisory Board Member of Jump + (since 2026) and as a Board Member of LYFM Capital (since 2012). Prior to her board career, she spent more than 20 years as a management consultant, including as a partner at McKinsey & Company, and served as an executive and Chief Strategic Officer at LoyaltyOne, Inc. Her previous governance experience also includes serving as a Director of Corus Entertainment Inc. (2020–2024), and on the boards of Hudson’s Bay Company and Postmedia Network.

Gillian (Jill) Denham Director Citizenship: Canada, United Kingdom	Gillian was appointed as a CPPIB Director in September 2025. She currently serves as a Director of Kinaxis Inc. and as Lead Director of Coveo Solutions Inc. Her other current roles include serving as a Director of Uptime App, and as Chair and Director of both Munich Reinsurance Company of Canada (2012–2026) and Temple Insurance Company (2012–2026). Prior to her board career, she served as Head of the Retail Bank at CIBC and was a member of the Task Force on the Future of Securities Regulation in Canada. Her previous governance experience also includes serving on the boards of Canadian Pacific Kansas City Limited (2016–2024), Exiger (2018–2024), Canaccord Genuity Group (2020–2023), LifeWorks (2008–2022), National Bank of Canada, and the Ontario Teachers’ Pension Plan.

William (Mark) Evans Director Citizenship: Canada	William was appointed as a CPPIB Director in May 2019. He is the Co-founder and GP of Kindred Capital LLP and works with early-stage technology entrepreneurs across the UK, Europe, and North America. He currently serves on several private boards, including as a Director of Patients Know Best Limited, Ezoic, Inc., PaySend, Sanctuary.ai, Future Forest, My Tomorrow’s/Impatients N.V., Workable, Undo Holdings Ltd, and Miniml Limited. His previous experience also includes serving as a Director of Lyst Limited (2013–2024), Arctoris Limited (2024–2025), and Definition Health (2024–2025), and as a Board Observer for THG plc (2024–2025).

Ashleigh Everett Director Citizenship: Canada	Ashleigh was appointed as a CPPIB Director in February 2017. currently serves as a Director of The Wawanesa Mutual Insurance Company, and as Director and Vice-President of Kingsview Commercial Inc. She holds the roles of Director, President, and Secretary for Royal Canadian Securities Limited, Royal Canadian Properties Limited, Gladstone P.G. Limited, 4698534 Manitoba Ltd, 10202320 Manitoba Ltd., Westwood Village Shopping Centre Ltd., Rouge Holdings Ltd., and St. Vital Square Ltd. She also serves as Director and Secretary of 138493 Canada Ltd, Dominion Motors Limited, and Dominion U-Drive Limited, and is associated with subsidiaries Domo Corporation Ltd., L’Eau-1 Inc., and Corpell’s Inc. She has over 35 years of senior management experience in private property development and retail business operations. Her previous governance experience includes serving on the boards of the Bank of Nova Scotia and Manitoba Telecom Services, and as a member of the Premier’s Enterprise Team for the Province of Manitoba.

Elio Luongo Director Citizenship: Canada, Italy	Elio was appointed as a CPPIB Director in April 2026. He currently serves as a Director of TD Bank and Tolko Industries. He is also the Chancellor and a member of the Board of Governors of Simon Fraser University, Co-Founder and Chair of the Canadian Centre of Audit Quality, a Founding Member and Chair of The Business Council of Toronto. His other current roles include serving as a Director of Unity Health Toronto, Blue J Legal, Salt and Light Catholic Media Foundation and Nova Springs Foundation, and as an Advisory Board Member of Beedie Construction. Previously, Elio spent over three decades at KPMG, serving as Chief Executive Officer and Senior Partner of KPMG Canada (2016–2024), a member of KPMG’s Global Board, and a Director of subsidiaries KPMG Holdings, Inc. (2001–2024) and 4439121 Canada Inc. (2007–2024), He also served as a Director at R Luongo Professional Corporation (2013-2024) and as an Advisory Board Member for Catalyst Canada (2020–2024).

John Montalbano Director Citizenship: Canada	John was appointed as a CPPIB Director in February 2017. He currently serves as a Director of Manulife, AbCellera Biologics (Audit Chair), Eupraxia Pharmaceuticals (Audit Chair), and White Crane Capital Corp. His other current roles include serving as a Director of Tower Beach Capital Ltd, XYON Health Inc., Windmill Microlending, the Rideau Hall Foundation, and First Light Foundation, as an Advisor to the Take a Hike Foundation, and as Volunteer Chair of the Canada Soccer Legacy Fund. Previously, John spent nearly 30 years in asset management, serving as Chief Executive Officer of RBC Global Asset Management (2008–2015), Vice Chairman of RBC Wealth Management, and President of Phillips, Hager & North Investment Management. His governance experience also includes serving as Chair of the Board of Governors at the University of British Columbia, a Consultant for Guardian Capital (2025–2026), and a Director of Aritzia Inc. (2019–2025), LifeBooster Inc. (2019–2025), Wize Monkey Inc. (2017–2025), the Gairdner Foundation (2020–2024), St. Paul’s Foundation (2015–2024), and the Asia Pacific Foundation of Canada (2017–2023).

Barry Perry Director Citizenship: Canada	Barry was appointed as a CPPIB Director in August 2021. He currently serves as a Director of the Royal Bank of Canada and as Director and Chair of Capital Power Corporation. He previously spent two decades in senior roles with Fortis Inc., serving as President & CEO (until 2020) and as Vice President of Finance and Chief Financial Officer (2004–2014). Prior to this, he was Vice President and Treasurer with a global forest products company and Corporate Controller with a large crude oil refinery. His previous governance experience also includes serving on the boards of Fortis, ITC Holdings, UNS Energy, FortisBC Energy, FortisAlberta, Central Hudson Gas & Electric, and Newfoundland Power.

Mary Phibbs Director Citizenship: Australia, United Kingdom, Ireland	Mary was appointed as a CPPIB Director in May 2017. She currently serves as the Senior Independent Director & Audit Chair of Just Retirement Limited, Partnership Life Assurance Company Limited, Just Retirement Money Limited, and Partnership Home Loans Limited, and as a Director of the Institute of Chartered Accountants in England and Wales. Her previous governance roles include serving as a Director of Just Group plc (2023–2026) and Paynes and Borthwick Wharves Residents Company (2022–2026), and as Director and Chair of Virgin Money Unit Trust Managers Limited (2019–2024). She has also served as a non-executive Director for Morgan Stanley International Limited, Morgan Stanley & Co International plc, Morgan Stanley Bank International Limited, Novae Group plc, New Day Group Limited, Nottingham Building Society, Friends Life Group plc, Stewart Title Limited, The Charity Bank Limited, and Northern Rock plc. Earlier in her career, she held senior positions at Standard Chartered Bank plc, ANZ Banking Group, National Australia Bank, Commonwealth Bank of Australia, and PricewaterhouseCoopers.

Boon Sim Director Citizenship: United States	Boon was appointed as a CPPIB Director in July 2020. He is the Founder and Managing Partner of Artius Capital Partners. He currently serves as CEO and Director of Artius II Acquisition Partners Inc., a Board Member of CHS Holdings, and a Board of Advisors Member of the Yale University School of Management. Prior to this, he held senior roles with Temasek International (2012–2017), most recently as President, Americas, Head of International Group, and Head of Life Science and Credit Portfolios. He also served a 20-year tenure with Credit Suisse Group and its predecessor firm, The First Boston Corporation, including as Global Head of Mergers & Acquisitions, and was previously a semiconductor and process automation design engineer with Texas Instruments Inc. His previous governance experience also includes serving as a Director of Origin Materials, Inc. (2021–2023).

John Graham President and Chief Executive Officer Citizenship: Canada, United Kingdom	John was appointed the President & CEO of CPP Investments in February 2021. He was previously a part of the Total Portfolio Management group in 2008 (now Total Fund Management) before transitioning to Private Investments. He has also served on the board of FCLTGlobal since 2021 and has been Chair since September 2024. Before joining CPP Investments, he worked as a research scientist, spending nine years at Xerox Innovation Group in research and strategy roles. He also serves on the board of SickKids, Canada’s research-intensive hospital dedicated to improving children’s health.

Maximilian Biagosch Senior Managing Director, Global Head of Real Assets & Head of Europe Citizenship: Germany	Maximilian has been a member of CPP Investments since 2015 and has held various senior leadership roles, including as Head of Direct Private Equity group within the Private Equity department and Head of Portfolio Value Creation. Prior to joining CPP Investments, Maximilian spent more than seven years at Permira Advisers LLP, focusing on private equity transactions, and was most recently responsible for the firm’s global capital markets activities. Before that, he was an investment banker for Deutsche Bank and BNP Paribas in London. He currently also serves on the board of Boldyn Networks.

Edwin D. Cass Senior Managing Director & Chief Investment Officer Citizenship: Canada	Ed joined CPP Investments in 2008, initially heading the Global Capital Markets group. He subsequently headed the Global Corporate Securities group and then the Global Tactical Asset Allocation team, all within the Public Market Investments department. Ed served as Chief Investment Strategist and Head of Total Portfolio Management from 2014 to 2017 and was most recently the Global Head of Real Assets before becoming the Chief Investment Officer. With over 25 years of investment experience, Ed previously held senior positions at Fortress Management Group, Deutsche Bank Canada and TD Securities.

David Colla Senior Managing Director & Global Head of Credit Investments Citizenship: Canada	David joined CPP Investments in 2010 and leads the Credit Investments department. Previously, David was Managing Director, Head of Capital Solutions at CPP Investments, where he led the organisation’s credit and opportunistic lending activities across corporate and structured credit. Prior to joining CPP Investments, he was a Senior Vice President at Oaktree Capital Management in its Mezzanine Finance Group. He previously served as a Vice President at JPMorgan in its Principal Investments and Leveraged Finance groups. He also serves on the board of directors of Antares Capital.

Kristina Fanjoy Senior Managing Director & Chief Financial Officer Citizenship: Canada, Croatia	Kristina joined CPP Investments in 2010 and is now the Chief Financial Officer. Prior to joining CPP Investments, Kristina grew a career at KPMG across audit, compliance and advisory disciplines. She also is a member of the Advisory Council for VersaFi

Caitlin Gubbels Senior Managing Director & Global Head of Private Equity Citizenship: Canada	Caitlin joined CPP Investments in 2010 and leads CPP Investments’ Private Equity programme globally, including teams dedicated to investments in Direct Private Equity, Private Equity Asia, Private Equity Funds and Secondaries. Before this appointment she was Managing Director, Head of Funds, where she led the private equity funds business at CPP Investments. Prior to joining CPP Investments, Caitlin worked at CIBC World Markets in Investment Banking, based in Toronto.

Frank Ieraci Senior Managing Director & Global Head of Active Equities Citizenship: Canada	Frank joined CPP Investments in 2007 and is the Senior Managing Director and Global Head of Active Equities. Frank has previously held various senior leadership roles, including Head of Active Fundamental Equities and most recently Managing Director, Head of Research and Portfolio Strategy, leading data-driven research efforts and portfolio design and construction for Active Equities. Prior to joining CPP Investments, Frank was a Portfolio Manager responsible for public equity investments in the Media & Communications industry for Ontario Teachers’ Pension Plan. Prior to that, he was an investment banker for BMO in the M&A group.

Manroop Jhooty Senior Managing Director & Head of Total Fund Management Citizenship: Canada	Manroop joined CPP Investments in 2019 and is the Head of Total Fund Management. He was previously Managing Director, Head of Exposure, Leverage and Liquidity Management and before that he occupied the role of Managing Director, Head of Balancing & Collateral. Prior to joining CPP Investments, he held various fixed income and credit trading roles with Bank of America Merrill Lynch.

Michel Leduc Senior Managing Director & Chief Public Affairs Officer Citizenship: Canada	Michel joined CPP Investments in 2011 and oversees reputation management strategy, positioning its global capabilities to support long-term investment and diversification goals, while upholding the mandate and governance structure. Previously, he was most recently Vice President, Public and Corporate Affairs at Sun Life Financial and has also held positions at the Canadian Bankers Association and the Canadian Payments Association. Michel also recently served on the Board of Directors of the Canada China Business Council, Canada-India Business Council and the Toronto Financial Services Alliance.

Geoffrey Rubin Senior Managing Director & One Fund Strategist Citizenship: Canada	Geoffrey joined CPP Investments in 2011 and heads the One Fund Strategy Group (OFSG). Before taking on this role, Geoffrey was Senior Managing Director & Chief Investment Strategist. Previously, Geoffrey held finance roles with Fannie Mae and Capital One Financial. He also ran a consulting practice and was Adjunct Professor at American University’s Kogod School of Business in Washington, D.C.

Priti Singh Senior Managing Director & Chief Risk Officer Citizenship: Canada	Priti joined CPP Investments in 2008 and is the Chief Risk Officer. Before this appointment she led the Capital Markets and Factor Investing department and was also previously Managing Director and Head of External Portfolio Management. Prior to joining CPP Investments she worked for over eight years in the financial services and telecommunications industries. She currently serves as a member of the Common Investment Committee of the Sunnybrook Foundation.

Mary Sullivan Senior Managing Director & Chief Talent Officer Citizenship: Canada	Mary joined CPP Investments in 2015 and leads the global Human Resources team. Prior to joining CPP Investments, Mary was Senior Vice President at Holt, Renfrew & Co. where she was responsible for their Human Resources function. Prior to that she was Senior Vice President, Corporate Human Resources at Four Seasons Hotels and Resorts. She also spent seven years as the Senior Vice President of Human Resources at IMAX Corporation.

Agus Tandiono Senior Managing Director & Head of Asia Pacific Citizenship: Indonesia	Agus joined CPP Investments in January 2014 and leads the regional business development and growth of CPP Investments across the Hong Kong, Mumbai and Sydney offices. He is a member of CPP Investments’ Portfolio Execution Committee, Investment Strategy and Risk Committee and Active Equities Investment Committee. Agus was previously Head of Active Equities Asia. Prior to joining CPP Investments in January 2014, he spent a total of five years at Citadel (Asia) as Head of Asia Equity, three years at Income Partners as Managing Partner and ten years at Fidelity Investments (HK).

Heather Tobin Senior Managing Director & Global Head of Capital Markets and Factor Investing Citizenship: Canada	Heather joined CPP Investments in 2009 and leads the Capital Markets and Factor Investing department, which is comprised of the External Portfolio Management, Systematic Strategies, Investment Engineering & Analytics and Strategy, Risk & Operations groups. Before this appointment she was Managing Director and Head of Investment Portfolio Management in the Office of the Chief Investment Officer. She has also held a number of leadership positions across CPP Investments, including as Head of Strategy & Operations in Capital Markets and Factor Investing. Prior to joining CPP Investments, Heather worked at the World Bank in the Oil, Gas, Mining and Chemicals team at the International Finance Corporation in Washington, DC, and in investment banking at Morgan Stanley.

Patrice Walch-Watson Senior Managing Director, Chief Legal Officer & Corporate Secretary Citizenship: Canada	Patrice leads the legal, compliance and corporate secretarial functions globally, and oversees the internal assurance and advisory function. Patrice serves on the Board of Directors of Ascot Group Limited and the Board of Trustees of Queen’s University and is a member of the Advisory Council to the Dean of Queen’s University Faculty of Law.

The common business address and telephone number for all the individuals above is as follows: Canada Pension Plan Investment Board, 141 Bay Street, Suite 3100 Toronto, Ontario, M5J 0G3 Canada and telephone number +1 (416) 868-4075.

During the past five years, none of the individuals above was convicted in any criminal proceeding (excluding traffic violations or similar misdemeanours) nor were they parties to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

3	DYUTI PRIVATE HOLDINGS INC.

The following table sets forth the name, address, country of citizenship, current role with the Purchaser, material occupations, positions, offices or employment during the past five years of each present director and executive officer of the Purchaser.

Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five (5) Years; Certain Other Information
Zachary Ross Bonomo Director; Vice President Citizenship: Canada	Mr. Bonomo is a Managing Director and the Head of Financial Policy & Reporting. He leads the Financial Policy & Reporting (FP&R) group, which is responsible for establishing CPP Investments’ accounting policies to ensure compliance with the CPPIB Act and external standards, and for supporting the integrity, transparency, and effectiveness of financial reporting and internal controls. He partners across the organisation to provide end-to-end support on deal structuring and works closely with the Audit Committee to support Board oversight of financial governance and best practices. Mr. Bonomo joined CPP Investments in 2020 and has held progressively senior roles within Financial Policy & Reporting, most recently serving as Managing Director and Head of FP&R. Prior to joining CPP Investments, he was a Partner at KPMG, where he spent over 12 years in the Financial Institutions practice, advising major banking and financial services clients on audit, regulatory compliance, risk, and advisory matters. He holds a Master of Accounting and a Bachelor of Accounting from the University of Waterloo and is a Chartered Professional Accountant (Ontario).

Brian Savage Director; Secretary Citizenship: Canada	Brian Savage is the Managing Director, Legal Advisory & Governance at CPP Investments, where he provides broad oversight of enterprise legal and governance matters. In 2025, Brian received the Compliance Innovator award at Lexology’s 2025 North America Awards. Prior to joining CPP Investments in 2015, he was a corporate lawyer at Goodmans LLP in Toronto. Brian holds a Bachelor of Laws (LLB) degree from Queen’s University and BA (Hons) from Western University. Mr. Savage is a member of the Law Society of Ontario.

John Graham President Citizenship: Canada, United Kingdom	John was appointed the President & CEO of CPP Investments in February 2021. He was previously a part of the Total Portfolio Management group in 2008 (now Total Fund Management) before transitioning to Private Investments. He has also served on the board of FCLTGlobal since 2021 and has been Chair since September 2024. Before joining CPP Investments, he worked as a research scientist, spending nine years at Xerox Innovation Group in research and strategy roles. He also serves on the board of SickKids, Canada’s research-intensive hospital dedicated to improving children’s health.

Logan Willis Vice President Citizenship: Canada

Logan Willis joined CPP Investments in February 2017 and leads CPP Investments’ Legal Advisory function. He also leads CPP Investments’ Board Secretariat, which provides legal advice and corporate governance support to CPP Investments’ Board of Directors. Logan previously served as Head of Investment Legal, leading CPP Investments’ global team of transaction lawyers, covering Canada, the United States, Europe, Latin America, India and Asia-Pacific. Logan is a member of CPP Investments’ Portfolio Strategy Committee and previously served as Chief of Staff to the CEO of CPP Investments.

Prior to his time at CPP Investments, Logan was a Partner at one of Canada’s premier law firms, Goodmans LLP, where he was named in the Best Lawyers in Canada publication as a leading lawyer in the areas of Financial Restructuring and Insolvency. Logan holds a BA (Hons) in Business Administration from the Ivey School of Business at Western University and a Juris Doctor (Hons) from the University of Toronto Faculty of Law.

Pierre Abinakle Vice President Citizenship: Canada	Pierre Abinakle has been with CPP Investments since 2016 and currently serves as the Head of Compliance. He previously held roles as Head of Enterprise Legal at CPP Investments, Chief Compliance Officer & Legal Counsel at Mubadala GE Capital and Senior Associate at Allen & Overy. Pierre began his career as a corporate commercial lawyer in the UAE, advising primarily on cross-border M&A transactions. He holds an LLM degree from Duke University School of Law and a Common Law and Civil Law degree from the University of Ottawa.

The common business address and telephone number for all the individuals above is as follows: Canada Pension Plan Investment Board, 141 Bay Street, Suite 3100 Toronto, Ontario, M5J 0G3 Canada and telephone number +1 (416) 868-4075.

During the past five years, none of the individuals above was convicted in any criminal proceeding (excluding traffic violations or similar misdemeanours) nor were they parties to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

ANNEX D – FORM OF SHAREHOLDERS’ AGREEMENT

AGREED FORM

[•] 2026

CANADA PENSION PLAN INVESTMENT BOARD

DYUTI PRIVATE HOLDINGS INC.

MR. SUMANT SINHA

WISEMORE ADVISORY PRIVATE LIMITED

COGNISIA INVESTMENT

[APPOINTER A]

[APPOINTER B]

THE CONTINUING INVESTORS

RENEW PRIVATE LIMITED

RENEW ENERGY GLOBAL PLC

RENEW ENERGY GLOBAL PLC

AND

RENEW PRIVATE LIMITED

SHAREHOLDERS’ AGREEMENT

D-1

-i-

34.	Marketing and other Transfer support	98
35.	Announcements	98
36.	Notices	99
37.	Warranties	101
38.	Holdings by members of an Investor Group	102
39.	Anti Bribery and Corruption and Anti-Money Laundering	103
40.	Sanctions	105
41.	Costs and interest	111
42.	Whole agreement	113
43.	Legal Relationship	113
44.	Assignment	113
45.	Variations	114
46.	Invalid terms	114
47.	Enforceability, rights and remedies	115
48.	Further assurances	116
49.	Counterparts	118
50.	Governing law	118
51.	Dispute Resolution	118
Schedule 1 Pre-emption on Issue		119
Schedule 2 Emergency funding procedure		122
Schedule 3 Investor Reserved Matters		125
Part A Investor Majority Matters		125
Part B Investor Super Majority Matters		126
Schedule 4 Board and management appointments		127
Schedule 5 Board quorum		130
Schedule 6 Right of First Offer		131
Schedule 7 Management Assistance		136
Schedule 8 Transfer terms		137
Schedule 9 Determination of Subscription Price		139
Schedule 10 Deed of Adherence		141
Schedule 11 Post-IPO Governance Principles		145
Schedule 12 The Continuing Investors		147
Schedule 13 UK PLC Articles		148
Schedule 14 30% Rule Irrevocable Waiver		149
Form of Article Providing for Perpetual Irrevocable Waiver		149
Schedule 15 Definitions and Interpretation		152

-ii-

AGREED FORM DOCUMENTS REFERRED TO IN THIS AGREEMENT

30% Rule - Irrevocable Waiver

Appointer Deed Relating to Shares

UK PLC Articles

THIS AGREEMENT is dated [•] 2026 and effective from Closing

PARTIES:

(1)

CANADA PENSION PLAN INVESTMENT BOARD, a Canadian crown corporation organised and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40, whose registered office is at 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3 (CPPIB Parent);

(2)

DYUTI PRIVATE HOLDINGS INC., a Canadian corporation incorporated under the Canada Business Corporations Act, whose registered office is at 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3, under corporation number 1532365-7 (CPPIB);

(3)	The Investors whose names and addresses are set out in Schedule 12 (the Continuing Investors);

(4)	MR. SUMANT SINHA, passport number Z7764314 and presently residing at 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009, India (the Founder);

(5)

WISEMORE ADVISORY PRIVATE LIMITED, a company incorporated under the provisions of the (Indian) Companies Act, 2013 and whose registered office is at 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009, India (Wisemore);

(6)	COGNISIA INVESTMENT, a partnership firm whose registered office is at 1017B, Aralias, Golf Course Road, DLF Phase V, Gurgaon, Haryana-122009 (Cognisia);

(7)	[Appointer A] (Appointer A);

(8)	[Appointer B] (Appointer B);

(9)

RENEW PRIVATE LIMITED, a company with limited liability incorporated under the Laws of India and having its registered office at 138, Ansal Chambers II, Bhikaji Cama Place, Delhi, India—110066 (the Company); and

(10)

RENEW ENERGY GLOBAL PLC, a public limited company incorporated in England and Wales with registered number 13220321 and having its registered office at c/o Vistra (UK) Ltd, Suite 3, 7th Floor, 50 Broadway, London, England, SW1H 0DB (UK PLC).

Words and expressions used in this agreement (the Agreement) shall be interpreted in accordance with Schedule 15 (Definitions and Interpretation).

WHEREAS:

(A)

Following the closing of the take-private of UK PLC (Closing), CPPIB, CPPIB Parent and the Founder (together, the Consortium), together with the Continuing Investors, currently hold all of the shares in UK PLC;

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(B)

The terms of the Reorganisation Deed shall, amongst others, provide that: (i) the deferred shares, Class B Shares and Class D Shares of UK PLC shall be bought back and cancelled and the redeemable preference shares of UK PLC will be redeemed; (ii) CPPIB Parent shall Transfer all of the Shares that it holds directly in the Company to CPPIB; and (iii) the members of the Consortium, together with each of the Continuing Investors, will acquire Shares in the Company from UK PLC in proportion to their shareholdings in UK PLC, ignoring for these purposes any holding of deferred shares, Class B Shares or Class D Shares (the PLC Collapse); and

(C)

CPPIB, the Founder Investor Group, the Founder, the Continuing Investors and the Appointers are entering into this Agreement in order to set out the terms governing their relationship as investors and how Directors will be appointed and removed in UK PLC and the Company with effect from Closing.

IT IS AGREED:

1.	UK PLC

1.1	All Clauses and Schedules of this Agreement shall take effect immediately upon Closing.

1.2	Until such time as Collapse Closing occurs:

(a)

each party other than the Continuing Investors and their respective Affiliates shall cooperate (acting reasonably and in good faith) to take, or cause to be taken, all such actions as are reasonably necessary to obtain or deliver (as applicable), as promptly as practicable, all third-party consents, waivers, confirmations or notifications required under any material agreement, instrument or arrangement to which the Group is a party in order to: (i) give effect to Collapse Closing in a manner consistent with the Reorganisation Deed (including but not limited to the adoption of the Articles by the Company conditional upon, and with effect from Collapse Closing); and (ii) do so in a manner that does not constitute a breach or default under any such agreement or give rise to any right of termination, acceleration, amendment or other adverse consequence under any such agreement, provided that the obtaining of such consents, waivers or confirmations shall not be a condition to Collapse Closing taking place as contemplated in accordance with the terms of the Reorganisation Deed; and

(b)

each of the Continuing Investors shall, so far as they are legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in UK PLC as are reasonably necessary in order to give effect to Collapse Closing in a manner consistent with the Reorganisation Deed, including but not limited to the adoption of the Articles by the Company conditional upon, and with effect from Collapse Closing.

1.3

As soon as reasonably practicable following Collapse Closing, each party other than the Continuing Investors and their respective Affiliates shall cooperate (acting reasonably and in good faith) to take, or cause to be taken, all such actions as are reasonably necessary to notify as promptly as practicable, all third-party counterparties required under any material agreement, instrument or arrangement to which the Group is a party that Collapse Closing has taken place.

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2.	Further finance

2.1

The business of the Group shall be the provision and manufacturing of decarbonisation solutions and any ancillary, complementary, adjacent or reasonably related activities to such business (the Business).

2.2	Any funding requirements of the Group shall be as set out in the Business Plan or as otherwise approved in writing in accordance with the terms of this Agreement.

2.3	Any funding requirements of the UK PLC Group shall be as approved:

(a)	in respect of the period until Collapse Closing, in accordance with the terms of this Agreement; and

(b)	in respect of the period after Collapse Closing, in accordance with the UK PLC Articles.

2.4	Other than as provided in this Agreement, no Investor (nor any of its Affiliates) shall be required to provide additional funding (in any form) to the Group and/or the UK PLC Group.

2.5	If, at any time, the Board considers that any Group Member requires further funding, the Company may, if approved by the Board, either:

(a)	approach the Group’s banking sources or other financial institutions to obtain third party debt finance; or

(b)	seek further debt and/or equity finance from the Investors in accordance with Clause 3 (New Issues of Shareholder Instruments).

3.	New Issues of Shareholder Instruments

3.1

So far as they are legally able, each Investor shall exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco to ensure that no Shareholder Instruments are issued or granted by Topco:

(a)	unless such issue or grant is expressly provided for in the Business Plan and/or the Reorganisation Deed;

(b)

if and to the extent that such issue or grant constitutes a deviation of more than 10 per cent from what is expressly provided for in the Business Plan (prior to taking into account any automatic amendments as a result of the operation of this Clause 3.1), unless prior written consent to such issue or grant has been given by each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more (for the avoidance of doubt, such consent right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to any transferee of such Investor (other than a Permitted Affiliate Transferee)), in which case the Business Plan or Annual Budget shall be automatically amended to reflect such issue or grant to the extent that the Investors exercise their rights to subscribe for the relevant Shareholder Instruments in accordance with Schedule 1 (Pre-emption on Issue);

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(c)

save in circumstances where Clause 3.3 applies, unless: (i) the Investors have first been offered an opportunity to subscribe for such New Shareholder Instruments in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue); and (ii) immediately following the issuance of New Shareholder Instruments in accordance with Schedule 1 (Pre-emption on Issue), the Company has issued and allotted such number of Shares to the Award Holders as is equivalent to the Shortfall Proportion, on the same terms as the terms of the New Shareholder Instruments issued in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue); and

(d)	to any person (other than in relation to any issue or grant of Shareholder Instruments by a Group Member to a Wholly Owned Group Member) that is not an existing Investor until:

(i)	such person has become a party to this Agreement by executing and delivering to Topco and each other Investor a Deed of Adherence as an Investor; and

(ii)

where such person is a Controlled Person that is not a Permitted Affiliate Transferee, such person’s Approved Parent executes and delivers to Topco a Deed of Adherence as an Approved Parent, provided that, if one or more Shareholder Instruments are subsequently Transferred to such person, such person shall immediately become an Investor for the purposes of this Agreement (in addition to being an Approved Parent, if relevant).

3.2	No Shareholder Instruments shall be issued or granted:

(a)	to any person that is:

(i)	a Restricted Person; or

(ii)

a Sanctioned Person or a person where, in the reasonable opinion of the Board, there is, or would be, a risk of Topco or any of the Investors being in breach of Sanctions Law were such a person to hold Shareholder Instruments or become a party to this Agreement; or

(b)	if such issuance would constitute or result in a breach or violation of, or non-compliance with, any applicable foreign direct investment Laws, regulations, rules, or governmental orders.

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3.3

Clause 3.1(c) and the obligation to offer New Shareholder Instruments to Investors and any Award Holders in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue) shall not apply in relation to any of the following:

(a)	any issue or grant of Shareholder Instruments by a Group Member to a Wholly Owned Group Member;

(b)	any Employee Issue;

(c)	an issue of new securities in connection with the IPO Primary Issuance in accordance with Clause 26 (Indian IPO and Exit);

(d)	any issue or grant of Shareholder Instruments in UK PLC pursuant to the Reorganisation Deed;

(e)	any Emergency Funding Issue made in compliance with Schedule 2 (Emergency funding procedure);

(f)	any issue or grant of Shares pursuant to Clauses 21.11 or 22.7; or

(g)	any issue or grant of Shareholder Instruments in respect of which prior Investor Super Majority Consent and the written consent of the Founder has been obtained.

3.4	Indian Tax Valuation and Reporting Requirements

(a)

In respect of any issue or grant of New Shareholder Instruments by way of a rights issue or preferential allotment by Topco or any Group Member incorporated in India (including, following Collapse Closing, the Company), Topco shall, so far as it is legally able, exercise its rights with respect to each relevant Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that), at the relevant Group Member’s cost and prior to such issue or grant, an Issuance Tax Benchmark Valuation Report is procured, prepared on a reliance basis by a SEBI registered merchant banker, chartered accountant or a Big Four Accounting Firm (as required by applicable Law), and a copy of such Issuance Tax Benchmark Valuation Report is provided to each Investor entitled to subscribe for such New Shareholder Instruments, provided that an Issuance Tax Benchmark Valuation Report shall not be required in respect of a rights issue in which all shareholders participate in the ratio of their existing shareholding, and provided further that Topco or the relevant Group Member may procure such report in any event.

(b)

The Subscription Price for any New Shareholder Instruments issued or granted pursuant to a rights issue or preferential allotment referred to in Clause 3.4(a) above shall not be less than the net asset value determined in the applicable Issuance Tax Benchmark Valuation Report.

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(c)

Each of the Company and, until Collapse Closing, UK PLC shall procure that each relevant Group Member (or its duly authorised agents) shall, at that Group Member’s cost and within any applicable time limit, prepare, submit and deal with (or procure the preparation, submission and dealing with) all reports, returns and filings required to be made under the Indian transfer pricing provisions of the IT Act in respect of any issue or grant of New Shareholder Instruments, on the following basis:

(i)

in respect of any issue or grant of New Shareholder Instruments by UK PLC prior to Collapse Closing the relevant transaction shall be reported in Form 48 within the time period prescribed under applicable Law;

(ii)

in respect of any issue or grant of New Shareholder Instruments by the Company following Collapse Closing to an Investor that is not resident in India for Tax purposes, the relevant transaction shall be reported in Form 48 within the time period prescribed under applicable Law.

(d)

Each of the Company and, until Collapse Closing, UK PLC shall provide and afford to each relevant Investor, within a reasonable time period following the filing of any Form 48 pursuant to Clause 3.4(c) above, a copy of such Form 48, and each Investor undertakes and agrees to provide such information as Topco may reasonably require in connection with the preparation and filing of any Form 48, provided that such information is in the possession of, or is reasonably available to, the relevant Investor.

4.	General governance

4.1	Topco shall have a Board which shall be constituted in accordance with Clause 5 (Directors and management) and Schedule 4 (Board and management appointments) from time to time.

4.2

The Board shall be responsible for the overall direction, supervision and management of the Group in accordance with the Business Plan, the Annual Budget, the provisions of this Agreement and the Reorganisation Deed, and shall be responsible for all decisions in respect of the Group and in the absence of the Management Delegation of Authority Matrix shall retain all decision-making, save that:

(a)

the Board may delegate certain powers to Management from time to time pursuant to the Management Delegation of Authority Matrix, which the Company shall adopt after the Closing Date on such date as is determined by the Board; and

(b)

the Board shall not pass or implement any resolution in respect of any Investor Reserved Matter unless the Requisite Approval has first been obtained in accordance with Clause 8 (Investor Reserved Matters) or such resolution or implementation (as the case may be) is wholly conditional on such Requisite Approval being so obtained.

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4.3	The Board shall consult with the CEO from time to time in respect of any proposed changes to the Management Delegation of Authority Matrix.

4.4

If this Agreement, the Articles or Law is silent as to whether a particular matter falls within the competence of a General Meeting or the Board, each Investor agrees that such matter shall fall within the competence of the Board.

4.5

Proceedings and papers, minutes and notices of the Board and committees of the Board shall be in English. Topco shall, so far as it is legally able, procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that) proceedings and papers, minutes and notices of the boards and committees of each other Group Member shall be in English.

4.6	Each of:

(a)

UK PLC and the Company shall, so far as they are legally able, do, execute and deliver (and each member of the Controlling Investor Group shall procure that UK PLC and the Company do, execute and deliver) all such acts, documents and things; and

(b)

each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company and/or UK PLC or under this Agreement to ensure that such acts, documents and things are done, executed and delivered, as may be necessary or desirable to give full effect to, and implement the provisions of, this Agreement.

5.	Directors and management

Composition of the Board: nomination and removal of Directors

5.1

From the date of this Agreement until the date on which a Listing occurs, subject to any requirement under applicable Law, the composition of the Board shall be determined in accordance with paragraphs 1 to 5 of Schedule 4 (Board and management appointments).

5.2

If the Equity Proportion of an Investor Group at any time falls below the level required to entitle that Investor Group or its Relevant Appointer (as applicable) to nominate for appointment or appoint (as applicable) the number of Directors then appointed further to nominations or appointments (as applicable) made by it pursuant to Schedule 4 (Board and management appointments), the Directors not nominated by that Investor Group or appointed by its Relevant Appointer (as applicable) (the Non-Affected Directors) shall resolve to remove:

(a)	such Director(s) as the relevant Investor or its Relevant Appointer (as applicable) promptly notifies the Board in writing; or

(b)	failing that, such Director(s) as the Non-Affected Directors shall determine by simple majority,

so that the number of Directors that have been appointed at its nomination or appointed by it (as applicable) (if any) does not exceed such number as it is then entitled to nominate or appoint pursuant to Schedule 4 (Board and management appointments).

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5.3

Save in respect of the circumstances set out in Clause 40.13, each Investor Group that has a right to nominate one or more Directors for appointment pursuant to paragraph 2 of Schedule 4 (Board and management appointments), or its Relevant Appointer (as applicable), may nominate a Director for appointment or appoint a Director (as applicable), or request that a Director nominated by it or appointed by its Relevant Appointer (as applicable) be removed, by notice in writing to Topco. The appointment or removal shall, unless the notice indicates otherwise:

(a)	prior to Collapse Closing, take effect from the date the notice is received by UK PLC without the need for any further shareholder approval; and

(b)

from Collapse Closing, take effect from the date of approval by the shareholders of the Company by ordinary resolution, provided that in the case of a removal under Clauses 5.2 or 40.13, the removal shall take effect immediately.

5.4	Upon receipt, or in the case of Clauses 5.2 or 40.13 upon the deemed giving and receipt, of any such notice from an Investor Group or its Relevant Appointer (as applicable):

(i)	Topco shall immediately notify the Investors in each other Investor Group in writing of such nomination for appointment or request, or deemed request, for removal; and

(ii)

provided the relevant nomination for appointment or request for removal has been duly made by one or more Investors or its Relevant Appointer (as applicable) entitled to do so under Schedule 4 (Board and management appointments), or in the case of a deemed request for removal under Clauses 5.2 or 40.13, the Investors shall, so far as they are legally able, exercise their rights in relation to Topco to vote at all meetings, sign such written resolutions, and take all other actions, including by voting or signing written resolutions in respect of its holding of Shareholder Instruments, so as to ensure that the nominees nominated for appointment by each Investor in accordance with Schedule 4 (Board and management appointments) are elected, removed and/or appointed and maintained in office as Directors.

5.5	If a Director other than an independent director:

(a)	is or becomes prohibited from acting as a Director by Law, this Agreement or the Articles; or

(b)

consents to, carries out or is involved in an activity which in the reasonable opinion of the Directors, acting by a resolution of the Board, brings the Group into material disrepute (including, for the avoidance of doubt, fraud or any breach of Anti-Bribery Law), the Investor Group or its Relevant Appointer (as applicable) which nominated that Director for appointment or appointed that Director (as applicable) shall, within five Business Days of the occurrence of any such event, give notice in writing to Topco requesting the removal of such Director (unless such person has already ceased to be a Director).

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5.6

If a Director other than an independent director dies, resigns, retires, is incapacitated and/or is removed as a Director, or is removed as a Director pursuant to Clauses 5.5, 40.12 or 40.13, the Investor Group or its Relevant Appointer (as applicable) which nominated that Director for appointment or appointed that Director (as applicable) may nominate another Director for appointment or appoint another Director (as applicable) in accordance with Schedule 4 (Board and management appointments) and Clause 5.3.

5.7

An Investor Group with a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) pursuant to paragraph 2 of Schedule 4 (Board and management appointments) requesting (or whose Relevant Appointer is requesting), or which is (or whose Relevant Appointer is) deemed to have requested, the removal of a Director, or whose Director resigns from office as a Director under the Articles, shall indemnify and hold harmless (on an after-Tax basis) the other Investors, the remaining Directors, Topco from and against any liability for compensation for loss of office, any claim for unfair or wrongful dismissal or otherwise arising in connection with that Director ceasing to hold office as a Director.

Information sharing with appointing Investor

5.8

Subject to Clause 7 (Conflicts) and applicable Law, each of the Directors is hereby authorised to disclose all information available to him/her as a Director as he/she reasonably considers appropriate to any member of the Investor Group that nominated him/her (or whose Relevant Appointer appointed him/her) for appointment as a Director, provided that:

(a)	such information may not be disclosed (directly or indirectly) to any portfolio company within such Investor Group that is a Competing Business; and

(b)	the relevant Investor Group must ensure that it has in place, and maintains at all relevant times, effective and enforceable information barriers that:

(i)

prevent disclosure of such information to any person who is a Representative of a Competing Business, provided that this Clause 5.8(b)(i) shall not prevent disclosure to a third party adviser firm acting for the relevant Investor Group so long as such third party adviser firm maintains industry-standard conflicts management and information barriers between the engagement team of the third party adviser firm acting for the relevant Investor Group and any other team in the same firm that is otherwise a Representative of a Competing Business; and

(ii)	are documented and materially consistent with industry standards for the protection of competitively sensitive information,

in each case, provided that information shall not be deemed to have been disclosed to any such portfolio company solely as a result of it having been disclosed to a member of the relevant Investor Group which is entitled to appoint a director to the board of directors of such portfolio company, provided that they comply with the provisions of Clause 33 (Confidentiality).

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Chair

5.9	Subject to Clause 5.17 and any requirement under Law, the Chair shall be appointed from amongst the Directors (and may be removed) as follows:

(a)	from the Closing Date until the earlier to occur of:

(i)

the date that is four months prior to the expected date of submission of the first Draft Red Herring Prospectus by the Company to SEBI following Collapse Closing (such expected date to be determined by the Board following recommendation by the Strategic Options Committee);

(ii)

the Founder Investor Group ceasing to hold an aggregate Equity Proportion (for the purpose of this Clause 5.9, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of more than 2.5 per cent; and

(iii)	the date which is two years after the Closing Date,

or in any case until such date as may be agreed between the Founder and the Approved Parent of any Controlling Investor Group (the Initial Chair Period), the Founder shall be the Chair; and

(b)	following the Initial Chair Period, paragraphs 7 to 10 of Schedule 4 (Board and management appointments) shall apply.

Vice Chair

5.10

Subject to Clause 5.17 and provided that the Founder Investor Group continues to hold an aggregate Equity Proportion (for the purpose of this Clause 5.10, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of more than 2.5 per cent, upon being replaced as Chair in accordance with the terms of this Agreement, the Founder shall continue to be a Director and, unless his designation or appointment as the Vice Chair would result in the Company having to appoint a greater number of independent directors than would be required pursuant to any applicable regulatory requirement but for such appointment or designation, shall be appointed or designated as vice chair of the Board (Vice Chair) for an initial period of three years following such replacement.

5.11

Subject to Clause 5.17, following expiry of the initial three-year term described in Clause 5.10 above or any subsequent three-year term approved in accordance with this Clause 5.11, and in each case provided that the Founder Investor Group continues to hold an aggregate Equity Proportion (for the purpose of this Clause 5.11, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of more than 2.5 per cent, the Founder may be re-appointed as Vice Chair for one or more additional terms of three years at a time by the Board.

5.12

Upon the Founder Investor Group ceasing to hold an aggregate Equity Proportion (for the purpose of this Clause 5.12, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of more than 2.5 per cent, the Founder shall no longer have a right to be a Director on the Board pursuant to paragraph 4 of Schedule 4 and shall cease to be Vice Chair.

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CEO

5.13	The Founder shall be the initial CEO.

5.14

At any time following Closing, the Board may remove the CEO from their position with or without a “Bad Act” (as defined in the CEO’s relevant employment contract), provided that in the case of termination without a “Bad Act”, the CEO shall be eligible for certain “Good Leaver” treatment in respect of any outstanding Equity Awards they may hold at the date of such termination as provided in the relevant award agreements.

5.15	At any time following Closing, the Board may appoint a replacement CEO (who need not be a Director of Topco) in accordance with the following procedures:

(a)

prior to the second anniversary of the Closing Date, the NomRem Committee shall initiate a CEO successor identification process (the Successor Identification Process) and determine the minimum qualification criteria for an individual to be appointed as the CEO (the CEO Criteria);

(b)	in connection with the Successor Identification Process:

(i)

the NomRem Committee shall, in consultation with the Founder, engage a reputable independent executive search agency (with suitable credentials) to compile a list of potential internal and external candidates, in each case meeting (in the reasonable opinion of the NomRem Committee) the requirements of the CEO Criteria; and

(ii)

the Founder shall, upon the request of the Board and prior to the second anniversary of the Closing Date, use reasonable efforts to recommend to the NomRem Committee one or more candidates from the list of potential candidates compiled in accordance with Clause 5.15(b)(i),

(the potential candidates identified by the independent executive search agency and the Founder, together, the Potential Successor CEO Candidates);

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(c)

the NomRem Committee shall, acting reasonably and in good faith and in the interests of the Investors as a whole, select and recommend to the Board for appointment as the CEO a shortlist of candidates from those Potential Successor CEO Candidates identified under Clause 5.15(b) above (the Recommended Successor CEO Candidates);

(d)

subject to Clause 5.17, the Board shall consult on a reasonable basis with the Founder and each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more (for the avoidance of doubt, such consultation right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to, any transferee of such Investor (other than a Permitted Affiliate Transferee), prior to the identification and appointment of a suitable candidate to succeed the Founder as CEO (the Successor CEO);

(e)

following such consultation (which for the avoidance of doubt shall not constitute and shall not be construed as constituting a consent right, approval right or veto right in favour of the Founder or any Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more), the Board:

(i)

shall be entitled to proceed with the appointment of the Successor CEO, notwithstanding any objection by the Founder or any Investor Group which holds an aggregate Equity Proportion of 12.5 per cent or more or any failure by the Founder or any Investor Group which holds an aggregate Equity Proportion of 12.5 per cent or more to provide their consent or approval for identification and appointment of the Successor CEO; and

(ii)	shall select for appointment as Successor CEO an individual from the shortlist of Recommended Successor CEO Candidates; and

(f)

upon the identification of the Successor CEO in accordance with this Clause 5.15, the Board, in consultation with the Founder, shall establish, periodically review and, in the case of the Founder, use all reasonable efforts to implement a comprehensive succession transition plan incorporating clear and objective milestones and related timelines to ensure an orderly, efficient, and effective transfer of leadership and responsibilities in respect of the CEO role from the Founder to the Successor CEO.

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5.16

Following the appointment of the Successor CEO in accordance with Clause 5.15 above, subject to any requirement under Law, the CEO shall be appointed (and may be removed) in accordance with paragraphs 11 to 13 of Schedule 4 (Board and management appointments).

Founder departure

5.17	If:

(a)

the members of the Founder Investor Group hold an aggregate Equity Proportion (for the purpose of this Clause 5.17, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of 2.5 per cent or less, then the Founder shall immediately be removed as Chair or Vice Chair (if he then holds either position) and cease to benefit from his rights pursuant to Clauses 5.9(a), 5.10 and 5.11 above; or

(b)	if a Bad Leaver Scenario (as defined in the Initial CEO Employment Contract) occurs, then the Founder shall immediately:

(i)	be removed as Chair (if he then holds that position) and the Initial Chair Period shall be deemed to have expired;

(ii)	be removed as Vice Chair (if he then holds that position) and cease to benefit from his rights pursuant to Clauses 5.10 and 5.11 above;

(iii)	be removed as a Director (if he is a Director); and

(iv)	cease to benefit from his rights pursuant to Clause 5.15 above.

Management

5.18	Subject to any requirement under Law, from and after the Closing Date, all members of Management other than the CEO shall be appointed (and may be removed) by the Board in consultation with the CEO.

5.19	The powers delegated to Management by the Board from time to time shall be those set out in the Management Delegation of Authority Matrix.

Board observers

5.20

Each Investor Group shall, for so long as it holds an aggregate Equity Proportion of the Minority Threshold or more, be entitled to appoint one person to act as an observer at Board Meetings. The observer shall be entitled to receive notice of, attend and speak at all Board Meetings and to receive copies of all board papers and minutes as if the observer were a Director, but shall not be entitled to vote on any resolutions proposed. The provisions of Clause 5.8 on sharing of information by Directors shall also apply to observers (mutatis mutandis).

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Quorum

5.21

Subject to Clause 7.7, the Quorum for transacting business at any Board Meeting (including those requisitioned pursuant to Clause 5.24) shall be determined in accordance with Schedule 5 (Board quorum).

Board Meetings

5.22	Subject to Clause 5.28 and unless otherwise unanimously agreed by the Directors:

(a)

all Board Meetings, and meetings of any committee of the Board, will be conducted in a manner that enables all Directors to participate through an Audio-Visual Facility and each Director so participating in the communication is deemed to be present at a meeting with the other Directors so participating (and shall be counted in the Quorum in respect of any such meeting unless such Director is to be excluded for any items of business under provisions of Law), notwithstanding that all the Directors so participating are not present together in the same place; and

(b)	a Board Meeting, or meeting of any committee of the Board, held not in accordance with this Clause 5.22 shall be invalid.

5.23	Board Meetings shall take place at least quarterly in each Financial Year with a gap of less than 120 days between two consecutive Board Meetings.

5.24

The Chair or any other two Directors may, and on the requisition of any Investor Group which holds an aggregate Equity Proportion of 12.5 per cent or more shall, at any time convene a Board Meeting. Subject to any requirement under Law and to Clauses 5.25, 5.26 and 6.7, at least 10 Business Days’ notice shall be given to each Director of any Board Meeting (or at least two Business Days’ notice in the case of an adjourned meeting), which notice period must exclude the date of the notice and the date of the Board Meeting.

5.25	If the Chair or a majority of Directors determines that urgent business has arisen, notice of the relevant Board Meeting may be reduced to not less than two Business Days.

5.26

A Board Meeting may be held at shorter notice than set out in Clause 5.24 or 5.25, or without notice, if the prior written consent of at least one Director nominated by each Investor Group entitled to nominate one or more Directors or appointed by their Relevant Appointer(s) (as applicable) has been received.

5.27	If the Chair is not present at a Board Meeting, the Directors shall (by simple majority of those present) designate one of their number to act as chair to preside over such meeting.

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5.28

The affairs of UK PLC shall be conducted so that UK PLC remains resident solely in the United Kingdom for Tax purposes and the affairs of the Company shall be conducted so that the Company remains resident solely in India for Tax purposes. For this purpose:

(a)

save with approval of the Board, having taken external professional advice as to Tax residence consequences, Company Board Meetings shall take place in India (with a majority of the participating Directors being physically present in India) and, until Collapse Closing, UK PLC Board Meetings shall take place in the United Kingdom (with a majority of the participating Directors being physically present in the United Kingdom); and

(b)

save with approval of the Board, having taken external professional advice as to Tax residence consequences, and without prejudice to Clause 5.28(a) above, no Company Board Meeting or, until Collapse Closing, UK PLC Board Meeting shall take place with a majority of the participating Directors being physically present in a single jurisdiction outside of India or the United Kingdom, respectively; and

(c)

paragraphs 5.28(a) and (b) above shall also apply to any Board Meeting conducted through an Audio-Visual Facility, with reference to Directors attending the meeting being read as a reference to participating in the meeting.

5.29	Minutes of all Board Meetings, and meetings of any committee of the Board, will be prepared recording discussions which took place and decisions made at the meetings.

5.30

All material strategic, operational and business decisions of the Company shall be taken by the Board, unless the Board has delegated any of its powers to a committee of the Board pursuant to Clause 5.33(b), in which case the relevant committee shall promptly and fully report to the Board on each decision taken pursuant to such delegated authority, and in any event no later than at the next Board Meeting following the date of such decision.

Voting at Board Meetings

5.31	Subject to Clause 7 (Conflicts):

(a)

resolutions of the Board shall be passed by a simple majority of the votes cast by the Directors at the relevant Board Meeting (or, in the case of a written resolution, by Directors collectively entitled to cast a simple majority of the votes of the Directors entitled to vote on the relevant resolution); and

(b)	each of the Directors shall be entitled to cast one vote.

5.32	Neither the Chair nor the Vice Chair shall have a second or casting vote at any Board Meeting (or any meeting of a committee of the Board).

Board committees

5.33	Subject to Clauses 5.34 to 5.38, the Directors may:

(a)	establish committees of the Board; and

(b)	delegate any of their powers to a committee of the Board.

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5.34

Subject to any requirement under Law and Clause 26.2, unless the Board delegates any of its powers to a committee of the Board, the committees of the Board shall serve an advisory function only by making recommendations to the Board in respect of matters referred to them by the Board or within their terms of reference.

5.35	The initial committees of the Board shall comprise:

(a)	a nomination and remuneration committee (the NomRem Committee);

(b)	a financial and operations committee (the F&O Committee);

(c)	an audit committee;

(d)	the Strategic Options Committee; and

(e)	an environmental, social and corporate governance committee (the ESG Committee).

The requirements of Clauses 5.22, 5.24, 5.25, 5.26 and 5.28 above shall apply mutatis mutandis to meetings of any such committee (including that references to “Board Meetings” shall be read as references to meetings of the relevant committee).

5.36

Subject to Clauses 5.34, 5.38 and Clause 26.6, the Board shall determine the terms of reference for, and constraints on, each of the committees it establishes, and proceedings of committees shall be conducted in the same manner as proceedings of the Board and in accordance with the other provisions of this Clause 5, as applicable.

5.37	The constitution of each committee of the Board shall comply with the provisions of:

(a)	prior to Collapse Closing, the Act; and

(b)

following Collapse Closing, the (Indian) Companies Act and the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015 (SEBI LODR), as applicable, including in relation to the requirement of appointing non-executive directors and independent directors.

5.38	Subject to Clause 5.37, the Board shall be entitled to nominate for appointment the members of each committee of the Board, provided that:

(a)

for so long as there is a Controlling Investor Group, that Controlling Investor Group shall be entitled to nominate for appointment as many members of each committee of the Board as it determines in its complete discretion;

(b)

each Investor Group which holds an aggregate Equity Proportion of 12.5 per cent or more shall be entitled to nominate for appointment one member of (i) the F&O Committee; and (ii) the Strategic Options Committee;

(c)

the CEO from time to time shall be entitled to attend any portion of any NomRem Committee meeting which relates to the remuneration of senior members of Management (other than the CEO himself) as a non-voting observer; and

(d)	for so long as the Founder is CEO, he shall be entitled to be a member of the ESG Committee and the F&O Committee.

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Appointment and removal of independent directors

5.39	From the date of this Agreement until the date on which a Listing occurs, subject to any requirement under applicable Law:

(a)	the selection and appointment of independent directors shall be conducted in accordance with the following procedures:

(i)

the NomRem Committee shall engage a reputable independent executive search agency (with suitable credentials) to compile a list of potential candidates, in each case meeting (in the reasonable opinion of the NomRem Committee) the requirements applicable to independent directors under Law (the potential candidates identified by the independent executive search agency, together, the Potential ID Candidates);

(ii)

the NomRem Committee shall, acting reasonably and in good faith, select and recommend to the Board for appointment as independent directors a longlist of such number of candidates from those Potential ID Candidates identified under sub-Clause (i) above that is at least three more than the relevant number of independent directors proposed to be nominated for appointment (the NRC Recommended ID Candidates); and

(iii)	the Board shall, subject to the approval of Investors as required under applicable Law, select from those NRC Recommended ID Candidates identified under sub-Clause (ii) above and:

(A)	until Collapse Closing, cause the Relevant Appointers (acting jointly), who agree to appoint and remove independent directors as requested by the Board, to appoint; and

(B)	following Collapse Closing, appoint,

the relevant number of independent directors as Directors for an initial term of three years; and

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(b)	the removal and replacement of independent directors shall be conducted in accordance with the following procedures:

(i)	if a Director that is an independent director:

(A)	is or becomes prohibited from acting as a Director by Law, this Agreement or the Articles; or

(B)

consents to, carries out or is involved in an activity which in the reasonable opinion of the Directors, acting by a resolution of the Board, brings the Group into material disrepute (including, for the avoidance of doubt, fraud or any breach of Anti-Bribery Law), the Board shall, within five Business Days of the occurrence of any such event, give notice in writing to Topco requesting the removal of such Director (unless such person has already ceased to be a Director); and

(ii)

if a Director that is an independent director dies, resigns, retires, is incapacitated and/or is removed as a Director, the Board shall procure that another independent director shall be selected and appointed in his or her place in accordance with Clause 5.39(a).

Directors’ remuneration, expenses and insurance

5.40

Subject to Clause 5.41, each Investor Group shall be responsible for the remuneration and expenses of any Director(s) nominated for appointment or appointed by, and any observer appointed by, its Investor Group or its Relevant Appointer (as applicable) and any associated employer’s payroll or social security tax costs and any costs in connection with the appointment and removal of each such Director. The Company or UK PLC (as applicable) shall be responsible for the remuneration and expenses of any independent director(s) (including any independent directors nominated for appointment by or appointed by the relevant Investor Groups (or their Relevant Appointer(s) (as applicable)) in accordance with Schedule 4 (Board and management appointments)) and any associated employer’s payroll or social security tax costs and any costs in connection with the appointment and removal of each such independent director. For the avoidance of doubt, nothing contained in this clause shall prejudice the rights of the Founder to claim compensation or remuneration in his role as the CEO or the Chair or the Vice Chair (as may be applicable), in accordance with the terms of any agreement (including any employment agreement) as may be entered into between the Founder and the Company or UK PLC (as applicable), which claims shall only exist to the extent such compensation or remuneration is agreed with the Company or UK PLC (as applicable).

5.41

Each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company and/or UK PLC or under this Agreement to ensure that the Company or UK PLC (as applicable) shall reimburse each Investor Group for reasonable travelling, accommodation and other expenses reasonably incurred by any Director nominated for appointment or appointed, or any observer appointed, by that Investor Group or its Relevant Appointer (as applicable) in attending Board Meetings (or meetings of a committee of the Board) or otherwise in connection with that Director’s functions as a Director or observer’s role as an observer. Such sums shall be payable within 20 Business Days of the receipt by the Company or UK PLC (as applicable) of a valid invoice from the relevant Investor.

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5.42	In respect of:

(a)	the period from Closing to Collapse Closing, UK PLC; and

(b)	the period from Collapse Closing, the Company,

shall, so far as it is legally able, purchase and maintain, with a reputable insurer, insurance effective from and including the Closing Date, for or for the benefit of any person who is or was at any time a Director or director or officer of any Group Member, including insurance against, subject to Law, any liability incurred by or attaching to him/her in respect of any act or omission in the actual or purported exercise of his/her powers, in each case from and including the Closing Date (or, if later, the date of appointment of such Director or director or officer of any Group Member), and/or otherwise in relation to his/her duties, powers or offices in relation to any Group Member (and all costs, charges, losses, expenses and liabilities incurred by him/her in relation thereto).

Boards of Material Subsidiaries

5.43

Topco shall, and shall procure that each relevant Group Member shall, so far as legally possible, exercise its voting rights as a shareholder of other Group Members to ensure that each Investor Group or Relevant Appointer thereof (as applicable) that has a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) to the Board pursuant to Schedule 4 (Board and management appointments) is able to nominate an equal number of directors for appointment or appoint an equal number of directors to the board of directors of each Material Subsidiary. For this purpose the provisions of Clauses 4.1, 4.5, 4.6, 5.1 to 5.23, (save in relation to the Company or UK PLC) 5.24 to 5.42 (inclusive), 40.12, 40.13, and Clauses 48.6 to 48.9 (inclusive) shall apply mutatis mutandis to such boards of directors, but on the basis that rights are exercised through voting rights attaching to the shares held by the relevant Group Member(s) in Group Members rather than by Investors directly, and subject to the following:

(a)	any reference to the Investors in any of those Clauses shall be taken as a reference to Investors in Topco and not a reference to the shareholder in the relevant Group Member;

(b)	any references to the CEO or Management in any of those Clauses shall be taken as references to the chief executive officer or senior management of the relevant Group Member;

(c)	any notifications made pursuant to those Clauses shall be given to and by Topco (as referred to in those Clauses), rather than to and by any other Group Members;

(d)	Clause 5.28 shall be read without any reference to UK PLC and references to “India” shall be taken as a reference to “the jurisdiction of incorporation of the relevant Group Member”; and

(e)	Clause 5.18 shall not apply.

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Litigation involving Investor Groups with Director appointment rights

5.44	Each party agrees that:

(a)

if any Investor or Investor Group that has, or has at any time from and including the Closing Date had, the right to be appointed or nominate one or more Directors for appointment to the Board pursuant to paragraph 2 of Schedule 4 (Board and management appointments) is a named party (or if the Approved Parent, or any Wholly Owned Subsidiary of the Approved Parent, of such Investor Group is a named party) (each such Investor Group, a Litigation Protected Investor Group) in any legal proceedings or other form of dispute resolution alongside any Group Member where both they and the relevant Group Member are either both claimants or both defendants (the Relevant Proceedings), no decisions relating to the conduct (including the settlement) of any legal proceedings in respect of any Group Member to which such Litigation Protected Investor Group is named in shall be taken without the prior written consent of the relevant Litigation Protected Investor Group where the proposed action or decision would be materially prejudicial to the relevant Litigation Protected Investor Group’s claim, defence or other interest in the Relevant Proceedings;

(b)

an Investor Group shall not be a Litigation Protected Investor Group if it ceases to have the right to nominate one or more Directors for appointment to the Board as a consequence of a Trigger Event or a Transfer of all of the Shareholder Instruments held by such Investor Group, in each case in accordance with this Agreement;

(c)

to the extent permitted by applicable Law and any legal privilege considerations, Topco shall notify each Litigation Protected Investor Group in writing upon becoming aware that such Litigation Protected Investor Group is a named party to any Relevant Proceedings;

(d)

the consent of the relevant Litigation Protected Investor Group shall not be required if such Litigation Protected Investor Group has an Investor Conflict (other than a Litigation Conflict arising solely by reason of the Relevant Proceedings) in relation to such Relevant Proceedings;

(e)	each Litigation Protected Investor Group shall exercise its rights under this Clause 5.44 reasonably and in good faith and shall not unreasonably withhold or delay its consent;

(f)	any consent right held by a Litigation Protected Investor Group under this Clause 5.44 shall not in itself constitute an Investor Conflict or a Litigation Conflict; and

(g)	nothing in this Clause 5.44 shall:

(i)	require Topco or any Group Member to disclose any information that is subject to legal professional privilege or litigation privilege;

(ii)

restrict the ability of any Group Member to take any urgent or interim step in any proceedings where, in the reasonable opinion of the Board, delay would be materially prejudicial to the interests of the Group, provided that such step shall not be materially prejudicial to the relevant Litigation Protected Investor Group and Topco shall notify the relevant Litigation Protected Investor Group in writing as soon as reasonably practicable thereafter; or

(iii)	apply to any proceedings between a Group Member and the relevant Litigation Protected Investor Group or any member of its Investor Group, in which case Clause 7 (Conflicts) shall apply.

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6.	Investor Proceedings

6.1	All General Meetings shall take place in accordance with Law and the Articles.

6.2

All Company General Meetings shall be held in India and all UK PLC General Meetings shall be held in the UK (in each case, or at such other location as may, subject to Clause 5.28, be approved by the Board) and may, subject to applicable Laws, be held through an Audio-Visual Facility.

6.3

For so long as he is the Chair, Vice Chair and/or CEO and provided Topco is unlisted, the Founder shall chair each General Meeting. If the Founder is absent from any such General Meeting, the Investors’ representatives present at such a General Meeting shall (by simple majority of those present) designate one of their number to act as chair to preside over such meeting. The chair of the General Meeting shall not have a second or casting vote at any General Meeting.

6.4	Proceedings of General Meetings and related papers, minutes and notices shall be in English.

6.5

No business shall be transacted at any General Meeting unless a quorum is present at the time when the meeting proceeds to business and remains present during the transaction of business. Subject to Clauses 6.6 and 7.4, a quorum shall exist at any General Meeting if at least:

(a)	where at the relevant time there is a Controlling Investor Group, a majority are authorised representatives of the Controlling Investor Group; and

(b)	one representative of each Investor Group that holds an aggregate Equity Proportion of 12.5 per cent or more,

are present, being Investors entitled to vote on the matter concerned.

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6.6

Subject to Clause 8 (Investor Reserved Matters), if a quorum is not present at a General Meeting or an adjourned General Meeting within 30 minutes from the time specified for the General Meeting or adjourned General Meeting, or if during the meeting a quorum is no longer present, the meeting shall be adjourned for at least five, but no more than 10, Business Days (excluding the date of the original General Meeting and the date of the adjourned General Meeting) to the same place and time of day. Subject to Clause 7.4, a quorum shall exist at any adjourned General Meeting if at least:

(a)	where at the relevant time there is a Controlling Investor Group, one representative of such Controlling Investor Group is present and entitled to vote on the matter concerned; or

(b)	in other circumstances, a representative of two or more different Investor Groups are present, being Investors entitled to vote on the matter concerned.

6.7

Unless all Investors agree otherwise in writing and subject to any requirement under Law and to Clause 7 (Conflicts), at least 10 Business Days’ notice shall be given to each Investor of any General Meeting (or five Business Days’ notice in the case of an adjourned meeting) (which notice period must exclude the date of the notice and the date of the General Meeting).

7.	Conflicts

Key definitions

7.1	In addition to the words and expressions defined in Schedule 15 (Definitions and Interpretation), the following words and expressions shall have the following meanings:

Cross-Directorship Conflict means, in relation to a Director or director of any Group Member:

(a)

that person being simultaneously a director of: (i) Topco or the relevant Group Member; and (ii) a business which the Board (excluding the relevant Director) reasonably considers, acting in good faith, to be a Competing Business; and

(b)

a matter being considered by the Board or the board of the relevant Group Member where: (i) the interests of Topco and such Competing Business are considered by the Board (excluding the relevant Director), acting reasonably and in good faith, to be in conflict; (ii) the information to be disclosed to, or discussed by, the Board or the board of the relevant Group Member in relation to such matter would be of competitive or commercial value to such Competing Business; or (iii) the Director cannot reasonably participate in the consideration of such matter and fulfil their duties to both Topco or the relevant Group Member and such other Competing Business;

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Director Conflict means:

(a)	a Cross-Directorship Conflict;

(b)	any matter in which a Director or director of a Group Member has a direct or indirect personal interest that conflicts, or may conflict, with the interests of Topco or the relevant Group Member; or

(c)

an Investor Conflict that relates to an Investor in the Investor Group that nominated (or whose Relevant Appointer nominated (as applicable)) the relevant Director or director of any Group Member for appointment (or any of such Investor’s Affiliates), provided that none of the following shall constitute a Director Conflict: (i) the fact that a Director or director of any Group Member has been nominated for appointment by an Investor Group or its Relevant Appointer pursuant to the terms of this Agreement in and of itself; and (ii) a Director or a director of a Group Member having any direct or indirect interest in any matter, decision or act (including the entry into any documents) which relates to a Listing (whether directly or indirectly);

Investor Conflict means, in relation to an Investor:

(a)

a direct or indirect interest of that Investor or any of its Affiliates in any contract or transaction or proposed contract or transaction or other arrangement or relationship with any Group Member, including where that Investor and/or any of its Affiliates has or may have a financial or material interest in the outcome of a decision on any such matter, other than: (i) an interest as an Investor in common with the other Investors; or (ii) any matter, decision or act (including the entry into any documents) which relates directly to a Listing; or

(b)	a Litigation Conflict,

provided that none of the following shall constitute an Investor Conflict: (i) the fact that a Director or director of any Group Member that has been nominated for appointment by such Investor’s Investor Group or its Relevant Appointer (as applicable) pursuant to the terms of this Agreement is subject to a Cross-Directorship Conflict; and (ii) the fact that an Investor or any of its Affiliates is invested in a Competing Business as or through one or more of its or their portfolio companies in compliance with the terms of this Agreement for so long as such Investor or its Affiliates (as the case may be) and such portfolio companies have in place and comply with their bona fide internal policies and procedures regarding a Competing Business with respect to the Group (on the one hand) and the applicable Competing Business (on the other hand) (including, without limitation, at the very minimum by imposing information barriers to prevent the disclosure of any Confidential Information to the applicable Competing Business); and

Litigation Conflict means, in relation to an Investor, any litigation (or any other form of dispute resolution) which:

(a)	a Group Member is engaged in, or is considering commencing, against that Investor or any of its Affiliates; or

(b)	such Investor or any of its Affiliates is engaged in, or is considering commencing, against any Group Member.

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Investor Conflicts

7.2

Any Investor to which an Investor Conflict relates (the Interested Investor) shall, as soon as practicable after becoming aware of that Investor Conflict and subject to any applicable confidentiality restrictions (and, in the case of a Litigation Conflict, subject to any legal privilege considerations), notify Topco in writing of (and Topco shall take reasonable steps to ensure that senior management of the Group notifies Topco, to the extent known, of) that Investor Conflict.

7.3

Topco shall notify the Investors in writing of any Investor Conflict of which Topco is aware at the beginning of any General Meeting at which a resolution relating to any matter relevant to the Investor Conflict is to be proposed or, where such resolution is proposed as a written resolution or an approval request is provided, Topco shall notify each Investor in writing of the Investor Conflict at the same time as the written resolution or approval request is circulated to Investors for consent.

7.4	An Interested Investor shall not:

(a)	be entitled to receive any materials circulated by Topco or relevant Group Member in relation to the Investor Conflict or which are restricted by Law;

(b)	be entitled to attend any part of a meeting where the Investor Conflict is being discussed or during which any information relevant to the Investor Conflict is provided;

(c)

be entitled to vote on or seek to influence any vote on the Investor Conflict at any General Meeting (or, if applicable, by written resolution) and any decision, approval or resolution in respect of any such Investor Conflict which would otherwise require the consent of the Interested Investor (whether or not such decision, approval or resolution would otherwise constitute an Investor Super Majority Matter or an Investor Majority Matter) shall:

(i)

for any Investor Conflict other than an Investor Conflict relating to the Controlling Investor Group, be deemed not to require such consent and the Shareholder Instrument holding of the Interested Investor shall be disregarded in calculating the votes required in favour of a resolution in order to pass it; and

(ii)	in the case of any Investor Conflict relating to the Controlling Investor Group, be resolved in accordance with Clause 9 (Deadlock); and

(d)

for the purposes of a General Meeting to consider any matter relevant to the Investor Conflict, be counted in the quorum in respect of any such meeting (and the quorum requirements in Clauses 6.5 and 6.6 shall be adjusted as necessary so as not to require the presence of the Interested Investor), in each case (except in relation to Clause 7.4(c)(ii)), without the prior written approval (to the extent such approval is permitted by Law) of the Controlling Investor Group. In considering giving such prior written approval, the Controlling Investor Group shall act in good faith.

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7.5

Notwithstanding any other provision of this Agreement, an Interested Investor that is not entitled to vote on an Investor Conflict shall, subject to Law, be entitled to receive a copy of any written resolution or notice of the General Meeting (as applicable) and to be present and speak at the General Meeting (if applicable), except where that Interested Investor is not entitled to vote as a consequence of a Litigation Conflict, in which case such Interested Investor shall not be permitted to receive any materials circulated to the Investors in relation to that Litigation Conflict and shall not be permitted to attend any part of a meeting where the Litigation Conflict is being discussed.

Director Conflicts

7.6

Any Director or director of a Group Member to whom a Director Conflict relates (the Interested Director) shall, as soon as practicable after becoming aware of that Director Conflict, declare the existence and (subject to any applicable confidentiality restrictions, save to the extent they conflict with Law) the nature and extent of that Director Conflict to the Board or relevant committee of the Board or relevant board or committee of any Group Member (or have the same recorded in the minutes of the Board Meeting or meeting of the relevant committee of the Board or meeting of the relevant board or committee of any Group Member). The Interested Director shall be required to disclose such details of the Director Conflict as are:

(a)	required to be disclosed by Law and in the manner prescribed therein; and

(b)

subject to any applicable confidentiality restrictions (save to the extent they conflict with Law), reasonably required in order to enable the relevant board or committee to understand the nature and extent of the Director Conflict.

7.7	An Interested Director shall not be obliged to resign from office as a result of such Director Conflict except:

(a)	where otherwise required in accordance with Law; or

(b)

in the case of a Cross-Directorship Conflict, in which case the Director shall (and the Investor Group or Relevant Appointer thereof (as applicable) which appointed such Director shall procure that such Director shall) resign as a director either of the Group Member or the Competing Business within 10 Business Days of such Cross-Directorship Conflict arising, but, in each case, shall not:

(c)

be entitled to receive any information or advice received by any Group Member in relation to any matter relevant to the Director Conflict or which is restricted by Law (but shall be informed by Topco, or such Group Member, that this Clause 7.7 applies to the Interested Director);

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(d)

be entitled to attend or participate in any discussion concerning any matter (or during which any relevant information is provided) relevant to the Director Conflict at a Board Meeting or meeting of the relevant committee of the Board or meeting of the relevant board or committee of any Group Member (or the relevant part of such meeting);

(e)

be entitled to vote on any matter relevant to the Director Conflict at any Board Meeting or meeting of the relevant committee of the Board or any meeting of the relevant board or committee of any Group Member (or, if applicable, by written resolution) and any decision, approval or resolution in respect of any matter relevant to such Director Conflict which would otherwise require the consent of the Interested Director shall:

(i)

for any Director Conflict other than a Director Conflict relating to a Director nominated by the Controlling Investor Group or appointed by [Appointer A] (provided such Director Conflict does not preclude such number of other Directors nominated by the Controlling Investor Group or appointed by [Appointer A] still constituting a majority of the Board), be deemed not to require such consent; or

(ii)

for any Director Conflict relating to a Director nominated by the Controlling Investor Group or appointed by [Appointer A] that would result in such Directors no longer constituting a majority of the Board, be resolved in accordance with Clause 9 (Deadlock); and

(f)

for the purposes of a Board Meeting or meeting of the relevant committee of the Board or meeting of the relevant board or committee of any Group Member convened to discuss any matter relevant to the Director Conflict (or at which resolutions in relation to any matter relevant to the Director Conflict are proposed), be counted in the Quorum in respect of any such meeting (and the quorum requirements in Clause 5.21 and Schedule 5 (Board quorum) shall be adjusted as necessary so as not to require the presence of the Interested Director), in each case, without the prior written approval (to the extent such approval is permitted by Law) of the Directors nominated by the Controlling Investor Group or appointed by [Appointer A] or director(s) of the relevant Group Member. In considering giving such prior written approval, each of the Director(s) or director(s) of the relevant Group Member shall act in good faith. The Investors and the other Director(s) or director(s) of the relevant Group Member shall give any consents, waivers, authorisations or approvals as are required to give effect to Clauses 7.6 and 7.7.

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7.8

If, in respect of any matter that requires approval by the Board or any board meeting of any Group Member, the number of Interested Directors is such that, notwithstanding Clauses 7.7(e) and 7.7(f), such matter cannot be passed at the relevant Board Meeting or any board meeting of any Group Member on the grounds that there are insufficient remaining Directors or directors of the relevant Group Member who are able to vote in respect of such matter, the Directors or directors of the relevant Group Member may resolve that such matter shall be resolved in accordance with Clause 9 (Deadlock).

7.9

Notwithstanding Clause 7.7(c), an Interested Director and the Investor Group that has nominated (or whose Relevant Appointer has nominated (as applicable)) such Interested Director(s) shall be entitled to receive all information and advice received by any Group Member in relation to any matter relevant to any Cross-Directorship Conflict for so long as, and only to the extent, such Investor Group and the relevant Interested Director(s) do not have an Investor Conflict and have in place and comply with their bona fide internal policies and procedures regarding a Competing Business with respect to the Group (on the one hand) and the applicable Competing Business (on the other hand) (including without limitation at the very minimum by imposing information barriers) to prevent the disclosure of any such information and advice to the relevant Interested Director or to the applicable Competing Business.

8.	Investor Reserved Matters

8.1

Subject to Clause 8.2, Topco shall ensure that no action or decision is taken (whether by the Board, any Group Member or any of their respective officers or managers), and each Investor shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco to ensure that no action or decision is taken (whether by the Board, any Group Member or any of their respective officers or managers), in each case in respect of:

(a)	any Investor Super Majority Matter, without prior Investor Super Majority Consent; and

(b)	any Investor Majority Matter, without prior Investor Majority Consent.

8.2

A series of related transactions shall be construed as a single transaction, and any amounts involved in related transactions shall be aggregated, to determine whether a matter is an Investor Reserved Matter.

8.3	If an action or decision requires Investor Super Majority Consent or Investor Majority Consent, the Board shall notify the Investors in writing and seek the Requisite Approval as soon as practicable.

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8.4

The Investors shall resolve on any action or decision referred to them in accordance with Clause 8.3 at a General Meeting convened and held in accordance with Clause 6 (Investor Proceedings) or in writing within 10 Business Days of receipt of notice from the Board (such notice, or any notice of General Meeting, to include, to the extent known to the Group, such information as the Investors reasonably require to assess whether to approve the matter in question) and such resolution shall become effective immediately upon the required level of consent having been obtained.

8.5	Subject to Clause 5.28 and the Articles, Investor Super Majority Consent or Investor Majority Consent may be provided by the Investors:

(a)

at a General Meeting held in accordance with Clause 6 (Investor Proceedings) provided that the Investors whose consent is required by this Agreement, or their respective Appointed Persons, consent to the relevant action or decision at such General Meeting; or

(b)

in writing (which may be by means of several documents in the like form, each signed (whether by electronic means or otherwise) by one or more Investors whose consent is required by this Agreement to the relevant action or decision, or their respective Appointed Persons); or

(c)

by a Director appointed by the relevant Investor or its Relevant Appointer (as applicable) (and having been specifically authorised by such Investor to provide such consent) at a meeting of the Board, recorded in the minutes of such meeting as having been given specifically for the purposes of this Clause 8.5(c).

9.	Deadlock

9.1	This Clause 9 shall apply upon the occurrence of any of the following circumstances:

(a)

a Quorum not being present or ceasing to be present at a Reconvened Board Meeting duly convened in accordance with Clause 5 (Directors and management) and Schedule 5 (Board quorum) by reason of the absence of sufficient Directors nominated for appointment by an Investor Group (or appointed by its Relevant Appointer (as applicable)) from that Reconvened Board Meeting who were also absent from the relevant First Board Meeting;

(b)

any of the Investor Reserved Matters is proposed for decision at two consecutive duly convened General Meetings (or in writing) by one or more of the Investors and, at each meeting (or following the circulation of the relevant resolution in writing), that Investor Reserved Matter is not approved in accordance with Clause 8.1; or

(c)

one or more Investor Reserved Matters are proposed for decision at an adjourned General Meeting but are not approved in accordance with Clause 8.1 by reason of the absence of an Investor Group from that adjourned General Meeting that was also absent from the immediately preceding General Meeting or adjourned General Meeting at which the Investor Reserved Matter(s) would have been tabled for approval, where such Investor Reserved Matter(s) require the approval of that Investor Group,

(each, a Deadlock).

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9.2	If a Deadlock:

(a)	occurs pursuant to Clause 9.1(a), each Investor that (together with the other members of its Investor Group) holds an aggregate Equity Proportion of 12.5 per cent or more; or

(b)	occurs pursuant to:

(i)	Clause 7.4(c)(ii), 7.7(e)(ii) or 7.8; or

(ii)	Clauses 9.1(b) or 9.1(c) in respect of an Investor Majority Matter or Investor Super Majority Matter,

any Investor,

may serve written notice on each of the other Investors stating that a Deadlock has arisen (a Deadlock Notice).

9.3

Following the service of a Deadlock Notice, the Investors, or such of them as are named in the Deadlock Notice or otherwise declare themselves to be interested in the Deadlock, shall attempt in good faith to resolve the Deadlock through a face-to-face meeting or telephone conference call within 20 Business Days from and including the last date on which the Deadlock Notice is received by the Investors (or such longer period as may be agreed in writing between the Investors).

9.4

If the Investors are unable to resolve the Deadlock by amicable negotiation within the time period referred to in Clause 9.3, the Deadlock shall be referred to the respective Deadlock Representatives of:

(a)

in the case of a Deadlock pursuant to Clause 9.2(a), the Investors that (together with the other members of their respective Investor Group) hold an aggregate Equity Proportion of 12.5 per cent or more; or

(b)

in the case of a Deadlock pursuant to Clause 9.2(b), the Investors that (together with the other members of their respective Investor Group) hold an aggregate Equity Proportion of the Minority Threshold or more, who shall attempt in good faith to resolve the Deadlock through a face-to-face meeting or telephone conference call within 10 Business Days from and including the date on which the Deadlock was referred to them in writing (or such longer period as may be agreed in writing between the Investors).

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9.5	If the Deadlock cannot be resolved by the end of the negotiation period referred to in Clause 9.4:

(a)

if and to the extent that the Deadlock is in respect of a matter related to a Listing of the Company and failure to resolve the Deadlock would prevent or materially delay the proposed Listing of the Company, the Deadlock in respect of such matter shall be deemed resolved in favour of, for so long as there is a Controlling Investor Group, the Controlling Investor Group; and

(b)	in any other case, the status quo shall continue to apply.

9.6

This Clause 9 shall not restrict or exclude the right of any party to pursue, in accordance with Clause 51 (Dispute Resolution), any Dispute as regards the parties’ rights and obligations under this Agreement.

10.	Business Plan and Annual Budget

Business Plan

10.1	The Company shall adopt the Initial Business Plan with effect from Closing.

10.2

Any subsequent business plan for the Group (which shall be in substantially the same form as the Initial Business Plan unless otherwise agreed by the Board) in relation to the period following the Initial Business Plan Period in accordance with this Clause 10 shall be a Subsequent Business Plan.

10.3	No later than:

(a)

60 Business Days before the end of the final Financial Year covered by the then applicable Business Plan, a draft Subsequent Business Plan relating to the next Business Plan Period shall be prepared by the Company, with such process being overseen by the CEO, and circulated to the Board and those Investors eligible to receive it under Clause 11.6; and

(b)

20 Business Days after the circulation of such draft Subsequent Business Plan (or on such other date prior to the end of the then current Financial Year as may be agreed by the Board), the Board shall consider and, if thought fit, adopt the Subsequent Business Plan.

10.4	The Business Plan:

(a)	subject to Clause 10.5, may be amended at any time by approval of the Board; and

(b)

shall be deemed to be automatically amended if the provisions of Clause 3.1(b) apply (and the relevant issue or grant of Shareholder Instruments received prior written consent in accordance with the terms of that Clause). Any such amended Business Plan shall be circulated to those Investors eligible to receive it under Clause 11.6 within 10 Business Days of the amendment having become effective.

10.5

If and to the extent that an amendment to the Business Plan under Clause 10.4 (which shall include the adoption of any Subsequent Business Plan) constitutes a deviation of more than 10 per cent from Key Line Items of the then current Business Plan (after an adjustment for inflation by reference to the Inflation Index as published from time to time that is applicable to the Business Plan Period to which such Business Plan relates), it shall require the prior written consent of each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more. Such consent right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to any transferee of such Investor (other than a Permitted Affiliate Transferee) until the third anniversary of Closing.

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10.6

Unless otherwise approved by the Board (or, in the case of any action which would constitute a deviation of the kind referred to in Clause 10.5, with the prior written consent of each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more), the Company shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company or under this Agreement to ensure that) no action inconsistent with the Business Plan shall be taken by any Group Member (or the directors, officers or employees of any Group Member).

10.7

If, at any time, the Board fails to approve and adopt a Subsequent Business Plan or an amendment to any Business Plan in accordance with this Clause 10, the Company shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company or under this Agreement to ensure that) the Group continues to adopt and comply with the then current Business Plan (with each number in the Business Plan being adjusted for inflation by reference to the Inflation Index as published from time to time that is applicable to the Business Plan Period to which such Business Plan relates) until such time as a new Business Plan is approved and adopted.

10.8	The Board shall consult with the CEO in respect of any proposed changes to the Business Plan, provided that the Board will not be under any obligation to accept the CEO’s input on the Business Plan.

Annual Budget

10.9	The Company shall adopt the Initial Annual Budget with effect from the Closing Date.

10.10

The Annual Budget shall be derived from the then current Business Plan and any deviations from such Business Plan in the Annual Budget shall be subject to approval by the Board in accordance with this Agreement.

10.11	No later than:

(a)

30 Business Days before the end of the Initial Financial Year, and, in the case of any subsequent Financial Years, 30 Business Days before the end of that subsequent Financial Year, a draft annual budget for the Group (in substantially the same form as the Initial Annual Budget) relating to the following Financial Year (a Subsequent Annual Budget) shall be prepared by the Company, with such process being overseen by the CEO, and circulated to the Board and those Investors eligible to receive it under Clause 11.6; and

(b)

15 Business Days after the circulation of such draft Subsequent Annual Budget (or on such other date prior to the end of the then current Financial Year as may be agreed by those Investors whose consent is required in respect of such Subsequent Annual Budget under Clause 10.13(b)), the Investors or the Board (as the case may be) shall consider and, if thought fit, adopt the Subsequent Annual Budget subject to Clause 10.13.

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10.12

The Annual Budget may be amended at any time if the requisite Investor consent or Board approval (as the case may be) has been obtained in respect of such amendment in accordance with Clauses 10.13 or 10.14. Any such amended Annual Budget shall be circulated to those Investors eligible to receive it under Clause 11.6 within 10 Business Days of the amendment having become effective.

10.13	Adopting the Subsequent Annual Budget under Clause 10.11 shall require:

(a)	subject to Clauses 10.11(a), 10.11(b) and 10.13(b), the prior approval of the Board in accordance with Clause 5 (Directors and management); and

(b)

if and to the extent that any Key Line Item in the Subsequent Annual Budget constitutes a deviation of more than 20 per cent from a Key Line Item in the then prevailing Business Plan, the prior written consent of each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more (for the avoidance of doubt, such consent right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to any transferee of such Investor (other than a Permitted Affiliate Transferee)).

10.14	Any amendment to the Annual Budget under Clause 10.12 shall require:

(a)	subject to Clause 10.14(b), the prior approval of the Board in accordance with Clause 5 (Directors and management); and

(b)

if and to the extent that such amendment constitutes a deviation of more than 20 per cent from a Key Line Item in the then prevailing Business Plan, the prior written consent of each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more (for the avoidance of doubt, such consent right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to any transferee of such Investor (other than a Permitted Affiliate Transferee)).

10.15	The Board shall review the Annual Budget at least once every three months against the actual incurred costs and expenses for the previous quarter as shown in the management accounts of the Group.

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10.16

Unless otherwise approved by the Board (or, in the case of any action which would constitute a deviation of the kind referred to in Clause 10.13(b), with the prior written consent of each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more), the Company shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company or under this Agreement to ensure that) no action inconsistent with the Annual Budget shall be taken by any Group Member (or the directors, officers or employees of any Group Member).

10.17

If, at any time, the Board fails to approve and adopt an Annual Budget for the following Financial Year in accordance with this Clause 10, the Company shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company or under this Agreement to ensure that) the Group continues to adopt and comply with the Annual Budget for the preceding Financial Year (excluding non-recurring items) (with each number in the Annual Budget being adjusted (in each case with effect from the expiry of the period to which such Annual Budget relates) for:

(a)	inflation (where applicable) by reference to the Inflation Index as published from time to time; and

(b)	in respect of any cost of debt line item, the base rate applicable to such line item as published from time to time by the relevant central bank,

in each case until such time as a new Annual Budget is approved and adopted.

10.18	The Board shall consult with the CEO in respect of any proposed changes to the Annual Budget, provided that the Board will not be under any obligation to accept the CEO’s input on the Annual Budget.

10.19

The Annual Budget shall include a discrete line item setting out the projected annual liquidity available to the Founder, in accordance with his Annual Liquidity Right, which line item shall be implemented as part of the Annual Budget as long as the stipulations set out in Clause 13.1(a) and Clause 13.1(b) have been satisfied.

Long Term Financial Model

10.20

Every six months from the Closing Date, the Company shall prepare, with such process being overseen by the CEO, and circulate to the Board and those Investors eligible to receive it under Clause 11.6, a long-term detailed financial model that shall:

(a)	cover a period of at least the next five Financial Years; and

(b)	include a statement of progress in respect of the Group’s performance in the previous two quarters against the then current Business Plan,

(the Long Term Financial Model).

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11.	Financial matters, information, reporting and retention of records

Auditors and accounts

11.1

The Group’s auditors shall be an internationally recognised firm of chartered accountants as may be approved from time to time by the Board with the Requisite Approval (if applicable). All auditing costs shall be borne by the Company or UK PLC (as applicable).

11.2	The Company shall prepare its financial statements and management accounts:

(a)	in INR; and

(b)	in accordance with Law and the Accounting Principles.

11.3	UK PLC shall prepare its financial statements and management accounts:

(a)	in USD in the case of its standalone financial statements and INR in the case of its consolidated financial statements; and

(b)	in accordance with Law and the Accounting Principles.

11.4	The consolidated financial statements of Topco shall be audited within three months after the end of each Financial Year.

11.5

The appointment and removal of any external auditor for UK PLC and the Company shall require the prior approval of CPPIB Parent and CPPIB. Subject to the prior approval of CPPIB Parent and CPPIB, UK PLC and the Company may engage or otherwise cause the auditor of CPPIB Parent and CPPIB to provide any Non-Audit Services to the Company and UK PLC.

Information and records

11.6	Subject to any applicable Law, the Company and, until Collapse Closing, UK PLC, shall (at its sole cost) supply copies of the following information to:

(a)

each Investor that (together with the other members of its Investor Group) holds an aggregate Equity Proportion of the Minority Threshold or more (in relation to the Founder Investor Group, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis):

(i)

monthly and quarterly management accounts of the Group, which shall include a consolidated profit and loss account, balance sheet and cash flow statement broken down according to the divisions of the Group together with a statement of progress against the then current Business Plan no later than 45 days after the end of each such month or quarter (as applicable);

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(ii)	the health and safety reporting of the Group as typically prepared in the ordinary course of business carried on by the Group as at the date of this Agreement;

(iii)	the draft Business Plan and Annual Budget within the period specified in Clauses 10.3 and 10.11(a);

(iv)	any amended Business Plan and Annual Budget within the period specified in Clauses 10.4 and 10.12;

(v)	subject to Clause 7 (Conflicts), copies of all board papers at the same time that such board papers are circulated to the Directors;

(vi)

at the request of any such Investor (at that Investor’s expense) and provided that it does not unduly interfere with the Business, any information in the possession of the Group which is reasonably required by that Investor solely for the purposes of (A) managing the audit (internal and external), accounting, compliance or Tax affairs of that Investor (or any of its Affiliates); and/or (B) monitoring their investment in Topco, as soon as practicable after such request and in any event within 20 Business Days of such request; and

(vii)	the Long Term Financial Model within 10 Business Days of it having been issued by the Board in accordance with Clause 10.20; and

(b)

each Investor (together with the other members of its Investor Group) holding an aggregate Equity Proportion of at least two per cent (in relation to the Founder Investor Group, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis):

(i)

quarterly management accounts of the Group, which shall include a consolidated profit and loss account, balance sheet and cash flow statement broken down according to the divisions of the Group together with a statement of progress against the then current Business Plan no later than 45 days after the end of each such quarter (as applicable);

(ii)

the Audited Accounts (complying with all relevant legal requirements) in respect of each Financial Year as soon as reasonably practicable but in any event not later than three months after the end of that Financial Year; and

(iii)

at the request of any such Investor (at that Investor’s expense) and provided that it does not unduly interfere with the Business, any information in the possession of the Group which is reasonably required by that Investor solely for the purposes of (A) managing the audit (internal and external), accounting, compliance or Tax affairs of that Investor (or any of its Affiliates); and/or (B) monitoring their investment in Topco, as soon as practicable after such request and in any event within 20 Business Days of such request.

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11.7

If Topco fails to provide any of the information required to be provided by it to an Investor that is entitled to receive such information under Clauses 11.6 within the period specified, the relevant Investor may serve written notice on Topco requesting such information. If such information is not provided within five Business Days of such written notice being received, the relevant Investor shall be entitled to request the auditors of Topco, or in the absence of their agreement within five Business Days, to appoint a firm of accountants, to prepare such information at the Company’s or, until Collapse Closing, UK PLC’s expense and the Company and UK PLC (as applicable) each agrees to provide (or to procure the provision of) all information reasonably required by the auditors or such accountants, as the case may be, for such purpose.

Management Q&A

11.8

Each Investor Group that holds an aggregate Equity Proportion of the Minority Threshold or more shall be entitled to nominate certain of its Representatives (including any senior advisors) to jointly meet with Management on an annual basis to discuss the current business performance of the Group (including ongoing actions and projects, performance against the Annual Budget, financial and operational reporting and other relevant matters arising in the Business).

12.	Distributions

12.1

On Closing, UK PLC (and from Collapse Closing, the Company) shall adopt the Distribution Policy, which shall facilitate the distribution to the Investors of 100 per cent. of the cash of the Group which is available for distribution (whether by way of dividend, return of capital, repayment of shareholder debt or otherwise) on a quarterly basis on a pro rata basis by reference to the Equity Proportion held by each Investor as at the date of such distribution and in accordance with the Accounting Principles, subject to (i) all applicable Law, (ii) the working capital requirements of the Group, (iii) any capital expenditure in the three-year period from the adoption of the Distribution Policy and/or liabilities of the Group in accordance with the Business Plan and Annual Budget, (iv) any financing policy, and (v) any financing documents.

12.2

Save as may otherwise be agreed with Investor Super Majority Consent, no Group Member shall declare or pay any dividend or distribution otherwise than in accordance with the Distribution Policy or the terms of the Reorganisation Deed.

12.3	Except to the extent such change is required to comply with applicable Law, the Distribution Policy may only be amended or updated from time to time with Investor Super Majority Consent.

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12.4

Each Investor shall be solely liable and responsible for any Tax payable on receipt by it of any dividend or distribution of Topco and Topco shall be entitled to make any deductions or withholdings in respect of Tax as may be required by applicable Law in respect of any dividend or distribution made by it to an Investor.

12.5

If Topco is required by applicable Law to make any deduction or withholding in respect of Tax from any dividend or distribution made by it to an Investor, Topco shall reasonably cooperate and consult with that Investor in good faith in connection with claiming any available exemption, credit or refund in respect of such withholding or deduction, and such Investor shall provide to Topco all documentation (including any declaration) as is required to support any available claim under an applicable double tax treaty.

13.	Founder Annual Liquidity

13.1

The Founder Investor Group shall have the right, by delivering a notice no later than one month before the end of a Financial Year (an Annual Liquidity Notice) to the Company, to require the Company, provided that:

(a)	the Company has met or is able to meet financial requirements under the Annual Budget Obligations; and

(b)

where applicable, any reduction in such available financial resources results solely from bona fide amendments to the then current Annual Budget made in accordance with this Agreement, and absent such amendments the Company would have been able to meet the requirements under the Annual Budget Obligations; and

in accordance with Clauses 13.5 to 13.8 below, (i) subject to the Buyback Provisions, to buy back Founder Liquidity Securities that are Shares from one or more members of the Founder Investor Group, and (ii) to cash settle such number of Founder Liquidity Securities that are vested Equity Awards, in each case at the relevant Founder Liquidity Securities Price (together, a Founder Annual Liquidity Transaction), resulting in a receipt by the relevant members of the Founder Investor Group of up to an aggregate amount of the INR equivalent of:

(a)

in respect of the period from Closing until the end of the Financial Year in which Closing occurs (the First Founder Liquidity Period) a pro rata amount of US$15m calculated by reference to the number of days elapsed from Closing until the start of the first Financial Year commencing after Closing as a proportion of 365 days;

(b)

following expiry of the First Founder Liquidity Period, US$15m per Founder Liquidity Period for the three consecutive Founder Liquidity Periods thereafter (or, if earlier, until completion of an Indian IPO), the last day of such period (or such earlier date of an Indian IPO), being the Initial Annual Liquidity End Date; and

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(c)	following the Initial Annual Liquidity End Date, US$25m per Founder Liquidity Period until the Company has purchased and/or cash settled all of the Founder Liquidity Securities, as calculated by reference to the prevailing Exchange Rate at the date of the Annual Liquidity Notice (the Annual Liquidity Right), save that (i) the Annual Liquidity Right may only be exercised once in each Founder Liquidity Period, and (ii) the Annual Liquidity Right shall terminate automatically on completion of an Indian IPO, without prejudice to any Annual Liquidity Notice delivered prior to such completion of an Indian IPO.

For the purposes of this Clause 13.1, the number of Equity Awards shall be taken into account on a net settlement basis (after accounting for applicable exercise prices and any required deductions or withholdings in respect of Tax) of such Equity Awards.

13.2

Completion of any Founder Annual Liquidity Transaction pursuant to the exercise of the Annual Liquidity Right (each, an Annual Liquidity Completion) shall, subject to Clause 13.1, occur during the final quarter of the relevant Financial Year in which the Annual Liquidity Right is exercised, and by no later than 15 Business Days prior to the end of that Financial Year (or, if earlier, immediately prior to the completion of an Indian IPO in that Financial Year).

13.3	The price payable in respect of any Founder Liquidity Securities which are Shares (the Founder Liquidity Share Price) shall be the fair market value of such Shares, to be calculated as follows:

(a)	in relation to the first 12 months following Closing, at the Closing Price; and

(b)

in relation to each 12 month period thereafter, as established in the most recent valuation report as issued by an independent third party valuer commissioned by the Board, the valuation date of which report shall not be more than 3 (three) months prior to the end of the relevant Financial Year in which the Annual Liquidity Right is exercised.

13.4	Each Annual Liquidity Notice shall set out:

(a)	the total amount of the Annual Liquidity Right, subject to the caps noted in Clause 13.1 (Annual Exercise Amount);

(b)

the breakdown of the Annual Exercise Amount that is intended to be exercised by tendering the Founder Liquidity Securities which are Shares and the Founder Liquidity Securities which are vested Equity Awards, along with details of any such vested Equity Awards per Tranche (including their relevant exercise price); and

(c)	the bank account to which payment of the amount payable in respect of the relevant Founder Annual Liquidity Transaction in accordance with this Clause 13.1 should be paid.

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13.5

To the extent that any members of the Founder Investor Group are tendering Founder Liquidity Securities which are Shares pursuant to any Annual Liquidity Notice, the buyback of such Shares shall be in accordance with Clause 13.7 below.

13.6

To the extent that the Founder is tendering Founder Liquidity Securities which are vested Equity Awards pursuant to any Annual Liquidity Notice, immediately prior to the relevant Annual Liquidity Completion:

(a)

the Company shall cash settle such Founder Liquidity Securities such that the Founder receives, in respect of each tranche of vested Equity Awards identified in the relevant Annual Liquidity Notice (each tranche being a group of vested Equity Awards sharing the same exercise price (a Tranche)), an amount equal to the Intrinsic Value of that Tranche as at the date of the Annual Liquidity Notice multiplied by the number of Shares that would have been issued to the Founder if the Founder had exercised the vested Equity Awards in that Tranche under such vested Equity Awards, with the total amount payable to the Founder being the aggregate of all such per-Tranche amounts, less any Tax or amount in respect of or on account of Tax required by applicable Law to be deducted or withheld from such amount (and to the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid);

(b)

the Company (or the relevant employing entity) shall be entitled to withhold from the amount payable pursuant to Clause 13.6(a) any income tax and social security contributions it is obligated to withhold in respect of such vested Equity Awards that are so deemed exercised;

(c)	upon the payment of the amounts in the manner set out in Clause 13.6(a) and/or Clause 13.6(b), the Company shall be entitled to cancel the applicable Tranche of the vested Equity Awards.

13.7	At the relevant Annual Liquidity Completion:

(a)	each relevant member of the Founder Investor Group will sell and Transfer to the Company the Relevant FOL Sale Shares, and for such purposes:

(i)

each relevant member of the Founder Investor Group Transferring Shares shall, upon receipt of confirmation provided by the Company as stated in Clause 13.7(a)(ii)(B), Transfer their respective proportion of the Relevant FOL Sale Shares to the Company by delivering to their respective depositary participants, duly executed, irrevocable and unconditional written instructions instructing such depositary participant to debit the depositary account of such members of the Founder Investor Group to the extent of their respective proportion of the Relevant FOL Sale Shares, in favour of the depositary account of the Company; and

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(ii)	the Company will purchase and acquire the Relevant FOL Sale Shares from the relevant members of the Founder Investor Group in the proportions referred to above, and for such purposes:

(A)

the Company will pay to each relevant member of the Founder Investor Group, by electronic funds transfer in cleared funds in INR, the Founder Liquidity Share Price multiplied by the number of Shares sold and Transferred by it to such bank account as shall be notified in the Annual Liquidity Notice, less any Tax or amount in respect of or on account of Tax required by applicable Law to be deducted or withheld from such amount (and to the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid); and

(B)

the Company will provide copies of confirmation to the relevant members of the Founder Investor Group, in relation to the remittance of the amount transferred by the Company as set out in Clause 13.7(a)(ii)(A) above, by electronic funds transfer in cleared funds, and for the avoidance of doubt, any vested Equity Awards cash-settled by the Company pursuant to Clause 13.6 shall not be treated as Shares for the purposes of this Clause 13.7, and the Relevant FOL Sale Shares shall not include any Shares that would have been issued or acquired by the Founder pursuant to the deemed exercise of vested Equity Awards under Clause 13.6(a);

(b)	a Company Board Meeting shall be convened at which the Transfer of the Relevant FOL Sale Shares from the relevant members of the Founder Investor Group to the Company shall be approved; and

(c)

the Company and the relevant members of the Founder Investor Group shall each do all such other things and execute all such other documents (including any deed) as may reasonably be required to give effect to the sale and purchase of the Relevant FOL Sale Shares pursuant to the Annual Liquidity Right.

13.8

The Shares sold and purchased pursuant to the Annual Liquidity Right shall be sold by the relevant members of the Founder Investor Group free from Encumbrances and together with all rights attaching to them at the Annual Liquidity Completion, including the right to receive and retain all dividends and other distributions declared, paid or made after the relevant Annual Liquidity Completion.

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13.9

Each Investor shall: (A) so far as legally possible: exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company to procure that the Company complies with its obligations set out in Clauses 13.6 and 13.7; and (B) not offer any Shares in any buyback undertaken by the Company pursuant to Clause 13.7.

13.10

Each Investor agrees and acknowledges that: (A) to the extent the provisions of Clauses 13 and 14 are restricted in any manner under applicable Law, the Company, the Controlling Investor Group and the Founder shall discuss in good faith alternative mechanisms to achieve the commercial objectives underlying Clauses 13 and 14; and (B) in the event of any inconsistency or conflict between the provisions of Clauses 13 and 14 and any other provision of this Agreement, the provisions of Clauses 13 and 14 shall prevail.

14.	Founder Post-Closing Liquidity

14.1	The Founder Investor Group shall not be entitled to any liquidity (whether by way of secondary sale or otherwise):

(a)	as part of Closing; or

(b)	in connection with any primary capital raise undertaken by the Company in the 12 months following Closing; or

(c)	in connection with any direct or indirect syndication by the Controlling Investor Group prior to or following Closing.

14.2	From the date falling 12 months after Closing, if:

(a)

the Company undertakes one or more primary capital raises in an aggregate amount in excess of the INR equivalent of US$200,000,000 (as calculated by reference to the prevailing Exchange Rate on the Business Day before each such primary capital raise) by issuing Securities to one or more persons, other than to the Continuing Investors or to any member of the Consortium; or

(b)

the Controlling Investor Group Transfers Shareholder Instruments (other than to a Permitted Affiliate Transferee) a cumulative amount equivalent to an Equity Proportion of more than five per cent in a single or series of transactions, each a Post-Closing Liquidity Event,

the Founder Investor Group shall have the right (the Founder Post-Closing Liquidity Right), by delivering a notice (a Founder Post-Closing Liquidity Notice) to the Company and subject to Clause 18.7, to Transfer, (in the case of Shares) to any party or parties, or (in the case of Equity Awards) to cash settle in accordance with Clause 14.6, Founder Liquidity Securities of an amount up to 25 per cent. of the total Founder Liquidity Securities held as at Closing, in each of (i) the period commencing on the date falling 12 months after Closing and ending on the date falling 24 months after Closing and (ii) the period commencing on the date falling 24 months after Closing and ending on the date falling 36 months after Closing (the Founder Post-Closing Liquidity Securities), at (i) if the Post-Closing Liquidity Event is the event in Clause 14.2(a), the price per Share implied by its valuation (converted at the Exchange Rate prevailing on the date of the Founder Post-Closing Liquidity Notice); or (ii) if the Post-Closing Liquidity Event is the event in Clause 14.2(b), the same price and economic terms per Share as the Transfer by the Controlling Investor Group triggering the applicable Post-Closing Liquidity Event (any such Transfer being a Founder Post-Closing Liquidity Transaction).

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14.3	In the case of a Post-Closing Liquidity Event:

(a)

under Clause 14.2(a), the Founder Investor Group shall have the ability to sell up to 25 per cent. of the total Founder Liquidity Securities (in aggregate, taken together with any sale pursuant to paragraph (b) below); and/or

(b)

under Clause 14.2(b): (A) the Founder Investor Group shall have the ability to sell up to 25 per cent of the total Founder Liquidity Securities held as at Closing (in aggregate, taken together with any sale pursuant to paragraph (a) above), irrespective of the number of Shares being offered for sale by the Controlling Investor Group; and (B) the Controlling Investor Group shall use its best efforts to facilitate the Founder Investor Group’s liquidity entitlement under (A) in connection with any Transfer of Shares by the Controlling Investor Group.

For the avoidance of doubt, the Founder Investor Group will be entitled to avail liquidity under Clause 14.2 up to a maximum aggregate amount of 25 per cent. of the total Founder Liquidity Securities held at Closing (and not 25 per cent. separately under each of Clause 14.2(a) and Clause 14.2(b)) as a result of one or more Post-Closing Liquidity Events under Clause 14.2(a) or Clause 14.2(b).

14.4

Completion of any Founder Post-Closing Liquidity Transaction pursuant to the exercise of the Founder Post-Closing Liquidity Right (each, a Founder Post-Closing Liquidity Completion) shall occur as soon as practicable, and, in any event, no later than 15 Business Days, after the date of the Founder Post-Closing Liquidity Notice.

14.5	Each Founder Post-Closing Liquidity Notice shall set out:

(a)

the total amount of the Founder Post-Closing Liquidity Securities that is intended to be exercised, provided that such amount shall not under any circumstances exceed 25 per cent of the total Founder Liquidity Securities held as at Closing (the Closing Exercise Amount);

(b)

the breakdown of the Founder Post-Closing Liquidity Securities comprising the Closing Exercise Amount that is intended to be exercised by tendering the Founder Post-Closing Liquidity Securities which are Shares and the Founder Post-Closing Liquidity Securities which are vested Equity Awards, along with details of any such vested Equity Awards per Tranche (including their relevant exercise price); and

(c)	the bank account to which payment of the amount payable in respect of the relevant Founder Post-Closing Liquidity Transaction in accordance with this Clause 14 should be paid.

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14.6

To the extent that the Founder is tendering Founder Post-Closing Liquidity Securities which are vested Equity Awards pursuant to any Founder Post-Closing Liquidity Notice, the applicable provisions of Clause 13.6 shall apply mutatis mutandis.

14.7

To the extent that any members of the Founder Investor Group are tendering Founder Post-Closing Liquidity Securities which are Shares pursuant to any Founder Post-Closing Liquidity Notice, the applicable provisions of Clause 13.7 shall apply mutatis mutandis and references in Clause 13.7 to the Company shall, where the context requires, be read as references to the relevant third party transferee.

14.8

The Shares sold and purchased pursuant to any Founder Post-Closing Liquidity Transaction shall be sold by the relevant members of the Founder Investor Group free from Encumbrances and together with all rights attaching to them at the Founder Post-Closing Liquidity Completion, including the right to receive and retain all dividends and other distributions declared, paid or made after the relevant Founder Post-Closing Liquidity Completion.

14.9

Each Investor shall, so far as legally possible, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company to procure that the Company complies with its obligations set out in Clauses 14.6 and 14.7.

15.	Founder IPO Liquidity

15.1

In connection with any Indian IPO, the Founder Investor Group shall be entitled to Transfer to any party or parties other than the Company up to 50 per cent of the Founder Liquidity Securities, less any Founder Post-Closing Liquidity Securities realised by the Founder Investor Group pursuant to Clause 14 above in the “Offer for Sale” component of the Indian IPO.

15.2	In addition to Clause 15.1 above, and subject to applicable Law, the Founder Investor Group shall be entitled to participate on a pro rata basis in:

(a)	any liquidity event in connection with completion of an Indian IPO; and

(b)	any Block Trades conducted in accordance with Clause 23 for a period of 24 months following completion of an Indian IPO,

in each case relative to the Founder Investor Group’s proportion of Shares and vested equity awards: (i) in the case of any Equity Awards that are vested as at Closing, on a gross basis; and (ii) in all other cases, on a net settlement basis (accounting for applicable exercise prices and any required deductions or withholdings in respect of Tax).

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16.	Founder Liquidity Tax Matters

16.1

Prior to the completion of any Transfer of Founder Liquidity Securities or any other Shareholder Instruments to the Company pursuant to Clauses 13 or 14 above, the Company shall procure that any such valuation or other reports as may be required as a matter of applicable Law (including but not limited to, any Tax Benchmark Valuation Report, any Transfer Pricing Report, and/or any report required under the Foreign Exchange Management Act, 1999, with any such reports being Tax Reports) are prepared by a SEBI registered merchant banker or chartered accountant to the reasonable satisfaction of the Company and the transferor.

16.2

The transferor shall cooperate with and assist the Company in connection with the preparation of any reports as described in this Clause 16, including providing the Company (or, at the Company’s request, any third party appointed to prepare such Tax Reports) with such documents and information as the Company (or such appointed third party) requires in connection with the preparation thereof.

16.3

The transferor and the Company shall each make any filings, submit any returns, complete any procedural formalities and/or otherwise comply with all applicable Tax compliance requirements, in each case required by applicable Law to be made, submitted, completed or complied with by it in connection with the transfer of Founder Liquidity Securities or any other Shareholder Instruments to the Company pursuant to Clauses 13 and 14 above, and in each case within the time period prescribed by applicable Law.

17.	Founder Restrictive Covenant

17.1

The Founder acknowledges and agrees that the covenants, undertakings, and restrictions contained in this Clause 17 are entered into in connection with the transactions contemplated by this Agreement and are essential to protect and preserve the goodwill of the Business of the Group. The Founder further acknowledges and agrees that:

(a)	he has obtained, and will continue to obtain Confidential Information and personal knowledge of and influence over suppliers, customers, clients and employees of the Company; and

(b)	the restrictions set out below are reasonable and necessary in all the circumstances for the protection of the legitimate interests of the Company and its goodwill.

17.2

The Founder hereby agrees with the Company that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon the Founder by law, the Founder will be bound by the covenants and undertakings contained in this Clause 17. In this Clause 17, unless the context otherwise requires:

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Customer means any person to which the Company distributed, sold or supplied Restricted Products or Restricted Services during the Relevant Period and with which, during that period, either the Founder, or any employee under the Founder’s direct supervision (or indirect supervision through the Founder’s immediate reports), had material dealings, or about which the Founder had Confidential Information, but always excluding therefrom, any division, branch or office of such person with which the Founder and/or any such employee had no dealings and about which the Founder had no Confidential Information;

Founder Restricted Period means any period during which the Founder is a Director and a period of six months after the Founder ceases to be a Director;

Prospective Customer means any person with which the Company was actively negotiating during the Relevant Period regarding a material contract for distribution, sale or supply of Restricted Products or Restricted Services and with which, during such period, the Founder, or any employee who was under the Founder’s direct supervision (or indirect supervision through the Founder’s immediate reports), had material dealings during the Relevant Period, or about which the Founder had Confidential Information, but always excluding therefrom any division, branch or office of that person with which the Founder and/or any such employee had no dealings during that period and about which the Founder had no Confidential Information;

Relevant Period means (i) the period of 12 months immediately prior to Closing and any period during which the Founder is a Director;

Restricted Area means:

(a)	the Territory; and

(b)	any other country in the world where, during the Relevant Period, the Company deals in Restricted Products or Restricted Services;

Restricted Employee means any person who is or was a director or employee of the Company and who is dealing with or dealt with a Restricted Product or engaged in Restricted Services at any time within the Relevant Period and who by reason of that position and in particular their seniority or knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company is likely to cause damage to the Company if they were to leave the employment of the Company and/or become employed or engaged by a competitor of the Company;

Restricted Products means any products, equipment or machinery or artificial intelligence technology in each case that is or is being researched, developed, manufactured, supplied, marketed, distributed or sold by the Company and with which the Founder’s duties were materially concerned or for which either the Founder, or any employee who was under the Founder’s direct supervision (or indirect supervision through the Founder’s immediate reports), were responsible during the Relevant Period or about which the Founder had Confidential Information;

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Restricted Services means any services (including but not limited to technical and product support, technical advice and customer services) that are or are being researched, developed or supplied by the Company and with which the Founder’s duties were materially concerned or for which either the Founder, or any employee who was under the Founder’s direct supervision (or indirect supervision through the Founder’s immediate reports), were responsible during the Relevant Period or about which the Founder had Confidential Information;

Supplier means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company and with which, during that period, the Founder, or any employee under the Founder’s direct supervision (or indirect supervision through the Founder’s immediate reports), had material dealings in the course of the Relevant Period, or about which the Founder had Confidential Information.

17.3

During the Founder Restricted Period, the Founder will not, without the prior written consent of the Company, whether by himself, through his employees or agents and whether on the Founder’s own behalf or on behalf of any person, directly or indirectly:

(a)

solicit business from any Customer or Prospective Customer in respect of Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services;

(b)

accept any orders from, act or have any business dealings with any Customer or Prospective Customer in respect of Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services;

(c)

within the Restricted Area, be employed or engaged in or provide Confidential Information to that part of a business which is involved in Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services. For the purposes of this sub-clause, acts done by the Founder outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose is to distribute, sell, supply or otherwise deal with Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services in the Restricted Area to a material extent;

(d)

solicit or induce any person who is a Restricted Employee (and with whom the Founder had dealings during the Relevant Period) to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(e)

employ or otherwise engage any Restricted Employee in the business of Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services; or

(f)	solicit or induce any Supplier to cease to deal with the Company and shall not interfere in any way with any relationship between a Supplier and the Company.

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17.4

Clause 17 shall also apply as though references to the “Company” include references to each Group Member. The obligations undertaken by the Founder pursuant to this Clause 17.4 shall, with respect to each Group Member, constitute a separate and distinct covenant in favour of and for the benefit of each Group Member and which shall be enforceable either by the particular Group Member or by the Company on behalf of the Group Member and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Member.

17.5	The Founder hereby undertakes to the Company that the Founder will not at any time:

(a)

engage in any trade or business or be associated with any person (except the Company or any Group Member or any person to which the Company or the Group Member has authorised the usage of the trading names of the Company or any Group Member) engaged in any trade or business using any trading names used by the Company or any Group Member including the name(s) or incorporating the word(s) “ReNew”;

(b)

represent or otherwise indicate any association or connection with the Company or any Group Member, other than as an employee, director, chairman, vice chairman, shareholder or former employee, director / chairman / vice chairman or shareholder (as the case may be from time to time).

17.6

The Founder undertakes that he will not at any time during the Founder Restricted Period and at any time (without limit) after the Founder Restricted Period make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the Company or any Group Member or any of its or their respective shareholders, officers, employees or agents.

17.7

The restrictions in this Clause 17 (on which the Founder has had the opportunity to take independent advice, as the Founder hereby acknowledges) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Member but would be adjudged reasonable if some part of it were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.

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18.	Restrictions on Transfer

18.1

Subject to Clause 18.8, prior to the date which is the earlier of (i) three years after the Closing Date, and (ii) the date on which the Controlling Investor Group has Transferred all of the Relevant Priority Shares, no Investor (other than the Controlling Investor Group) may Transfer any Shareholder Instruments other than to a Permitted Affiliate Transferee, as part of a public takeover offer for 100 per cent of the Shareholder Instruments in issue (however structured), or a Transfer pursuant to Clause 13 (in the case of the Founder), a Full Tag Transfer triggered under Clause 21 (Tag Along) and Clause 22 (Drag Along) (the Controlling Investor Priority Liquidity).

18.2	In the event of a Transfer by the Controlling Investor Group of some or all of the Relevant Priority Shares (a Controlling Investor Priority Liquidity Transfer):

(a)

Topco shall, so far as it is legally able and acting reasonably and in good faith, take, or cause to be taken, all such actions as are reasonably necessary to effect, as promptly as practicable, a Controlling Investor Priority Liquidity Transfer; and

(b)

each of the other Investors shall, so far as it is legally able and acting reasonably and in good faith, exercise all of their rights and powers (direct or indirect) in their capacity as a shareholder of Topco (including exercising all voting rights and all rights under this Agreement and executing all relevant documents required of it in such capacity), to procure that Topco shall take, or cause to be taken all such actions by Topco as are reasonably necessary to effect, as promptly as practicable, a Controlling Investor Priority Liquidity Transfer.

18.3

Upon the date which is the earlier of (i) three years after the Closing Date, and (ii) the date on which the Controlling Investor Group has Transferred all of the Relevant Priority Shares, Clauses 18.1 and 18.2 shall cease to apply and any subsequent Transfer by an Investor (including for the avoidance of doubt the Controlling Investor Group) shall be subject to, and in accordance with, Clauses 13 (in the case of the Founder), 18.4 to 18.7 (inclusive), 19 (Provisions applying to all Transfers), 20 (Right of First Offer), 21 (Tag Along), 22 (Drag Along) and 23 (Block Trades) (as applicable), and any of the Schedules referred to therein.

18.4

Subject to Clauses 18.1 to 18.3 (inclusive), any Investor may freely Transfer its Shareholder Instruments from time to time, provided that, other than a Transfer in connection with the implementation of the PLC Collapse in accordance with the Reorganisation Deed:

(a)

such Transfer is made in accordance with Clauses 19 (Provisions applying to all Transfers), 24 (Mandatory Consents for Transfers and new issues) and 25 (Registration and monitoring of Transfers and issues);

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(b)	in the case of a Transfer by:

(i)	any Investor that is a member of the Controlling Investor Group, if applicable, the Transfer is in accordance with Clauses 21 (Tag Along) and 22 (Drag Along); or

(ii)	the Investor Group with the single largest holding of Shareholder Instruments, the Transfer is in accordance with Clause 21 (Tag Along); and

(c)	in the case of a Transfer by an Investor other than a member of the Controlling Investor Group or the Investor Group with the single largest holding of Shareholder Instruments:

(i)	such Transfer is made in accordance with Clause 20 (Right of First Offer) and Schedule 6 (Right of First Offer);

(ii)	the Transfer is not to a Competitor;

(iii)

the Transfer is made pursuant to a bona fide arm’s length public takeover (however structured), provided that if such offer is for less than 100 per cent of the Shareholder Instruments in issue, each Investor’s participation shall be limited to its pro rata share of the Shareholder Instruments being sought, calculated by reference to its Equity Proportion relative to the aggregate Equity Proportion of all participating Investors; or

(iv)

if such Transfer is made following completion of an Indian IPO during the Restricted Period, such Transfer is in accordance with Clause 23 (Block Trades) (to the extent applicable to such Investor at the relevant time), provided that this Clause 18.4(c) shall not apply to any Transfer to a Permitted Affiliate Transferee of the applicable Investor.

18.5

No Investor (a Transferor) may Transfer any Shareholder Instruments to any person (the Transferee) except as expressly permitted by and in accordance with the restrictions provided in Clauses 13 (Founder Liquidity) to 25 (Registration and monitoring of Transfers and issues) (inclusive), including, for the avoidance of doubt, in accordance with Clauses 18.1 to 18.3 (inclusive).

18.6	Subject to Clauses 18.1 to 18.3, 18.7, 23 (Block Trades) and 40.9(e), the restriction in Clause 18.5 shall not apply in the case of:

(a)	a Transfer to a Permitted Affiliate Transferee of the Transferor;

(b)	a Transfer in connection with the implementation of the PLC Collapse in accordance with the Reorganisation Deed;

(c)	a Transfer by any member of the Founder Investor Group in accordance with Clause 13 (Founder Liquidity) and Clause 20 (Right of First Offer);

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(d)	a Required Transfer made in accordance with Clause 25.6;

(e)	a Transfer by any Investor that is not a member of the Controlling Investor Group in accordance with Clause 18.4;

(f)	a Transfer by a Tagging Investor in accordance with Clause 21 (Tag Along);

(g)	a Transfer by a Dragged Investor in accordance with Clause 22 (Drag Along);

(h)	a Transfer of any Shareholder Instrument or UK PLC Share to a purchaser made pursuant to a public takeover (however structured); and

(i)	a Transfer pursuant to and in accordance with Schedule 2 (Emergency funding procedure).

18.7	No Investor may Transfer any Shareholder Instruments to:

(a)	any Restricted Person; or

(b)

any Sanctioned Person or any person where, in the reasonable opinion of Topco, there is, or would be, a risk of Topco or any of the Investors being in breach of Sanctions Law were such a person to hold Shareholder Instruments or become a party to this Agreement.

18.8

Where any member of the Controlling Investor Group holds UK PLC Shares (prior to Collapse Closing) or Shares (following Collapse Closing) which are (in either case) Relevant Priority Shares, any UK PLC Shares (prior to Collapse Closing) or Shares (following Collapse Closing) which are Transferred by a member of the Controlling Investor Group shall be deemed for the purposes of Clause 18.1 to have been Relevant Priority Shares and, following such Transfer, the balance of the Relevant Priority Shares which are held by such member of the Controlling Investor Group shall be deemed reduced accordingly, provided that if the number of UK PLC Shares or Shares (as applicable) Transferred by a member of the Controlling Investor Group in a single Transfer exceeds the balance of the Relevant Priority Shares held by such member immediately prior to that Transfer, only such number of UK PLC Shares or Shares as is equal to the balance of Relevant Priority Shares then held by such member shall be deemed to be Relevant Priority Shares for the purposes of Clause 18.1, and the remainder of the UK PLC Shares or Shares (as applicable) Transferred shall be deemed, for all purposes of this Agreement (including Clause 21 (Tag Along)), to constitute a separate and subsequent Transfer to which Clauses 18.3 to 18.7 (inclusive) shall apply.

19.	Provisions applying to all Transfers

19.1	All Transfers of Shareholder Instruments (other than in connection with the PLC Collapse) by any Investor shall:

(a)	comply with Schedule 8 (Transfer terms); and

(b)

require an equivalent Transfer of such proportion of the UK PLC Shares held by the transferring Investor as is equal to the proportion that the number of Shareholder Instruments proposed to be Transferred bears to the total number of Shareholder Instruments held by such Investor immediately prior to the relevant Transfer.

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19.2

Save in respect of a Transfer of Shareholder Instruments immediately following which this Agreement will automatically terminate in accordance with Clause 28.3, no Shareholder Instruments shall be Transferred to any person who is not already a party to this Agreement unless and until such person has become a party to this Agreement by executing and delivering to Topco a Deed of Adherence as an Investor.

20.	Right of First Offer

20.1

Subject to Clauses 13 and 20.2, the parties agree to comply with the terms of Schedule 6 (Right of First Offer) in relation to any relevant Transfer of Shareholder Instruments by any Investor that is not a member of a Controlling Investor Group.

20.2	This Clause 20 and Schedule 6 (Right of First Offer) shall automatically terminate and cease to have any force or effect upon, and with effect from, the completion of an Indian IPO.

21.	Tag Along

21.1

Subject to Clause 18.1, and, in the case of the Founder Investor Group, in addition to Clause 14, if the Controlling Investor Group or the Investor Group with the single largest holding of Shareholder Instruments proposes to make a bona fide Transfer of any Shareholder Instruments (other than a Transfer referred to in Clauses 18.6(a), (b), (c), (d), (g), (h), or (i), 23 or 40.9(e)(i) or (ii)) in one or a series of related transactions that would (or, in the case of a series of related transactions, the transaction, the completion of which would):

(a)	as a result, cause the Transferee, together with any of its Affiliates and any persons acting in concert with it or any of them, to hold:

(i)	an aggregate Equity Proportion of more than 50 per cent (a Full Tag Transfer); or

(ii)	an aggregate Equity Proportion of 50 per cent or less (a Pro Rata Tag Transfer),

(a Full Tag Transfer and Pro Rata Tag Transfer, each a Tag Transfer), the relevant Transferor and the other members of its Investor Group shall not complete such Tag Transfer unless, subject to Clause 21.11 below, it first ensures that the Transferee makes a separate offer to each other Investor Group and each Award Holder, other than (i) the Sanctioned Investors and/or (ii) Investors in the same Investor Group as the Transferor (any such accepting Investor or Award Holder being a Tagging Investor) to buy from it, on the Tag Terms:

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(iii)	in the case of a Full Tag Transfer, all of the Shareholder Instruments (of each class) held by the Tagging Investor; or

(iv)

in the case of a Pro Rata Tag Transfer, such proportion of Shareholder Instruments (of each class) held by such Tagging Investor as equals the aggregate proportion of the holding of Shareholder Instruments (of the relevant class) which is proposed to be Transferred pursuant to the Pro Rata Tag Transfer (which in respect of any Award Holder, shall be calculated after taking account of the Shares and vested Equity Awards on a gross settlement basis, provided that in respect of any Pro Rata Tag Transfer that occurs and as a result of such transfer the Controlling Investor Group or the Investor Group with the single largest holding of Shareholder Instruments ceases to hold the single largest holding of Shareholder Instruments, the Tagging Investor shall be entitled to tag in respect of all (rather than a pro rata proportion) of the Shareholder Instruments held by it which shall therefore be deemed to be a Full Tag Transfer,

(a Tag Along Offer).

21.2

Any agreement to effect a Tag Transfer must be conditional upon Tag Along Offers being made in accordance with, and the Transferor and the Transferee otherwise complying with the provisions of, this Clause 21.

21.3	Each Tag Along Offer shall be:

(a)

an irrevocable and unconditional offer consisting of consideration comprising (at the sole election of the Controlling Investor Group or the Investor Group with the single largest holding of Shareholder Instruments (as applicable)), cash and/or Marketable Securities only; and

(b)	in writing addressed to the relevant Investor to whom the Tag Along Offer is made (a Tag Along Notice).

21.4	Each Tag Along Notice shall specify in respect of the Tag Along Offer:

(a)	whether the proposed Tag Transfer would constitute a Full Tag Transfer or a Pro Rata Tag Transfer;

(b)	subject to Clause 21.11 below, the number and type of Shareholder Instruments which the Tagging Investor is entitled to Transfer (the Tag Shares);

(c)	the identity and notice details of the proposed Transferee;

(d)	subject to Clause 21.11 below, the price per Shareholder Instrument payable;

(e)	the material terms and conditions of the Transfer; and

(f)	the proposed date and location of completion of the Transfer, being a date not later than completion of the Tag Transfer.

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21.5

Each Tagging Investor may accept the Tag Along Offer by notifying the proposed Transferee in writing (a Tag Acceptance Notice) within 15 Business Days following the date of the Tag Along Notice, which notice shall include:

(a)	details of the bank account to which the purchase price for the Tagging Investor’s Tag Shares should be transferred; and

(b)	any Tag Shareholder Specific Conditions in relation to the Tagging Investor’s Transfer of Tag Shares.

21.6

Subject to Clause 21.11, within five Business Days after the expiry of the 15 Business Day period described in Clause 21.5 above, the Transferor shall deliver to each Tagging Investor all documents necessary to be executed by the relevant Tagging Investor to give effect to the Transfer of its relevant Shareholder Instruments to the Transferee pursuant to the Tag Along Offer, provided that such documents:

(a)	shall include only the following conditions to completion of the Transfer:

(i)

a condition that the Tag Transfer is completed in accordance with its terms and this Clause 21 or, in the case of a series of related transactions, a condition that those transactions of the series of related transactions that have not completed by the date of the Tag Along Notice are completed in accordance with their terms and this Clause 21; and

(ii)	any Tag Shareholder Specific Condition specified by the Tagging Investor in its Tag Acceptance Notice;

(b)	shall be in compliance with Schedule 8 (Transfer terms);

(c)	shall incorporate terms giving effect to Clause 21.7 and, where any Tag Shareholder Specific Condition is notified by the relevant Tagging Investor in accordance with Clauses 21.6(a)(ii) and 21.9;

(d)

shall include the number of Shareholder Instruments proposed to be acquired from the relevant Tagging Investor, including, in the case of Equity Awards, the number of Shares to be acquired pursuant to Clause 21.11;

(e)

shall include the price per Shareholder Instrument at which the Shareholder Instruments are proposed to be acquired from the relevant Investor, which shall be the same price (which must comprise only cash and/or Marketable Securities) per Shareholder Instrument as the Tag Transfer or, in the case of a series of related transactions, the weighted average price (which must comprise only cash and/or Marketable Securities) per Shareholder Instrument of the series of related transactions;

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(f)

save for any Tag Shareholder Specific Condition applicable to the relevant Tagging Investor and without prejudice to Clause 21.6(g) below, shall not include any terms (including any warranties, covenants, undertakings or indemnities) that are more onerous in any respect for such Tagging Investor than:

(i)	the terms of the Tag Transfer or, in the case of a series of related transactions, the terms of any of the series of related transactions; or

(ii)	the terms of the Transfer of Shareholder Instruments by any other Tagging Investor,

and shall include a warranty from the Transferee (for itself and as agent for the Transferor) to this effect;

(g)

shall not include any representation, undertaking, warranty, indemnity or covenant from the relevant Tagging Investor other than: (i) customary warranties or covenants as to its solvency and its title, authority and capacity to sell the Shareholder Instruments held by it; and (ii) a customary leakage undertaking, subject to customary permitted leakage provisions and with each Tagging Investor having several liability for their own leakage only; and

(h)

shall specify that the maximum aggregate liability of each Tagging Investor in respect of the Transfer of its Shareholder Instruments to the Transferee pursuant to this Clause 21 shall, to the maximum extent permitted by Law, not exceed, in aggregate, the lower of: (i) the sale consideration payable to that Tagging Investor; and (ii) the pro rata equivalent of any equivalent limitation on liability applicable to any relevant member of the Controlling Investor Group in relation to its transfer of Shareholder Instruments, such terms being the Tag Terms for the purposes of this Clause 21.

21.7

Each Tagging Investor shall execute and send or make available (and shall procure that other members of its Investor Group execute and send or make available) to the Transferor all documents necessary to be executed to give effect to the Transfer of its Shareholder Instruments in accordance with this Clause 21 to the Transferee within 15 Business Days from receipt of all documents necessary to be executed by the relevant Tagging Investor to give effect to the Transfer of its relevant Shareholder Instruments in accordance with Clause 21.6.

21.8

Subject to Clause 21.9, the Transfer of Shareholder Instruments by each Tagging Investor to the Transferee shall be completed at the same time as the Tag Transfer and the Tagging Investors shall be bound to sell the relevant Shareholder Instruments, on the Tag Terms, pursuant to the Tag Along Offer and their acceptance of it, and this Clause 21.

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21.9	If any Tag Shareholder Specific Condition is not satisfied on or prior to the Tag Completion Longstop Date:

(a)	any obligation on, or agreement by, the Transferee to acquire that Tagging Investor’s Shareholder Instruments; and

(b)	the Tag Along Offer made to such Tagging Investor (and such Tagging Investor’s acceptance of it),

shall lapse and cease to be effective, unless the Transferee and the Tagging Investor that is subject to such Tag Shareholder Specific Condition agree otherwise.

21.10	No Tag Along Offers shall be required to be made pursuant to Clause 21.1 if a Drag Along Notice has been served pursuant to Clause 22.1.

21.11	In the case of Tagging Investors which are Award Holders, in respect of any Tag Shares which are vested Equity Awards, the Tag Transfer shall be effected in one of the following mechanisms:

(a)	Mechanism A:

(i)

immediately prior to completion of the Tag Transfer, the Transferee shall subscribe to such number of Shares as have an aggregate price, based on the price included in the Tag Along Notice in accordance with Clause 21.4(d), equal to the Intrinsic Value of the relevant vested Equity Awards (the amounts invested by the Transferee as consideration to the subscription of such Shares, the Aggregate Tag Consideration); and

(ii)	at completion of the Tag Transfer, the Company shall pay the Award Holder an amount equal to the Aggregate Tag Consideration in consideration for the cancellation of the relevant Equity Awards.

(b)	Mechanism B:

(i)	immediately prior to completion of the Tag Transfer, each such Award Holder will be deemed to have immediately exercised all such vested Equity Awards on a net settlement basis;

(ii)

the Company shall issue to such member of the Founder Investor Group such number of Shares as have an aggregate price, based on the price included in the Tag Along Notice in accordance with Clause 21.4(d), equal to the Intrinsic Value of the relevant vested Equity Awards; and

(iii)

at completion of the Tag Transfer the relevant Award Holder shall Transfer the Shares issued pursuant to Clause 21.11(b)(ii) above to the Transferee and the Transferee shall pay to the relevant Award Holder the price per Share included in the Tag Along Notice in accordance with Clause 21.4(d).

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22.	Drag Along

22.1

If a bona fide Transfer (save where it is a Transfer referred to in Clauses 18.6(a), (b), (d), (h) or (i) or 40.9(e)(i) or (ii)) is proposed to be made in one or a series of related transactions by any member of the Controlling Investor Group that would (or, in the case of a series of related transactions, the transaction, the completion of which would), as a result, cause the Transferee (other than a Transferee that is a Permitted Affiliate Transferee), together with any of its Affiliates and any persons acting in concert with it or any of them, to hold an aggregate Equity Proportion of more than 50 per cent (such relevant transaction, a Drag Transfer), the Controlling Investor Group (the Dragging Shareholder) shall have the right, subject to Clause 40.9(e), to require all (but not some only) of the other Investors and each Award Holder, in each case that are not Sanctioned Investors (together, the Dragged Investors), to Transfer all (but not some only) of the Shareholder Instruments held by each of them (or that will become held by them in accordance with Clause 22.7) to the Transferee, on the Drag Terms, by giving written notice to that effect to each Dragged Investor (the Drag Along Notice) accompanied by copies of all documents necessary to be executed by the relevant Dragged Investor to give effect to the Transfer of its Shareholder Instruments to the Transferee.

22.2

The Drag Along Notice (including any accompanying documents) shall fully describe all the terms and conditions of the proposed Transfer of Shareholder Instruments by the relevant Dragged Investor to the Transferee pursuant to this Clause 22, and such terms and conditions shall:

(a)	include only the following conditions:

(i)

a condition that the Drag Transfer is completed in accordance with its terms and this Clause 22 or, in the case of a series of related transactions, a condition that the series of related transactions are completed in accordance with their terms and this Clause 22; and

(ii)	any Drag Shareholder Specific Condition notified in writing by the relevant Dragged Investor to the Dragging Shareholder(s) within 10 Business Days of receipt of the Drag Along Notice;

(b)	be in compliance with Schedule 8 (Transfer terms);

(c)	incorporate terms required to give effect to Clauses 22.4 and 22.6 and, where the Transfer by any Dragged Investor is subject to a Drag Shareholder Specific Condition, Clause 22.5;

(d)	include the number of Shareholder Instruments proposed to be acquired from the relevant Dragged Investor;

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(e)

include the price per Shareholder Instrument at which the Shareholder Instruments are proposed to be acquired from the relevant Dragged Investor, which shall be the same price (which must be paid in cash (unless elected otherwise) to the relevant Dragged Investor) per Shareholder Instrument as the Drag Transfer or, in the case of a series of related transactions, the weighted average price (which must be paid in cash to the relevant Dragged Investor) per Shareholder Instrument as the series of related transactions (which, if expressed in a currency other than INR, shall be converted into INR at the Bloomberg spot rate as at close of business the trading day prior to the date of the Drag Along Notice) (the Drag Price), provided that, for the avoidance of doubt, nothing in this Clause 22.2(e) shall prevent the Dragged Investor(s) from electing to receive consideration for their Shareholder Instruments in cash and/or Marketable Securities (with the value of any such Marketable Securities calculated by reference to the volume-weighted average price of such Marketable Securities over the twenty (20) consecutive trading days ending on the third trading day prior to the date of the Drag Transfer);

(f)

not include any representation, undertaking, warranty, indemnity or covenant from the Dragged Investor other than: (i) customary warranties or covenants as to its solvency and its title, authority and capacity to sell the Shareholder Instruments held by it; and (ii) a customary leakage undertaking, subject to customary permitted leakage provisions and with each Dragged Investor having several liability for their own leakage only; and

(g)

specify that the maximum aggregate liability of each Dragged Investor in respect of the Transfer of its Shareholder Instruments to the Transferee pursuant to this Clause 22 shall, to the maximum extent permitted by Law, not exceed, in aggregate, the lower of: (i) the sale consideration payable to that Dragged Investor; and (ii) the pro rata equivalent of any equivalent limitation on liability applicable to any relevant member of the Controlling Investor Group in relation to its transfer of Shareholder Instruments, such terms being the Drag Terms for the purposes of this Clause 22. The Drag Along Notice shall also specify the date on which the Transfer of the Shareholder Instruments to the intended Transferee is expected (subject to the time required to satisfy any Drag Shareholder Specific Condition(s)) to occur.

22.3

Each Dragged Investor shall execute and send or make available (and shall procure that other members of its Investor Group execute and send or make available) to the Dragging Shareholder(s) all documents necessary to be executed to give effect to the Transfer of its Shareholder Instruments to the Transferee pursuant to this Clause 22 within 15 Business Days after receipt of the Drag Along Notice (or any longer period to which the Dragging Shareholder(s) may agree).

22.4

Subject to Clause 22.5 and Clause 22.6, the Transfer of Shareholder Instruments by each Dragged Investor to the Transferee shall be completed, subject to Clause 22.5, at the same time as the Drag Transfer (or, in the case of a series of related transactions, the last transaction in time of the series) and the Dragged Investors shall be bound to sell the relevant Shareholder Instruments, on the Drag Terms, pursuant to this Clause 22.

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22.5

Any Transfer of Shareholder Instruments by a Dragged Investor to the Transferee that is subject to a Drag Shareholder Specific Condition which is not satisfied prior to the date that is five Business Days prior to the Drag Completion Longstop Date (unless the Drag Completion Longstop Date has been extended in accordance with Clause 22.6(b)) shall not be completed in accordance with Clause 22.4 and the Drag Along Notice in respect of that Dragged Investor only shall lapse and cease to be effective.

22.6

Save where as a result of any Dragged Investor not complying with its obligations under this Clause 22, if the Drag Transfer has (or, in the case of a series of related transactions, the series of transactions have) not completed:

(a)	within six months (or such longer period as may be required pursuant to Clause 24.1(b)) after the date of the Drag Along Notice (the Drag Completion Longstop Date); or

(b)	by such later date as the Controlling Investor Group notifies the Dragged Investors in writing shall be the Drag Completion Longstop Date,

the Dragged Investors shall no longer be obliged to proceed with the Transfer of their Shareholder Instruments to the Transferee required pursuant to this Clause 22. In such case, the Dragging Shareholder(s) shall return to the relevant Dragged Investors all of the documents referred to in Clause 22.3.

22.7

Notwithstanding anything to the contrary in this Clause 22, in the case of Dragged Investors which are Award Holders, in respect of Equity Awards, the Drag Transfer shall be effected in one of the following mechanisms:

(a)	Mechanism A:

(i)

the delivery of a Drag Along Notice to any Award Holder shall be deemed to constitute an irrevocable exercise of all Equity Awards held by such Award Holder on a net settlement basis at the completion of the Drag Transfer;

(ii)

immediately prior to completion of the Drag Transfer, the Company shall issue to each such Award Holder such number of Shares as have an aggregate price, based on the price included in the Drag Along Notice in accordance with Clause 22.2(e), equal to the Intrinsic Value of each vested Equity Award held by that Award Holder; and

(iii)	at completion of the Drag Transfer:

(A)

the relevant Award Holder shall Transfer the Shares issued pursuant to Clause 22.7(a)(ii) above to the Transferee and the Transferee shall pay to the relevant Award Holder the price per Share included in the Drag Along Notice in accordance with Clause 22.2(e); and

(B)	the relevant Award Holder shall cease to hold any further Equity Awards.

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(b)	Mechanism B:

(i)

immediately prior to completion of the Drag Transfer, the Transferee shall subscribe to such number of Shares as have an aggregate price, based on the price included in the Drag Along Notice in accordance with Clause 22.2(e), equal to the Intrinsic Value of all the Equity Awards (the amounts invested by the Transferee as consideration to such subscription of Shares, the Aggregate Drag Consideration); and

(ii)	at completion of the Drag Transfer, the Company shall pay the Award Holder an amount equal to the Aggregate Drag Consideration in consideration for the cancellation of all Equity Awards.

22.8	To secure performance by each Dragged Investor of its obligations under this Clause 22:

(a)

each Dragged Investor irrevocably and unconditionally appoints any one Director (by way of security for the performance of its obligations under this Agreement) as its attorney to execute any Transfer or transfer of Shareholder Instruments or UK PLC Shares which the appointing Dragged Investor may fail to execute when obliged to do so under this Agreement, and to execute all such other documents, and to do all such other acts, as it may in its absolute discretion consider necessary or desirable to transfer title to the Shareholder Instruments or UK PLC Shares which are the subject of the Transfer, on behalf of such appointing Dragged Investor (including, in the case of any Award Holder, any acts to effect the exercise and/or settlement of all vested Equity Awards in accordance with Clause 22.7);

(b)

each Dragged Investor undertakes to approve, ratify and confirm the execution of any Transfer or transfer of Shareholder Instruments or UK PLC Shares and other relevant documents, and the performance of all such other acts, by the attorney appointed under Clause 22.8(a) and to indemnify and keep such attorney indemnified and held harmless from and against all losses which the attorney may suffer or incur as a result of the lawful exercise by it of the powers conferred on it under this Clause 22;

(c)	each Dragged Investor authorises the Directors to approve the registration of all Transfers and related documents; and

(d)

this power of attorney shall remain in force in relation to each Dragged Investor until this Agreement is terminated in respect of the rights and obligations of that Dragged Investor under Clause 28 (Termination).

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22.9

For the purposes of Clauses 22.9 to 22.19 (inclusive) each Investor (together with the other members of its Investor Group) that holds an aggregate Equity Proportion of 12.5 per cent or more, as at Closing, shall be a Qualifying Investor. For the avoidance of doubt, the status of each Investor (together with other members of its Investor Group) as a Qualifying Investor shall be determined solely by reference to the aggregate Equity Proportion held by such Qualifying Investor (together with the other members of its Investor Group) as at the Closing Date and shall not be affected by any subsequent dilution, Transfer (other than a transfer of 100 per cent of its Shareholder Instruments) or other change to the aggregate Equity Proportion held by such Investor (together with the other members of its Investor Group), provided that the rights of any Qualifying Investor pursuant to Clauses 22.9 to 22.19 (inclusive), shall not be exercisable by any Qualifying Investor to the extent it undergoes a Change of Control, nor are they transferable to any transferee of such Qualifying Investor (other than to a Permitted Affiliate Transferee).

22.10

Notwithstanding anything contained in this Clause 22, the Dragging Shareholder(s) shall not be entitled to exercise any rights conferred on it under this Clause 22 in respect of any Qualifying Investor at any time prior to the sixth anniversary of the date of this Agreement, unless the consideration to be received by such Qualifying Investor pursuant to the relevant Drag Transfer would yield to such Qualifying Investor (gross of any withholding or deduction for or on account of Taxes) in cash (and not, for the avoidance of doubt, Marketable Securities unless the relevant Qualifying Investor at its sole discretion consents otherwise) per Relevant Instrument equal to:

(a)	in respect of each Relevant Instrument, the Drag Price; and

(b)

to the extent required, an additional amount per Relevant Instrument which, taking into account the Drag Price, would provide the Qualifying Investor with an IRR of 11 per cent, such IRR to be calculated in accordance with Clause 22.11 by reference to:

(i)	the aggregate number of Relevant Instruments held by such Qualifying Investor as at Closing multiplied by the HTP Price (the Rolled-Over Amount); and

(ii)

to the extent applicable, the aggregate number of Relevant Instruments subscribed for by such Qualifying Investor following the date of Closing multiplied by the subscription price actually paid in respect of that Relevant Instrument subscribed for, in each case, consistent with the outflows recorded under Clause 22.11(b)(ii), the Additional Drag Price, provided that the Additional Drag Price shall only apply in respect of a Drag Transfer of Relevant Instruments.

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22.11	For the purpose of Clause 22.10, IRR will be calculated:

(a)

in respect of Shares, including Shares held by a Qualifying Investor at Closing or subsequently (and including any Shareholder Instruments issued against those Shares including bonus shares or other instruments issued for no or nominal subscription price) but excluding any other Shareholder Instruments and excluding any Shareholder Instruments Transferred by a Qualifying Investor (other than to a Permitted Affiliate Transferee) or to a Qualifying Investor prior to the date of the relevant Drag Along Notice, provided that any Shareholder Instruments Transferred by a Qualifying Investor following Closing but prior to the date of a Drag Along Notice shall be deemed to comprise, first, Shareholder Instruments held by that Qualifying Investor as at Closing, and thereafter, Shareholder Instruments subsequently subscribed for by such Qualifying Investor following the Closing Date (in the order subscribed for) (Relevant Instruments); and

(b)	in INR by applying the “xIRR” function in Microsoft Excel with:

(i)

inflows recorded (on a per Relevant Instrument basis, adjusted for any consolidation, subdivision or reclassification, and in each case gross of any Tax or amount in respect of Tax payable or otherwise borne by the recipient in respect of such inflows (including, for the avoidance of doubt, any such Tax or amount in respect of Tax required to be withheld by the payor of such inflow)) for:

(A)

on the date of actual receipt, any cash distribution, return of capital, or consideration for a repurchase or redemption of Relevant Instruments in respect of each Relevant Instrument held by Qualifying Investor;

(B)	on the date of completion of the Drag Transfer, the Drag Price payable in respect of each Relevant Instrument; and

(C)	if applicable, the Additional Drag Price on the date of completion of the Drag Transfer payable in respect of each Relevant Instrument; and

(ii)

outflows recorded (on a per Relevant Instrument basis, adjusted for any consolidation, subdivision or reclassification, and in each case gross of any Tax or amount in respect of Tax actually borne by the payer in respect of such outflows) for:

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(A)

on the date of Closing, in respect of each Relevant Instrument held by a Qualifying Investor at such date, the INR equivalent of the price paid by the Controlling Investor Group for each UK PLC Share as part of the scheme of arrangement as at the Closing Date, as converted at the spot rate of exchange for the conversion of United States Dollars (USD) into Indian Rupees (INR) published by Bloomberg under the heading “FX” (or any successor heading) on page FXC (or such other page as may replace it), as at 11:00 London time on the date of Closing, provided that if such rate is not available on such date, the rate published on the immediately preceding Business Day shall be used (the HTP Price) (such amount, in aggregate, being the Rolled-Over Amount referred to in Clause 22.10(b)(i)); and

(B)

on the date of subscription, the subscription price actually paid in respect of that Relevant Instrument subscribed for (in respect of any Relevant Instrument subscribed by a Qualifying Investor (or any other member of its Investor Group)), with any amount not funded or received in INR converted into INR at the spot exchange rate shown on Bloomberg as at the close of trading the day prior to the date of the relevant inflow or outflow (as applicable), other than in the case of the Drag Price or Additional Drag Price, which shall be converted based on such rate as at the close of the trading day prior to the date of the Drag Along Notice.

22.12

Example calculations in respect of the application of Clause 22.10, for illustrative purposes only, are set out in the excel spreadsheet entitled “ADIA Drag calcs_Jul 2026” as agreed between the Controlling Investor Group and any Qualifying Investors as at Closing.

22.13

With effect from, and including, the sixth anniversary of the Closing Date, the Additional Drag Price shall cease to apply and the Dragging Shareholder(s) shall be entitled to exercise their rights conferred under Clause 22.1 in respect of any Qualifying Investor without being subject to the Additional Drag Price, provided that the Fair Market Value Protection (as defined in Clause 22.19) shall continue to apply at all times in accordance with Clause 22.19.

22.14

Where a Drag Transfer requiring Investor Majority Consent pursuant to paragraph 6 of Part A of Schedule 3 is proposed by the Dragging Shareholder(s) and such Investor Majority Consent to commence the Sale Process during the Material Market Disruption Period has not been received pursuant to Clause 8, the Dragging Shareholder(s) shall not be entitled to serve a Drag Along Notice in connection with the relevant Sale Process unless and until:

(a)	a Market Recovery has occurred within a period of 12 months of the date of the Material Market Disruption; or

(b)

a period of 12 months has elapsed since the date of the Material Market Disruption, whether or not a Market Recovery has occurred (provided that, where one or more prior Material Market Disruptions have delayed or suspended the relevant Sale Process, the aggregate of all such prior Material Market Disruption Periods shall be credited against and shall reduce the relevant 12 month period applicable to any subsequent Material Market Disruption, such that the Dragging Shareholder(s) shall not be required to recommence a further 12 month period upon each subsequent occurrence or recurrence of a Material Market Disruption).

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22.15

For the avoidance of doubt, the relevant 12 month period referred to in Clause 22.14 above shall apply to the date of commencement of the Sale Process and may be reduced by the aggregate duration of any prior Material Market Disruption Periods affecting the relevant Sale Process.

22.16

From and after the date on which the Dragging Shareholder(s) validly commence a Sale Process in accordance with this Clause 22, each Qualifying Investor shall (acting reasonably and in good faith) cooperate in, and shall use commercially reasonable efforts to, support the achievement of the best reasonably available outcome for all Investors in connection with such Sale Process, including by:

(a)

providing such information and assistance as may be reasonably requested by the Dragging Shareholder(s), Topco or their respective advisers in connection with the conduct of the Sale Process, subject to applicable Law and any confidentiality obligations binding on such Qualifying Investor; and

(b)	taking such other steps as are reasonably necessary to support the timely and orderly completion of the Sale Process.

22.17

The obligations set out in Clause 22.16 shall not restrict or prevent any Qualifying Investor from implementing tax structuring, reorganisation measures or other arrangements in connection with a relevant Sale Process and/or Drag Transfer (as applicable), provided that such measures:

(a)	do not result in a material adverse or prejudicial outcome for the Dragging Shareholder(s) or any other Investor; and

(b)	do not materially delay or impede the conduct or completion of the Sale Process.

22.18

If a Material Market Disruption occurs after the valid commencement of a Sale Process, each Qualifying Investor shall continue to cooperate in good faith and shall continue to use commercially reasonable efforts to support the Sale Process in accordance with Clauses 22.16 and 22.17, it being acknowledged and agreed that:

(a)	the Dragging Shareholder(s) and each Qualifying Investor are aligned in seeking the best reasonably available outcome for all Investor Groups; and

(b)

the occurrence of a Material Market Disruption after the valid commencement of a Sale Process shall not operate to reset or recommence the 12 month period referred to in Clause 22.14 in respect of such Sale Process.

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22.19

The Dragging Shareholder(s) shall, in all circumstances, use best efforts to achieve the best reasonably available price for all Investor Groups in connection with any Sale Process (the Fair Market Value Protection). For the avoidance of doubt, Fair Market Value Protection shall apply at all times, including on or after the sixth anniversary of the Closing Date, irrespective of whether a Material Market Disruption has occurred or is subsisting and irrespective of whether the Additional Drag Price applies.

22.20

Fair Market Value Protection shall be deemed to be satisfied where the Dragging Shareholder(s) conduct(s) a Sale Process that is managed by one or more internationally recognised investment banks acting as financial advisers to Topco or the Dragging Shareholder(s) (as applicable) in connection with such Sale Process (an Investment Bank-Led Sale Process), conducted in accordance with customary market practice for transactions of the relevant type, size and jurisdiction. If the Dragging Shareholder(s) propose(s) to accept or enter into negotiations with respect to any bilateral approach or any offer received otherwise than pursuant to an Investment Bank-Led Sale Process, Topco shall obtain an independent valuation with respect to such Sale Process.

23.	Block Trades

23.1

Following an Indian IPO until the end of the Restricted Period and subject to Clauses 18.1 to 18.3 and 22, no Investor Group that holds an aggregate Equity Proportion of the Minority Threshold or more as at the Closing Date and/or at the date of the completion of an Indian IPO may Transfer any of its Shareholder Instruments except by way of a coordinated sale of Shareholder Instruments (whether by way of accelerated bookbuild, placing or equivalent process) (a Block Trade) conducted in accordance with this Clause 23 (Block Trades) and any applicable Law. Any purported Transfer in breach of this Clause 23 (Block Trades) shall be void.

23.2

Subject to the Controlling Investor Priority Liquidity rights set out in Clauses 18.1 to 18.3, the Founder Investor Group and each Investor Group that holds an aggregate Equity Proportion of the Minority Threshold or more as at the Closing Date and/or at the date of the completion of an Indian IPO (each an Eligible Investor Group) shall have the right, but not the obligation, to participate in each Block Trade on a pro rata basis by reference to its proportionate Equity Proportion as at the date of such Block Trade, relative to all participating Eligible Investor Groups prior to such Block Trade (each a Block Trade Allocation). In the case of the Founder Investor Group, for the purposes of this Clause 23.2 the number of Equity Awards shall be taken into account on a net settlement basis (after accounting for applicable exercise prices and any deductions or withholdings in respect of Tax) of such Equity Awards.

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23.3

The Controlling Investor Group shall use commercially reasonable efforts to conduct one or more Block Trades in accordance with this Clause 23 (Block Trades) every six months commencing from the date that is six months following completion of an Indian IPO, subject to the prevailing market conditions being favourable for a Block Trade (as determined by the Controlling Investor Group, acting reasonably) and shall use commercially reasonable efforts to ensure that during any six-month period (a Block Trade Period) any transfer of Shareholder Instruments by Block Trade shall constitute six per cent. (or such other amount agreed by the Controlling Investor Group and each other Eligible Investor Group at the beginning of the relevant Block Trade Period) of the total Shareholder Instruments then in issue.

23.4

To the extent the Controlling Investor Group has not initiated a Block Trade in accordance with this Clause 23 within any relevant Block Trade Period, prior to the expiry of such Block Trade Period, an Eligible Investor Group shall have the right to request the Controlling Investor Group to initiate a Block Trade and the Controlling Investor Group shall use its best efforts to conduct a Block Trade in accordance with this Clause 23, provided that such Eligible Investor Group shall only be entitled to exercise this right once in each Block Trade Period. For the avoidance of doubt, if no Block Trade is able to be undertaken in any relevant Block Trade Period, the Controlling Investor Group shall have no obligation under this Clause 23.4 to conduct such a Block Trade in that relevant Block Trade Period.

23.5

Not less than seven Business Days prior to the anticipated launch of a Block Trade, the Controlling Investor Group shall notify each Eligible Investor Group in writing of the proposed timing, structure and aggregate number of Shareholder Instruments to be Transferred, including an indicative price range for the Shareholder Instruments to be Transferred (Block Trade Notification). No later than seven Business Days from the date of the Block Trade Notification, each Eligible Investor Group shall notify the Controlling Investor Group in writing whether it elects to participate in the Block Trade by delivering a written notice to the Controlling Investor Group (a Block Trade Participation Notice). Each Investor Group that holds an aggregate Equity Proportion of 12.5 per cent or more shall also have the right to propose an indicative price range for the Shareholder Instruments to be Transferred (the 12.5 per cent Investor Group Price Range) in the Block Trade Participation Notice. Failure to deliver a Block Trade Participation Notice by such date shall be deemed an election not to participate in the relevant Block Trade. A Block Trade Participation Notice shall be irrevocable once delivered, provided that the price for such Shareholder Instruments to be Transferred as part of the Block Trade is within the range provided in the Block Trade Notification or, where provided in the Block Trade Participation Notice, the 12.5 per cent Investor Group Price Range.

23.6

If the number of Shareholder Instruments that are proposed to comprise a Block Trade exceeds demand for those Shareholder Instruments, Block Trade Allocations shall be scaled back on a pro rata basis among the participating Eligible Investor Groups.

23.7

Subject to Clauses 23.11 and 23.12, to the extent that any Eligible Investor Group elects not to, or is unable to, participate in a Block Trade (including by reason of Clause 23.11 or it being a Restricted Trading Investor Group), the participating Eligible Investor Groups (including, if applicable, the Controlling Investor Group) may elect to apportion the non-participating Eligible Investor Groups’ Block Trade Allocation(s) (or any unused portions thereof) among themselves on a pro rata basis.

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23.8

The Controlling Investor Group shall determine the price (which shall not be lower than the lowest price indicated in any Block Trade Notification or, where provided in the Block Trade Participation Notice, the 12.5 per cent Investor Group Price Range, other than with the prior written consent of the Eligible Investor Group who delivered such Block Trade Participation Notice(s)), timing, volume and process of each Block Trade, including the appointment of investment bank(s) to conduct the Block Trade, provided that in the case of a Block Trade where the price is not lower than the 12.5 per cent Investor Group Price Range, subject to Clause 23.9, any BRLM Lock-up and provided that at least six months have passed since the completion of an Indian IPO, the Eligible Investor Group shall have the right to require the launch of a Block Trade by the Controlling Investor Group at the same price or better. Each participating Eligible Investor Group shall execute such documents and provide such information as the Controlling Investor Group or the appointed investment bank(s) reasonably require in connection with the Block Trade. Costs shall be borne by participating Eligible Investor Groups pro rata to their respective allocations of Shareholder Instruments Transferred in the Block Trade.

23.9

Subject to the Controlling Investor Priority Liquidity and only to the extent that each Block Trade pursuant to this Clause 23.9 shall be in accordance with Clause 23.2, nothing in this Clause 23.9 shall limit the ability of any Eligible Investor Group to Transfer its Shareholder Instruments during any ‘black out period’ (as the term is commonly understood, a Black Out Period) applicable to another Eligible Investor Group or its Affiliates (including any period during which that Eligible Investor Group, its Affiliates or any director appointed by the foregoing holds material non-public information or unpublished price sensitive information relating to the Group as a result of which the relevant Eligible Investor Group or its Affiliates are unable to Transfer Shareholder Instruments (such Eligible Investor Group, a Restricted Trading Investor Group). If the Controlling Investor Group is a Restricted Trading Investor Group then the Controlling Investor Group shall have no obligation to conduct Block Trades until such restriction has fallen away.

23.10

Where the Controlling Investor Group is a Restricted Trading Investor Group (a CIG Restriction), any other Eligible Investor Group (the Initiating Eligible Investor Group) may, on or after the date that is six months after the completion of an Indian IPO, launch and conduct a Block Trade in accordance with this Clause 23 (a Permitted Alternative Block Trade). For this purpose:

(a)

prior to launching a Permitted Alternative Block Trade, the Initiating Eligible Investor Group shall deliver written notice to the Controlling Investor Group (a Proposed Launch Notice) stating its intention to exercise its rights under this Clause 23.10. The Controlling Investor Group shall, within seven Business Days of receipt of a Proposed Launch Notice, confirm in writing whether it is a Restricted Trading Investor Group and whether a Block Trade process is already underway. If the Controlling Investor Group confirms that it is a Restricted Trading Investor Group and that no Block Trade process is already underway, the Initiating Eligible Investor Group may proceed to launch a Permitted Alternative Block Trade in accordance with this Clause 23.10. If the Controlling Investor Group does not respond within such period, it shall be deemed to have confirmed that it is a Restricted Trading Investor Group and that no Block Trade process is already underway;

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(b)

a Permitted Alternative Block Trade must be launched and completed while the CIG Restriction remains in force. If the CIG Restriction falls away prior to completion of a Permitted Alternative Block Trade that has already been launched, the Initiating Eligible Investor Group shall promptly notify the Controlling Investor Group in writing and the Permitted Alternative Block Trade shall lapse, whereupon the Controlling Investor Group shall resume its obligations under Clause 23.1 and the Initiating Eligible Investor Group’s rights under this Clause 23.10 shall cease in respect of that trade. For the avoidance of doubt, any Block Trade Notifications or Block Trade Participation Notices already delivered shall be of no effect upon such lapse;

(c)

references in Clauses 23.3, 23.5 and 23.8 to the Controlling Investor Group shall be read as references to the Initiating Eligible Investor Group, including for the purpose of determining whether market conditions are favourable; and

(d)	the Initiating Eligible Investor Group shall offer each other Eligible Investor Group the right to participate in the Block Trade on a pro rata basis in accordance with Clause 23.2.

23.11

The aggregate number of Shareholder Instruments that any Eligible Investor Group may Transfer pursuant to a Block Trade under this Clause 23 shall not exceed that Eligible Investor Group’s pro rata share of six per cent (or such other amount agreed by the Controlling Investor Group and each other Eligible Investor Group at the beginning of the relevant Block Trade Period) of the total Shareholder Instruments then in issue during any Block Trade Period, calculated by reference to its aggregate Equity Proportion relative to all Eligible Investor Groups prior to such Transfer, and Clause 23.7 shall not apply to increase such limit.

23.12

If a Restricted Trading Investor Group is unable to participate in a Block Trade as a result of a Black Out Period, once it is no longer in a Black Out Period and is able to Transfer Shareholder Instruments in accordance with Law, it shall be permitted during the relevant Block Trade Period to Transfer some or all of the Shareholder Instruments that comprise its relevant Block Trade Allocation. For the avoidance of doubt, no Restricted Trading Investor Group shall be permitted to roll over its Block Trade Allocation in accordance with this Clause 23 into the subsequent rolling Block Trade Period and its right to Transfer its Block Trade Allocation relating to the Block Trade Period during which such Restricted Trading Investor Group was subject to the Black Out Period shall lapse upon the expiry of the relevant Block Trade Period.

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23.13

The restrictions in this Clause 23 (Block Trades) shall cease to apply and Investors may Transfer Shareholder Instruments subject to Law and in accordance with the other provisions of this Agreement in the following scenarios:

(a)	on expiry of the Restricted Period; or

(b)

in respect of an Investor, on the date on which such Investor’s aggregate Equity Proportion falls to 50 per cent or less of such Investor’s aggregate Equity Proportion as at the date of the completion of the Indian IPO.

For the avoidance of doubt, any Relevant Priority Shares that have been sold or are subject to a binding agreement for sale shall be treated as no longer held by the Controlling Investor Group for the purposes of calculating its aggregate Equity Proportion under this Clause 23.13(b).

23.14

No Eligible Investor Group (other than the Controlling Investor Group) shall (i) directly or indirectly, solicit any third-party indication of interest in respect of a potential Block Trade process or (ii) initiate a Block Trade process in any Block Trade Period, if a Block Trade process has already been initiated under this Clause 23 and has concluded or has been initiated but has not yet concluded or lapsed. For the avoidance of doubt, nothing in this Clause 23 shall prevent any Eligible Investor Group from receiving an unsolicited indication of interest from a third party in respect of the acquisition of Shareholder Instruments.

24.	Mandatory Consents for Transfers and new issues

24.1

If a Transfer, grant or issue of Shareholder Instruments to any person (the Acquiror) is permitted by, or required to be effected under, this Agreement but requires or is likely to require a Mandatory Consent in connection with such Transfer, grant or issue, the Investors and Topco:

(a)	agree that the completion of such Transfer, grant or issue shall be conditional upon such Mandatory Consent(s) being obtained;

(b)

agree that any procedure or time period to be followed under this Agreement to effect the Transfer, grant or issue shall be extended until such time as the relevant Mandatory Consents have been obtained (subject always to such Transfer, grant or issue completing prior to the longstop dates set out in Clause 21.9, Clauses 22.5 and 22.6, paragraph 3 of Schedule 1 (Pre-emption on Issue), paragraph 4(c) of Schedule 2 (Emergency funding procedure) and paragraph 12 of Schedule 6 (Right of First Offer) (as applicable)); and

(c)	shall, at the Acquiror’s expense, use all reasonable endeavours to assist the Acquiror in obtaining such Mandatory Consents including, but not limited to:

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(i)

providing and/or procuring that the Group Members provide, on a confidential basis, to the Acquiror (or, where appropriate, to the Acquiror’s external counsel on a counsel-to-counsel basis) all information reasonably required (being consistent with the form and substance of such information which has previously been provided by such Investor in similar circumstances, or as otherwise required by Law or a Governmental Authority) and reasonably within their control which the Acquiror may reasonably request, to enable the Acquiror to determine which Mandatory Consents are required in connection with the Transfer, grant or issue; and

(ii)

providing and/or procuring that the Group Members provide, on a confidential basis, to the Acquiror (or, where appropriate, to the Acquiror’s external counsel on a counsel-to-counsel basis or such other person who is required to obtain the Mandatory Consent or who is dealing with the notification, submission, communication or filing) all information reasonably required (being consistent with the form and substance of such information which has previously been provided by such Investor in similar circumstances, or as otherwise required by Law or a Governmental Authority) and reasonably within their control which the Acquiror may reasonably request for making (or responding to any requests for further information following) any notification, submission, communication or filing in connection with the seeking of the Mandatory Consent, provided that the obligation of the Continuing Investors to procure that the Group Members provide information or take any other action shall be limited to, so far as they are lawfully able, exercising their voting powers (direct or indirect) as shareholders of Topco to the extent any resolution approving the same is required.

25.	Registration and monitoring of Transfers and issues

25.1

So far as is possible, any purported Transfer, grant or issue of Shareholder Instruments which is not in accordance with this Agreement or Law shall be void and Topco shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco to ensure that) the relevant Group Member shall refuse to register such Transfer, grant or issue.

25.2

Topco shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that) any Transfer, grant or issue of Shareholder Instruments made pursuant to and in compliance with this Agreement and applicable Law is duly registered and given effect to by each relevant Group Member.

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25.3	To enable UK PLC, the Company and the Investors to determine whether or not:

(a)	there has been any Transfer, grant or issue, or purported Transfer, grant or issue, of Shareholder Instruments or UK PLC Shares in breach of this Agreement, the Articles or the UK PLC Articles;

(b)	any holder of Shareholder Instruments or UK PLC Shares may be obliged to make a Required Transfer of any Shareholder Instruments or UK PLC Shares;

(c)

applicable Law is complied with, including determining whether any Shareholder Instruments or UK PLC Shares are owned or controlled, directly or indirectly, by a Sanctioned Person or a Restricted Person; or

(d)	there has been a Change of Control,

Topco shall be entitled (and shall be required to do so, if so reasonably requested by any Investor) to require any Investor (or intended Transferee or subscriber of Shareholder Instruments) to provide Topco and the Controlling Investor Group with such information and evidence as Topco or such Investor (in each case, acting reasonably) may think appropriate in order to make a determination in relation to the circumstances set out in any of Clauses 25.3(a) to (c) above. In the case of Clauses 25.3(a) to 25.3(c) above, until such information has been provided, Topco shall, so far as it is legally able, be entitled to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company or under this Agreement to ensure that) the Directors refuse to register any relevant Transfer, grant or issue and/or the Directors shall be entitled to treat the Investor as an Interested Investor for the purposes of Clause 7.4.

25.4

If such information or evidence as may be requested pursuant to Clause 25.3 is not provided within such reasonable period as Topco may have specified (which shall be not less than 10 Business Days from the receipt of the request by the Investor for the relevant information), Topco shall be entitled (and shall be required to do so, if reasonably requested by any Investor) to notify the holder of the relevant Shareholder Instruments in writing of that fact requesting compliance and disclosure within a further five Business Days (the Notification Period). If the holder fails to provide such information or evidence and to remedy any disclosed breach of (or otherwise comply with) this Agreement (providing evidence thereof to the reasonable satisfaction of Topco and/or the Investors) prior to the expiry of the Notification Period, then Clause 27 (Default and Trigger Events) shall apply.

25.5	Prior to:

(a)	a Change of Control of an Investor within limb (a) of the definition of Change of Control; or

(b)	an Investor ceasing to be Controlled by its Approved Parent,

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in either case, which has not been approved by the prior consent of the Controlling Investor Group, the Investor shall:

(i)	notify Topco and the other Investors in writing of that fact; and

(ii)	subject to Clause 40.9(e), procure that the relevant Shareholder Instruments held by it are transferred to its Approved Parent or to a Permitted Affiliate Transferee of that Approved Parent.

25.6

If, notwithstanding Clause 25.1, any Transfer, grant or issue of Shareholder Instruments in breach of this Agreement is effective under Law, Topco (and, in the case of a Transfer, the person that Transferred the Shareholder Instruments, provided such person remains an Investor) shall, if and to the extent permitted by applicable Law including for the avoidance of doubt Sanctions Law, require that the person to whom the relevant Shareholder Instruments were wrongly Transferred, granted or issued shall transfer such Shareholder Instruments:

(a)

in the case of a Transfer, to the Investor(s) who originally Transferred such Shareholder Instruments (the Original Transferor), provided that the Original Transferor is, at the relevant time, an Investor which is Controlled by the person that was the Approved Parent of the Original Transferor immediately before the Transfer in breach of this Agreement, or if no such person exists, to such person(s) as the Investors (other than any Investor that is a member of the Investor Group of which the Original Transferor was a member of immediately prior to the Transfer) shall agree; or

(b)	in the case of an issue or grant, to such person as Topco may specify,

in each case, as soon as reasonably practicable and, in any event, within 10 Business Days’ notice from Topco (in each case, together with any Transfer required by Clause 25.5(b)(ii), a Required Transfer).

25.7

If before completion of a Required Transfer a Trigger Event occurs in respect of the person to whom Shareholder Instruments are to be Transferred in accordance with Clause 25.6 (the Transfer Back Recipient), or a Trigger Event would have occurred had the Transfer Back Recipient held those Shareholder Instruments at the relevant time, a Trigger Event shall be deemed to have occurred in respect of the Shareholder Instruments the subject of Clause 25.6 and the provisions of Clause 27 (Default and Trigger Events) shall apply with the person required to make a Required Transfer being deemed to be an Affected Investor.

25.8	Any Required Transfer shall be made on the terms set out in Schedule 8 (Transfer terms).

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26.	Indian IPO and Exit

Indian IPO

26.1

Subject to the specific provisions of this Agreement, each of the Investors agrees that the Company and its Subsidiaries shall retain and/or amend (as required) its internal policies and procedures in relation to financial reporting, general governance and legal and financial compliance to facilitate the intention of the Investors to effect an Indian IPO.

Strategic Options Committee

26.2

No later than 12 months following Closing, the Board shall establish a committee to discuss strategic options for the Group, including but not limited to an Indian IPO (the Strategic Options Committee).

26.3	The Strategic Options Committee shall continue to exist as a committee of the Board until the Board votes in favour of dissolving the Strategic Options Committee.

26.4	Without prejudice to the generality of Clause 26.2, the Strategic Options Committee will be responsible for making non-binding recommendations to the Board in respect of:

(a)	commencing exploratory work by the Company in connection with any possible Indian IPO;

(b)

the identification, selection and appointment of one or more investment bank(s) of international repute and one or more domestic investment banks with a leading reputation for Indian IPOs to act as book running lead managers, co-book running lead managers, joint global coordinator(s) and joint bookrunner(s) (together the BRLM(s)) for any Indian IPO;

(c)

the appointment of domestic and international legal counsel to the Company and domestic and international legal counsel to the BRLMs, reporting accountants, industry consultant, independent chartered accountants and engineers, and such other advisors as may reasonably be required in connection with any Indian IPO;

(d)

the proposed offer structure, equity story, timetable (provided that the timetable for any Indian IPO shall not conflict with any of the provisions of this Agreement), optimal execution market windows, marketing strategy, capital structure (including stock splits or bonus issues) and capital allocation policies, and offer size (including as to the portion of the sale of existing securities and issue of new securities comprising such offer) for any Indian IPO;

(e)

the number of equity securities to be issued by the Company in connection with the IPO, which shall be determined based on: (i) the capital needs of the Group as evidenced by the then-current Business Plan; (ii) the advice of the BRLMs; (iii) any mandatory requirements under applicable Law on the minimum capital to be raised by the Company; and (iv) the reasonable requirements of the Group’s Rating Agencies (the IPO Primary Issuance);

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(f)	subject to Clause 26.8, the proposed price range for any Indian IPO (the IPO Price Range); and

(g)

preparing, drafting and/or negotiating (with the assistance of the BRLM(s) and other advisers as necessary) the Draft Red Herring Prospectus, Updated Draft Red Herring Prospectus, Red Herring Prospectus, engagement letters, offer agreement, underwriting agreement, investor presentations, analyst presentations and all other agreements and documentation relating to the Indian IPO.

26.5	The Strategic Options Committee shall be comprised of at least five members, to be appointed from time to time as follows:

(a)	for so long as the Founder continues to be a Director, the Strategic Options Committee shall include the Founder;

(b)	for so long as there is a Controlling Investor Group, the Controlling Investor Group shall be entitled to appoint a majority of the members of the Strategic Options Committee; and

(c)	each other Investor Group holding an aggregate Equity Proportion of at least 12.5 per cent shall be entitled to appoint one member of the Strategic Options Committee,

provided that:

(i)

if required under applicable Law (as evidenced by an opinion of an Indian senior advocate or retired judge with market standing in company and securities law matters procured by the Company) in order to permit the Strategic Options Committee to continue to perform its functions and exercise its powers as contemplated in this Agreement to the fullest extent, each such appointed member must be a Director and the Investors and the Company shall take all necessary steps to reconstitute the Strategic Options Committee accordingly; and

(ii)

the CEO (other than where the Founder is the CEO) shall be entitled to receive notice of, attend and speak at all meetings of the Strategic Options Committee and to receive copies of all Strategic Options Committee papers as if he/she were a member of the Strategic Options Committee, but shall not be entitled to vote on any resolutions proposed.

26.6	Clause 5.36 shall apply in respect of the Strategic Options Committee, provided that:

(a)	subject to Clause 26.6(b), the quorum for the transaction of business by the Strategic Options Committee shall be:

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(i)

where there is a Controlling Investor Group, (A) all members appointed by the Controlling Investor Group; and (B) the Founder (if he is a member of the Strategic Options Committee at the time) being present; and

(ii)	in other circumstances, (A) the Founder (if he is a member of the Strategic Options Committee at the time); (B) any other two members of the Strategic Options Committee being present;

(b)

if a quorum is not present at a meeting of the Strategic Options Committee within 30 minutes from the time specified for such meeting, or if during the meeting a quorum is no longer present, the meeting shall be adjourned for the Adjournment Period to the same place and time of day. A quorum shall exist at the adjourned Strategic Options Committee meeting if:

(i)	where there is a Controlling Investor Group, all members appointed by the Controlling Investor Group are present; and

(ii)	in other circumstances, any two members of the Strategic Options Committee are present; and

(c)

for so long as it is entitled to appoint a member to the Strategic Options Committee, the terms of reference for the Strategic Options Committee shall not be amended without the prior written consent of the Controlling Investor Group.

26.7	Clause 5.28 shall apply to the Strategic Options Committee, provided that references to “Board Meetings” shall be read as “meetings of the Strategic Options Committee”.

Determination of the IPO Price Range

26.8

The decision in respect of the proposed IPO Price Range shall be a decision of the Board in respect of which the Strategic Options Committee shall be authorised only to make recommendations to the Board.

Prospectus votes

26.9

The parties hereby agree and acknowledge that the tabling of any resolution at a Board Meeting (or the circulation to the Directors of any proposed circular resolution) in respect of the submission of any:

(a)	Draft Red Herring Prospectus;

(b)	Updated Draft Red Herring Prospectus;

(c)	Red Herring Prospectus; or

(d)	Prospectus,

shall be conditional upon Collapse Closing having taken place, and in relation to any Draft Red Herring Prospectus such resolution may not be tabled until the date that is one year from the date of Collapse Closing.

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Indian IPO cooperation

26.10	If Board approval has been obtained to initiate the process of an Indian IPO:

(a)

a ‘promoter’ of the Company in connection with such Indian IPO shall be identified in accordance with the provisions of applicable Law and the Founder hereby agrees to be identified as a ‘promoter’, subject to the Company’s compliance with the condition set out in Clause 10.3 of the Founder Services Agreement. Such person shall be represented as a ‘promoter’ in any regulatory or other filings by the Company in connection therewith and shall comply with all duties and obligations of ‘promoters’ under applicable Law in connection with such Indian IPO;

(b)

the Shares required to be offered for lock-up requirements by the promoter(s) of the Company under applicable Law in connection with the Indian IPO shall be offered only by CPPIB from its shareholding in the Company;

(c)

each party agrees to take such action within their respective power as is reasonably requested by the Board or reasonably requested by the Strategic Options Committee within the parameters for the proposed Indian IPO set by the Board, to prepare for and achieve a successful Indian IPO, including:

(i)

assisting in the identification, selection and appointment of all advisers in relation to the Indian IPO (including one or more investment bank(s) of international repute and one or more domestic investment banks with a leading reputation for Indian IPOs to act as BRLMs for any Indian IPO);

(ii)

assisting in the production, negotiation, execution and filing of, and providing information for inclusion in, such documentation as is required to effect the Indian IPO (including, as applicable, any pre-filed Draft Red Herring Prospectus, Draft Red Herring Prospectus, Updated Draft Red Herring Prospectus, Red Herring Prospectus, Prospectus, agreements in relation to the Indian IPO and the Post-IPO Inter-se Agreement), provided that no Investor shall be required to provide non-public information about itself, its affiliates and its officers, directors or employees except as required by applicable Law or considered to be reasonably necessary in connection with the IPO by the BRLM(s) acting reasonably and in good faith taking into account the role of the relevant Investor in the Indian IPO and consistent with the form and substance of such information which has previously been provided by such Investor.

(iii)	assisting in the production of any marketing documents and cooperating with the marketing efforts in connection with any Indian IPO;

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(iv)	providing reasonable assistance to the advisers advising the Company and the BRLM(s) in relation to the Indian IPO;

(v)	approving any resolutions of the Investors put to any General Meetings or otherwise in connection with the Indian IPO, including resolutions to:

(A)	increase the authorised share capital of the Company;

(B)	confer on the directors authority to allot shares;

(C)	disapply any applicable statutory pre-emption rights;

(D)	reclassify/reorganise the share capital of the Company including stock splits or bonus issues in order to comply with any requirements of applicable Law or SEBI in connection with the Indian IPO;

(E)	convert the Company to a public limited company in connection with the Indian IPO;

(F)	change the composition of the Board in compliance with the requirements of applicable Law and in accordance with paragraph 5 of Schedule 4 (Board and management appointments);

(G)	constitute or re-constitute such committees of the Board and/or amend their respective terms of reference to ensure compliance with the requirements of applicable Law;

(H)

adopt new Articles or any amendment, modification or waiver of any provisions of the Articles or memorandum or by-laws of the Company or any policies of the Group that in any manner conflict with the provisions of the documentation as is required to effect the Indian IPO (as the case may be);

(I)	establish a new management incentive plan in a form and amount customary for Indian IPOs of the nature of the proposed Indian IPO; and

(J)

adopt any policies reasonably proposed by CPPIB to assist the CPPIB Entities to comply with the 30% Rule in relation to their investment in any Group Member and the exercise of any CPPIB Entity’s rights under this Agreement in accordance with Clause 32.1, in each case, as requested or required by SEBI, stock exchanges or the Strategic Options Committee on the advice of external legal counsel to the Company and external legal counsel to the BRLMs;

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(vi)

assisting in the conversion of any Shareholder Instruments convertible into Shares prior to the filing of the Updated Draft Red Herring Prospectus or Red Herring Prospectus in connection with the Indian IPO, as is required under applicable Law or required by the BRLM(s);

(vii)	in the case of the Investors only:

(A)

subject to Clause 26.10(b), agreeing to such undertakings (on a several basis) in relation to the retention, disposal or manner of disposal of their Shares or securities received as consideration for Shares in accordance with then current market practice (known as “lock-ups”) as are considered by the BRLM(s) to be necessary or desirable in connection with the Indian IPO (a BRLM Lock-up), provided that any Investor Group which holds an aggregate Equity Proportion of 12.5 per cent or more shall have the ability to negotiate the period and terms of any BRLM Lock-up with that BRLMs where the proposed duration of the BRLM Lock-up is longer than six months; and

(B)

if required under applicable Law and to the extent they are selling their securities in the Indian IPO, entering into an offer agreement, underwriting agreement and other customary agreements, and giving customary representations, warranties and indemnities (on a several basis) as are reasonably required in connection with such agreements (which requirements may differ as between Investors, taking into account then current market practice for a shareholder with an equivalent shareholding proportion),

(viii)

without prejudice to the generality of the foregoing, and in particular where the Strategic Options Committee or the Board, taking into account the advice of the BRLM(s) and/or external legal counsel advising the Company, determines that the level of indebtedness of the Company is higher than is consistent with a successful Indian IPO, taking any reasonable actions within their respective power required to implement any debt capital structure changes, including: (A) prepayment or repayment; (B) refinancing; or (C) restructuring, to effect the Indian IPO consistent with market practice as are reasonably requested in writing (email being sufficient) by the BRLM(s) and/or external legal counsel advising the Company, where the Strategic Options Committee determines acting reasonably and in good faith that such changes are in the best interests of the Company and all the shareholders of the Company taken together (provided that no Investor nor any of its Affiliates may be required to make any payment, waive any debt, give any representations, warranties and indemnities or accept any liability (including any contingent or prospective liability) in relation to the same);

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(d)

from the date of the Board approving the submission of a Draft Red Herring Prospectus to SEBI in connection with an Indian IPO until the earlier to occur of: (i) completion of the relevant Indian IPO; and (ii) the Board resolving to withdraw the relevant Draft Red Herring Prospectus or not submit to SEBI a related Updated Draft Red Herring Prospectus, each Investor shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company and a party to this Agreement to effect the relevant Indian IPO; and

(e)	Clause 8.1 shall not apply in relation to any matter, act or decision which:

(i)	relates directly or indirectly to the Indian IPO; and

(ii)	is either: (A) conditional upon admission of the Shares to the relevant Indian Exchange in connection with such Indian IPO becoming effective; or (B) expressly contemplated in Clause 26.10(c) above.

26.11

Subject to Clauses 15, 18.1 to 18.3, each Investor other than the Founder (each, an Entitled Secondary Investor) shall have the right but not the obligation to offer for sale in a Listing a proportion equal to (unless otherwise agreed by such Investors) its Equity Proportion (Secondary Allocation) of any ‘Offer for Sale’ component (if any) of that Listing (with its Equity Proportion being based on the number of securities such Entitled Secondary Investor holds immediately prior to such sale as a proportion to the total number of securities held by all Entitled Secondary Investors immediately prior to such sale) provided that, for the purposes of calculating the Equity Proportion of the Controlling Investor Group, the number of securities held by the Controlling Investor Group shall be reduced by the number of Relevant Priority Shares sold (or agreed to be sold prior to the Indian IPO) by the Controlling Investor Group in the relevant ‘Offer for Sale’ component; and provided further that if any Entitled Secondary Investor does not exercise its right to sell all of its Secondary Allocation (such Entitled Secondary Investor, a Shortfall Investor), each of the other Entitled Secondary Investors shall have the right but not the obligation to take up the remainder of the Shortfall Investor’s Secondary Allocation pro rata as between themselves based on their respective Equity Proportions (which remainder shall continue to be allocated on this basis until either the ‘Offer for Sale’ component has been fully allocated amongst the Entitled Secondary Investors or no Entitled Secondary Investor wishes to participate further in the same).

26.12	To the extent permitted by applicable Law:

(a)

each Investor shall be responsible for its own costs and expenses (including any underwriting commission payable in respect of securities sold by it as part of the Listing and fees of its own advisers and including Taxes) incurred directly in connection with any sale of its securities pursuant to an Indian IPO; and

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(b)

the Company shall be responsible for all other costs and expenses incurred in connection with an Indian IPO, including out-of-pocket costs, any underwriting commission in connection with the primary issuance of securities pursuant to an Indian IPO and adviser fees, provided that the Strategic Options Committee shall prepare a budget in respect of Indian IPO-related costs and expenses and shall keep the Investors reasonably informed from time to time as to the level of costs incurred against such budget and as to any changes to cost estimates detailed in the budget.

26.13	In relation to any proposed Indian IPO:

(a)

the Company shall (and each Investor shall, so far as legally possible, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company to ensure that the Company shall) procure that Management will provide reasonable assistance in respect of such Indian IPO, including assisting in the preparation and finalisation of such documentation as is required to effect the Indian IPO (including marketing documents, adviser reports, financial models, comfort or representation letters, legal opinions or other ancillary documentation), the giving of presentations to potential purchasers, investors, financiers and their advisers, providing financial forward guidance in connection with the Indian IPO to the book running lead managers (including any financial projections and business model targets) (to the extent that such forward guidance is permitted by Law) and/or support with respect to any due diligence process; and

(b)

the Strategic Options Committee shall work alongside Management on the development of any forward guidance in connection with the Indian IPO (including any financial projections and business model targets) to the extent it is permitted by applicable Law.

Post-Indian IPO governance

26.14

The Investors acknowledge their intention that with effect from the completion of an Indian IPO until such time as there ceases to be an Investor Group which holds at least 10 per cent of the Shareholder Instruments of the Company, unless prohibited by applicable Law, the stock exchanges and SEBI:

(a)

the governance of the Company (or such other entity in respect of which such Indian IPO occurs) (the Listed Entity) shall be on terms consistent with the principles set out in Schedule 11 (Post-IPO Governance Principles) (the Post-IPO Governance Principles);

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(b)

a new agreement among the material shareholders of the Listed Entity, being the members of the Consortium and those who hold an Equity Proportion of five per cent or more as at Closing or five per cent or more as calculated immediately after completion of an Indian IPO, on terms consistent with the Post-IPO Governance Principles shall be put in place (the Post-IPO Inter-se Agreement), and subject to the provisions of applicable Law, each party agrees to use all reasonable efforts to negotiate in good faith, agree and obtain any required regulatory and/or shareholder approvals to enter into and adopt the Post-IPO Inter-se Agreement, following completion of the Indian IPO.

26.15

The Investors acknowledge that subject to applicable Law and approval by the Company’s members by way of special resolution and to the extent practicable, the Post-IPO Inter-se Agreement shall include:

(a)

provisions in substantially the same form as Clause 11.6 to 11.7 (inclusive) (Information and Records), Clause 23 (Block Trades), Clause 15 (Founder IPO Liquidity), Clauses 18.1 to 18.3 (inclusive) (Restrictions on Transfer) and Clause 32 (30% Rule); and

(b)	as part of the terms of reference for the constituted or re-constituted committees of the Board, the provisions of this Agreement (to the extent relevant after the completion of the Indian IPO).

Investor support of Indian IPO

26.16	Without prejudice to Clause 26.10, for so long as there is a Controlling Investor Group, the members of each other Investor Group undertake (without prejudice to Clause 26.2) to:

(a)

in their capacity as Investors, vote all Shares held by them in favour of any resolution proposed by, and vote in the same way as, the members of the Controlling Investor Group to: (A) initiate the process of an Indian IPO; (B) submit to SEBI a Draft Red Herring Prospectus, Updated Draft Red Herring Prospectus or Red Herring Prospectus; and (C) comply with its obligations pursuant to Clause 26.10(c); and

(b)

subject to Clause 26.17, direct that any Directors appointed by it or any member of its Investor Group or its Relevant Appointer (as applicable) vote at any Board Meeting or meeting of the Strategic Options Committee in favour of any resolution proposed by, and vote in the same way as, any Director or member (as applicable) appointed by the Controlling Investor Group or its Relevant Appointer (as applicable) to: (A) initiate the process of an Indian IPO; (B) submit to SEBI a Draft Red Herring Prospectus, Updated Draft Red Herring Prospectus or Red Herring Prospectus; and (C) comply with its obligations pursuant to Clause 26.10(c).

26.17

If any Director appointed by an Investor Group or its Relevant Appointer (as applicable) determines in good faith that they are unable to vote on a resolution tabled at the Board or the Strategic Options Committee in accordance with Clause 26.16(b) pursuant to their fiduciary duties under applicable Law, such Director shall promptly notify the Board or Strategic Options Committee (as applicable) in writing (setting out in reasonable detail the reasons why such Director has determined that they are unable to vote in favour of such resolution, together with any necessary evidence in support of such determination) and such proposal shall, as far as permitted by applicable Law, be escalated to an Investor decision, in respect of which Clause 26.16(a) will apply.

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Public company status

26.18

Following submission of the first Draft Red Herring Prospectus to SEBI in respect of a possible Indian IPO, the Company shall remain a public limited company under Indian Law, unless Investors together holding an Equity Proportion of not less than 75 per cent vote in favour of the reconversion of the Company into a private limited company under Indian Law.

Alternative Exit routes

26.19	If the Company does not submit a Draft Red Herring Prospectus to SEBI within five years of the Closing Date the Board shall discuss in good faith alternative Exit options.

26.20

For the avoidance of doubt and notwithstanding any other provision of this Agreement (including without limitation Clause 26.14 above), no Investor may be required to sell any Shares held by it or any other member of its Investor Group, including as part of an Exit which is a Sale structured through a disposal (whether through a single transaction or a series of transactions) of all or substantially all of the Shares, other than pursuant to and in accordance with Clause 22 (Drag Along).

Specific Performance

26.21

Without affecting any other rights or remedies that any party to this Agreement may have, each of the parties acknowledges that the other parties to this Agreement may be irreparably harmed by any breach of the terms of this Clause 26 and that damages alone may not necessarily be an adequate remedy. Accordingly, such other parties shall be entitled to seek the remedies of final or interim injunction, specific performance or any combination of these remedies, for any anticipatory or actual breach of its terms.

27.	Default and Trigger Events

27.1	Each of the following events shall be a Material Default with respect to the relevant Investor (and shall be deemed to be a Material Default with respect to each other member of its Investor Group):

(a)	an Investor (or any member of its Investor Group):

(i)	Transfers Shareholder Instruments otherwise than in accordance with this Agreement; or

(ii)	fails to complete or procure the completion of any Required Transfer of Shareholder Instruments in accordance with this Agreement within the period specified therefor in Clause 25.6; or

(b)	an Investor (or any member of its Investor Group) fails to provide any information or evidence requested pursuant to Clause 25.4 within the required period;

provided that, if such default is reasonably capable of remedy, it shall only be a Material Default if such default remains unremedied for 20 Business Days after such party has received written notice from Topco or any other Investor requiring remedy of the default.

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27.2	If any of the following occurs with respect to an Investor (an Affected Investor):

(a)	a Material Default;

(b)	an Insolvency Event; or

(c)

a Change of Control which has not been approved in writing by Non-Affected Investors holding an aggregate Equity Proportion (disregarding for the purposes of both the numerator and the denominator of such calculation any Shareholder Instruments held by the Affected Investor and any other member of its Investor Group) of 50 per cent or more and which has not been remedied within the Change of Control Remedy Period in accordance with Clause 27.3 (an Unapproved Change of Control), each a Trigger Event, Topco shall as soon as reasonably practicable (and in any event within 10 Business Days of becoming aware of the Trigger Event) notify the Non-Affected Investors in writing of the occurrence of the Trigger Event.

27.3

If an Investor undergoes a Change of Control that would, if not remedied in accordance with this Clause 27.3, constitute an Unapproved Change of Control, it shall immediately notify the Non-Affected Investors in writing (a Change of Control Notice) and shall have 20 Business Days from the date of service of the Change of Control Notice to remedy such Change of Control (the Change of Control Remedy Period), during which time the provisions of Clause 27.4 shall apply in full to the Affected Investor (and each member of its Investor Group). The Affected Investor shall notify the Non-Affected Investors in writing as soon as reasonably practicable after it has remedied such Change of Control, including with such notice any such information as may reasonably be required by the Non-Affected Investors to evidence that such Change of Control has been remedied.

27.4	Upon the occurrence of a Trigger Event:

(a)

the Affected Investor and each member of its Investor Group, and where the Material Default is under Clause 27.1(a)(i) then any purported Transferee of the Shareholder Instruments, (and any of the Directors nominated for appointment by any member of such Investor Group or its Relevant Appointer (as applicable)) shall immediately cease to have any rights to:

(i)	other than where the Trigger Event is an Insolvency Event, receive any distributions or other payments from the Group; or

(ii)

vote or otherwise give its consent in respect of any matter concerning the Group, including any Investor Reserved Matter (and where a vote is to be taken on any Investor Reserved Matter, the votes attributable to the Equity Proportion of the Affected Investor’s Investor Group shall be allocated among the Non-Affected Investors which are not also an Affected Investor (or their Directors (as the case may be)) pro rata to their respective Equity Proportions); and

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(b)

the pre-emption right set out in Clause 3.1 in respect of an issue or grant of Shareholder Instruments, Clause 20 (Right of First Offer), the tag along right set out in Clause 21.1 and the drag along right set out in Clause 22.1 in respect of a Transfer of Shareholder Instruments shall cease to apply in favour of the Affected Investor and each member of its Investor Group, but for the avoidance of doubt an Affected Investor and each member of its Investor Group may still be a Dragged Investor pursuant to Clause 22.1.

27.5	The parties acknowledge and agree that the terms of Clause 27.4 are material terms which are fundamental to the commercial bargain between the parties and are primary obligations of the parties.

27.6	Without prejudice to Clause 27.5, each of the parties acknowledges and agrees that:

(a)	the Investors have a common commercial objective and interest, being the successful promotion and development of the Group and the Business, and that this is dependent on:

(i)	mutual trust, confidence and cooperation between the Investors and between the Directors that they nominate for appointment;

(ii)	the Group and the Business being operated and managed in accordance with this Agreement, the Business Plan and Annual Budget; and

(iii)

the ability to remove an Affected Investor from its position of control and influence over the operation and management of the Company, the Group and the Business and to restrict an Affected Investor’s ability to increase its shareholding in the Company where it has committed a Material Default or undergone an Unapproved Change of Control;

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(b)	a Material Default or an Unapproved Change of Control is likely to substantially affect and damage the commercial objectives and interests of the Non-Affected Investors;

(c)

Clause 27.4 is a common provision in agreements of this nature and is reasonable and proportionate in order to secure performance of this Agreement by the Investors, deter any breach of this Agreement by the Investors and facilitate the removal of the Affected Investor from its position of control and influence over the operation and management of the Company, the Group and the Business, and thereby to protect the Non-Affected Investors’ legitimate interests described in Clause 27.6(a) above; and

(d)

each of the Investors is a sophisticated commercial enterprise, or other sophisticated investor (not necessarily an enterprise), which has engaged its own legal and, where required, financial advisers to advise it in relation to this Agreement.

27.7	Each party undertakes to give written notice immediately to each other party of any matter or event coming to its attention that constitutes or is reasonably likely to constitute:

(a)	a breach of any of the provisions of this Agreement; or

(b)	with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof, a Trigger Event.

28.	Termination

28.1

Upon any Investor (other than an Approved Parent) ceasing to hold any Shareholder Instruments as a consequence of a Transfer of such Shareholder Instruments in accordance with the terms of this Agreement and the Articles, it shall, subject to Clause 28.4, cease to be a party to this Agreement.

28.2	Subject to Clause 28.3:

(a)

upon any Approved Parent that is a party to this Agreement and all of its Affiliates ceasing to hold (directly or indirectly) any Shareholder Instruments as a consequence of a Transfer of such Shareholder Instruments in accordance with the terms of this Agreement and the Articles, such Approved Parent shall, subject to Clause 28.4, cease to be a party to this Agreement; and

(b)	subject to Clause 28.4, this Agreement shall cease to apply in respect of:

(i)	UK PLC upon Collapse Closing; and

(ii)	the CPPIB Parent upon Collapse Closing and the CPPIB Parent ceasing to directly hold any Shareholder Instruments.

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28.3	Subject to Clause 28.4, this Agreement:

(a)	may be terminated at any time by the written agreement of all the parties; and

(b)	shall terminate automatically upon:

(i)	all of the Shareholder Instruments being held by:

(A)	one person; or

(B)	members of the same Investor Group; or

(ii)	the completion of, and from the date of commencement of listing and trading of Shares on recognised Indian stock exchanges pursuant to, any Indian IPO.

28.4	The occurrence of any of the events specified in Clauses 28.1 to 28.3 (inclusive) shall not:

(a)	relieve any party from any liability or obligation for any matter, undertaking or condition which has not been done, observed or performed by that party before its withdrawal or termination;

(b)	affect the Surviving Provisions, which shall remain in full force and effect and continue to bind the parties; and

(c)	affect the parties’ accrued rights and obligations at the date of the relevant event.

28.5	If this Agreement ceases to apply to an Investor in accordance with Clause 28.1, that Investor shall:

(a)

at its own expense, request the removal of all of the Directors nominated for appointment by it or its Relevant Appointer (as applicable) and, if requested by the other Investors, do all things and sign all documents as may otherwise be necessary to exercise its rights, as far as it lawfully can, to ensure the removal, resignation or dismissal of all such Directors in a timely manner; and

(b)

(if required by notice from Topco or any other party) at its election destroy or return the Confidential Information of Topco or the relevant party (as the case may be) in accordance with the provisions of Clause 33.5.

29.	Tax matters

Partnership Election

29.1	Topco shall not:

(a)	take any action inconsistent with the treatment of Topco as a corporation for US federal income Tax purposes; or

(b)	elect to be treated as an entity other than a corporation for US federal income Tax purposes unless (in either case) the Investors unanimously agree that such an election should be made.

Upon notification by the Investors that they have unanimously agreed that any Group Member should elect to be classified as a partnership or disregarded entity for US federal income Tax purposes (the Partnership Election), UK PLC (in the case of an election in respect of UK PLC) or the Company (in the case of any election in respect of another Group Member) shall make, or shall cause to be made, the Partnership Election by filing, or by causing to be filed, Internal Revenue Service Form 8832 (or any successor form) provided that such election is in compliance with all Laws, and UK PLC and the Company shall not permit the Partnership Election to be terminated or revoked without the written consent of the Investors.

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Tax Compliance

29.2

Each Group Member shall comply in all material respects with all Tax compliance, payment and withholding obligations with which it is required to comply under the Laws of the jurisdictions in which the Group operates, including but not limited to:

(a)	implementing internal Tax policies and controls (and evidentiary requirements) taking into account Tax risks arising from the current and future operations of the Group;

(b)	adhering to applicable transfer pricing rules and documentation requirements in all jurisdictions in which the Group operates;

(c)	conducting internal and external testing to the extent reasonably necessary, as determined on the basis of advice received from an auditing firm to achieve Tax compliance; and

(d)	taking all commercially reasonable steps to claim tax holiday benefit under Section 138 of the IT Act, to the extent applicable to the Group Members.

29.3

The Group shall engage the auditing firm referred to in Clause 11.1 or such other appropriately qualified advisor from a Big 4 Accounting Firm to assist in the management of its Tax compliance matters in all jurisdictions in which the Group operates. The Company shall engage the statutory auditor referred to in Clause 11.1 or such other appropriately qualified advisor from a Big 4 Accounting Firm to undertake a review of the Tax compliance of UK PLC and its Subsidiaries or, from Collapse Closing, the Company and its Subsidiaries, on an annual basis, and such auditor shall provide a letter to UK PLC or, following Collapse Closing, the Company endorsing (or identifying any issues or concerns with) the material positions taken by the Group with respect to the Tax returns filed by them. Topco shall share this letter with the Investors.

Management of Tax affairs and Information Sharing

29.4

Without prejudice to Clauses 29.2 and 28.5 and 29.5 to 29.7 each of the Company and, until Collapse Closing, UK PLC shall procure that each Group Member (or its duly authorised agents) shall, at that Group Member’s cost and within any applicable time limit:

(a)	prepare, submit and deal with (or procure the preparation and submission of and dealing with) all computations and returns of each Group Member relating to Tax;

(b)

prepare, submit and deal with (or procure the preparation and submission of and dealing with) all claims, elections, surrenders, disclaimers, notices and consents of each Group Member for Tax purposes; and

(c)

deal with all other matters which relate to the Tax affairs of each Group Member, including, without limitation, any correspondence, enquiry, dispute, negotiation or settlement involving any Tax Authority in respect of all periods relevant for Tax purposes of each Group Member and/or all transactions undertaken by each Group Member.

29.5

Each of the Investors undertakes and agrees to provide Topco with such information as Topco may reasonably require in connection with the management of the Tax affairs of any Group Member, provided that such information is in the possession of, or is reasonably available to, the relevant Investor. Topco shall ensure that such information is kept confidential and is not transmitted or otherwise made available to any person that is not a Group Member (or such Group Member’s duly authorised agents).

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29.6

Each of the Company and, until Collapse Closing, UK PLC shall, and shall procure that each Group Member shall, provide and afford to each Investor and its duly authorised agents within a reasonable time period (and at the expense of the person requesting it) all information, documents and assistance reasonably requested by that Investor to enable it, or any of its Affiliates:

(a)

to comply with its or their own Tax obligations or facilitate the management or settlement of its or their Tax affairs (including providing any document or other information (including any document or information relating to a Group Member’s compliance with its statutory Tax obligations, including relating to income tax returns, services taxes, goods and services taxes, excise payments, and any foreign investment related tax compliance) that is available and reasonably required in order to complete any Tax returns, to comply with any Tax reporting requirements or Tax audits, enquiries or investigations, and to comply with any disclosure requirements of any Governmental Authority having jurisdiction over it); and

(b)

to determine the Tax consequences of any transaction it (or one or more of its Affiliates) undertakes or proposes to undertake and to manage as appropriate the Tax consequences of any such transaction (including providing any document or other information that is available and reasonably required to determine or discharge any obligation of any Group Member to make any deduction or withholding for or on account of Tax), and for the avoidance of doubt the obligations of the Company and, until Collapse Closing, UK PLC, pursuant to this Clause 29.6 shall extend to:

(c)

the Company and, until Collapse Closing, UK PLC, procuring at the request of a Transferor that, prior to the completion of any Transfer by a Transferor, any such valuation or other reports as may be required as a matter of applicable Law (including any Tax Reports) are prepared by a SEBI registered merchant banker or chartered accountant to the reasonable satisfaction of the Company and, until Collapse Closing, UK PLC, and the Transferor, and where applicable, that any such Tax Reports are provided to the Transferor on a reliance basis, provided that the Transferor shall provide such co-operation and assistance in connection with the preparation of such reports as may reasonably be requested by the Company and, until Collapse Closing, UK PLC, to be provided to it or any third party appointed to prepare such reports, and

(d)

in connection with a Transfer referred to in Clause 29.6(c) above in respect of which a Transferor has requested the assistance of the Company and, until Collapse Closing, UK PLC, the Company and, until Collapse Closing, UK PLC, making any filings, submitting any returns, completing any procedural formalities and/or otherwise complying with all applicable tax compliance requirements, in each case required by applicable Law to be made, submitted, completed or complied with by it or in connection with the Transfer, in each case within the time period prescribed by applicable Law.

29.7

The Company and, until Collapse Closing, UK PLC acknowledges and agrees that it shall notify each Investor in writing in the event it becomes aware of the commencement of any Tax audit, enquiry, investigation or proceeding with respect to any Group Member which is, or which the Company or UK PLC (as applicable) considers is reasonably likely to be, material (taking into account both economic and/or reputational aspects) in the context of the Group’s business (a Tax Proceeding) and shall keep, and shall procure that each Group Member shall keep, each Investor informed on a timely basis of any material developments, and where requested by an Investor shall provide, and shall procure that each Group Member provides, to such Investor copies of all material written correspondence and documentation provided to or by a Tax Authority in relation to any Tax Proceeding (save to the extent that such documentation is subject to confidentiality obligations owed by a Group Member to a third party (other than another Group Member or Investor) prohibiting such disclosure to an Investor, and provided that such documentation may be redacted to remove any personal data to the extent that its disclosure would, absent such redaction, not be permitted by applicable Law).

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30.	Pillar 2

30.1

Subject to Clause 30.6, in this Clause 30, in addition to the words and expressions defined in Schedule 15 (Definitions and Interpretation), the following words and expressions shall have the following meanings:

Company Owned Constituent Entity means a Constituent Entity which is a member of the same Group as Topco and in which Topco owns (directly or indirectly) an Ownership Interest;

Company’s P2 Status means:

(a)	whether Topco will be a member of the same MNE Group as any Investor;

(b)	whether Topco will be a Partially-Owned Parent Entity, Minority-Owned Parent Entity or Joint Venture;

(c)	whether any such MNE Group will meet the Revenue Threshold; or

(d)	whether (if Topco is a Joint Venture) any MNE Group to which any Investor belongs meets the Revenue Threshold;

GloBE Rules means the rules set out in the Pillar 2 Model Rules and any accompanying commentary, examples and administrative guidance as such rules, commentary, examples and guidance are implemented into domestic Law by any relevant jurisdiction (including, for the avoidance of doubt, in relation to any Qualifying Domestic Minimum Top-up Tax);

Group has the meaning given in the Pillar 2 Model Rules;

Pillar 2 Model Rules means the model rules published by the Organisation for Economic Co-operation and Development as “Tax Challenges Arising from the Digitalisation of the Economy – Global Anti-Base Erosion Model Rules (Pillar Two): Inclusive Framework on BEPS”;

Pillar 2 Tax means any Tax charged in accordance with the GloBE Rules including (for the avoidance of doubt) any Qualifying Domestic Minimum Top-up Tax; and

Pillar 2 Tax Liability means a liability of any Group Member to make or suffer an actual payment of Pillar 2 Tax or an amount in respect of Pillar 2 Tax, regardless of whether such liability arises due to the operation of an IIR, UTPR or Qualifying Domestic Minimum Top-up Tax.

30.2

Defined terms and expressions used in this Clause 30 and not otherwise defined in this Agreement shall take their meaning from the Pillar 2 Model Rules, and references to Articles are to Articles of the Pillar 2 Model Rules, in each case unless expressly stated otherwise.

30.3	The parties acknowledge that it is currently intended that the Company’s P2 Status shall be as follows for the first Reporting Fiscal Year falling after the date of this Agreement:

(a)	neither the Company nor UK PLC will be a member of a Group with any Investor;

(b)	neither the Company nor UK PLC will be a Partially-Owned Parent Entity, Minority-Owned Parent Entity or Joint Venture; and

(c)	Topco will be the UPE of an MNE Group (constituted of UK PLC or the Company (as the case may be) and each Company Owned Constituent Entity) within the scope of the GloBE Rules.

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30.4	Each Investor severally and not jointly, with respect to itself and no other Investor, hereby represents and warrants to each other Investor that on the date of this Agreement:

(a)

it is not aware of any requirement to include its Interest within any consolidation for accounting purposes or of any other matter relating to the holding of its Interest that would be likely to impact the application of the GloBE Rules to the Group in such a way as would increase the Group or any other Investor’s liability to Pillar 2 Tax;

(b)

save to the extent required by applicable Law or generally accepted accounting practice, it shall not include its Interest in any consolidation for accounting purposes or take or omit to take any other action that would be likely to impact the application of the GloBE Rules to the Group in such a way as would increase the Group or any other Investor’s liability to Pillar 2 Tax; and

(c)	it is an Excluded Entity, and it is not aware of any fact, matter or circumstance which could reasonably be expected to prejudice its treatment as such under the GloBE Rules.

30.5

If any Investor or any of its Affiliates becomes aware of any facts or circumstances the result of which is that the GloBE Rules shall or are reasonably likely to apply to the Group in such a way as may increase the Group or any other Investor’s liability to Pillar 2 Tax for any reason:

(a)	that Investor shall promptly notify the Company and, until Collapse Closing, UK PLC and the other Investors in writing; and

(b)

the Investors shall each use reasonable endeavours, and shall cooperate in good faith with the other Investors and the Company and, until Collapse Closing, UK PLC, to mitigate any adverse Pillar 2 Tax effects imposed or which may be imposed on the Company, the Group, until Collapse Closing, UK PLC and the other Investors as a result of the application of such rules (as applicable).

30.6	In Clauses 30.4 to 30.5 (inclusive), “Group” shall have the meaning given to that term in Schedule 15 (Definitions and Interpretation) to this Agreement.

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30.7

No party to this Agreement shall be entitled to recover damages or obtain recovery, payment or reimbursement under this Clause 30 to the extent that such party has already obtained (and retained) recovery, payment or reimbursement in respect of the same matter under this Agreement.

31.	Payments

31.1

All sums payable under this Agreement (including, for the avoidance of doubt in connection with a Transfer of Shareholder Instruments pursuant to Clause 18) shall be paid free and clear of all deductions and withholdings whatsoever, save only as may be required by applicable Law or expressly permitted by another provision of this Agreement. Where any deduction or withholding in respect of Tax is required by applicable Law, for the avoidance of doubt, Clauses 29.4 and 29.6 shall apply in respect of any associated tax compliance and filing requirements.

32.	30% Rule

30% Rule cooperation

32.1

Each Investor shall cooperate (including exercising its governance rights under this Agreement to cause each Group Member, their nominated directors, or directors nominated by their affiliated Appointer to cooperate) with the relevant CPPIB Entities, to the extent commercially reasonable and provided that one or more CPPIB Entities agree to reimburse the Investors in full for all reasonable out-of-pocket costs or expenses incurred by them, if any, in respect of any such cooperation, excluding, for the avoidance of doubt, the cost of acquiring any securities, to assist the CPPIB Entities to comply with the 30% Rule in relation to their investment in any Group Member and the exercise of any CPPIB Entity’s rights under this Agreement. In furtherance of the foregoing, each Investor agrees to take (or omit to take) any commercially reasonable action or step reasonably requested by any CPPIB Entity (provided that one or more CPPIB Entities agree to reimburse the Investors in full for all reasonable out-of-pocket costs or expenses incurred by them, if any, in respect of any such action or step), excluding, for the avoidance of doubt, the cost of acquiring any securities including, without limitation, a change in the authorised capital of a Group Member (including the adoption of the “irrevocable waiver” structure in respect of the Company, on terms substantially similar to those appended hereto in Schedule 14 (30% Rule Irrevocable Waiver)) that is necessary to avoid any breach or potential breach of the 30% Rule, including in connection with any Listing, arising under this Agreement or otherwise in relation to any Group Member.

32.2

Notwithstanding anything contained in this Clause 32, no Investor shall be required to take any action or step to assist the CPPIB Entities to comply with the 30% Rule in relation to their investment in any Group Member that has, or would reasonably be likely to have, an adverse effect (other than an insignificant adverse effect) on the Group and/or on such Investor’s economic, governance, or other rights under this Agreement or as a shareholder in Topco.

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UK PLC Appointers

32.3	It is acknowledged and agreed that Appointer A has been designated in the UK PLC Articles as of the date of this Agreement as “Appointer A” thereunder; and

32.4	Appointer B has been designated in the UK PLC Articles as of the date of this Agreement as “Appointer B” thereunder.

32.5

Each Appointer and each Investor for so long as it is entitled to appoint a Director pursuant to paragraph 2 of Schedule 4 may, by notice in writing to UK PLC at any time, designate a replacement Appointer for itself or its Relevant Appointer (as applicable) to assume all of its Director appointment, removal and replacement rights under the UK PLC Articles and be designated as such under the UK PLC Articles, provided that:

(a)

designation of any replacement Appointer shall require the prior written consent of the Investor which initially designated the Relevant Appointer or its predecessor (such Appointer’s Relevant Appointing Investor and, such Investor’s Investor Group, the Appointer’s Relevant Appointing Investor Group), which, for the avoidance of doubt, shall be: (i) CPPIB in respect of Appointer A; and (ii) Platinum in respect of Appointer B;

(b)	the replacement Appointer satisfies the Appointer Criteria;

(c)	the replacement Appointer must sign and deliver an Appointer Deed of Accession and execute and deliver a joinder to the Appointer Deed Relating to Shares in accordance with the terms thereof; and

(d)

if a replacement Appointer, at any point in time, ceases to satisfy the Appointer Criteria, then such replacement Appointer shall immediately and automatically cease to be an Appointer, and another replacement Appointer may be designated by the Relevant Appointing Investor which satisfies the Appointer Criteria and complies with Clause 32.5(c) above.

32.6	Each Investor acknowledges and agrees that:

(a)

if it and its Investor Group ceases to hold an Equity Proportion of 10 per cent or more, its Relevant Appointer shall immediately and automatically cease to be an Appointer, provided that, if at any time such Investor subsequently holds an Equity Proportion of 10 per cent or more, it may, by notice in writing to UK PLC, designate a replacement Appointer in accordance with Clause 32.5 above; and

(b)	if it ceases to be entitled to designate an Appointer, its Appointer shall be deemed to have immediately notified UK PLC to request the removal of all Directors appointed by such Appointer.

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32.7

Upon any Investor other than CPPIB and Platinum coming to hold an Equity Proportion of 10 per cent or more, such Investor may, by notice in writing to UK PLC, designate an Appointer, provided that the terms of Clause 32.5 shall apply mutatis mutandis in respect of such designation.

32.8

In the event an Appointer or an Investor gives written notice to UK PLC under Clauses 32.5 or 32.7 for designating an Appointer or replacement Appointer, or in the event that any Appointer ceases to be an Appointer, then the Investors agree to exercise all of their voting rights and powers to make such amendments as are necessary to the UK PLC Articles to reflect such change in the Relevant Appointer(s).

32.9

Each of the Investors shall vote at all shareholder meetings, sign such written resolutions, and take all other actions as a shareholder in UK PLC, including by voting or signing written resolutions in respect of its holding of Shareholder Instruments, so as to ensure that the nominees nominated for appointment by each Investor in accordance with Schedule 4 (Board and management appointments) are elected, removed and/or appointed and maintained in office as Directors.

32.10

The parties agree and acknowledge that the UK PLC Articles to be adopted with effect as of the date hereof in accordance with the Reorganisation Deed shall be in the form appended hereto at Schedule 13 and that the Articles of the Company to be adopted with effect as of Collapse Closing shall include the irrevocable waiver language appended hereto in Schedule 14.

32.11	In relation to UK PLC only, each of the Investors undertakes and agrees that it shall not:

(a)

introduce, or exercise its voting or other rights in favour of, any resolution to appoint or remove one or more of the Directors pursuant to any provision of the UK Companies Act 2006 (the “Act”), including under section 168 of the Act, or pursuant to common law;

(b)

introduce, or exercise its voting or other rights in favour of, any resolution to amend or modify the UK PLC Articles to the extent such amendment or modification relates to the appointment or removal of the Directors, gives any shareholder any right to appoint or remove Directors which is inconsistent with the Appointers’ exclusive right to appoint or remove Directors, or to make any other change to the UK PLC Articles as a whole which would have the same or a substantially similar effect; and/or

(c)

exercise any right arising as a result of the so-called “duomatic principle” under common law or any equivalent principle under any rule of law for the purpose of appointing or removing one or more Directors or to amend or modify the UK PLC Articles in the manner described in Clause 32.11(b) above.

32.12	The undertakings set out in Clause 32.11 above shall cease:

(a)

automatically (if and to the extent, with respect to each Investor), if: (i) CPPIB is given written advice by its Canadian counsel that such undertaking is no longer required (or can be relaxed) in order for CPPIB to comply with the 30% Rule; (ii) CPPIB notifies the Investors and the Appointers of such advice in writing (providing a copy of the advice with such notice); and (iii) such revocation or relaxation applies in an identical manner to CPPIB and Platinum;

(b)	automatically with respect to an Investor, subject to compliance by that Investor with its undertakings in this Clause 32, if that Investor ceases to hold any Shares; or

(c)	automatically, if CPPIB ceases to hold directly or indirectly an economic interest in UK PLC.

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33.	Confidentiality

33.1	Each Investor shall keep confidential and shall not disclose any information:

(a)	which it may have or acquire before, on or after the date of this Agreement in relation to the Business and the customers, assets or affairs of any Group Member;

(b)	which it may have or acquire before, on or after the date of this Agreement in relation to the customers, business, assets or affairs of any other party (or any of its Affiliates) as a result of:

(i)	negotiating this Agreement and the Transaction Documents;

(ii)	being a direct or indirect shareholder in UK PLC, the Company or a Group Member;

(iii)	having any Directors on the Board and/or the board of any Group Member;

(iv)	exercising any of its rights or performing any of its obligations under this Agreement; or

(v)	negotiating the purchase of any Shareholder Instruments or entering into a Deed of Adherence;

(c)	which relates to the contents of, or negotiations leading to, this Agreement (or any agreement or arrangement entered into pursuant to this Agreement); or

(d)	which it acquires under Clauses 5.8 and 11.6 to 11.7 (inclusive),

(all such information being Confidential Information).

33.2	Each of the Investors shall not:

(a)	copy or reproduce the Confidential Information; or

(b)	use Confidential Information for its own business purposes or the business purposes of any of such Investor’s and its Affiliates’ portfolio companies (other than the Group).

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33.3	The obligations under Clauses 33.1 and 33.2 do not apply to:

(a)

any disclosure of information which is expressly consented to in writing by each of the Investors prior to such disclosure being made (or, if the information only relates to one Investor or Investor Group, which is expressly consented to in writing by such Investor or Investor Group);

(b)

disclosure in confidence by an Investor to any of its Representatives on a “need to know” basis where the recipient, in the reasonable opinion of the disclosing Investor, requires access to the information for a purpose reasonably incidental to that Investor’s investment in Topco, provided that the Investor shall procure that its Representatives keep such information confidential on terms no less onerous than the provisions of this Clause 33 except for Clause 33.3(j);

(c)

disclosure of information to the extent required by any Tax Authority, or otherwise to the extent reasonably required for the purpose of managing the Tax affairs of the relevant Investor (or any of its Affiliates);

(d)

disclosure of information to the extent required by Law or by any stock exchange or Governmental Authority (other than a Tax Authority). If this Clause 33.3(d) applies, the party making the disclosure shall to the extent reasonably practicable and lawful to do so:

(i)

first consult with the other parties (or, if the information only relates to one or more Investors or Investor Groups, with such Investors or Investor Groups) to give the party an opportunity to contest the disclosure;

(ii)

take into account the other parties’ (or, if the information only relates to one or more Investors or Investor Groups, the relevant Investors’ or Investor Groups’) reasonable requirements about the proposed form, timing, nature and extent of the disclosure; and

(iii)

disclose only the minimum amount of Confidential Information that is required to be disclosed and use reasonable endeavours to assist the other parties (or, if applicable, the relevant Investor or members of the relevant Investor Group) in respect of any reasonable action that they may take to resist or limit such disclosure;

(e)

disclosure of information related to the Group to a lender or other fund provider whose primary business is the provision of funding services (or any of their respective external consultants, agents or advisers) of an Investor, provided that before any such disclosure, the relevant Investor obtains from such bank a confidentiality undertaking in favour of Topco and each Group Member on terms no less onerous than the provisions of this Clause 33, except for Clause 33.3(k);

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(f)

disclosure of information which was or becomes lawfully in the possession of that Investor or any of its Representatives (in either case as evidenced by written records) without any obligation of confidentiality prior to it being received or held;

(g)	disclosure of any information which has previously become publicly available other than through that Investor’s fault (or that of any of its Representatives);

(h)	disclosure required for the purposes of any arbitral or judicial proceedings arising out of this Agreement;

(i)	disclosure required pursuant to the terms of this Agreement;

(j)

disclosure of information to the extent reasonably required for the purposes of any internal audit conducted by or on behalf of the relevant Investor or any of its Affiliates, or any external audit of, or relating to, the relevant Investor or any of its Affiliates conducted by the relevant Investor’s or any of its Affiliates’ auditors, in each case, provided that before any such disclosure, the Investor shall procure that any person to whom Confidential Information is disclosed pursuant to this Clause 33.3(j) is subject to market standard confidentiality obligations for internal or external auditors;

(k)	any disclosure made in accordance with Clause 34 (Marketing);

(l)	disclosure of information made in connection with an Indian IPO or any other Listing in respect of which Board approval has been obtained; or

(m)	any announcement made in accordance with Clause 35 (Announcements).

33.4

The disclosing Investor shall be responsible for any breach of this Clause 33 by a Representative to whom it provides Confidential Information or of any breach of any confidentiality undertaking entered into pursuant to Clause 33.3 or Clause 34 (Marketing) by any person to whom it (or any of the Directors nominated for appointment by it or its Relevant Appointer (as applicable)) provides any Confidential Information, in either case as if the disclosing Investor were the party that had breached this Clause 33 or such confidentiality undertaking.

33.5	If required to destroy or return Confidential Information pursuant to Clause 28.5(b), the relevant Investor shall (and shall ensure that its Representatives shall) promptly:

(a)	destroy, or return to the Disclosing Party (as applicable), all copies of any document that contains any Confidential Information;

(b)	destroy all copies of any documents derived from Confidential Information;

(c)	take reasonable steps to erase the Confidential Information from any computer or other digital device on which it is held; and

(d)	appoint one of its employees to supervise the steps contemplated in this Clause 33.5, and to confirm in writing to the Disclosing Party that they have been carried out.

For the purposes of this Clause 33.5, document includes any material prepared by or on behalf of the relevant Investor or any of its Representatives using or containing Confidential Information.

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33.6

The undertakings in this Clause 33 shall not apply to any Confidential Information which the relevant party, a Representative or a member of the relevant party’s Investor Group must retain under Law or in accordance with its automatic computer back-up procedures or any written document retention policy or the policies and procedures implemented by each person in order to ensure compliance with Law, applicable professional standards and/or corporate governance policies, provided that any information retained under this Clause 33.6 shall be retained in compliance with this Clause 33.

33.7

Topco shall, so far as it is legally able (and shall exercise its rights with respect to each Group Member to procure so far as it is legally able that each other Group Member and its and their directors, officers, employees, consultants, agents and advisers (including auditors, investment advisers and investment managers and independent valuers) shall) observe obligations in favour of the Investors in respect of Confidential Information relating to each Investor or any member of the Investor’s Investor Group equivalent to those set out in Clauses 33.1 to 33.6 except for Clause 33.3(j) and save that the reference in Clause 28.5(b) to this Agreement ceasing to apply to an Investor shall, for the purposes of this Clause 33, be read as a reference to this Agreement terminating.

33.8

Topco agrees that it shall, so far as it is legally able (and shall exercise its rights with respect to each Group Member to procure so far as it is legally able) procure that no submission, filing, notification or communication is made by or on behalf of any Group Member that:

(a)	is not made in the ordinary course of business of the Group or as required by applicable Law; and

(b)	names, identifies or otherwise makes reference to an Investor or any member of an Investor Group,

except with the prior written consent of such Investor on behalf of it or any member of such Investor Group.

33.9

Nothing in Clause 33.8 shall prohibit any Group Member from making any submission, filing, notification or communication which consists of a factual statement that an Investor is a shareholder in Topco.

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33.10

Topco agrees that it shall, so far as it is legally able (and shall exercise its rights with respect to each Group Member to procure so far as it is legally able) first consult with any Investor Group which is named, identified or otherwise referenced in any submission, filing, notification or communication prior to such submission, filing, notification or communication.

33.11

For the purposes of this Clause 33, a person shall not be deemed to have disclosed Confidential Information to any of its Affiliates or Representatives by virtue of the fact that a director, officer or employee of any such Affiliate or Representative also serves as a director, officer or employee of a Group Member.

34.	Marketing and other Transfer support

34.1	Any party who, in good faith, is considering making a Transfer of:

(a)	Shareholder Instruments pursuant to Clause 19 (Provisions applying to all Transfers); or

(b)

securities in that Investor or any entity through which its Approved Parent directly or indirectly holds its interest in the Investor that would result in the third party having, in aggregate, an interest, directly or indirectly, of an aggregate Equity Proportion of not less than five per cent (an Indirect Investor Interest), may discuss such potential Transfer with, and disclose Confidential Information relating to the Group to, one or more third parties (other than: (i) Sanctioned Persons; (ii) Restricted Persons; and (iii) any Competitor) and their consultants, agents, advisers and actual or potential lenders with a view to ascertaining their interest in acquiring such Shareholder Instruments or Indirect Investor Interests and the potential terms of any such acquisition, provided that:

(c)

before any such discussions or disclosure, the relevant party obtains from each third party a confidentiality undertaking in favour of Topco and each Group Member on terms no less onerous than the provisions of Clause 33 (Confidentiality), except for Clause 33.3(j); and

(d)	the relevant party complies with the provisions of Schedule 7 (Management Assistance) (if applicable).

34.2

Where an Investor Group other than any Controlling Investor Group that holds an aggregate Equity Proportion of the Minority Threshold or more is considering, in good faith, a valid Transfer in accordance with the terms of this Agreement of some or all of its Shareholder Instruments, the provisions of Schedule 7 (Management Assistance) shall apply.

35.	Announcements

35.1

Subject to Clause 35.2, unless otherwise agreed in writing, no party (nor any of its Representatives) shall make any announcement or issue any communication in connection with the existence or subject matter of this Agreement (or any other Transaction Document). Nothing in this Clause 35.1 shall prevent an Investor or any of its Affiliates from making statements in the ordinary course of its business about its holding of Shareholder Instruments or its individual participation in the Business.

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35.2	No Group Member shall have the right to:

(a)

use non-public information or the branding, commercial names or trade marks of the Controlling Investor Group or any Investor Group in any public announcement, regulatory filing or other public relations materials or credentials; or

(b)	represent that any of the Business’s products or services are endorsed by the Controlling Investor Group or any Investor Group,

without the prior written consent of the Controlling Investor Group and/or the relevant Investor Group (as applicable).

35.3	Nothing in this Clause 35 shall prevent a Group Member from making statements in the ordinary course of its business about an Investor’s holding of Shareholder Instruments.

35.4

The restriction in Clause 35.1 shall not apply to the extent that the announcement or communication is required by Law, by any stock exchange or by any Governmental Authority. In this case, the party making the announcement or issuing the communication shall, as far as reasonably practicable:

(a)

obtain the consent of any Investor which holds an aggregate Equity Proportion of 12.5 per cent or more, and any Investor who is named in such announcement, in advance as to what form it takes, what it contains and when it is issued;

(b)	take into account the relevant parties’ reasonable requirements; and

(c)

announce and/or disclose (as applicable) only the minimum amount of Confidential Information that is required to be announced and/or disclosed (as applicable) and use reasonable endeavours to assist the relevant parties in respect of any reasonable action that they may take to resist or limit such announcement and/or the issuance of such circular (as applicable).

36.	Notices

36.1	Any notice to be given by one party to another party in connection with this Agreement shall be:

(a)	in writing in English and signed (whether by electronic means or otherwise) by or on behalf of the party giving it; and

(b)	delivered by email.

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36.2	Subject to Clause 36.3, a notice shall be effective upon receipt and shall be deemed to have been received at the time it is sent, in which case:

(a)

except as provided in Clause 36.2(b), the time at which an email is sent shall be the time in the place specified as the address of the recipient in Clause 36.4 or Schedule 12, as applicable, (as may be updated from time to time in accordance with Clause 36.6); and

(b)

where an email delivery failure notice is received within 15 minutes of sending, the general deemed-receipt rule shall not apply and the notice shall only be effective if re-sent by hand, registered post or courier within 48 hours, in which case it shall be deemed received on the date the sender originally sent the email.

36.3	If a notice is deemed received outside Working Hours, the notice shall be deemed to have been received when Working Hours recommence.

36.4	The addresses and email addresses of the parties for the purpose of Clause 36.1 are:

Canada Pension Plan Investment Board For the attention of:	Address: 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3	Email:

Dyuti Private Holdings Inc. For the attention of:	Address: 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3	Email:

Mr Sumant Sinha For the attention of:	Address: 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009, India	Email:

Wisemore Advisory Private Limited For the attention of:	Address: 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009, India	Email:

Cognisia Investment For the attention of:	Address: 1017B, Aralias, Golf Course Road, DLF Phase V, Gurgaon, Haryana-122009	Email:

Renew Private Limited For the attention of:	Address:	Email:

Renew Energy Global PLC For the attention of:	Address:	Email:

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36.5

For the purpose of Clause 36.1 any notice to a Continuing Investor shall be delivered to the address and/or email address (as applicable) of the relevant Continuing Investor in accordance with the details set out in Schedule 12 (The Continuing Investors).

36.6	Each party shall notify Topco in writing of a change to its details from time to time, provided that such notice shall only be effective on:

(a)	the date specified in the notice as the date on which the change is to take place; or

(b)

if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date which is the fifth Business Day after notice of any change has been given.

36.7	This Clause 36 does not apply to the formal service of any arbitration proceedings.

37.	Warranties

37.1	Each party warrants to each other party:

(a)	it is duly incorporated, established or set up and validly existing under the Laws of the place of its incorporation or establishment;

(b)

it has the legal right and the full corporate power and authority to execute, deliver and perform its obligations under this Agreement (and the other agreements to be entered into by it in connection with this Agreement);

(c)

it has obtained all authorisations and all other applicable governmental, statutory, regulatory or other consents, clearances, approvals, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this Agreement (and the other agreements to be entered into by it in connection with this Agreement) and for this Agreement (and such other agreements) to be duly and validly authorised, executed and delivered by it;

(d)

the execution, delivery and performance of this Agreement (and the other agreements to be entered into by it in connection with this Agreement) has been properly authorised by it and does not, and shall not:

(i)	contravene any existing Law applicable to it; or

(ii)	breach the terms of its constitutional documents or by-laws;

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(e)

this Agreement (and the other agreements to be entered into by it in connection with this Agreement) constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy; and

(f)

there are no actions, claims, proceedings or investigations pending or to the best of its knowledge threatened against it or by it that may have a material adverse effect on its ability to perform its obligations under this Agreement (or the other agreements to be entered into by it in connection with this Agreement).

38.	Holdings by members of an Investor Group

38.1

Subject to Clause 40.10, if Shareholder Instruments are at any time held by two or more members of the same Investor Group (each an Appointing Person), each Appointing Person (other than the Appointed Person, as defined below) shall as soon as reasonably practicable together nominate one member (the Appointed Person) of that Investor Group as its attorney for the performance of its obligations and the exercise of its rights or discretions pursuant to this Agreement with authority (or otherwise authorise the Appointed Person) at any time to execute such voting instructions, proxies, mandates, written resolutions and other documents as are required to enable the Appointed Person to:

(a)

exercise the rights attaching to the Shareholder Instruments held by each such Appointing Person (and references in this Agreement to an Investor Group having or exercising rights shall be construed accordingly);

(b)	transfer the Shareholder Instruments held by the Appointing Person as permitted or required by this Agreement;

(c)	give any voting instruction, consent or waiver, or exercise any discretion, referred to in this Agreement or desirable for the purposes of this Agreement on behalf of each such Appointing Person;

(d)	give any notice referred to in this Agreement on behalf of each such Appointing Person;

(e)

nominate for appointment, or give written notice to remove, any Director(s) or take any other action in relation to any Director as is permitted or required by this Agreement or the Articles on behalf of the Appointing Person;

(f)

receive notices pursuant to Clause 36 (Notices) (for the avoidance of doubt, any notice given to an Appointed Person under this Agreement shall be deemed to be received by each member of such Appointed Person’s Investor Group); and

(g)	execute any document in connection with the exercise or enforcement of rights or discretions under this Agreement.

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38.2	Any Appointed Person appointed in accordance with Clause 38.1 shall give written notice, together with evidence of the appointment, to Topco, within five Business Days of being so appointed.

38.3

Immediately upon an Appointed Person and an Appointing Person ceasing to be members of the same Investor Group, any appointment and power of attorney granted by that Appointing Person to that Appointed Person pursuant to this Clause 38 shall terminate (provided that, for the avoidance of doubt, any appointment and power of attorney granted to the Appointed Person by other continuing members of its Investor Group shall remain unaffected and continue in force).

38.4

Immediately upon a party becoming a member of an Investor Group in respect of which an Appointed Person has already been appointed (and not replaced pursuant to Clause 38.5), it shall, as soon as reasonably practicable, appoint such Appointed Person to be its attorney on the same terms as set out in Clause 38.1.

38.5

An Investor Group may, by written notice to Topco and the other Investors on behalf of each Investor that is a member of the relevant Investor Group, elect to replace its Appointed Person pursuant to this Clause 38 at any time.

39.	Anti Bribery and Corruption and Anti-Money Laundering

39.1

Topco warrants in respect of itself and each other member of the Group, that it has not, and none of its current or former directors, officers or employees or Affiliates has (and, as far as it is aware, none of its other current or former Associated Persons has) in the last five years:

(a)

made, authorised, offered, promised or given any financial or other advantage (including any payment, loan, gift or transfer of anything of value), directly or indirectly, to or for the use or benefit of any Government Official (or to another person at the request or with the assent or acquiescence of such Government Official), or any other natural or legal person, in order to assist it in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage;

(b)

been the subject of any investigation, inquiry or litigation, administrative or enforcement proceedings by any Governmental Authority or any customer regarding any offence or alleged offence under Anti-Bribery Law or Anti-Money Laundering Law, and no such investigation, inquiry or proceedings have been threatened or are pending, and, so far as it is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings; and

(c)	engaged in any other conduct which would violate applicable Anti-Bribery Law or any Anti-Money Laundering Law.

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39.2

Each Investor warrants in respect of itself that it has not and, so far as it is aware, none of its directors or officers or Affiliates (other than any portfolio companies), or other third parties acting on its behalf (in respect of activities on its behalf), has done any of the following:

(a)

made, authorised, offered, promised or given any financial or other advantage (including any payment, loan, gift or transfer of anything of value), directly or indirectly, to or for the use or benefit of any Government Official (or to another person at the request or with the assent or acquiescence of such Government Official), or any other natural or legal person, in order to assist it in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage;

(b)

been the subject of any investigation, inquiry or litigation, administrative or enforcement proceedings by any Governmental Authority or any customer regarding any offence or alleged offence under Anti-Bribery Law or Anti-Money Laundering Law, and no such investigation, inquiry or proceedings have been threatened or are pending, and, so far as it is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings; and

(c)	engaged in any other conduct which would violate applicable Anti-Bribery Law or any Anti-Money Laundering Law.

39.3	Topco warrants in respect of itself and each other member of the Group that:

(a)	it has in place ABC Policies and Procedures and AML Policies and Procedures;

(b)

it has for the last five years, kept accurate and fair records of its activities, including financial records, books, and accounts, in a form and manner and level of detail appropriate for a business of its size and resources; and

(c)	none of its officers, directors or any person that directly or indirectly owns or controls it is a Government Official.

39.4	The Company, UK PLC and each Investor agree and warrant that neither this Agreement, nor the activities contemplated hereunder:

(a)	are or shall be structured as to unlawfully evade taxation;

(b)	are or shall be intended to promote criminal activity; or

(c)	involve property or monies in whole or in part derived from any criminal activity including:

(i)	the use, acquisition, or possession of such property or monies;

(ii)	being designed to conceal, disguise, convert, transfer or remove such property or monies; or

(iii)	being designed to facilitate any person or entity in any of the activities described in this Clause 39.4.

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39.5	The Company, UK PLC and each Investor undertake that for as long as it is a party to this Agreement:

(a)

it will not, and will seek to procure that none of its directors or officers or persons that own or control them or Associated Persons will, in relation to this Agreement and the activities contemplated under this Agreement, engage in any of the conduct described in Clauses 39.1 or 39.2; and

(b)	will:

(i)	have in place ABC Policies and Procedures and AML Policies and Procedures;

(ii)	keep accurate and fair records of its activities, including financial records, books, and accounts, in a form and manner and level of detail appropriate for a business of its size and resources;

(c)	it shall promptly notify the other parties in writing if, at any time during the term of this Agreement:

(i)	it becomes aware that any violations of this Clause 39 have occurred; or

(ii)

it becomes aware that its performance of or entry into this Agreement, or its activities contemplated hereunder, have become the subject of any investigation, inquiry, or enforcement proceedings by any governmental, administrative, or regulatory body regarding any offence or alleged offence involving bribery, corruption, or money laundering.

40.	Sanctions

General

40.1

The Company, UK PLC and each Investor recognise and acknowledge that in all matters relevant to UK PLC, the Company, its business and the subject matter of this Agreement, they are obliged to comply with all applicable Sanctions Laws.

40.2	The parties acknowledge and agree that nothing in this Agreement (or any other Transaction Document) shall:

(a)	require any party to carry out any act or make any omission that is reasonably likely to constitute or result in an actual or potential breach by that party of any Sanctions Law; or

(b)	prevent any party from complying with any Sanctions Law to which it is or becomes subject.

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Warranties

40.3

Each Investor warrants to the other Investors as at the date of this Agreement that it is not, and it is not owned or controlled, directly or indirectly, by, or acting on behalf of or at the direction of, a Sanctioned Person. This warranty shall be deemed to be repeated immediately before Closing by reference to the facts and circumstances then existing as if the reference to the date of this Agreement was a reference to the Closing Date.

40.4

The Company, UK PLC and each Investor warrant as at the date of this Agreement that, in the last five years, it has not, and, so far as it is aware, none of its directors or officers or any Approved Parent, or other third parties acting on its behalf (in respect of activities done on its behalf), has done any of the following:

(a)	engaged in any dealings with or business in, or made any investments in, a Sanctioned Territory that were not permitted under applicable Sanctions Law;

(b)	engaged in any dealings or business with, funded, made any investments in, or made any payments to any Sanctioned Person that were not permitted under applicable Sanctions Law;

(c)	engaged in any other conduct which would violate or could lead to penalties under any applicable Sanctions Law; or

(d)

in the last five years been the subject of any investigation, inquiry or litigation, administrative or enforcement proceedings by any Governmental Authority regarding any offence or alleged offence under applicable Sanctions Law, and no such investigation, inquiry or proceedings have been threatened or are pending, and, so far as it is aware, there are no circumstances likely to give rise to any such investigation, inquiry, litigation or proceedings.

40.5

The Company, UK PLC and each Investor (solely with respect to their respective activities and actions related to the Business) undertake that for as long as they are a party to this Agreement, they will not, and will seek to procure that none of their directors or officers or persons that own or control them or other third parties acting on their behalf will engage in any of the conduct described in Clauses 40.4(a) to 40.4(d).

40.6

The Company, UK PLC and each Investor (solely with respect to their respective activities and actions related to the Business) warrant as at the date of this Agreement that they have in place, and undertake that they will have in place and will maintain for as long as they are parties to this Agreement, policies and procedures:

(a)	designed to prevent them from violating any applicable Sanctions Law; and

(b)

for internally reporting a violation or suspected violation of any applicable Sanctions Law and/or generally accepted standards of business ethics and conduct, and for ensuring that all such reports are investigated and acted upon appropriately.

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Notification obligations

40.7	If Topco or an Investor becomes aware that it:

(a)	has breached Sanctions Law;

(b)	has received any reports or complaints alleging the same;

(c)	becomes aware of any investigation or inquiry relating to the same, whether by a regulator, auditor, supplier, customer or other person; or

(d)	has otherwise breached this Clause 40,

the Company, UK PLC or the Investor (as applicable) will, to the extent permitted by applicable Law, promptly notify the Company, UK PLC and the Investors in writing (save any Investor to whom the breach, allegations, investigation or inquiry relates) and will take reasonable steps to investigate, address and remedy such breach or issue. The Investors agree to take reasonable steps to cooperate with each other to conduct any related investigation or remediation.

40.8

Each Investor shall promptly notify Topco and the other Investors in writing if it, or any Director nominated for appointment by it, its Investor Group or appointed by its Relevant Appointer (as applicable), becomes a Sanctioned Person.

Sanctioned Investors

40.9

If an Investor becomes a Sanctioned Person or in the reasonable opinion of Topco there is, or would be a risk of Topco or any of the Investors being in breach of Sanctions Law were an Investor to exercise or benefit from its rights under this Agreement (in either case in relation to the relevant Investor, a Sanctions Event, and the relevant Investor being the Sanctioned Investor), it agrees that, for so long as the Sanctions Event persists:

(a)	all of its rights pursuant to this Agreement shall be suspended and the Sanctioned Investor shall not be entitled to exercise any rights under it, including but not limited to:

(i)

rights pursuant to Clauses 3 (New Issues of Shareholder Instruments), 5 (Directors and management), 8 (Investor Reserved Matters), 9 (Deadlock), 12 (Distributions), 20 (Right of First Offer), 21 (Tag Along), 22 (Drag Along), 23 (Block Trades), 26 (Indian IPO and Exit) and 27 (Default and Trigger Events);

(ii)

the right to vote or give its consent in respect of: (A) any decision, approval or resolution relating to Topco; or (B) any other matter that would otherwise require the consent of the Sanctioned Investor, (whether or not such decision, approval, resolution or matter would constitute an Investor Reserved Matter) and, where relevant, the Sanctioned Investor and the Shareholder Instruments held by the Sanctioned Investor shall be disregarded in calculating the level of approval or the votes required in order to pass or obtain the relevant decision, approval or resolution (and the definitions in this Agreement including, but not limited to, Investor Majority Consent, Investor Super Majority Consent and Equity Proportion shall be read accordingly as excluding any Sanctioned Investor and disregarding their holding of Shareholder Instruments); and

(iii)

the right to be counted in the quorum for any General Meeting (and the quorum requirements in Clauses 6.5 and 6.6 shall be adjusted as necessary so as not to require the presence of any Sanctioned Investor);

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(b)	it shall not exercise any voting or other rights (whether directly or through, or as, a proxy) attached to any Shareholder Instruments as a matter of Law or pursuant to the Articles;

(c)

all actions and decisions taken by Topco and/or the other Investors pursuant to the terms of this Agreement and in reliance upon this Clause 40.9 which may otherwise have required the participation of any Sanctioned Investor shall be valid, and the Sanctioned Investor irrevocably waives any right to challenge the validity of any such actions or decisions;

(d)

it shall irrevocably waive any right to challenge the validity of any resolution of Topco passed by the shareholders (or any action taken by Topco or the other Investors in reliance upon, or in connection with, such resolution) on grounds that the resolution disregards, or does not include, any votes of any Sanctioned Investor (whether purported to be cast or not); and

(e)	it shall not Transfer any Shareholder Instruments save:

(i)	where prior Investor Super Majority Consent has been obtained and Topco has obtained a Sanctions Opinion in relation to such Transfer; or

(ii)

where it is a Dragged Investor Transferring Shareholder Instruments in accordance with Clause 22 (Drag Along) and the Dragging Shareholder(s) has obtained a Sanctions Opinion in relation to such Transfer.

40.10	Immediately upon:

(a)

an Appointing Person becoming a Sanctioned Investor, any appointment and power of attorney granted by that Appointing Person to the relevant Appointed Person pursuant to Clause 38 (Holdings by members of an Investor Group) shall terminate (provided that, for the avoidance of doubt, any appointment and power of attorney granted to the Appointed Person by other members of the Appointing Person’s Investor Group which is not itself a Sanctioned Person shall remain unaffected and continue in force); and

(b)

an Appointed Person becoming a Sanctioned Investor, any appointment and power of attorney granted by any relevant Appointing Person(s) to the relevant Appointed Person pursuant to Clause 38 (Holdings by members of an Investor Group) shall terminate.

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40.11	For the avoidance of doubt, the parties acknowledge and agree that, as a result of the operation of this Clause 40, any provision of this Agreement:

(a)

that refers to any right of the Investors shall be read as referring only to Investors that are not Sanctioned Investors (and accordingly, the performance of any obligation, or the exercise of any right, in this Agreement by Topco and/or any Investor that is not a Sanctioned Investor which recognises only the rights held by Investors that are not Sanctioned Investors will be treated as the full performance of the relevant obligation, or the valid exercise of the relevant right, by those persons);

(b)

that refers to the relative holdings of Shareholder Instruments or other rights as between the Investors (including but not limited to where the term Equity Proportion is used) shall be read as referring only to the relative holdings of Shareholder Instruments or other rights as between the Investors that are not Sanctioned Investors; and

(c)

that obliges an Investor to exercise its rights in relation to Topco or as a holder of Shareholder Instruments so as to procure a particular action or outcome shall not apply to any Sanctioned Investor, save where it is an obligation related to the Transfer of Shareholder Instruments by a Sanctioned Investor in the circumstances described in Clause 40.10(b).

Removal of Directors

40.12

If a Director is or becomes a Sanctioned Person, the Investor Group or Relevant Appointer thereof (as applicable) that nominated that Director for appointment shall be deemed to have immediately notified:

(a)	prior to Collapse Closing, UK PLC; and

(b)	from Collapse Closing, the Company,

to request the removal of such Director.

40.13	If an Investor is or becomes a Sanctioned Person, that Investor (or that Investor’s Investor Group or Relevant Appointer, as applicable) shall be deemed to have immediately notified:

(a)	prior to Collapse Closing, UK PLC; and

(b)	from Collapse Closing, the Company,

to request the removal of all Directors nominated for appointment by it pursuant to Clause 5 (Directors and management).

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Overcoming the Sanctions Event

40.14

Following the date on which a Sanctions Event first occurs (the Sanctions Event Date), the Sanctioned Investor shall, in good faith and to the extent permitted by Sanctions Law, liaise with the other Investors and Topco to find a mutually acceptable means (in their respective absolute discretions) of overcoming the Sanctions Event and enabling the Group to continue to be operated, and the Business to be conducted, in accordance with this Agreement.

40.15

If the Investors (including the Sanctioned Investor) and the Company or UK PLC (as applicable) fail to reach a mutually acceptable means (in their respective absolute discretions) of overcoming the Sanctions Event within 30 Business Days of the Sanctions Event Date, the other Investors may require the Sanctioned Investor to Transfer all of their Shareholder Instruments (the Suspended Shareholder Instruments), subject to the terms of Clause 20 (Right of First Offer) and in accordance with Clause 40.9(e)(i):

(a)	to such party or parties as they determine;

(b)	by such date as they may reasonably direct; and

(c)	subject to Clause 40.17, for consideration equal to their Fair Market Value as at the time of transfer.

40.16

If the payment of consideration in accordance with Clause 40.15(c) would be prohibited by any Sanctions Law, the Company or UK PLC (as applicable) shall in good faith liaise with the Sanctioned Investor to find a mutually acceptable means (in their respective absolute discretions) of paying the consideration. For the avoidance of doubt, in complying with this obligation no Investor (other than any Sanctioned Investor) shall be required to:

(a)	incur any material costs;

(b)	undertake any activities which would, or would be likely to, have a material adverse effect (including as to reputation) on itself, Topco or the Business; or

(c)	breach any applicable Sanctions Law or contractual obligation.

40.17

If, on the tenth anniversary of the transfer of the Suspended Shareholder Instruments, a mutually acceptable means of paying the consideration has not been found, the relevant transferee(s) shall cease to have any obligation to pay any consideration (or any accrued and unpaid distributions or similarly accrued monies) to the relevant Sanctioned Investor or any other party for, or in relation to, the Suspended Shareholder Instruments.

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41.	Costs and interest

41.1

Except as set out in Clause 41.2 and as otherwise provided in this Agreement, each of the Investors shall be responsible for its own costs, charges and expenses (including Tax) incurred in connection with negotiating, preparing and implementing this Agreement and the transactions contemplated by it.

41.2	The costs of and incidental to:

(a)	the reorganisation of the Group to implement the PLC Collapse, including the issuance to Investors of any Shareholder Instruments prior to the date that is 12 months after the Closing Date;

(b)	any eventual Winding-Up; and

(c)

the preparation, negotiation and implementation of this Agreement and the take-private of UK PLC (the Transaction) and any other agreement, document or transactions that reasonably relates to and directly facilitates the implementation of the Transaction (including in relation to the proposed aborted transaction relating to the Company in 2025 to the extent that such preparation and negotiation reasonably relates to and facilitates the implementation of this Agreement and Transaction);

(together, the Transaction Costs); and

(d)

defending and settling any litigation brought or threatened by any third party against any Investor in relation to the Transaction other than any Excluded Claim Costs (the Litigation Costs and together with the Transaction Costs, the Reimbursable Costs), provided that:

(i)

any Litigation Costs (excluding, for the avoidance of doubt any Excluded Claim Costs) incurred by or on behalf of any member of the Founder Investor Group in relation to the Transaction (the Founder Litigation Costs) shall not count towards, or be subject to, the Reimbursable Costs Cap, the Transaction Costs Cap or any pro rata allocation under this Clause 41.2, and shall be reimbursed in full in accordance with Clause 41.2(e); and

(ii)

if UK PLC or the Company (as applicable) has paid, borne or reimbursed any costs, fees or expenses in respect of any litigation that is subsequently determined, admitted or agreed (whether by judgment, settlement or otherwise) to constitute, in whole or in part, an Excluded Claim Cost, the relevant Bad Act Investor Group shall, on demand, repay to UK PLC or the Company (as applicable) an amount equal to such costs, fees or expenses (or, where only part of the relevant litigation constitutes an Excluded Claim Cost, the proportion of such costs, fees or expenses reasonably attributable to that part), shall each be borne and paid by UK PLC or the Company (as applicable), provided that:

(e)

upon completion of the re-registration of UK PLC as a private company, UK PLC or the Company (as applicable) shall reimburse each member of the Consortium and each Continuing Investor that holds an aggregate Equity Proportion of 5 per cent or more as at Closing in respect of any Reimbursable Costs properly and reasonably incurred by or on behalf of such person, provided that:

(i)	the aggregate amount payable by UK PLC or the Company (as applicable) in respect of:

(A)	Reimbursable Costs (excluding any Founder Litigation Costs) pursuant to this Clause 41.2(e) shall not exceed USD 60,000,000 (the Reimbursable Costs Cap); and

(B)	Transaction Costs (for the avoidance of doubt excluding any Litigation Costs referred to in Clause 41.2(d)) pursuant to this Clause 41.2(e) shall not exceed USD 40,000,000 (the Transaction Costs Cap);

(ii)

the amount reimbursed to any Investor (including, for the avoidance of doubt, the Founder Investor Group but excluding any Founder Litigation Costs) pursuant to this Clause 41.2(e) shall not exceed the lower of: (A) the amount of Reimbursable Costs (excluding any Founder Litigation Costs) properly and reasonably incurred by or on behalf of such Investor; and (B) such Investor’s pro rata share of the Reimbursable Costs Cap, calculated by reference to its Equity Proportion as at the Closing Date, provided that (x) the amount reimbursed to any Investor in respect of Transaction Costs (for the avoidance of doubt, excluding any Litigation Costs referred to in Clause 41.2(d)) shall not in any event exceed such Investor’s pro rata share of the Transaction Costs Cap, calculated by reference to its Equity Proportion as at the Closing Date; and (y) the Founder Investor Group shall be reimbursed in full for all Founder Litigation Costs properly and reasonably incurred by or on behalf of it, without regard to the Reimbursable Costs Cap, the Transaction Costs Cap or any pro rata allocation under this Clause 41.2(e); and

(iii)

to the extent that the Reimbursable Costs properly and reasonably incurred by or on behalf of any Investor are less than such Investor’s pro rata share of the Reimbursable Costs Cap (or, as the context requires, the Transaction Costs Cap) as determined pursuant to Clause 41.2(e)(ii), the resulting unused portion of such Investor’s pro rata share of the Reimbursable Costs Cap or the Transaction Costs Cap (as applicable) shall not be reallocated, applied or otherwise made available to increase the amount reimbursable to any other Investor, save that nothing in this Clause 41.2(e)(iii) shall restrict or limit the reimbursement in full of Founder Litigation Costs pursuant to Clause 41.2(e)(ii).

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41.3	Notwithstanding anything to the contrary in this Agreement, if:

(a)

any deduction or withholding in respect of Tax is required by Law from any reimbursement payment required to be made by UK PLC or the Company (as applicable) pursuant to Clause 41.2, UK PLC or the Company (as applicable) shall pay the payee such additional amount as will, after such deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding; and

(b)

UK PLC or the Company (as applicable) is required to account to a Tax Authority for VAT under a reverse charge mechanism in respect of any reimbursement payment required to be made by UK PLC or the Company (as applicable) pursuant to Clause 41.2, the amount of the reimbursement payment shall not be reduced to take account of such VAT, and UK PLC or the Company (as applicable) shall bear any cost of such VAT.

41.4

All payments between the parties under this Agreement shall be in US dollars, unless otherwise provided for in this Agreement. Payments under this Clause 41 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

41.5

If any party fails to pay any amount due and payable by it under this Agreement or under any arbitral award in connection with this Agreement, such party shall pay the party to whom the sum was due interest on any overdue amount at the higher of:

(a)	the Default Rate on the due date for payment; and

(b)	the rate (if any) fixed or payable under any arbitral award in connection with this Agreement,

with such amount accruing daily from (and including) the due date for payment up to (and including) the actual date of payment and compounding at quarterly intervals.

41.6

For the purposes of calculating the amount of any payment under this Agreement, any amounts which are to be included in any such calculation which are expressed in a currency other than US dollars shall be converted into US dollars at the Exchange Rate as at the Closing Date or the date on which the relevant payment is due.

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42.	Whole agreement

42.1

This Agreement and the Transaction Documents together set out the whole agreement between the parties in respect of Topco and the Business and supersede any previous draft, agreement, arrangement or understanding between them, whether in writing or not, relating to it. In particular it is agreed that:

(a)

no party has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking, made by or on behalf of any other party (or any of its Representatives) in relation to Topco and the Business that is not expressly set out in this Agreement or any other Transaction Document;

(b)

any terms or conditions implied by Law in any jurisdiction in relation to Topco and the Business are excluded to the fullest extent permitted by Law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)

except for any liability in respect of a breach of this Agreement or any other Transaction Document, no party (nor any of its Representatives) shall owe any duty of care or have any liability in tort or otherwise to any other party (or its respective Representatives) in relation to Topco and the Business.

42.2	Nothing in Clause 42.1 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

42.3	Each party agrees to the terms of this Clause 42 on its own behalf and as agent for each of its Representatives.

43.	Legal Relationship

43.1

Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership (or association of persons or joint ventures) between the Investors nor, except as may be expressly set out in it, shall any party be constituted as the agent of the other for any purpose.

43.2

Except as expressly set out in this Agreement, no party is the agent, employee or representative of any other party, and no party has the power to incur any obligations on behalf of, or pledge the credit of, any other party.

44.	Assignment

No party may assign, transfer, charge or otherwise deal with any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it, in whole or in part, unless otherwise stated in this Agreement. Any purported assignment in contravention of this Clause 44 shall be void.

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45.	Variations

45.1	No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of:

(a)

Topco and the Controlling Investor Group, subject to first having obtained Investor Super Majority Consent and the consent of any Investor Group which, as at Closing, holds an aggregate Equity Proportion of 5 per cent or more; or

(b)	to the extent such variations are immaterial and purely administrative or technical in nature, Topco and the Controlling Investor Group, subject to first having obtained Investor Majority Consent,

except that (i) a variation of any provision of this Agreement which only affects the respective rights and obligations of the Investors as between themselves does not need Topco’s agreement; and (ii) if any variation adversely impacts the Founder Group, then the prior written consent of the Founder to such amendment shall be required (if not already provided pursuant to Clause 45.1(a) or (b) above).

45.2	If this Agreement is varied:

(a)	the variation shall not constitute a general waiver of any provisions of this Agreement;

(b)	the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and

(c)	the rights and obligations of the parties under this Agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied.

46.	Invalid terms

46.1	Each of the provisions of this Agreement is severable.

46.2	If and to the extent that any provision of this Agreement:

(a)	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(b)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable. All other provisions of this Agreement shall remain in force.

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46.3

The parties shall negotiate in good faith to amend or replace any invalid, void or unenforceable provision with a valid, binding and enforceable substitute provision or provisions, so that, after the amendment or replacement, the commercial effect of the Agreement is as close as possible to the effect it would have had if the relevant provision had not been invalid, void or unenforceable.

47.	Enforceability, rights and remedies

47.1

Any waiver of, or election whether or not to enforce, any right or remedy provided under or pursuant to this Agreement or by Law must be in writing, and no waiver or election shall be inferred from a party’s conduct. Any such waiver shall not be, or be deemed to be, a waiver of any subsequent breach or default.

47.2

Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or by Law shall impair such right or remedy or operate or be construed as a waiver or variation of it or be treated as an election not to exercise such right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

47.3

A party that waives a right or remedy provided under this Agreement or by Law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

47.4

The rights and remedies of each of the parties under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under Law.

47.5

The Representatives specified in Clause 42 (Whole agreement) shall have the right to enforce the relevant terms of that Clause by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to:

(a)	the rights of the parties to amend or vary this Agreement without the consent of any Representative; and

(b)	the other terms and conditions of this Agreement.

47.6

Save as set out in Clause 47.5, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 or any other statutory provision to enforce any of its terms.

47.7

Unless expressly provided otherwise in this Agreement, the liability of each of the parties under this Agreement shall be several and not joint and several, save where there is more than one party in an Investor Group, in which case the liability of the parties from that Investor Group shall be joint and several.

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48.	Further assurances

General

48.1	So far as it is legally able, each Investor, acknowledging its commitment to the success of the joint venture and the Business as a whole, shall procure that:

(a)	its rights as a holder of Shareholder Instruments; and

(b)	the rights of the Directors nominated by it or its Relevant Appointer (subject to Law and the Directors’ duties and obligations thereunder),

are exercised in a manner, and that it and they shall act, so as to ensure that: (i) the provisions of this Agreement (and any other Transaction Documents) are completely and punctually fulfilled, observed and performed by it or its Investor Group; and (ii) the Directors nominated by it or its Relevant Appointer do not act inconsistently with this Agreement (and any other Transaction Documents).

Support undertakings

48.2

Subject to any written consent(s) required under this Agreement having been obtained and any Requisite Approval having been granted in accordance with Clause 8 (Investor Reserved Matters), so far as they are legally able, Topco shall (and each Investor shall, so far as it is legally able, exercise its voting rights and powers (direct or indirect) as a shareholder of Topco and its rights under this Agreement to ensure that Topco shall) exercise its rights with respect to each Group Member, to procure the passing of all necessary resolutions or approvals required to give effect to the provisions of this Agreement, including, for the avoidance of doubt: (i) the issue or grant of Shareholder Instruments in accordance with Clause 3 (New Issues of Shareholder Instruments); (ii) facilitating the procedure set out in Schedule 2 (Emergency funding procedure); (iii) the carrying out of any action or decision in respect of which Requisite Approval has been granted; (iv) the election of Directors nominated pursuant to Clause 5 (Directors and management); and (v) any distribution by Topco made in accordance with Clause 12 (Distributions).

Anti-circumvention

48.3

Each Investor shall not, and shall procure that the other members of its Investor Group shall not, employ any device or technique or participate in any transaction designed to directly or indirectly circumvent, avoid, evade or otherwise frustrate the intent, purpose or application of any provision of this Agreement, including, for the avoidance of doubt, Clauses 18 (Restrictions on Transfer), 19 (Provisions applying to all Transfers), 20 (Right of First Offer), 21 (Tag Along), 22 (Drag Along) or 23 (Block Trades), or any of the Schedules referred to therein, and each of the Investors shall, so far as it is legally able, exercise their rights in relation to their Investor Group to procure that all members of their Investor Group comply with the terms of this Agreement that are applicable to them.

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Controller obligations

48.4

Each Approved Parent that is a party to this Agreement shall ensure that the members of its Investor Group perform its respective obligations under this Agreement. The liability of an Approved Parent under this Clause 48.4 shall not be discharged, or impaired by any amendment to or variation of this Agreement, any release of or granting of time or other indulgence to any member of its Investor Group or any third party or any other act, event or omission which but for this Clause 48.4 would operate to impair or discharge the liability of such Approved Parent under this Clause 48.4.

48.5

Where any obligation in this Agreement is expressed to be undertaken or assumed by any party, that obligation is to be construed as requiring the party concerned to exercise all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

Compliance with Articles and UK PLC Articles

48.6

Subject to Clause 48.7, each of the parties agrees that it shall comply with, and fully and punctually perform any obligations to which it is subject under, the Articles and the UK PLC Articles. Topco shall, so far as it is legally able, procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that) each other Group Member shall comply with, and fully and punctually perform any obligations to which it is subject under such Group Member’s constitutional documents.

48.7

If this Agreement conflicts with the Articles, the UK PLC Articles or the constitutional documents of any other Group Member, this Agreement shall, to the extent permitted by Law, prevail as between the parties to the extent of the inconsistency, other than in respect of any right to appoint or remove a Director, in which case the UK PLC Articles (until Collapse Closing) or the Articles (following Collapse Closing) shall prevail to the extent of the inconsistency. Topco shall, so far as it is legally able, procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that) the Articles, the UK PLC Articles and the constitutional documents of any other Group Member are, where necessary, amended to give effect to the provisions of this Agreement (including by adopting an amended form of Articles and/or UK PLC Articles to reflect any amendments to this Agreement).

Topco obligations

48.8

Topco shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and, unless the Investors agree otherwise in writing, each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that) each Group Member conducts its businesses:

(a)	subject to the restrictions and approval rights with respect to Investor Reserved Matters, as if the provisions of Clause 8 (Investor Reserved Matters) apply directly to it; and

(b)	subject to Clause 48.7, otherwise in accordance with the constitutional documents of that entity as adopted or amended from time to time in accordance with this Agreement.

48.9

Neither the Company nor UK PLC is bound by any provision of this Agreement to the extent that it constitutes an unlawful fetter on any of its statutory powers. This shall not affect the validity of the relevant provision as between the other parties to this Agreement.

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Successors

48.10

The parties agree that if the Company undergoes any process of reconstruction or amalgamation other than in respect of an Indian IPO (whether or not involving the liquidation of the Company), to the extent such party continues to be a shareholder in relation to such reconstructed or amalgamated entity, each of the parties’ rights and obligations pursuant to this Agreement in relation to the Company shall constitute rights and obligations in relation to such reconstructed or amalgamated entity.

49.	Counterparts[1]

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart by email attachment shall be an effective mode of delivery.

50.	Governing law

This Agreement and any non-contractual obligations arising out of, or in connection with, it shall be governed by, and interpreted in accordance with, English Law.

51.	Dispute Resolution

LCIA Arbitration

51.1

Subject to Clause 26.21 any Disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered under the LCIA Rules, which Rules are deemed to be incorporated by reference to this Clause 51.

51.2	The seat of arbitration shall be London.

51.3	The arbitral proceedings shall be conducted in English.

51.4

The tribunal shall consist of three arbitrators (the Tribunal). The parties to the Dispute shall each be entitled to nominate one arbitrator, provided that where there are multiple claimants or multiple respondents, the multiple claimants jointly and the multiple respondents jointly shall nominate a single arbitrator. The third arbitrator, who shall be the presiding arbitrator on the Tribunal, shall be nominated by agreement of the two party-nominated arbitrators or, if they fail to agree on a nomination within 30 calendar days of the nomination date of the second arbitrator, the third arbitrator shall be selected and appointed by the LCIA Court.

51.5

Subject to Clause 51.6 below, the parties to the Dispute shall equally share the costs of the arbitration (including the Tribunal’s fees and expenses, the LCIA Court’s administrative fees and expenses, the costs of expert advice and of other assistance required by the Tribunal, and the cost of any hearing venue), but shall bear the costs and expenses of their own legal counsel and any respective party-appointed expert(s) engaged for the purposes of the arbitration.

51.6

The parties agree that the Tribunal shall have the power to allocate the costs of the arbitration between the parties to the Dispute. The Tribunal shall also have the power to order that all or part of a party’s reasonable legal or other costs (including reasonable fees and expenses of legal counsel engaged by the parties for the purposes of the arbitration) be paid by another party to the Dispute.

51.7	The Tribunal shall have the power to award interest up to the date of the payment of the award.

51.8

Nothing in this Clause 51 shall prevent any party from seeking interim relief from any competent court in support of the arbitration proceedings at any time, whether before or after the constitution of the Tribunal.

[1]

Note: If a large number of shareholders choose to roll, we would suggest including a manager’s representation construct where the Company (acting through its board or management) makes a set of representations to the Investors in respect of the business, financial condition and affairs of the Group.

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Schedule 1

Pre-emption on Issue

Pre-emption procedure

1.

Subject to Clause 27.4(b), if a Group Member proposes to issue or grant New Shareholder Instruments in accordance with Clause 3 (New Issues of Shareholder Instruments), save where Clause 3.3 applies, the Investors shall, so far as they are legally able, exercise their rights as holders of Shareholder Instruments, and Topco shall, so far as it is legally able, exercise its rights with respect to each Group Member, so as to procure that:

(a)

the New Shareholder Instruments shall be offered for subscription in cash and on the same terms to each Investor and each Award Holder (each a Pre-emption Participant), with each Pre-emption Participant being offered its Pre-emption Proportion (or as nearly as may be) in each case (as at the close of business on the day which is two Business Days prior to such offer) on the basis that each Pre-emption Participant may take up (or nominate any Permitted Affiliate Transferee to take up) all, or part or none of the New Shareholder Instruments offered to it (and if a Pre-emption Participant so nominates a Permitted Affiliate Transferee, references in this Schedule 1 (Pre-emption on Issue) to Shareholder Instruments being issued or granted to that Pre-emption Participant shall be construed accordingly);

(b)

subject to the aggregate subscription price per New Shareholder Instrument (the Subscription Price) having been determined in accordance with paragraph 4 of this Schedule 1 (Pre-emption on Issue) below, each offer shall be made by written notice from the relevant Group Member (the Issue Notice) specifying:

(i)	the number of New Shareholder Instruments to which the relevant Pre-emption Participant is entitled (such Pre-emption Participant’s Issue Entitlement);

(ii)	the Subscription Price (established in accordance with paragraph 4 of this Schedule 1 (Pre-emption on Issue) below);

(iii)	any other material terms of issue; and

(iv)

the time (being not less than 20 Business Days from the date of the Issue Notice) within which the offer (if not irrevocably accepted in writing) will be deemed to have been declined (the Pre-emption Period);

(c)

each Pre-emption Participant who irrevocably accepts the offer (in respect of all or some of the New Shareholder Instruments offered to it) in accordance with paragraph 1(b) of this Schedule 1 (Pre-emption on Issue) shall, in addition to such acceptance, confirm either:

(i)

that it would irrevocably accept, on the same terms, New Shareholder Instruments (specifying a maximum number) that are not accepted by other Pre-emption Participants (Excess New Shareholder Instruments); or

(ii)	that it would not accept any Excess New Shareholder Instruments,

(and, if a Pre-emption Participant who accepts the offer fails to give a confirmation in the terms of paragraph 1(c)(i) or (ii) of this Schedule 1 (Pre-emption on Issue), it shall be deemed to have made a confirmation in the terms of (ii) of this Schedule 1 (Pre-emption on Issue));

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(d)	any Pre-emption Participant who does not accept the offer within the Pre-emption Period shall be deemed to have irrevocably declined the offer in full;

(e)

Excess New Shareholder Instruments (if any) shall be allocated to each Pre-emption Participant who has indicated that it shall accept Excess New Shareholder Instruments, pro rata to the Pre-emption Proportions of all those Pre-emption Participants who have indicated that they would accept Excess New Shareholder Instruments (provided that no Pre-emption Participant shall be allocated more than the maximum number of Excess New Shareholder Instruments that it has indicated it is willing to accept);

(f)

if, after the first allocation of Excess New Shareholder Instruments, there remain Excess New Shareholder Instruments which have not been allocated and one or more Pre-emption Participants have indicated in their response to the Issue Notice that they would accept more Excess New Shareholder Instruments than they have been allocated (the Remaining Pre-emption Participants), the remaining Excess New Shareholder Instruments shall be allocated to the Remaining Pre-emption Participants pro rata to the Pre-emption Proportions (or as nearly as may be) of the Remaining Pre-emption Participants, and Excess New Shareholder Instruments shall continue to be allocated on this basis until either: (A) all Excess New Shareholder Instruments are allocated; or (B) all requests for Excess New Shareholder Instruments have been satisfied (provided, in each case, that no Pre-emption Participant shall be allocated more than the maximum number of Excess New Shareholder Instruments that it has indicated it is willing to accept); and

(g)

where any allocation of New Shareholder Instruments pursuant to this Schedule 1 (Pre-emption on Issue) would result in a fractional allotment of New Shareholder Instruments, the board of the relevant Group Member may, in its absolute discretion, round up or down such fractional allotments so that the offers or allotments of New Shareholder Instruments by the relevant Group Member are of whole numbers of New Shareholder Instruments (totalling the number of New Shareholder Instruments for which the Requisite Approval for the issue or grant thereof has been obtained).

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Issue of New Shareholder Instruments

2.

Subject to paragraph 3 of this Schedule 1 (Pre-emption on Issue) below, promptly after completion of the allocation process pursuant to this Schedule 1 (Pre-emption on Issue), the relevant Group Member shall, upon receipt of the aggregate Subscription Price for the New Shareholder Instruments, allot and issue (credited as fully paid) or grant (as applicable) the New Shareholder Instruments, enter the relevant allottees in the relevant register and complete and despatch to the relevant allottee(s) certificates for the New Shareholder Instruments.

Mandatory Consents

3.

If any Mandatory Consents are required for the issue or grant of New Shareholder Instruments to any person in accordance with this Schedule 1 (Pre-emption on Issue) (Restricted Shareholder Instruments), such issue or grant shall complete within 10 Business Days of the Mandatory Consents being obtained, but if the issue or grant has not completed on or prior to the date which is six months from the end of the Pre-emption Period (or such extended period as may be agreed in writing between that Pre-emption Participant and Topco) (such date being, in each case, the Issue Longstop Date), then:

(a)

the Issue Notice served in respect of the New Shareholder Instruments shall lapse and cease to be effective to the extent it relates to the Restricted Shareholder Instruments and, as soon as reasonably practicable after the Issue Longstop Date, the Restricted Shareholder Instruments shall be offered for subscription to each Pre-emption Participant who had originally accepted the offer to subscribe for the New Shareholder Instruments and paragraphs 1 to 3 of this Schedule 1 (Pre-emption on Issue) shall apply mutatis mutandis to such offer of Restricted Shareholder Instruments (save that the Pre-emption Participant who failed to obtain the requisite Mandatory Consent for the issue or grant of New Shareholder Instruments prior to the Issue Longstop Date shall be excluded from such offer); and

(b)

if the issue or grant of the Restricted Shareholder Instruments is then not completed by the date one month from the end of the Pre-emption Period applicable to such issue or grant, the Issue Notice served in respect of the Restricted Shareholder Instruments pursuant to paragraph 3(a) of this Schedule 1 (Pre-emption on Issue) shall lapse and cease to be effective.

Subscription Price

4.

The Subscription Price in respect of any allocation of New Shareholder Instruments pursuant to this Schedule 1 (Pre-emption on Issue) shall be their Fair Market Value as at the date of the Issue Notice, provided that the Subscription Price shall never be less than is required by applicable Law and shall be adjusted upwards if required in order to ensure compliance with applicable Law.

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Schedule 2

Emergency funding procedure

Emergency funding requirements

1.	For the purposes of this Schedule 2 (Emergency Funding procedure), an Emergency Funding Situation means:

1.1	in the reasonable opinion of the Board, any of the following occurs or is reasonably likely to occur in respect of any Group Member:

(a)	it is, or is deemed for the purposes of any Law to be, unable to pay its debts or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities);

(d)	it suspends making payments on any of its debts or announces an intention to do so; or

(e)	a moratorium is declared in respect of any of its indebtedness; or

1.2

any corporate action, legal proceeding or other procedure or step is taken or proposed to be taken in relation to or with a view to the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member or any analogous procedure or step is threatened or taken in any jurisdiction, provided that the foregoing shall not apply to any such procedure that, in the reasonable opinion of the Board, is frivolous or vexatious or likely to be discharged, stayed or dismissed, provided that a refinancing or proposed refinancing of indebtedness incurred under any Finance Agreement shall not constitute an Emergency Funding Situation.

2.

If the Board, acting in good faith, considers that there is a material risk of an Emergency Funding Situation arising, the Board shall promptly notify the Investors in writing of the circumstances giving rise to, or which threaten to give rise to, the Emergency Funding Situation (such notice being an Emergency Funding Notice), and together with such notice or as soon as practicable thereafter, details of any proposed fundraising from Investors in the form of an issue or grant of Shareholder Instruments.

3.

If the Board serves an Emergency Funding Notice on the Investors in accordance with paragraph 2 of this Schedule 2 (Emergency Funding procedure), the Board may (acting in good faith and in the best interests of Topco) resolve to issue or grant New Shareholder Instruments otherwise than in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue) provided that in the reasonable opinion of the Board, acting in good faith and in the best interests of Topco, further financing is required to avoid, mitigate or remedy an Emergency Funding Situation.

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Procedure

4.	If the Board resolves that an event is an Emergency Funding Situation pursuant to paragraph 1 of this Schedule 2 (Emergency Funding procedure) above:

(a)

the Board may resolve to issue or grant only such number of New Shareholder Instruments as would, in the Board’s reasonable opinion, cure or avoid the relevant Emergency Funding Situation (Emergency Funding Issue);

(b)

the New Shareholder Instruments issued or granted shall be Shares, unless otherwise approved by the Board, in which case the parties shall (prior to the issue or grant taking effect) negotiate in good faith any amendments to this Agreement that are reasonably necessary to reflect the Shareholder Instruments to be issued or granted and use their respective reasonable endeavours to enter into an amended form of this Agreement reflecting such amendments;

(c)

the Investors shall first be offered an opportunity to subscribe (or to nominate a Permitted Affiliate Transferee to subscribe in its place), on the same terms, pro rata to their respective Pre-emption Proportions, for all or some of such New Shareholder Instruments in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue), save that, for the purposes of this paragraph 4 of this Schedule 2 (Emergency Funding procedure) the Pre-emption Period may be reduced to such shorter period as the Board may resolve, in which case the other provisions in Schedule 1 (Pre-emption on Issue) shall apply mutatis mutandis; and

(d)

the pricing of an Emergency Funding Issue shall be agreed by the Board, based on advice received by an appropriately qualified independent financial adviser and shall be in compliance with applicable Law.

Catch-up Option

5.	Subject to paragraph 6 of this Schedule 2, if any Investor:

(a)	elects not to participate in an Emergency Funding Issue; or

(b)	elects to participate in an Emergency Funding Issue but does not elect to subscribe for its entire Issue Entitlement,

(each, a Catch-up Investor) then, within 20 Business Days of completion of such Emergency Funding Issue, each Catch-up Investor may elect, by notice to Topco and each other Investor, to purchase (without regard to any pre-emption rights or rights of first offer, including as set out in Schedule 6 (Right of First Offer), or nominate a Permitted Affiliate Transferee to purchase in its place, from Investors who participated in the Emergency Funding Issue (Participating Investors) such number of New Shareholder Instruments, up to a maximum amount of its Issue Entitlement, that would, if exercised in full by each Catch-up Investor (together with its nominated Permitted Affiliate Transferee, if applicable), result in each Participating Investor and each Catch-up Investor holding the same Pre-emption Proportion it held immediately prior to the Emergency Funding Issue (the Catch-up Option).

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6.

If a Catch-up Investor elects to exercise a Catch-up Option pursuant to paragraph 5 above, the relevant Participating Investor(s) and Catch-up Investor (together with its nominated Permitted Affiliate Transferee, if applicable) and (if applicable) Topco shall complete the purchase (or, where determined by the majority of the Directors, additional issuance) of the New Shareholder Instruments which are subject to the Catch-up Option (in the same form as those New Shareholder Instruments issued to Participating Investors pursuant to the relevant Emergency Funding Issue), in consideration for the payment of the Catch-up Option Price by such electing Catch-up Investor, as soon as reasonably practicable following such election and, in any event, by no later than 90 days after the relevant Emergency Funding Issue, provided that such 90-day deadline shall only apply where the Catch-Up Investor is solely responsible for any delay in completing the purchase of the New Shareholder Instruments, failing which the Catch-up Option shall lapse.

7.	For the purposes of this Schedule 2, and subject to compliance with applicable Law, the Catch-up Option Price shall be the aggregate of:

(a)

the price per New Shareholder Instrument paid in respect of the Emergency Funding Issue by each Participating Investor (as determined in accordance with paragraph 4(d) above) multiplied by the number of New Shareholder Instruments to be purchased by (or issued or granted to) the Catch-up Investors pursuant to paragraph 6; and

(b)

a catch-up payment equal to 15 per cent per annum calculated on the basis of a daily rate of the aggregate price of the New Shareholder Instruments to be purchased by (or issued or granted to) the Catch-up Investors calculated in accordance with paragraph 7(a)) above.

8.	The Investors agree that from the date of the Emergency Funding Issue until the later of:

(a)	the date falling 20 Business Days after the Emergency Funding Issue; and

(b)

where any Investor elects to exercise a Catch-up Option pursuant to paragraph 5 above in relation to such Emergency Funding Issue, the date that all purchases of New Shareholder Instruments which are subject to such Catch-up Option(s) have completed or lapsed in accordance with paragraph 6,

(the Emergency Funding Period), the Investors shall be considered to hold such number of Shareholder Instruments that they held immediately prior to the Emergency Funding Issue for the purposes of this Agreement.

9.	Other than as provided in this Schedule 2, the Investors agree that no new Shareholder Instruments may be issued or granted pursuant to this Schedule 2 during an Emergency Funding Period.

10.	Clause 29 (Tax matters) shall apply in respect of the exercise of the Catch-up Option.

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Schedule 3

Investor Reserved Matters

Part A Investor Majority Matters

1.

Any Group Member entering into any merger, amalgamation or consolidation with any party other than another Group Member or acquiring (whether in a single transaction or series of transactions) any business (or any material part of any business) or any shares in any company or (where the funding requirements have not been provided for in the Business Plan) any assets where the value of that business or those shares or assets exceeds US$250m.

2.

Any Group Member entering into (whether in a single transaction or series of transactions) any sale, disposal, mortgage, pledge, Encumbrance, lease or conveyance of or over any assets, including any sale or disposal of shares or securities pursuant to (or as part of) an initial public offering and admission to trading on any stock exchange, where the value of the assets, shares or securities concerned exceeds US$250m.

3.	Any material amendment, modification or waiver of any provisions of the memorandum and articles of association, or equivalent constitutional documents, of Topco.

4.

Any Group Member borrowing money which would result in the aggregate borrowings of the Group being equal to or greater than 6.75 times: (i) the net debt of the Group, or (ii) EBITDA for the preceding twelve months (in each case, excluding (a) debt and corresponding EBITDA, if any, related to projects that are under construction or have been operational for less than one year, and (b) contributions from joint venture partners that comprise of CCD, OCD or NCD in accordance with applicable accounting standards), as determined by reference to the Group’s last reported financial statements;

5.

Any Group Member entering into, renewing, amending or waiving any right with respect to any transaction, contract or arrangement with any Investor or any of its Affiliates where such transaction contract or arrangement which the Board reasonably considers is valued at equal to or less than US$10m and which does not, when aggregated with all other transactions, contracts or arrangements entered into with the same Investor or any of its Affiliates in the same calendar year, exceed US$10m in aggregate.

6.

Any Drag Transfer involving a Qualifying Investor pursuant to Clause 22 where the Representative Index has fallen by more than ten per cent during the three-month period immediately preceding the proposed Drag Transfer date (a Material Market Disruption and such average for the Representative Index over such period, the MMD Representative Index Average), except where such Representative Index exceeds the MMD Representative Index Average by more than five per cent (a Market Recovery Threshold, such occurrence being a Market Recovery, and the period between the notice of such Material Market Disruption by the Dragging Shareholder(s) and the date of Market Recovery being the Material Market Disruption Period).

7.	Appointing any Group Member’s auditors where such auditor is not one of KPMG, Deloitte, Ernst & Young or PricewaterhouseCoopers or any of their respective affiliated firms.

8.

Any restructuring of, or material change to, the Tax classification, Tax residency or jurisdiction of incorporation or domicile of any Group Member, where such restructuring or material change has a disproportionately adverse impact on the relevant Investor as compared to another.

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Part B Investor Super Majority Matters

1.

Subject to Clause 3.1, the issue or grant of any Shareholder Instruments on a non-pro rata basis in or changing or varying the share capital of Topco or any other Group Member (including the creation of any new class of securities with preferential rights, a reduction of capital or a purchase or redemption of shares or a consolidation, sub-division, conversion or cancellation of any shares, and any issuance of Shareholder Instruments by way of share consideration in connection with an M&A transaction), save in connection with Clauses 3.3(a) to 3.3(f).

2.

Any amendment, modification or waiver of any provisions of this Agreement, the memorandum and articles of association, or equivalent constitutional documents, of any Group Member or any other material Transaction Document, where such alterations would have a materially adverse impact on the relevant Investor Group, excluding any such amendment, modification or waiver in connection with an Indian IPO, provided that it is conditional upon admission of the Shares to the relevant Indian Exchange in connection with the Indian IPO becoming effective.

3.	Modifying, varying or abrogating the terms of or any rights attaching to any Shareholder Instruments where such alterations would have a materially adverse effect on the rights of any Investor Group.

4.

Any proposal to wind up the Company or any other Group Member or other proceeding seeking liquidation, administration (whether out of court or otherwise), reorganisation, readjustment or other relief under any bankruptcy, insolvency or similar Law or the consent by the Company or any other Group Member to a decree or order for relief or any filing of a petition, application or document under such Law or to the appointment of a trustee, receiver, administrator (whether out of court or otherwise) or liquidator.

5.

Any Group Member entering into, renewing, amending or waiving any right with respect to any transaction, contract or arrangement with any Investor or any of its Affiliates where such transaction contract or arrangement which the Board reasonably considers is valued at more than US$10m or which, when aggregated with all other transactions, contracts or arrangements entered into with the same Investor or any of its Affiliates in the same calendar year exceeds US$10m in aggregate.

6.

Any Group Member declaring or paying any dividend or distribution otherwise than in accordance with the terms of the Reorganisation Deed or the Distribution Policy or making any non-pro rata distribution otherwise than in accordance with the terms of the Reorganisation Deed, or any material amendment, modification or waiver of any provisions of the Distribution Policy.

For the purposes of paragraph 5 of Part A and paragraph 5 of Part B in this Schedule 3 only, references to “Affiliate” shall include any portfolio company of the relevant Investor’s Investor Group which is Controlled (directly or indirectly) by such Investor Group, notwithstanding that such portfolio company is not 100% owned by such Investor Group, and therefore the exclusion in paragraph (ii) of the proviso to the definition of “Affiliate” shall not apply for these purposes.

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Schedule 4

Board and management appointments

Appointments of Directors

1.

Subject to paragraph 5 of this Schedule 4 (Board and management appointments), the Board shall consist of the Directors nominated and appointed in accordance with Clause 5 (Directors and management), paragraph 2 of this Schedule 4 (Board and management appointments) and the Articles.

2.	Subject to paragraphs 4, 5 and 6 of this Schedule 4 (Board and management appointments), from the Closing Date:

(a)

until Collapse Closing, the Relevant Appointer of each Investor Group that has a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) to the Board pursuant to Clause 5.3(a) shall be entitled to appoint to the Board; and

(b)

from Collapse Closing, each Investor Group that has a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) to the Board pursuant to Clause 5.3(b) (it being understood that the purposes of this paragraph 2(b), this shall not include the Founder Investor Group) shall be entitled to nominate for appointment to the Board, in each case:

(i)	as many Directors as it determines in its complete discretion, for so long as: (A) such Appointer’s Relevant Appointing Investor Group; or (B) such Investor Group, as applicable, holds:

(A)	an aggregate Equity Proportion of more than 50 per cent; or

(B)

an aggregate Equity Proportion of 40 per cent or more but not more than 50 per cent, provided such Investor Group’s Equity Proportion is the single largest aggregate Equity Proportion of all Investor Groups; and

(ii)	one Director, for so long as: (A) such Appointer’s relevant Investor Group; or (B) such Investor Group, as applicable, holds an aggregate Equity Proportion of 10 per cent or more.

For the purposes of this paragraph 2, in the case of the CPPIB Investor Group, from Collapse Closing the rights in this paragraph 2 shall vest in CPPIB alone and not in any other member of the CPPIB Investor Group.

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3.

In connection with paragraph 2(b) above, each of the Investors shall vote at all meetings, sign such written resolutions, and take all other actions, including by voting or signing written resolutions in respect of its holding of Shares, so as to ensure that the nominees nominated for appointment by each Investor are elected, removed and/or appointed and maintained in office as Directors.

4.	Notwithstanding paragraphs 2 and 6 of this Schedule 4 (Board and management appointments), the Founder shall be a Director on the Board for so long as:

(a)

subject to paragraph 5 of this Schedule 4, the Founder Investor Group holds an aggregate Equity Proportion (for the purpose of this paragraph 4, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of more than 2.5 per cent; and

(b)	the Founder is the CEO, the Vice Chair or the Chair,

5.

and if either of the above conditions are no longer satisfied the Founder shall be removed from his position as Director. If the Founder holds an aggregate Equity Proportion of 10 per cent or more he may nominate someone other than himself to be Director in his place. From the fifth anniversary of the Closing Date, for the purposes of calculating the Founder Investor Group’s aggregate Equity Proportion for paragraph 4 of this Schedule 4, each Award Holder will be deemed to have immediately exercised all such vested Equity Awards on a net settlement basis, and for the purposes of paragraph 4 of this Schedule 4 only, the “Equity Proportion” definition shall be interpreted on a fully diluted basis.

6.	If following the recommendation of the Strategic Options Committee, Board approval has been obtained to initiate the process of an Indian IPO:

(a)

prior to the Board approving the submission of the Draft Red Herring Prospectus, each Investor Group shall ensure that the Company shall be converted into a public limited company under Indian Law and is in compliance with all applicable provisions of the (Indian) Companies Act and the SEBI LODR in connection with the Indian IPO, including in relation to the composition of the Board and constitution or re-constitution of the Board committees; and

(b)

with effect from the Board approving the submission of the Draft Red Herring Prospectus (x) until Collapse Closing, the Relevant Appointer of each Investor Group that has a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) to the Board pursuant to Clause 5.3 shall be entitled to appoint to the Board; and (y) from Collapse Closing, each Investor Group shall be entitled to nominate for appointment to the Board, in each case:

(i)	as many Directors as it determines in its complete discretion, for so long as: (A) such Appointer’s Relevant Appointing Investor Group; or (B) such Investor Group, as applicable, holds:

(A)	an aggregate Equity Proportion of 50 per cent or more; or

(B)

an aggregate Equity Proportion of 40 per cent or more but not more than 50 per cent, provided such Investor Group’s Equity Proportion is the single largest aggregate Equity Proportion of all Investor Groups; and

(ii)	one Director, for so long as: (A) such Appointer’s relevant Investor Group; or (B) such Investor Group, as applicable, holds an aggregate Equity Proportion of 10 per cent or more.

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The Chair

7.

During the period commencing on the expiry of the Initial Chair Period and ending on the date of filing of the Draft Red Herring Prospectus of the Company with SEBI and Indian Exchanges (the Second Chair Period), the Chair shall be appointed (and removed) in accordance with paragraphs 8 to 9 of this Schedule 4 (Board and management appointments) and by giving written notice of such appointment (or removal) under Clause 5.3.

8.	During the Second Chair Period:

(a)	for so long as there is a Controlling Investor Group, the Chair shall be appointed (and removed) by the Approved Parent of the Controlling Investor Group; and

(b)	in other circumstances, the Chair shall be appointed (and removed) by the Directors from amongst themselves by simple majority decision.

9.

Any appointment or removal pursuant to paragraph 8 of this Schedule 4 (Board and management appointments) above shall, unless the notice indicates otherwise, take effect from the date the notice is received by the Company. Upon receipt of any such notice, the Company shall immediately notify each of the Investors in writing of such nomination for appointment or request for removal.

10.	During the period commencing on the expiry of the Second Chair Period, the Board shall appoint as Chair one of the independent directors appointed as Directors in accordance with Clause 5.39.

CEO

11.

From such time as the Successor CEO is appointed in accordance with Clause 5.15, the CEO shall be appointed by the Board, in accordance with the following procedure (unless otherwise agreed by the Board):

(a)

the NomRem Committee shall engage a reputable independent executive search agency (with suitable credentials) to compile a longlist of potential candidates, in each case meeting (in the reasonable opinion of the NomRem Committee) the CEO Criteria (the potential candidates identified by the independent executive search agency, together, the Potential CEO Candidates);

(b)

the NomRem Committee shall, acting reasonably and in good faith, select and recommend to the Board for appointment as CEO a shortlist of candidates from those Potential CEO Candidates identified under sub-paragraph (a) above (the Recommended CEO Candidates);

(c)

the Board shall consult with each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more prior to the identification and appointment of the CEO (for the avoidance of doubt, such consultation right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to, any transferee of such Investor (other than a Permitted Affiliate Transferee); and

(d)

the Board shall, acting reasonably and in good faith, select from those Recommended CEO Candidates identified under sub-paragraph (b) above and nominate for appointment one candidate as the CEO for such initial term as determined by the Board, subject to applicable Law.

12.	The CEO may be removed by the Board.

13.	The CEO need not be a Director of the Company.

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Schedule 5

Board quorum

1.

In this Schedule 5 (Board quorum), in addition to the words and expressions defined in Schedule 15 (Definitions and Interpretation), the following words and expressions shall have the following meanings:

First Board Meeting has the meaning given to it in paragraph 2 of this Schedule 5 (Board quorum);

Quorum means, subject to applicable Law:

(a)

in respect of the First Board Meeting: (i) if at the relevant time there is a Controlling Investor Group, a majority of Directors are Directors nominated for appointment by, or appointed by the Relevant Appointer of (as applicable), the Controlling Investor Group; (ii) at least one Director nominated for appointment by, or appointed by the Relevant Appointer of (as applicable), each Investor Group that holds an aggregate Equity Proportion of 12.5 per cent or more; and (iii) if he is a Director, the Founder;

(b)	in respect of the Reconvened Board Meeting:

(i)

if at the relevant time there is a Controlling Investor Group, at least three Directors nominated for appointment by such Controlling Investor Group or appointed by its Relevant Appointer (as applicable); and

(ii)	in other cases, any two Directors; and

Reconvened Board Meeting has the meaning given to it in paragraph 2 of this Schedule 5 (Board quorum).

2.

If a Quorum is not present at a Board Meeting (a First Board Meeting) within 30 minutes from the time specified for the First Board Meeting, or if during the meeting a Quorum is no longer present, the meeting shall be adjourned for the Adjournment Period to the same place and time of day (a Reconvened Board Meeting).

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Schedule 6

Right of First Offer

ROFO Offer Notice

1.	The other provisions of this Schedule 6 (Right of First Offer) will not apply in respect of Transfers in accordance with Clauses 18.6(a), (b), (d), (h) or (i) and 23 (Block Trades).

2.

Save as referred to in paragraph 1 of this Schedule 6 (Right of First Offer) and subject to Clause 28.4(b), if any Investor or any member of its Investor Group that holds Shareholder Instruments from time to time other than an Investor that is a member of a Controlling Investor Group at the relevant time (the relevant party being the ROFO Seller) wishes to sell any Shareholder Instruments, the ROFO Seller must, at any time prior to entering into binding documentation to effect the sale, first give notice in writing (a ROFO Offer Notice) to the Appointed Person of any Controlling Investor Group (the ROFO Beneficiary).

3.

If more than one Investor from the same Investor Group wishes to sell Shareholder Instruments they may between them give a single ROFO Offer Notice in respect of all such Shareholder Instruments, in which case ROFO Seller, ROFO Shareholder Instruments and other terms and expressions used in this Schedule 6 (Right of First Offer), and this Schedule 6 (Right of First Offer) generally, shall be construed accordingly.

4.

Nothing in this Schedule 6 will prevent any ROFO Seller before giving a ROFO Offer Notice, from engaging advisers, seeking potential purchasers, entering into discussions or negotiations, or taking any other steps (other than entering into binding documentation to effect the sale), with a view to selling (whether by way of private sale(s) or through any form of marketed offering) any of its Shareholder Instruments to a third party or parties. However, after giving a ROFO Offer Notice, the ROFO Seller must comply with the relevant remaining provisions of this Schedule 6 (Right of First Offer) before entering into binding documentation to effect the relevant sale.

5.	A ROFO Offer Notice shall specify:

(a)	the number of Shareholder Instruments the ROFO Seller wishes to sell (the ROFO Shareholder Instruments); and

(b)	that the ROFO Beneficiary will have 60 days from the date of the ROFO Offer Notice (the ROFO Offer Period) in which to make an offer to purchase the ROFO Shareholder Instruments;

but may also (at the ROFO Seller’s option) include or append:

(c)	any asking price for each ROFO Shareholder Instrument that the ROFO Seller wishes to specify;

(d)

any other material terms of sale that the ROFO Seller wishes to specify (the ROFO Terms) or alternatively a near final draft copy of the form of a sale and purchase agreement in relation to the proposed sale and transfer of the ROFO Shareholder Instruments (the ROFO SPA), provided that in either case the consideration structure for each ROFO Shareholder Instrument is, at the sole election of the ROFO Seller, either in cash consideration and/or Marketable Securities deliverable at closing; and

(e)	the identity of any third party or parties to which the ROFO Seller wishes to sell the ROFO Shareholder Instruments.

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ROFO Beneficiary ROFO Notice

6.

The ROFO Beneficiary will be entitled by notice in writing to the ROFO Seller given within 45 days after the date of the ROFO Offer Notice (a ROFO Beneficiary ROFO Notice) to make an offer to acquire all (but not some only) of the ROFO Shareholder Instruments. A ROFO Beneficiary ROFO Notice shall:

(a)	state that the ROFO Beneficiary is offering to purchase and acquire all of the ROFO Shareholder Instruments;

(b)	state the price offered by it for each ROFO Shareholder Instrument, which must be in cash payable and/or Marketable Securities deliverable at closing (the ROFO Beneficiary ROFO Offer Price);

(c)

append a near final draft copy of the form of a sale and purchase agreement in relation to the proposed purchase and acquisition by the ROFO Beneficiary of the ROFO Shareholder Instruments (the ROFO Beneficiary ROFO SPA) which must:

(i)	if the ROFO Offer Notice specified any ROFO Terms but did not append a ROFO SPA:

(A)	include and reflect such ROFO Terms; and

(B)

otherwise be of a customary nature for a share transfer between shareholders and shall include warranties given by the ROFO Seller only in respect of authority, capacity, good title and ownership to the ROFO Shareholder Instruments; or

(ii)	if the ROFO Offer Notice appended a ROFO SPA, be substantially in the same form as such ROFO SPA except for:

(A)	any minor or legally required changes that it proposes;

(B)	any changes reasonably necessary to take account of the ROFO Beneficiary being the proposed purchaser of the ROFO Shareholder Instruments; and

(C)	any changes in the conditions to closing of the transaction to incorporate any Mandatory Consents given the identity of the ROFO Beneficiary as the proposed purchaser.

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7.

The giving of a ROFO Beneficiary ROFO Notice by the ROFO Beneficiary to the ROFO Seller shall constitute an irrevocable offer by the ROFO Beneficiary to purchase and acquire all of the ROFO Shareholder Instruments from the ROFO Seller for cash and/or Marketable Securities at the ROFO Beneficiary ROFO Offer Price and on the other terms set forth in the ROFO Beneficiary ROFO SPA (the ROFO Beneficiary ROFO Offer). A ROFO Beneficiary ROFO Notice, once given, may not be revoked.

8.

If a ROFO Beneficiary ROFO Notice is not given in accordance with paragraph 6 of this Schedule 6 (Right of First Offer) within the ROFO Offer Period, then the ROFO Seller will be entitled to sell and transfer the ROFO Shareholder Instruments to a third party or parties (whether by way of private sale(s) or through any form of marketed offering) on such terms as it chooses, unless either:

(a)	binding documentation to effect such sale and transfer is not entered into within nine months after the expiry of the ROFO Offer Period; or

(b)	if binding documentation is entered into within such period, the relevant sale and transfer is subsequently terminated,

in which case the provisions of this Schedule 6 (Right of First Offer) shall apply again in respect of any future proposed sale of any of the relevant ROFO Shareholder Instruments.

Acceptance of the ROFO Beneficiary ROFO Offer

9.

The ROFO Seller will be entitled by notice in writing to the ROFO Beneficiary given within 60 days after the date of the ROFO Beneficiary ROFO Notice (a ROFO Acceptance Notice) to accept the ROFO Beneficiary ROFO Offer in respect of all (but not some only) of the ROFO Shareholder Instruments. The ROFO Acceptance Notice may append to it an amended version of the ROFO Beneficiary ROFO SPA indicating any minor or legally required changes that the ROFO Seller proposes be made. A ROFO Acceptance Notice, once given, may not be revoked.

10.	If a ROFO Acceptance Notice is given in accordance with paragraph 9 of this Schedule 6 (Right of First Offer), then:

(a)

the ROFO Seller will sell and transfer to the ROFO Beneficiary, and the ROFO Beneficiary will purchase and acquire from the ROFO Seller, the ROFO Shareholder Instruments at the ROFO Beneficiary ROFO Offer Price and on the terms of the ROFO Beneficiary ROFO SPA as amended to take account of the changes referred to in paragraph 9 of this Schedule 6 (Right of First Offer) and any further changes negotiated and agreed between the relevant parties;

(b)

the ROFO Seller and ROFO Beneficiary agree to negotiate in good faith in order to agree the final form of the ROFO Beneficiary ROFO SPA to effect the sale and transfer of the ROFO Shareholder Instruments (the Final ROFO SPA); and

(c)

the ROFO Seller and the ROFO Beneficiary agree to use their best endeavours to ensure that the Final ROFO SPA is executed by them not later than 10 Business Days after the date of the ROFO Acceptance Notice.

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11.

If, after the Final ROFO SPA is entered into, the relevant sale and transfer of the ROFO Shareholder Instruments is subsequently terminated, the provisions of this Schedule 6 (Right of First Offer) shall apply again in respect of any future proposed sale of any of the relevant ROFO Shareholder Instruments.

Non-acceptance of the ROFO Beneficiary ROFO Offer

12.	If the ROFO Seller:

(a)	gives notice to ROFO Beneficiary within 60 days after the date of the ROFO Beneficiary ROFO Notice rejecting the ROFO Beneficiary ROFO Offer; or

(b)	does not give a ROFO Acceptance Notice in accordance with paragraph 9 of this Schedule 6 (Right of First Offer) within that period,

the ROFO Beneficiary ROFO Offer will lapse and will not be capable of acceptance thereafter.

13.

In such circumstances, the ROFO Seller will be entitled to sell and transfer all (but not some only) of the ROFO Shareholder Instruments to a third party or parties (whether by way of private sale(s) or through any form of marketed offering) (the Third Party Sale), provided that:

(a)	binding documentation to effect such sale and transfer is entered into within six months after:

(i)	the date on which a rejection notice is given by the ROFO Seller in the case of paragraph 12(a) of this Schedule 6 (Right of First Offer); or

(ii)	expiry of the period of 60 days after the date of the ROFO Beneficiary ROFO Notice in the case of paragraph 12(b) of this Schedule 6 (Right of First Offer);

(b)	such binding documentation provides for closing of the sale and transfer of the ROFO Shareholder Instruments to occur:

(i)

if no Mandatory Consents are required, by the later of: (A) expiry of the period described in paragraph 13(a) of this Schedule 6 (Right of First Offer) above; and (B) 20 Business Days after the date of such binding documentation being entered into; or

(ii)

if any Mandatory Consents are required, by the later of: (A) expiry of the period described in paragraph 13(a) of this Schedule 6 (Right of First Offer) above; and (B) 20 Business Days after the date on which the Mandatory Consents are obtained;

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(c)	both:

(i)

the price paid for each ROFO Shareholder Instrument (the Third Party Offer Price), which must be in cash payable and/or Marketable Securities deliverable at closing, is not less than 101 per cent of the ROFO Beneficiary ROFO Offer Price (and the sale and transfer is otherwise on terms to be agreed by the ROFO Seller at its discretion); and

(ii)

in the reasonable opinion of the ROFO Seller, the non-pricing terms of such binding documentation, taken as a whole (excluding pricing terms), are no less favourable to the ROFO Seller than the terms of the ROFO Beneficiary ROFO Offer, taken as a whole, and the ROFO Seller has complied with paragraph 14 of this Schedule 6 (Right of First Offer) below; and

(d)	if, after binding documentation to effect a Third Party Sale is entered into, the relevant sale and transfer of the ROFO Shareholder Instruments is subsequently terminated:

(i)

the ROFO Seller will be entitled to conduct a Third Party Sale to a different third party or parties (whether by way of private sale(s) or through any form of marketed offering), provided that such Third Party Sale to a different third party or parties otherwise complies with the terms of paragraphs 13(a) to 13(c) of this Schedule 6 (Right of First Offer) above; and

(ii)	if:

(A)	no binding documentation in connection with a Third Party Sale is in force as at the expiry of the period described in paragraph 13(a) of this Schedule 6 (Right of First Offer) above; or

(B)	binding documentation in connection with any Third Party Sale is terminated following the expiry of the period described in paragraph 13(a) of this Schedule 6 (Right of First Offer) above,

the provisions of this Schedule 6 (Right of First Offer) shall apply again in respect of any future proposed sale of any of the relevant ROFO Shareholder Instruments.

14.

For the purposes of comparing the value of consideration comprising Marketable Securities to the value of cash consideration for the purposes of paragraph 13(c)(i) of this Schedule 6 (Right of First Offer) above, the value of any Marketable Securities shall be the volume-weighted average price of such Marketable Securities over the twenty (20) consecutive trading days ending on the third trading day prior to the date of execution of the binding documentation to effect the Third Party Sale.

15.

Prior to entering into the relevant binding documentation to effect any Third Party Sale, the ROFO Seller shall be under no obligation to provide to the ROFO Beneficiary with any further opportunity to submit a revised offer to purchase and acquire the ROFO Shareholder Instruments.

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Schedule 7

Management Assistance

1.

An Investor Group holding an aggregate Equity Proportion of the Minority Threshold or more disclosing Confidential Information to a third party in accordance with Clause 34 (Marketing) (a Disclosing Party) shall be entitled, subject to the terms of paragraphs 1(a) to (f) and 2 of this Schedule 7 (Management Assistance) below, to such Management assistance and Group resource as it may reasonably request for the purpose of assisting with and facilitating the proposed Transfer of Shareholder Instruments or transfer of Indirect Investor Interests (as the case may be), comprising the following (Management Assistance):

(a)	the provision of information for, and providing comments on, any “teaser” or information memorandum;

(b)	assisting the Disclosing Party in collating and maintaining a physical or electronic data room containing Confidential Information;

(c)	providing information for, and providing comments on, any vendor due diligence reports prepared by or on behalf of the Disclosing Party;

(d)	assisting with responding to questions raised by any potential Transferee or providing additional information or documents to update any information contained in the physical or electronic data room;

(e)	preparing management presentation materials reasonably requested by the Disclosing Party (including detailed financial models in Excel format and Group business plans); and

(f)	attending management meetings with any potential Transferee(s), provided that there shall be no more than two management meetings for each potential Transferee.

2.	Management Assistance shall only be made available pursuant to paragraph 1 of this Schedule 7 (Management Assistance) above provided that:

(a)

the Disclosing Party first informs Topco and any other Investor Group that holds an aggregate Equity Proportion of 12.5 per cent or more that Management Assistance is to be used for a purpose referred to in paragraph 1 of this Schedule 7 (Management Assistance) above;

(b)	in the reasonable opinion of the Board, Management shall continue to have sufficient time to devote appropriate attention and care to the Group’s Business and affairs;

(c)	Management shall continue to operate the Group’s Business and affairs in the ordinary course and shall not take any actions which might adversely impact on the implementation of the Business Plan;

(d)	the Disclosing Party shall use all reasonable endeavours to minimise the demands on Management time and Group resource;

(e)	the Disclosing Party shall give adequate notice of requests and allow Management a reasonable time to provide responses; and

(f)	to the extent that the Management Assistance includes, or would result in, the disclosure of Confidential Information, such disclosure complies with the provisions of Clause 33.

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Schedule 8

Transfer terms

1.

This Schedule 8 (Transfer terms) sets out the terms on which any Shareholder Instruments shall be Transferred under this Agreement (the Shareholder Instruments that are the subject of the Transfer being the Relevant Shareholder Instruments).

2.	Each Transfer shall be made on the following terms:

(a)

the share purchase agreement for the Transfer of the Relevant Shareholder Instruments shall be governed by English Law and the process for the Transfer of the Relevant Shareholder Instruments shall be governed by:

(i)	for the Company, Indian Laws; and

(ii)	for UK PLC, English Laws,

it being clarified that in the event of conflict between the provisions of the share purchase agreement and the process for Transfer of the Relevant Shareholder Instruments under Indian Laws or, for UK PLC, English Laws, the provisions under:

(iii)	in respect of the Transfer of UK PLC Relevant Shareholder Instruments only, English Laws; and

(iv)	in all other cases of a Transfer of Relevant Shareholder Instruments, Indian Laws,

shall prevail solely to the extent necessary to effect the valid Transfer of the Relevant Shareholder Instruments;

(b)

the legal and beneficial title to the Relevant Shareholder Instruments shall be transferred free from Encumbrances and together with all rights attached to them, including the right to receive and retain all dividends and other distributions declared, paid or made after the relevant Transfer date;

(c)

where in respect of Shareholder Instruments in the Company only, except as otherwise provided in this Agreement, the Transferor shall provide the Transferee with a copy of the duly executed, irrevocable and unconditional delivery instruction slips issued by the Transferor to its depository participant instructing the depository participant to Transfer the Relevant Shareholder Instruments of the Company to the Transferee’s demat account, (details of which shall be provided by the Transferee to the Transferor not later than five Business Days prior to the consummation of the transfer);

(d)	the Transferee(s) shall pay the consideration for the Relevant Shareholder Instruments to the Transferor in cleared funds for value on the relevant completion date;

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(e)	a Board Meeting shall be convened at which the Transfer of the Relevant Shareholder Instruments from the Transferor to the Transferee(s) shall be taken on record by the Company;

(f)

the Transferor shall do all such other things and execute all other documents (including any deed) as the Transferee(s) may reasonably request to give effect to the sale and purchase of the Relevant Shareholder Instruments;

(g)	if the Transferee is not a party to this Agreement, it shall, as a condition to the relevant Transfer, deliver to the Company a Deed of Adherence executed by:

(i)	the Transferee; and

(ii)	if the Transferee is a Controlled Person, except where otherwise approved by the Board, the Transferee’s Approved Parent;

(h)	no Investor shall be required to give any warranty or to have any liability with respect to any matters affecting the title of or any breaches or actions of any other Investor(s); and

(i)	the Company and UK PLC shall give the Transferee and the Transferor only customary representations and warranties as to its due incorporation, good standing and solvency.

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Schedule 9

Determination of Subscription Price

1.

Subject to paragraph 2, the Subscription Price of any Shareholder Instruments to be valued for the purposes of Schedule 1 (Pre-emption on Issue) (the Valuation Shareholder Instruments) shall be determined:

(a)	by approval of the Board; or

(b)

failing the process set out in sub-paragraph (a), by reference to the most recent third party purchase of Shareholder Instruments in the last 12 months which set the Fair Market Value of the Shareholder Instruments; or

(c)	failing the process set out in sub-paragraphs (a) and (b), by the annual Fair Market Value conducted by a third party for Topco; or

(d)	failing the process set out in sub-paragraphs (a), (b) and (c), by an expert in accordance with this Schedule 9 (Determination of Subscription Price).

2.

Where required by applicable Law, the Subscription Price of the Valuation Shareholder Instruments shall be determined by the Subscription Price Expert, provided that the final approval shall be determined by the Board (subject to compliance with applicable Law).

3.	The expert shall be one of the independent, Agreed Investment Banks as appointed by the Board (the Subscription Price Expert).

4.

The Subscription Price Expert’s fees and expenses reasonably incurred in connection with its determination of the Subscription Price of the Valuation Shareholder Instruments (including the costs of any advisers to the Subscription Price Expert) shall, in the absence of any determination on cost allocation by the Subscription Price Expert, be borne by the relevant Group Member.

5.

The Subscription Price Expert shall be requested to determine the Fair Market Value of the Valuation Shareholder Instruments (which must be expressed as a single figure value per Valuation Shareholder Instrument expressed in: (i) INR for the Company; and (ii) USD for UK PLC, and not a range of values) within 20 Business Days of its appointment, and to state in writing in a certificate (the Subscription Price Certificate) what, in its opinion, is the Fair Market Value of the Valuation Shareholder Instruments. The Subscription Price Expert shall provide a copy of the Subscription Price Certificate to each of the Investors and Topco.

6.

The Subscription Price Expert shall act as an expert and not as an arbitrator and, save in the case of fraud or manifest error, its decision as to the Fair Market Value of the Valuation Shareholder Instruments shall be final and binding on the Investors, Topco and any third party to whom Shareholder Instruments are issued, granted or Transferred. The Subscription Price Expert’s decision shall not be subject to appeal to any court or tribunal on any basis whatsoever and the Investors and Topco must comply with the Subscription Price Expert’s decision.

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7.	The Subscription Price Expert shall exercise its independent professional judgment in arriving at a determination of the Fair Market Value of any Valuation Shareholder Instruments by:

(a)	assessing the historical and projected financial performance of the Group;

(b)

applying generally accepted methodologies for valuing the Group, including discounted cash flow analyses, comparisons with any similar companies whose shares are traded on any stock exchange and comparisons with any publicly disclosed sales of similar companies or significant pools of similar assets; and/or

(c)	such other valuation methods as the Subscription Price Expert shall consider to be appropriate in the circumstances.

8.	The Subscription Price Expert shall determine the Fair Market Value of the Valuation Shareholder Instruments on the following basis:

(a)

by valuing the Group on a going concern basis for an arm’s length sale between a willing buyer and a willing seller and on the assumption that the Valuation Shareholder Instruments are being sold in the open market;

(b)

by valuing the Valuation Shareholder Instruments by reference to the value of the Group as a whole (and therefore without regard to the size of any relevant holding such that no premium shall apply to any majority or controlling stake and no discount shall apply to any minority stake);

(c)	without regard to the size of the issue or grant of the New Shareholder Instruments;

(d)

if the New Shareholder Instruments are Shares or shares in any Group Member, on the assumption that the share capital of the relevant Group Member has been increased by the issue of the New Shareholder Instruments and that the proceeds of the issue of such Shareholder Instruments have been received; and

(e)	without any discount which would normally be taken into account in the case of a rights issue by a listed company.

9.

The Fair Market Value of the Valuation Shareholder Instruments may also reflect any other factors suggested by an Investor or the Group which the Subscription Price Expert reasonably believes should be taken into account.

10.

The parties shall procure that the Subscription Price Expert shall have access to all financial and accounting records or other relevant documents of the Group (together with such information as any Investor may wish to provide to it) which it reasonably requests for the purposes of its determination (such information to be provided on a confidential basis and to include at a minimum the prevailing Business Plan, the cap table in respect of the Company and the prevailing Long Term Financial Model) provided that if any party provides any information to the Subscription Price Expert pursuant to this paragraph 10 of this Schedule 9 (Determination of Subscription Price), it shall, at the same time:

(a)	notify each Investor and Topco in writing that it has provided such information to the Subscription Price Expert; and

(b)	provide each Investor and Topco with copies of such information, as provided to the Subscription Price Expert.

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Schedule 10

Deed of Adherence

THIS DEED is made on [•]

BY

(1)	[•] of [•] (the New Party); and

(2)	[[•] of [•], as the New Party’s Approved Parent]

WHEREAS:

(A)

On [•], amongst others Dyuti Private Holdings Inc., Sumant Sinha, [Renew Energy Global Plc, [•] and Renew Private Limited (the Company)][2] entered into a shareholders’ agreement in respect of the Company (such agreement as amended, supplemented or novated from time to time) (the Shareholders’ Agreement).

(B)

[By a Transfer dated [•], [•] Transferred to the New Party [[•] Shareholder Instruments] in the Company.][By an allotment of Shareholder Instruments on [•], the Company allotted [•] Shareholder Instruments to the New Party.]

(C)	This Deed is entered into in compliance with Clause [3.1(d)]/[19.2] of the Shareholders’ Agreement.

NOW THIS DEED WITNESSES as follows:

1.	Words and expressions defined in the Shareholders’ Agreement shall, unless the context otherwise requires, have the same meanings when used in this Deed.

2.	The New Party undertakes to:

(a)	the parties to the Shareholders’ Agreement as at the date of the Shareholders’ Agreement; and

(b)

any other person or persons who may after the date of the Shareholders’ Agreement (and whether prior to or after the date hereof) assume any rights or obligations under the Shareholders’ Agreement and be permitted to do so by the terms thereof, to be bound by and comply in all respects with the Shareholders’ Agreement, and to assume the benefits of the Shareholders’ Agreement, as if the New Party had executed the Shareholders’ Agreement [as an Investor][as the Approved Parent of [•]]and was named as a party to it.

3.	[Include paragraphs 4 to 11 of this Schedule 10 (Deed of Adherence) where New Party is adhering as an Approved Parent]

[2]

Note: Depending on whether the New Party has acquired RPL or UK PLC shares, amend which entity will be ‘the Company’. In the case of an acquisition of RPL shares, RPL will be the Company; in the case of an acquisition of UK PLC shares, it will be UK PLC.

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4.

[Approved Parent] irrevocably and unconditionally guarantees to the Company and the other Investors and, for the avoidance of doubt, each other person who may from time to time expressly adhere to the Shareholders’ Agreement, the due and punctual performance and observance by [Subsidiary] and any Permitted Affiliate Transferee to which [Subsidiary] or any of [Subsidiary’s] Permitted Affiliate Transferees that adhere to the Shareholders’ Agreement as Investors in accordance with Clause 19.2 Transfers Shareholder Instruments (each, a [Subsidiary] Guaranteed Party) of all the [Subsidiary] Guaranteed Parties’ obligations, commitments and undertakings under or pursuant to the Shareholders’ Agreement, the Articles and the UK PLC Articles (the [Subsidiary] Guaranteed Obligations) and agrees to indemnify the Company and the other Investors against all losses, liabilities, costs, (including legal costs) charges, expenses, actions, proceedings, claims and demands which the Company and the other Investors may suffer through or arising from any breach by a [Subsidiary] Guaranteed Party of its obligations under the Shareholders’ Agreement, the Articles or the UK PLC Articles. This guarantee is given for the benefit of the Company and the other Investors and their respective successors and assigns and shall be binding on [Approved Parent] and its respective successors and assigns.

5.

The liability of [Approved Parent] under paragraphs 4 to 11 of this Deed shall not exceed the aggregate liability of the [Subsidiary] Guaranteed Parties and shall not be released or diminished by any variation of the terms of the [Subsidiary] Guaranteed Obligations, or any forbearance, neglect or delay in seeking performance of the [Subsidiary] Guaranteed Obligations or any granting of time for such performance or any other fact or circumstance other than a specific written waiver.

6.	[Approved Parent]’s obligations under paragraphs 4 to 11 of this Deed are primary obligations and not those of a mere surety.

7.

If any [Subsidiary] Guaranteed Party defaults for any reason in its performance of any of the [Subsidiary] Guaranteed Obligations, [Subsidiary] Parent shall promptly upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the [Subsidiary] Guaranteed Obligations in regard of which such default has been made in accordance with the Shareholders’ Agreement and so that the Company and the other Investors receive the same benefits as they would have received if the [Subsidiary] Guaranteed Obligations had been duly performed and satisfied by the [Subsidiary] Guaranteed Parties.

8.

[Approved Parent]’s obligations under paragraphs 4 to 11 of this Deed are continuing obligations and remain in force until all of the [Subsidiary] Guaranteed Obligations have been performed or satisfied.

9.

This guarantee is in addition to, without prejudice to and not in substitution for any rights or security which a [Subsidiary] Guaranteed Party may now or after have or hold for the performance and observance of the [Subsidiary] Guaranteed Obligations.

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10.

Any amounts payable under this guarantee shall be paid in full on demand without any deduction or withholding whatsoever (whether in respect of set-off, counterclaim, duties, charges, Tax or otherwise).

11.

[Approved Parent] is adhering to the Shareholders’ Agreement pursuant to this Deed for the purposes set out in paragraphs 4 to 11 of this Deed only, and, subject thereto, [Approved Parent] has no other obligations or liabilities pursuant to the Shareholders’ Agreement.

12.

The New Party warrants and undertakes to the Company and to each of the other Investors (and each other person who may from time to time expressly adhere to the Shareholders’ Agreement) in the terms set out in Clauses 37.1 and 38 (Holdings by members of an Investor Group) of the Shareholders’ Agreement, but so that such warranties and undertakings shall be deemed to be given on the date of this Deed and shall be deemed to refer to this Deed of Adherence (in respect of Clause 37.1 only) as well as the Shareholders’ Agreement.

13.	For the purposes of the Shareholders’ Agreement, the New Party’s Deadlock Representative shall be [•].

14.	[For the purposes of the Shareholders’ Agreement, the New Party’s Approved Parent is [•].] [Include where New Party is adhering as an Investor and is a Controlled Person]

15.	The address [and e-mail address] of the New Party for the purpose of Clause 36 (Notices) of the Shareholders’ Agreement shall be as follows:

Address:	[•]

E-mail:	[•]

For the attention of:	[•]

16.	This Deed and any non-contractual obligations arising out of, or in connection with, it shall be governed by, and interpreted in accordance with, English Law.

17.

This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

18.	The provisions of Clause 51 (Dispute Resolution) of the Shareholders’ Agreement shall apply to this Deed.

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IN WITNESS WHEREOF this Deed has been duly executed and delivered on the day and year first above written.

[Appropriate signature block[s] to be inserted]

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Schedule 11

Post-IPO Governance Principles

Board composition

•

Each Investor that has a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) to the Board pursuant to Schedule 4 (Board and management appointments) shall exercise all of its rights as a shareholder in the Company to procure that each Investor may appoint:

•

for so long as it holds an Equity Proportion of 10% or more, one Director; and

•

for so long as it holds an Equity Proportion of 20% or more, two Directors.

•

The foregoing paragraph shall not prevent any Investor from exercising its rights as a shareholder in the Company to appoint additional Directors.

•

The Board will include such number of independent Directors as is required under applicable Law.

•

The right of the Founder to be appointed as a Director or Vice Chair shall remain on the same terms as set out in this Agreement. However, if the Founder’s designation or appointment as Vice Chair leads to a situation where the minimum Independent Director requirement exceeds 1/3, there will be no obligation to appoint the Founder as Vice Chair.

•

Clause 5.20 continues to apply.

Quorum	• Quorum for meetings of the Board shall be as required under applicable Law.

Committee composition

•

Each Investor shall exercise all of its rights as a shareholder in the Company to procure that for so long as CPPIB holds an aggregate Equity Proportion of 20% or more and to the extent permitted by Law, CPPIB shall have the right to appoint one Director appointed by it as a member to each committee of the Board.

•

The Board will be entitled to nominate the members of the Committees, provided that the Controlling Investor Group will be entitled to nominate as many members of each committee as it determines in its complete discretion. Each Investor holding ≥ 12.5 per cent in Topco will be entitled to appoint one representative to each of the F&O and Strategic Options Committee only.

Controlling Investor Priority Liquidity	• Clauses 18.1 to 18.3 inclusive.

Block Trades	• Clauses 23.1 to 23.14 inclusive.

Takeover Offer	• Notwithstanding the rest of this schedule, post-IPO nothing shall prohibit the acceptance of a bona fide takeover offer for the entire issued share capital of the Company.

Post-IPO cooperation provisions

•

From completion of an Indian IPO until no Investor Group holds at least 10 per cent of the Shareholder Instruments, the Investors acknowledge their intention (subject to applicable Law, the stock exchanges and SEBI) that the governance of the Listed Entity shall be consistent with the Post-IPO Governance Principles set out in this schedule.

•

Subject to applicable Law, a new shareholders’ agreement (the Post-IPO Inter-se Agreement) consistent with the Post-IPO Governance Principles shall be put in place, with each party using all reasonable efforts to negotiate, agree, obtain any required regulatory and/or shareholder approvals, and enter into the Post-IPO Inter-se Agreement prior to and with effect from completion of the Indian IPO.

•

Subject to applicable Law and approval by the Company’s members by special resolution, the Post-IPO Inter-se Agreement shall include provisions in substantially the same form as the Block Trade provisions and the relevant provisions of this Agreement (to the extent applicable post-Indian IPO) as part of the terms of reference for Board committees.

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Management Assistance

•

An Investor Group holding an aggregate Equity Proportion of the Minority Threshold or more that is disclosing Confidential Information to a third party (a Disclosing Party) is entitled to Management Assistance and Group resource as reasonably requested to facilitate a proposed Transfer of Shareholder Instruments or Indirect Investor Interests.

•

Management Assistance comprises: (i) preparation of and comments on teasers, information memoranda and vendor due diligence reports; (ii) collating and maintaining a data room; (iii) responding to questions from and providing information to potential transferees; (iv) preparing management presentation materials (including financial models and Group business plans); and (v) attending management meetings with potential transferees, capped at two meetings per potential transferee.

•

Management Assistance is conditional on: (i) the Disclosing Party first notifying the Company and any other Investor Group holding an aggregate Equity proportion of the Minority Threshold or more that Management Assistance is to be used; (ii) Management continuing, in the reasonable opinion of the Board, to have sufficient time to devote to the Group’s Business; (iii) Management continuing to operate in the ordinary course without adversely impacting the Business Plan; (iv) the Disclosing Party minimising demands on Management time and giving adequate notice of requests; and (v) any disclosure of Confidential Information complying with the confidentiality provisions of the Agreement.

30% Rule cooperation	• Clause 32.

Information rights	• Clause 11.6.

Post-IPO Founder Liquidity	• Clause 15

Tax	• Each Group Member shall comply with all applicable tax laws of the jurisdictions in which the Group operates.

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Schedule 12

The Continuing Investors

Name of Continuing Investor	Notice Address and Information	Notice Email Address	Approved Parent
Platinum Cactus A 2019 Trust (represented by its trustee, Platinum Hawk 2019 RSC Limited) (Platinum)	Level 26, Al Khatem Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, United Arab Emirates, in its capacity as trustee of Platinum Cactus A 2019 Trust, a trust established under the Laws of Abu Dhabi Global Market by deed of settlement dated 28 March 2019 between the Abu Dhabi Investment Authority and Platinum Hawk C 2019 RSC Limited	private.equity@adia.ae	The Abu Dhabi Investment Authority

JERA Power RN B.V.	De Entree 250, 1101 EE Amsterdam, the Netherlands	legalnotices@jeranex.com	Jera Co., Inc.

[•]	[•]		[•]

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Schedule 13

UK PLC Articles

[To be appended in agreed form]

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Schedule 14

30% Rule Irrevocable Waiver

FORM OF ARTICLE PROVIDING FOR PERPETUAL IRREVOCABLE WAIVER

[To be Included in Articles of Association]

ARTICLE [X]

Introduction

A.

Canada Pension Plan Investment Board, a Crown corporation organized and existing under the Canada Pension Plan Investment Board Act (“CPPIB”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) owns all of the issued and outstanding shares of [CPPIB investment entity], a [•] (“CPPIB Shareholder”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

B.	The CPPIB Shareholder owns certain Voting Securities (as defined below) of the Company;

C.	The CPPIB Shareholders (as defined below) presently do or may in the future come to directly and/or indirectly own more than 30% of the issued and outstanding Voting Securities; and

D.

This Article [X] provides for CPPIB Shareholders to comply with its obligations under the CPPIB Regulations (as defined below) in relation to the restriction on its ability to invest, directly or indirectly, in securities which carry votes on the election and removal of Directors (as defined below).

Interpretation

1.1	Definitions

In this Article, unless the context otherwise requires:

“Companies Act” means the Indian Companies Act, 2013;

“CPPIB Act” means the Canada Pension Plan Investment Board Act of 1997, as amended or replaced from time to time;

“CPPIB Regulations” means the Canada Pension Plan Investment Board Regulations, as amended or replaced from time to time;

“CPPIB Shareholders” means CPPIB and any subsidiary thereof, including the CPPIB Shareholder, who acquires any securities of the Company;

“Director” means a director of the Company;

“Director Election Resolution” means a resolution of the shareholders of the Company to appoint, elect, remove, reappoint or replace a Director; and

“Voting Security” means a security issued by the Company which confers a right to vote on a Director Election Resolution.

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1.2	General References

In this Article, unless the context otherwise requires:

(a)	a reference to a clause is a reference to a clause of this Article;

(b)	a reference to this Article or another instrument includes any variation, novation or replacement of either of them;

(c)	the singular includes the plural and vice versa;

(d)	the term “subsidiary” has the meaning set out in the CPPIB Regulations; and

(e)

the word “person” includes an individual, a body corporate, an association of persons (whether corporate or not), a trust, an entity, a state or an agency of state, government departments and local and municipal authorities, in each case whether or not having a separate legal personality.

2.	Restrictions on Voting Securities held by CPPIB Shareholders

2.1

No CPPIB Shareholder, either individually or collectively with any other CPPIB Shareholders, shall cast any votes on any Director Election Resolution in excess of the Applicable Number (as defined below). For purposes of this Article, “Applicable Number” means the total number of Voting Securities owned by all CPPIB Shareholders at the applicable time to the extent in excess of 30% of the total number of issued and outstanding Voting Securities that may be voted on any Director Election Resolution (for greater certainty, taking into account the resulting reduction in the total number of votes that may be cast by the CPPIB Shareholders on any Director Election Resolution pursuant to this clause 2.1), and rounded down to the nearest whole number.

Illustration: if the total number of Voting Securities issued and outstanding were 10,000 of which the CPPIB Shareholders hold 4,900 and the other Shareholders hold 5,100, then the Applicable Number would be 2,185, calculated as “x” where “x” = (5,100 / .7) – 5,100 and rounded down. The total number of votes entitled to be cast would be the Applicable Number, plus the number of Voting Securities held by the other Shareholders, or 7,285 (calculated as 2,185 plus 5,100). As a result, the number of votes that the CPPIB Shareholders would vote on any Director Election Resolution would be 2,185 out of 7,285 total votes, or 29.999%.

2.2

The restriction in this clause 2 applies only in relation to CPPIB Shareholders holding any Voting Securities. For greater certainty and without limitation, the restrictions in this clause 2 do not apply to any other person (that is not a CPPIB Shareholder) acquiring any of the Voting Securities or to any Voting Securities transferred by any CPPIB Shareholder to any other person that is not a CPPIB Shareholder. For the avoidance of doubt, it is hereby clarified that the obligation to comply with the provisions of this Article [x] shall vest solely on the CPPIB Shareholder.

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2.3

Any resolution placed before the Shareholders for Director Election Resolution shall be put to vote by poll as per Section 109 of the Companies Act (and rules in relation thereto) and not by show of hands.

3.	Term of Restrictions

3.1

Notwithstanding anything contained in this Article to the contrary, except as provided in this clause 3, this Article shall be perpetual and irrevocable and shall not be determinable in nature under any circumstances whatsoever.

3.2	Each of the restrictions on the CPPIB Shareholders in clause 2 may be revoked or terminated only as follows:

(a)

By the Shareholders (at the cost of the CPPIB Shareholder), if (i) the CPPIB Shareholders determine, in consultation with their legal advisors, that the restrictions under this Article [X] are no longer required in order for them to comply with the provisions (if any) of the CPPIB Act or the CPPIB Regulations then in effect specifically relating to investments in Voting Securities and (ii) the CPPIB Shareholders notify the Company and the Shareholders of such determination.

(b)	by an amendment to this Article [X] pursuant to clause 4.

3.3

Notwithstanding anything contained in this Article, each of the restrictions on the CPPIB Shareholders in clause 2 shall cease to be applicable automatically, if the CPPIB Shareholders cease to hold any securities, whether Voting Securities or otherwise, in the Company.

3.4

In furtherance of the foregoing provisions of clause 3.2 and 3.3, all Shareholders shall take necessary steps, and the Shareholders shall vote in a manner, to amend the articles of association of the Company to give effect to any revocation or termination of the restrictions under clause 2 within a reasonable period of occurrence of such revocation or termination.

4.	Amendment

This Article [X] may only be amended with the affirmative consent of (i) a simple majority of the holders of Voting Securities (other than any CPPIB Shareholders that own Voting Securities) and (ii) the CPPIB Shareholder.

5.	Ability to seek Injunction

If there is a breach or potential breach of any provision set forth in this Article by any party, each Shareholder is entitled to seek an injunction against the breaching or potentially breaching Shareholder to prevent that breach or potential breach.

6.	Specific performance

The Shareholders shall, notwithstanding the other rights, reliefs and remedies available to them under Law, be entitled to enforce specific performance of the terms of this Article against the other Shareholders.

It is hereby clarified that compensation in money would not be an adequate relief for the non-performance, breach or potential breach of the terms of the Article by any Shareholder.

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Schedule 15

Definitions and Interpretation

1.	Definitions

In this Agreement, the following words and expressions shall have the following meanings:

12.5 per cent Investor Group Price Range has the meaning given in Clause 23.5;

30% Rule means those restrictions set out in Section 13 of the Canada Pension Plan Investment Board Regulations, SOR/99-190, that prohibit CPPIB Parent from investing directly or indirectly in the securities of a corporation to which are attached more than 30 per cent of the votes that may be cast to elect the directors of that corporation;

ABC Policies and Procedures means, in relation to an entity, policies, systems, controls and procedures:

(a)	designed to prevent it and its Associated Persons from violating any applicable Anti-Bribery Law; and

(b)

for reporting violations and suspected violations of Anti-Bribery Law and generally accepted standards of business ethics and conduct, and for ensuring that all such reports are fully investigated and acted upon appropriately;

Accounting Principles means the accounting principles and policies to be adopted by UK PLC and the Company, (which, at the date of this Agreement shall be the generally accepted accounting principles applicable in the United Kingdom (for UK PLC) and in India (for the Company)), as amended from time to time by reason of new or amended regulatory obligations;

Acquiror has the meaning given in Clause 24.1;

Act has the meaning given in Clause 32.11(a);

acting in concert shall have the meaning given in the City Code on Takeovers and Mergers;

Adjournment Period means, in respect of a Board Meeting that is being adjourned, a period of at least two, but no more than five, Business Days excluding the date of the original meeting and the date of the adjourned meeting (as those Directors who are present at the original meeting shall determine by a simple majority or, if they cannot agree, as the Chair shall determine);

Additional Drag Price has the meaning given in Clause 22.10(b);

Affected Investor has the meaning given in Clause 27.2;

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Affiliate means, in relation to any person or Undertaking (the relevant person):

(a)	any person Controlled by the relevant person (whether directly or indirectly);

(b)	any person Controlling (directly or indirectly) the relevant person;

(c)	any person Controlled (whether directly or indirectly) by any person Controlling the relevant person,

but in respect of:

(i)	any Investor and/or its other Affiliates, shall exclude the members of the Group; and

(ii)	CPPIB and any Continuing Investor that is a fund, fund manager, institutional investor or other managed investment vehicle (including Platinum),

shall exclude any and all portfolio companies of their relevant person’s Investor Groups which are not 100 per cent owned and Controlled by such Investor Groups;

Aggregate Drag Consideration has the meaning given in Clause 22.7(b)(i);

Aggregate Tag Consideration has the meaning given in Clause 21.11(a)(i);

Agreed Form has the meaning given in paragraph 2(i) of this Schedule 15 (Definitions and Interpretation);

Agreed Investment Banks has the meaning given in Schedule 9 (Determination of Subscription Price);

AML Policies and Procedures means, in relation to an entity, policies, systems, controls and procedures designed to prevent it from violating any applicable Anti-Money Laundering Law and for reporting a violation or suspected violation of Anti-Money Laundering Law and for ensuring that all such reports are fully investigated and acted upon appropriately;

Annual Budget means the Initial Annual Budget or any Subsequent Annual Budget (as the case may be), as derived from the then current Business Plan and any deviations from such Business Plan in the Annual Budget, shall be subject to approval by the Board in accordance with this Agreement;

Annual Budget Obligations means the Company’s financial obligations for that Financial Year pursuant to the Annual Budget (as derived from the then current Business Plan and any deviations from such Business Plan in the Annual Budget, only as approved by the Board in accordance with this Agreement), from available cash on the Company’s balance sheet as at the date of the Annual Liquidity Notice or generated during the relevant Financial Year;

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Annual Exercise Amount has the meaning given in Clause 13.4(a);

Annual Liquidity Completion has the meaning given in Clause 13.2;

Annual Liquidity Notice has the meaning given in Clause 13.1;

Annual Liquidity Right has the meaning given in Clause 13.1;

Anti-Bribery Law means:

(a)	the Bribery Act;

(b)	the FCPA, as amended, and the rules and regulations issued thereunder; and

(c)

any other relevant Law including the Canadian Criminal Code (including Sections 119 to 125 and Section 436), the Canadian Corruption of Foreign Public Officials Act of 1998, and any other Law applicable to the Company’s business that relates to bribery or corruption;

Anti-Money Laundering Law means any and all of the following:

(a)	the UK Proceeds of Crime Act 2002;

(b)	the UK Money Laundering Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017; and

(c)

any other applicable anti-money laundering or anti-terrorism financing related Laws, provisions, regulations, and/or restrictions on the transfers of the proceeds of criminal activity as enforced by the United States, India, the European Union and its member states or Canada;

Appointed Person has the meaning given in Clause 38.1;

Appointer means:

(a)	each of Appointer A and Appointer B, for so long as the CPPIB Investor Group and Platinum Investor Group (as applicable) hold an Equity Proportion of 10 per cent or more; and

(b)	any other person who is designated as an Appointer from time to time in accordance with Clause 32.5;

Appointer A has the meaning given in paragraph (7) of Parties;

Appointer B has the meaning given in paragraph (8) of Parties;

Appointer Criteria means, in respect of an Appointer, that at all times:

(a)	it is not a shareholder in UK PLC; and

(b)	it is an Affiliate of its Relevant Appointing Investor;

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Appointer Deed of Accession means the deed of accession to the Appointer Deed Relating to Shares that may be entered into from time to time;

Appointer Deed Relating to Shares means the deed relating to the UK PLC Shares in the Agreed Form to be executed by each of the Investors and their Relevant Appointers on the date of this Agreement;

Appointing Person has the meaning given in Clause 38.1;

Approved Parent means:

(a)	in relation to members of the CPPIB Investor Group, CPPIB Parent;

(b)	in relation to the members of any other Investor Group:

(i)

the ultimate Controller of the relevant person as set out in column 3 of Schedule 12 (The Continuing Investors) (or such other Controller of the relevant person acceptable to and agreed in writing by the Controlling Investor Group excluding for these purposes any vote of members of the relevant Investor Group); or

(ii)

where the relevant person has no ultimate Controller, such person as is admitted as the Approved Parent in connection with the admission of the first member of that Investor Group to become an Investor;

Articles means the Company’s articles of association in the Agreed Form, as amended from time to time;

Associated Person means, in relation to any undertaking, a person (including any director, officer, employee, agent or other intermediary) who performs services for or on behalf of that undertaking or who holds shares of capital stock, partnership interests, limited liability company membership interests and units, shares, interest and other participations in that undertaking (in each case when performing such services or acting in such capacity);

Audio-Visual Facility means any audio-visual electronic communication facility which enables all the persons participating in a meeting to communicate concurrently with each other without an intermediary and to participate effectively in the meeting;

Audited Accounts means, in relation to any Financial Year of Topco, the audited balance sheet of Topco (and, where relevant, the audited consolidated balance sheet of Topco and any company in relation to which Topco is its parent company) and the audited profit and loss account of Topco (and, where relevant, the audited consolidated profit and loss account of Topco and any company in relation to which Topco is its parent);

Award Holder means each member of the Founder Investor Group which holds Equity Awards;

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Bad Act Investor has the meaning given in the definition of Excluded Claim Costs;

Bad Act Investor Group has the meaning given in the definition of Excluded Claim Costs;

Big 4 Accounting Firm means any of KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu and Ernst & Young, acting through or represented by their respective audit or tax accounting teams or affiliate audit or tax accounting firms, and their respective successors;

Black Out Period has the meaning given in Clause 23.9;

Block Trade has the meaning given in Clause 23.1;

Block Trade Allocation has the meaning given in Clause 23.2;

Block Trade Notification has the meaning given in Clause 23.5;

Block Trade Participation Notice has the meaning given in Clause 23.5;

Block Trade Period has the meaning given in Clause 23.3;

Board means:

(a)	until Collapse Closing, the board of directors of UK PLC; and

(b)	after Collapse Closing, the board of directors of the Company;

Board Meeting means a meeting of the Board duly convened in accordance with the provisions of this Agreement and the Articles;

Bribery Act means the UK Bribery Act 2010;

BRLM(s) has the meaning given in Clause 26.4(b);

BRLM Lock-up has the meaning given in Clause 26.10(c)(vii)(A);

Business has the meaning given in Clause 2.1;

Business Day means a day other than a Saturday or Sunday or public holiday in India, the United Kingdom, Japan or Canada on which banks generally are open in Mumbai, London, Tokyo or Toronto for general commercial business;

Business Plan means the Initial Business Plan or any Subsequent Business Plan (as the case may be);

Business Plan Period means, in respect of a Business Plan, a period:

(a)	commencing:

(i)	in the case of the Initial Business Plan, on the Closing Date until the fifth anniversary of the Closing Date; and

(ii)	in the case of any Subsequent Business Plan, on the date following the end of the immediately preceding Business Plan Period; and

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(b)	ending on the date that is the last day of the fifth Financial Year following such commencement date.

Buyback Provisions means the provisions of Section 68 of the Indian Companies Act, 2013 read with Rule 17 of the Companies (Share Capital and Debenture) Rules, 2014 of the Indian Companies Act, 2013;

Catch-up Investor has the meaning given in paragraph 5 of Schedule 2;

Catch-up Option has the meaning given in paragraph 5 of Schedule 2;

Catch-up Option Price has the meaning given in paragraph 7 of Schedule 2;

CEO means the chief executive officer of the Group from time to time;

CEO Criteria has the meaning given in Clause 5.15(a);

Chair means the chair of the Board from time to time;

Change of Control means in relation to an Investor:

(a)

the direct or indirect acquisition of Control of that Investor by a person, or group of persons acting in concert, who immediately prior to such time did not directly or indirectly Control that Investor, provided that:

(i)	a direct or indirect transfer of Control of interests in the Investor as between persons who are, at the relevant time, Controlled by the same Controller shall not constitute a Change of Control; and

(ii)

where the ordinary or principal shares in the Investor’s Approved Parent are listed on a recognised investment exchange, an acquisition of Control of that Approved Parent that would otherwise constitute a Change of Control shall not constitute a Change of Control; or

(b)	any event or circumstance whereby any member of the Investor’s Investor Group ceases to be Controlled by its Approved Parent;

Change of Control Notice has the meaning given in Clause 27.3;

Change of Control Remedy Period has the meaning given in Clause 27.3;

CIG Restriction has the meaning given in Clause 23.10;

Class A Shares means the class A ordinary shares of US$0.0001 each in the capital of UK PLC with the rights set out in the UK PLC Articles;

Class B Share means the class B ordinary share of US$0.0001 each in the capital of UK PLC with the rights set out in the UK PLC Articles;

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Class C Shares means the class C ordinary shares of US$0.0001 each in the capital of UK PLC with the rights set out in the UK PLC Articles;

Class D Shares means the class D ordinary shares of US$0.0001 each in the capital of UK PLC with the rights set out in the UK PLC Articles;

Closing has the meaning given in Recital (A);

Closing Date means the date on which Closing occurs;

Closing Exercise Amount has the meaning given in Clause 14.5(a);

Closing Price means [•];

Code means the US Internal Revenue Code of 1986, as amended;

Collapse Closing means the date of the PLC Collapse;

Company has the meaning given in paragraph (9) of Parties;

Company Board Meeting means a meeting of the board of directors of the Company duly convened in accordance with the provisions of this Agreement and the Articles;

Company Owned Constituent Entity has the meaning given in Clause 30.1;

Company’s P2 Status has the meaning given in Clause 30.1;

Competing Business means:

(a)	a business whose primary business activity is the planning, development, management or operation of a Renewables Project in the Territory; and

(b)	any counterparty to the Group in respect of the Business;

Competitor means each of:

(a)	ACME Solar;

(b)	Adani;

(c)	Apraava;

(d)	Avaada;

(e)	Azure Power;

(f)	CleanMax;

(g)	Continuum;

(h)	EDF;

(i)	EDP Renewables;

(j)	Emmvee Photovoltaic Power;

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(k)	Engie;

(l)	Evren;

(m)	First Solar India;

(n)	Fourth Partner Energy;

(o)	Gentari;

(p)	Goldi Solar;

(q)	Greenko;

(r)	Hero Future Energies;

(s)	Iberdrola;

(t)	JSW Energy;

(u)	Mahindra;

(v)	NHPC / NHPC Renewable Energy;

(w)	NLC India Renewables / NLC India Green Energy;

(x)	NTPC Green;

(y)	ONGC Green;

(z)	ONGC NTPC Green;

(aa)	Premier Energies;

(bb)	Reliance ADAG Group;

(cc)	Reliance Industries Group;

(dd)	RenewSys India;

(ee)	Saatvik Green Energy;

(ff)	SAEL Solar;

(gg)	Sembcorp India;

(hh)	Serentica;

(ii)	Shell;

(jj)	SJVN Green Energy;

(kk)	Sprng Energy;

(ll)	Sunsure Energy;

(mm)	Tata Power;

(nn)	THDC India;

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(oo)	Torrent Power;

(pp)	Total Energies;

(qq)	VENA Energy;

(rr)	Vikram Solar; and

(ss)	Waaree Energies,

and in each case, each of their Subsidiaries.

Confidential Information has the meaning given in Clause 33.1;

Consortium has the meaning given in Recital (A);

Constituent Entity has the meaning given in the Pillar 2 Model Rules;

Continuing Investors has the meaning given in paragraph (3) of Parties;

Control means, in relation to any Undertaking (being the Controlled Person), being:

(a)

entitled to exercise, or control the exercise of (directly or indirectly) more than 50 per cent of the voting power at any General Meeting of the shareholders, members or partners or other equity holders (and including, in the case of a limited partnership, of the limited partners of) (or in the case of a trust, of the beneficiaries thereof) in respect of all or substantially all matters falling to be decided by resolution or meeting of such persons; or

(b)

entitled (including by virtue of the provisions contained in the constitutional documents of the Controlled Person or pursuant to applicable governance rights or delegated authority in respect of such Controlled Person) to appoint or remove or control the appointment or removal of:

(i)

directors on the Controlled Person’s board of directors or its other governing body (or, in the case of a limited partnership, of the board or other governing body of its general partner) who are able (in the aggregate) to exercise more than 50 per cent of the voting power at meetings of that board or governing body in respect of all or substantially all matters;

(ii)	any managing member of such Controlled Person;

(iii)	in the case of a limited partnership, its general partner; and/or

(iv)	in the case of a trust, its trustee and/or manager,

and Controller, Controlled, and Controlling, shall be construed accordingly;

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Controlling Investor Group means any Investor Group that at the relevant time holds:

(a)	an aggregate Equity Proportion of more than 50 per cent; or

(b)

an aggregate Equity Proportion of 40 per cent or more but not more than 50 per cent, provided such Investor Group’s Equity Proportion is the single largest aggregate Equity Proportion of all Investor Groups;

Controlling Investor Priority Liquidity has the meaning given in Clause 18.1;

Controlling Investor Priority Liquidity Transfer has the meaning given in Clause 18.2;

Corporate Insolvency Event, in relation to an Undertaking, means any of the following:

(a)	it is unable or admits inability to pay its debts as they fall due;

(b)

it suspends, or threatens to suspend, making payments on any of its debts or, by reason of actual or anticipated financial difficulties, starts negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(c)	the value of its assets is less than the amount of its liabilities (taking into account contingent and prospective liabilities);

(d)

a moratorium is declared or takes effect in respect of any of its indebtedness (if a moratorium occurs, the ending of the moratorium shall not remedy any Corporate Insolvency Event caused by that moratorium);

(e)	any corporate action, legal proceedings or other procedure or step is taken in relation to such Undertaking (in each case, whether by that Undertaking, its directors or a third party) in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration (whether out of court or otherwise) or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(ii)	a composition, compromise, assignment or arrangement with any creditor;

(iii)

the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of an Undertaking or any of its assets (in each case whether out of court or otherwise); or

(iv)

enforcement of any security over any assets of an Undertaking, including a creditor attaching or taking possession of, or distress, execution, sequestration or other process being levied or enforced upon or sued against, all or any part of those assets, but paragraph (a) of this definition above shall not apply to any corporate action, legal proceedings or other procedure or step taken in relation to:

(A)	a solvent liquidation of an Undertaking; or

(B)	any winding-up petition that is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of its presentation and, in any event, prior to it being advertised; or

(C)

any event occurs that corresponds to any of those in paragraphs (a) to (e) of this definition above in relation to an Undertaking or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject;

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CPPIB has the meaning given in paragraph (2) of Parties;

CPPIB Entity means CPPIB Parent and any Subsidiary thereof, including CPPIB, but shall not include, for the avoidance of doubt, any members of the Group;

CPPIB Investor Group means CPPIB, CPPIB Parent and those Investors who are its Affiliates from time to time;

CPPIB Parent has the meaning given in paragraph (1) of Parties;

Cross-Directorship Conflict has the meaning given in Clause 7.1;

Deadlock has the meaning given in Clause 9.1;

Deadlock Notice has the meaning given in Clause 9.2;

Deadlock Representative means each person that for the purposes of Clause 9.4 shall serve as the representative for each Investor that is involved in a Deadlock that has not been resolved by amicable negotiation, as notified in writing to the other Investors that are named in the Deadlock Notice or otherwise declare themselves to be interested in the Deadlock;

Deed of Adherence means a deed of adherence substantially in the form set out in Schedule 10 (Deed of Adherence), or in such other form as shall be approved by the Board, to be executed by any person who becomes the holder of any Shareholder Instrument that is not already a party to this Agreement;

Default Rate means interest at the Reserve Bank of India base rate on the date on which payment of the sum under this Agreement was due but not paid plus 8 per cent;

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Director Conflict has the meaning given in Clause 7.1;

Directors means the directors of the Company from time to time and until Collapse Closing, shall also mean the directors of UK PLC;

Disclosing Party has the meaning given in paragraph 1 of Schedule 7 (Management Assistance);

Dispute means any dispute arising out of or in connection with this Agreement including, without limitation, disputes arising out of or in connection with:

(a)	the creation, validity, effect, interpretation, termination, performance or non-performance of, or the legal relationships established by, this Agreement;

(b)	any claims for set-off and/or counterclaims; and

(c)	any non-contractual obligations arising out of or in connection with this Agreement;

Distribution Policy means the Group’s distribution policy adopted in accordance with Clause 12.1, as amended from time to time in accordance with Clause 8 (Investor Reserved Matters);

document has the meaning given in Clause 33.5;

Draft Red Herring Prospectus means a draft of a red herring prospectus of the Company filed with SEBI and Indian Exchanges;

Drag Along Notice has the meaning given in Clause 22.1;

Drag Completion Longstop Date has the meaning given in Clause 22.6;

Drag Price has the meaning given in Clause 22.2(e);

Drag Shareholder Specific Condition means, in respect of a Transfer of any Shareholder Instruments by a Dragged Investor to the Transferee in accordance with Clause 22 (Drag Along), a Mandatory Consent required in relation to that Transfer that is not already a term of the Drag Transfer (or, in the case of a series of related transactions, is not already a term of any of such transactions);

Drag Terms has the meaning given in Clause 22.2;

Drag Transfer has the meaning given in Clause 22.1;

Dragged Investors has the meaning given in Clause 22.1;

Dragging Shareholder(s) has the meaning given in Clause 22.1;

Eligible Investor Group has the meaning given in Clause 23.2;

Emergency Funding Issue has the meaning given in paragraph 4 of Schedule 2 (Emergency funding procedure);

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Emergency Funding Notice has the meaning given in paragraph 2 of Schedule 2 (Emergency funding procedure);

Emergency Funding Period has the meaning given in paragraph 8 of Schedule 2;

Emergency Funding Situation has the meaning given in paragraph 1 of Schedule 2 (Emergency funding procedure);

Employee Issue means any issue or grant of Shareholder Instruments made pursuant to the terms of:

(a)	the Initial Employee Share Plan; or

(b)	any other scheme adopted with the Requisite Approval for Share participation by Group Employees;

Encumbrance means a mortgage, charge, pledge, lien, option, restriction, right of first offer, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of agreement or arrangement having similar effect;

Entitled Secondary Investor has the meaning given in Clause 26.11;

Equity Awards means:

(a)	options over Shares granted to the Founder or any member of his Investor Group;

(b)	restricted stock units over Shares granted to the Founder or any member of his Investor Group; and

(c)	performance-based units over Shares granted to the Founder or any member of his Investor Group;

Equity Proportion means:

(a)

in connection with the Company, the number of Shares held by the relevant Investor calculated on a Non-Diluted basis and expressed as a proportion of the issued share capital of the Company on a Non-Diluted basis, save that, if the expression ‘Equity Proportion’ is used in the context of some (but not all) of the Investors, it shall mean the respective proportions in which Shares are held by each of those Investors on a Non-Diluted basis; and

(b)	until Collapse Closing, in connection with UK PLC, the number of:

(i)	Class A Shares;

(ii)	Class C Shares; and

(iii)	Notional UK PLC Shares,

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held by the relevant Investor calculated on a Non-Diluted basis and expressed as a proportion of the sum of all Class A Shares, Class C Shares and Notional UK PLC Shares in issue (or, in the case of the Notional UK PLC Shares, notionally in issue) at the relevant time, save that, if the expression ‘Equity Proportion’ is used in the context of some (but not all) of the Investors, it shall mean the respective proportions in which Class A Shares, Class C Shares and Notional UK PLC Shares are held by each of those Investors on a Non-Diluted basis;

ESG Committee has the meaning given in Clause 5.35;

Excess New Shareholder Instruments has the meaning given in paragraph 1(c)(i) of Schedule 1 (Pre-emption on Issue);

Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into dollars on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Bloomberg as at the close of business in London as at such date;

Excluded Claim Costs means any costs incurred by an Investor (a Bad Act Investor) or member of its Investor Group (a Bad Act Investor Group) in connection with or arising from any litigation, arbitration, claim, action or proceeding brought by any third party, or any member of another Investor Group against any member of a Bad Act Investor Group, but only to the extent that such costs arise directly in connection with fraud or wilful misconduct by or on behalf of the relevant Bad Act Investor in respect of, arising out of, or in connection with, the Transaction and only in circumstances where a finding of such fraud or wilful misconduct has been finally determined by a court of competent jurisdiction or arbitral tribunal of competent jurisdiction. For the avoidance of doubt, no costs shall constitute Excluded Claim Costs solely to the extent the relevant loss, claim or proceeding arose (i) from the acts, omissions or conduct of any person other than the Bad Act Investor (but excluding any person acting on the Bad Act Investor’s behalf), or (ii) from any mere error of judgment, undertaken honestly and in good faith, by the Bad Act Investor or any such person acting on the Bad Act Investor’s behalf;

Exit means a Sale, Listing, InvIT or Winding-Up;

F&O Committee has the meaning given in Clause 5.35;

Fair Market Value means, in respect of any Shareholder Instruments, the fair market value of such Shareholder Instruments as determined in accordance with Schedule 9 (Determination of Subscription Price);

Fair Market Value Protection has the meaning given in Clause 22.19;

FCPA means the US Foreign Corrupt Practices Act of 1977;

Final ROFO SPA has the meaning given in paragraph 10(b) of Schedule 6 (Right of First Offer);

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Finance Agreements means, in relation to a Group Member, any agreement or arrangement with respect to borrowings and other indebtedness, including by way of overdraft, acceptance credit or similar facilities, loan stocks, bonds, debentures, notes, debt or inventory financing, finance leases or sale and lease back arrangements or any other arrangements the purpose of which is to borrow money, and Finance Agreement means any one of them;

Financial Year means a financial period commencing, other than in the case of the Initial Financial Year, for both UK PLC and the Company, on 1 April and ending on 31 March, unless otherwise resolved by the Requisite Approval;

First Board Meeting has the meaning given in paragraph 2 of Schedule 5 (Board quorum);

First Founder Liquidity Period has the meaning given in Clause 13.1(a);

Founder has the meaning given in paragraph (4) of Parties;

Founder Annual Liquidity Transaction has the meaning given in Clause 13.1;

Founder Investor Group means the SPVs and the Founder;

Founder Liquidity Option Price means, in respect of any Founder Liquidity Securities which are vested Equity Awards, the Intrinsic Value of the relevant vested Equity Awards as at the date of the Founder Annual Liquidity Notice;

Founder Liquidity Period means the First Founder Liquidity Period and each subsequent Financial Year that commences after Closing;

Founder Liquidity Securities means the Equity Awards and Shares held by the Founder Investor Group as at Closing, excluding, for the avoidance of doubt, any options exercisable over Shares granted to the Founder whose per Share exercise price exceeds the Closing Price;

Founder Liquidity Securities Price means:

(a)	in respect of any Founder Liquidity Securities which are Shares, the Founder Liquidity Share Price;

(b)	in respect of any Founder Liquidity Securities which are vested Equity Awards, the Founder Liquidity Option Price;

Founder Liquidity Share Price has the meaning given in Clause 13.3;

Founder Litigation Costs has the meaning given in Clause 41.2(d)(i);

Founder Post-Closing Liquidity Completion has the meaning given in Clause 14.4;

Founder Post-Closing Liquidity Notice has the meaning given in Clause 14.2;

Founder Post-Closing Liquidity Right has the meaning given in Clause 14.2;

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Founder Post-Closing Liquidity Securities has the meaning given in Clause 14.2;

Founder Post-Closing Liquidity Transaction has the meaning given in Clause 14.2;

Full Tag Transfer has the meaning given in Clause 21.1(a)(i);

General Meeting means:

(a)	any annual general or extraordinary general meeting of the shareholders of the Company; or

(b)	until Collapse Closing, any annual general or extraordinary general meeting of the shareholders of UK PLC;

GloBE Rules has the meaning given in Clause 30.1;

Government Official means any official, employee or representative of, or any other person acting in an official capacity for or on behalf of:

(a)	any Governmental Authority, including any entity owned or controlled thereby;

(b)	any political party or political candidate;

(c)	any public international organisation; or

(d)	any candidate for political office or a person acting on his or her behalf;

Governmental Authority means:

(a)

the government of any jurisdiction (or any political or administrative subdivision thereof), whether provincial, state or local, and any department, ministry, agency, instrumentality, court, central bank or other authority thereof, including any entity directly or indirectly owned or controlled thereby;

(b)	any public international organisation or supranational body (including the European Union) and its institutions, departments, agencies and instrumentalities; and

(c)

any quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, Tax or other governmental or quasi-governmental authority;

Group means the Company and all entities Controlled by the Company from time to time and until Collapse Closing, shall also include UK PLC and all entities Controlled by UK PLC from time to time;

Group Employee means any individual employed by any Group Member from time to time;

Group Member means any entity in the Group;

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HTP Price has the meaning given in Clause 22.11(b)(ii)(A);

(Indian) Companies Act means the (Indian) Companies Act, 2013 and the rules made thereunder, as amended, supplemented, modified or replaced from time to time and shall include any statutory replacement or re-enactment thereof;

Indian Exchange means the National Stock Exchange of India Limited, BSE Limited or any other stock exchange located in India;

Indian IPO means the admission of all or substantially all of the Shares, or all or substantially all of the shares of such other entity which (directly or indirectly) owns all or substantially all of the Business or assets of the Group at the time, to any Indian Exchange becoming effective;

Indirect Investor Interest has the meaning given in Clause 34.1(b);

Individual Insolvency Event means, in relation to any person, that:

(a)	they are unable, or admit their inability, to pay their debts as they fall due;

(b)	their liabilities exceed the value of their assets (taking into account both contingent and prospective liabilities);

(c)	they propose or make any arrangement, composition, compromise, or assignment with one or more of their creditors;

(d)	they receive a statutory demand (or equivalent) and such demand is not satisfied or set aside within 21 days of valid service of such demand;

(e)	a moratorium is declared (whether pursuant to a breathing space moratorium or otherwise) or takes effect in respect of any of their indebtedness;

(f)	any encumbrancer takes possession of, or a receiver is appointed over or in relation to, any Shares (or other material assets) held by such individual;

(g)

a decision of the individual’s creditors is sought (whether by meeting or otherwise), or the individual takes any action, procedure or step with a view to, a bankruptcy order, a moratorium, debt relief order or a County Court administration order, or the individual takes any action to put in place any debt management plan;

(h)

a petition or any other such document is presented or an order is made for their bankruptcy (other than a frivolous or vexatious petition, or any other such document, dismissed, withdrawn or discharged within fourteen (14) days of being presented or any other petition which is contested on bona fide grounds and dismissed, withdrawn or discharged prior to the bankruptcy order being made); or

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(i)

there occurs in relation to them in any country or territory in which they have a centre of main interests or carry on business or to the jurisdiction of whose courts they or any of their assets is subject, any event which corresponds in that country or territory with, or is equivalent or analogous to, any of those mentioned in paragraphs (a) to (h) (inclusive) of this definition;

Inflation Index means the Consumer Price Index (Combined) for all-India as published by the National Statistical Office, Ministry of Statistics and Programme Implementation, Government of India;

Initial Annual Budget means the annual budget relating to the Financial Year in which this Agreement is entered into, to be agreed between the Controlling Investor Group, Founder and Investors holding at least 12.5 per cent as at Closing;

Initial Annual Liquidity End Date has the meaning given in Clause 13.1(b);

Initial Business Plan means the business plan in respect of the Initial Financial Year and the subsequent four Financial Years, which shall include the amended Initial Business Plan for the Initial Business Plan Period, in the form agreed between the Consortium and Continuing Investors having the right from Closing to nominate a Director or observer for appointment to the Board in accordance with this Agreement;

Initial Business Plan Period means the Initial Financial Year and the subsequent four Financial Years;

Initial CEO Employment Contract means the employment contract entered into between the Company and the Founder, dated the date of this Agreement, as such employment contract may be amended and/or amended and restated from time to time;

Initial Chair Period has the meaning given in Clause 5.9(a);

Initial Employee Share Plan means the scheme for Share participation by Group Employees as adopted by the Board upon Closing;

Initial Financial Year means:

(a)	in respect of UK PLC, the financial period of UK PLC commencing on the Collapse Closing and ending on 31 March; and

(b)	in respect of the Company, the financial period of the Company commencing on the Collapse Closing, and ending on 31 March;

Insolvency Event means an Individual Insolvency Event or, as the case may be, a Corporate Insolvency Event;

Initiating Eligible Investor Group has the meaning given in Clause 23.10;

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Interest means any legal, beneficial or other proprietary or economic interest of any kind whatsoever in or to any Shareholder Instrument or any right to control any of the voting or other rights attributable to any Shareholder Instrument, disregarding any conditions or restrictions to which the exercise of any right attributed to such interest may be subject, and Interested shall be construed accordingly;

Interested Director has the meaning given in Clause 7.6;

Interested Investor has the meaning given in Clause 7.2;

International Stock Exchange means any investment exchange in any jurisdiction outside of India;

Intrinsic Value means, in respect of an Equity Award, the amount by which:

(a)	in the case of Clause 13.1, the price per Share included in the relevant Annual Liquidity Notice;

(b)	in the case of Clause 14.2, the price per Share included in the Founder Post-Closing Liquidity Notice;

(c)	in the case of Clauses 21.11(a)(i) and 21.11(b)(ii), the price per Share included in the relevant Tag Along Notice pursuant to Clause 21.4(d); and

(d)	in the case of Clauses 22.7(a)(ii) and 22.7(b)(i), the price per Share included in the relevant Drag Along Notice pursuant to Clause 22.2(e),

exceeds the exercise price in respect of the relevant Equity Award, provided that, if such amount would otherwise be a negative number, it shall be deemed to be nil;

Investment Bank-Led Sale Process has the meaning given in Clause 22.19;

Investor Conflict has the meaning given in Clause 7.1;

Investor Group means: (a) the Founder Investor Group; (b) the CPPIB Investor Group; or (c) any Continuing Investors who are, at the relevant time, Affiliates of the same Approved Parent and if not an Investor, such Approved Parent;

Investor Majority Consent means, subject to Clause 7.4:

(a)

until Collapse Closing, either: (i) the consent in writing of Investors holding an aggregate Equity Proportion of 87.6 per cent or more in UK PLC, or (ii) the approval of 87.6 per cent or more of the holders of Shareholder Instruments entitled to vote and voting at a General Meeting; and

(b)

after Collapse Closing, either: (i) the consent in writing of Investors holding an aggregate Equity Proportion of 87.6 per cent or more in the Company, or (ii) the approval of 87.6 per cent or more of the holders of Shareholder Instruments entitled to vote and voting at a General Meeting,

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provided that, for the purposes of calculating the Equity Proportion of any Investor Group that held an aggregate Equity Proportion of five per cent. or more as at the Closing Date in connection with determining whether Investor Majority Consent has been obtained, any dilution to such Equity Proportion resulting from the issue or grant of Shareholder Instruments to fund, satisfy, or reimburse Reimbursable Costs in excess of USD 40,000,000 (and up to the Reimbursable Costs Cap of USD 60,000,000) shall be disregarded and such Equity Proportion shall be calculated as if no such issue or grant of Shareholder Instruments had occurred;

Investor Majority Matter means any of the matters indicated in Part A (Investor Majority Matters) of Schedule 3 (Investor Reserved Matters);

Investor Reserved Matters means Investor Super Majority Matters or Investor Majority Matters as indicated in Schedule 3 (Investor Reserved Matters);

Investor Super Majority Consent means, subject to Clause 7.4:

(a)

until Collapse Closing, either: (i) the consent in writing of Investors holding an aggregate Equity Proportion of 95 per cent or more in UK PLC, or (ii) the approval of 95 per cent or more of the holders of Shareholder Instruments entitled to vote and voting at a General Meeting; and

(b)

after Collapse Closing, either: (i) the consent in writing of Investors holding an aggregate Equity Proportion of 95 per cent or more in the Company, or (ii) the approval of 95 per cent or more of the holders of Shareholder Instruments entitled to vote and voting at a General Meeting, provided that, for the purposes of calculating the Equity Proportion of any Investor Group that held an aggregate Equity Proportion of five per cent. or more as at the Closing Date in connection with determining whether Investor Super Majority Consent has been obtained, any dilution to such Equity Proportion resulting from the issue or grant of Shareholder Instruments to fund, satisfy, or reimburse Reimbursable Costs in excess of USD 40,000,000 (and up to the Reimbursable Costs Cap of USD 60,000,000) shall be disregarded and such Equity Proportion shall be calculated as if no such issue or grant of Shareholder Instruments had occurred;

Investor Super Majority Matter means any of the matters indicated in Part B of Schedule 3 (Investor Reserved Matters);

Investors means those parties to this Agreement which at the relevant time hold Shareholder Instruments including any person to whom Shareholder Instruments have been transferred, granted or issued in accordance with the provisions of this Agreement and who has agreed to be bound by this Agreement by executing a Deed of Adherence (and Investor means any one of them), provided always that no Group Member shall be an Investor;

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InvIT means the completion of the transfer of all or substantially all of the Business or the assets of the Group (or the shares or interests in such entities that (directly or indirectly) own all or substantially all of the Business or assets of the Group at the relevant time) to an infrastructure investment trust registered with SEBI under the Securities and Exchange Board of India (Infrastructure Investment Trusts) Regulations, 2014 (as amended, supplemented, modified or replaced from time to time), whether by way of a listing of units of such infrastructure investment trust on an Indian Exchange or otherwise;

IPO Price Range has the meaning given in Clause 26.4(f);

IPO Primary Issuance has the meaning given in Clause 26.4(e);

IRR has the meaning given in Clause 22.10;

Issuance Tax Benchmark Valuation Report means a valuation report in a form and on terms approved and, for the purposes of identification only, confirmed as ‘agreed form’ by email from an authorised representative of each Investor entitled to subscribe for the New Shareholder Instruments in respect of which such report is prepared in accordance with Clause 3.4(a) and the relevant Group Member determining the net asset value of the relevant New Shareholder Instruments in accordance with Section 92(2)(m) of the IT Act read with Rule 57 of the Income-tax Rules, 2026;

Issue Entitlement has the meaning given in paragraph 1(b)(i) of Schedule 1 (Pre-emption on Issue);

Issue Longstop Date has the meaning given in paragraph 3 of Schedule 1 (Pre-emption on Issue);

Issue Notice has the meaning given in paragraph 1(b) of Schedule 1 (Pre-emption on Issue);

IT Act means the Indian Income Tax Act, 2025 and the rules made thereunder read with circulars and notifications issued thereunder, as may be amended from time to time;

Key Line Item means each of:

(a)	revenue;

(b)	EBITDA;

(c)	capex;

(d)	issuances of Shareholder Instruments; and

(e)	total and net debt;

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Law means any applicable statute, law, rule, regulation, guideline, ordinance, code, orders, decrees, by-laws, guidelines, policy or rule of common law issued, administered or enforced by any Governmental Authority, or any judicial or administrative interpretation thereof including the rules of any stock exchange;

LCIA Court means the London Court of International Arbitration;

LCIA Rules means the LCIA Arbitration Rules 2020;

Listed Entity has the meaning given in Clause 26.14(a);

Listing means:

(a)	an Indian IPO; or

(b)

the admission of all or substantially all of the Shares, or all or substantially all of the shares of such other entity which (directly or indirectly) owns all or substantially all of the Business or assets of the Group at the time, to an International Stock Exchange, other than an Indian IPO, becoming effective;

Litigation Conflict has the meaning given in Clause 7.1;

Litigation Costs has the meaning given in Clause 41.2(d);

Litigation Protected Investor Group has the meaning given in Clause 5.44(a);

Long Term Financial Model has the meaning given in Clause 10.20;

Management means the executive management team of the Group, including (without limitation) the CEO;

Management Assistance has the meaning given in paragraph 1 of Schedule 7 (Management Assistance);

Mandatory Consent means any approval including approval from the Competition Commission of India or the termination of any applicable waiting period pursuant to the legislation or regulations in any country or of any Governmental Authority, without which a Transfer, grant or issue of Shareholder Instruments would be unlawful or otherwise prohibited or restricted but for the avoidance of doubt shall not include any licence, permission, approval or other consent required under applicable Sanctions Law;

Marketable Securities means any equity securities that are:

(a)

listed and actively traded on a reputable international stock exchange (including the New York Stock Exchange, NASDAQ, the London Stock Exchange, Euronext, and other exchanges with substantially equivalent listing requirements);

(b)	freely transferable without restrictions; and

(c)	have a publicly available share price;

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Market Recovery has the meaning given in paragraph 6 of Part A of Schedule 3;

Market Recovery Threshold has the meaning given in paragraph 6 of Part A of Schedule 3;

Material Default has the meaning given in Clause 27.1;

Material Market Disruption has the meaning given in paragraph 6 of Part A of Schedule 3;

Material Market Disruption Period has the meaning given in paragraph 6 of Part A of Schedule 3;

Material Subsidiary means such subsidiaries of the Company as are agreed/may be agreed by the Company and the Controlling Investor Group to be material subsidiaries, acting reasonably (each a “Material Subsidiary”);

Minority Threshold means five per cent (5%), provided that if the Litigation Costs are funded by way of an allocation of New Shareholder Instruments pursuant to Schedule 1 (Pre-emption on Issue), the Minority Threshold shall, with effect from the date of such allocation of New Shareholder Instruments, be reduced by the percentage point dilution to Equity Proportions resulting from the issue of any Shareholder Instruments to fund the Litigation Costs in an amount in excess of the Transaction Costs Cap and up to the Reimbursable Costs Cap, such that an Investor Group whose aggregate Equity Proportion was equal to or greater than five per cent (5%) immediately before such dilution continues to satisfy the Minority Threshold;

MMD Representative Index Average has the meaning given in paragraph 6 of Part A of Schedule 3;

New Party has the meaning given in Schedule 10 (Deed of Adherence);

New Shareholder Instruments means any additional Shareholder Instruments issued or granted by any Group Member after Closing;

NomRem Committee has the meaning given in Clause 5.35;

Non-Affected Directors has the meaning given in Clause 5.2;

Non-Affected Investor means the Investors which are not Affected Investors or members of an Affected Investor’s Investor Group;

Non-Audit Services means all services other than audit services, including tax services (including tax compliance and routine tax planning and advice) and audit-related services including but not limited to:

(a)	internal control reviews, limited to procedures and findings reporting;

(b)	attest services that are not required by Law;

(c)	consultation concerning financial accounting and reporting standards;

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(d)	accounting consultations and audits in connection with mergers and acquisitions; and

(e)	review of documents filed with regulators;

Non-Diluted means calculated on the assumption that no Shares which may be capable of being issued on the exercise of conversion rights, option, warrants and other contractual rights (including, for the avoidance of doubt, Equity Awards in respect of any Award Holder) have been issued;

Notification Period has the meaning given in Clause 25.4;

Notional UK PLC Shares means, with respect to any Investor who holds a Class B Share or Class D Share in UK PLC, as of the time of determination, a notional number of Class A Shares in UK PLC (rounded down to the nearest whole number), equal to:

(a)	the number of Shares in the Company, if any, held by such Investor or any member of its Investor Group; multiplied by

(b)

0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or UK PLC Shares after Closing);

NRC Recommended ID Candidates has the meaning given in Clause 5.39(a)(ii);

OFAC means the Office of Foreign Assets Control of the US Department of the Treasury;

Original Transferor has the meaning given in Clause 25.6(a);

Participating Investors has the meaning given in paragraph 5 of Schedule 2;

parties means the parties to this Agreement from time to time (including any person who at the relevant time is a party to, or has agreed (by executing a Deed of Adherence) to be bound by, this Agreement);

Partnership Election has the meaning given in Clause 29.1;

Permitted Affiliate Transferee means, in relation to:

(a)

subject to limb (c) of this definition, any Investor, any of its Affiliates which is Controlled by the Approved Parent of such Investor (and in the case of Platinum, also includes any entity which is Controlled by the Government of Abu Dhabi) and that is not, at the relevant time a Sanctioned Person or a Restricted Person;

(b)

the Founder, his spouse, civil partner, parents, children or direct descendants, or any trusts established by the Founder, provided that only the Founder or his aforementioned family members are capable of being beneficiaries thereof, or any entity that is either Wholly Owned or Controlled by the Founder or any of his aforementioned family members; and

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(c)	any Investor other than the Founder that is an individual, shall not have any Permitted Affiliate Transferees;

Permitted Alternative Block Trade has the meaning given in Clause 23.10;

Pillar 2 Model Rules has the meaning given in Clause 30.1;

Pillar 2 Tax has the meaning given in Clause 30.1;

Pillar 2 Tax Liability has the meaning given in Clause 30.1;

Platinum has the meaning given in column 1 of Schedule 12;

PLC Collapse has the meaning given in Recital (B);

Post-Closing Liquidity Event has the meaning given in Clause 14.2;

Post-IPO Governance Principles has the meaning given in Clause 26.14(a);

Post-IPO Inter-se Agreement has the meaning given in Clause 26.14(b);

Potential CEO Candidates has the meaning given in paragraph 11(a) of Schedule 4 (Board and management appointments);

Potential ID Candidates has the meaning given in Clause 5.39(a)(i);

Potential Successor CEO Candidates has the meaning given in Clause 5.15(b);

Pre-emption Participant has the meaning given in paragraph 1(a) of Schedule 1 (Pre-emption on Issue);

Pre-emption Period has the meaning given in paragraph 1(b)(iv) of Schedule 1 (Pre-emption on Issue);

Pre-emption Proportion means, in respect of each Pre-emption Participant, its Equity Proportion;

Proposed Launch Notice has the meaning given in Clause 23.10(a);

Pro Rata Tag Transfer has the meaning given in Clause 21.1(a)(ii);

Prospectus means the prospectus of the Company to be issued by the Company in connection with an Indian IPO in accordance with Section 26 of the (Indian) Companies Act and the provisions of the SEBI (Issue of Capital and Disclosure Requirements) Regulations, 2018, and filed with the jurisdictional registrar of companies, containing, inter alia, the offer price, the size of the offer and certain other information;

Qualifying Investor has the meaning given in Clause 22.9;

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Quorum has the meaning given in paragraph 1 of Schedule 5 (Board quorum);

Rating Agencies means Moody’s Investors Service, Inc., Standard & Poor’s Ratings Group and Fitch Inc., as applicable;

Recommended CEO Candidates has the meaning given in paragraph 11(b) of Schedule 4 (Board and management appointments);

Recommended Successor CEO Candidates has the meaning given in Clause 5.15(c);

Reconvened Board Meeting has the meaning given in paragraph 2 of Schedule 5 (Board quorum);

Red Herring Prospectus means the red herring prospectus of the Company to be issued by the Company in accordance with Section 32 of the (Indian) Companies Act and the provisions of the SEBI (Issue of Capital and Disclosure Requirements) Regulations, 2018, and submitted to the jurisdictional registrar of companies, and thereafter with SEBI and the Indian Exchanges in connection with a proposed Indian IPO;

Reimbursable Costs has the meaning given in Clause 41.2(d);

Reimbursable Costs Cap has the meaning given in Clause 41.2(e)(i)(A);

Relevant Appointer means, in respect of an Investor or its Investor Group, the Appointer who from time to time has been designated as an “Appointer” by such Investor or Investor Group;

Relevant Appointing Investor has the meaning given in Clause 32.3;

Relevant Appointing Investor Group has the meaning given in Clause 32.3;

Relevant FOL Sale Shares means, in respect of each exercise of the Annual Liquidity Right, the aggregate number of Shares which are tendered by the relevant members of the Founder Investor Group under Clause 13.5;

Relevant Instruments has the meaning given in Clause 22.11(a);

Relevant Priority Shares means:

(a)	the UK PLC Shares acquired by CPPIB on Closing; and

(b)	the corresponding percentage of Shares acquired by the Controlling Investor Group on Collapse Closing,

in each case, excluding any UK PLC Shares received as part of any primary capital raise that takes place on or around Closing;

Relevant Proceedings has the meaning given in Clause 5.44(a);

Relevant Shareholder Instruments has the meaning given in paragraph 1 of Schedule 8 (Transfer terms);

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Remaining Pre-emption Participants has the meaning given in paragraph 1(f) of Schedule 1 (Pre-emption on Issue);

Renewables Project means any project for the generation of energy from renewable resources (including onshore wind, photovoltaic energy, hydropower and hydrogen) but excluding energy management solutions, electricity/gas transmission, distribution or retail supply;

Reorganisation Deed means the deed entered into on or around the date of this Agreement between, amongst others, the Consortium, the Continuing Investors, UK PLC and the Company in relation to the implementation of the post-Closing reorganisation of the Group (including at all times, for the purposes of this definition only, UK PLC);

Representative means, in relation to a party, any Affiliate of that party and any director, officer, employee, agent, consultant, adviser or representative (including auditors, lawyers, investment advisers, investment managers and independent valuers) of that party or any of its Affiliates, in each case from time to time;

Representative Index means the NIFTY 50 index as published by NSE Indices Limited;

Required Transfer has the meaning given in Clause 25.6;

Requisite Approval means:

(a)	in the case of an Investor Super Majority Matter, Investor Super Majority Consent; or

(b)	in the case of an Investor Majority Matter, Investor Majority Consent;

Restricted Period means, subject to an Indian IPO having completed, the earlier of:

(a)	the fifth anniversary of the Closing Date; and

(b)	following the Indian IPO:

(i)	in the case of all Investors, except the Founder, the three-year period following completion of the Indian IPO; or

(ii)	in relation to the Founder only, the two-year period following completion of the Indian IPO.

Restricted Person means any person who is not an existing Investor and who is:

(a)	subject to an ongoing Insolvency Event;

(b)

subject to any applicable Law and/or an order made by any Governmental Authority under Law that would, were the Restricted Person to become an Investor, result in UK PLC, the Company, any Group Member or any Investor being in breach of Law if:

(i)

any Director nominated for appointment or appointed by that Restricted Person (or any of its Affiliates or its Relevant Appointer (as applicable)) attends any Board Meeting (in whole or in part); and/or

(ii)	any such Director or the Restricted Person (or any of its Affiliates) receives relevant information from UK PLC, the Company or any Group Member; or

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(c)

with respect to whom all customary and reasonable ‘Know Your Customer Requirements’ of the Group and/or each Investor which is (or whose Approved Parent is) required, by applicable Law or regulation, to apply such requirements, have not been completed to the reasonable satisfaction of the Board (in respect of the Group’s ‘Know Your Customer Requirements’) and each such Investor (in respect of such Investor’s ‘Know Your Customer Requirements’);

Restricted Shareholder Instruments has the meaning given in paragraph 3 of Schedule 1 (Pre-emption on Issue);

Restricted Trading Investor Group has the meaning given in Clause 23.9;

ROFO Acceptance Notice has the meaning given in paragraph 9 of Schedule 6 (Right of First Offer);

ROFO Beneficiary has the meaning given in paragraph 2 of Schedule 6 (Right of First Offer);

ROFO Beneficiary ROFO Notice has the meaning given in paragraph 6 of Schedule 6 (Right of First Offer);

ROFO Beneficiary ROFO Offer has the meaning given in paragraph 7 of Schedule 6 (Right of First Offer);

ROFO Beneficiary ROFO Offer Price has the meaning given in paragraph 6(b) of Schedule 6 (Right of First Offer);

ROFO Beneficiary ROFO SPA has the meaning given in paragraph 6(c) of Schedule 6 (Right of First Offer);

ROFO Offer Notice has the meaning given in paragraph 2 of Schedule 6 (Right of First Offer);

ROFO Offer Period has the meaning given in paragraph 5(b) of Schedule 6 (Right of First Offer);

ROFO Seller has the meaning given in paragraph 2 of Schedule 6 (Right of First Offer);

ROFO Shareholder Instruments has the meaning given in paragraph 5(a) of Schedule 6 (Right of First Offer);

ROFO SPA has the meaning given in paragraph 5(d) of Schedule 6 (Right of First Offer);

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ROFO Terms has the meaning given in paragraph 5(d) of Schedule 6 (Right of First Offer);

Rolled-Over Amount has the meaning given in Clause 22.10(b)(i);

Sale means the disposal (whether through a single transaction or a series of transactions) of all or substantially all of the Shares or the assets of the Group but shall not include any transaction which constitutes a Listing;

Sale Process means the sale process in connection with a Drag Transfer;

Sanctioned Investor has the meaning given in Clause 40.9;

Sanctioned Person means any person, organization or vessel:

(a)	designated on any Sanctions List;

(b)	that is, or is part of, a government of a Sanctioned Territory (except for the avoidance of doubt the Government of Ukraine in relation to the areas of Ukraine it does not control);

(c)	owned or controlled, directly or indirectly, by or acting on behalf of any of the foregoing;

(d)	incorporated in, domiciled in or operating from a Sanctioned Territory; or

(e)	otherwise subject to or targeted under any Sanctions Law;

Sanctioned Territory means any country or other territory that is subject to a general export, import, financial or investment embargo under Sanctions Law, which countries and territories, as of the date of this Agreement, are Cuba, Iran, North Korea, and the Crimea and separatist-controlled portions of the Luhansk and Donetsk regions of Ukraine (and for the avoidance of doubt a country or other territory shall only be a Sanctioned Territory if, and for so long as, such general export, import, financial or investment embargo under Sanctions Law is in force);

Sanctions Event has the meaning given in Clause 40.9;

Sanctions Event Date has the meaning given in Clause 40.14;

Sanctions Law means all Laws administered by:

(a)	the United States Government, including the US Departments of the Treasury, State and Commerce;

(b)

the United Kingdom (including the Office of Financial Sanctions Implementation, the Export Control Joint Unit, HM Revenue and Customs, HM Treasury, the Department of Trade and the Foreign, Commonwealth and Development Office);

(c)	the European Union and any European Union member state;

(d)	the United Nations or its Security Council;

(e)	Canada; or

(f)	the United Arab Emirates, in each case relating to economic, financial, or other trade-related sanctions, restrictions, export controls, or embargoes;

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Sanctions Lists means:

(a)	the Specially Designated Nationals and Blocked Persons List maintained by OFAC;

(b)	the Sectoral Sanctions Identifications List maintained by OFAC;

(c)	the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions;

(d)	the UK sanctions list maintained by the Foreign, Commonwealth and Development Office of the UK government;

(e)

any other list of targeted persons, entities, groups, organisations, vessels, or bodies issued by, or public announcement of designation under Sanctions Law made by, the United States government (including the United States Departments of the Treasury, State or Commerce), the United Nations or its Security Council, the European Union (or any member state of the European Union) or the United Kingdom (including the Office of Financial Sanctions Implementation, the Office of Trade Sanctions Implementation, the Export Control Joint Unit, HM Revenue and Customs, HM Treasury, the Department of Trade and the Foreign, Commonwealth and Development Office); and

(f)	any other list of targeted persons, entities, groups or bodies issued under the applicable Sanctions Law administered by Canada or the United Arab Emirates,

and Sanctions List means any of the aforementioned Sanctions Lists;

Sanctions Opinion means, in respect of a particular act contemplated by this Agreement, a written legal opinion addressed to, and which can be relied upon by, Topco and all Investors (other than Sanctioned Investors) from an independent law firm of international repute with experience of Sanctions Law and whose identity has been approved by prior Investor Super Majority Consent, confirming that the carrying out, or implementation of, the relevant act will not constitute or result in a breach of Sanctions Law by Topco or any of the Investors;

SEBI means the Securities and Exchange Board of India;

SEBI LODR has the meaning given in Clause 5.37(b);

Second Chair Period has the meaning given in paragraph 7 of Schedule 4 (Board and management appointments);

Secondary Allocation has the meaning given in Clause 26.11;

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Shareholder Instrument means:

(a)	any Shares;

(b)	any other shares in the capital of the Company;

(c)	any instrument, document or security granting a right of subscription for, or conversion into Shares (including, for the avoidance of doubt, any Equity Awards); and

(d)	until Collapse Closing, any UK PLC Shares or other shares in UK PLC or any instrument, document or security granting a right of subscription for, or conversion into shares of UK PLC;

Shares means ordinary shares of INR 10 nominal value each in the capital of the Company, from time to time;

Shortfall Investor has the meaning given in Clause 26.11;

Shortfall Proportion means, if any member of the Founder Investor Group holds vested Equity Awards at the time an offer has been made to subscribe to New Shareholder Instruments in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue) and Clause 3.1, such number of Shares as is equal to the vested Equity Awards at such time on a gross settlement basis.

SPVs means each of Wisemore and Cognisia;

Strategic Options Committee has the meaning given in Clause 26.2;

Subscription Price has the meaning given in paragraph 1(b) of Schedule 1 (Pre-emption on Issue);

Subscription Price Certificate has the meaning given in paragraph 5 of Schedule 9 (Determination of Subscription Price);

Subscription Price Expert has the meaning given in paragraph 3 of Schedule 9 (Determination of Subscription Price);

Subsequent Annual Budget has the meaning given in Clause 10.11(a);

Subsequent Business Plan has the meaning given in Clause 10.2;

Subsidiary means, in respect of an entity, any other entity Controlled by that entity from time to time;

Successor CEO has the meaning given in Clause 5.15(f);

Successor Identification Process has the meaning given in Clause 5.15(a);

Surviving Provisions means Clause 10.20 (Business Plan and Annual Budget), Clause 23 (Block Trades), Clause 26 (Indian IPO and Exit), Clause 28 (Termination), Clause 29 (Tax matters), Clause 33 (Confidentiality), Clause 35 (Announcements), Clause 36 (Notices), Clause 40 (Sanctions), Clause 41 (Costs and interest), Clause 42 (Whole agreement), Clause 43 (Legal Relationship), Clause 44 (Assignment), Clause 45 (Variations), Clause 46 (Invalid terms), Clause 47 (Enforceability, rights and remedies), Clause 48 (Further assurances), Clause 50 (Governing law) and Clause 51 (Dispute Resolution);

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Suspended Shareholder Instruments has the meaning given in Clause 40.15;

Tag Acceptance Notice has the meaning given in Clause 21.5;

Tag Along Notice has the meaning given in Clause 21.3;

Tag Along Offer has the meaning given in Clause 21.1;

Tag Completion Longstop Date means, in respect of a Tag Shareholder Specific Condition, the later of:

(a)	60 Business Days after the date of the Tag Along Notice sent to the Investor that is subject to such Tag Shareholder Specific Condition; and

(b)	the date on which all of the conditions to which the Tag Transfer is subject are satisfied (save for any conditions that relate to the subject matter of the Tag Shareholder Specific Condition);

Tag Shareholder Specific Condition means, in respect of a Transfer of any Shareholder Instruments by a Tagging Investor to the Transferee in accordance with Clause 21 (Tag Along), a Mandatory Consent required in relation to that Transfer that is not already a term of the Tag Transfer (or, in the case of a series of related transactions, is not already a term of any of such transactions);

Tag Shares has the meaning given in Clause 21.4;

Tag Terms has the meaning given in Clause 21.6;

Tag Transfer has the meaning given in Clause 21.1;

Tagging Investor has the meaning given in Clause 21.1;

Tax includes the following and amounts payable on account of them:

(a)	taxes on gross or net income, profits and gains (including capital gains); and

(b)

all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, value added, sales, stamp, transfer (including securities transfer), franchise or payroll taxes (including national insurance or social security contributions), Pillar 2 Tax, the clawback or other recovery of any credit or other amount previously paid by a Tax Authority, and any payment which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;

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Tax Authority means any government, state or municipality or any national, municipal, local, state, federal or other authority, body or official that is competent to impose, administer or collect Taxes, and any similar competent authority in any jurisdiction;

Tax Benchmark Valuation Report means a valuation report in a form and on terms approved and, for the purposes of identification only, confirmed as ‘agreed form’ by email from an authorised representative of each of the transferor and the Company in respect of the value of Founder Liquidity Securities or any other Shareholder Instruments proposed to be transferred pursuant to Clauses 13 or 14, as at the date of completion of such Transfer prepared in accordance with the provisions of Section 79 and (other than where the report is prepared in respect of the value of Shareholder Instruments proposed to be issued) Section 92(2)(m) of the IT Act, and in each case in the manner prescribed under Section 57 of the IT Act;

Tax Proceeding has the meaning given in Clause 29.7;

Tax Reports has the meaning given in Clause 16.1;

Territory means the Republic of India;

Third Party Offer Price has the meaning given in paragraph 13(c)(i) of Schedule 6 (Right of First Offer);

Third Party Sale has the meaning given in paragraph 13 of Schedule 6 (Right of First Offer);

Topco means:

(a)	until Collapse Closing, UK PLC; and

(b)	on and after Collapse Closing, the Company;

Tranche has the meaning given in Clause 13.6(a);

Transaction has the meaning given in Clause 41.2(c);

Transaction Costs has the meaning given in Clause 41.2(c);

Transaction Costs Cap has the meaning given in Clause 41.2(e)(i)(B);

Transaction Documents means the Reorganisation Deed, and any other document entered into between any of the parties which expressly provides that it is a “Transaction Document” for the purposes of this Agreement;

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Transfer means, in relation to any Shareholder Instrument or UK PLC Share (or other shares in UK PLC or any instrument, document or security granting a right of subscription for, or conversion into shares of UK PLC), to:

(a)	directly or indirectly:

(i)	sell, assign, transfer or otherwise dispose of it (or any Interest therein) (including the grant of any option over or in respect of it); or

(ii)	create or permit to subsist any Encumbrance over it (including, but not limited to any Encumbrance by way of security);

(b)	direct (by way of renunciation or otherwise) that another person should, or assign any right to, receive it;

(c)	enter into any agreement in respect of the votes or any other rights attached to it (other than by way of proxy for a particular shareholder meeting); or

(d)	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing,

and Transferred shall be construed accordingly;

Transfer Back Recipient has the meaning given in Clause 25.7;

Transfer Pricing Report means a valuation report in a form and on terms approved and, for the purposes of identification only, confirmed as ‘agreed form’ by email from an authorised representative of each of the transferor and the Company in respect of the value of the Founder Liquidity Securities or any other Shareholder Instruments proposed to be transferred pursuant to Clauses 13 or 14, as at the date of completion of such Transfer supporting the position that such Transfer is made on an arm’s length basis in compliance with the provisions of the IT Act;

Transferee has the meaning given in Clause 18.5;

Transferor has the meaning given in Clause 18.5;

Tribunal has the meaning given in Clause 51.4;

Trigger Event has the meaning given in Clause 27.2;

UK PLC has the meaning given in paragraph (10) of Parties;

UK PLC Articles means the articles of association of UK PLC in the Agreed Form, as amended from time to time;

UK PLC Board Meetings means a meeting of the board of directors of UK PLC duly convened in accordance with the provisions of this Agreement and the UK PLC Articles;

UK PLC Group means UK PLC and its Subsidiaries (other than the Group);

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UK PLC Shares means the shares in the issued share capital of UK PLC from time to time, including, as at the date of this Agreement:

(a)	the Class A Shares;

(b)	the Class B Share;

(c)	the Class C Shares; and

(d)	the Class D Share;

Unapproved Change of Control has the meaning given in Clause 27.2(c);

Undertaking means a body corporate or partnership or unincorporated association or trust carrying on trade or business with or without a view to profit. In relation to an Undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or agents (as the case may be) appropriate to undertakings of that description;

Updated Draft Red Herring Prospectus means the updated Draft Red Herring Prospectus filed with SEBI, after complying with the observations issued by SEBI and Indian Exchanges on the Draft Red Herring Prospectus and after incorporation of other updates, as may be required, for approval by SEBI;

Valuation Shareholder Instruments has the meaning given in paragraph 1 of Schedule 9 (Determination of Subscription Price);

VAT means value added tax, goods and services tax (including Indian goods and services tax) and any similar sales or turnover tax;

Vice Chair has the meaning given in Clause 5.10;

Wholly Owned has the following meaning: an Undertaking is Wholly Owned by another Undertaking if it has no members, partners or other equity holders or in the case of a trust, beneficiaries, in each case whether legally or beneficially or directly or indirectly, except that other Undertaking (and/or other persons Wholly Owned by that Undertaking), or persons acting on behalf of that other Undertaking or that other Undertaking’s other Wholly Owned Undertakings;

Winding-Up means the completion of:

(a)	a voluntary or involuntary winding-up or dissolution of the Company; or

(b)	a liquidation of the Company in accordance with the Insolvency and Bankruptcy Code, 2016; and

Working Hours means 9.30am to 5.30pm on a day, other than a Saturday, Sunday or public holiday, on which banks are open for general commercial business in the relevant location.

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2.	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(b)

references to an English legal term or concept will, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(c)

references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (in any case, whether or not it has separate legal personality);

(d)	except as otherwise expressly provided in this Agreement, any reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(i)	that enactment as amended, consolidated or re-enacted by or under any other enactment whenever made;

(ii)	any enactment which that enactment re-enacts (with or without modification); and

(iii)	any subordinate legislation (including regulations) whenever made under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii),

except to the extent that any of the matters referred to in (i) to (iii) occurs on or after the date of this Agreement and increases or alters the liability of a party under this Agreement;

(e)	references to US dollars, USD or US$ are references to the lawful currency from time to time of the United States of America;

(f)	references to Rupees or INR are references to the lawful currency from time to time of the Republic of India;

(g)

for the purpose of applying a reference to a monetary sum expressed in a different currency, an amount in a different currency shall be deemed to be an amount in US dollars translated at the Exchange Rate at the relevant date;

(h)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(i)

when calculating any Shareholder Instrument thresholds, any reference to “vested” Equity Awards shall be according to the vesting conditions of the Equity Awards as set out in the Founder Service Agreement;

(j)

when calculating any Equity Proportions, second decimal places shall be rounded up such that where applicable, each Equity Proportion shall be calculated to one decimal place (provided that such rounding up of second decimal places shall not result in any Investor Majority Consent or Investor Super Majority Consent being obtained when, but for such rounding up, it would not be so obtained);

(k)

any reference to a document in the Agreed Form is to the form of that document as initialled for the purpose of identification by or on behalf of the Controlling Investor Group, the Founder, each Continuing Investor who holds an aggregate Equity Proportion of five per cent or more as at the Closing Date and UK PLC (in each case with such amendments as may be agreed by them or on their behalf); and

(l)

if there is any inconsistency between any definition set out in this Schedule 15 (Definitions and Interpretation) and a definition set out in any Clause or any other Schedule, then, for the purposes of construing that Clause or Schedule, the definition set out in that Clause or Schedule shall prevail.

3.	References to this Agreement include the recitals and any Schedules. The Schedules comprise schedules to this Agreement and form part of this Agreement.

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Signature

IN WITNESS WHEREOF this Agreement has been duly executed and delivered as a DEED on the date inserted on page 1 of this Agreement:

[Signature blocks to be inserted in due course]

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ANNEX E – FORM OF REORGANISATION WRAPPER DEED

AGREED FORM

_________________ 2026

CANADA PENSION PLAN INVESTMENT BOARD

as CPPIB Parent

DYUTI PRIVATE HOLDINGS INC.

as CPPIB WOS

WISEMORE ADVISORY PRIVATE LIMITED

COGNISIA INVESTMENT

THE CONTINUING INVESTORS

MR. SUMANT SINHA

as Founder

RENEW PRIVATE LIMITED

as RPL

RENEW ENERGY GLOBAL PLC

as UK Co

REORGANISATION WRAPPER DEED

E-1

-i-

THIS DEED is made on ____________ 20261

PARTIES:

(1)

CANADA PENSION PLAN INVESTMENT BOARD, a Canadian crown corporation organised and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40, whose registered office is at One Queen Street East, Suite 2500, Toronto, ON M5C 2W5, Canada, under corporation number 1108934-0 (CPPIB Parent);

(2)

DYUTI PRIVATE HOLDINGS INC., a company with limited liability incorporated under the laws of Canada and having its registered office at One Queen Street East, Suite 2500, Toronto, ON M5C 2W5, Canada (CPPIB WOS);

(3)	The Investors whose names and addresses are set out in Schedule 2 (the Continuing Investors);

(4)

WISEMORE ADVISORY PRIVATE LIMITED, a company incorporated under the provisions of the (Indian) Companies Act, 2013 and whose registered office is at 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009, India;

(5)	COGNISIA INVESTMENT, a partnership firm whose registered office is at 1017 B, Aralias, Golf Course Road, DLF Phase V, Gurgaon, Haryana-122009;

(6)	MR. SUMANT SINHA, passport number Z7764314 and presently residing at 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009, India (the Founder);

(7)

RENEW PRIVATE LIMITED, a company with limited liability incorporated under the Laws of India and having its registered office at 138, Ansal Chambers II, Bhikaji Cama Place, Delhi, India—110066 (RPL); and

(8)

RENEW ENERGY GLOBAL PLC, a public limited company incorporated in England and Wales with registered number 13220321 and having its registered office at c/o Vistra (UK) Ltd, Suite 3, 7th Floor, 50 Broadway, London, England, SW1H 0DB (UK Co),

each a party and together, the parties.

Words and expressions used in this deed (this Deed) shall be interpreted in accordance with Schedule 3 (Definitions and Interpretation).

WHEREAS:

(A)

Following the closing of the take-private of UK Co pursuant to the scheme of arrangement of UK Co dated [•] (Take-Private Completion): (i) CPPIB Parent, CPPIB WOS and the Founder Investor Group (together, the Consortium), together with the Continuing Investors, currently hold all of the shares in UK Co; and (ii) CPPIB Parent, the Founder Investor Group and UK Co currently hold all of the shares in RPL.

[1]	Deed to be executed offshore outside of India.

(B)

On or around Take-Private Completion, the Consortium, the Founder Investor Group, the Continuing Investors, UK Co and RPL, among others, entered into a shareholders’ agreement in respect of: (i) RPL; and (ii) UK Co (the SHA).

(C)

The Consortium, the Continuing Investors, UK Co and RPL are now entering into this Deed in order to set out their agreement in relation to the implementation of the reorganisation of the UK Co Group and RPL Group (as applicable) (the Reorganisation) in accordance with the reorganisation steps set out in Part B (The Reorganisation) of the Legal Steps Plan attached as Schedule 1 of this Deed (the Reorganisation Steps), which, for the avoidance of doubt, includes steps relating to the grant of equity awards by RPL to replace outstanding equity awards granted by UK Co.

1.	Implementation of the Reorganisation

1.1

Subject to the terms of this Deed and the specific obligations of the parties in relation to the implementation of certain of the Reorganisation Steps as set out in Clauses 2 to 6, each party hereby agrees, undertakes and/or consents (as appropriate) for all purposes that:

(a)

the Reorganisation Steps shall be, and the parties shall use their reasonable endeavours to procure so far as they are legally able (to the extent applicable using the shareholder or contractual rights, or other legal rights, available to them and provided that the relevant party shall not have to incur unreasonable costs) that the Reorganisation Steps are implemented and completed:

(i)

within the timelines and in the order set out in this Deed (taking into account where steps are expressed to be subject to a preceding step being effected and where steps are expressed to be implemented simultaneously); and

(ii)

in accordance with or having regard to (as applicable in the circumstances), the legal, regulatory and tax analysis set out in the Legal Steps Plan and the Tax Structure Paper in relation to each such Reorganisation Step;

(b)

it shall use its reasonable endeavours to agree the form of any Reorganisation Document to which it is a party, and which is not in Agreed Form as at the date of this Deed, provided that CPPIB Parent and/or CPPIB WOS provide the other parties with the first draft of such Reorganisation Document;

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(c)

it shall use reasonable endeavours to procure so far as it is legally able (to the extent possible using the shareholder or contractual rights, or other legal rights, available to it and provided that the relevant party shall not have to incur unreasonable costs) that any lawful ancillary action which is reasonably necessary or desirable to give effect to the Reorganisation Steps (including the provision of any information in that party’s possession or reasonably obtainable by it, as is reasonably required to give effect to the Reorganisation Steps), the execution of any document, voting in favour of any shareholder resolutions and/or board resolutions, or giving any consents to the holding of general meetings or board meetings on shorter notice) shall be so taken by the relevant party and/or such party’s Affiliate(s) as required, provided that nothing in this Clause 1.1(c) shall require any relevant party to provide any information:

(i)	in connection with the Clearance that is not strictly necessary for the purposes of preparing and taking any steps as are necessary or expedient in connection with obtaining the Clearance;

(ii)

that is not in such party’s possession or reasonably obtainable by such party, although if any such information is required for the granting of the Clearance such party will use all reasonable endeavours to obtain it; or

(iii)	that such party is not permitted to provide pursuant to applicable Law or that is subject to any legal privilege in favour of such party.

2.	Implementation of Step 1

2.1	For the purposes of the implementation of Step 1, simultaneously with the execution of this Deed, the Consortium, the Continuing Investors, UK Co and RPL shall enter into the SHA.

3.	Implementation of Step 2

3.1

For the purposes of the implementation of Step 2, the parties shall procure so far as they are legally able (to the extent applicable using the shareholder or contractual rights, or other legal rights, available to them provided that a Continuing Investor shall not have to incur any unreasonable costs) that following Take-Private Completion and the delisting of UK Co Shares becoming effective in accordance with applicable Law, UK Co:

(a)

convenes a general meeting of the shareholders of UK Co (the UK Co General Meeting) at which meeting, each member of the Consortium and each Continuing Investor undertakes to vote in favour of the resolutions required to give effect to Step 2, including, without limitation:

(i)	the re-registration of UK Co as a private limited company in accordance with Step 2(b)(1);

(ii)

the adoption of new articles of association in connection with Step 2b)(1) and which give effect to the 30 per cent rule structuring in respect of UK Co, variation of rights of Class C Shares and provision of non-pro rata distributions, in each case as approved in accordance with the Reorganisation Steps;

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(iii)	the redemption of the 50,000 UK Co preference shares of £1 each held by Neerg Energy (Neerg Energy Preference Shares) in accordance with Step 2(b)(2); and

(b)	following the UK Co General Meeting, shall:

(i)	give not less than two Business Days’ notice to Neerg Energy for the redemption and cancellation of the Neerg Energy Preference Shares; and

(ii)

deliver to the UK registrar of companies such documents and/or forms as may be required under applicable Law in relation to, or to give effect to, the resolutions approved at the UK Co General Meeting.

4.	Implementation of Steps 3(a) and 3(b)

4.1

For the purposes of the implementation of Step 3(a), CPPIB Parent acknowledges that, as soon as reasonably possible after the Take-Private Completion but prior to the settlement of the Diamond II Loan Amount Outstandings:

(a)

subject to Clause 4.1(b), CPPIB WOS or one of CPPIB Parent’s Affiliates shall subscribe unconditionally in cash for UK Co Shares for such aggregate amount as determined by CPPIB WOS or one of CPPIB Parent’s Affiliates and UK Co to facilitate the implementation of the Reorganisation (the Initial Investment Amount) at a price per UK Co Share equal to: (i) to the extent permissible under applicable Law, the Take-Private Price; or (ii) to the extent that applicable Law dictates that the subscription must occur at a price other than the Take-Private Price, then at a price as close as is permissible under applicable Law to the Take-Private Price, with such amounts to be transferred by CPPIB WOS or one of CPPIB Parent’s Affiliates to UK Co by way of electronic transfer to such account or in such other necessary manner as notified by the board of UK Co;

(b)

each Continuing Investor shall have the right to subscribe for its Equity Proportion of the Initial Investment Amount in accordance with Schedule 1 (Pre-emption on Issue) to the SHA and, if a Continuing Investor exercises this right, CPPIB Parent’s and CPPIB WOS’ respective Equity Proportions of the Initial Investment Amount shall be reduced by the amount of UK Co Shares subscribed for by the Continuing Investor in exercising its right under this Clause 4.1(b); and

(c)

CPPIB WOS or one of CPPIB Parent’s Affiliates (as applicable) and the Continuing Investors shall use their respective reasonable endeavours (in their capacity as shareholders of UK Co) to procure so far as they are legally able that UK Co shall:

(i)

procure that a shareholders’ meeting of UK Co is held at which the board of UK Co is authorised to issue and allot the UK Co Shares referred to in Clause 4.1(a) to CPPIB WOS or CPPIB Parent’s Affiliates (as applicable) and, if applicable, to any Continuing Investor that exercises its pre-emption rights in respect of the Initial Investment Amount in accordance with the SHA;

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(ii)

allot and issue, credited as fully paid, the UK Co Shares referred to in Clause 4.1(a) to CPPIB WOS or one of CPPIB Parent’s Affiliates (as applicable) and, if applicable, to any Continuing Investor that exercises its pre-emption rights in respect of the Initial Investment Amount in accordance with the SHA, subject to the amounts referred to in Clause 4.1(a) having been paid in full by CPPIB WOS or one of CPPIB Parent’s Affiliates; and

(iii)

subject to the amounts referred to in Clause 4.1(a) having been paid in full by CPPIB WOS or one of CPPIB Parent’s Affiliates, enter the name of CPPIB WOS or one of CPPIB Parent’s Affiliates (as applicable) and, if applicable, any Continuing Investor in its register of members as the registered holders of such UK Co Shares, provided that a Continuing Investor shall not have to incur any unreasonable costs.

4.2

As soon as reasonably practicable following receipt by UK Co of the amounts referred to in Clause 4.1(a) and in any event prior to the Collapse, UK Co shall implement Step 3(b) by: (i) delivering notice pursuant to clause 2.2 of the Unsecured Loan Agreement of its intention to repay all outstanding amounts, including accrued and unpaid interest thereon (if any) and any gross-up obligations in respect of Tax, under the Unsecured Loan Agreement in full (the Diamond II Loan Amount Outstandings); and (ii) within five Business Days of delivering such notice, utilising such amounts to repay the Diamond II Loan Amount Outstandings. The Consortium and the Continuing Investors shall procure so far as they are legally able (to the extent applicable using the shareholder or contractual rights, or other legal rights, available to them), provided that a Continuing Investor shall not have to incur any unreasonable costs, that the UK Co Group shall take such steps as are set out in this Clause 4.2 in order to repay the Diamond II Loan Amount Outstandings.

5.	Implementation of Step 4

5.1

For the purposes of implementing Step 4 (the Collapse), the parties hereby undertake and agree, acting reasonably and in good faith, to work together, as soon as reasonably possible after the date of this Deed and in any event in sufficient time to enable the Collapse to be implemented within the timelines set out in the Reorganisation Steps, to finally determine the form of the Reorganisation Documents required to implement and complete the Collapse (the Collapse Reorganisation Documents), provided that CPPIB Parent and/or CPPIB WOS provide the other parties with the first drafts of such Collapse Reorganisation Documents.

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5.2	The parties hereby agree that the Collapse Reorganisation Documents shall contain the key terms and obligations, or otherwise be consistent with the provisions, set out in Clauses 5.3 to 5.12 below.

Sale and Purchase

5.3

On the Collapse Closing Date, CPPIB WOS, CPPIB Parent and the Continuing Investors shall procure so far as they are legally able (to the extent applicable using the shareholder or contractual rights, or other legal rights, available to them) that UK Co shall sell:

(a)

to CPPIB WOS, and CPPIB WOS shall purchase, such number of RPL Shares that is equal to CPPIB Parent and CPPIB WOS’ respective Equity Proportions at the Collapse Closing Date of the UK Co Owned RPL Shares (the CPPIB Collapse Shares); and

(b)

to the Continuing Investors, and the Continuing Investors shall purchase, such number of RPL Shares that is equal to each Continuing Investor’s Equity Proportion at the Collapse Closing Date of the UK Co Owned RPL Shares (the Continuing Investor Collapse Shares),

in each case, with full title guarantee and free from all Encumbrances, together with all rights and legal and beneficial interests attaching to them, at a price per RPL Share equal to the Collapse Price.

5.4	The parties acknowledge and agree that:

(a)

in calculating the number of the CPPIB Collapse Shares and the Continuing Investor Collapse Shares, the number of the CPPIB Collapse Shares and the Continuing Investor Collapse Shares shall be rounded to the nearest whole share such that the transfers referred to in Clause 5.3(a) shall result in the transfer of 100 per cent of the UK Co Owned RPL Shares by UK Co; and

(b)	the allocation of RPL Shares to CPPIB WOS and the Continuing Investors shall be done such that each of them receives its proportionate share of each Tranche;

Consideration and Price

5.5	The consideration payable for:

(a)

the CPPIB Collapse Shares shall be a cash amount equal to the Collapse Price multiplied by the aggregate number of CPPIB Collapse Shares, such cash amount to be left outstanding as at Collapse Closing and recorded on the balance sheet of UK Co as a receivable due from CPPIB WOS to UK Co (the CPPIB Collapse Receivable); and

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(b)

the Continuing Investor Collapse Shares shall be a cash amount equal to the Collapse Price multiplied by the aggregate number of Continuing Investor Collapse Shares held by each Continuing Investor from time to time (a Collapse Receivable Amount), such Collapse Receivable Amount to be left outstanding as at Collapse Closing and recorded on the balance sheet of UK Co as receivables due from each of the Continuing Investors to UK Co (each a Continuing Investor Collapse Receivable and, together with the CPPIB Collapse Receivable, the Collapse Receivables),

provided that, to the extent that withholding Taxes are payable in respect of the payment of consideration in relation to the Collapse, the mechanism for discharging such withholding Taxes (if applicable) shall be mutually agreed between the parties and recorded in the Collapse Reorganisation Documents.

Pre-Closing Undertakings

5.6

Prior to the Collapse Closing Date, each Investor proposing to hold shares in RPL shall set up and activate a dematerialised account with National Securities Depository Limited and/or Central Depository Services Limited, through a depositary participant.

5.7

Prior to the Collapse Closing Date, the Consortium and the Continuing Investors shall procure so far as they are legally able (to the extent applicable using the shareholder or contractual rights, or other legal rights, available to them) that UK Co shall:

(a)

provide such information, cooperation and assistance as is required by each Investor in connection with the setup of the dematerialised accounts referred to in Clause 5.6 and the procurement of their relevant PAN and TDCA each as referred to and defined in Clause 5.11;

(b)

procure that a valuation report in a form agreed between UK Co and CPPIB WOS is prepared by a SEBI registered merchant banker or chartered accountant, in respect of the value of the CPPIB Collapse Shares and the Continuing Investor Collapse Shares proposed to be transferred in accordance with Clause 5.3 as at the date of completion of such transfers, to the reasonable satisfaction of CPPIB WOS so far as the report pertains to the value of the shares being transferred to them, in accordance with the provisions of Sections 79/92(2)(m) of the IT Act in the manner as prescribed under Rule 57 of the Income Tax Rules, 2026, evidencing that the consideration payable by CPPIB WOS and the Continuing Investors for the purchase of the CPPIB Collapse Shares and the Continuing Investor Collapse Shares respectively, is equal to or more than such value as determined in accordance with Rule 57 of the Income Tax Rules, 2026;

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(c)

if (and only if) such report is required by applicable Law, procure a valuation report in a form agreed between UK Co, CPPIB WOS and the Continuing Investors, acting reasonably, in respect of the value of the CPPIB Collapse Shares and the Continuing Investor Collapse Shares proposed to be transferred in accordance with Clause 5.3 as at the date of completion of such transfers supporting that each transfer will occur on an arm’s length basis and will be undertaken in compliance with applicable Law as applicable to CPPIB WOS and the Continuing Investors, as the case may be;

(d)

if applicable, procure a draft letter issued by a Big Four Accounting Firm in a form and substance satisfactory to CPPIB WOS and each of the Continuing Investors holding an aggregate shareholding of five per cent. or more of the total issued share capital of UK Co at the time of such issuance, acting reasonably, so far as the letter pertains to the shares being acquired by them, computing the amount (if any) of (i) capital gains Tax chargeable or leviable on UK Co pursuant to the transfers contemplated by Clause 5.3 and (ii) any Tax required to be withheld from the price payable to UK Co by CPPIB WOS and the Continuing Investors, respectively, as per the provisions of the IT Act, in each case prepared on the basis that any capital losses arising on the transfer of any Tranche of the UK Co Owned RPL Shares are set off against any capital gains arising on the transfer of any other Tranche of the UK Co Owned RPL Shares to the extent permitted under the IT Act, such letter to be executed on, and dated as of, the closing date of the transfers in respect of which it is prepared, together with a copy of a duty of care letter or reliance letter in favour of the transferee duly executed by the Big Four Accounting Firm that authored such letter (the Collapse Tax Memo);

(e)	procure that a draft report required under Section 499 of the IT Act (the Section 499 Report) is prepared and delivered to CPPIB WOS and the Continuing Investors; and

(f)

deliver to CPPIB WOS and the Continuing Investors all such information and details as may be required by CPPIB WOS and the Continuing Investors for the purpose of filing Form 145 and Form 146 under the IT Act, provided that a Continuing Investor shall not have to incur any unreasonable costs.

Conditions Precedent

5.8	The implementation of the Collapse shall be conditional on:

(a)	the implementation of Pre steps and Steps 1-3 of the Reorganisation Steps;

(b)	delivery by UK Co to CPPIB WOS and the Continuing Investors of:

(i)	the final version of the valuation report referred to in Clause 5.7(b);

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(ii)	(if applicable) the final version of the valuation report referred to in Clause 5.7(c);

(iii)	the final version of the Collapse Tax Memo;

(iv)	the final version of the Section 499 Report; and

(v)	the final version of the Form 146 referred to in Clause 5.7(f);

(c)

if and to the extent required any consents, approvals, clearances, confirmations, waivers, or licences required under any applicable Law (including those relating to foreign direct investment, or other regulatory or governmental approvals); and

(d)

delivery by UK Co and/or RPL, as applicable, of evidence in a form reasonably satisfactory to CPPIB WOS that all third-party consents, waivers or confirmations required in order to give effect to the Collapse have been obtained,

(together, the Collapse Closing Conditions).

5.9

CPPIB Parent, CPPIB WOS, the Founder Investor Group and the Continuing Investors may, jointly in writing, waive in whole or in part (to the extent permitted by applicable Law) any of the Collapse Closing Conditions.

Collapse Closing

5.10

Collapse Closing shall take place on such date that CPPIB WOS determines following the date on which each of the Collapse Closing Conditions has been fulfilled or waived in accordance with the Collapse Reorganisation Documents (the Collapse Closing Date).

5.11	At Collapse Closing:

(a)

the Consortium and the Continuing Investors shall procure so far as they are legally able (to the extent applicable using the shareholder or contractual rights, or other legal rights, available to them) that UK Co shall:

(i)	deliver a letter, in the form specified under applicable Law (the Confirmation Letter), to its depository along with the instructions pursuant to Clause 5.11(a)(ii);

(ii)

immediately issue an irrevocable and duly completed delivery instructions to its depository or custodian (as the case may be), duly executed by UK Co and instructing its depository participants to debit:

(A)	the CPPIB Collapse Shares from its depository participant account and credit such CPPIB Collapse Shares to the depository participant account of CPPIB WOS; and

(B)

the Continuing Investor Collapse Shares from its depository participant account and credit such Continuing Investor Collapse Shares to the depository participant accounts of the Continuing Investors; and

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in each case provide a copy of the acknowledgment provided by UK Co’s depository participant acknowledging receipt of such delivery instructions, to CPPIB WOS and the Continuing Investors (as applicable) (it being acknowledged that the consideration in respect of such transfers shall be left outstanding at Collapse Closing as contemplated in Clause 5.5);

(iii)	deliver to each of CPPIB WOS and the Continuing Investors (in each case, unless waived), a signed copy of the following documents, each dated as of the date of the Collapse Closing:

(A)	the executed version of the valuation report referred to in Clause 5.7(b);

(B)	(if applicable) the executed version of the valuation report referred to in Clause 5.7(c) (or certified copy thereof);

(C)	the executed copy of the Collapse Tax Memo (or certified copy thereof);

(D)	the executed copy of the Section 499 Report; and

(E)	an executed copy of Form 146 referred to in Clause 5.7(f);

(iv)

procure that the Confirmation Letter is provided by RPL to UK Co confirming that: (A) the proposed transfer of shares by UK Co to CPPIB WOS and the Continuing Investors to give effect to the Collapse is in accordance with the provisions of the (Indian) Companies Act, 2013; and (B) RPL has obtained necessary approvals for the transfer of shares by UK Co to CPPIB WOS and the Continuing Investors to give effect to the Collapse;

(v)	deliver to the Investors the relevant Permanent Account Number (PAN) of UK Co pursuant to section 262 of the IT Act;

(b)

each of the Investors shall use reasonable endeavours to procure and deliver to UK Co its relevant PAN and Tax Deduction and Collection Account Number (TDCA) to the extent necessary to comply with the IT Act;

(c)

the Consortium and the Continuing Investors shall procure (to the extent applicable using the shareholder or contractual rights, or other legal rights, available to them) that UK Co takes the steps set out in this Clause 5.11(a) to give effect to the Collapse Closing;

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(d)	RPL shall:

(i)	provide the Confirmation Letter to UK Co;

(ii)	upon completion of the action set out in Clause 5.11(a)(i):

(A)

convene and hold a meeting of the board of directors of RPL, to: (V) take on record and accept the resignation of the identified directors from the board of directors of RPL; (W) approve the appointment of directors nominated by CPPIB WOS (the CPPIB Directors) on the board of directors of RPL; (X) take on record the transfer of the UK Co Owned RPL Shares from UK Co to CPPIB WOS and the Continuing Investors; (Y) approve new articles of association of RPL, which, among other things, will contemplate and provide for the specific rights attaching to the CPPIB Collapse Shares and the Continuing Investor Collapse Shares (the Post-Collapse RPL Articles); and (Z) approve the convening of an extraordinary general meeting of the shareholders of RPL at shorter notice; and

(B)

at the extraordinary general meeting referred to in (A) above, the members of the Founder Investor Group (as applicable), CPPIB WOS and the Continuing Investors each undertake to vote in favour of the resolution to approve the appointment of CPPIB Directors on the board of directors of RPL and adopt the Post-Collapse RPL Articles, provided that a Continuing Investor shall not have to incur any unreasonable costs; and

(iii)

make the necessary filings for: (A) the shareholders’ meeting of RPL; and (B) reporting the appointment of CPPIB Directors, in each case, with the Registrar of Companies in Form MGT-14 and Form DIR-12, respectively, in accordance with the (Indian) Companies Act, 2013.

Stamp Duty

5.12	Any stamp duty payable in relation to the transfer of the CPPIB Collapse Shares and the Continuing Investor Collapse Shares shall be borne by UK Co.

6.	Implementation of Step 5

Step 5(a) – The UK Co Reduction of Capital

6.1

Following the Collapse, UK Co shall, pursuant to section 641 of the Companies Act 2006, reduce its share premium account by way of a reduction of the nominal capital of all UK Co Shares in order to create sufficient distributable reserves to enable UK Co to assign the Collapse Receivables as contemplated pursuant to Step 5(C) (the UK Co Reduction of Capital) and in accordance with the relevant Reorganisation Documents.

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Step 5(b) – Repurchase of the Class B Share and the Class D Share

6.2

For the purposes of the implementation of Step 5(b) (the Class B and Class D Share Repurchase), the parties shall procure so far as they are legally able (to the extent applicable using the shareholder or contractual rights, or other legal rights, available to them) that following the UK Co Reduction of Capital, UK Co:

(a)

convenes a general meeting of the shareholders of UK Co (the UK Co Share Repurchase General Meeting) at which meeting, each member of the Consortium undertakes to vote in favour of the resolutions required to give effect to Step 5(b), including, without limitation:

(i)	the amendment of the UK Co Articles to reflect the removal of the Class B Share and Class D Share; and

(ii)	the buyback and cancellation of the Class B Share and the Class D Share;

(b)	following the UK Co Share Repurchase General Meeting:

(i)	executes the relevant Reorganisation Documents in order that the Class B and Class D Share Repurchase may take effect; and

(ii)

delivers to the UK registrar of companies such documents and/or forms as may be required under applicable Law in relation to, or to give effect to, the resolutions approved at the UK Co Share Repurchase General Meeting, provided that a Continuing Investor shall not have to incur any unreasonable costs.

(c)	if the Class B and Class D Share Repurchase occurs in the same accounting period as the Collapse Closing, UK Co shall procure and provide to the holders of the Class B Share and the Class D Share:

(i)

on a date as close as is reasonably practicable to the date of completion of the Class B and Class D Share Repurchase or such other date as agreed between UK Co and CPPIB WOS, in writing, each acting reasonably, the valuation report, in the manner and form set out in Clause 5.7(b), updated in respect of the value of the Class B Share and Class D Share proposed to be repurchased under Clause 6.2, as at the date of completion of the Class B and Class D Share Repurchase;

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(ii)

if required by applicable Law, procure a valuation report in a form agreed between UK Co, the Consortium and the Continuing Investors, acting reasonably, in respect of the value of the Class B and Class D Shares proposed to be repurchased and cancelled in accordance with Clause 6.2, as at the date of completion of the Class B and Class D Share Repurchase, supporting that each transfer pursuant to the Class B and Class D Share Repurchase is being undertaken on an arm’s length basis and in compliance with applicable Law; and

(iii)

a valuation report on a reliance basis by a qualified accounting firm of appropriate reputation and standing in the form and substance reasonably acceptable to CPPIB WOS, setting out the value derived by UK Co from India in accordance with section 9 of the IT Act read with Rule 11 and Rule 12 of the Income Tax Rules, 2026.

Step 5(c) – Distribution of the Collapse Receivables

6.3

For the purposes of implementing Step 5(c), from Collapse Closing, until such time as UK Co has assigned to the Investors 100 per cent of the benefit of the Collapse Receivables, so far as it is legally able, UK Co shall distribute to the Investors, in accordance with their respective Equity Proportions as at the date of the relevant distributions, all of UK Co’s profits lawfully available for distribution in each quarter of each Financial Year (such distributions to occur as soon as practicable after the end of the relevant quarter or such other date as may be agreed in writing by the Investors, acting reasonably).

6.4	In order to settle and pay any distribution declared by UK Co pursuant to Clause 6.3 from time to time (each, a Distribution), UK Co shall assign to each Investor its Collapse Receivable Amount.

6.5	Each Investor of UK Co shall, so far as it is legally able, exercise its rights and powers in relation to UK Co to procure that:

(a)

so far as it is legally able and subject to Clause 6.6, UK Co takes all reasonable steps to maximise the amount of its distributable reserves from time to time (including by way of the UK Co Reduction of Capital); and

(b)	all resolutions for the declaration or payment of Distributions, and the creation of any distributable reserves (including by way of UK Co Reduction of Capital), are duly passed by UK Co.

6.6

When determining whether to declare and/or pay any Distributions or take any steps to maximise the amount of the distributable reserves of UK Co, the directors of UK Co shall at all times act reasonably and in accordance with their common law, statutory and fiduciary duties in relation to any judgements to be exercised by them.

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7.	Implementation of Step 6

7.1

The parties agree that after Collapse Closing, the intention is for UK Co to be wound up (the UK Co Liquidation) and agree to, subject to the UK Co Liquidation being approved by the board of UK Co, do all other acts or things as they in their absolute discretion consider reasonably necessary, desirable or expedient to give effect to or in connection with the UK Co Liquidation, including without limitation negotiating, approving, executing and delivering any document related or ancillary to the UK Co Liquidation pursuant to a members’ voluntary liquidation.

8.	Other general provisions

8.1	Termination

(a)	If the SHA terminates in accordance with its terms, then this Deed shall automatically terminate (other than the Surviving Provisions).

(b)

Upon any member of the Consortium or the Continuing Investors ceasing to be a party to the SHA, in accordance with the terms of the SHA, it shall, subject to Clause 8.1(c), cease to be a party for the purposes of this Deed.

(c)	The termination of this Deed shall not:

(i)	relieve any party from any liability or obligation for any matter, undertaking or condition which has not been done, observed or performed by that party before its withdrawal or termination; or

(ii)	affect the parties’ accrued rights and obligations as at the date of termination.

8.2	Non-public Information

(a)

Nothing in this Deed shall require Platinum, the Abu Dhabi Investment Authority (ADIA), or any of its or their affiliates, the Government of Abu Dhabi or any entity directly or indirectly owned by the Government of Abu Dhabi to disclose or provide, or procure the disclosure or provision of, to any person (including, for the avoidance of doubt any regulatory or governmental authority) any non-public information (including any non-public financial information): (a) relating to ADIA, its affiliates, any of its direct or indirect shareholders or ultimate beneficial owners, or any current or former directors or officers of any of the foregoing, or (b) in respect of the current or former directors or officers of, or any investments held by, any other entity (other than ADIA and its subsidiaries) ultimately owned by the Government of the Emirate of Abu Dhabi, if such information exceeds the scope and type of information that Platinum or ADIA have previously provided to such regulatory or governmental authority in connection with obtaining regulatory approvals for transactions similar in nature to the transactions contemplated by the Reorganisation Steps.

(b)

Nothing in this Deed shall require JERA Power RN B.V., or any of its affiliates, to disclose any information about Tokyo Electric Power Company or Chubu Electric Power, although if any such information is required by the Competition Commission of India for grant of its approval of the Reorganisation, JERA Power RN B.V. shall use all reasonable endeavours to obtain such information.

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8.3	Application of terms of SHA

The terms of clauses 33 (Confidentiality), 35 (Announcements), 36 (Notices), 37 (Warranties), 39 (Anti Bribery and Corruption and Anti-Money Laundering), 40 (Sanctions), 41 (Costs and interest), 42 (Whole agreement), 43 (Legal Relationship), 44 (Assignment), 45 (Variations), 46 (Invalid terms), 47 (Enforceability, rights and remedies), 49 (Counterparts), 50 (Governing law) and 51 (Dispute Resolution) of the SHA, and any defined terms used therein, shall apply mutatis mutandis among the parties to this Deed and shall be deemed to form part of this Deed.

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Schedule 1

Reorganisation Steps

Legal Steps Plan Overview

Step	Description
Part A – The Take-Private
Pre-Step	Execution of Transaction Documents
Pre-Step	Take Private Process
1.	Implementation of Take-Private

Part B – The Reorganisation
2.	Re-registration of UK Co as a private limited company
3.	Primary investment in UK Co to facilitate the Reorganisation
4.	Collapse of UK Co
5.	Reduction of Capital, buyback and Distribution of Collapse Receivables by UK Co
6.	Winding up of UK Co

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Legal Steps Plan

Part A – The Take-Private

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Pre-steps: Execution of Transaction Documents

Execution of Transaction Documents

1.	Transaction Agreement Transaction Agreement to be executed	N/A	CPPIB[1] Founder UK Co	N/A

2.	Agreed Form Documents	To be in agreed form on signing of the Transaction Agreement

Following documents expected to be in agreed form at time of signing transaction document:

•

RPL Shareholders’ agreement

•

This Legal Steps Plan (which will be appended to the Reorganisation Deed to be executed upon Take-Private Completion)

•

Template Irrevocable Undertaking (Shareholder)

•

Structure paper

•

Founder Service Agreement

•

Appointer deed

3.	Irrevocable Undertakings Irrevocable undertakings to be executed	To be signed simultaneously with the Transaction Agreement	CPPIB ADIA Jera	N/A

[1]	Take-Private and certain other steps contemplated by this document to be implemented by CPPIB shall include any of its wholly-owned subsidiaries or affiliates.

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
4.	13D/A for Transaction Agreement and the Irrevocable Undertakings	On the same business day (after market close) as the signing of the Transaction Agreement and the irrevocable undertakings	CPPIB	To attach the Transaction Agreement and the Irrevocable Undertakings and contain a summary of the key terms therein.
Pre-Steps Take Private Process
SEC Process
5.	Submission of 13E-3 to SEC	Submission to be made and SEC approval to be received before posting of Scheme Document to UK Co shareholders	UK Co CPPIB Founder

13E-3 is a US securities shareholder disclosure document designed to provide additional disclosure in take-private transactions involving an existing shareholder. It will reference contents of the scheme document and will not functionally be a different document. An undated version of the Scheme Document will be an exhibit to the initial 13E-3 filing.

The SEC may choose to review and comment on the filing, and if they do, the commenting process can take anywhere between 5 to 10 weeks, depending on the extent of comments and speed of response.

Once all SEC comments are resolved, the 13E-3 and Scheme Document can be finalised and the Scheme Document can be posted to UK Co shareholders.

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Scheme of Arrangement Process[2]
6.	Direction Hearing to be held	Following receipt of approval of the Scheme Document from the SEC	UK Co CPPIB Kings Counsel[3]

Documents[4] required for the Direction Hearing include:

•

Claim form

•

Application for Directions Hearing

•

First witness statement

•

Draft order

•

Proxy forms for Court and Shareholder Meetings

•

Scheme Document

•

Verification notes for Scheme Document

7.	Paying Agent Agreement	To be in agreed form prior to publication of Scheme Document	CPPIB Computershare

8.	Scheme Document to be published	Following the Directions Hearing	UK Co CPPIB

[2]

The UK PLC warrants expire on 23 August 2026 and it is assumed the sanction hearing will take place after this date such that the warrants shall expire in accordance with their own terms. This steps plan therefore does not include any steps in relation to outstanding UK Co warrants.

[3]	Andrew Thornton KC has again been instructed as Scheme counsel for the matter.
[4]	Scheme documents to reflect the depositary structure as needed.

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
9.	Proposals on outstanding equity awards to be distributed to awardholders	On or shortly after publication of Scheme Document	UK Co

Proposal to include:

•

Cover letter explaining treatment of awards

•

Notice of exercise for Non-Resident Awards, Accelerated ITM Awards and Vested ITM Awards

•

Consent to replace (i) unexercised Accelerated ITM Awards and Vested ITM Awards, and (ii) Near Vested ITM Awards

•

Bespoke documentation for Founder

10.	General Meeting and Court Meeting (i.e., the shareholder meetings) to be held	No sooner than 20 days after publication of the Scheme Document	UK Co

Approval of the Scheme requires a positive vote of: (i) majority in number; and (ii) 75% in value of members present and voting in person or by proxy.

Documents required for the shareholder meetings include:

•

Chair’s scripts for court and shareholder meetings

•

Copies of UK Co resolutions for court and shareholder meetings to approve Scheme

•

Proxy forms for shareholder meetings to approve Scheme

•

Poll cards for court and shareholder meetings

•

UK Co amended articles

•

Minutes of Court and shareholder meetings

•

Announcement of the results of the court convened shareholder meetings

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
11.

30% Rule Structuring[5]

Articles of UK Co and RPL to be amended to include 30% Rule provisions.

Reorganisation Documents

•

Articles of UK Co to be amended to reflect Appointer Structure

•

SHA

•

Appointer Deeds to be executed by each shareholder in UK Co, waiving residual appointment rights

•

Special resolution of UK Co shareholders to approve amendment of Articles

•

Articles of RPL to be amended to include CPPIB irrevocable waiver

		As part of General Meeting (see Row 10 above)	UK Co

At UK Co level, the “Appointer Structure”[6] will be implemented as part of the General Meeting (see Row 10 above) that will take place before Take-private Completion to ensure compliance with the 30% Rule.

To ensure compliance with the 30% Rule at RPL level after the Collapse, the RPL articles will include an irrevocable waiver from CPPIB of its right to exercise the director voting rights attaching to the shares it holds in RPL such that CPPIB’s percentage equity stake in RPL does not exceed 30% of the total votes that may be cast for the election, appointment and/or removal of directors of RPL (thus limiting CPPIB’s director voting power to 30% at all times).

[5]

CPPIB is a Canadian Crown Corporation created by statute. Under Section 13 of the Canada Pension Plan Investment Board Regulations, SOR/99-190, CPPIB may not, directly or indirectly, invest in the securities of a corporation to which are attached more than 30% of the votes that may be cast to elect the directors of that corporation (the 30% Rule).

[6]	The “Appointer Structure” works as follows:

a)

the right to vote for the election / appointment and removal of directors shall be removed from all shares of UK Co by expressly stating in the articles of association of UK Co that none of the securities issued by UK Co carry any right to appoint, elect, remove or replace (or to vote for the appointment, election, removal or replacement of) the directors of UK Co; rather, the sole and exclusive rights to do so vests in one or more named entities (the Appointer(s));

b)

CPPIB and each other shareholder in UK plc having director appointment rights will appoint an Appointer. These Appointers can be any affiliated entity of the applicable shareholders that does not directly own (legally or beneficially) any securities in UK Co (e.g., CPPIB’s Appointer will be a subsidiary of CPPIB). For completeness, a shareholder cannot act as its own Appointer;

c)

the articles of association of UK Co will provide for the maximum number of directors that each Appointer may appoint. The SHA will clarify the actual number of directors that each Appointer can appoint based on the shareholder ownership and how the appointment numbers may change based on ownership changes. The SHA will also include a covenant that the shareholders will amend the articles of association of UK Co to the extent needed to reflect the governance arrangements agreed to in the SHA; and

d)

A short deed will additionally be entered into pursuant to which the shareholders agree in favour of the Appointers not to exercise any such rights under the local corporate law statute and/or common law that would be inconsistent or conflict with the Appointers’ sole and exclusive right(s) to appoint and remove the directors as reflected in the articles,

(the structure described above being the Appointer Structure).

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
12.

Variation of class rights of Class C shares

Articles of UK Co to be amended to vary rights of Class C shares.

Reorganisation Documents

•

Form SH12

•

Articles of UK Co to be amended to reflect updated rights of Class C shares

•

Special resolution of UK Co shareholders to approve amendment of Articles

•

CPPIB consent will be recorded in writing through a special resolution.

		As part of General Meeting (see Row 8 above)	UK Co

The effect of the variation of class rights will be that the Class C shares will have the same, or substantially equivalent, rights to the Class A shares.

Once completed, UK Co will need to file Form SH12 with Companies House within 28 days.

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
13.

Variation of Articles of UK Co to permit non-pro rata distributions

Articles of UK Co to be amended to enable Step 5(c) to occur.

Reorganisation Documents

•

Articles of UK Co to be amended to reflect updated rights of Class C shares

•

Special resolution of UK Co shareholders to approve amendment of Articles

		As part of General Meeting (see Row 8 above)	UK Co	The effect of the amendment will be that the distributions contemplated by Step 5(c) (Distribution of Collapse Receivables by UK Co to Consortium members and Continuing Investors) may take place on a non-pro rata basis.

14.	Conditions under Transaction Agreement to be satisfied or waived	CPPIB will be required to formally confirm that all Conditions have been either satisfied or waived prior to the Court Sanction Hearing	UK Co CPPIB Founder

Transaction Agreement shall include the full list of Conditions.

It is expected that the consent required under the Group’s financing arrangements with Natixis will be obtained prior to Take-private Completion.

Antitrust approvals

Antitrust approvals from various jurisdictions specified in the Transaction Agreement will need to be obtained prior to take-private completion, including by way of a single consolidated notification / filing to the Competition Commission of India. This will also include any antitrust approvals required in connection with the Collapse (including all intermediate steps and transactions) on account of the steps in the transaction being highly dependent and interlinked.

Approval requirements

Consent / intimations (as applicable) under various contracts to be obtained / provided for the Take-private process, including for the delisting of UK Co and other related matters.

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
15.	Valuation report(s) UK Co to obtain valuation report required under the Indian Income Tax Act 2025 and the Indian Income Tax Rules, 2026.	Before or at the time of publishing of the Scheme Document (and if required due to time gap or significant events, an updated report to be obtained at the time of implementation of the Take-private under step 1)	UK Co

Court Sanction Hearing
16.	Sanction Hearing	Following satisfaction or waiver of all the Conditions set out in the Transaction Agreement and shareholder approval following General Meeting and Court Meeting.	UK Co CPPIB King’s Counsel

Documents required for the Sanction Hearing include:

•

Report of the Chair on the results of the Court Meeting

•

Scrutineer’s certificate for purpose of Chair’s report for court meeting and shareholder meeting

•

Second witness statement of the Chair requesting the Court to make the order sanctioning the scheme, attaching relevant exhibits

•

Witness Statement of Computershare confirming dispatch of the list of shareholders confirming dispatch of the list of shareholders of UK Co at the record date to the Printers

•

Witness Statement of Printers confirming the dispatch of the Scheme Document to the shareholders

•

Draft order

•

Skeleton argument

•

Undertaking to be bound by the Scheme

•

Undertaking of CPPIB to pay stamp duty

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
17.	Settlement of all ordinary course exercise of awards	Prior to Scheme Record Time	UK Co	• All awards exercised in the ordinary course to be settled prior to Scheme Record Time, to the extent they will be settled in Shares, to ensure that the resulting Shares constitute Scheme Shares.

Filing of court order with Companies House
18.

Filing of Sanction Hearing Court Order with Companies House

The Scheme of Arrangement will become effective, and the Take-private Completion will occur, on the date that the Court Order is filed with Companies House.

		Generally, within 1 or 2 Business Days’ of the Sanction Hearing	UK Co CPPIB	• Payment of stamp duty by CPPIB will follow upon Take-private Completion

Step 1: Implementation of Take-Private

Step 1(a) Acquisition of free float by CPPIB
19.	Acquisition of free float by CPPIB On Take-private Completion, CPPIB will acquire the free float pursuant to the Scheme of Arrangement.	On Take-private Completion	CPPIB	Take-private Completion not expected to trigger a mandatory repayment event under the Group’s financing arrangements (subject to confirmation with UK Co).

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
20.	Shareholders Agreement to be executed Consortium, RPL,UK Co and Continuing Investors (via PoA) to execute the SHA	To be in agreed form by signing of the Transaction Agreement To be executed on Take-private Completion	Consortium UK Co RPL Continuing Investors (via PoA)

21.	Reorganisation Deed to be executed Consortium, Continuing Investors (via PoA), RPL and UK Co to execute the Reorganisation Deed	To be executed on Take-private Completion	Consortium UK Co RPL Continuing Investors (via PoA)

22.	Appointer Deed to be executed CPPIB and each other shareholder(s) having director appointment rights in UK Co to execute the Appointer Deed	To be in agreed form by signing of the Transaction Agreement To be executed on Take-private Completion	CPPIB Shareholder(s) having director appointment rights in UK Co

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
23.

RPL articles to be amended

The articles of association will be amended and restated to incorporate the provisions of the Shareholders’ Agreement and authorise issuance of shares pursuant to ESOPs under the RPL option plans.

		Amended articles to be adopted on Take Private Completion, with certain articles coming into effect from Collapse Closing.	UK Co RPL CPPIB	Documents required for adopting the restated RPL articles: • RPL board resolution • RPL shareholders’ resolution

24.	Adoption of RPL option plans and approval of grants	Subject to obtaining the requisite shareholder approvals, within 5 business days following the Take-private Completion	RPL

•

RPL board resolutions to: (i) approve and adopt the RPL Founder Share Option Plan and RPL New Share Option Plan, subject to the approval of the shareholders; (ii) subject to receipt of shareholders’ approval for items at (i), authorise the board or committee to grant options pursuant to such plans.

•

Consent forms for convening shareholders’ meeting at shorter notice

•

Template Award Agreements

•

List of grants

(See also rows 27 and 28)

25.	Founder Service Agreement to be executed	To be in agreed form by signing of the Transaction Agreement	RPL Founder	This can be executed at any time following signing of the Transaction Agreement. The effectiveness of the agreement is conditional upon Take-private Completion.

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Step 1(b) Termination of Founder Share Awards and issuance of new RPL Share awards
26.

Founder Share Awards to be terminated and new Share Awards to be issued in RPL

Action

Founder Share Options, RSUs and PBUs to be terminated upon Take-private Completion, and new RPL awards to be issued on equivalent terms (and subject to applicable Indian laws).

Documents

•

RPL Founder Share Option Plan

•

Template award agreement

		Cancellation of existing options on Take-private Completion. Issuance of new RPL awards within 5 business days following Take-private completion.	UK Co RPL

Founder will have agreed to the treatment of his equity awards.

A separate Founder-specific option plan is required for Indian law reasons.

UK Co board resolutions to confirm cancellation of Founder Share Awards subject to grant of new RPL awards.

Step 1(c) Termination of Employee Share Awards and issuance of New Employee Share Awards
27.

Employee Share Awards to be terminated and New Employee Share Awards to be issued by RPL on equivalent terms

Action

Employee Share Options, RSUs and PBUs to be terminated upon Take-private Completion.

•

Unexercised Accelerated ITM Awards and Vested ITM Awards to be replaced with RPL awards with a 1-year vesting period

•

Near Vested ITM Awards to be replaced with RPL awards with a 1-year vesting period

•

All other ITM Awards to be replaced with equivalent RPL awards

•

Underwater Options to be replaced with RPL awards

Documents

•

RPL New Share Option Plan

•

Template award agreement

		Cancellation of existing options on Take-private Completion. Issuance of new RPL awards within 5 business days following Take-private Completion.	UK Co RPL	Participant consent required (see Row 9) UK Co board resolutions to confirm cancellation of Employee Share Awards subject to grant of new RPL awards.

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Step 1(d) De-listing and de-registration of UK Co
28.	UK Co de-lists and de-registers its Class A Shares	Form 25 filed with SEC on Take-private Completion Form 15 filed with SEC at earliest ten days after Form 25 is filed Deregistration effective 90 days following filing of Form 15	UK Co

De-listing and de-registering in the U.S. require filing a Form 25 and a Form 15 with the SEC. Form 15 suspends registration.

The Form 25 is filed on Take-private Completion to effect the de-listing and commence the de-registration process. The earliest the Form 15 could be filed is ten days after the Form 25 is filed.

Step 1(e) – UK Co director changes
29.	UK Co director changes Directors to resign and new directors to be appointed in accordance with the UK Co SHA	On Take-private Completion	UK Co

Following documents expected to be in agreed form on Take-private Completion:

•

Director resignation letters

•

Director consent to act letters

•

Executive director service contracts

•

Non-executive director appointment letters

•

Companies House filings (TM01, AP01)

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Part B – The Reorganisation

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Step 2: Cash settlement of awards, re-registration of UK Co as a private limited company and redemption of Shares
Step 2(a) – cash settlement of awards
30.	Cash settlement of awards	As soon as practicable following Take-private Completion	UK Co CPPIB

•

Non-Resident Awards exercised prior to Scheme Record Time

•

Non-Resident Awards that remain unexercised

•

Accelerated ITM Awards and Vested ITM Awards, to the extent validly (i.e., subject to the cap) exercised

Step 2(b)(1) - Re-registration of UK Co as a private limited company
31.

UK Co to be re-registered as a private limited company

Process

Re-registration of UK Co as a private limited company must be approved by UK Co’s board of directors and a special resolution of the shareholders. Once approved, UK Co will file Form RR02 with Companies house, formally notifying it of UK Co’s intention to re-register. Re-registration will be effective once Companies House has processed the relevant documents and issued a new certificate of incorporation.

Reorganisation Documents

•

UK Co board resolution

•

Special resolution of UK Co shareholders

•

New articles of association for UK Co as a private limited company

•

Form RR02

		Following the filing of Form 15. See Step 1 (Row 28)	UK Co

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Step 2(b)(2) – redemption of Neerg Energy Limited Shares
32.

Redemption of Neerg Energy preference shares

Preference shares held by Neerg Energy to remain outstanding until UK Co is converted into a private company, at following which they shall be redeemed at nominal value as per agreed terms.

Process

Preference shares may be redeemed by UK Co on not less than two business days’ written notice to the holder.

		Following re-registration of UK Co as private company	UK Co	Once UK Co is converted into a private company, preference shares will be redeemed at par. This would be £50,000, given that there are 50,000 redeemable preference shares of £1 each.

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Step 3: Shareholders to make primary investment in UK Co to facilitate the Reorganisation, including to raise funds to settle Diamond II Unsecured Loan
Step 3(a) – Primary Infusion into UK Co

33.

Shareholders to elect to subscribe for Class A shares for their applicable pro rata proportion of such subscription amount as determined by CPPIB and the Company to facilitate the implementation of the Reorganisation

Action

Shareholders to enter into subscription agreement with UK Co for Class A shares in UK Co

Reorganisation Documents

•

SHA

•

Subscription Agreement

•

Corporate approvals – board resolution, ordinary resolution to allot new shares and special resolution to disapply pre-emption rights

		Expected to be as soon as reasonably possible after the Take-private Completion but prior to settlement of the Diamond II Unsecured Loan	UK Co CPPIB

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Step 3(b) - UK Co to use some of the proceeds of Primary Infusion to settle Diamond II Unsecured Loan due to Diamond II

34.

UK Co uses some of the proceeds of Primary Infusion to repay outstanding balance (including accrued unpaid interest) owing to Diamond II under the Unsecured Loan Agreement[7]

Action

UK Co to give five business days’ notice of repayment

Reorganisation Documents

•

Notice of repayment

		Following Step 3 but prior to the Collapse Closing	UK Co Diamond II

[7]	This will be followed by: (a) the repayment of the loan from owing from Diamond II to the IFSC gift city entity, and (b) the infusion of debt by the IFSC gift city entity into RPL / its subsidiaries.

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Step 4: Collapse of UK Co

Step 4(a) – Collapse of UK Co (sale of shares of RPL against payables/receivables)

35.

UK Co to transfer its shares in RPL to CPPIB and Continuing Investors[8]

Process

UK Co to transfer its shares in RPL to CPPIB and Continuing Investors. Transfers will be in proportion to CPPIB and Continuing Investors’ shareholdings in UK Co based on economic rights not voting rights.

Consideration to be left outstanding (i.e., receivables owing from each of CPPIB and Continuing Investors to UK Co for amounts equal to the value of the RPL shares).

All tranches of shares in RPL held by UK Co with different costs of acquisition shall be transferred to the existing shareholders on a proportionate basis.

Reorganisation Documents

To be effected via a single agreement between UK Co, CPPIB and Continuing Investors (via Power of Attorney) with simultaneous closings.

		Following previous steps (and pre-steps)	UK Co CPPIB ADIA and JERA RPL

RPL will need to provide a letter to UK Co confirming that the proposed transfer of shares by UK Co to CPPIB and the Continuing Investors is in accordance with the provisions of the (Indian) Companies Act.

Such letter will need to be provided by UK Co to the depository along with the delivery instructions to enable the depository to initiate the transfer.

All shareholders proposed to hold shares in RPL will need to have a demat account in place prior to the Collapse Closing.

The SHA will include customary cooperation undertakings with regard to obtaining required consents.

Anti-trust and FDI approvals

It is anticipated that any anti-trust or FDI approvals required in connection with the Collapse (including all intermediate steps and transactions) will be sought at the same time as the approvals are sought in connection with the Take-private by way of a single consolidated notification/filing to the Competition Commission of India, on account of the steps in the transaction being highly dependent and inter-linked. In other words, the intention is that the Collapse is “pre-approved” by all relevant regulators. If any public shareholders of UK Co are Indian resident entities, the transfer of RPL shares to such resident must be undertaken at a price which is no more than the fair market value of equity instruments of RPL (as calculated in accordance with an internationally accepted pricing methodology for valuation). Under the Indian exchange control laws, the valuation certificate must be completed no more than 90 days before the date of the transfer of RPL shares.

If any Continuing Investors are Indian residents, payment must be conducted through an inward remittance through banking channels / funds held in repatriable foreign currency or rupee account (and not a settlement of funds). A transaction through a payables / receivables structure for Indian resident Continuing Investors would require RBI approval.

[8]	To be determined whether the Founder will still have shares in UK Co at this stage.

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No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Approval requirements

Consents / intimations (as applicable) under various contracts to be obtained / provided for the collapse of UK Co, including for change in shareholding and other related matters.

Additional documents

The following documents will also be required of UK Co:

•

a valuation report under section 92(2)(m) of the IT Act and section 79 of the IT Act read with Rule 57 of the IT Rules

•

a transfer pricing valuation report

•

a capital gains report prepared by a Big Four accounting firm

•

a tax memo prepared by a Big Four accounting firm

•

a Section 499 Report under IT Act read with IT rules

•

a Forms 145 and 146 under IT Act read with IT rules

35|49

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Step 4(b)—RPL director changes

36.

RPL director changes

Directors to step down and new directors to be appointed in accordance with the SHA and applicable Indian law

Documents

•

Digital signature certificate (DSC)[9]

•

Director identification number (DIN)

•

Form DIR 2 (written consent to act)

•

Form DIR 8 (no disqualification declaration)

•

Form MBP 1 (disclosure of interests)

•

Form DIR-12[10]

		On Collapse Documents to be filed prior to director changes (except for Form DIR-12 to be filed after new appointments)	RPL Appointee director(s)

[9]	Firstly a DSC and then a DIN to be obtained by each appointee director prior to appointment (which takes c.3 working days each).
[10]	Form DIR-12 to be filed by RPL with the Ministry of Corporate Affairs to report the appointment of director(s) to the registrar of companies.

36|49

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Step 5: Reduction of Capital, buyback and Distribution of Collapse Receivables by UK Co to Consortium and Continuing Investors

Step 5(a): Reduction of capital by UK Co

37.

UK Co to undertake a reduction of capital

Action

UK Co to reduce share premium created by Primary Infusion in Step 3 in order to create sufficient distributable reserves to enable UK Co to distribute Collapse Receivables to the Consortium (see Step 5(c)).

Process and Reorganisation Documents

Capital reduction process includes: (i) preparation of solvency statement (ii) shareholders approval (75% majority); (iii) signing of compliance statement by directors; (iv) filings with Companies House within 15 days of special resolution (including Form SH19).

Once Companies House registers the documents, the reduction is legally effective. Provided that the reduction is planned for in advance, it should be possible to complete in c. 1-2 weeks.

		Following Collapse but prior to distribution of Collapse Receivables	UK Co The Board of UK Co	Working assumption is that the share capital reduction will be effected as a reduction of nominal capital of all the shares (rather than cancelling a proportion of shares).

37|49

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Step 5(b): Buyback of Class B Share and Class D Share

38.

UK Co to conduct off-market buyback for Class B Share and Class D Share

Process

Buyback must be approved by an ordinary resolution of the shareholders and documented in a written contract (in this case, the Reorganisation Deed) approved before Take-private Completion.

Once completed, UK Co will cancel the repurchased shares and file Form SH03 and SH06 if applicable with Companies House within 28 days.

Reorganisation Documents

•

Articles of UK Co to be amended to reflect removal of Class B Share and Class D Share

•

Reorganisation Deed

•

Ordinary resolution of UK Co shareholders

•

Special resolution of UK Co shareholders to approve amendment of Articles

•

Form SH03[11]

•

Form SH06

		Following Step 5(a)	UK Co CPPIB Founder	This step is taken to simplify the capital structure in UK Co before the distribution of Collapse Receivables at row 39 below. Pricing We expect the buyback to take place at fair market value.

Step 5(c): Distribution of Collapse Receivables by UK Co to Consortium members and Continuing Investors

39.

UK Co to distribute receivables created by Collapse to Consortium and Continuing Investors

Process

Following the Collapse, the consideration left outstanding under the transfer agreements entered into by UK Co, the Consortium and the Continuing Investors will be reflected as receivables in the books of UK Co (the Collapse Receivables).

The Collapse Receivables will be distributed to the Consortium and Continuing Investors thereby eliminating the Collapse Receivables.

Reorganisation Documents

•

Reorganisation Deed

•

UK Co board resolutions

•

Relevant Accounts

•

Assignment documents

		Following Step 5(b) and on an ongoing basis to the extent required	UK Co CPPIB

Step 6: Winding up of UK Co

[11]	The “shares being transferred for less than £1000” box will need to be ticked on the SH03 given that the B and D shares being repurchases will have nominal value.

38|49

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
40.	Liquidation of UK Co	In due course following Take-private Completion and the Collapse	UK Co

Ultimate intention is to wind-up UK Co. It is expected that this will be done at some point following the Take-private Completion and the Collapse by way of a members’ voluntary liquidation (MVL).

Process for a MVL involves the appointment of a third party liquidator and typically takes between 6-12 months. However, that timeline could be significantly reduced if: (i) by the time of the liquidation UK Co has very limited assets and liabilities; and (ii) discussions with the liquidator are commenced early.

It is expected that the power of attorney to be provided by shareholders in connection with the reorganisation and collapse will capture consenting to any future MVL process.

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Definitions

ADIA	Platinum Hawk C 2019 RSC Limited

Collapse	the proposed transfer of 100% of the shares in RPL not already owned by members of the Consortium to the Consortium and the Continuing Investors

Collapse Closing	completion of the Collapse

Collapse Receivables	the receivables in relation to outstanding consideration under the transfer agreements entered into between UK Co, the Consortium and the Continuing Investors (as applicable)

Companies House	UK registrar of companies

Conditions	conditions under the Transaction Agreement to be satisfied (or waived) prior to court sanction hearing for the proposed scheme of arrangement

Consortium	collectively, CPPIB and the Founder

Continuing Investors	UK Co shareholders that elect to retain their shares in UK Co

Court Meeting	court meeting in relation to the proposed scheme of arrangement for UK Co

CPPIB	CPP Investments

Diamond II	Diamond II Limited

Diamond II Unsecured Loan	the USD 180,000,000 (United States Dollars One Hundred and Eighty Million only) unsecured loan from Diamond II to UK Co

Founder	Mr. Sumant Sinha

Founder Share Options	share options of the Founder

General Meeting	general meeting of shareholders in relation to the proposed scheme of arrangement for UK Co

GIFT City	Gujarat International Finance Tec-City, India

Group	UK Co and its subsidiaries from time to time

Neerg Energy	Neerg Energy Limited

Primary Infusion	the primary infusion of funds into UK Co in accordance with step 3 of this legal steps plan

RBI	the Reserve Bank of India

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Reorganisation Deed	the reorganisation agreement to be entered into by Consortium and Continuing Investors pursuant to which the Collapse will be implemented.

RPL	Renew Private Limited

RSUs	restricted stock units in UK Co

Sanction Hearing	court hearing for the sanctioning of the proposed scheme of arrangement for UK Co

Scheme Document	the scheme document to be circulated to UK Co shareholders in relation to the proposed scheme of arrangement

SEBI	the Securities and Exchange Board of India

SEC	United States Securities and Exchange Commission

SHA	the shareholders’ agreement between the Consortium, the Continuing Investors, UK Co and RPL in respect of UK Co and RPL

Take-private	the take-private of UK Co, by way of scheme of arrangement

Take-private Completion	the completion of the take-private of UK Co, by way of scheme of arrangement

Transaction Agreement	the transaction agreement to be entered into between CPPIB, Founder and UK Co pursuant to the pre-steps of this legal steps plan

UK Co	Renew Energy Global PLC (expected to be, following reregistration as a private limited company, Renew Energy Global Limited)

Unsecured Loan Agreement	the unsecured loan agreement dated 27 April 2023 between UK Co and Diamond II in relation to the Diamond II Unsecured Loan

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Schedule 2

The Continuing Investors

Name of Continuing Investor	Notice Address and Information	Notice Email Address
Platinum Hawk 2 2019 RSC Limited (Platinum)	Level 26, Al Khatem Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, United Arab Emirates, in its capacity as trustee of Platinum Cactus A 2019 Trust, a trust established under the Laws of Abu Dhabi Global Market by deed of settlement dated 28 March 2019 between the Abu Dhabi Investment Authority and Platinum Hawk C 2019 RSC Limited	[•]

JERA Power RN B.V.	De Entree 250, 1101 EE Amsterdam, the Netherlands	legalnotices@jeranex.com

[•][2]	[•]	[•]

[2]	Details of any other Continuing Investors to be populated in due course.

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Schedule 3

Definitions and Interpretation

1.	Definitions. In this Deed, the following words and expressions shall have the following meaning:

ADIA has the meaning given to it in Clause 8.2;

Agreed Form has the meaning given to it in paragraph 2(h) of this Schedule 3;

Affiliate has the meaning given to it in the SHA;

Big Four Accounting Firm means, in each case, the Indian affiliate of Deloitte Touche Tohmatsu, Ernst & Young, PricewaterhouseCoopers or KPMG;

Business Day has the meaning given to it in the SHA;

Class B and Class D Share Repurchase has the meaning given to it in Clause 6.2;

Class B Share means the class B ordinary share of $0.0001 each in the capital of UK Co with the rights set out in the UK Co Articles;

Class C Shares means the class C ordinary shares of $0.0001 each in the capital of UK Co with the rights set out in the UK Co Articles;

Class D Share means the class D ordinary share of $0.0001 each in the capital of UK Co with the rights set out in the UK Co Articles;

Clearance means clearance from the Competition Commission of India under the Competition Act, 2002 that is necessary to satisfy the Indian Competition Approval (as defined in the Transaction Agreement) to the Transaction (as defined in the Transaction Agreement);

Collapse has the meaning given to it in Clause 5.1;

Collapse Closing means the completion of the sale and purchase of the UK Co Owned RPL Shares as contemplated in Clause 5;

Collapse Closing Conditions has the meaning given to it in Clause 5.8;

Collapse Closing Date has the meaning given to it in Clause 5.10;

Collapse Price means the price per RPL Share, as agreed by CPPIB Parent for the purposes of implementing the Collapse;

Collapse Receivable Amount has the meaning given to it in Clause 5.5(b);

Collapse Receivables has the meaning given to it in Clause 5.5(b);

Collapse Reorganisation Documents has the meaning given to it in Clause 5.1;

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Collapse Tax Memo has the meaning given to it in Clause 5.7(d);

Confirmation Letter has the meaning given to it in Clause 5.11(a)(i);

Consortium has the meaning given to it in Recital (A);

Continuing Investor Collapse Receivable has the meaning given to it in Clause 5.5(b);

Continuing Investor Collapse Shares has the meaning given to it in Clause 5.3(b);

Continuing Investors means the Investors whose names and addresses are set out in Schedule 2;

Controlled has the meaning given to it in the SHA;

CPPIB Collapse Receivable has the meaning given to it in Clause 5.5(a);

CPPIB Collapse Shares has the meaning given to it in Clause 5.3(a);

CPPIB Directors has the meaning given to it in Clause 5.11(d)(ii)(A)(W);

Diamond II means Diamond II Limited;

Diamond II Loan Amount Outstandings has the meaning given to it in Clause 4.2;

Distribution has the meaning given to it in Clause 6.4;

Encumbrance has the meaning given to it in the SHA;

Equity Proportion means the number of UK Co Shares held by each shareholder in UK Co from time to time divided by the total number of UK Co Shares in issue, expressed as a percentage;

Financial Year has the meaning given to it in the SHA;

Founder Investor Group means the Founder SPVs and the Founder;

Founder SPVs means each of Wisemore Advisory Private Limited and Cognisia Investment;

Initial Investment Amount has the meaning given to it in Clause 4.1(a);

Investors means those parties to the SHA which at the relevant time hold “Shareholder Instruments” (as defined in the SHA) including any person to whom “Shareholder Instruments” have been transferred, granted or issued in accordance with the provisions of the SHA and who has agreed to be bound by the SHA by executing a “Deed of Adherence” (as defined in the SHA) (and Investor means any one of them), provided always that no “Group Member” (as defined in the SHA) shall be an Investor;

IT Act means the (Indian) Income Tax Act 2025 as of the date of the transaction contemplated under this Deed as may be amended or supplemented from time to time (and any successor provisions) including any statutory modifications or re-enactment thereof together with the applicable rules, regulations, circulars, orders, bye-laws, ordinances, policies, notifications, directions and the like issued thereunder including any amendments thereto which have retrospective effect;

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Law has the meaning given to it in the SHA;

Legal Steps Plan means the legal steps plan in relation to the Reorganisation prepared by CPPIB Parent’s legal advisors;

Neerg Energy means Neerg Energy Limited;

Neerg Energy Preference Shares has the meaning given to it in Clause 3.1(a)(iii);

PAN has the meaning given to it in Clause 5.11(a)(v);

Pillar 2 Rules means the model rules published by the Organisation for Economic Co-operation and Development as “Tax Challenges Arising from the Digitalisation of the Economy – Global Anti-Base Erosion Model Rules (Pillar Two)” and any accompanying commentary, examples and administrative guidance as such rules, commentary, examples and guidance are implemented into domestic law by any relevant jurisdiction (including, for the avoidance of doubt, in relation to any Qualified Domestic Minimum Top-up Tax, as defined in the Pillar 2 Rules);

Pillar 2 Tax means Tax charged in accordance with the Pillar 2 Rules, including (for the avoidance of doubt) any Qualified Domestic Minimum Top-up Tax (as defined in the Pillar 2 Rules);

Post-Collapse RPL Articles has the meaning given to it in Clause 5.11(d)(ii)(A);

Reorganisation has the meaning given to it in Recital (C);

Reorganisation Document means any document giving effect (whether in whole or in part) to any Reorganisation Steps;

Reorganisation Steps has the meaning given to it in Recital (C);

RPL Group means RPL and its Subsidiaries;

RPL Shares means ordinary shares of INR 10 nominal value each in the capital of RPL;

SEBI means the Securities and Exchange Board of India;

Section 499 Report means a written report prepared by a Big Four Accounting Firm appointed by UK Co in respect of the transfer of the shares contemplated in Clause 5.3 that confirms the status of any pending Tax proceedings, Tax recovery proceedings or any outstanding Tax demands against the transferor which could render the transfer of shares null and void under Section 499 of the IT Act, which report shall be based on the information, documents, representations and screenshots of the income-tax portal managed and administered by the Income Tax Department of the Government of India and TDS Reconciliation Analysis and Correction Enabling System (TRACES) website, together with a copy of a reliance letter in favour of the transferee duly executed by the Big Four Accounting Firm that authored such report;

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SHA has the meaning given to it in Recital (B);

Subsidiary means, in respect of an entity, all entities Controlled by that entity from time to time;

Surviving Provisions means those provisions listed in Clause 8;

Take-Private Completion has the meaning given to it in Recital (A);

Take-Private Price means $[•];

Tax includes the following and amounts payable on account of them: (a) taxes on gross or net income, profits and gains (including capital gains), and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, value added, sales, stamp, transfer (including securities transfer), franchise or payroll taxes (including national insurance or social security contributions) and any Pillar 2 Tax, the clawback or other recovery of any credit or other amount previously paid by a Taxing Authority, and any payment which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;

Tax Structure Paper means the tax structure paper in relation to the Reorganisation;

Taxing Authority means any government, state or municipality or any national, municipal, local, state, federal or other fiscal, revenue, customs or excise authority, body or official that is competent to impose, administer or collect Taxes;

TDCA has the meaning given to it in Clause 5.11(b);

Territory has the meaning given to it in the SHA;

Tranche means a particular number of RPL Shares out of UK Co’s entire holding of RPL Shares, to be identified by reference to the date on which such RPL Shares were acquired by UK Co, each such acquisition on a particular date referred to as a Tranche and collectively as Tranches;

Transaction Agreement means the transaction agreement to be entered into between the Consortium and the UK Co;

UK Co has the meaning given to it in Parties paragraph (8);

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UK Co Articles means UK Co’s articles of association, from time to time;

UK Co General Meeting has the meaning given to it in Clause 3.1(a);

UK Co Group means UK Co and its Subsidiaries;

UK Co Liquidation has the meaning given to it in Clause 7.1;

UK Co Owned RPL Shares means all the RPL Shares held by UK Co immediately prior to Collapse Closing;

UK Co Reduction of Capital has the meaning given to it in Clause 6.1;

UK Co Share Repurchase General Meeting has the meaning given to it in Clause 6.2(a);

UK Co Shares means the ordinary Class A Shares of $0.0001 each in the capital of UK Co; and

Unsecured Loan Agreement means the unsecured loan agreement dated 27 April 2023 between UK Co and Diamond II.

2.	Interpretation. In this Deed, unless the context otherwise requires:

(a)	headings do not affect the interpretation of this Deed; the singular shall include the plural and vice versa; and references to one gender include all genders;

(b)

references to an English legal term or concept will, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(c)

references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (in any case, whether or not it has separate legal personality);

(d)

except as otherwise expressly provided in this Deed, any reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment whenever made; (ii) any enactment that that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) whenever made under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii), except to the extent that any of the matters referred to in (i) to (iii) occurs on or after the date of this Deed and increases or alters the liability of a party under this Deed;

(e)	references to US dollars, USD or US$ are references to the lawful currency from time to time of the United States of America;

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(f)	references to Rupees or INR are references to the lawful currency from time to time of the Republic of India;

(g)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

any reference to a document in the Agreed Form is to the form of that document as initialled for the purpose of identification by or on behalf of CPPIB Parent, the Founder Investor Group and the Continuing Investors (in each case with such amendments as may be agreed by them or on their behalf); and

(i)

if there is any inconsistency between any definition set out in this Schedule and a definition set out in any Clause or any other Schedule, then, for the purposes of construing that Clause or Schedule, the definition set out in that Clause or Schedule shall prevail.

3.	References to this Deed include the recitals and any Schedules. The Schedules comprise schedules to this Deed and form part of this Deed.

4.

Unless otherwise expressly provided, all warranties, indemnities, covenants, agreements, undertakings and obligations made or given or entered into by more than one person in this Deed are made or given or entered into severally, and not jointly or jointly and severally.

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IN WITNESS WHEREOF this document has been duly executed and delivered as a DEED on the date inserted on page 1 of this Deed:

[Signature blocks to be inserted in due course]

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ANNEX F – REORGANISATION STRUCTURE PAPER

Project Surya Illustrative Structure Paper Only for purpose of illustrating the legal steps involved in the scheme of arrangement and the subsequent Reorganisation, and not for any other purposes and not to be relied on as legal, tax or financial advice

Current structure Approximate effective shareholding in the platform †# CPPIB ~ 3.1% CPPIB ~ 3.1% Founder/ Founder Entities ~ 2.9% *X% - Economic holding; Y% - Voting rights † As of September 2026:(i) sole B Share was held directly by Founder; (ii) sole D Share was held directly by CPPIB; (iii) all C Shares were held by GTU Ops as nominee for Computershare under the Deposit Agreement; and (iv) A Shares were predominantly held by either (A) GTU Ops as nominee for Computershare under the Deposit Agreement, or (B) Cede as nominee for the DTC. #“Shareholding data in respect of CPPIB, ADIA, JERA and the Founder/Founder Entities has been derived from the Schedule 13D filings made with the SEC on 11 August 2026. The aggregate shareholding as at 31 March 2026 has been sourced from UK Co’s Form 20-F filing with the SEC. The “Other Holders” category represents the residual shareholding after taking into account the foregoing holdings. All shareholding percentages have been rounded to one decimal place and, accordingly, may not reconcile precisely to the underlying percentages due to rounding”.

Overview of the steps Step Description Part A – The Take-Private 1. Implementation of Take-Private Part B – The Reorganisation 2. Re-registration of UK Co as a private limited company 3. Primary investment in UK Co to facilitate the Reorganisation 4. Collapse of UK Co 5. Reduction of Capital, buyback and Distribution of Collapse Receivables by UK Co 6. Winding up of UK Co

Working assumptions for the proposed transaction CPPIB^ shall undertake the Take-Private transaction at UK Co level Primary Capital Infusion: It has been assumed that all shareholders* of UK Co at the time of subscription will participate in the primary capital infusion (Step 3(a)), to be used by UK Co primarily for extinguishment of its external liabilities, including repayment of the unsecured loan payable to Diamond II**. The quantum of primary infusion may further increase, if required, to fund transaction related expenses, including transaction costs, ESOP settlement costs and any other transaction expenses (e.g., stamp duty). The final funding requirement will depend on UK Co’s balance sheet position at the time of implementation, including the availability of realizable cash and receivables. For the purposes of this illustrative structure paper, the investors who are expected to retain their existing stake in UK Co post Take-Private transaction are collectively referred to as ‘Continuing Investors’. Further, the remaining public shareholders, that will be cashing out, are collectively referred to as ‘Cash-out Shareholders’. No shareholders other than CPPIB shall be acquiring shares from the public shareholders in the Take-Private transaction. Founder and CPPIB will retain their Class B and Class D Share respectively up to Step 4 (i.e., Collapse of UK Co) post which they will be bought back by UK Co at fair market value. This summary is not intended to constitute, and should not be construed as, legal or tax advice to any shareholder and is intended to provide general information only. Holders should consult their own tax advisers regarding any tax consequences applicable to them in connection with the disposition of Scheme Shares. It cannot be assured that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. ^ Take-Private and certain other steps contemplated by this document to be implemented by Canada Pension Plan Investment Board (CPPIB) which shall include any of its wholly-owned subsidiaries or affiliates. *Currently, we have assumed that the primary investment in UK Co shall be made proportionately by CPPIB and all the Continuing Investors in the ratio of their shareholding in UK Co. **Diamond II is a wholly-owned subsidiary of UK Co incorporated and registered in Mauritius, which has extended a loan to UK Co .

Part A – The Take-Private

Step 1 - Implementation of Take-Private transaction [1/2] RPL* UK Co Cash-Out Shareholders Paying Agent 1(a). Acquisition of free float by CPPIB (viz. Cash-out shareholders) Continuing Investors 1(b) and 1(c): Employee and Founder Share Awards at UK Co level to be terminated and new Share Awards to be issued at RPL level CPPIB Step 1(a): Acquisition of free float by CPPIB pursuant to the Scheme of Arrangement.^ Shareholders’ Agreement, Reorganisation Deed, Appointer Deed, Amendment of RPL Articles, Adoption of RPL option plans and approval of grants and Founder Service Agreement to be executed on Take-Private Completion. (Note - The Founder Service Agreement may be entered into before, or at the time of, the completion of the Take-Private transaction) Step 1(b): Founder Share Awards (Founder Share Options, RSUs and PBUs) to be terminated upon Take-Private Completion and new Share Awards to be issued in RPL on equivalent terms Step 1(c): Employee Share Awards (Employee Share Options, RSUs and PBUs) to be terminated upon Take-Private Completion and new Share Awards to be issued in RPL on equivalent terms Unexercised Accelerated ITM Awards and Vested ITM Awards to be replaced with RPL awards with a 1-year vesting period Near Vested ITM Awards to be replaced with RPL awards with a 1 year vesting period All other ITM Awards to be replaced with equivalent RPL awards Underwater Options to be replaced with RPL awards Step 1(d): UK Co to delist and deregister its Class A Shares Step 1(e): UK Co director changes

Step 1 – Post Take-Private structure [2/2] ^ The Founder and CPPIB will retain their Class B and Class D Share, which will be bought back by UK Co as a part of Step 5(b) UK Co^ RPL

Part B – The Reorganisation

Step 2: Cash settlement of awards, re-registration of UK Co & redemption of Share Step 2(a): Cash settlement of awards: Cash-settlement of awards at UK Co level to be undertaken as soon as practicable following Take-Private Completion. The Awards being cashed out includes: Non-Resident Awards exercised prior to Scheme Record Time Non-Resident Awards, ID Awards and Exercisable ITM Awards that remain unexercised at the Scheme Record Time Accelerated ITM Awards and Vested ITM Awards, to the extent validly (i.e., subject to the cap) exercised Step 2(b)(2): Redemption of 50,000 RPS held by Neerg Energy Limited in UK Co: RPS – These preference shares have been issued to Neerg Energy Limited by UK Co. The redeemable preference shares do not carry any rights to dividends. These shares will remain outstanding until UK Co is converted into a private company and thereafter, shall be redeemed at a nominal valuation as per the agreed terms.

Step 3 – Shareholders to make primary investment in UK Co Step 3(a): Shareholders to infuse funds into UK Co in exchange for the issuance of Class A shares for their applicable pro rata shareholding proportion. Step 3(b): UK Co uses some of the proceeds of Primary Infusion to repay outstanding balance (including accrued unpaid interest) owing to Diamond II under the Unsecured Loan Agreement to IFSC Gift City entity followed by infusion of debt by IFSC Gift City entity into RPL/ subsidiaries. Further, only if and to the extent that UK Co lacks sufficient realizable cash and receivables at the time of implementation to meet transaction-related costs, the primary infusion amount may be increased to cover such shortfall, including transaction costs, ESOP settlement costs, and any other transaction expenses (e.g., stamp duty). Please note that where the fund infusion happens soon after the Take-Private transaction, it shall happen at the same valuation provided there is no significant event and/ or time gap taking place between Take- Private and such primary infusion.

Step 4 – Collapse of UK Co [Sale of shares of RPL against Payables/ Receivables] [1/2] 4(a): Sale of shares of RPL to 4(a): Recording Receivables in the books of UK Co and Payables in the books of shareholders UK Co RPL Continuing Investors Founder 94 shareholders against Payables and Receivables Step 4(a) – Immediately following primary infusion at UK Co level, UK Co to transfer its shares in RPL to CPPIB and the Continuing Investors in proportion to their shareholdings in UK Co (based on economic rights, not voting rights), with the consideration for the transfer left outstanding. With effect from closing, UK Co will record a Receivable (non-interest bearing) owing from each of CPPIB and the Continuing Investors equal to the value of the RPL shares transferred to it, and CPPIB and the Continuing Investors will each record a corresponding Payable to UK Co in their own books. Step 4(b) - RPL director changes - Directors to step down and new directors to be appointed in accordance with the SHA and applicable Indian law

Step 4 – Post Collapse structure [2/2] UK Co RPL CPPIB Continuing Investors Founder P P R R – Receivables P – Payables

Step 5(a) and 5(b) – Reduction of Capital of UK Co and buyback of Class B Share and Class D Share Step 5(a) – UK Co to undertake a reduction of capital Process: UK Co to reduce share premium created on account of the Primary Infusion^ (under Step 3a) in order to create sufficient distributable reserves to enable UK Co to distribute Receivables to the existing shareholders of UK Co (per Step 5(c)). Step 5(b) – Buyback of Class B Share and Class D Share Process: Buyback must be approved by an ordinary resolution of the shareholders and documented in a written contract approved before Take-Private Completion (in this case, the Reorganisation Deed). The buyback is expected to take place at fair market value. ^ We have assumed that the A Shares subscribed for by shareholders under Step 3(a) will be issued at nominal par value together with a substantial share premium, a significant portion of which will subsequently be converted into distributable reserves pursuant to the capital reduction process described in this Step 5(a).

Step 5(c) – Distribution of Receivables – illustrative mechanism Recording Receivables 2. Recording Receivables UK Co RPL CPPIB Continuing Investors Founder P (UK Co) P (CPPIB) R (CPPIB) P (UK Co) P (Continuing Investors) R (Continuing Investors) R (CPPIB) R (Continuing Investors) 1. Distribution in specie of Receivables to CPPIB and Continuing Investors in their respective shareholding in UK Co Step 5(c)(i): UK Co to distribute the Receivables in specie to CPPIB and the Continuing Investors, in proportion to their respective shareholdings in UK Co, out of UK Co’s available distributable reserves, pursuant to an assignment agreement (or equivalent transfer documentation) assigning the benefit of the Receivables to CPPIB and each Continuing Investor. Step 5(c)(ii): The Continuing Investors to recognise the receivables in their books and settle the amounts payable to UK Co against such receivables due from UK Co.

Step 6 – Winding up of UK Co UK Co RPL Proposed steps Step 6 – UK Co to be wound up by way of members’ voluntary liquidation.

Disclaimer The structures, steps and implementation mechanics set out herein are for illustrative and general information purposes only. Please refer to the Scheme Circular for the description of transaction and Reorganisation steps. The structure paper should not be construed as legal or tax advice to any individual shareholder, employee, option holder or other stakeholder. Each shareholder, employee, option holder and other stakeholder is responsible for determining the legal and tax implications applicable to its own facts and circumstances and should obtain independent professional advice, where appropriate. References to legal, regulatory, contractual or implementation matters are included only to explain the contemplated transaction and should not be construed as legal or regulatory advice or confirmation of the validity or permissibility of any step.

Glossary of terms Abbreviation Details ADIA Abu Dhabi Investment Authority Cash-out shareholders Public shareholders other than the Continuing Investors CPPIB Canada Pension Plan Investment Board Continuing Investors UK Co shareholders that elect to retain their shares in UK Co Diamond II Diamond II Limited ESOP Employees Stock Option Plan Founder Sumant Sinha Founder Entities Wisemore Advisory Private Limited and Cognisa Investment GIFT City Gujarat International Finance Tec-City ICEH India Clean Energy Holdings IFSC International Financial Services Centre IREL India Renew Energy Ltd. ITM In the money JERA JERA Power RN, B.B. OTM Out of the money Renew Green Renew Green Projects Private Limited RMG II RMG Acquisition Corporation II RPL Renew Private Limited RPS Redeemable Preference Shares SEC U.S. Securities and Exchange Commission SHA Shareholder’s Agreement UK Co Renew Energy Global PLC

ANNEX G – NEW CEO SERVICE AGREEMENT

[Date]

Between

Renew Private Limited

and

Sumant Sinha

SERVICE AGREEMENT

G-1

-i-

THIS AGREEMENT IS MADE ON [date]

BETWEEN

(1)	RENEW PRIVATE LIMITED, a company which has its registered office at 138, Ansal Chambers II, Bhikaji Cama Place, Delhi, India—110066 (the Company); and

(2)	SUMANT SINHA of [1017 B, Aralias, DLF Golf Course Road, Gurgaon—122009] (the Executive).

BACKGROUND

The Executive has been serving as the managing director on the Board (as defined below) since 6 May 2018 and as an employee of ReNew Energy Global plc from 19 September 2011 (the Former Employment). The Company wishes for the Executive to continue his employment with the Company and to appoint the Executive as Chairman of the Board and CEO of the Company and the Group on the terms and conditions of this Agreement. The Executive wishes to accept such appointment and employment.

IT IS AGREED as follows:

1.	DEFINITIONS

In this Agreement the following expressions have the following meanings:

Act shall mean the Indian Companies Act, 2013 and the rules made thereunder and shall include any statutory replacement, amendment, or re-enactment thereof;

Annual Bonus has the meaning given to it in clause 6.1;

Applicable Law means any applicable statute, law, regulation, ordinance, rule, judgment, notification, rule of common law, order, decree, bye-law, approval, directive, guideline, requirement or other governmental restriction, or any similar form of decision of, or determination by, or any interpretation, policy or administration or order, having the force of law of any of the foregoing whether in effect as of the Effective Date or thereafter;

Bad Leaver Scenario means (i) termination of the Employment as a result of voluntary resignation by the Executive within a two-year period following the Effective Date other than for (A) Good Reason, (B) adverse change in the Executive’s terms of Employment by the Company that are in the nature of a change of reporting location, or a change in the material conditions of the Employment of the Executive with the Company, or (C) the death or permanent disability of the Executive during the Employment, or (ii) termination of the Employment within a two-year period following the Effective Date without the Executive’s compliance with his obligations set out in clause 5.15 (Successor Identification Process) of the Shareholders’ Agreement, if any such obligation had arisen when the notice of termination had been issued.

Bad Act means any of the following events as determined by the Board (at which meeting the Executive will recuse himself) by following due procedure in consonance with principles of natural justice and duly communicated in writing to the Executive:

(i) fraud committed by the Executive in respect of the business of the Company;

(ii) wilful misconduct committed by the Executive in respect of the business of the Company,

in each case being intentional acts committed by the Executive against the Company in bad faith that causes material harm to the Company and/or its shareholders.

For the avoidance of doubt, mere errors in judgment, acts or omissions undertaken in good faith, in each case as determined by the Board, will not constitute a “Bad Act”.

No termination or cessation of the Executive’s employment for Bad Acts shall be undertaken without (i) appropriate due process including clear evidence, written notice to the Executive and determination by an independent body having first been undertaken, and (ii) if the conduct is capable of cure, the Executive having been provided with the opportunity to cure such conduct (as set out in clause 10.6).

Basic Salary means the salary, as specified in clause 5 or, as appropriate, the reviewed annual salary from time to time;

Board means the board of directors of the Company or a duly constituted committee of the board of directors, including the remuneration committee, or where the relevant powers have been reserved to the Company’s members, its members from time to time;

CEO means Chief Executive Officer of the Company and of the Group;

Closing Date has the meaning given to it in the Shareholders’ Agreement;

2

Confidential Information means all information which is identified or treated by the Company or any Group Company or any of the Group’s clients, customers or suppliers as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including (without prejudice to the foregoing generality) any information about the personal affairs of any of the directors (or their families) of the Company or any Group Company, business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, trade secrets, technical data, product or services development and formulae, know-how, inventions, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures and the names, addresses and contact and other details of: (a) employees and their terms of employment; (b) customers and potential customers, their requirements and their terms of business with the Company or Group; and (c) suppliers and potential suppliers and their terms of business (all whether or not recorded in writing or in electronic or other format) which is received, acquired or made by the Executive in the course of the Employment. Notwithstanding the foregoing, Confidential Information shall not include information which the Executive demonstrates: (i) is publicly available other than as a result of breach by the Executive; (ii) was lawfully known to the Executive prior to disclosure by the Company or any Group Company; (iii) is lawfully received from a third party without breach of any confidentiality obligation; (iv) is independently developed by the Executive outside of the Employment without use of Confidential Information; (v) is disclosed with the prior written consent of the Company; or (vi) is required to be disclosed by applicable law, court order, regulatory, governmental, statutory, tax, stock exchange or supervisory authority;

Corruption includes bribery, extortion, fraud, deception, collusion, and money laundering, and each of these terms shall have the meaning ascribed to them by Applicable Law including but not limited to the (Indian) Prevention of Corruption Act, 1988, or any similar legislation in any other jurisdiction;

Effective Date has the meaning given in the Transaction Agreement;

Employment means the Executive’s employment by the Company as CEO or, as the context requires, the duration of that employment in accordance with the terms and conditions of this Agreement;

Existing Investments means the Executive’s investments (in shares, loan capital or in any other security) and the investments of the Executive’s partner and/or children or the Executive’s partner’s children under the age of 18, in any company or any other person, whether or not listed or dealt in on a recognised stock exchange, which are on the date of this Agreement held directly or indirectly including through any nominee, fund or pooled vehicle, details of which have been provided to the Board on or about the Effective Date;

Good Reason means (i) a material reduction, without the Executive’s consent, in the Executive’s Basic Salary, annual target bonus opportunity, Share Incentives, or IPO Bonus, (ii) a material and adverse change in the Executive’s authority, duties or responsibilities, (iii) a material breach of this Agreement by the Company (iv) the Executive not being Chair or Vice Chair of the Board in material breach of clauses 5.9 to 5.12 of the Shareholders’ Agreement (and for the avoidance of doubt, there shall be no Good Reason to the extent the Executive has no right under the Shareholders’ Agreement to be Chair or Vice Chair (as applicable), (v) a material breach of clause 13 of the Shareholders’ Agreement to the Executive’s detriment; or (vi) a Change in Control (as such term is defined in the REGL Plan and mutatis mutandis applied to the Company).

3

Notwithstanding the foregoing, no Good Reason will have occurred unless and until the Executive has (a) provided the Company, within ninety (90) days of the Executive’s knowledge of the occurrence of the fact and circumstances underlying the Good Reason event, written notice stating the applicable facts and circumstances underlying such finding of Good Reason; (b) provided the Company with an opportunity to cure the same within thirty (30) days after the receipt of such notice; and (c) the Executive resigns from employment within one hundred and eighty (180) days following the Company’s failure to cure;

Group means together or separately the Company, any holding company or undertaking of the Company and any subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking from time to time (as defined in the Act);

Group Company means any company within the Group;

Health Care Scheme means medical expenses insurance, group life assurance, permanent health insurance (PHI) or other healthcare or disability scheme(s) or arrangement(s) as may be provided or introduced from time to time by the Company (at the Company’s discretion) for the benefit of similarly situated executives in the Company or Group;

IPO means an initial public offering of the shares or other securities of the Company resulting in the listing of such shares or other securities or the shares or other securities of such other entity which (directly or indirectly) owns all or substantially all of the business or assets of the Group at the time, in each case, on any Indian Exchange;

IPO Bonus has the meaning given to it in Schedule 2;

Intellectual Property Rights means any and all existing and future intellectual or industrial property rights in and to any Works (whether registered or unregistered), including all existing and future patents, copyrights, moral rights, design rights, database rights, trade marks and goodwill associated with the same, semiconductor topography rights, plant varieties rights, internet rights/domain names, know-how and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing in and to any Works anywhere in the World;

Minority Holder means a person who either solely or jointly holds (directly or through nominees) any shares or loan capital in any company, whether or not it is listed or dealt in on a recognised stock exchange, provided that such holding does not, when aggregated with any shares or loan capital held by the Executive’s partner and/or the Executive’s children or the Executive’s partner’s children under the age of 18, exceed 5% of the shares or loan capital of the class concerned for the time being issued;

4

Minority VC Holder means a person who directly or indirectly holds (including through nominees, funds or pooled vehicles) any shares or loan capital in any privately held start-up company, provided that such holding does not, when aggregated with any shares or loan capital held by the Executive’s partner and/or the Executive’s children or the Executive’s partner’s children under the age of 18 in any such privately held start-up company, exceed 20% of the shares or loan capital for the time being issued;

Notice Payment has the meaning given to it in clause 10.2;

REGL Plan means the ReNew Energy Global plc 2021 Incentive Award Plan, as amended from time to time;

Remuneration Committee means the remuneration committee appointed by the Board, in accordance with section 178 of the Act, and regulation 19 of the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements), 2015, as applicable;

Share Incentive means any option or other right that the Executive may have to purchase, hold or otherwise acquire a share or right in respect of or relating to shares in the Company and/or a Group Company;

Shareholders’ Agreement means the shareholders’ agreement relating to ReNew Energy Global plc and the Company dated [•] 2026;

Termination Date means the date of termination of the Employment;

Transaction Agreement means the transaction agreement among Canada Pension Plan Investment Board, ReNew Energy Global plc and the Executive, dated [•] 2026; and

Works means any documents, materials, models, designs, drawings, processes, inventions, formulae, computer coding, methodologies, know-how, Confidential Information or other work, performed, made, created, devised, developed, improved upon, discovered or contributed by the Executive in the course of the Employment either alone or with any other person in connection with or in any way affecting or relating to the business of the Company or any Group Company.

1.	INTERPRETATION AND CONSTRUCTION

1.1	Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)	words importing the whole shall be treated as including reference to any part of the whole;

(d)	any reference to a clause, the Schedule or part of the Schedule is to the relevant clause, Schedule or part of the Schedule of or to this Agreement unless otherwise specified;

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(e)

reference to this Agreement or to any other document is a reference to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time;

(f)

reference to a provision of law is a reference to that provision as extended, applied, amended, consolidated or re-enacted or as the application thereof is modified from time to time and shall be construed as including reference to any order, instrument, regulation or other subordinate legislation from time to time made under it except to the extent that any extension, application, amendment, consolidation, re-enactment, modification or construction takes effect after the date of this Agreement and has the effect of increasing or extending any obligation or liability or otherwise adversely affects the rights of, any Party;

(g)

references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) or two or more of the foregoing;

(h)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and “including”, “include” and “in particular” shall be construed without limitation; and

(i)	the meaning of any words coming after “other” or “otherwise” shall not be constrained by the meaning of any words coming before “other” or “otherwise” where a wider construction is possible.

2.	HEADINGS

The headings in this Agreement are included for convenience only and shall be ignored in construing this Agreement.

3.	REPRESENTATIONS AND WARRANTIES

3.1	The Executive represents and warrants to the Company that:

(a)

by entering into this Agreement or performing any of the duties set out below, he will not be in breach of any express or implied term of any employment or other agreement or arrangement to which he is party, and is legally free from any restrictive covenant or contractual or other stipulation which would otherwise restrict (or purport to restrict) his ability lawfully to undertake the duties set out below;

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(b)

he has fully disclosed to the Company violations of any material compliance matters and any public censure, in each case notified by any applicable regulatory authority and any regulatory sanctions imposed on the Executive;

(c)	he is, or will be as at the Effective Date, legally entitled to work in India;

(d)	he is not disqualified from appointment as a director under Applicable Law (including the Act and applicable regulations issued by the Securities Exchange Board of India); and

(e)	he has a valid directors’ identification number.

4.	THE EMPLOYMENT AND APPOINTMENT

4.1

The terms and effects of this Agreement and the Executive’s Employment shall be conditional upon and shall only be effective upon the Effective Date, notwithstanding the date or dates of this Agreement.

4.2	Subject to the provisions of this Agreement and with effect from the Effective Date the Company employs the Executive and the Executive accepts employment as the CEO.

4.3	Subject to and in accordance with the terms of the Company’s articles of association, the Company will appoint the Executive as Chairman of the Board.

4.4	The Employment shall be subject to the terms of this Agreement and where relevant the articles of association of the Company, and the Shareholders’ Agreement.

4.5	The Executive’s period of continuous employment for statutory purposes began on 19 January 2011. No probationary period applies to the Employment.

4.6	The Employment may be terminated by either party giving to the other not less than six months’ prior written notice of termination of the Employment, subject to clause 10.

5.	SALARY

5.1	During the Employment the Company shall pay the Executive a per annum Basic Salary of not less than INR 125,221,329 (less any required tax deductions under applicable law).

5.2

The Basic Salary shall accrue from day to day and be payable by credit transfer in equal monthly instalments in arrears on or around the last day of each calendar month or otherwise as arranged from time to time.

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5.3

The Basic Salary will be reviewed regularly by the Remuneration Committee during the Employment. No salary review will be undertaken after notice has been given by either party to terminate the Employment.

5.4	Notwithstanding clause 5.3, during the Employment, the Basic Salary shall:

(a)	by reference to the Basic Salary at the commencement of the Employment and for each year thereafter, increase at a rate equal to the higher of:

(A)	at least 6% annually;

(B)

the increase in average salary as the one offered to other C-suite employees of the Group, provided that such rate is either inflation-linked or unrelated to the performance of the C-suite employee; and

(C)	such other amount, at the discretion of the Board and subject to the Company’s performance or any other external factors considered relevant by the Board.

(b)

be subject to adjustments higher than those provided in clause 5.4(a) if there is a material change to the Executive’s role which results in the Executive performing increased duties or responsibilities, or for market re-benchmarking.

5.5

The Basic Salary shall be inclusive of all director’s fees (if any) to which the Executive may become entitled and all remuneration in respect of services rendered by the Executive to any Group Company as the CEO of the Group.

5.6

The Company acknowledges that the Executive will be employed by and provide services directly to various Group Companies and reserves the right to procure that a portion of his remuneration will be paid by any such Group Company to which the Executive is providing services under a separate employment contract with such Group Company. The remuneration payable by the Company pursuant to this Agreement shall be reduced by the amount of any remuneration which is paid to the Executive by another Group Company.

6.	ANNUAL BONUS

6.1

The Executive will be entitled to receive an annual cash bonus paid in INR for each financial year of the Employment (the Annual Bonus), subject to the performance criteria and terms specified by the Board and/or the Remuneration Committee. For the avoidance of doubt, any Annual Bonus in respect of the first year of the Employment will be calculated on a pro rata basis to reflect the period between the Effective Date and the end of the financial year.

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6.2

The Executive’s Annual Bonus for each financial year will be determined in accordance with the provisions specified in Schedule 1, including by reference to the Board’s and/or the Remuneration Committee’s assessment of the extent to which the relevant performance criteria have been achieved.

6.3

The Annual Bonus in respect of any financial year shall be paid no later than 180 days after the end of such financial year. The Executive shall not forfeit any Annual Bonus in respect of a completed financial year, or any Annual Bonus accrued or earned up to the date of termination, merely because the Employment terminates, or notice of termination is given, before the applicable payment date. The Executive shall be disentitled to an Annual Bonus only where the Employment is terminated for a Bad Act or under a Bad Leaver Scenario during the financial year to which such Annual Bonus relates.

6.4

Any bonus which would otherwise be payable to the Executive may, at the Board’s sole discretion, be reduced pro rata to take account of any period for which the Executive has been absent from work without pay for an extended period of time during the financial year to which the bonus relates, other than for periods where the Executive is exercising his entitlement to holiday or leave under clause 20.

7.	IPO BONUS

The Executive is eligible to receive a one-off bonus upon consummation of the IPO, subject to the terms set out in Schedule 2.

8.	EXISTING EQUITY AWARDS

The Executive’s equity awards that were granted to him in the course of the Former Employment will be treated in a manner consistent with the terms set out in Schedule 3 and subject to the terms of the relevant grant document.

9.	SHARE INCENTIVES

9.1

The Executive shall be eligible to participate in the Company’s incentive arrangements subject to the terms set out in Schedule 3 (Share Incentives) and subject to the terms of the relevant grant document.

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9.2

The decision as to whether or not to award Share Incentives (for the avoidance of doubt, excluding the equity awards referred to in Clause 9) and any eligibility requirements, performance criteria, service conditions and other terms and conditions that will apply to the award of Share Incentives are at the sole discretion of the Board (prior to any IPO) or the Remuneration Committee (following any IPO), as the case may be, provided that the performance criteria applicable to any performance based or similar Share Incentives shall be with reference to the performance parameters specified in the applicable Annual Budget (as such term is defined in the Shareholders’ Agreement). The Executive shall be eligible for Share Incentives with annual grant date value of 200% of Basic Salary, subject to compliance with Applicable Law and continued employment and achievement of applicable performance conditions set by the Board or the Remuneration Committee. 30% of any such Share Incentives will be granted in the form of restricted stock units to vest in equal annual instalments over a three-year vesting period and the remaining 70% of any such Share Incentives will be granted in the form of performance based units to vest following a three-year performance period. All the Share Incentives shall be subject to the terms and conditions of the relevant plans/schemes formulated by the Company in line with Applicable Law, subject to the Executive satisfying the eligibility requirements, performance criteria, service conditions and other terms and conditions as may be required under the relevant plans/schemes.

9.3

As it is intended that the Executive will be a promoter in the IPO pursuant to the Shareholders’ Agreement and in accordance with the provisions of applicable Law, and if there are restrictions under applicable Law relating to grant or exercise of Share Incentives to the Executive otherwise due to him, or if there is any adverse impact on the Share Incentives already granted to the Executive, in each case, on account of the Executive being designated as a promoter in the IPO, the Company will provide alternate commercial compensation in lieu of such Share Incentives, on terms to be agreed in good faith between the Company and the Executive.

9.4

Where the Employment is terminated for whatever reason and whether or not in breach of contract, the Executive shall not be entitled, by way of compensation for loss of office or employment or otherwise, to any sum or other benefits to compensate him for the loss of any rights under the Company’s incentive arrangements or under this Agreement, unless otherwise provided in this Agreement.

10.	TERMINATION AND PAYMENT IN LIEU OF NOTICE

10.1

Without prejudice to any other right or remedy available to the Company under Applicable Law, the Company shall be entitled, but not bound, to terminate the Employment with immediate effect, without payment of compensation, by giving to the Executive notice in writing at any time, with or without a Bad Act, in accordance with the provisions of this Agreement.

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10.2

Either party may terminate the Employment without a Bad Act in accordance with clause 4.6 above. Where the Company terminates the Employment with immediate effect without a Bad Act, it shall make a payment to the Executive in lieu of notice, calculated in accordance with this clause 10 (the Notice Payment). The Notice Payment shall be paid within 2 business days following the Termination Date.

10.3	The Notice Payment will be paid less all deductions that are required by law to be made including in respect of income tax and any sums due to the Company or any Group Company.

10.4

The Notice Payment will consist of a sum equal to the Basic Salary which the Executive would have been entitled to receive during the notice period referred to in clause 4.6 and outstanding on the Termination Date.

10.5

For the avoidance of doubt, any entitlement to bonus, commission and share of profit and any other benefits (for example any benefits derived from any Share Incentives) which the Executive would have received or would have accrued to him during the notice period will be determined by the terms of clauses 6, 7, 8 and 9, and the relevant bonus, commission or share incentive plan.

10.6	In the event of the Employment being terminated with immediate effect for a Bad Act:

(a)

such termination shall not be valid unless the Company has conducted, in good faith and with diligence, a fair and due investigation to assess the facts and circumstances resulting in the occurrence of the alleged Bad Act event, and such investigation reveals the actual occurrence of such a Bad Act event (where the Executive is provided with reasonable time and opportunity to defend or respond to such alleged Bad Act event). Provided that, the process to be followed to conduct the investigation shall be decided by the Company in its fair judgment depending on the facts and circumstances of each case and its impact on the business, including engaging any external party to carry out such investigation;

(b)

any notice of termination for a Bad Act shall be in writing and shall set forth, in reasonable detail, all acts or omissions upon which the Company is relying for such termination. Such notice shall also specify the action that may be taken by the Executive to cure any such alleged failure or breach, if the conduct is capable of cure; and

(c)

the Executive shall not be entitled to receive any Notice Payment nor make any claim against the Company or any Group Company for damages for loss of office or termination of the Employment. Regardless of this, the termination shall be without prejudice to the Executive’s continuing obligations under this Agreement.

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11.	ADDITIONAL SEVERANCE

11.1

If at any time the Executive resigns from the Employment for Good Reason, or in case of a termination of the Employment other than for Bad Acts or a Bad Leaver Scenario, then, provided that the Executive enters into a settlement agreement and release of claims in favour of the Company, each Group Company and each of their employees, officers and directors and in a form acceptable to the Company, the Company shall, in addition to any amounts otherwise payable to the Executive (including without limitation any entitlements under the Company’s incentive plans) and the Executive’s entitlement to Notice in accordance with clause 4.6 or Notice Payment in accordance with clause 10.2, pay the Executive a severance payment equal to the amount set out below in lump sum payment and on or before the last date of the Employment:

(a)	12 months’ Basic Salary;

(b)

a payment equal to the Annual Bonus which would have been payable to the Executive in the year that the Employment terminates, reduced pro-rata to reflect the duration of the bonus year in which the Executive remained employed; and

(c)	a payment in lieu of 12 months’ Company paid medical insurance.

11.2

If the Executive resigns from the Employment for Good Reason, or in case of a termination of the Employment other than for Bad Acts or a Bad Leaver Scenario, within 12 months of a Change in Control (as defined in the REGL Plan, and mutatis mutandis applied to the Company) then, provided that the Executive enters into a settlement agreement and release of claims in favour of the Company, each Group Company and each of their employees, officers and directors and in a form acceptable to the Company, the Company shall, in addition to any amounts otherwise payable to the Executive (including without limitations any entitlements under the Company’s incentive award plan but excluding, for the avoidance of doubt, any payments pursuant to clause 11.1) and the Executive’s entitlement to Notice in accordance with clause 4.6 or Notice Payment in accordance with clause 10.2, pay the Executive a severance payment equal to the amount set out below in lump sum payment and on or before the last date of the Employment:

(a)	18 months’ Basic Salary;

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(a)

a payment equal to the Annual Bonus which would have been payable to the Executive in the year that the Employment terminates, reduced pro-rata to reflect the duration of the bonus year in which the Executive remained employed;

(b)	a payment equal to the 18 month bonus target as set out in the relevant bonus plan for the bonus year in which the Employment terminates; and

(c)	a payment in lieu of 12 months’ Company paid medical insurance.

12.	HOURS OF WORK

12.1	The Executive agrees to work normal business hours together with such additional hours as are necessary for the proper performance of the Executive’s duties.

12.2	The duration of the Executive’s working time is not measured or predetermined.

13.	DUTIES

13.1	During the Employment, the Executive will:

(a)

work under the overall supervision and guidance of the Board, which shall be responsible for the key management and commercial decisions necessary for the conduct of the business of the Company as a whole;

(b)

undertake and carry out to the best of his ability such duties and exercise such powers in relation to the Company or Group’s business as may from time to time be assigned to or vested in the Executive by the Board including where those duties require him to work for any Group Company (it being acknowledged that the Board will only assign such duties to the Executive as are appropriate to his position);

(c)

in the discharge of those duties and the exercise of those powers observe and comply with all lawful resolutions, regulations, rules, codes of conduct, policies and procedures of the Company and those of any applicable Group Company from time to time made by, or under the authority of, the Board and promptly upon request, give a full account to the Board or a person duly authorised by the Board of all matters with which the Executive is involved. The Executive will provide the information in writing if requested;

(d)	comply with all directions lawfully and properly given to him by or under the authority of the Board;

(e)	comply with the articles of association (as amended from time to time) of the Company and any Group Company;

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(f)

do, or refrain from doing, such things as are necessary or expedient to ensure compliance by the Executive and the Company and any Group Company with Applicable Law and regulations including any rules applied by all regulatory authorities relevant to the Company and any Group Company, and any codes of practice issued by the Company and any Group Company (as amended from time to time);

(g)	act in accordance with all statutory, fiduciary and common law duties that the Executive owes to the Company and any Group Company;

(h)	refrain from doing anything which would cause the Executive to be disqualified from acting as a director;

(i)

unless prevented by ill-health, holidays or other unavoidable cause, devote a substantial amount of the Executive’s working time, attention and skill to the discharge of the Executive’s duties in respect of the Company and any Group Company, as may be reasonably required;

(j)

faithfully and diligently perform the Executive’s duties and at all times use the Executive’s best endeavours to promote, protect, develop and extend the business interests of the Company and the Group; and

(k)

promptly provide the Board with all such information as it may require in connection with the business or affairs of the Company and of any other Group Company for which he is required to perform duties.

13.2

The Executive’s normal place of work is the Company’s principal office at Delhi from time to time or such other location both within and outside India at which the Company may from time to time require the Executive to base himself.

13.3	The Executive agrees to travel and work (both within and outside India) as may be required for the proper performance of his duties under the Employment.

14.	DIRECTORSHIPS AND DIRECTORS & OFFICERS INSURANCE

14.1

Subject to and in accordance with the articles of association of the Company, the Executive will act as a director of the Company, and as reasonably required by the Board, a director of any of the other Group Companies (either executive or non-executive). The Company reserves the right on giving written notice to the Executive to terminate any such office or directorship held by the Executive in any such other Group Company (for the avoidance of doubt, excluding the Company) immediately at any time, if there is a conflict between the Executive’s duties to the Company and the Executive’s role as a director or office bearer of any such other Group Company.

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14.2

The Company has directors’ and officers’ liability insurance and shall at all times maintain adequate insurance (not being less than the amount currently in place) for the full term of the Executive’s appointment as a director or officer of the Company or any Group Company. The Company will provide the directors’ and officers’ liability insurance policy and the proof of coverage within 10 business days of receiving a request from the Executive.

15.	RIGHT TO SUSPEND DUTIES AND POWERS

15.1

Where notice of termination has been served by either party whether in accordance with clause 10.2 or otherwise, the Company reserves the right in its absolute discretion to suspend all or any of the Executive’s duties and powers on terms it considers expedient or to require the Executive to perform only such duties, specific projects or tasks as are assigned to him expressly by the Company (including the duties of another position of equivalent status) in any case for such period or periods and at such place or places consistent with clause 13.1(k) (including, without limitation, his home) as the Company deems necessary, acting reasonably (the Garden Leave). Subject to clause 15.2 below and unless otherwise communicated to the Executive, during any period of Garden Leave the terms and conditions set out in this Agreement shall continue to apply to the Executive.

15.2	The Company may, at its sole discretion, require that during the Garden Leave the Executive shall not:

(a)	enter or attend the premises of the Company or any Group Company;

(b)	contact or have any communication with any client or prospective client or supplier of the Company or any Group Company in relation to the business of the Company or any Group Company;

(c)

contact or have any communication with any employee, officer, director, agent or consultant of the Company or any Group Company in relation to the business of the Company or any Group Company (other than social contact with employees/ directors);

(d)	remain or become involved in any aspect of the business of the Company or any Group Company except as required by such companies;

(e)	work either on the Executive’s own account or on behalf of any other person; or

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(f)	do any act or thing or make or cause to be made any statement reasonably likely to damage the business or reputation of the Company or any Group Company.

15.3	The Company may, at its sole discretion, require that during the Garden Leave the Executive shall:

(a)	resign with immediate effect from any offices he holds with the Company or any other Group Company (and any related trusteeships); or

(b)	take any holiday which has accrued under clause 20 during the Garden Leave.

15.4	During Garden Leave the Executive will continue to receive his Basic Salary and benefits, accrue bonus, commission or share of profit and his Share Incentives will continue to vest.

15.5	For the avoidance of doubt, the Company may exercise its powers under this clause 15 at any time during the Employment including after notice of termination has been given by either party.

15.6

The provisions of clause 22 (Disclosure of Other Interests) shall remain in full force and effect during Garden Leave. The Executive will also continue to be bound by duties of good faith and fidelity to the Company and remain available to perform such duties and/or exercise such powers, authorities and discretions (if any) when called upon by the Company to do so during any period of Garden Leave.

15.7

The Company may suspend the Executive from the Employment during any period in which the Company is carrying out an investigation into any alleged acts or defaults of the Executive. During such suspension the Executive will continue to receive his Basic Salary and benefits, accrue bonus, commission or share of profit and his Share Incentives will continue to vest.

15.8

In the event that the Executive is assigned no duties during a period of suspension under this clause 15, the Company may in its sole discretion appoint another person to perform his responsibilities in his place.

16.	CORPORATE GOVERNANCE

16.1

The Executive acknowledges that all payments and/or benefits payable to him under this Agreement are subject to and conditional upon the terms of Applicable Law, regulation and governance codes that regulate or govern executive pay from time to time (Remuneration Governance).

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16.2

The Company represents and warrants that true, accurate and complete copies of the Company’s board and shareholder resolutions authorising the Company to enter into and perform this Agreement have been provided to the Founder Investors (as defined in the Shareholders’ Agreement) and that such resolutions have not been amended, revoked or otherwise withdrawn.

16.3

The Company undertakes to take all necessary actions, to procure, to the extent the Company is not already authorized, such authority as it may require under its articles of association to perform its obligations under this Agreement.

17.	EXPENSES

The Company or any Group Company (as relevant) shall reimburse the Executive the amount of all out-of-pocket expenses (including traveling expenses) reasonably and properly incurred by the Executive in the proper discharge of his duties under this Agreement to the extent that such expenses are incurred in accordance with the Company’s business expenses policy as amended from time to time and provided that he provides reasonable evidence of his expenditure to the Company.

18.	DEDUCTIONS

The Executive agrees that the Company and any Group Company (as relevant) may deduct from any sums due to the Executive under this Agreement, any sums due by the Executive to the Company and any Group Company (as relevant) including, without limitation, any debits to the Executive’s Company credit or charge card not authorised by the Company, the Executive’s pension contributions (if any), any overpayments, loans or advances made to the Executive by the Company, the cost of repairing any damage or loss to the Company’s property caused by the Executive, in each case following prior written notice of the sums due and the basis for the proposed deduction. Additionally, the Company and any Group Company (as relevant) may withhold or deduct from any sums due to the Executive under this Agreement any amounts required by Applicable Law to be withheld or deducted, including in respect of income tax or social security contributions.

19.	INSURANCE

19.1

Without prejudice to the terms of clauses 4.6 and 10, the Executive will be eligible to participate in any Health Care Scheme or other benefit plans generally made available to senior executives of the Company in India, subject to the following terms and conditions:

(a)

the Executive and (if applicable) his family’s participation is subject to the Company’s rules regarding eligibility in force from time to time and the rules, terms and conditions of the relevant Health Care Scheme and/or insurance policy in force from time to time (a copy of each scheme in force at any time shall be available from the Human Resources Department);

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(b)

the Company reserves the right to terminate the Executive or his family’s or the Company’s participation in any of the Health Care Scheme(s) provided the Company replaces the existing scheme being terminated with a new scheme on terms and conditions no less favourable than the existing scheme (but only if such cover is reasonably available), substitute a new scheme(s) for an existing scheme(s) and/or alter the level or type of benefits available under any scheme(s); and

(c)

if a scheme provider (e.g. an insurance company or pensions provider) refuses for any reason (whether under its own interpretation of the rules, terms and conditions of the relevant insurance policy or otherwise) to accept a claim and/or provide the relevant benefit(s) to the Executive (or his family) under the applicable Health Care Scheme, the Company shall not be liable to provide (or compensate the Executive for the loss of) such benefit(s) nor shall it be obliged to take action against the provider to enforce any rights under the Health Care Scheme;

(d)

the fact that the termination of the Employment may result in the Executive or his family ceasing to be eligible to receive or continue to receive benefits under any Health Care Scheme does not remove the Company’s right to terminate the Employment; and

(e)	the Executive’s acceptance of such variations to the terms and conditions of the Employment as may from time to time be required by the Company.

19.2	All payments under a PHI scheme or the like will be subject to the deductions required by law.

19.3

Where payments are made under a PHI scheme or the like all other payments or benefits provided to or in respect of the Executive will cease from the start of those payments (if they have not done so already), save that the Executive will continue to accrue statutory and contractual holidays, unless the Company is fully reimbursed by the PHI scheme for the cost of providing the benefit.

20.	LEAVE AND OTHER BENEFITS

20.1

The Executive shall be entitled to holiday, sick leave, and other forms of leave, subject to any statutory eligibility requirements or conditions, as applicable, and the Company’s policies applicable to each type of leave, as may be replaced, amended or withdrawn from time to time.

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20.2

The Executive may be eligible to be provided with employee assistance helpline benefits during the Employment with the Company, subject to any rules applicable. The Executive may request further details of the benefits for which he may be eligible from the Company’s Human Resources department. The Company may replace or withdraw such benefits, or amend the terms of such benefits, at any time on reasonable notice to the Executive.

20.3

Notwithstanding the foregoing, the Executive shall be entitled to receive, at a minimum, benefits relating to leave entitlement, carry forward of leaves and leave encashment that are no less favourable than those set out in the Service Agreement dated 23 August 2021 entered into between REGL and the Executive.

21.	MEDICAL EXAMINATIONS

21.1

The Executive agrees that he will undergo a medical examination by a doctor appointed by the Company at any time (provided that the costs of all such examinations are paid by the Company). The Company will be entitled to receive a copy of any report produced in connection with all such examinations and to discuss the contents of the report with the doctor who produced it.

22.	DISCLOSURE OF OTHER INTERESTS

The Executive shall disclose to the Board any interest of his own (or that of his partner or of any child of his or of his partner under eighteen years of age):

(a)	in any trade, business or occupation whatsoever which is in any way similar to any of those in which the Company or any Group Company is involved; and

(b)	in any trade, business or occupation carried on by any supplier or customer of the Company or any Group Company whether or not such trade, business or occupation is conducted for profit or gain.

23.	RESTRICTIONS ON OTHER ACTIVITIES AND INTERESTS

23.1

During the Employment, the Executive shall not at any time, without the prior written consent of the Board, either alone or jointly with any other person, carry on or be directly or indirectly employed, engaged, concerned or interested in any business, prospective business, trade, occupation or undertaking other than a Group Company.

23.2	Nothing contained in this clause shall preclude the Executive from:

(a)	continuing to hold his Existing Investments;

(b)	being a Minority Holder;

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(c)

subject to clause 23.4 being a Minority VC Holder, unless in each case the holding is in a company that is a direct business competitor of the Company or any Group Company, or could reasonably be expected to create a conflict between the Executive’s duties to the Company or any Group Company and the Executive’s interest as an investor of the other company or person.

23.3

If any of the exclusions in clause 23.2 could reasonably be considered to apply, the Executive shall seek, and be required to obtain, the prior consent of the Board to the continuation (in the case of the Existing Investments), acquisition or increase of such holding. For the avoidance of doubt, the exclusions set out in clause 23.2 apply only to passive investment holdings in the relevant company or person, and do not apply to the Executive being directly or indirectly employed, engaged or appointed in any capacity (including as a shadow director) by, or being otherwise concerned, interested or associated with, the relevant company or person.

23.4

In each rolling 12 month period of the Employment, the Executive shall not, without the prior written consent of the Board, directly or indirectly (including through nominees, funds or pooled vehicles) make any investment as a Minority VC Holder if the amount of the Executive’s direct or indirect investment would, when taken together with the amount of any other investment made directly or indirectly as a Minority VC Holder in the same period, exceed USD 10 million in the aggregate.

23.5	If the Executive, with the consent of the Board, accepts any other appointment he must keep the Company accurately informed of the amount of time he spends working under that appointment.

23.6

In the event that the Executive becomes aware of any conflicts of interest that may arise, he must disclose these to the Board together with any information or knowledge acquired or gained by him in any manner whatsoever whilst he continues in office which may be of value or which may be to the detriment of the Company or any of its subsidiary undertakings.

24.	ANTI-BRIBERY AND CORRUPTION POLICY AND PROCEDURES

24.1

The Company prohibits Corruption and will not tolerate any involvement or attempted involvement in Corruption by the Executive, the Company or any executives, employees, agents, associates or any parties in any way associated with the business of the Company or the Group. This prohibition extends to all of the Group’s business dealings and transactions in all countries in which it, its subsidiaries, its agents and its associates operate.

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24.2

The Executive must comply with any Anti-Bribery and Corruption Policy that the Company has in place from time to time and must report any instances of Corruption (including those attempted and/or resisted) and/or corrupt activity involving the Company or any Group Company or any of its officers, employees, agents or associates which the Executive becomes aware of irrespective of the identity or position of those alleged to be involved.

24.3	During the Employment the Executive shall not:

(a)

become involved in bribery whether by offering, promising, giving, agreeing to, soliciting, demanding, requesting, receiving, or accepting bribes, or behaving corruptly in expectation of a bribe or an advantage;

(b)

offer any hospitality, gift or gratuity to customers, suppliers or any other person connected with the business of the Company or the Group with the intention of gaining a business advantage. Any gifts or invitations to hospitality events that the Executive wishes to issue which are expected to exceed the value of [USD 1000] must be agreed in advance with the Board;

(c)

receive or obtain directly or indirectly any discount, rebate, commission, or gratuity over the value of [USD 1000] or any hospitality or other form of gift known to have a value of over [USD 1000] (any of these referred to as a “Gratuity”) as a result of the Employment or any sale or purchase of goods or services effected or other business transacted (whether or not by the Executive) by or on behalf of the Company or any Group Company and if the Executive (or any person in which the Executive is interested) obtain any Gratuity the Executive must first seek permission from the Board and may be required to account to the Company for the amount received by the Executive (or a due proportion of the amount received by the person having regard to the extent of the Executive’s interest therein).

25.	CONFIDENTIALITY AND COMPANY DOCUMENTS

25.1	The Executive must not either during the Employment (except in the proper performance of the Executive’s duties) or at any time (without limit) after the Termination Date:

(a)	divulge or communicate to any person;

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(b)	use for the Executive’s own purposes or for any purposes other than those of the Company or any Group Company; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of;

any Confidential Information.

25.2

The Executive must at all times use his best endeavours to prevent publication or disclosure of any Confidential Information. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive. These restrictions shall not apply to any use or disclosure authorised by the Board or required by law.

25.3

All notes, records, lists of customers, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by the Executive or otherwise and in whatever medium or format) relating to the business of the Company or any Group Company or any of its or their clients (and any copies of the same):

(a)	shall be and remain the property of the Company or the relevant Group Company or client; and

(b)	shall be handed over by the Executive to the Company or the relevant Group Company or client on demand by the Company and in any event on the termination of the Employment;

provided that following the termination of the Employment, the Executive shall be provided with reasonable access to Board Minutes, and the relevant papers comprising the Board packs referred to in those Minutes, and agendas of the Company or any Group Company relating to a period during which the Executive was a director of the Company or such Group Company to the extent that this is reasonably required by the Executive in connection with any investigation, proceeding or requirements of Applicable Law regarding the Executive’s tenure as a director and on condition that such materials shall nevertheless remain confidential.

25.4	Nothing in this Agreement shall restrict the Executive from:

(a)

using his general skill, knowledge, experience, expertise, professional contacts and know-how, provided that he does not disclose or use trade secrets or Confidential Information of the Company or any Group Company, or infringe upon the Intellectual Property Rights of the Company or any Group Company;

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(b)	making any protected disclosure, whistleblower complaint or complaint to any competent authority in accordance with applicable law;

(c)

disclosing information to his legal, tax, accounting, financial or other professional advisers, or to his spouse or immediate family members, on a need-to-know basis, provided that such recipients are informed of the confidential nature of the information; or

(d)

retaining or disclosing copies of this Agreement, compensation records, tax records, payslips, equity or incentive documentation, employment-related correspondence, and other information reasonably necessary to enforce his rights, defend claims, obtain professional advice, or comply with applicable law.

26.	INTELLECTUAL PROPERTY

26.1

The Company and the Executive agree that as part of the Executive’s normal duties or other duties specifically assigned to him (whether or not during normal working hours and whether or not performed at the Executive’s normal place of work) the Executive may make or create Works in the course of the Employment and agree that in this respect he is obliged to further the interests of the Company and any Group Company.

26.2

The Executive must immediately disclose to the Company full details of any and all Works and all Intellectual Property Rights. Both the Works and all Intellectual Property Rights will belong to and be the absolute property of the Company. To the extent that any rights referred to under this clause 26.2 do not vest with the Company automatically as per the terms of this Agreement or through the operation of law, the Executive hereby irrevocably and in perpetuity assigns to the Company all of the rights, title and interest in the Works and the Intellectual Property Rights that the Executive may have conceived, created, improved upon, developed or contributed to prior to the Effective Date, as part of his association with and contribution to the Company or its incorporation.

26.3	The Executive shall immediately on request by the Company (whether during or after the Employment) and at the expense of the Company, without charge or compensation:

(a)

apply or join with the Company or any Group Company in applying for any Intellectual Property Rights or other protection or registration (Protection) in India and in any other part of the world for, or in relation to, any Works;

(b)

execute all instruments and do all things necessary for vesting all Intellectual Property Rights or Protection when obtained and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company; and

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(c)

sign and execute any documents and do any acts reasonably required by the Company in connection with any proceedings in respect of any applications and any publication or application for revocation of any Intellectual Property Rights or Protection.

26.4

The Executive hereby acknowledges the Company’s rights under section 17 of the Copyright Act, 1957 in relation to the Works created in the course of the Employment. To the extent permissible under section 57 of the Copyright Act, 1957 and any other applicable law, the Executive agrees not to assert any moral rights (including the rights of integrity and the right of attribution) in respect of the Works, against the Company or any Group Company or any of their licensees or assignees. The Executive agrees that he shall not raise any objection or claims under applicable laws in respect of ownership of Works and Intellectual Property.

26.5

The Executive hereby irrevocably appoints the Company to be the Executive’s attorney and in the Executive’s name and on the Executive’s behalf to execute any such act and to sign all deeds and documents and generally to use the Executive’s name for the purpose of giving to the Company the full benefit of this clause. The Executive agrees that, with respect to any third parties, a certificate signed by any duly authorised officer of the Company that any act or deed or document falls within the authority hereby conferred shall be conclusive evidence that this is the case.

26.6

Nothing in this clause 26 shall be construed as restricting the rights of the Executive or the Company under the Trade Marks Act, 1999, the Patents Act, 1970, the Copyright Act, 1957, and the Designs Act, 2000, or any other applicable Indian intellectual property legislation.

26.7

The Executive represents and warrants that the Works of the Executive have not violated and will not violate the Intellectual Property Rights of any third party and agrees not to violate the Intellectual Property Rights of any third party in the course of Employment.

26.8

The Executive acknowledges that the Employment and the remuneration paid by the Company to the Executive are good, valuable and adequate consideration, to be bound by the terms and conditions of this Agreement.

27.	DISCIPLINARY AND GRIEVANCE PROCEDURES

27.1

Any disciplinary action taken in connection with the Employment will usually be taken in accordance with the Company’s normal disciplinary procedures (which are workplace rules and do not form part of this Agreement, nor are they contractually binding) a copy of which is available from the Staff Handbook.

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27.2

If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, he shall apply in writing to a senior independent director, setting out the nature and details of any such grievance or dissatisfaction.

28.	OBLIGATIONS UPON TERMINATION

28.1

Immediately upon the termination of the Employment howsoever arising or immediately at the request of the Board at any time after either the Company or the Executive have served notice of termination of the Employment, the Executive shall:

(a)

deliver to the Company all Works, materials within the scope of clause 25.3 and all other materials and property including credit or charge cards, mobile telephone, computer equipment, disks and software, passwords, encryption keys or the like, keys, security pass, letters, stationery, documents, files, films, records, reports, plans and papers (in whatever format including electronic) and all copies thereof used in or relating to the business of the Company or the Group which are in the Executive’s possession or under the Executive’s control. The Executive is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company;

(b)	transfer without payment, to the Company, or as the Company may direct, any shares or other securities held by the Executive as nominee or trustee for the Company or any Group Company;

(c)

immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company. The Executive confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Executive by the Company (or any other Group Company) a sum equal to such amounts;

(d)

subject to clause 5 and Schedule 4 of the Shareholders’ Agreement, resign from all offices or directorships whatsoever within the Group Company and its Affiliates and from any positions held by the Executive by virtue of the Executive’s employment as a CEO without protest and demur, unless otherwise determined by the Board in its sole discretion. If the Executive continues as a director following cessation of employment, such directorship shall be redesignated as non-executive; and

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(e)

following the notice of termination of employment, cooperate fully with the Company in all matters relating to the completion of the Executive’s pending work, the orderly transition of such work to such other executives, as the Company may designate.

28.2

Should the Executive fail to comply with clause 28.1, the Company is hereby irrevocably authorised to appoint some person to sign any documents and/or do all things in the Executive’s name and on the Executive’s behalf necessary to give effect thereto.

28.3

The Executive will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.

29.	RESTRICTIONS AFTER TERMINATION

29.1

Since the Executive is likely to obtain Confidential Information in the course of the Employment and personal knowledge of and influence over suppliers, customers, clients and employees of the Company and Group Companies, the Executive hereby agrees with the Company that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon the Executive by law, the Executive will be bound by the covenants and undertakings contained in this clause 29. In this clause 29, unless the context otherwise requires:

Customer means any person to which the Company distributed, sold or supplied Restricted Products or Restricted Services during the Relevant Period and with which, during that period either the Executive, or any employee under the Executive’s direct (or indirect through the Executive’s immediate reports) supervision, had material dealings in the course of the Employment, or about which the Executive had Confidential Information, but always excluding therefrom, any division, branch or office of such person with which the Executive and/or any such employee had no dealings during that period and about which the Executive had no Confidential Information;

Prospective Customer means any person with which the Company was actively negotiating during the Relevant Period regarding a material contract for distribution, sale or supply of Restricted Products or Restricted Services and with which during such period the Executive, or any employee who was under the Executive’s direct (or indirect through the Executive’s immediate reports) supervision, had material dealings in the course of the Employment, or about which the Executive had Confidential Information, but always excluding therefrom any division, branch or office of that person with which the Executive and/or any such employee had no dealings during that period and about which the Executive had no Confidential Information;

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Relevant Period means: (i) where the Employment is continuing, the period of the Employment; and (ii) where the Employment has terminated, the period of 12 months immediately preceding the Termination Date;

Restricted Area means:

(a)	India; and

(b)	any other country in the world where, on the Termination Date, the Company dealt in Restricted Products or Restricted Services;

Restricted Employee means any person who was a director, employee of the Company who is dealing with a Restricted Product or engaged in Restricted Services at any time within the Relevant Period who by reason of that position and in particular their seniority or knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company is likely to cause damage to the Company if they were to leave the employment of the Company and become employed by a competitor of the Company;

Restricted Period means the period commencing on the Termination Date and, subject to the terms of clause 29.4, continuing for 12 months;

Restricted Products means any products, equipment or machinery or artificial intelligence technology researched into, developed, manufactured, supplied, marketed, distributed or sold by the Company and with which the Executive’s duties were materially concerned or for which either the Executive, or any employee who was under the Executive’s direct (or indirect through the Executive’s immediate reports) supervision, were responsible during the Relevant Period or about which the Executive had Confidential Information;

Restricted Services means any services (including but not limited to technical and product support, technical advice and customer services) researched into, developed or supplied by the Company and with which the Executive’s duties were materially concerned or for which either the Executive, or any employee who was under the Executive’s direct (or indirect through the Executive’s immediate reports) supervision, were responsible during the Relevant Period or about which the Executive had Confidential Information;

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Supplier means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company and with which, during that period, the Executive, or any employee under the Executive’s direct (or indirect through the Executive’s immediate reports) supervision, had material dealings in the course of the Relevant Period, or about which the Executive had Confidential Information.

29.2

Both during the Employment and during the Restricted Period, the Executive will not, without the prior written consent of the Company, whether by himself, through his employees or agents and whether on the Executive’s own behalf or on behalf of any person, directly or indirectly:

(a)

so as to compete with the Company, solicit business from any Customer or Prospective Customer in respect of Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services;

(b)

so as to compete with the Company, accept any orders from, act or have any business dealings with any Customer or Prospective Customer in respect of Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services;

(c)

within the Restricted Area, be employed or engaged in or provide Confidential Information to that part of a business which is involved in Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services, if the business is or seeks to be in competition with the Company. For the purposes of this sub-clause, acts done by the Executive outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose is to distribute, sell, supply or otherwise deal with Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services in the Restricted Area to a material extent;

(d)

solicit or induce any person who is a Restricted Employee (and with whom the Executive had dealings during the Relevant Period) to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

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(e)

employ or otherwise engage any Restricted Employee in the business of Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services if that business is, or seeks to be, in competition with the Company; or

(f)	solicit or induce any Supplier to cease to deal with the Company and shall not interfere in any way with any relationship between a Supplier and the Company.

29.3

Clause 29.2 shall also apply as though references to the “Company” in clauses 29.2 include references to each Group Company in relation to which the Executive has in the course of the Employment or by reason of rendering services to or holding office in such Group Company:

(a)	acquired knowledge of its product, services, trade secrets or Confidential Information; or

(b)	had dealings with, or Confidential Information about, its customers or prospective customers in the Executive’s capacity as an employee of the Company; or

(c)	supervised directly (or indirectly through the Executive’s immediate reports) employees having dealings with its customers or prospective customers in their capacity as employees of the Company;

but so that references to the “Company” shall for this purpose be deemed to be references to the relevant Group Company. The obligations undertaken by the Executive pursuant to this clause 29.3 shall, with respect to each Group Company, constitute a separate and distinct covenant in favour of and for the benefit of each Group Company and which shall be enforceable either by the particular Group Company or by the Company on behalf of the Group Company and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company.

29.4

If the Company exercises its right to suspend the Executive’s duties and powers under clause 15 after notice of termination of the Employment has been given, the aggregate of the period of the suspension and the Restricted Period shall not exceed 12 months and if the aggregate of the two periods would exceed 12 months, the Restricted Period shall be reduced accordingly.

29.5	The Executive hereby undertakes to the Company that the Executive will not at any time:

(a)

during the Employment or after the Termination Date engage in any trade or business or be associated with any person (except the Company or any Group Company or any person to which the Company or the Group Company has authorised the usage of the trading names of the Company or any Group Company) engaged in any trade or business using any trading names used by the Company or any Group Company including the name(s) or incorporating the word(s) “ReNew”;

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(b)

after the Termination Date represent or otherwise indicate any association or connection with the Company or any Group Company, other than as an employee, shareholder or former employee or shareholder (as the case may be from time to time).

29.6

The Executive undertakes that, the Executive will not at any time during the Employment and at any time (without limit) after the Termination Date make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the Company or any Group Company or any of its or their respective shareholders, officers, employees or agents.

29.7

The restrictions in this clause 29 (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if some part of it were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.

30.	WAIVER OF RIGHTS

30.1

If the Employment is terminated by either party and the Executive is offered re-employment by the Company (or employment with another Group Company) on terms no less favourable in all respects than the terms of the Employment under this Agreement, the Executive shall have no claim against the Company in respect of such termination.

30.2

If the Company undergoes any process of reconstruction or amalgamation (whether or not involving the liquidation of the Company) and the Executive is offered employment by the successor or proposed successor to the Company or any Group Companies on terms not materially less favourable overall to those under this Agreement whether as to duties, responsibilities, remuneration or otherwise and he does not accept the offer within one month of it being made, the Executive shall have no claim against the Company or the successor to the Company in respect of such termination.

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31.	PROVISIONS WHICH SURVIVE TERMINATION

Any provision of this Agreement that is expressed or intended to have effect on, or to continue in force after, the termination of this Agreement shall have such effect, or, as the case may be, continue in force, after such termination.

32.	CODES OF CONDUCT

32.1

The attention of the Executive is drawn to the fact that as a director of the Company he will be subject to such terms and conditions contained in the articles of association of the Company as are applicable to directors and to the duties and obligations placed on him by the Act and other legislation, and also, where appropriate, to all applicable rules and regulations of relevant regulatory bodies.

32.2	The Executive will comply in all respects with every rule of law, code of best practice and with all regulations, rules and codes of conduct made by the Board from time to time.

33.	DATA PROTECTION

33.1

The Executive’s attention is drawn to the Data Privacy Notice, a copy of which can be obtained from the Company, which sets out how the Executive’s personal data will be used and shared by the Company and other Group Companies. The Data Privacy Notice does not form part of this Agreement and may be updated from time to time.

33.2	All personal data will be treated in accordance with applicable data protection laws and regulations.

33.3	The Executive undertakes:

(a)	to comply in full with the Company’s privacy policy in force from time to time; and

(b)	to comply in full with the Company’s internet and email policies in force from time to time.

34.	AMENDMENTS

No amendment or variation of this Agreement or any of the documents referred to in it (other than an alteration in the Basic Salary) shall be effective unless it is in writing and signed by or on behalf of each of the parties.

35.	WAIVERS AND REMEDIES

35.1	The rights of each party under this Agreement:

(a)	may be exercised as often as necessary;

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(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

35.2	Any delay by either party in exercising any right or non-exercise of any right under this Agreement shall not constitute a waiver of those rights.

35.3	Any right of rescission conferred upon the Company by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.

36.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

37.	NOTICE

37.1

Any notice to be given by one party to the other party in connection with this Agreement shall be in writing in English and delivered by letter signed by or on behalf of the party giving it. It shall be delivered by hand, first class prepaid recorded delivery, registered post, or email.

37.2	Subject to clause 37.3, a notice shall be effective upon receipt and shall be deemed to have been received:

(a)	at the time of delivery, if delivered by hand,

(b)	48 hours from the date of posting, in the case of registered post or courier; or

(c)	at the time it is sent if sent by email, in which case:

(i)	except as provided in (ii), the time at which an email is sent shall be the time in the place where the recipient’s registered office is located; and

(ii)

if an email delivery failure notice is received in the sender’s email account within 15 minutes of the sender trying to send it, the notice shall be deemed to have been received at the time the sender tried to send it, if the sender also sends the notice to the recipient by hand, registered post or courier within 48 hours of receipt of the email delivery failure notice.

37.3

If deemed receipt occurs before 9am on a business day the notice shall be deemed to have been received at 9am on that day and if deemed receipt occurs after 5pm on a business day, or on a day which is not a business day, the notice shall be deemed to have been received at 9am on the next business day. For the purpose of this clause, “business day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

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37.4	For the avoidance of doubt, notice given under this Agreement shall be validly served if sent by email.

38.	ENTIRE AGREEMENT

38.1

This Agreement and the documents referred to in it constitute the entire agreement and understanding of the parties and supersede and extinguish all previous agreements, promises, assurances, warranties, representations and understandings between the parties, whether written or oral, between the Company and the Executive (other than those expressly referred to herein), including but not limited to the Executive’s previous employment agreement with the Company dated 3 October 2024 (as amended from time to time), as well as the Executive’s previous employment agreement with ReNew Energy Global plc dated 23 August 2021 (as amended from time to time) without prejudice to any accrued entitlements of the Executive under any applicable award incentive plans of the Company.

38.2

Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, undertaking, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement or expressly referred to in it as forming part of the Executive’s contract of employment.

38.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

38.4	Nothing in this clause shall limit or exclude any liability for fraud.

39.	NO OUTSTANDING CLAIMS

The Executive hereby acknowledges that he has no outstanding claims of any kind against the Company or any Group Company (other than in respect of remuneration and expenses due to the date of this Agreement but not yet paid and any rights in respect of incentive awards, subject to the terms of the relevant award incentive plan).

40.	SEVERANCE

40.1	If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

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(a)	the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

41.	GOVERNING LAW AND JURISDICTION

41.1	This Agreement is governed by and to be construed in accordance with the laws of India.

41.2

Each party hereby submits to the exclusive jurisdiction of the courts at Delhi as regards any claim, dispute or matter arising out of or in connection with this Agreement and its implementation and effect.

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Schedule 1 Bonus Terms for Financial Year

1.

For the financial year ending 31 March 2027 and each subsequent financial year thereafter, the Executive will be eligible to receive an Annual Bonus calculated in accordance with this Schedule 1 (except in the event of the Employment being terminated for a Bad Act or under a Bad Leaver Scenario during the financial year to which the bonus relates or prior to the payment date for any such bonus, as provided by clause 6.3).

2.

Subject to meeting the performance targets outlined in this Schedule (A) the Executive will be entitled to receive a total Annual Bonus for the relevant financial year of an amount determined by the Board, being 100% of the Basic Salary as at the start of the relevant financial year for maximum level of performance for the relevant financial year , less any required deductions under applicable law; and (B) the Board shall not have the discretion to reduce the total Annual Bonus, but may, at its discretion, approve a higher bonus amount.

3.

The Board and/or the Remuneration Committee will set and provide details of the performance criteria and terms at the commencement of each financial year, following reasonable consultation with the CEO.

4.	The amount of Annual Bonus payable in respect of the satisfaction of non-financial objectives will be decided by the Board having regard to the extent to which those objectives were satisfied.

5.	The Annual Bonus may be reviewed regularly by the Remuneration Committee and the Board.

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Schedule 2 IPO Bonus

1.

Upon consummation of the IPO, subject to the terms of this Schedule, the Executive shall be entitled to receive from the Company a one-off cash payment equivalent to USD 15 million (less any required deductions) (the IPO Bonus) paid in INR.

2.	The foreign exchange rate for payment of the IPO Bonus shall be calculated as per the USD-INR foreign exchange rate as at 5:00pm on the Effective Date.

3.	The Executive shall be entitled to the IPO Bonus only if:

(a)	the Executive’s employment has not terminated under a Bad Leaver Scenario or for a Bad Act prior to the IPO;

(b)	the Executive remains Chair or CEO, or both, for a minimum period of at least 24 months from the Effective Date; and

if the Executive’s employment or appointment has terminated or ceased, the IPO occurs within 24 months from either the termination of the Executive’s employment as CEO or the cessation of the Executive’s appointment to the Chair.

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Schedule 3 Incentive Award Plan Treatment

1.	In this Schedule 3, unless the context otherwise requires:

Awards means Options, PBUs and RSUs;

Additional Replacement Awards means, collectively, the Additional RSUs and Additional PBUs;

Additional RSUs mean such number of RSUs as is equal to:

(a)	the product of:

(i)	the excess of INR 10 over the exercise price applicable to the Nominal RSUs under the REGL Plan; and

(ii)	the number of Nominal RSUs;

(b)	divided by the Consideration (as defined under the Transaction Agreement);

Additional PBUs mean such number of PBUs as is equal to:

(a)	the product of:

(i)	the excess of INR 10 over the exercise price applicable to the Nominal PBUs under the REGL Plan; and

(ii)	the number of Nominal PBUs;

(b)	divided by the Consideration (as defined under the Transaction Agreement);

ITM Award means an Award other than an OTM Option;

New ITM Option means an award granted by the Company other than a New OTM Option, being a replacement award granted pursuant to 2 of this Schedule 3 and shall include the Additional Replacement Awards;

New Options means, collectively, the New ITM Options and the New OTM Options;

New OTM Option means an option granted by the Company the exercise price of which is greater than the market value of the underlying share at the Effective Date, being a replacement award granted pursuant to clause 3 of this Schedule 3;

Option means an option to purchase Class A Ordinary Shares in REGL granted under and subject to the terms of the REGL Plan;

OTM Option means an Option the exercise price of which is greater than the Consideration (as defined in the Transaction Agreement) at the Effective Date;

Nominal RSUs mean RSUs having a nominal exercise price of USD 0.0001 under the REGL Plan;

Nominal PBUs mean PBUs having a nominal exercise price of USD 0.0001 under the REGL Plan;

PBU means an award of performance-based RSUs granted under and subject to the terms of a REGL Plan, each being an option to purchase a Class A Ordinary Share in REGL;

REGL means ReNew Energy Global plc; and

RSU means an award of “restricted share units” granted under and subject to the terms of a REGL Plan, each being an option to purchase a Class A Ordinary Share in REGL.

2.

Notwithstanding anything to the contrary in the Transaction Agreement, any ITM Award the Executive holds immediately prior to the Effective Date will lapse and terminate with effect from the Effective Date, and the Executive will be granted within 30 Business Days, a replacement award, using the conversion ratio 1:0.8289 subject to the same exercise price, other than in relation to the Additional Replacement Awards as set out in clause 4 below, under the REGL Plan, under a new incentive plan that will be established and operated by the Company following the Effective Date. Such replacement award (other than the Additional Replacement Awards) will be subject to the terms (including the exercise price and vesting conditions) that are equivalent to those applicable to the corresponding ITM Award and subject to Indian law, save that any vested award shall remain exercisable until 2035.

3.

Notwithstanding anything to the contrary in the Transaction Agreement, any OTM Option the Executive holds immediately prior to the Effective Date will lapse and terminate with effect from the Effective Date, and the Executive will be granted within 30 Business Days, a replacement award, using the conversion ratio 1:0.8289 subject to the same exercise price under the REGL Plan, under a new incentive plan that will be established and operated by the Company following the Effective Date. Such replacement award will be subject to the terms (including exercise price) equivalent to those that apply to the corresponding OTM Option, subject to Indian law, save that: (i) 50% of all such replacement awards sharing the same exercise price will vest at the Effective Date, and the remaining 50% will vest in four equal half-year instalments of 12.5% each, and (ii) any vested award will remain exercisable until 2037.

4.

Any Nominal RSUs and Nominal PSUs that the Executive holds immediately prior to the Effective Date will lapse and terminate with effect from the Effective Date, and the Executive will be granted within 30 Business Days, replacement awards in the form of Additional Replacement Awards, using the conversion ratio 1:0.8289, with an exercise price of INR 10, under a new incentive plan that will be established and operated by the Company following the Effective Date. Such replacement award will be subject to the terms (other than the exercise price) that are equivalent to those applicable to the corresponding Nominal RSUs and Nominal PSUs and subject to Indian law, save that any vested Additional Replacement Award shall remain exercisable until 2035.

5.	For the purpose of this Schedule 3:

(a)	the replacement awards will be evidenced by grant documents to be issued by the Company as soon as practicable following the Effective Date;

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(b)

the exercise price applicable to all replacement awards granted by the Company and the Consideration for the purposes of calculation of Additional RSUs and Additional PBUs will be calculated based on the USD to INR foreign exchange rate, as at 5:00pm on the Effective Date;

(c)

the replacement awards, unless prohibited under Indian law] will be subject to accelerated vesting in the event of any change of control of the Company, excluding the IPO, and will be deemed to have vested at least seven days prior to the date of consummation of such change of control event; and

(d)

in the event of any merger, demerger, amalgamation, restructuring, or other similar corporate action involving the Group, any stock options or similar equity-based awards granted by the Company (including the replacement awards) and outstanding as of the effective date of such transaction will be replicated, on equivalent terms, in the resulting or successor entity and exercise price of any outstanding options will be adjusted accordingly.

6.	If the Company terminates the Executive’s Employment because of a Bad Act:

(a)	all vested and unvested New OTM Options shall lapse on the Termination Date;

(b)	all unvested New ITM Options shall lapse on the Termination Date; and

(c)	all vested New ITM Options shall be exercisable within a period of 12 months from the Termination Date.

7.	If the Executive’s Employment is terminated by either the Company or the Executive under a Bad Leaver Scenario:

(a)	all unvested New OTM Options shall lapse on the Termination Date;

(b)	75% of the vested New OTM Options shall be exercisable within a period of 12 months from the Termination Date;

(c)	25% of the vested New OTM Options shall lapse on the Termination Date;

(d)	all unvested New ITM Options shall lapse on the Termination Date; and

(e)	all vested New ITM Options and shall be exercisable within a period of 12 months from the Termination Date.

8.	If the Executive’s Employment is terminated other than for Bad Acts, or under a Bad Leaver Scenario:

(a)	all unvested New Options will vest in accordance with the terms set out in this Schedule and be exercisable in accordance with the terms set out in this Schedule; and

(b)	all vested New Options will be exercisable in accordance with the terms set out in this Schedule.

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9.

Notwithstanding anything to the contrary, if the Executive’s Employment is terminated: (a) within a period of 12 months from the date of grant of the New Options, the Company shall undertake such actions as may be required to preserve the commercial objective as set out in clauses 6 and 7 of this Schedule 3, in respect of the: (i) New ITM Options, to the extent the corresponding ITM Award would have been vested, in a manner permitted under the REGL Plan, and (ii) 50% of the New OTM Options which vest as on the Effective Date; or (b) if the Executive’s Employment is terminated where clause 8 of this Schedule 3 applies and such termination adversely impacts the Executive’s entitlement to the New Options solely on account of restrictions under Indian laws, the Company shall undertake such actions as may be required to preserve the commercial objective as set out in clause 8 of this Schedule 3.

10.

The effective date of grant of New Options under the new incentive plan that will be established and operated by the Company following the Effective Date, shall be the Closing Date, irrespective of the date of grant of letters in relation to such New Options. When calculating any Shareholder Instrument thresholds under the Shareholders’ Agreement, any reference to “vested” Equity Awards shall be deemed to mean and include: (a) for the period from the Closing Date and until the expiry of 12 months from the Closing Date:, (i) the New ITM Options, to the extent the corresponding ITM Award would have been vested, in a manner permitted under the REGL Plan, and (ii) 50% of the New OTM Options which vest as on the Effective Date; and (b) in case of termination of the Executive’s Employment where clause 8 of this Schedule 3 applies and such termination adversely impacts the Executive’s entitlement to the New Options solely on account of restrictions under Indian laws, all New Options that vest as per the vesting conditions set out in this Schedule 3. It is clarified that only for the purposes of Indian law, the New ITM Options (including the Additional Replacement Awards) to the extent deemed to be vested as per the vesting conditions set out in this Schedule 3 and 50% of the New OTM Options set out in clause 10(a)(ii) of this Schedule 3, shall vest on the earliest date permissible under Indian law.

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SIGNED as a DEED and	)
DELIVERED by Sumant Sinha	)
in the presence of	)
a specified witness	)

Witness signature: ____________________

Witness name: ____________________

Witness address: ____________________

SIGNED for and on behalf of	)
the COMPANY:	)